FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-227784-05

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated December 4, 2019, may be amended or completed prior to time of sale.

$657,127,000 (Approximate)

UBS Commercial Mortgage Trust 2019-C18
(Central Index Key Number 0001793856)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.
(Central Index Key Number 0001532799)

as Depositor

UBS AG
(Central Index Key Number 0001685185)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Rialto Real Estate Fund IV – Debt, LP

(Central Index Key Number 0001788190)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

Societe Generale Financial Corporation

(Central Index Key Number 0001755531)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C18

UBS Commercial Mortgage Securitization Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C18 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named UBS Commercial Mortgage Trust 2019-C18. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2020. The rated final distribution date for the certificates is the distribution date in December 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)
Class A-1		$29,089,000%	(6)	October 2024
Class A-2		$69,160,000%	(6)	December 2024
Class A-SB		$35,630,000%	(6)	March 2029
Class A-3		(7)%	(6)	(7)
Class A-4		(7)%	(6)	(7)
Class X-A		$520,497,000(8)%	Variable(9)	NAP
Class X-B		$136,630,000(10)%	Variable(11)	NAP
Class A-S		$72,498,000%	(6)	December 2029
Class B		$33,460,000%	(6)	December 2029
Class C		$30,672,000%	(6)	December 2029

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 69 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. UBS Commercial Mortgage Securitization Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, UBS Securities LLC, Wells Fargo Securities, LLC, SG Americas Securities, LLC, Cantor Fitzgerald & Co., Natixis Securities Americas LLC, Academy Securities, Inc., Bancroft Capital, LLC, Brean Capital, LLC and Drexel Hamilton, LLC will purchase the offered certificates from UBS Commercial Mortgage Securitization Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. UBS Securities LLC is acting as a co-lead manager and joint bookrunner with respect to 32.9% of each class of offered certificates. Wells Fargo Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 48.5% of each class of offered certificates. SG Americas Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 5.7% of each class of offered certificates. Cantor Fitzgerald & Co. is acting as a co-lead manager and joint bookrunner with respect to 12.9% of each class of offered certificates. Natixis Securities Americas LLC, Academy Securities, Inc., Bancroft Capital, LLC, Brean Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 20, 2019. UBS Commercial Mortgage Securitization Corp. expects to receive from this offering approximately           % of the aggregate certificate balance of the offered certificates, plus accrued interest from and including December 1, 2019, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$657,127,000	100%	$657,127,000	$85,295.08

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933. The depositor previously registered $2,742,470,875 of securities under a Registration Statement on Form SF-3 (Registration No. 333-227784), which was filed on October 31, 2018 and became effective on November 5, 2018. As of the date of this filing, $289,413,875 of securities remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the depositor is including such unsold securities and the $35,076.96 of registration fees previously paid in connection with such unsold securities. With respect to the $367,713,125 of remaining securities to be registered (equal to the difference between the aggregate amount of offered certificates and the $289,413,875 of unsold securities), the registration fee in the amount of $47,729.16 (payable at a rate equal to $129.80 per $1,000,000 of offered securities) will be paid on or prior to the filing of this prospectus.

UBS Securities LLC	Société Générale	Cantor Fitzgerald & Co.	Wells Fargo Securities
Co-Lead Managers and Joint Bookrunners

Natixis	Academy Securities	Bancroft Capital, LLC	Brean Capital	Drexel Hamilton
Co-Managers

December      , 2019

UBS 2019-C18

Commercial Mortgage Pass-Through Certificates, Series 2019-C18
Geographic Overview of Mortgage Pool

Kansas
5 properties
$3,216,504
0.4% of total
Montana
2 properties
$1,454,623
0.2% of total
Nebraska
4 properties
$4,039,776
0.5% of total
South Dakota
1 property
$534,565
0.1% of total
North Dakota
1 property
$371,752
0.0% of total
Iowa
3 properties
$3,096,978
0.4% of total
Minnesota
1 property
$145,339
0.0% of total
Wisconsin
1 property
$10,115,000
1.4% of total
Illinois
3 properties
$28,398,195
3.8% of total
Pennsylvania
9 properties
$48,679,799
6.5% of total
New York
8 properties
$127,233,538
17.1% of total
Indiana
6 properties
$23,876,325
3.2% of total
Ohio
3 properties
$24,882,291
3.3% of total
Wyoming
6 properties
$7,128,483
1.0% of total
Oregon
2 properties
$3,682,609
0.5% of total
Massachusetts
1 property
$3,512,468
0.5% of total
New Jersey
1 property
$1,200,000
0.2% of total
Nevada
2 properties
$27,813,358
3.7% of total
Maryland
3 properties
$6,804,069
0.9% of total
California
9 properties
$111,592,559
15.0% of total
Virginia
2 properties
$4,637,762
0.6% of total
North Carolina
2 properties
$17,417,792
2.3% of total
Utah
2 properties
$4,583,583
0.6% of total
Kentucky
2 properties
$6,954,113
0.9% of total
Arizona
4 properties
$30,035,486
4.0% of total
Colorado
2 properties
$8,977,995
1.2% of total
Georgia
4 properties
$38,759,750
5.2% of total
New Mexico
3 properties
$3,763,909
0.5% of total
Texas
7 properties
$34,993,351
4.7% of total
Arkansas
1 property
$5,395,000
0.7% of total
Missouri
7 properties
$56,198,472
7.6% of total
Tennessee
7 properties
$37,859,553
5.1% of total
Florida
5 properties
$36,733,000
4.9% of total
Oklahoma
6 properties
$15,216,711
2.0% of total
Louisiana
1 property
$712,841
0.1% of total
Mississippi
1 property
$3,550,000
0.5% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 5.0%
5.1% – 10.0%
10.1 – 17.1%
Mortgaged Properties by Property Type
Mixed Use 6.3%
Other 3.8%
Industrial 9.2%
Retail 11.7%
Manufactured Housing Community 1.8%
Hospitality 20.3%
Self Storage 1.1%
Multifamilly 20.7%
Office 25.0%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Available Certificate Balance or Notional Amount(1)	Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)	Approx. Initial Credit Support(3)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)	Weighted Average Life (Years)(5)	Expected Principal Window(5)
Offered Certificates
Class A-1	$ 29,089,000	$ 27,865,000	$ 1,224,000	30.000%	%	(6)	October 2024	2.81	1/20 – 10/24
Class A-2	$ 69,160,000	$ 66,250,000	$ 2,910,000	30.000%	%	(6)	December 2024	4.88	10/24 – 12/24
Class A-SB	$ 35,630,000	$ 34,130,000	$ 1,500,000	30.000%	%	(6)	March 2029	7.21	12/24 – 3/29
Class A-3	(7)	(7)	(7)	30.000%	%	(6)	(7)	(7)	(7)
Class A-4	(7)	(7)	(7)	30.000%	%	(6)	(7)	(7)	(7)
Class X-A	$ 520,497,000(8)	$ 498,596,000(8)	$ 21,901,000(8)	NAP	%	Variable(9)	NAP	NAP	NAP
Class X-B	$ 136,630,000(10)	$ 130,880,000(10)	$ 5,750,000(10)	NAP	%	Variable(11)	NAP	NAP	NAP
Class A-S	$ 72,498,000	$ 69,447,000	$ 3,051,000	20.250%	%	(6)	December 2029	9.99	12/29 – 12/29
Class B	$ 33,460,000	$ 32,052,000	$ 1,408,000	15.750%	%	(6)	December 2029	9.99	12/29 – 12/29
Class C	$ 30,672,000	$ 29,381,000	$ 1,291,000	11.625%	%	(6)	December 2029	9.99	12/29 – 12/29
Non-Offered Certificates
Class X-D	$ 36,249,000(12)	$ 34,723,000(12)	$ 1,526,000(12)	NAP	%	Variable(13)	NAP	NAP	NAP
Class X-F	$ 14,872,000(14)	$ 14,246,000(14)	$ 626,000(14)	NAP	%	Variable(15)	NAP	NAP	NAP
Class X-G	$ 7,435,000(16)	$ 7,122,000(16)	$ 313,000(16)	NAP	%	Variable(17)	NAP	NAP	NAP
Class D	$ 20,448,000	$ 19,587,000	$ 861,000	8.875%	%	(6)	December 2029	9.99	12/29 – 12/29
Class E	$ 15,801,000	$ 15,136,000	$ 665,000	6.750%	%	(6)	December 2029	9.99	12/29 – 12/29
Class F	$ 14,872,000	$ 14,246,000	$ 626,000	4.750%	%	(6)	December 2029	9.99	12/29 – 12/29
Class G	$ 7,435,000	$ 7,122,000	$ 313,000	3.750%	%	(6)	December 2029	9.99	12/29 – 12/29
Class NR-RR	$ 27,884,548	$ 26,710,548	$ 1,174,000	0.000%	%	(6)	December 2029	9.99	12/29 – 12/29
Class Z(18)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Class R(19)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5% and further subject to footnote 7 below. In addition, the notional amount of each class of Class X certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate of such class of Class X certificates would be equal to zero, such class of Class X certificates may not be issued on the closing date of this securitization.

(2)	On the closing date, Rialto Real Estate Fund IV – Debt, LP (a sponsor and an affiliate of the special servicer) will act as “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) and cause a majority-owned affiliate to purchase from the underwriters and the initial purchasers the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approx. Initial Retained Certificate Balance or Notional Amount” and as further described in “Credit Risk Retention—General”.

(3)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(6)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates will, in each case, be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(7)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $386,618,000, subject to a variance of plus or minus 5%. In the event that the Class A-3 certificates are issued with an initial certificate balance of $386,618,000, the Class A-4 certificates will not be issued.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-3	$25,000,000 - $386,618,000	March 2029 / December 2029	9.24 / 9.87	3/29 – 3/29 / 3/29 – 12/29
Class A-4	$211,618,000 - $361,618,000	December 2029 / December 2029	9.91 / 9.96	3/29 – 12/29 / 11/29 – 12/29

(8)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For the purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class X-F certificates are notional amount certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The Class X-F certificates will not be entitled to distributions of principal.

(15)	The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. For the purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(16)	The Class X-G certificates are notional amount certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The Class X-G certificates will not be entitled to distributions of principal.

(17)	The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. For the purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(18)	The Class Z certificates will not have a certificate balance, notional amount, credit support, pass through rate, assumed final distribution date, rated final distribution date or rating. The Class Z certificates will only be entitled to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(19)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	18
Important Notice About Information Presented in this Prospectus	19
Summary of Terms	27
Risk Factors	69
The Certificates May Not Be a Suitable Investment for You	69
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	69
Risks Related to Market Conditions and Other External Factors	69
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	69
Other Events May Affect the Value and Liquidity of Your Investment	70
Risks Relating to the Mortgage Loans	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Risks of Commercial and Multifamily Lending Generally	71
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	72
General	72
A Tenant Concentration May Result in Increased Losses	73
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	74
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	74
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	75
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	75
Early Lease Termination Options May Reduce Cash Flow	76
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	77
Office Properties Have Special Risks	77
Multifamily Properties Have Special Risks	78
Hotel Properties Have Special Risks	80
Risks Relating to Affiliation with a Franchise or Hotel Management Company	82
Retail Properties Have Special Risks	83
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	83
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	84
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	84
Industrial Properties Have Special Risks	86
Mixed Use Properties Have Special Risks	87
Manufactured Housing Community Properties Have Special Risks	87
Self Storage Properties Have Special Risks	89
Healthcare-Related Properties Have Special Risks	90
Parking Properties Have Special Risks	91
Leased Fee Properties Have Special Risks	91
Condominium Ownership May Limit Use and Improvements	92

Operation of a Mortgaged Property Depends on the Property Manager’s Performance	94
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	94
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	96
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	97
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	98
Risks Related to Zoning Non-Compliance and Use Restrictions	100
Risks Relating to Inspections of Properties	102
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	102
Insurance May Not Be Available or Adequate	102
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	103
Terrorism Insurance May Not Be Available for All Mortgaged Properties	104
Risks Associated with Blanket Insurance Policies or Self-Insurance	105
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	106
Limited Information Causes Uncertainty	106
Historical Information	106
Ongoing Information	106
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	107
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	107
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	108
Static Pool Data Would Not Be Indicative of the Performance of this Pool	109
Appraisals May Not Reflect Current or Future Market Value of Each Property	110
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	111
The Borrower’s Form of Entity May Cause Special Risks	111
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	114
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	115
Other Financings or Ability to Incur Other Indebtedness Entails Risk	116
Tenancies-in-Common May Hinder Recovery	117
Risks Relating to Enforceability of Cross-Collateralization	118
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	118
Risks Associated with One Action Rules	119
State Law Limitations on Assignments of Leases and Rents May Entail Risks	119
Various Other Laws Could Affect the Exercise of Lender’s Rights	119
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	120
Risks of Anticipated Repayment Date Loans	120
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	120

Risks Related to Ground Leases and Other Leasehold Interests	122
Increases in Real Estate Taxes May Reduce Available Funds	124
Risks Relating to Tax Credits	124
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	125
Delaware Statutory Trusts	125
Risks Related to Conflicts of Interest	125
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	125
The Servicing of a Servicing Shift Whole Loan Will Shift to Other Servicers	129
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	129
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	131
Potential Conflicts of Interest of the Operating Advisor	133
Potential Conflicts of Interest of the Asset Representations Reviewer	134
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	135
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	138
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	140
Other Potential Conflicts of Interest May Affect Your Investment	140
Other Risks Relating to the Certificates	141
The Certificates Are Limited Obligations	141
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	141
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	142
EU Risk Retention and Due Diligence Requirements	143
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	145
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	147
General	147
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	148
Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves	150
Losses and Shortfalls May Change Your Anticipated Yield	150
Risk of Early Termination	151
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	151
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	152
You Have Limited Voting Rights	152
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	153

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	156
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	157
Risks Relating to Modifications of the Mortgage Loans	158
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	160
Risks Relating to Interest on Advances and Special Servicing Compensation	160
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	161
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	161
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	162
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	162
Tax Considerations Relating to Foreclosure	162
REMIC Status	164
Material Federal Tax Considerations Regarding Original Issue Discount	164
Description of the Mortgage Pool	164
General	164
Certain Calculations and Definitions	165
Definitions	166
Mortgage Pool Characteristics	178
Overview	178
Property Types	179
Office Properties	180
Multifamily Properties	181
Hotel Properties	182
Retail Properties	184
Industrial Properties	184
Mixed Use Properties	184
Manufactured Housing Community Properties	185
Self Storage Properties	185
Specialty Use Concentrations	185
Significant Obligors	186
Mortgage Loan Concentrations	187
Top Fifteen Mortgage Loans	187
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	188
Geographic Concentrations	189
Mortgaged Properties With Limited Prior Operating History	190
Tenancies-in-Common; Crowd Funding; Diversified Ownership	190
Delaware Statutory Trusts	190
Condominium Interests	190
Fee & Leasehold Estates; Ground Leases	191
Environmental Considerations	191
Redevelopment, Renovation and Expansion	194
Assessment of Property Value and Condition	195
Condemnations	196
Litigation and Other Considerations	196

Loan Purpose	197
Modified and Refinanced Loans	198
Default History, Bankruptcy Issues and Other Proceedings	198
Tenant Issues	200
Tenant Concentrations	200
Lease Expirations and Terminations	200
Expirations	200
Terminations	201
Other	203
Purchase Options and Rights of First Refusal	205
Affiliated Leases	206
Insurance Considerations	207
Use Restrictions	208
Appraised Value	209
Non-Recourse Carveout Limitations	210
Real Estate and Other Tax Considerations	211
Delinquency Information	214
Certain Terms of the Mortgage Loans	214
Amortization of Principal	214
Due Dates; Mortgage Rates; Calculations of Interest	215
ARD Loans	216
Single Purpose Entity Covenants	216
Prepayment Protections and Certain Involuntary Prepayments	217
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	220
Defeasance	221
Releases; Partial Releases	222
Escrows	225
Mortgaged Property Accounts	226
Exceptions to Underwriting Guidelines	228
Additional Indebtedness	228
General	228
Whole Loans	229
Mezzanine Indebtedness	229
Other Secured Indebtedness	232
Preferred Equity	232
Other Unsecured Indebtedness	233
The Whole Loans	234
General	234
The Serviced Pari Passu Whole Loans	242
Intercreditor Agreement	242
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than a Servicing Shift Whole Loan	243
Control Rights with respect to a Servicing Shift Whole Loan	243
Certain Rights of each Non-Controlling Holder	244
Sale of Defaulted Mortgage Loan	245
The Serviced AB Whole Loans	245
The DoubleTree New York Times Square West Leased Fee Whole Loan	245
The 7105 - 7115 37th Avenue Whole Loan	259
The Non-Serviced Pari Passu Whole Loans	266
Intercreditor Agreement	267
Control Rights	267
Certain Rights of each Non-Controlling Holder	268
Custody of the Mortgage File	269

Sale of Defaulted Mortgage Loan	269
The Non-Serviced AB Whole Loans	270
The 225 Bush Whole Loan	270
The 3 Columbus Circle Whole Loan	280
The ILPT Industrial Portfolio Whole Loan	289
The Century Plaza Towers Whole Loan	298
Additional Information	309
Transaction Parties	309
The Sponsors and Mortgage Loan Sellers	309
UBS AG, New York Branch	310
General	310
UBS AG, New York Branch’s Securitization Program	310
Review of the UBS AG, New York Branch Mortgage Loans	311
UBS AG, New York Branch’s Underwriting Standards	313
Exceptions	315
Compliance with Rule 15Ga-1 under the Exchange Act	316
Retained Interests in This Securitization	319
Wells Fargo Bank, National Association	319
General	319
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	319
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	320
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	325
Compliance with Rule 15Ga-1 under the Exchange Act	327
Retained Interests in This Securitization	330
Rialto Real Estate Fund IV – Debt, LP	330
General	330
RREF’s Securitization Program	331
Review of RREF Mortgage Loans	332
RREF’s Underwriting Guidelines and Processes	334
Exceptions to RREF’s Disclosed Underwriting Guidelines	338
Compliance with Rule 15Ga-1 under the Exchange Act	339
Retained Interests in This Securitization	339
Cantor Commercial Real Estate Lending, L.P.	339
CCRE Lending’s Loan Origination, Acquisition and Securitization History	340
Review of CCRE Mortgage Loans	340
CCRE Lending’s Origination Procedures and Underwriting Guidelines	342
Compliance with Rule 15Ga-1 under the Exchange Act	348
Retained Interests in This Securitization	349
Natixis Real Estate Capital LLC	349
General	349
NREC’s Commercial Real Estate Securitization Program	349
Review of NREC Mortgage Loans	350
NREC’s Underwriting Standards	352
Compliance with Rule 15Ga-1 under the Exchange Act	356
Retained Interests in This Securitization	358
Societe Generale Financial Corporation	358
General	358
Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program	358
Societe Generale Financial Corporation’s Underwriting Standards	359
Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor	363

Compliance with Rule 15Ga-1 under the Exchange Act	365
Retained Interests in This Securitization	366
The Depositor	366
The Issuing Entity	367
The Trustee	367
The Certificate Administrator	368
The Master Servicer	370
The Special Servicer	375
The Affiliated Servicer	379
Situs Holdings, LLC	379
The Operating Advisor and Asset Representations Reviewer	382
Credit Risk Retention	384
General	384
Qualifying CRE Loans; Required Credit Risk Retention Percentage	386
Material Terms of the Eligible Vertical Interest	386
Material Terms of the Yield-Priced Certificates	386
Material Terms of the Eligible Horizontal Residual Interest	387
The Retaining Parties	388
Determination of Amount of Required Horizontal Credit Risk Retention	388
General	388
Swap-Priced Principal Balance Certificates	388
Swap Yield Curve	388
Credit Spread Determination	389
Discount Yield Determination	389
Determination of Class Sizes	390
Target Price Determination	390
Determination of Assumed Certificate Coupon	391
Determination of Swap-Priced Expected Price	391
Interest-Only Certificates	392
Treasury Yield Curve	392
Credit Spread Determination	392
Discount Yield Determination	393
Determination of Scheduled Certificate Interest Payments	393
Determination of Interest–Only Expected Price	393
Yield-Priced Certificates	394
Determination of Class Size	394
Determination of Yield-Priced Expected Price	394
Calculation of Estimated Fair Value of All Certificates	394
Hedging, Transfer and Financing Restrictions	395
Operating Advisor	396
Representations and Warranties	397
Description of the Certificates	398
General	398
Distributions	400
Method, Timing and Amount	400
Available Funds	401
Priority of Distributions	403
Pass-Through Rates	407
Interest Distribution Amount	409
Principal Distribution Amount	409
Certain Calculations with Respect to Individual Mortgage Loans	411
Excess Interest	413
Application Priority of Mortgage Loan Collections or Whole Loan Collections	413

Allocation of Yield Maintenance Charges and Prepayment Premiums	416
Assumed Final Distribution Date; Rated Final Distribution Date	418
Prepayment Interest Shortfalls	418
Subordination; Allocation of Realized Losses	420
Reports to Certificateholders; Certain Available Information	422
Certificate Administrator Reports	422
Information to be Provided to Risk Retention Consultation Party	429
Information Available Electronically	429
Voting Rights	435
Delivery, Form, Transfer and Denomination	435
Book-Entry Registration	435
Definitive Certificates	439
Certificateholder Communication	439
Access to Certificateholders’ Names and Addresses	439
Requests to Communicate	439
List of Certificateholders	440
Description of the Mortgage Loan Purchase Agreements	440
General	440
Dispute Resolution Provisions	451
Asset Review Obligations	451
Pooling and Servicing Agreement	451
General	451
Assignment of the Mortgage Loans	452
Servicing Standard	453
Subservicing	454
Advances	455
P&I Advances	455
Servicing Advances	456
Nonrecoverable Advances	457
Recovery of Advances	458
Accounts	460
Withdrawals from the Collection Account	462
Servicing and Other Compensation and Payment of Expenses	465
General	465
Master Servicing Compensation	470
Special Servicing Compensation	473
Disclosable Special Servicer Fees	478
Certificate Administrator and Trustee Compensation	478
Operating Advisor Compensation	479
Asset Representations Reviewer Compensation	480
CREFC® Intellectual Property Royalty License Fee	480
Appraisal Reduction Amounts	481
Maintenance of Insurance	488
Modifications, Waivers and Amendments	491
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	498
Inspections	501
Collection of Operating Information	502
Special Servicing Transfer Event	502
Asset Status Report	505
Realization Upon Mortgage Loans	510
Sale of Defaulted Loans and REO Properties	512
The Directing Certificateholder	515
General	515

Major Decisions	518
Asset Status Report	521
Replacement of the Special Servicer	522
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	522
Servicing Override	525
Rights of the Directing Certificateholder appointed by the Controlling Class with Respect to Non-Serviced Mortgage Loans or a Servicing Shift Whole Loan	526
Rights of the Holders of Serviced Pari Passu Companion Loans	527
Limitation on Liability of Directing Certificateholder	527
The Operating Advisor	528
General	528
Duties of Operating Advisor at All Times	528
Annual Report	530
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	532
Recommendation of the Replacement of the Special Servicer	532
Eligibility of Operating Advisor	532
Other Obligations of Operating Advisor	533
Delegation of Operating Advisor’s Duties	534
Termination of the Operating Advisor With Cause	534
Rights Upon Operating Advisor Termination Event	535
Waiver of Operating Advisor Termination Event	536
Termination of the Operating Advisor Without Cause	536
Resignation of the Operating Advisor	537
Operating Advisor Compensation	537
The Asset Representations Reviewer	537
Asset Review	537
Asset Review Trigger	537
Asset Review Vote	539
Review Materials	539
Asset Review	541
Eligibility of Asset Representations Reviewer	543
Other Obligations of Asset Representations Reviewer	543
Delegation of Asset Representations Reviewer’s Duties	544
Asset Representations Reviewer Termination Events	544
Rights Upon Asset Representations Reviewer Termination Event	545
Termination of the Asset Representations Reviewer Without Cause	545
Resignation of Asset Representations Reviewer	546
Asset Representations Reviewer Compensation	546
The Risk Retention Consultation Party	546
General	546
Limitation on Liability of Risk Retention Consultation Party	547
Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party	547
Replacement of the Special Servicer Without Cause	548
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	550
Termination of the Master Servicer or Special Servicer for Cause	552
Servicer Termination Events	552
Rights Upon Servicer Termination Event	553
Waiver of Servicer Termination Event	555

Resignation of the Master Servicer or Special Servicer	555
Limitation on Liability; Indemnification	556
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	559
Dispute Resolution Provisions	560
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	560
Repurchase Request Delivered by a Party to the PSA	560
Resolution of a Repurchase Request	561
Mediation and Arbitration Provisions	564
Servicing of the Non-Serviced Mortgage Loans	565
General	565
Servicing of the 225 Bush Mortgage Loan	569
Servicing of the ILPT Industrial Portfolio Mortgage Loan	569
Servicing of the Century Plaza Towers Mortgage Loan	570
Rating Agency Confirmations	571
Evidence as to Compliance	573
Limitation on Rights of Certificateholders to Institute a Proceeding	574
Termination; Retirement of Certificates	575
Amendment	576
Resignation and Removal of the Trustee and the Certificate Administrator	579
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	580
Certain Legal Aspects of Mortgage Loans	580
New York	580
California	581
General	581
Types of Mortgage Instruments	582
Leases and Rents	582
Personalty	583
Foreclosure	583
General	583
Foreclosure Procedures Vary from State to State	583
Judicial Foreclosure	583
Equitable and Other Limitations on Enforceability of Certain Provisions	584
Nonjudicial Foreclosure/Power of Sale	584
Public Sale	585
Rights of Redemption	586
Anti-Deficiency Legislation	586
Leasehold Considerations	587
Cooperative Shares	587
Bankruptcy Laws	588
Environmental Considerations	594
General	594
Superlien Laws	594
CERCLA	594
Certain Other Federal and State Laws	595
Additional Considerations	595
Due-on-Sale and Due-on-Encumbrance Provisions	596
Subordinate Financing	596
Default Interest and Limitations on Prepayments	596
Applicability of Usury Laws	596
Americans with Disabilities Act	597
Servicemembers Civil Relief Act	597
Anti-Money Laundering, Economic Sanctions and Bribery	598

Potential Forfeiture of Assets	598
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	599
Pending Legal Proceedings Involving Transaction Parties	602
Use of Proceeds	602
Yield and Maturity Considerations	602
Yield Considerations	602
General	602
Rate and Timing of Principal Payments	602
Losses and Shortfalls	604
Certain Relevant Factors Affecting Loan Payments and Defaults	604
Delay in Payment of Distributions	605
Yield on the Certificates with Notional Amounts	605
Weighted Average Life	606
Pre-Tax Yield to Maturity Tables	612
Material Federal Income Tax Considerations	614
General	614
Qualification as a REMIC	615
Status of Offered Certificates	617
Taxation of Regular Interests	618
General	618
Original Issue Discount	618
Acquisition Premium	621
Market Discount	621
Premium	622
Election To Treat All Interest Under the Constant Yield Method	622
Treatment of Losses	623
Yield Maintenance Charges and Prepayment Premiums	624
Sale or Exchange of Regular Interests	624
Taxes That May Be Imposed on a REMIC	624
Prohibited Transactions	625
Contributions to a REMIC After the Startup Day	625
Net Income from Foreclosure Property	625
Bipartisan Budget Act of 2015	626
Taxation of Certain Foreign Investors	626
FATCA	627
Backup Withholding	627
Information Reporting	628
3.8% Medicare Tax on “Net Investment Income”	628
Reporting Requirements	628
Certain State and Local Tax Considerations	629
Method of Distribution (Conflicts of Interest)	630
Incorporation of Certain Information by Reference	633
Where You Can Find More Information	633
Financial Information	634
Certain ERISA Considerations	634
General	634
Plan Asset Regulations	635
Administrative Exemptions	635
Insurance Company General Accounts	638
Legal Investment	638
Legal Matters	640
Ratings	640

Index of Defined Terms	643

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD.

SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”, commencing on the page set forth on the table of contents of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to UBS Commercial Mortgage Securitization Corp.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the UBS 2019-C18 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION 2017/1129/EU (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)  THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION 2017/1129/EU (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS REGULATION”); AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

EUROPEAN UNION RETENTION REQUIREMENT

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS”.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE

FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN

COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

This PROSPECTUS or any other document related to the subscription of certificates has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore, as may be amended from time to time (the “SFA”). The MAS assumes no responsibility for the contents of this PROSPECTUS or any such document. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.

No certificates may be offered or sold or caused to be made the subject of an invitation for subscription or purchase, nor may this PROSPECTUS or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the certificates be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in section 4A(1)(c) of the SFA) pursuant to section 274 of the SFA (each an “Institutional Investor”), (ii) to a relevant person (as defined in section 275(2) of the SFA) pursuant to section 275(1), or any person pursuant to section 275(1A), and in accordance with the conditions specified in section 275 of the SFA, provided always that none of such person shall be an individual other than an individual who is an accredited investor (as defined in section 4A(1)(a) of the SFA) (each a “Relevant Investor”).

No certificates acquired by (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA may be offered or sold, made the subject of an invitation for subscription or purchase, or otherwise transferred, whether directly or indirectly, to persons in Singapore, other than to (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA.

Unless otherwise permitted under the SFA, where the certificates are subscribed or purchased pursuant to section 275 of the SFA by a Relevant Investor which is:

●	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

●	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

●	SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTERESTS (HOWSOEVER DEFINED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE SECURITIES UNDER SECTION 275 OF THE SFA EXCEPT:

●	TO AN INSTITUTIONAL INVESTOR OR TO A RELEVANT PERSON AS DEFINED IN SECTION 275(2) OF THE SFA OR (IN THE CASE OF SUCH CORPORATION) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(3)(I)(B) OF THE SFA OR (IN THE CASE OF SUCH TRUST) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(4)(I)(B) OF THE SFA;

●	WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER;

●	WHERE THE TRANSFER IS BY OPERATION OF LAW; OR

PURSUANT TO SECTION 276(7) OF THE SFA OR REGULATION 32 OF THE SECURITIES AND FUTURES (OFFERS OF INVESTMENTS) (SHARES AND DEBENTURES) REGULATIONS 2005 OF SINGAPORE.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA” ) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE” ). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE SPONSORS COMMIT TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT” ), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2019-C18.

Depositor	UBS Commercial Mortgage Securitization Corp., a Delaware corporation. All the shares of capital stock of the depositor, are held by UBS Americas, Inc., a subsidiary of UBS AG. The depositor’s address is 1285 Avenue of the Americas, New York, New York 10019 and its telephone number is (212) 713-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	UBS Commercial Mortgage Trust 2019-C18, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Wells Fargo Bank, National Association, a national banking association

●	Rialto Real Estate Fund IV – Debt, LP, a Delaware limited partnership

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership

●	Societe Generale Financial Corporation, a Delaware corporation

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
UBS AG, New York Branch	UBS AG, New York Branch(1)(2)	19	$ 335,051,250	45.1%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association(3)	8	110,349,639	14.8
Rialto Real Estate Fund IV – Debt, LP.	(4)	12	97,310,000	13.1
Cantor Commercial Real Estate Lending, L.P.	Cantor Commercial Real Estate Lending, L.P.	9	96,128,049	12.9
Natixis Real Estate Capital LLC	Natixis Real Estate Capital LLC(5)	3	62,128,611	8.4
Societe Generale Financial Corporation	Societe Generale Financial Corporation	4	42,600,000	5.7
Total		55	$743,567,549	100.0%

(1)	The 225 Bush mortgage loan (4.7%) is part of a whole loan that was originated by Deutsche Bank AG, New York Branch and certain notes evidencing an interest therein were subsequently acquired by UBS AG, New York Branch. Such mortgage loan was re-underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

(2)	The ILPT Industrial Portfolio mortgage loan (4.0%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Bank of America, N.A. and UBS AG, New York Branch. Such mortgage loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines.

(3)	The Century Plaza Towers mortgage loan (2.7%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Deutsche Bank AG, New York Branch and Morgan Stanley Bank, N.A. Such mortgage loan was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines.

(4)	Rialto Real Estate Fund IV – Debt, LP acquired each of the mortgage loans it is selling to the depositor from BSPRT CMBS Finance, LLC, Ladder Capital Finance LLC or CIBC Inc. Such mortgage loans were re-underwritten pursuant to Rialto Real Estate Fund IV – Debt, LP’s underwriting guidelines.

(5)	The 3 Columbus Circle mortgage loan (4.0%) is part of a whole loan that was originated by JPMorgan Chase Bank, National Association and certain notes evidencing an interest therein were subsequently acquired by Natixis Real Estate Capital LLC. Such mortgage loan was re-underwritten pursuant to Natixis Real Estate Capital LLC’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, is expected to act as the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement related to the transaction indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Rd. Concord, California 94250. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Each non-serviced mortgage loan will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating and processing and/or providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer becomes a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates), the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. A “borrower party” means a borrower, a mortgagor, a manager of a mortgaged property, the holder of a related mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan, or any borrower party affiliate thereof.

Rialto Capital Advisors, LLC is expected to be appointed to be the special servicer by RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund IV – Debt, LP, which, on the closing date, is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the related servicing shift securitization, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, a servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Affiliated Servicer	Situs Holdings, LLC, a Delaware limited liability company, is the initial special servicer solely with respect to the ILPT Industrial Portfolio whole loan. Through common control by Stone Point Capital LLC, Situs Holdings, LLC is an affiliate of (i) Rialto Real Estate Fund IV – Debt, LP, the retaining sponsor and a mortgage loan seller, (ii) Rialto Capital Advisors, LLC, the expected special servicer, (iii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the expected holder of the “eligible horizontal residual interest” and initial controlling class certificateholder and the entity expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (a) any non-serviced mortgage loan, (b) any servicing shift mortgage loan or (c) any applicable excluded loan with respect to the directing certificateholder), (iv) RREF IV-D UBSCM 2019-C18 MOA, LLC, the expected holder of the VRR Interest and risk retention consultation party, and (v) RREF IV-D UBSCM 2019-C18, LLC, which entity is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates, and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”). The principal special servicing office of Situs Holdings, LLC is located at 101 Montgomery Street, Suite 2250, San Francisco, California 94104. See “Transaction Parties—The Affiliated Special Servicer”.

Primary Servicer	Berkeley Point Capital LLC d/b/a Newmark Knight Frank, a Delaware limited liability company, will have limited

(non-cashiering) subservicing duties consisting of performing inspections and collecting financial statements with respect to nine (9) mortgage loans (13.4%). The master servicer will pay the fees of the primary servicer or servicers to the extent such fees are received. Berkeley Point Capital LLC d/b/a Newmark Knight Frank is an affiliate of Cantor Commercial Real Estate Lending, L.P., a sponsor, a mortgage loan seller and an originator, and Cantor Fitzgerald & Co., an underwriter.

Trustee	Wilmington Trust, National Association, a national banking association, is expected to act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: UBS 2019-C18. Following the transfer of the mortgage loans, and subject to the discussion in the next paragraph, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to each servicing shift mortgage loan if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to a servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, is expected to act as the certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC: N9300-070,

Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each servicing shift mortgage loan will initially be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing such servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, is expected to act as the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan (after the related servicing shift securitization date) or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, is also expected to act as asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of (i) the related subordinate companion loan holder solely with respect to each serviced AB whole loan, described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—7105 - 7115 37th Avenue Whole Loan”, and (ii) the related controlling pari passu companion loan holder with respect to each servicing shift whole loan prior to the servicing shift securitization date, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loans, (ii) any servicing shift mortgage loan, and (iii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class G and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. Notwithstanding the preceding sentence, during such time as the Class G certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date (i) RREF IV-D UBSCM 2019-C18 MOA, LLC, will be the holder of the “eligible vertical interest” (referred to herein as the “VRR Interest”) and the risk retention consultation party, (ii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC will be the holder of the “eligible horizontal residual interest”, which will be comprised of the Class NR-RR certificates (other than the portion that comprises the VRR Interest as described in “Credit Risk Retention”) and is expected to be the initial controlling class certificateholder and be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (a) any non-serviced mortgage loans, (b) any servicing shift mortgage loan or (c) any excluded loan with respect to the directing certificateholder) and (iii) RREF IV-D UBSCM 2019-C18, LLC is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates and will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the VRR Interest as described in “Credit Risk Retention”).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift securitization date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the related servicing shift pooling and servicing agreement. The directing certificateholder under the pooling and servicing agreement for this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

With respect to the subordinate companion loans described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—7105 - 7115 37th Avenue Whole Loan”, during such time as the holder of the related subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. RREF IV-D UBSCM 2019-C18 MOA,

LLC, a majority-owned affiliate of Rialto Real Estate Fund IV – Debt, LP, is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party (or the holder of the VRR Interest entitled to appoint such risk retention consultation party) is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan who has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2019 (or, in the case of any mortgage loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 20, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Maryland, New York, North Carolina, Ohio, Kansas, Pennsylvania, or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	December 2024
Class A-SB	March 2029
Class A-3	March 2029 – December 2029(1)
Class A-4	December 2029 – December 2029(2)
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2029
Class B	December 2029
Class C	December 2029

(1)	The range of “Assumed Final Distribution Dates” is based on the initial certificate balance of the Class A-3 certificates ranging from $25,000,000 to $386,618,000. In the event that the Class A-3 certificates are issued with an initial certificate balance of $386,618,000, the Class A-4 certificates will not be issued.

(2)	The range of “Assumed Final Distribution Dates” is based on the initial certificate balance of the Class A-4 certificates ranging from $211,618,000 to $361,618,000.

The rated final distribution date for the offered certificates will be the distribution date in December 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C18:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5% and further subject to the discussion in footnotes (1) and (5) below:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount(1)		Approx. Initial Available Certificate Balance or Notional Amount	Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)	Approx. % of Initial Pool Balance(3)		Approx. Initial Credit Support(4)
Class A-1	$29,089,000		$27,865,000	$1,224,000	3.91%		30.000%
Class A-2	$69,160,000		$66,250,000	$2,910,000	9.30%		30.000%
Class A-SB	$35,630,000		$34,130,000	$1,500,000	4.79%		30.000%
Class A-3	$25,000,000	-	$143,689,000	$6,311,000	3.36	% -	30.000%
	$386,618,000	(5)			52.00	%(5)
Class A-4	$211,618,000	-	$226,662,000	$9,956,000	28.46	% -	30.000%
	$361,618,000	(5)			48.63	%(5)
Class X-A	$520,497,000		$498,596,000	$21,901,000	NAP		NAP
Class X-B	$136,630,000		$130,880,000	$5,750,000	NAP		NAP
Class A-S	$72,498,000		$69,447,000	$3,051,000	9.75%		20.250%
Class B	$33,460,000		$32,052,000	$1,408,000	4.50%		15.750%
Class C	$30,672,000		$29,381,000	$1,291,000	4.12%		11.625%

(1)	Approximate, subject to a permitted variance of plus or minus 5%, including in connection with any variation in the certificate balances and notional amounts of the classes comprising the VRR Interest following the calculation of the actual fair value of the certificates (other than the Class R certificates) issued by the issuing entity.

(2)	On the closing date, Rialto Real Estate Fund IV – Debt, LP (a sponsor and an affiliate of the special servicer) will cause a majority-owned affiliate to purchase from the underwriters offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Credit Risk Retention”.

(3)	Based on the approximate initial aggregate certificate balance.

(4)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(5)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $386,618,000, subject to a variance of plus or minus 5%. In the event that the Class A-3 certificates are issued with an initial certificate balance of $386,618,000, the Class A-4 certificates will not be issued.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.03250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid out of the servicing fees and special servicing fees, as applicable, described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any companion loan) at a per annum rate equal to 0.00942%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00202%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any related companion loan) at a per annum rate equal to 0.00034%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to such non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
225 Bush	0.00125%	0.25000%
3 Columbus Circle	0.00250%	0.25000%
ILPT Industrial Portfolio	0.00250%	(3)
Century Plaza Towers	0.00125%	0.25000%
Crimson Retail Portfolio	0.00125%	(3)
Global Payments, Inc.	0.00250%	(3)
Airport Square	0.00125%	0.25000%

(1)	Does not reflect the DoubleTree New York Times Square West Leased Fee mortgage loan or the Shoppes at Parma mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans and/or subordinate companion loans, as the case may be, that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in the related servicing shift pooling and servicing agreement.

(2)	Included as part of the servicing fee rate.

(3)	The special servicing fee rate is the greater of (i) 0.25000% per annum or (ii) the rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest accrued on the mortgage loans with an anticipated repayment date will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth on Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class Z and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-F, Class X-G, Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class Z or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F or Class X-G certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are interest-only certificates.

(2)	Other than the Class X-D, Class X-F, Class X-G, Class Z and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class Z or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class Z certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or on an anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-five (55) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred twenty-seven (127) commercial, multifamily and/or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $743,567,549.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan, whole loan or companion loan by name refer to such mortgage loan, whole loan or companion loan, as applicable, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and

(iv) any parenthetical with a percent next to a reference to a mortgage loan or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-five (55) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan”) and/or, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(3)
225 Bush	$35,000,000	4.7%	$168,600,000	$146,400,000	34.6%	59.4%	3.85x	2.24x
Chroma Apartments	$35,000,000	4.7%	$15,000,000	N/A	68.5%	68.5%	1.81x	1.81x
Wyndham National Hotel Portfolio	$35,000,000	4.7%	$110,000,000	N/A	67.4%	67.4%	1.94x	1.94x
3 Columbus Circle	$30,000,000	4.0%	$460,000,000	$105,000,000	45.4%	55.1%	2.91x	2.40x
ILPT Industrial Portfolio	$30,000,000	4.0%	$184,400,000	$135,600,000	39.2%	64.0%	5.05x	2.47x
DoubleTree New York Times Square West Leased Fee	$28,000,000	3.8%	$30,000,000	$32,000,000	43.7%	67.9%	2.53x	1.59x
United Healthcare Office	$26,800,000	3.6%	$20,000,000	N/A	66.7%	66.7%	1.56x	1.56x
4041 Central	$22,931,847	3.1%	$19,442,218	N/A	73.1%	73.1%	1.73x	1.73x
Century Plaza Towers	$20,000,000	2.7%	$880,000,000	$300,000,000	39.1%	52.1%	4.08x	3.06x
Crimson Retail Portfolio	$16,556,250	2.2%	$16,556,250	N/A	72.5%	72.5%	1.83x	1.83x
Redwood Technology Center	$16,500,000	2.2%	$20,000,000	N/A	71.6%	71.6%	1.55x	1.55x
7105 - 7115 37th Avenue	$14,500,000	2.0%	N/A	$2,000,000	63.3%	72.1%	1.68x	1.48x
Shoppes at Parma	$14,000,000	1.9%	$43,075,000	N/A	65.4%	65.4%	1.74x	1.74x
Global Payments, Inc.	$10,000,000	1.3%	$19,167,000	N/A	69.4%	69.4%	2.23x	2.23x
Airport Square	$4,993,049	0.7%	$24,965,246	N/A	67.5%	67.5%	1.69x	1.69x

(1)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan and any mezzanine debt.

(2)	With respect to those mortgage loans identified under “Description of the Mortgage Pool—Appraised Value”, the indicated loan-to-value ratio has been based on an other than “as-is” appraised value.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of the Chroma Apartments whole loan, the Wyndham National Hotel Portfolio whole loan, the United Healthcare Office whole loan, the 4041 Central whole loan, the Redwood Technology Center whole loan and the 7105 - 7115 37th Avenue whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Each of the DoubleTree New York Times Square West Leased Fee whole loan and the Shoppes at Parma whole loan (together, the “servicing shift whole loans” and the related mortgage loans, the “servicing shift mortgage loans”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each a “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (each a “servicing shift master servicer”) and the special servicer (each a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (each a “servicing shift pooling and servicing agreement”). In each case, prior to the servicing shift securitization date, the servicing shift whole loans will be “serviced whole loans”, the related mortgage loans will be “serviced mortgage loans” and the related companion loans will be “serviced companion loans”. In each case, on and after the related servicing shift securitization date, the servicing shift whole loans will be “non-serviced whole loans”, the related mortgage loans will be “non-serviced mortgage loans” and the related companion loans will be a “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Loan Name	Transaction/Trust Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
225 Bush	Benchmark 2019-B14	4.7%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
3 Columbus Circle	Benchmark 2019-B10	4.0%	KeyBank National Association	LNR Partners, LLC	Wells Fargo Bank, National Association
ILPT Industrial Portfolio	MSC 2019-L3	4.0%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association
Century Plaza Towers	CPTS 2019-CPT	2.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Crimson Retail Portfolio	CSAIL 2019-C18(3)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association
Global Payments, Inc.	WFCM 2019-C54	1.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Airport Square	CF 2019-CF3(4)	0.7%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Holder(5)
225 Bush	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	FMR LLC, an affiliate of Fidelity Management and Research(6)
3 Columbus Circle	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC(7)
ILPT Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC(8)
Century Plaza Towers	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Blackstone Real Estate Special Situations Advisors, L.L.C.
Crimson Retail Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D CSAIL 2019-C18 MOA HRR, LLC
Global Payments, Inc.	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Argentic Securities Income USA LLC
Airport Square	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.

(1)	Information in this table is presented as of the closing date of the related securitization or, if such securitization has not yet closed, reflects information regarding the expected parties to such securitization.

(2)	This table does not include information related to the servicing shift whole loans.

(3)	The CSAIL 2019-C18 securitization transaction is expected to close on or about December 12, 2019.

(4)	The CF 2019-CF3 securitization transaction is expected to close on or about December 20, 2019.

(5)	The entity listed under the heading “Initial Directing Holder” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related trust and servicing agreement or pooling and servicing agreement (as the case may be) or intercreditor agreement, as applicable.

(6)	During the continuance of a 225 Bush control appraisal period, the directing holder (or equivalent party) under the Benchmark 2019-B14 pooling and servicing agreement (initially KKR Real Estate Credit Opportunity Partners II L.P.) is expected to be the directing holder for the 225 Bush whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan”.

(7)	During the continuance of a 3 Columbus Circle control appraisal period, the directing holder (or equivalent party) under the Benchmark 2019-B10 pooling and servicing agreement (initially Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)) is expected to be the directing holder for the 3 Columbus Circle whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(8)	During the continuance of a ILPT Industrial Portfolio control appraisal event, the directing holder (or equivalent party) under the MSC 2019-L3 pooling and servicing agreement (initially Prima Mortgage Investment Trust, LLC) is expected to be the directing holder for the ILPT Industrial Portfolio whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room, unit or beds, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$743,567,549
Number of mortgage loans	55
Number of mortgaged properties	127
Range of Cut-off Date Balances	$861,000 to $35,000,000
Average Cut-off Date Balance	$13,519,410
Range of Mortgage Rates	2.6533% to 5.1900%
Weighted average Mortgage Rate	3.9657%
Range of original terms to maturity or ARD(2)	60 months to 120 months
Weighted average original term to maturity or ARD(2)	114 months
Range of remaining terms to maturity or ARD(2)	58 months to 120 months
Weighted average remaining term to maturity or ARD(2)	113 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	342 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	341 months
Range of Cut-off Date LTV Ratios(4)(5)	34.6% to 74.2%
Weighted average Cut-off Date LTV Ratio(4)(5)	59.5%
Range of LTV Ratios as of the maturity date or ARD(2)(4)(5)	34.6% to 70.0%
Weighted average LTV Ratio as of the maturity date or ARD(2)(4)(5)	53.2%
Range of U/W NCF DSCRs(4)(6)	1.40x to 5.05x
Weighted average U/W NCF DSCR(4)(6)	2.33x
Range of U/W NOI Debt Yields(4)	7.2% to 17.4%
Weighted average U/W NOI Debt Yield(4)	11.4%
Percentage of Initial Pool Balance consisting of:
Full IO	47.0%
Amortizing	28.7%
Partial IO	22.8%
Full IO, ARD	1.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Excludes twenty-three (23) mortgage loans, 225 Bush, Chroma Apartments, 3 Columbus Circle, ILPT Industrial Portfolio, Orfali Portfolio, DoubleTree New York Times Square West Leased Fee, AVR Atlanta Airport SpringHill Gateway, Century Plaza Towers, 7105 - 7115 37th Avenue, Pinecrest Apartments, Aliso Viejo Plaza, Walmart Supercenter Douglasville, Beachwood Village, Global Payments, Inc., 2701 Grand Concourse, Apple Inc. Boulder, CubeSmart Penn’s Landing, Rosedale Tech, Walkham Townhomes, 530 West 136th Street, Brickyard Plaza, Dollar

General Rolla and Dollar General Dexter (collectively, 48.6%), that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	In the case of fifteen (15) mortgage loans (collectively, 45.7%) identified in the chart titled “Whole Loan Summary” in “Summary of Terms”, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the 225 Bush mortgage loan (4.7%), the related cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 59.4% and 2.24x, respectively. With respect to the 3 Columbus Circle mortgage loan (4.0%), the related as of the cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 55.1% and 2.40x, respectively. With respect to the ILPT Industrial Portfolio mortgage loan (4.0%), the related as of the cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 64.0% and 2.47x, respectively. With respect to the DoubleTree New York Times Square West Leased Fee mortgage loan (3.8%), the related as of the cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 67.9% and 1.59x, respectively. With respect to the Century Plaza Towers mortgage loan (2.7%), the related as of the cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 52.1% and 3.06x, respectively. With respect to the 7105 - 7115 37th Avenue mortgage loan (2.0%), the related as of the cut-off date loan-to-value ratio and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loan are 72.1% and 1.48x, respectively. See the table titled “Whole Loan Summary” under “Summary of Terms—The Whole Loans” for information about the debt service coverage ratio, the loan-to-value ratios and debt yield for each mortgage loan that has a related subordinate companion loan.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio and maturity date or anticipated repayment date loan-to-value ratio, as applicable, have been calculated using the “as-is” appraised value.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Modified and Refinanced Loans” and “—Default History, Bankruptcy Issues and Other Proceedings”.

Mortgaged Properties
with Limited

Operating History	Twenty-seven (27) of the mortgaged properties securing seventeen (17) mortgage loans (collectively, 20.7%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the related cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single-tenant properties subject to triple-net leases with a related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan being contributed by Wells Fargo Bank, National Association (4.7%) there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, reserves, single-purpose entity covenants, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; and “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Real Estate Fund IV – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; and “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	Rialto Real Estate Fund IV – Debt, LP, the retaining sponsor, intends to cause (i) RREF IV-D UBSCM 2019-C18 MOA, LLC, a majority-owned affiliate, to retain an “eligible vertical interest”, in the form of certificates representing approximately 4.20721% of the certificate balance, notional amount or percentage interest of each class of certificates (other than the Class R certificates) and (ii) another majority-owned affiliate, RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, to retain an “eligible horizontal residual interest”, in the form of certificates representing approximately 0.81279% of the fair value of all of the ABS interests issued, which will be comprised of the Class NR-RR certificates (other than the portion that comprises the VRR Interest) in a manner that satisfies the U.S. credit risk retention requirements. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation;

●	the certificate administrator’s website initially located at www.ctslink.com; and

●	the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class Z and Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-

2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to the related co-lender agreement with respect to each of the 225 Bush mortgage loan, the 3 Columbus Circle mortgage loan, ILPT Industrial Portfolio mortgage loan and the Century Plaza Towers mortgage loan, the holder of a related subordinate companion loan has the right to purchase the related mortgage loan under certain default scenarios as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan”, “—The 225 Bush Whole Loan”, “—

The 3 Columbus Circle Whole Loan” and “—The Century Plaza Towers Whole Loan”.

With respect to any mortgage loan as to which equity interests in the related borrower directly or indirectly secure mezzanine debt, the mezzanine lender will generally have the option to purchase such mortgage loan under certain default scenarios.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of any mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs - the lower-tier REMIC and the upper-tier REMIC - for federal income tax purposes. In addition, the portion of the issuing entity consisting of the excess interest accrued on each mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class Z certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or on an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend on financial aid, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the basis on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in any co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, to the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Multifamily Properties have Special Risks”, “—Retail Properties Have Special Risks” and “—Industrial Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

Manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that are not readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Healthcare-Related Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of healthcare-related properties that provide assisted living, memory care and/or independent living services.

Healthcare-related properties may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

Providers of assisted living and other medical services are affected by the reimbursement policies of private insurers to the extent that providers are dependent on patients whose fees are reimbursed by such insurers. The foregoing can adversely affect revenues from the operation of a healthcare related property.

Providers of assisted living and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	reimbursement policies; and

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment personnel operating policies and maintenance of and additions to facilities and services.

In the event of foreclosure, we cannot assure you that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser (or an operator on its behalf) may have to apply in its own right for those licenses and approvals. We cannot assure you that a new license could be obtained or that a new approval would be granted.

Healthcare-related properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of healthcare related properties may be subject to regulatory approvals under state and, in some cases, federal law that is not required for transfers of most other types of commercial properties.

We cannot assure you that any licensing requirements related to services provided at healthcare-related mortgaged real properties will not adversely impact operations at or the value of the mortgaged real properties or that any such licenses or permits will be renewed or kept in place.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Healthcare-Related Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 34 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity/ARD in Months” on Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date, as applicable, of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, multifamily, hospitality, retail, industrial and mixed-use. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Missouri, Pennsylvania, Georgia and Tennessee. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.

See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 40 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Real Estate Fund IV – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 24 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use. See representation and warranty no. 25 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval.

Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the mortgage loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire December 20, 2019. We cannot assure you if or when the NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 29 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See also representation and warranty no. 16 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, such tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Real Estate Fund IV – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”; “—Natixis Real Estate Capital LLC—

NREC’s Underwriting Standards”; and “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor (or the related originator). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and/or “—Appraised Value”, reflects only the “as-is” value (or, in certain cases, may reflect the other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values or values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or on the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Real Estate Fund IV – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; and”—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” and “—Delaware

Statutory Trusts” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics— Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics— Tenancies-in-Common; Crowd Funding; Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or on the related anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or to their anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or on the related anticipated repayment date, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date, as the case may be, if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. Such master leases are further generally collaterally assigned to the lender and subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Delaware Statutory Trusts”.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of UBS AG, New York Branch, one of the sponsors and originators, and of UBS Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

The borrower sponsor with respect to the Global Payments, Inc. mortgage loan (1.3%) is an affiliate of Benefit Street Partners Realty Trust, Inc., the originator of the Global Payments, Inc. mortgage loan. In addition, the borrower sponsor with respect to each of the Dollar General Rolla mortgage loan (0.1%) and the Dollar General Dexter mortgage loan (0.1%) is an affiliate of Ladder Capital Finance LLC, the originator of each of the Dollar General Rolla mortgage loan and the Dollar General Dexter mortgage loans. In each such case, we cannot assure you that the related mortgage loans do not contain terms less favorable to the originator (and consequently, to the investors) than loans that were not made to an affiliate of the related originator.

In addition, Rialto Real Estate Fund IV – Debt, LP, the retaining sponsor and a mortgage loan seller, or its majority-owned affiliate, is expected to retain the VRR Interest as described in “Credit Risk Retention”, and is expected to be appointed as the initial risk retention consultation party under the pooling and servicing agreement.

The risk retention consultation party may, upon request and on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take certain servicing actions, which actions may conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. In addition, the expected initial risk retention consultation party is affiliated with the b-piece buyer and special servicer. While the risk retention consultation party only has consultation rights, the b-piece buyer and special servicer have rights which are not merely consultive. The risk retention consultation party and the holder of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR Interest holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as, with respect to any mortgage loan, any related borrower party is the risk retention consultation party or the holder of the majority of the VRR Interest by whom the risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Rialto Real Estate Fund IV – Debt LP or its majority-owned affiliates (as holder of the VRR Interest and the “eligible horizontal residual interest”) are a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information”, not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, its employees, personnel or affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding such restrictions, there can be no assurance that Rialto Real Estate Fund IV – Debt LP or its majority-owned affiliate (as holder of the VRR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “Pooling and Servicing Agreement—Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, and conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity, and/or providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity.

In addition, Rialto Real Estate Fund IV – Debt LP, the retaining sponsor and a mortgage loan seller, is an affiliate of (i) Rialto Capital Advisors, LLC, the expected special servicer, (ii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity that is expected to be the holder of the “eligible horizontal residual interest” and the initial controlling class certificateholder and be appointed as the initial directing certificateholder, (iii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity that is expected to be the holder of the VRR Interest and the risk retention consultation party, (iv) RREF IV-D UBSCM 2019-C18, LLC, the entity that is expected to purchase the Class G certificates and may purchase certain other certificates, including the Class X-F, Class X-G and Class F certificates, and which will receive the Class Z certificates (in each case, excluding the portion comprising the VRR Interest) and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of a Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the DoubleTree New York Times Square West Leased Fee whole loan and Shoppes at Parma whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization, only temporarily, until the securitization of the related controlling companion loan. At that time, the servicing and administration of the related whole loan will shift to the applicable master servicer and the applicable special servicer under the pooling and servicing agreement that governs the securitization of the related controlling companion loan and will be governed exclusively by such pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing agreement that governs the securitization of the related controlling companion loan have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that governs the securitization of the related controlling companion loan, nor will they have any assurance as to the particular terms of such pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder with respect to serviced mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or affiliate holds certificates or companion loan securities, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the UBS 2019-C18 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute for a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

It is expected that RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund IV – Debt, LP will be the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) the servicing shift mortgage loans). Rialto Capital Advisors, LLC, is expected to be appointed by RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC (or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund IV – Debt, LP) to act as the special servicer. In addition, Rialto Capital Advisors, LLC is expected to be appointed the initial special servicer under the CSAIL 2019-C18 pooling and servicing agreement, which is expected to govern the servicing and administration of the Crimson Retail Portfolio whole loan, and is an affiliate of the entities that are the controlling class certificateholder, initial directing certificateholder, retaining sponsor and initial risk retention consultation party under the CSAIL 2019-C18 pooling and servicing agreement.

Additionally, Rialto Capital Advisors, LLC, the expected special servicer under the pooling and servicing agreement, is an affiliate of (i) Rialto Real Estate Fund IV – Debt, LP, the retaining sponsor and a mortgage loan seller, (ii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity that is expected to be the holder of the VRR Interest and the risk retention consultation party, (iii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity that is expected to be the holder of the “eligible horizontal residual interest” and initial controlling class certificateholder and be appointed as the initial directing certificateholder, (iv) RREF IV-D UBSCM 2019-C18, LLC which is expected to purchase the Class G certificates and may purchase certain other certificates, including the Class X-F, Class X-G and Class F certificates, and will receive the Class Z certificates (in each case, excluding the portion comprising the VRR Interest) and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Rialto Capital Advisors, LLC and Rialto Real Estate Fund IV – Debt, LP are also affiliates of the entity that is the initial directing certificateholder under the pooling and servicing agreement.

Similarly, it is expected that Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller and the holder of the companion loans related to the Chroma Apartments mortgage loan and the 4041 Central mortgage loan will also be the master servicer, the custodian and the certificate administrator under this securitization and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association serves in various capacities pursuant to the non-serviced pooling and servicing agreements as described in the chart titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, collateral property owners and their respective vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real mortgaged properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by mortgaged properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of the certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their respective affiliates. Each of these relationships may also create a conflict of interest. See also See “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged collateral property owners and their respective vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real mortgaged properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by mortgaged properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of the certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their respective affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund IV – Debt, LP will be appointed as the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) any servicing shift mortgage loan). The special servicer may (i) at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to any excluded loan) and (ii) in the case of a servicing shift mortgage loan, at the direction of the related controlling noteholder, prior to the related servicing shift securitization date or, with respect to a serviced AB whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, at the direction of the holder of the related subordinate companion loan, take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans), (ii) the respective controlling noteholders of the DoubleTree New York Times Square West Leased Fee whole loan and the Shoppes at Parma whole loan, in each case prior to the applicable servicing shift securitization date, (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan or (iv) the holder of the related subordinate companion loan with respect to a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, may direct the special servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement relating to the applicable other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Directing Certificateholders” in “Description of the Mortgage Pool—The Whole Loans” provides the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder indicated in the table titled “Non-Serviced Directing Certificateholders” in “Description of the Mortgage Pool—The Whole Loans” has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder with or without cause at any time, for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

With respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have certain non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related servicing shift whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. On and after the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement —Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced pari passu whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced pari passu whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced pari passu whole loan other than any servicing shift whole loan (solely with respect to the related serviced pari passu whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

With respect to each serviced AB whole loan, the holder of the related subordinate companion loan will have certain rights with respect to the related whole loan prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer under the pooling and servicing agreement for this securitization. In addition, the holder of the related subordinate companion loan with respect to each serviced AB whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period (other than with respect to the 7105 - 7115 37th Avenue Whole Loan) under the related intercreditor agreement, the holder of such subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—7105 - 7115 37th Avenue Whole Loan”. The holder of a subordinate companion loan may have interests that conflict with those of certain certificateholders. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and any of its respective affiliates) (or, after a servicing shift securitization date, the securitization trust and directing certificateholder thereunder for the related controlling companion loan) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Pooling and Servicing Agreement—Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party”. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class G and Class NR-RR certificates (other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), which are referred to in this prospectus collectively as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging arrangements or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is expected that RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, or an affiliate thereof, will constitute the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) any servicing shift mortgage loan). The directing certificateholder will have certain rights to direct and consult with the master servicer and the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to a servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”, “—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan—Consultation and Control”, “—The 3 Columbus Circle Whole Loan—Consultation and Control”, “—The ILPT Industrial Portfolio Whole Loan—Consultation and Control” and “—The Century Plaza Towers Whole Loan—Consultation and Control”.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) Rialto Real Estate Fund IV – Debt, LP, the retaining sponsor and a mortgage loan seller, (b) RREF IV-D UBSCM 2019-C18, LLC, which is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), (c) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC or its affiliate, which is expected to be the holder of the “eligible horizontal residual interest” and appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan or any excluded loan with respect to the directing certificateholder), (d) RREF IV-D UBSCM 2019-C18 MOA, LLC, the expected holder of the VRR Interest and the risk retention consultation party, and (e) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Rialto Capital Advisors, LLC is expected to act as the special servicer and it or an affiliate assisted RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date. Rialto Capital Advisors, LLC is expected to be appointed as the special servicer (and is an affiliate of the entity that is expected to be the initial directing certificateholder and initial controlling class representative, or hold a similar capacity) under the CSAIL 2019-C18 pooling and servicing agreement, which is expected to govern the servicing of the Crimson Retail Portfolio whole loan.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, (i) with respect to any mortgage loan with one or more subordinate companion loans, prior to the occurrence and continuance of a “control appraisal period” or “control termination event” with respect to the related subordinate companion loan, the holder of the related subordinate companion loan and (ii) with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, or, with respect to a Serviced AB whole loan, the holder of the related subordinate companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of rooms, as applicable, in the mortgaged properties over the leasing of space or renting of rooms in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents may (but are not required to) contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013; implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors (and, in certain cases, their consolidated subsidiaries) as defined in the EU Securitization Regulation (“EU Institutional

Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013) (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any EU Institutional Investor for the purposes of their compliance with any applicable EU Risk Retention and Due Diligence Requirement or any similar requirements. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other person provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any EU Institutional Investor with any EU Risk Retention and Due Diligence Requirements.

Consequently, the offered certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor, the loan sellers or affiliates thereof had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt), defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or have substantial principal balances outstanding on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or otherwise not be repaid on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity, or to otherwise repay a mortgage loan on any related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under trust and servicing agreement or the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The holder of the VRR Interest will be entitled to certain non-binding consultation rights with respect to certain matters relating to specially serviced loans as described in this prospectus and to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

For the avoidance of doubt, the Class Z certificates will not have any voting rights.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan and any servicing shift mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan and a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to a servicing shift mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. The holder of the controlling companion loan for the related servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause (solely as to such servicing shift whole loan), regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to each serviced AB whole loan, prior to the occurrence of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related subordinate companion loan, in accordance with the pooling and servicing agreement and the related intercreditor agreement, except that the holder of the subordinate companion loan for the 7105 - 7115 37th Avenue Whole Loan will not have rights to remove and replace the special servicer. However, during a control appraisal period with respect to a serviced AB whole loan, the directing certificateholder will have generally similar (although not identical) rights with respect to such serviced AB whole loan as it does for the other mortgage loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than, prior to the occurrence of any applicable control appraisal periods, a serviced AB whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and a servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust or other controlling noteholder will have the right to replace the special servicer of such non-serviced whole loan with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under the applicable pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling companion loan holder with respect to any servicing shift whole loan or AB whole loan, any directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)          may act solely in the interests of the holders of the related controlling class or the VRR interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)         does not have any duties to the holders of any class of certificates other than the related controlling class or the VRR interest, as applicable, (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)          may take actions that favor the interests of the holders of the related controlling class or the VRR interest, as applicable, (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift whole loan or AB whole loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)          will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) - (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan or AB whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balance of the Class NR-RR certificates (taking into account the application of the non-vertically retained percentage of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) is 25% or less of the initial certificate balance of such class (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan after the related servicing shift securitization date). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as and to the extent described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There is no operating advisor under the trust and servicing agreement with respect to the Century Plaza Towers whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of a related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan with one or more related subordinate companion loans, the holders of such companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” with respect to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans”, and “—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to the servicing shift whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than UBS AG, New York Branch, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute for any mortgage loan, or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor or any related payment guarantor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holder(s) of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

The collateral for the Wyndham National Hotel Portfolio includes all of the borrower’s sole member’s equity interests in Avantic Lodging Enterprises, Inc., the property manager of the Wyndham National Hotel Portfolio. Because the equity interests in Avantic Lodging Enterprises, Inc. may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the REMIC regulations may restrict the Trust from taking title to such equity interests. Therefore, upon the occurrence of an event of default under the Wyndham National Hotel Portfolio mortgage loan and an ensuing foreclosure with respect to the Wyndham National Hotel Portfolio mortgage loan, the pooling and servicing agreement may not permit the Trust to take title to the equity interests in Avantic Lodging Enterprises, Inc. (unless an opinion of counsel is provided indicating otherwise), but rather will require the Trust to either (i) exercise the legal remedies available to it under applicable law, or (ii) sell such equity interests and apply the proceeds toward the repayment of the Wyndham National Hotel Portfolio mortgage loan. Depending on market conditions, the proceeds from the sale of the equity interests in Avantic Lodging Enterprises, Inc. could be less than the proceeds that would be received if the special servicer had taken title to such equity interests and sold them at a later date.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-five (55) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $743,567,549 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2019 (or, in the case of any Mortgage Loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Fifteen (15) of the Mortgage Loans (collectively, 45.7%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans”, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the chart titled “Sellers of the Mortgage Loans” in “Summary of Terms” and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily and/or manufactured housing community properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 20, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity or the Anticipated Repayment Date, as applicable, such term means (i) in the case of Mortgage Loans sold into the trust by UBS AG, New York Branch, Rialto Real Estate Fund IV – Debt, LP, Cantor Commercial Real Estate Lending, L.P., Natixis Real Estate Capital LLC and Societe Generale Financial Corporation, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan (assuming a 365 day year) and (ii) in the case of Mortgage Loans sold into the trust by Wells Fargo Bank, National Association, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan (assuming a 366 day year); and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date Loan-to-Value Ratio and/or the LTV Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on an other than “as-is” Appraised Value of a related Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained on Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” (or, in the case of Mortgage Loans identified under “—Appraised Value” below, other than “as-is”) Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth on Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date (or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth on Annex A-1 and on Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and on Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth on Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. See also the footnotes to Annex A-1. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of a Mortgage Loan that is part of a Whole Loan, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity or the Anticipated Repayment Date of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage Loan with one or more related Subordinate Companion Loans, LTV Ratios at Maturity or ARD were calculated without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or, in the case of an ARD Loan, the principal balance scheduled to be outstanding at the related Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal or principal balance, as applicable, referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“DEF/@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“DEF/YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“DEF/YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that:

(i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some, but not all, of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See also Annex A-1 and the footnotes thereto for disclosure regarding any variances in the calculation of Underwritten Net Cash Flow.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Beds”, or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of a Mortgaged Property operating as student housing, the number of beds, or (e) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables on Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information on Annex A-1 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$743,567,549
Number of Mortgage Loans	55
Number of Mortgaged Properties	127
Range of Cut-off Date Balances	$861,000 to $35,000,000
Average Cut-off Date Balance	$13,519,410
Range of Mortgage Rates	2.6533% to 5.1900%
Weighted average Mortgage Rate	3.9657%
Range of original terms to maturity or ARD(2)	60 months to 120 months
Weighted average original term to maturity or ARD(2)	114 months
Range of remaining terms to maturity or ARD(2)	58 months to 120 months
Weighted average remaining term to maturity or ARD(2)	113 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	342 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	341 months
Range of Cut-off Date LTV Ratios(4)(5)	34.6% to 74.2%
Weighted average Cut-off Date LTV Ratio(4)(5)	59.5%
Range of LTV Ratios as of the maturity date or ARD(2)(4)(5)	34.6% to 70.0%
Weighted average LTV Ratio as of the maturity date or ARD(2)(4)(5)	53.2%
Range of U/W NCF DSCRs(4)(6)	1.40x to 5.05x
Weighted average U/W NCF DSCR(4)(6)	2.33x
Range of U/W NOI Debt Yields(4)	7.2% to 17.4%
Weighted average U/W NOI Debt Yield(4)	11.4%
Percentage of Initial Pool Balance consisting of:
Full IO	47.0%
Amortizing	28.7%
Partial IO	22.8%
Full IO, ARD	1.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any Mortgage Loan with an Anticipated Repayment Date, calculated through or as of the related Anticipated Repayment Date.

(3)	Excludes twenty-three (23) Mortgage Loans, 225 Bush, Chroma Apartments, 3 Columbus Circle, ILPT Industrial Portfolio, Orfali Portfolio, DoubleTree New York Times Square West Leased Fee, AVR Atlanta Airport SpringHill Gateway, Century Plaza Towers, 7105 - 7115 37th Avenue, Pinecrest Apartments, Aliso Viejo Plaza, Walmart Supercenter Douglasville, Beachwood Village, Global Payments, Inc., 2701 Grand Concourse, Apple Inc. Boulder, CubeSmart Penn’s Landing, Rosedale Tech, Walkham Townhomes, 530 West 136th Street, Brickyard Plaza, Dollar General Rolla and Dollar General Dexter (collectively, 48.6%) that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	In the case of fifteen (15) Mortgage Loans (collectively, 45.7%), identified in the chart titled “Whole Loan Summary” in “Summary of Terms”, each of which has one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the DSCR, LTV Ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the 225 Bush Mortgage Loan (4.7%), the related Cut-off Date LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 59.4% and 2.24x, respectively. With respect to the 3 Columbus Circle Mortgage Loan (4.0%), the related Cut-off Date LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 55.1% and 2.40x, respectively. With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the related Cut-off Date LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 64.0% and 2.47x, respectively. With respect to the DoubleTree New York Times Square West Leased Fee Mortgage Loan (3.8%), the related Cut-off Date LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 67.9% and 1.59x, respectively. With respect to the Century Plaza Towers Mortgage Loan (2.7%), the related Cut-off Date LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 52.1% and 3.06x, respectively. With respect to the 7105 - 7115 37th Avenue Mortgage Loan (2.0%), the related Cut-off Date

LTV Ratio and U/W NCF DSCR calculated including the related Subordinate Companion Loan are 72.1% and 1.48x, respectively.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio and LTV Ratio as of the maturity date or Anticipated Repayment Date have been calculated using the “as-is” appraised value.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date, provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include six (6) Mortgage Loans, representing approximately 13.5% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable (other than solely by reason of cross-collateralization with another Mortgage Loan and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loans.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance
Office	16	$186,232,688	25.0%
CBD	4	107,931,847	14.5
Suburban	9	62,238,049	8.4
Medical	2	13,395,000	1.8
Flex	1	2,667,792	0.4
Multifamily	19	$153,865,000	20.7%
Mid Rise	6	85,725,000	11.5
Garden	13	68,140,000	9.2
Hospitality	57	$150,778,611	20.3%
Limited Service	54	109,628,611	14.7
Select Service	2	26,650,000	3.6
Full Service	1	14,500,000	2.0
Retail	14	$87,341,250	11.7%
Anchored	5	49,396,500	6.6
Single Tenant	7	20,944,750	2.8
Shadow Anchored	1	13,000,000	1.7
Unanchored	1	4,000,000	0.5
Industrial	15	$68,600,000	9.2%
Warehouse/Distribution	14	61,100,000	8.2
Flex	1	7,500,000	1.0
Mixed Use	2	$46,500,000	6.3%
Multifamily/Retail	1	30,000,000	4.0
Retail/Office	1	16,500,000	2.2
Other	1	$28,000,000	3.8%
Leased Fee	1	28,000,000	3.8
Manufactured Housing Community	2	$13,700,000	1.8%
Manufactured Housing Community	2	13,700,000	1.8
Self Storage	1	$8,550,000	1.1%
Self Storage	1	8,550,000	1.1
Total/Weighted Average	127	$743,567,549	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to the Chroma Apartments Mortgage Loan (4.7%), the borrower sponsors will use the excess cash from the Mortgage Loan toward a $20 million construction of Phase II, which will include an additional 111 apartment units abutting the Mortgaged Property along the western border of the parking garage. Phase II will be located on a separate parcel and will be owned separately from the Mortgaged Property, but will be operated and managed with shared amenities and parking. Construction for Phase II is projected to start in the 1st quarter of 2020, with completion anticipated in the 2nd or 3rd quarter of 2021. The Mortgage Loan documents contain anti-poaching restrictions.

●

With respect to the 3 Columbus Circle Mortgage Loan (4.0%), the related borrower sponsor (or its affiliates) currently owns another office property within a five-mile radius expected to be directly competitive with the related Mortgaged Property.

●	With respect to the 4041 Central Mortgage Loan (3.1%), the related borrower sponsor also owns the Meridian Bank Tower, which is located within one mile of the Mortgaged Property.

●

With respect to the Century Plaza Towers Mortgage Loan (2.7%), the related borrower sponsor has ownership interest in 10100 Santa Monica, which is adjacent to the Mortgaged Property and is directly competitive.

●	With respect to the Pomona Park Mortgage Loan (0.4%), 30.6% of the NRA at the Mortgaged Property is comprised of industrial-flex space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●

With respect to five (5) Mortgage Loans (collectively, 10.2%), the related Mortgaged Properties are located in New York, and may be impacted by the HSTP Act, which limits potential rent increases for major capital improvements and for individual apartment improvements. For example, in the case of the Orfali Portfolio Mortgaged Properties (4.0%), 17 of the 115 total units comprising the portfolio are rent stabilized and subject to the HSTP Act. In the case of the 7105 - 7115 37th Avenue Mortgaged Property (2.0%), 96 units of the 106 total units at the Mortgaged Property that are rent stabilized and subject to the HSTP Act, and ten are preferential rent apartments and are leased at less than the “legally” allowable rent for such units. In the case of the 2701 Grand Concourse Mortgaged Property (1.3%), all of the units at the Mortgaged Property are rent stabilized or rent controlled and subject to the HSTP Act. In the case of the 105 Van Cortlandt Park Mortgaged Property (1.1%), all of the units at the Mortgaged Property are rent stabilized (except for 3 units, which are permanently exempt) and subject to the applicable provisions of the HSTP Act. In the case of the 530 West 136th Street Mortgaged Property (0.9%), all of the units at the Mortgaged Property are rent controlled and subject to the HSTP Act. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

●

With respect to the Orfali Portfolio Mortgage Loan (4.0%), the remaining 98 market rent units not described in the preceding paragraph come furnished and are offered as short term rentals. The leases for these units typically range from one month to one year. Currently, the average lease term of the portfolio is approximately three months, which the related borrower sponsor indicated is the normal average duration over time. Typical short-term tenants in the portfolio include corporate relocations, summer interns, diplomats, and charitable organizations, among others.

●	With respect to the Raintree Oaks Apartments Mortgage Loan (0.9%), 13 of the 112 units are occupied by tenants receiving Section 8 subsidies.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●

Hotel properties may be particularly affected by seasonality. The Courtyard - Tampa (Citrus Park), The Ponce Hotel, Days Inn by Wyndham - Florence and Holiday Inn Express New Albany Mortgage Loans (collectively, 3.7%) require seasonality reserves to be funded at origination and/or on an ongoing basis to the extent of available excess cash flow (and/or from a monthly deposit by the borrower during specified months) in an amount specified in the related loan documents.

●

With respect to the hotel properties set forth in the above chart, we note that all such properties are flagged hotel properties that are affiliated with a franchise or a hotel management company through a franchise or management agreement, except for the Carnegie Hotel and The Ponce Hotel Mortgaged Properties (collectively, 3.0%).

●

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), each Mortgaged Property, with the exception of the Travelodge - 1177 E 16th Street Mortgaged Property, is supported by one or more contracts with one of four North American railway companies, Union Pacific Railroad Company, BNSF Railway Company, CSX Transportation, Inc. and Canadian Pacific Railway Company. These contracts set a required minimum number of room nights reserved at a stipulated rate, most of which have adjustment factors related to inflation. Most contracts also feature certain provisions that prevent railway crew employees from staying at a competing hotel within a predefined radius. The current contracts in place at the Mortgaged Properties guarantee a minimum of 2,296 room nights daily, representing 61.6% of the total available room nights. Based on a weighted average contract negotiated rate of $48.50 per room night, the current contracts in place at the Mortgaged Properties represent 71.9% of total room revenue. The rooms at the Mortgaged Properties were specifically designed to comply with “dark and quiet” requirements as stipulated in the contracts, including, without limitation, noise abatement measures such as minimum sound transmission coefficient ratings between walls and floors and minimum impact insulation class ratings between floors, light-proofing measures such as custom curtains and blackout drapes that seal from wall to center and door sweeps, individual HVAC units and remote guest detection/energy management systems. Certain contracts mandate that the hotels provide 24-hour a day, 7 days a week service to railroad crews due to the fact that crew shifts may have abnormal operating hours. The current contracts typically have an initial term of five years, with renewal options. Two contracts have been in place for over 33 years, 13 contracts have been in place for over 20 years, and 16 contracts have been in place for over 10 years, for a weighted average age across the portfolio of Mortgaged Properties of 17.1 years. All of the contracts that have previously reached an expiration date have been renewed, with the exception of the Travelodge - 1177 E 16th Street Mortgaged Property. The current contracts have a staggered expiration profile, with 42.1% and 10.5% of the guaranteed room nights expiring in 2020 and 2022, respectively. Nine of the current contracts have early termination options. At loan origination, an upfront $7.0 million rail contract renewal reserve was escrowed.

●

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), the collateral for the Mortgage Loan includes all of the borrower’s sole member’s equity interests in Avantic Lodging Enterprises, Inc., the property manager of the Wyndham National Hotel Portfolio Mortgaged Properties. See “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

●

With respect to the Westmont Red Roof Inn Portfolio II Mortgage Loan (2.4%), each of the Red Roof PLUS+ Chicago Naperville Mortgaged Property, the Red Roof PLUS+ Phoenix Airport Mortgaged Property and the Red Roof PLUS+ West Springfield Mortgaged Property received less than “satisfactory” scores on each of their last internal audit reports. The general manager at each named hotel has submitted an internal audit action plan that details the corrective measures that will be undertaken to improve each hotel’s overall score.

●

With respect to the Springhill Suites Raleigh Cary Mortgage Loan (2.0%), the related borrower sponsor is currently developing a Courtyard Marriott hotel approximately one mile from the Springhill Suites Raleigh Cary Mortgaged Property that is scheduled to open in December 2020. The related borrower sponsor also owns a Fairfield Inn & Suites, which is located adjacent to the Springhill Suites Raleigh Cary Mortgaged Property, and which opened in 2017. See “Risk Factors—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

●

With respect to the Holiday Inn Express Lincoln CA Mortgaged Property (1.2%), the related appraisal identified as directly competitive a 104-room La Quinta Hotel that (i) is expected to open in January 2021 and (ii) is within five (5) miles of the related Mortgaged Property.

For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Related License / Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Wyndham National Hotel Portfolio	$35,000,000	4.7%	1/1/2035	12/6/2029
AVR Atlanta Airport SpringHill Gateway	$23,850,000	3.2%	12/31/2039	12/1/2029
Springhill Suites Raleigh Cary	$14,750,000	2.0%	7/18/2034	12/6/2029
Courtyard - Tampa (Citrus Park)	$11,900,000	1.6%	8/1/2038	12/6/2029
Holiday Inn Express Lincoln CA	$9,000,000	1.2%	11/13/2034	12/1/2029
Holiday Inn Express Early	$8,400,000	1.1%	1/31/2038	12/1/2029
Westmont Red Roof Inn Portfolio II - Red Roof Inn St. Clairsville	$5,699,476	0.8%	9/25/2039	10/5/2029
Westmont Red Roof Inn Portfolio II - Red Roof PLUS+ Phoenix Airport	$4,970,473	0.7%	9/25/2039	10/5/2029
Days Inn by Wyndham - Florence	$4,700,000	0.6%	9/15/2027	12/6/2029
Holiday Inn Express New Albany	$3,550,00	0.5%	11/14/2029	12/1/2029
Westmont Red Roof Inn Portfolio II - Red Roof PLUS+ West Springfield	$3,512,468	0.5%	9/25/2039	10/5/2029
Westmont Red Roof Inn Portfolio II - Red Roof PLUS+ Chicago Naperville	$3,446,195	0.5%	9/25/2039	10/5/2029

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

In the case of the hospitality properties that are among the top 15 Mortgage Loans, we note the following with respect to the related franchise agreement:

●

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), the 44 Mortgaged Properties comprising the portfolio operate under the flags of subsidiaries of Wyndham Hotel & Resorts, Inc. (“Wyndham”), of which 27 Mortgaged Properties are subject to a franchise agreement with Travelodge, 14 of the Mortgaged Properties are subject to a franchise agreement with Baymont Inn & Suites, two Mortgaged Properties are subject to a franchise agreement with Super 8 and one Mortgaged Property is subject to a franchise agreement with Days Inn. The four franchise agreements all expire on the same date.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” as well as “—Specialty Use Concentrations”.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, each such mixed use Mortgaged Property has one or more office, multifamily, retail and industrial components. See

“—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks”, and “—Industrial Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●

With respect to the Beachwood Village Mortgage Loan (1.5%), an affiliate of the related borrower owns homes on ten pad sites at the Mortgaged Property. Five of such homes are leased to third parties and such lessees pay rent on both such homes and the respective pad site. The affiliate of the related borrower has assigned the rental income attributable to the pad sites to the related borrower. The lender did not underwrite any rental income related to the affiliate-owned homes. Only income derived from the pad sites was underwritten.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”, “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by NRA identified on Annex A-1 that operates (or has a sub-tenant that operates) its space in whole or in part as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance by Allocated Loan Amount
Medical/laboratory(1)	3	9.3%
Gym, fitness center or a health club(2)	7	8.5%
Restaurant(3)	4	6.9%
Grocery store(4)	4	5.9%
Theater/entertainment facility(5)	1	1.8%
School or educational facility(6)	1	1.0%

(1)	Includes 4041 Central, Redwood Technology Center and Orfali Portfolio Mortgaged Properties.

(2)

Includes Crimson Retail Portfolio - Little Elm, Crimson Retail Portfolio - South Plaza, Redwood Technology Center, Shelbourne Square, 1413 Germantown Avenue, Brickyard Plaza and Pomona Park Mortgaged Properties.

(3)	Includes Crimson Retail Portfolio - Little Elm, Brickyard Plaza, Orfali Portfolio and 530 West 136th Street Mortgaged Properties.

(4)	Includes Crimson Retail Portfolio - South Plaza, Shoppes at Parma, Walmart Supercenter Douglasville and Shelbourne Square Mortgaged Properties.

(5)	Includes Shelbourne Square Mortgaged Property.

(6)	Includes Rosedale Tech Mortgaged Property.

The Crimson Retail Portfolio - South Plaza and Walmart Supercenter Douglasville Mortgaged Properties (collectively, 2.2%) each include one or more tenants that operate all or a portion of its space as an on-site gas station and/or an automobile repair and servicing company. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan Per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
225 Bush	$35,000,000	4.7%	$351	3.85x	34.6%	Office
Chroma Apartments	$35,000,000	4.7%	$212,766	1.81x	68.5%	Multifamily
Wyndham National Hotel Portfolio	$35,000,000	4.7%	$38,884	1.94x	67.4%	Hospitality
Phoenix Industrial Portfolio III	$31,100,000	4.2%	$18	1.70x	74.2%	Industrial
3 Columbus Circle	$30,000,000	4.0%	$650	2.91x	45.4%	Office
ILPT Industrial Portfolio	$30,000,000	4.0%	$26	5.05x	39.2%	Industrial
Orfali Portfolio	$30,000,000	4.0%	$260,870	2.71x	51.1%	Mixed Use
DoubleTree New York Times Square West Leased Fee	$28,000,000	3.8%	$94,771	2.53x	43.7%	Other
United Healthcare Office	$26,800,000	3.6%	$229	1.56x	66.7%	Office
AVR Atlanta Airport SpringHill Gateway	$23,850,000	3.2%	$162,245	3.12x	61.9%	Hospitality
4041 Central	$22,931,847	3.1%	$104	1.73x	73.1%	Office
Century Plaza Towers	$20,000,000	2.7%	$375	4.08x	39.1%	Office
Westmont Red Roof Inn Portfolio II	$17,628,611	2.4%	$38,075	2.06x	66.3%	Hospitality
Crimson Retail Portfolio	$16,556,250	2.2%	$104	1.83x	72.5%	Retail
Redwood Technology Center	$16,500,000	2.2%	$236	1.55x	71.6%	Mixed Use
Top 3 Total / Weighted Average	$105,000,000	14.1%		2.53x	56.8%
Top 5 Total / Weighted Average	$166,100,000	22.3%		2.45x	58.0%
Top 15 Total / Weighted Average	$398,366,708	53.6%		2.61x	57.3%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan Per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.

See “—Assessment of Property Value and Condition”.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.0% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or portfolio of properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan(s).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Wyndham National Hotel Portfolio	$35,000,000	4.7%
Phoenix Industrial Portfolio III	$31,100,000	4.2%
ILPT Industrial Portfolio	$30,000,000	4.0%
Westmont Red Roof Portfolio II	$17,628,611	2.4%
Crimson Retail Portfolio	$16,556,250	2.2%
Muskogee Apartments Portfolio	$14,700,000	2.0%
Mentis Portfolio	$13,395,000	1.8%
Medley Portfolio	$12,000,000	1.6%
Six Sentry Office Portfolio	$6,150,000	0.8%
Total	$176,529,861	23.7%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous and/or may be owned by separate borrowers. For example, with respect to the Airport Square Mortgage Loan (0.7%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous and are each owned by a separate borrower.

Three (3) groups of Mortgage Loans (collectively, 13.5%) are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 8.1% of the Initial Pool Balance.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Related Borrower Loans(1)

Mortgage Loan Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
3 Columbus Circle	1	$30,000,000	4.0%
Orfali Portfolio	1	30,000,000	4.0
Total for Group 1:	2	$60,000,000	8.1%
Group 2:
United Healthcare Office	1	$26,800,000	3.6%
Courtyard - Tampa (Citrus Park)	1	11,900,000	1.6
Total for Group 2:	2	$38,700,000	5.2%
Group 3:
Dollar General Rolla	1	$924,000	0.1%
Dollar General Dexter	1	$861,000	0.1%
Total for Group 3:	2	$1,785,000	0.2%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Principal” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	8	$ 127,233,538	17.1%
California	9	$ 111,592,559	15.0%
Missouri	7	$ 56,198,472	7.6%
Pennsylvania	9	$ 48,679,799	6.5%
Georgia	4	$ 38,759,750	5.2%
Tennessee	7	$ 37,859,553	5.1%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout thirty (30) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●

Thirteen (13) Mortgaged Properties (collectively, 16.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties. Based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

●

Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, which areas are more susceptible to hurricanes. See representation and warranty no. 16 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Mortgaged Properties With Limited Prior Operating History

Twenty-seven (27) of the Mortgaged Properties or the portfolio of Mortgaged Properties securing seventeen (17) Mortgage Loans (collectively, 20.7%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property, or (iii) are single-tenant properties subject to triple net leases with the related tenant where a related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding; Diversified Ownership

The 3 Columbus Circle, Pinecrest Apartments and 530 West 136th Street Mortgage Loans (collectively, 6.8%) have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Muskogee Apartments Portfolio Mortgage Loan (2.0%), the related borrower is indirectly owned by more than 20 investors, none of which own more than a 20.0% ownership interest in the borrower. The related guarantors entered into a standard non-resource guaranty in connection with closing.

Delaware Statutory Trusts

With respect to each of the Mentis Portfolio, Courtyard - Tampa (Citrus Park) and BNSF Logistics Mortgage Loans (collectively, 4.1%), each related borrower is a Delaware statutory trust.

See “Risk Factors—Risks Relating to the Mortgage Loans—Delaware Statutory Trusts”.

Condominium Interests

Each of the 3 Columbus Circle, Springhill Suites Raleigh Cary, Raintree Oaks Apartments and Six Sentry Office Portfolio Mortgage Loans (collectively, 7.7%), is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Other than as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	126	$740,930,771	99.6%
Fee Simple(2) / Leasehold	1	2,636,778	0.4
Total	127	$743,567,549	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)

An encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as noted in the exceptions to representation and warranty no. 34 on Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), a portion of the surface parking at the Gillette, WY Mortgaged Property is subject to a ground lease, which expires on January 30, 2028. The borrower has the right to purchase the lessor’s fee interest at the end of the term of the ground lease for a price of $300,000.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date (other than with regard to the Orient Drive Mobile Estates Mortgaged Property, for which environmental insurance was obtained in lieu of an environmental report). See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a Phase I environmental site assessment (the “Phase I ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental Phase II site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also “—Non-Recourse Carveout Limitations” for disclosure regarding Mortgage Loans as to which there is no third-party environmental indemnitor. See also representation and warranty no. 40 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●

With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the related Phase I ESA for the 5142 and 5148 North Hanley Road Mortgaged Property noted a controlled recognized environmental condition (“CREC”) related to the former presence of a dump and demolition debris from former residences at the Mortgaged Property, the Mortgaged Property is subject to activity and use limitations memorialized in an environmental covenant recorded by the Missouri Department of Natural Resources in 2009 under the state’s voluntary cleanup program. The activity and use limitations restrict the use of the Mortgaged Property to non-residential use and include a soil management plan that prohibits drilling and the use of groundwater.

●

With respect to the DoubleTree New York Times Square West Leased Fee Mortgage Loan (3.8%), in connection with a CREC noted in the Phase I ESA related to the former presence of three gasoline underground storage tanks (each, a “UST”) at the Mortgaged Property, the Mortgaged Property is subject to use restrictions, engineering controls and institutional controls memorialized in a notice of satisfaction issued by the New York City Mayor’s Office of Environmental Remediation (“NYC OER”) in June 2017 in permitting an application for a certificate of occupancy for the newly constructed and current hotel building. The use restrictions include the prohibition of (a) vegetable gardening and farming in residual soil, (b) use of groundwater beneath the Mortgaged Property without treatment rendering it safe for the intended use, (c) disturbance of residual soil material unless it is conducted in accordance with the related site management plan and (d) higher levels of land usage than the restricted residential uses addressed by the remedial action without prior notification and approval by NYC OER. The engineering controls consist of a composite cover system and a vapor barrier system to prevent human exposure to residual soil/fill material and residual soil vapor, respectively, remaining under the site. The institutional controls consist of future 10-year inspections and certifications at the Mortgaged Property.

●

With respect to the Crimson Retail Portfolio Mortgage Loan (2.2%), the related Phase I ESA for the South Plaza Mortgaged Property identified a REC related to a current “drop-off” dry cleaner tenant with former on-site processing operations that used tetrachloroethylene from approximately 1982 through 1994. A limited Phase II environmental site assessment did not identify vapor intrusion into the out parcel structure. The dry cleaning facility is eligible for state-administered cleanup under the Florida Dry Cleaning Solvent Cleanup Program and no further action or investigation is required at this time.

●

With respect to the Phoenix Industrial Portfolio III - Grafton Mortgaged Property (1.4%), a CREC was noted in the Phase I ESA related to the listing of the Mortgaged Property on the Leaking Underground Storage Tank (“LUST”) database. The USTs were removed in 1992 and the Wisconsin Department of Natural Resources (“WDNR”) issued regulatory closure for the LUST case with the condition that residual petroleum soil contamination must be properly managed in the event of future soil excavation or removal. A second CREC was noted in the Phase I ESA related to listing of the Mortgaged Property on the Environmental Repair Program (“ERP”) database. Remedial actions between 2002 and 2016 included soil excavations, soil vapor extraction and installation of vapor mitigation systems. The WDNR issued regulatory closure for ERP case in June 2017 based on the Mortgaged Property being used for industrial purposes and the implementation of institutional and engineering controls. Conditions of closure for the neighboring properties affected by the contamination were based on residential land use, subject to controls. Neither of the CRECs represent threats to human health or the environment and the Phase I ESA recommended no additional action or investigation.

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With respect to the Aliso Viejo Plaza Mortgage Loan (1.7%), the related Phase I ESA identified soil contamination in connection with the Mortgaged Property’s prior use as a dry cleaning facility. The related environmental consultant reported that the site received regulatory closure following a Phase II investigation, allowing the contaminated soil to remain in place. The prior environmental consultant recommended no further action in connection with the related soil contamination. The current environmental consultant considers the soil contamination to be a REC. The environmental consultant recommends that a Phase II subsurface investigation be conducted in connection with the REC. In lieu of a Phase II investigation, the borrower obtained an environmental insurance policy from Sirius International Insurance Corporation, listing the lender as an additional named insured, with a $5,000,000 policy limit per occurrence and in the aggregate, and a $25,000 deductible. Sirius International Insurance Corporation is rated “A-” by S&P and “A/XIV” by A.M. Best. The policy expires November 19, 2032, which is approximately three years past the maturity date of the Mortgage Loan.

●

With respect to the CubeSmart Penn’s Landing Mortgage Loan (1.1%), the Phase I ESA identified a REC related to an on-site private gasoline station associated with a meat processing facility. No records are available relating to removal of a 4,000 gallon UST. Additionally, historic maps depict the use of the subject property as a freight yard from the late 1800’s until the 1970’s, which could have had adverse environmental impacts on the subject property. The Phase I ESA recommended a limited subsurface investigation. The environmental consultant estimated with 90% confidence that the total cost to address potential impacts would range from $446,000 to $943,000. In lieu of obtaining a Phase II environmental site assessment, the lender obtained a $3,000,000 lender environmental collateral protection and liability-type environmental insurance policy from AXA XL – Environmental with a $3,000,000 sublimit per claim, an 8-year term (3 years past loan maturity) and a $25,000 self-insured retention per claim. The policy premium was pre-paid at origination. AXA XL – Environmental has an S & P rating of “A+”.

●	With respect to the CVS Brownsburg Mortgage Loan (0.4%), the related Phase I ESA revealed a REC relating to a leak in one or more of nine underground storage tanks at the CVS Brownsburg Mortgaged Property. Such storage tanks were reportedly removed. A gas station formerly operated at the CVS Brownsburg Mortgaged Property maintained nine underground storage tanks that were reportedly removed from 1994 to 1998. During that time, petroleum hydrocarbon contamination was identified in the soil and groundwater at the related Mortgaged Property. Pursuant to a 2009 letter from the Indiana Department of Environmental Management, a subsurface investigation was recently conducted as well as a Phase II environmental site assessment. The Phase II environmental site assessment indicated that residual impacts to soil and groundwater at the related Mortgaged Property are still present. However, given that the related Mortgaged Property is unlikely to be used for residential purposes in the future, no further remediation is anticipated. Pursuant to the related Mortgage Loan documents, (i) the borrower is required to obtain environmental insurance in an amount of not less than $250,000, (ii) the borrower is required to take all such actions to obtain regulatory closure of such conditions (including, any active remediation and obtaining a “no further action” letter), and (iii) at origination the borrower reserved an amount equal to 125% of the costs expected to be incurred in connection with obtaining regulatory closure (including, active remediation and obtaining a “no further action” letter). At origination, the borrower purchased an environmental insurance policy with a $500,000 loss limit against any loss or damage from the related REC. The premium for the environmental insurance policy has been fully paid.

●

With respect to the Orient Drive Mobile Estates Mortgage Loan (0.4%), in lieu of obtaining a Phase I ESA, the lender obtained a $2,950,000 group lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with $2,950,000 sublimit per claim, a 10 year term (equal to the loan term), a 3 year policy tail and no deductible. The policy premium was pre-paid at origination. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties that are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, pursuant to property improvement plans (“PIPs”) required by the franchisors. For example:

●

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), the borrower is performing an estimated $6,449,780 in franchisor-mandated PIPs at the Baymont Inn & Suites - 3475 Union Road, Baymont Inn & Suites - 2300 Valley West Court, Baymont Inn & Suites - 1608 E Business US 60, Baymont Inn & Suites - 95 Spruce Road, Baymont Inn & Suites - 2700 North Diers Parkway, Baymont Inn & Suites - 2006 North Merrill Avenue, Baymont Inn & Suites - 100 15th Street Southeast, Travelodge - 800 W Laramie Street, Baymont Inn & Suites - 1051 North Market Street, Super 8 - 2545 Cornhusker Highway, Super 8 - 720 Royal Parkway, Baymont Inn & Suites - 451 Halligan Drive, Baymont Inn & Suites - 2005 East Daley Street, Travelodge - 1177 E 16th Street, Baymont Inn & Suites - 6390 US-93, Baymont Inn & Suites - 35450 Yermo Road and Baymont Inn & Suites - 1731 South Sunridge Drive Mortgaged Properties. At origination, the borrower reserved $7,417,247 (representing approximately 115% of the estimated cost of the franchisor-mandated PIP) into a PIP reserve in connection with such renovations.

●	With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the sole tenant at the 5500 SE Delaware Ave Mortgaged Property, The Toro Company, is currently in the process of expanding into an additional 194,000 square feet at the Mortgaged Property. At origination, the lender deposited $6,134,904 into a Toro expansion reserve for the purpose of paying the remaining project costs associated with the expansion.

●

With respect to the Century Plaza Towers Mortgage Loan (2.7%), a number of the tenants are building out their spaces. At origination, the borrower deposited approximately $71,223,945 into a rollover reserve for outstanding landlord work and tenant allowances, including but not limited to allowances related to the following four of the top five tenants: Bank of America, Manatt Phelps, Kirkland & Ellis, and Greenberg Glusker. Such reserve also includes funds for buildout of several speculative suites.

●

With respect to the Holiday Inn Express Lincoln CA Mortgaged Property (1.2%), the borrower is performing an estimated $987,500 franchisor-mandated PIP at the Mortgaged Property. At origination, the borrower reserved $1,234,375 (representing 125% of the estimated cost of the franchisor-mandated PIP) into a capital expenditure reserve in connection with such renovations.

●

With respect to the Holiday Inn Express New Albany Mortgaged Property (0.5%), the borrower is expected to complete an estimated $780,000 franchisor-mandated PIP at the Mortgaged Property. At origination, the borrower reserved $900,000 (representing approximately 115% of the median estimated cost of the franchisor-mandated PIP) into a PIP reserve in connection with such renovations.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the FIRREA. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports is more than twelve (12) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), there is a condemnation proceeding initiated with respect to the 20 Logistics Boulevard Mortgaged Property by the Commonwealth of Kentucky Transportation Department to obtain 10,784 square feet of land along US Route 25, as well as easements over the adjoining property for slope and public utility installation.

With respect to the Century Plaza Towers Mortgage Loan (2.7%), in lieu of condemnation proceedings, the related borrower is currently negotiating easements with the City of Los Angeles (the “City”) and the Los Angeles County Metropolitan Transportation Authority (the “County”) in connection with the construction and operation of underground subway tunnels under a portion of the Mortgaged Property. Under the Century Plaza Towers Whole Loan documents, such easements may be executed by the borrower only if they have no material adverse effect on the Century Plaza Towers Whole Loan. According to information provided on behalf of the borrower, the parties have already reached understandings and applicable agreements have been approved by the City and are expected to be finalized soon. However we cannot assure you that such agreements will be finalized and if such agreements are not executed, the City or County could elect to initiate condemnation proceedings.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●

With respect to the DoubleTree New York Times Square West Leased Fee Mortgage Loan (3.8%), the borrower sponsor is a named co-defendant in a lawsuit filed by two individual investor plaintiffs seeking damages for monies allegedly due on their investment with a prior partner of the borrower sponsor (unrelated to the collateral). The borrower sponsor has represented to the lender that one plaintiff settled and dismissed his action and settlement discussions with the other plaintiff are in process. The borrower sponsor and the tenant under the related ground lease at the Mortgaged Property are two of several named defendants in an action filed by the owner of a neighboring property for water leak and property damage, which allegedly occurred during the course of the hotel’s construction. The matter is being defended by insurance counsel and the borrower sponsor has represented to the lender that sufficient insurance coverage exists to cover any judgment against the borrower sponsor. The borrower sponsor is a named co-defendant in an action brought by a condominium board and two commercial unit owners relating to alleged façade construction defects and water intrusion at a condominium project for which the borrower sponsor was also the borrower sponsor (unrelated to the collateral). An answer was served in October 2019. The borrower sponsor had ownership interests in five other properties (unrelated to the collateral) that secured mortgage loans that were subject to foreclosure actions in 2010, 2013 and 2015, wherein such mortgaged properties were sold to third parties or returned to the prior lenders, repaid in full or became subject to a deficiency judgment, and all of the actions were settled. The borrower sponsor filed for bankruptcy protection in connection with one of the foreclosures, but withdrew such claim upon sale of such mortgaged property to a third party and settlement with the prior lender.

●

With respect to the United Healthcare Office Mortgage Loan (3.6%) and the Courtyard - Tampa (Citrus Park) Mortgage Loan (1.6%), the guarantor and one of the related borrower sponsors were indirectly involved in a 2011 lawsuit in connection with the acquisition of a minority share in an office property in Grand Prairie, Texas (unrelated to the collateral). Bank of America was the lender to the seller for such office property, along with several other commercial properties, and claimed that it was entitled to a $1.0 million recovery through the below-market sale. Settlement was reached in September 2017 and the case was dismissed with prejudice.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 13 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Thirty-nine (39) of the Mortgage Loans (collectively, 73.0%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Fourteen (14) of the Mortgage Loans (collectively, 20.7%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) of the Mortgage Loans (4.0%) was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

●	One (1) of the Mortgage Loans (2.2%) was originated in connection with the borrower’s acquisition and refinance of the related Mortgaged Property.

Modified and Refinanced Loans

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●

With respect to eighteen (18) Mortgage Loans, Phoenix Industrial Portfolio III, United Healthcare Office, AVR Atlanta Airport SpringHill Gateway, 4041 Central, Century Plaza Towers, Westmont Red Roof Inn Portfolio II, Crimson Retail Portfolio, Redwood Technology Center, Springhill Suites Raleigh Cary, Shoppes at Parma, Shelbourne Square, Mentis Portfolio, 1413 Germantown Avenue, Holiday Inn Express Lincoln CA, The Ponce Hotel, Six Sentry Office Portfolio, Airport Square and Brickyard Plaza (collectively, 36.9%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, short sale or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property, which prior loan was the subject of a maturity default, a maturity extension, or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●

With respect to the Phoenix Industrial Portfolio III Mortgage Loan (4.2%), certain subsidiaries and/or affiliates of the related guarantor entities had (a) ownership interests in several properties (unrelated to the collateral) that had secured various mortgage loans that became the subject of foreclosure in 2001 and 2002 and (b) investments in certain subsidiaries and/or affiliates of Titan Global Holdings, Inc. (a non-real estate entity) that were subject to a bankruptcy in 2007. In addition, the guarantor entities (a) took control of borrowing entities that were subject to foreclosure in 2012 and 2013 in order to acquire distressed real estate notes, which foreclosures were not the cause of the guarantor entities’ sponsorship, but rather a step in such note acquisition) and (b) are also sponsors of borrowing entities of a mortgage loan collectively secured by five properties (unrelated to the collateral) all leased to a single tenant that filed for bankruptcy in 2019. The related borrowers have represented to the lender that such properties are in the process of being sold for more than the outstanding loan balance and there have been no modifications or discounted payoffs related to such sales.

●

With respect to the United Healthcare Office Mortgage Loan (3.6%), the Mortgaged Property previously secured a $50.75 million acquisition mortgage loan under prior ownership (a group of tenant-in-common investors), that went into maturity default in August 2011 when the prior owner was unable to obtain replacement financing following the recession, and was subsequently transferred to special servicing. In late 2014, the related borrower sponsor became the sponsor of the prior owner, converted the tenants-in common ownership structure into a single limited liability company, and recapitalized the Mortgaged Property with a $42.0 million senior loan, a $9.0 million mezzanine loan and $2.2 million of preferred equity provided by a borrower sponsor affiliate.

●

With respect to the AVR Atlanta Airport SpringHill Gateway Mortgage Loan (3.2%), the borrower sponsor was the sponsor of one loan secured by an office property that was transferred via deed-in-lieu of foreclosure in October 2010 and two loans secured by hotel properties (neither of which was the Mortgaged Property) that were subject to a foreclosure sale in 2011.

●

With respect to the 4041 Central Mortgage Loan (3.1%), affiliates of the borrower sponsor, Zaya Younan, have been involved in various mortgage defaults, including a total of seven foreclosures and five discounted pay-offs prior to 2013, related to office properties in Dallas, Texas, Houston, Texas, Chicago, Illinois and Phoenix, Arizona.

●

With respect to the Century Plaza Towers Mortgage Loan (2.7%), affiliates of certain of the borrower sponsors have had properties subject to defaults and foreclosures on commercial mortgage loans including (i) the foreclosure of an office property in Houston, Texas in 2016 and (ii) the foreclosure of an office property in Sacramento, California in 2013.

●

With respect to the Westmont Red Roof Inn Portfolio II Mortgage Loan (2.4%), the Mortgaged Properties were previously securitized in September 2007 in the CD 2007-CD5 transaction as part of a portfolio of 52 Red Roof Inns. Such loan went into foreclosure in November 2009 and a workout was resolved in June 2011.

●

With respect to the Crimson Retail Portfolio Mortgage Loan (2.2%), the related borrower sponsor purchased the South Plaza Mortgaged Property out of foreclosure in August 2019 for approximately $9.1 million.

●

With respect to the Redwood Technology Center Mortgage Loan (2.2%), the related borrower sponsor had ownership interests in two properties (unrelated to the collateral) that had secured mortgage loans that became the subject of discounted payoffs in 2014 and 2015.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-four (24) of the Mortgaged Properties (collectively, 16.3%), are each leased entirely (or substantially in its entirety) to a single tenant. See Annex A-1.

●

Three (3) Mortgaged Properties, Phoenix Industrial Portfolio III - Galesburg, Phoenix Industrial Portfolio III – Covington and ILPT Industrial Portfolio - 2150 Stanley Road (collectively, 3.0%), are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”. See also “—Affiliated Leases” below.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the, ILPT Industrial Portfolio, 4041 Central and Crimson Retail Portfolio Mortgage Loans.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease that expires prior to, or within 12 months after, the maturity date (in the case of Mortgage Loans that are not ARD Loans) or Anticipated Repayment Date (in the case of ARD Loans), as applicable, of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
United Healthcare Office	3.6%	No	12/31/2025	10/6/2024
Apple Inc. Boulder	1.2%	No	6/30/2026	12/6/2029
ILPT Industrial Portfolio - 1800 Union Airpark Boulevard	0.7%	No	10/31/2024	11/7/2029
ILPT Industrial Portfolio - 4237-4255 Anson Boulevard	0.5%	No	4/30/2021	11/7/2029
ILPT Industrial Portfolio - 5000 Commerce Way	0.5%	No	9/30/2027	11/7/2029
ILPT Industrial Portfolio - 945 Monument Drive	0.4%	No	5/31/2024	11/7/2029
ILPT Industrial Portfolio - 2801 Airwest Boulevard	0.3%	No	1/31/2024	11/7/2029
ILPT Industrial Portfolio - 20 Logistics Boulevard	0.2%	No	10/31/2021	11/7/2029
ILPT Industrial Portfolio - 5 Logistics Boulevard	0.2%	No	3/31/2025	11/7/2029
BNSF Logistics	0.7%	No	10/31/2029	12/6/2029
CVS Brownsburg	0.4%	No	9/30/2029	12/6/2029
Crimson Retail Portfolio - JoAnn Fabrics	0.2%	No	1/31/2030	11/6/2029
Crimson Retail Portfolio - Office Depot	0.1%	No	2/29/2024	11/6/2029

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the NRA footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each retail, office, mixed use and/or industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties, as applicable):

●

With respect to the Phoenix Industrial Portfolio III Mortgage Loan (4.2%), the largest tenant at the Galesburg Mortgaged Property, Blick Art Materials, LLC, has a one-time termination option as of January 1, 2030 with written notice on or before March 31, 2029 and a termination fee of $567,408. Additionally, the largest tenant at the Covington Mortgaged Property, VF Imagewear, Inc., may terminate its lease effective November 1, 2023, November 1, 2025 and November 1, 2027 with 180 days’ written notice and no termination fee.

●

With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the sole tenant of the 5500 SE Delaware Ave Mortgaged Property, The Toro Company, is currently in the process of expanding into an additional 194,000 square feet at the Mortgaged Property (the “TORO Expansion Premises”). The tenant has the right to terminate its lease as it relates to the Toro Expansion Premises if the expansion date has not occurred within 270 days after the target date of November 1, 2019. The tenant may exercise its right to terminate by giving notice no later than 30 days after the expiration of such 270-day period. Additionally, the second largest tenant at the 2150 Stanley Road Mortgaged Property, MD Logistics, Inc., has a one-time termination option as of June 30, 2022, with nine months’ notice and payment of a termination fee in the amount of $546,399.

●

With respect to the 4041 Central Mortgage Loan (3.1%), (i) the largest tenant, U.S. Government (IRS), has an ongoing right to terminate its lease in whole or part at any time with at least 90 days’ prior written notice, and (ii) the third largest tenant, U.S. Government GSA, has the right to terminate its lease at any time after September 30, 2023 in whole or part with at least 90 days’ prior written notice.

●

With respect to the Century Plaza Towers Mortgage Loan (2.7%), the largest tenant, Bank of America & Merrill Lynch, which leases 6.2% of the NRA at the Mortgaged Property, has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666. The second largest tenant, Manatt Phelps, which leases 4.8% of the NRA at the Mortgaged Property, has the right to terminate its lease pertaining to its occupancy of space on the 4th floor of the south tower at the Mortgaged Property on the last day of the fifth or tenth year of its lease term. The fourth largest tenant, Kirkland & Ellis, which leases 3.6% of the NRA at the Mortgaged Property, has the one-time right to terminate its lease as of January 1, 2032, upon written notice on or before January 1, 2031 and payment of a termination fee. The fifth largest tenant, Greenberg Glusker, which leases 3.5% of the NRA at the Mortgaged Property, has the one-time right to terminate its lease as of March 1, 2032, upon written notice on or before March 1, 2031 and payment of a termination fee.

Set forth below are certain leases to government sponsored tenants that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
4041 Central	3.1%	Maricopa County Dept of Public Health	12.5%	11.0%
4041 Central	3.1%	Maricopa County (SOS)	8.0%	7.0%
Airport Square	0.7%	State of Maryland – MD Think	12.0%	8.4%
Airport Square	0.7%	State of Maryland – MMCC	4.7%	5.0%
Airport Square	0.7%	US ACoE	10.0%	6.7%
Airport Square	0.7%	USA – GSA	7.6%	5.5%

For more information related to tenant termination options held by the 5 largest tenants (by NRA leased), see Annex A-1 and the accompanying footnotes, as well as the charts titled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to 4041 Central.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In particular, certain of the Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. Generally such tenants were underwritten as if they were in occupancy and paying full contractual rent. In addition, certain tenants’ rent may have been underwritten on a straight-lined basis. See Annex A-1 and the accompanying footnotes for additional information and Annex A-3 regarding additional information for the 15 largest Mortgage Loans.

For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by NRA leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis as set forth below:

●

With respect to the 225 Bush Mortgage Loan (4.7%), the fourth largest tenant at the mortgaged property, Handshake, occupies the 12th floor of the Mortgaged Property pursuant to a lease that commenced on October 1, 2019. The tenant has executed a separate lease for the 10th floor, which has a July 9, 2020 commencement date.

The tenant has not taken occupancy nor commenced paying rent for the 10th floor space.

●

With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), approximately $955,208 in straight line rent through the earlier of the loan term or the lease term was underwritten for seven tenants including Procter & Gamble, Amazon.com, Inc., SKF USA, The Toro Company, Whirlpool Corporation, Cummins, Inc. and Siemens Corporation, each of which is the sole tenant at its related Mortgaged Property.

●

With respect to the 4041 Central Mortgage Loan (3.1%), (i) the largest tenant, U.S. Government (IRS), is not utilizing 3,720 square feet of its 116,507 square foot premises, and (ii) the third largest tenant, U.S. Government GSA, is backfilling 16,305 square feet of its premises, which is expected to occur by November 30, 2019, after which it will be utilizing all except 4,140 square feet of its 36,523 square foot premises. In addition, the underwritten rent for the second largest tenant, Maricopa County Dept of Public Health; the third largest tenant, U.S. Government GSA, and the fifth largest tenant, Maricopa County (SOS) are based on straight line average rents through the lease term.

●

With respect to the Century Plaza Towers Mortgage Loan (2.7%), the largest tenant at the Mortgaged Property, Bank of America & Merrill Lynch (6.2% of NRA), is expected to begin paying rent and to take occupancy of an additional 26,664 square feet space starting January 2020. The second largest tenant at the Mortgaged Property, Manatt Phelps, is not yet in occupancy and is expected to begin paying rent and to take occupancy in stages in March 2020, with full occupancy of the space expected by May 2020. Additionally, the fourth and fifth largest tenants at the Mortgaged Property, Kirkland & Ellis (3.6% of NRA) and Greenberg Glusker, are not yet in occupancy and are in free rent periods and are expected to take occupancy and commence paying rent in January 2020 and March 2020, respectively, and other tenants are in free rent periods as well. At origination, a total amount of approximately $29,545,735 was deposited into a free rent reserve for all applicable tenants at the Mortgaged Property. In addition, approximately $2,354,778 in straight line rent through the earlier of the loan term or the lease term for 13 tenants was underwritten.

●

With respect to the Crimson Retail Portfolio Mortgage Loan (2.2%), the largest tenant at the South Plaza Mortgaged Property, Winn Dixie, has executed an amendment to expand into an additional 2,500 square feet of space. The tenant has not taken occupancy nor commenced paying rent for the additional space. Additionally, the third largest tenant at the South Plaza Mortgaged Property, Focus Fit, has four months of free rent beginning May 2020 through August 2020.

●

With respect to the Redwood Technology Center Mortgage Loan (2.2%), the largest tenant, Ciena Corporation, has not built out, and is not currently in occupancy of, a portion of its space representing approximately 12.1% of the NRA at the Mortgaged Property. Ciena Corporation remains obligated to perform any obligations respecting such space under its related lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgage Loans.

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With respect to eighteen (18) of the Mortgaged Properties, Wyndham National Hotel Portfolio – Travelodge – 1710 Jefferson Street, Wyndham National Hotel Portfolio – Travelodge – 8233 Airline Highway, Wyndham National Hotel Portfolio – Travelodge – 2680 Airport Road, Wyndham National Hotel Portfolio – Travelodge – 123 Westvaco Road, Wyndham National Hotel Portfolio – Baymont Inn & Suites – 100 15th Street South East, Wyndham National Hotel Portfolio – Travelodge – 108 6th Avenue, 3 Columbus Circle, ILPT Industrial Portfolio - 4237-4255 Anson Boulevard, ILPT Industrial Portfolio - 5000 Commerce Way, AVR Atlanta Airport SpringHill Gateway, Springhill Suites Raleigh Cary, Shoppes at Parma, Walmart Supercenter Douglasville, Courtyard - Tampa (Citrus Park), Global Payments, Inc., Holiday Inn Express Lincoln CA, 1900 Evans Road and Rosedale Tech (collectively, 20.6%), each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a prior owner of the related property, a tenant at a neighboring property, a ground lessor, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a lender, or another third party. See “Yield and Maturity Considerations”. See also representation and warranty nos. 5 and 6 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

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With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), (i) the lodging contracts entered into between the borrower and Union Pacific Railroad Company relating to each of the Jefferson, MO, Livonia, LA and Santa Teresa, NM Mortgaged Properties give Union Pacific Railroad Company a right to negotiate to purchase each related Mortgaged Property in the event of a proposed sale of any of such Mortgaged Properties, (ii) the Low Moor, VA Mortgaged Property is subject to a right of first refusal in favor of a prior owner in the event of a proposed sale or lease of the related Mortgaged Property, (iii) the Glenwood, MN Mortgaged Property is subject to a purchase option in favor of Canadian Pacific pursuant to the terms of the related lodging contract, with an option price based on the lesser of (a) the development costs of the related hotel (reduced by 1.12% on each anniversary of the term of the related lodging contract) and (b) an amount between $2,912,059 and $3,229,709, depending on the date of exercise of the purchase option and whether the Mortgagor is required to supply a generator, and (iv) the lodging contract entered into between the borrower and BNSF Railway Company with respect to the Edgemont, SD Mortgaged Property grants BNSF Railway Company the right to cause the borrower, at the expense of BNSF Railway Company, to relocate the related lodging facility.

●

With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), Amazon.com, Inc., the sole tenant at each of the 4237-4255 Anson Boulevard Mortgaged Property and the 5000 Commerce Way Mortgaged Property, has a right of first offer (“ROFO”) (and also a right of first refusal (“ROFR”) at the 5000 Commerce Way Mortgaged Property) in the event of a proposed sale of any such Mortgaged Property or of a portfolio comprised solely of such Mortgaged Properties to a third party. The ROFO and ROFR do not apply to transfers in connection with any debt or equity financing, or pursuant to a foreclosure or deed-in-lieu thereof, but would apply to subsequent transfers. Additionally, The Toro Company, the sole tenant at the 5500 SE Delaware Ave Mortgaged Property, has a ROFO in the event of a proposed sale of such Mortgaged Property to a third party, except in the case of any portfolio sale where the total sale price is over $500,000,000. The ROFO does not apply to a transfer in connection with any debt or equity financing, or pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease.

●

With respect to the 3 Columbus Circle Mortgage Loan (4.0%), JPMorgan Chase Bank, N.A. (“JPMCB”) occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the borrower, as the landlord, seeks to sell such condominium unit to a third party, for a purchase price then to be proposed to such third party by the borrower, JPMCB, as the tenant, has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. See also representation and warranty no. 6 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

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With respect to the DoubleTree New York Times Square West Leased Fee Mortgage Loan (3.8%), the borrower sponsor owned the Mortgaged Property in fee simple before bifurcating the fee and leasehold interests at origination. The Mortgaged Property is held through the borrower’s leased fee interest under a ground lease, which expires on October 31, 2068, whereby the borrower is the landlord and NYHK West 40 LLC, an affiliate of the borrower, is the tenant. The current annual ground rent is $5,400,000, subject to 1.0% annual increases beginning on the tenth anniversary of the lease commencement date. The borrower’s failure to enforce its remedies under the ground lease during an event of default thereunder is recourse to the sponsor.

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With respect to the Century Plaza Towers Mortgage Loan (2.7%), the related borrower is indirectly owned and controlled by (i) a joint venture of the Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association, which owns 50% of the related borrower, and (ii) a joint venture between an institutional account managed by Hines and Hines Investment Management Holdings Limited Partnership. The Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, National Association is managed by

J.P. Morgan Asset management, an affiliate of JP Morgan (“JPM”). JPM is also the third largest tenant (4.1% of NRA) at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Thirteen (13) of the Mortgaged Properties (collectively, 16.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties are insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

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With respect to the United Healthcare Mortgage Loan (3.6%), the borrower is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, United HealthCare Partners, provided that such insurance meets the requirements set forth in the Mortgage Loan documents.

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With respect to the AVR Atlanta Airport SpringHill Gateway Mortgage Loan (3.2%), at origination the manager of the Mortgaged Property, Springhill SMC, LLC, a subsidiary of Marriott International, Inc. (“Marriott”), was maintaining insurance coverage for the Mortgaged Property pursuant to the terms of the Marriott management agreement. Marriott is permitted to maintain coverage under a blanket insurance policy pursuant to the terms of the Marriott management agreement.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. In some cases involving major tenants, the application of insurance proceeds and condemnation awards to repair or restore a Mortgaged Property may be subject to the related lease. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 16 and 29 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the 225 Bush Mortgage Loan (4.7%), the improvements at the related Mortgaged Property have been designated as a “Significant Building” under Article 11 of the City of San Francisco Planning Code (the “Code”). Pursuant to the Code, certain alterations or any demolition of a structure designated as a Significant Building is subject to the approval of the City of San Francisco Historic Preservation Commission.

With respect to the Carnegie Hotel Mortgage Loan (2.0%), the Mortgaged Property has a material zoning violation as to parking (103 spaces existing v. 239 spaces required). The hotel currently uses 172 off-site parking spaces, but the related zoning ordinance requires a special exception process for any landowner to obtain credit for off-site parking spaces. The Mortgaged Property and the adjacent parking deck were once owned by the City of Johnson City, TN (the “City”). At the time of the City’s out-conveyance, the related approval for off-site parking credit was not obtained. The borrower has initiated discussions with City planning officials to obtain such parking approvals. The lender’s title insurance policy issued at loan origination includes a zoning endorsement with parking. The Mortgage Loan documents provide that the borrower and guarantors have full recourse liability until such time as the related parking approvals have been obtained, and, once obtained, that the recourse liability terminates.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 6 and 24 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “—Environmental Considerations” above.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV ratio and appraised value using values other than “as-is”, as well as the corresponding LTV ratio and appraised value using “as-is” values.

Mortgaged Property	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As- Is”)	Maturity Date or ARD LTV Ratio (Other than “As- Is”)	Appraised Value (Other Than “As- Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date or ARD LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Wyndham National Hotel Portfolio(1)	4.7%	67.4%	46.7%	$215,000,000	69.1%	47.8%	$209,900,000
Holiday Inn Express Lincoln CA(2)	1.2%	60.0%	53.9%	$15,000,000	67.2%	60.3%	$13,400,000
530 West 136th Street(3)	0.9%	62.7%	62.7%	$10,400,000	63.3%	63.3%	$10,300,000
BNSF Logistics(4)	0.7%	65.0%	55.5%	$8,300,000	77.1%	65.8%	$7,000,000
Brickyard Plaza(5)	0.5%	62.5%	62.5%	$6,400,000	77.7%	77.7%	$5,150,000

(1)	The Appraised Value represents the aggregate sum of the available “As-Is” and “As-Complete” appraised values for each of the Mortgaged Properties on an individual basis.

(2)

The Appraised Value represents the “As-Complete” value as of October 1, 2020, which assumes the completion a franchisor-mandated PIP at the related Mortgaged Property by the “As-Complete” valuation date. At origination, the borrower reserved $1,234,375 (representing 125% of the estimated cost of the franchisor-mandated PIP) into a capital expenditure reserve in connection with such renovations.

(3)

The Appraised Value represents the “As-Stabilized” appraised value for the Mortgaged Property assuming a boiler is fully converted to natural gas use. $87,500 was reserved at origination and the conversion is expected to be completed by December 2019.

(4)

The Appraised Value represents the “As-Stabilized” value as of November 3, 2019, which assumes the completion of construction and the stabilized operation of the related improvements by the “As-Stabilized” valuation date.

(5)

The Appraised Value with respect to the Mortgage Loan assumes the Crossfit (UTE Fitness) tenant will commence paying rent in February 2020 and the outstanding tenant improvement allowance is all that is needed to complete the tenant’s buildout. All gap rent and outstanding tenant improvements were reserved for at origination.

In addition, while the Mortgaged Property may have been underwritten based on an “as-is” Appraised Value as noted in the related appraisal, we cannot assure you that such Mortgaged Property will be sold at a price that is equal to or greater than such Appraised Value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

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A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two or three years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

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With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided that certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

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The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

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With respect to the 225 Bush Mortgage Loan (4.7%), the Mortgage Loan documents do not provide recourse in the case of the borrower’s misappropriation of rents during the continuation of an event of default.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the obligations of the nonrecourse carveout guarantor for any guaranteed obligations for which the ILPT Industrial Portfolio Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) are capped at 15% of the outstanding principal balance of the ILPT Industrial Portfolio Whole Loan. In addition, voluntary transfers of either the Mortgaged Properties or equity interests in the borrowers made in violation of the ILPT Industrial Portfolio Whole Loan documents are recourse for losses only.

●	With respect to the Century Plaza Towers Mortgage Loan (2.7%), neither a guaranty nor an environmental indemnity was obtained from an entity distinct from the related borrower.

●

With respect to each of the Global Payments, Inc. Mortgage Loan (1.3%), the Dollar General Rolla Mortgage Loan (0.1%) and the Dollar General Dexter Mortgage Loan (0.1%), voluntary transfers in violation of the related Mortgage Loan documents are not full recourse.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

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With respect to the Chroma Apartments Mortgage Loan (4.7%), the Mortgaged Property is enrolled in the Chapter 353 real estate tax abatement program. The tax abatement has a 15-year term expiring December 31, 2033. The abatement locks in the assessed value for the Mortgaged Property at pre-development amounts with 100% of the increase in assessed value being abated for the entire abatement period. The appraiser concluded that the net present value of the tax abatement over a 15-year period was $10,200,000.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the 1800 Union Airpark Boulevard Mortgaged Property is subject to two agreements pursuant to which it pays minimum service payments in lieu of taxes to the City of Union (the “City”) from the first tax year after the improvements have been completed (the “TIF Commencement”) until the earlier of (a) 10 years after the TIF Commencement or (b) the date on which the City can no longer require service payments in lieu of taxes. The City requires that the service payments mirror the amount of tax payments that would have otherwise been required on 75% of the increased assessed value, but in no case less than $10,958,710 (the “Minimum Service Payments”), which are secured by a Minimum Service Payment lien on the Mortgaged Property. Under the Ohio Revised Code, such lien enjoys the same priority as a tax lien).

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With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), in order to incentivize the sole tenant at the 5142 and 5148 North Hanley Road Mortgaged Property, SKF USA (“SKF”), to locate to such Mortgaged Property, a fee interest in such Mortgaged Property was obtained by St. Louis County, St. Louis County ground leased the Mortgaged Property (the “Bond Lease”) to the applicable borrower’s predecessor-in-interest (the “Predecessor Entity”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the Mortgaged Property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”). The rent payable by the borrower to the County under the Bond Lease is equal to the principal and interest payments due to the borrower under the County Bonds. During the term of the Bond Lease, the borrower is entitled to purchase all or any portion of the Mortgaged Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds. The borrower is also required to repurchase the Mortgaged Property and terminate the Bond Lease upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31, 2025. In connection with the foregoing arrangements, the related borrower is exempt from payment of real property taxes. Under the Performance Agreement, in lieu of real property taxes, the related borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on various employment milestones resulting in a total of at least 388 full time employees by December 2016, with such employment positions to be maintained through the end of the abatement period. Pursuant to the lease with the borrower, SKF is obligated to pay both the regular unabated taxes (when due) and the contribution payments as applicable. If the milestones are not met, the taxes will not be reduced or eliminated. Since SKF is responsible for direct payment of taxes at the full assessed value, no real estate taxes were underwritten. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%), the 945 Monument Drive Mortgaged Property has two separate tax abatement agreements in place, the “2013 Agreement” (respecting the original property assessment) and the “2015 Agreement” (respecting the expanded property assessment). Under each of the 2013 Agreement and the 2015 Agreement, the related borrower (a) was required to make an initial minimum investment in an aggregate total of $24,600,000 and (b) must meet various employment milestones resulting in an aggregate total of at least 130 full time employees by December 2018, with such employment positions to be maintained through the end of the abatement period. The agreed-upon abatement under the 2013 Agreement is a 75% deduction of the real property taxes for a 10-year period. According to the related appraisal, the 2015 Agreement reflects a 76.29% blended abatement rate, based on the Mortgaged Property’s expansion in late 2015. Per the appraiser, attempts to clarify the Mortgaged Property’s abatement percentage with the county assessor were unsuccessful. The appraisal assumes (a) that the Mortgaged Property is in year 3 of the tax abatement and (b) an 80% deduction of improved assessment. The sole tenant is required to pay taxes under its lease.

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With respect to the 3 Columbus Circle Mortgaged Property (4.0%), as a result of renovation work undertaken from 2010 to 2013, the Mortgaged Property has been granted a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. The ICIP provides real property tax benefits, a partial exemption from or abatement for varying periods up to 25 years to eligible industrial or commercial buildings that are constructed, expanded, modernized, rehabilitated, or otherwise physically improved. Based on the appraisal obtained by the lender, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption.

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With respect to the AVR Atlanta Airport SpringHill Gateway Mortgaged Property (3.2%), the Mortgaged Property is part of a master planned, mixed-use project owned by College Park Business and Industrial Development Authority (“BIDA”). In 2008, the Mortgaged Property became subject to a Parcel Design, Development and Operating Agreement (the “PDDO Agreement”) and a PILOT Agreement (the “PILOT Agreement”) between BIDA and College Park Gateway Hotel Two, LLC, which subsequently assigned the PDDO Agreement and the PILOT Agreement to AVR Gateway S LLC (the “Borrower Guarantor”). Pursuant to the PDDO Agreement, the Borrower Guarantor has the sole and exclusive right to operate the Mortgaged Property through August 2, 2057. BIDA is the fee simple owner of the Mortgaged Property. As long as BIDA owns the fee simple interest, the Mortgaged Property is tax exempt from both real and personal property taxes. The Borrower Guarantor has the right to purchase the fee simple interest in the Mortgaged Property at any time from and after 2038 at a purchase price equal to the sum of (i) all outstanding financings related to the Mortgaged Property and (ii) 10% of the then current market value of the land (not including the value of the improvements or personal property). Pursuant to the PDDO Agreement, the Borrower Guarantor has rights in the Mortgaged Property that are similar to leasehold interest rights. The Borrower Guarantor is obligated to make certain rental payments to BIDA, comprised of (i) the monthly debt service payments under the Mortgage Loan, (ii) fixed annual “Administrative Fee” in the amount of $175,000, (iii) PILOT payments in accordance with a schedule outlined in the PILOT Agreement, (iv) SkyTrain fees and (v) a “Financing Fee,” which equates to approximately 1/8 of 1.0% of the outstanding principal balance of the Mortgage Loan. Pursuant to the PDDO Agreement, the Borrower Guarantor is not permitted to transfer its interest in the PDDO Agreement without the prior written consent of BIDA, which consent is not to be unreasonably withheld. The transfer restriction does not apply to the exercise of remedies by lender. The Mortgage Loan is structured with BIDA as the borrower. As collateral for the Mortgage Loan, BIDA has granted to lender a first priority lien in its fee simple interest in the Mortgaged Property and has issued a bond in the principal amount of the Mortgage Loan, which bond is payable to the lender. Additionally, the Borrower Guarantor has guaranteed BIDA’s payment and performance under the Mortgage Loan, and, as collateral for its guaranty, the Borrower Guarantor has pledged its security interest and assigned to lender all of its rights and interests in the PDDO Agreement. Under the REMIC provisions of the Code, a Trust REMIC may not be able to directly hold property such as the PDDO Agreement, which may adversely affect the foreclosure of the AVR Atlanta Airport SpringHill Gateway Mortgage Loan. Unless otherwise specified, references to the borrower under the AVR Atlanta Airport SpringHill Gateway Mortgage Loan mean the Borrower Guarantor.

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With respect to the Shoppes at Parma Mortgage Loan (1.9%), the Mortgaged Property is located within a tax incentive financing (“TIF”) district, which was implemented in connection with the re-development of the Mortgaged Property. In connection with the TIF, the owner of the Mortgaged Property is responsible for only paying required service payments under the TIF bonds issued by the Cleveland-Cuyahoga County Port Authority to partially fund the re-development of the Shoppes at Parma Mortgaged Property. At the time of redevelopment, the Mortgaged Property value for tax purposes was reduced to $12,471,900 and the incremental increase in real estate taxes, generated as a result of the increase in value of the Mortgaged Property (the “Shoppes at Parma Increased Taxes”), will be utilized to pay the bond’s debt service. The excess of the Shoppes at Parma Increased Taxes after the payment of the bond’s service payments (the “Shoppes at Parma Excess TIF Revenues”) will be returned to the developer to reimburse for eligible development costs, which are up to $72,500,000. In connection with the acquisition of the Mortgaged Property and the origination of the Mortgage Loan, the original developer assigned its rights to the Shoppes at Parma Excess TIF Revenue reimbursement to the borrower and the borrower and the lender entered into a collateral assignment of the Shoppes at Parma Mortgage Loan Excess TIF Revenues, which runs to assignors and successors of the owner and would include the lender. The Mortgaged Property is subject to a mortgage and declaration of covenants and conditions relative to service payments in lieu of taxes (the “Shoppes at Parma TIF Mortgage”), which was provided to secure obligations under the Cleveland-Cuyahoga County Port Authority Development Revenue Bonds in the amount of $10,000,000 issued on July 10, 2014 (the “Shoppes at Parma TIF Bonds”). The Shoppes at Parma TIF Bonds mature in 2043, and are secured by, and are payable from, the service payments in lieu of taxes paid on the Shoppes at Parma Mortgaged Property. The Shoppes at Parma TIF Mortgage is a first lien on the Mortgaged Property. Under the REMIC provisions of the Code, a Trust REMIC may not be able to directly hold property such as Shoppes at Parma Excess TIF Revenue reimbursement rights, which may adversely affect the foreclosure of the Shoppes at Parma Mortgage Loan.

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With respect to the 1413 Germantown Avenue Mortgage Loan (1.6%), the related Mortgaged Property benefits from a partial 10-year land tax abatement, which is expected to commence in January 2020. The appraiser concluded that the net present value of the tax abatement over a 10-year period was $990,925.

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With respect to the 2701 Grand Concourse Mortgage Loan (1.3%), as a result of renovation work undertaken in 1991 with units subsequently leased under New York City’s rent stabilization program, the Mortgaged Property has been granted a property tax exemption pursuant to the J-51 tax exemption and abatement program. The tax exemption has a 34-year term expiring in 2029. The tax exemption locks in the Mortgaged Property’s assessed value at pre-renovation levels and the borrower does not pay property taxes on the increase in value as a result of the renovation. The appraiser concluded that the net present value of the tax exemption over the next 10 years was $771,109.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans (collectively, 48.6%) provide for interest only payments for the entire term to stated maturity or to the related Anticipated Repayment Date, as applicable, with no scheduled amortization prior to that date.

Nineteen (19) Mortgage Loans (collectively, 28.7%) require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Thirteen (13) Mortgage Loans (collectively, 22.8%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Full IO	20	$ 349,265,000	47.0%
Amortizing	19	213,171,299	28.7
Partial IO	13	169,346,250	22.8
Full IO, ARD	3	11,785,000	1.6
Total:	55	$ 743,567,549	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Overview of Due Dates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
6	31	$ 403,654,299	54.3%
1	12	137,435,000	18.5
11	8	120,349,639	16.2
5	2	32,128,611	4.3
7	1	30,000,000	4.0
9	1	20,000,000	2.7
Total:	55	$ 743,567,549	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period Default (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	50	$ 687,067,549	92.4%
5(1)	4	44,700,000	6.0
7(2)	1	11,800,000	1.6
Total	55	$ 743,567,549	100.0%

(1)	The Global Payments, Inc. Mortgage Loan has 2 grace periods of 5 days during the mortgage loan term.

(2)	The 1413 Germantown Avenue Mortgage Loan has a 7-day grace period. The grace period does not apply to a balloon payment.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Three (3) Mortgage Loans, Global Payments, Inc., Dollar General Rolla and Dollar General Dexter Mortgage Loans (collectively, 1.6%) (each, an “ARD Loan”) each provides that, after a certain date (an “Anticipated Repayment Date” or “ARD”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (a “Revised Rate”) rather than the original stated Mortgage Rate (an “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan.

Each ARD Loan is interest-only for its entire term to ARD; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the related borrower to repay an ARD Loan on or before its Anticipated Repayment Date but the related borrower will have no obligation to do so. We make no statement regarding the likelihood that an ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Single Purpose Entity Covenants

In some cases, borrowers under the subject Mortgage Loans may have previously owned non-collateral real property or otherwise taken actions inconsistent with being a single purpose entity.

See representation and warranty no. 31 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), in the event of certain circumstances permitting a reduction in train crew sizes to a number less than two (2) at any company subject to a railroad contract at any of the related Mortgaged Properties (a “Collective Bargaining Cash Sweep Trigger Event”), and either (a) the occupancy based on the railway company contracts is less than 42.5% or (b) a Collective Bargaining Cash Sweep Trigger Event occurs at any time following the monthly payment date occurring in June 2029, the Mortgage Loan documents (i) provide full recourse to the related borrower sponsor in an aggregate amount equal to $72,500,000 (the “Vukota Payment Guaranty”) and (ii) require the borrower to cause the guarantor to deliver to the lender a letter of credit in an amount equal to $25,000,000 (the “LOC Obligations”) within thirty (30) days of the occurrence of a Collective Bargaining Cash Sweep Trigger Event as additional security for the borrower’s obligations under the Mortgage Loan documents. In addition, (i) at origination, the sole member of the borrower pledged 100% of its equity interest in the related property manager as additional security for the Mortgage Loan (the “Equity Pledge”) and (ii) the Mortgage Loan documents provide recourse to the guarantors for any losses to the lender in connection with a breach of certain backward-looking representations provided by the related borrower (the “Recycled-SPE Guaranteed Obligations”). At origination, the borrower did deliver to the lender a counsel’s opinion regarding non-consolidation of the borrower, provided that such opinion expresses no opinion regarding the substantive consolidation of the assets and liabilities of the borrower or its managing member with those of any one or more related parties to the extent of the existence of the Vukota Payment Guaranty, the LOC Obligations, the Equity Pledge or the Recycled SPE Guaranteed Obligations. We cannot assure you that the Vukota Payment Guaranty, the LOC Obligations, the Equity Pledge or the Recycled SPE Guaranteed Obligations would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrower or its managing member with those of the guarantors. This opinion was based on numerous assumptions regarding future actions of the borrower and its affiliates. The opinion of counsel regarding these issues is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date, as applicable. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio or debt yield levels and/or satisfying leasing conditions; and

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if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

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Forty-four (44) of the Mortgage Loans (collectively, 79.3%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

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Five (5) of the Mortgage Loans (collectively, 12.0%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, and thereafter such Mortgage Loan is freely prepayable.

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Two (2) of the Mortgage Loans (collectively, 4.4%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, permits the borrower to either (a) make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium or (b) defease such Mortgage Loan by pledging Government Securities (or, in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

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Four (4) of the Mortgage Loans (collectively, 4.3%) each permit the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge for a specified period, and thereafter for a specified period, permits the borrower to either (a) make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or (b) defease such Mortgage Loan by pledging Government Securities (or, in some cases, other securities, subject to certain REMIC and rating conditions) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable (or, in the case of an Anticipated Repayment Date or the commencement of an open prepayment period, outstanding) on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as applicable, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	6	6.7%
4	35	55.2
5	4	10.0
6	2	8.9
7	8	19.2
Total	55	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interests in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

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the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in a borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of fifty (50) of the Mortgage Loans (collectively, 88.0%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See representation and warranty no. 32 on Annex D-1 and the exceptions thereto, if any, on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the Wyndham National Hotel Portfolio Mortgage Loan (4.7%), after the expiration of the related lockout period, the related borrower is permitted to obtain the release of any individual Mortgaged Property upon a sale to a third party not affiliated with the borrower, provided that, among other conditions: (a) the borrower provides at least 15 business days’ prior written notice; (b) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (c) after giving effect to such release, (i) the debt service coverage ratio based on the trailing 12 months is no less than the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.94x, (ii) the debt yield (based on net cash flow) for the remaining Mortgaged Properties following the release is no less than the greater of (A) the debt yield (based on net cash flow) immediately preceding such release and (B) 14.2%, and (iii) the loan-to-value ratio for the remaining Mortgaged Properties following the release does not exceed the lesser of (A) 67.4% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; (d) the borrower delivers evidence reasonably satisfactory to the lender the related franchisor has agreed to, as applicable, (i) the assignment, transfer or termination of the related franchise agreement or (ii) the release of such Mortgaged Property from such franchise agreement, as described in the Mortgage Loan documents; (e) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (f) satisfaction of customary REMIC requirements. Notwithstanding the foregoing, the borrower may obtain the release of an individual Mortgaged Property at any time without satisfying the above described debt service coverage ratio test, debt yield test and loan-to-value test (and without satisfying the requirement of a sale to an unaffiliated third party) if (a) if such release would cure a non-monetary event of default which relates solely to such individual Mortgaged Property, (b) in connection with exercise by BNSF Railway Company to relocate the lodging facility at the Edgemont, SD Mortgaged Property, or (c) exercise by Canadian Pacific to purchase the lodging facility at the Glennmont, MN Mortgaged Property, in each case of (a), (b) or (c) above, in accordance with the terms set forth in the Mortgage Loan documents.

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With respect to the Phoenix Industrial Portfolio III Mortgage Loan (4.2%), the Mortgage Loan documents permit the release of an individual Mortgaged Property upon a transfer to a third party after the expiration of the lockout period; provided that, among other conditions: (a) the borrower defeases the Mortgage Loan in an amount equal to at least 115% of the allocated loan amount; (b) the debt service coverage ratio immediately following the release (based upon the trailing 12-month period immediately preceding the date of such determination) is not less than the greater of (i) 1.66x or (ii) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (c) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%, or the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (i) if the released individual Mortgaged Property is sold, the net proceeds of the sale of the

Mortgaged Property, (ii) the fair market value of the individual Mortgaged Property at the time of release or (iii) an amount such that the loan-to-value ratio of the remaining Mortgaged Properties does not increase after such release; (d) the borrower pays (i) all of the lender’s and servicer’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees), (ii) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (iii) all costs and expenses of the rating agencies incurred with respect to such release, and (iv) with respect to any servicer, the current fee being assessed by such servicer to effect such release; and (e) satisfaction of customary REMIC requirements.

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With respect to the Century Plaza Towers Mortgage Loan (2.7%), if no event of default is continuing, and subject to certain other conditions in the related loan agreement, the borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably expected to have a material adverse effect on the Century Plaza Towers Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the borrower, the borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the borrower may return the development rights to the borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the borrower. If the borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the borrower, as described above, then the borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

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With respect to the Westmont Red Roof Inn Portfolio II (2.4%), after the expiration of the lockout period, the borrower is permitted to obtain the release of an individual Mortgaged Property upon a sale to a third party not affiliated with the borrower, provided that certain conditions are satisfied, including: (i) the borrower delivers to the lender the greater of (a) 100% of the allocated net proceeds received for the Mortgaged Property to be released or (b) 110% of the allocated loan amount for the first Mortgaged Property to be released and 115% of the allocated loan amount for any subsequent Mortgaged Property that is released thereafter; (ii) the debt yield is not less than the greater of (A) the debt yield immediately preceding such partial release and (B) the debt yield at origination of the Mortgage Loan; (iii) the loan-to-value ratio is not more than the lesser of (A) the loan-to-value immediately preceding such partial release and (B) the loan-to-value at origination of the Mortgage Loan; (iv) the debt service coverage ratio is not less than the greater of (A) the debt service coverage ratio immediately preceding such partial release and (B) the debt service coverage ratio as of origination of the Mortgage Loan; (v) at the time the borrower requests a partial release and after giving effect to such partial release, there is no continuing event of default; and (vi) satisfaction of customary REMIC requirements.

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With respect to the Crimson Retail Portfolio Mortgage Loan (2.2%), the Mortgage Loan documents permit the release of an individual Mortgaged Property upon a transfer to a third party after the expiration of the lockout period; provided that, among other conditions: (i) the borrower defeases the Mortgage Loan in an amount equal to at least (A) 115% of the allocated loan amount with respect to either the South Plaza Mortgaged Property or the Office Depot Mortgaged Property, or (B) 120% of the allocated loan amount with respect to either the Little Elm Mortgaged Property or the JoAnn Fabrics Mortgaged Property; (ii) the debt service coverage ratio immediately following the release (based upon the trailing 12-month period immediately preceding the date of such determination) is not less than the greater of (A) 1.83x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) the debt yield immediately following the release is not less than the greater of (A) 10.2% or (B) the debt yield for all the Mortgaged Properties immediately preceding the release; (iv) the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 72.5% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; (v) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (vi) satisfaction of customary REMIC requirements.

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With respect to the Shoppes at Parma Mortgage Loan (1.9%), the borrower may release certain unimproved parcels on the south side of the Mortgaged Property totaling 6.7 acres (the “Shoppes at Parma Release Parcel”). The borrower will be permitted to release the Shoppes at Parma Release Parcel, provided that: (i) the remaining Shoppes at Parma Mortgaged Property has a loan to value ratio no greater than the lesser of (a) 65.0% and (b) the loan to value ratio in place immediately prior to the release; (ii) the remaining Mortgaged Property has a debt service coverage ratio no less than the greater of (a) 1.70x and (b) the debt service coverage ratio in place immediately prior to the release; (iii) documentation confirming that the release of the Shoppes at Parma Release Parcel will not violate any zoning, building, land use or subdivision regulations or other similar legal requirements and that the remaining Mortgaged Property will still be a legal-conforming use and constitute a separate tax lot; (iv) to the extent necessary, the execution of an acceptable reciprocal easement agreement or similar agreement for access between the parties; (v) the borrower obtains an acceptable endorsement to the title policy and an updated survey; (vi) payment of (x) a release price equal to the greater of $970,000 and the appraised value of the Shoppes at Parma Release Parcel at the time of release and (y) any prepayment penalty associated therewith; (vii)

satisfaction of customary REMIC requirements; and (viii) the Shoppes at Parma Release Parcel is prohibited from being developed into retail space.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-nine (39) of the Mortgage Loans (collectively, 68.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty (40) of the Mortgage Loans (collectively, 66.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Seventeen (17) of the Mortgage Loans (collectively, 59.8%) are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirty-seven (37) of the Mortgage Loans (collectively, 62.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-six (26) of the Mortgage Loans (collectively, 46.8%) provide for monthly or upfront escrows to cover deferred maintenance or franchise mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox/Cash Management Types

Type of Lockbox/Cash Management	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing	18	$349,124,861	47.0%
Springing	26	259,215,000	34.9
Hard/In Place	5	59,709,896	8.0
None	3	39,217,792	5.3
Soft/Springing	3	36,300,000	4.9
Total:	55	$743,567,549	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

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Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

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Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

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Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

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Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

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Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

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None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

Notwithstanding the foregoing, in connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager and, in some cases, such deposit may be net of fees payable to and reserves maintained by the property manager, as well as certain other operating expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans, except as described below, were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines.

With respect to the Chroma Apartments Mortgage Loan (4.7%), the Mortgage Loan underwritten loan-to-value and U/W NCF DSCR inclusive of in-place mezzanine debt ($10.1 million) are greater than 80.0% (82.3%) and not greater than 1.20x (1.20x), respectively, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV and U/W NCF DSCR excluding the mezzanine debt are 68.5% and 1.85x; (b) the Mortgaged Property is a newly constructed, Class A mixed use apartment commercial building that was 95.3% occupied as of October, 2019; (c) the mezzanine loan is coterminous with the Mortgage Loan; (d) the mezzanine lender is 100% owned by Sound Mark Horizons Fund, LP (the “Fund”), an open-ended limited partnership formed by Sound Mark Partners, LLC (“Sound Mark”) in 2013 for the purpose of investing in moderate risk commercial real estate debt and other investments, and as of December 31, 2018, the Fund had committed capital of $235.6 million, of which $203.3 million has been contributed and $224.5 million has been called including distributions reinvested in the Fund; (e) Sound Mark has provided approximately $175 million of mezzanine debt across 13 separate CMBS loans over the past 6 years, ranging from $3 million to $25 million. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Rialto Real Estate Fund IV – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; and “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

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any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

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the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

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although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

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certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Subordinate Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(2)	Total Debt Underwritten NCF DSCR(1)
Chroma Apartments	$35,000,000	4.7%	$10,100,000	N/A	$15,000,000	$60,100,000	4.9767705%	68.5%	82.3%	1.81x	1.20x
United Healthcare Office	$26,800,000	3.6%	$6,000,000	N/A	$20,000,000	$52,800,000	5.5499936%	66.7%	75.2%	1.56x	1.30x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loans, but excluding any mezzanine debt.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Chroma Apartments and United Healthcare Office Mortgage Loans (collectively, 8.3%) identified in the table above are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after receipt by the related mezzanine lender of notice of an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, permitted prepayments or cure payments of the related mezzanine loan prior to the payment in full of the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if an event of default occurs under the Mortgage Loan documents and the Mortgage Loan lender notifies the Mortgage Loan borrower of its intention to exercise (or, in some cases, actually exercises) its remedies against the real property collateral for the related Mortgage Loan the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any unreimbursed servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

With respect to the Doubletree New York Times Square West Leased Fee Mortgage Loan (3.8%), the Mortgage Loan is secured solely by the borrower’s leased fee interest in the related Mortgaged Property (a land parcel beneath a 36-story, 612-room, full-service hotel). The related leasehold interest was transferred to an affiliate of the borrower and is security for a separate leasehold mortgage loan. The sole member of the borrower additionally pledged 100% of its equity interest in the borrower under the Mortgage Loan to the related leasehold lender (the “Leasehold Lender”) as collateral for the leasehold mortgage loan. A default under the leasehold mortgage loan or the related pledge beyond any applicable cure period is, at the option of the lender under the Mortgage Loan, an event of default under the Mortgage Loan documents. The Leasehold Lender entered into an intercreditor agreement with the lender under the Mortgage Loan, pursuant to which the Leasehold Lender has certain rights related to the Mortgage Loan including, among other things, (a) the right to notice of any default under the Mortgage Loan and to cure (i) monetary defaults in 10 business days and (ii) non-monetary defaults in 20 business days, and (b) to purchase the Mortgage Loan in the event (i) either (A) the lender under the Mortgage Loan accelerates the Mortgage Loan or commences any enforcement action under the Mortgage Loan documents or (B) the Leasehold Lender accelerates the leasehold mortgage loan or commences any enforcement action under the leasehold mortgage loan documents, (ii) an insolvency proceeding has been commenced against either the borrower or the leasehold borrower, (iii) the Mortgage Loan is a specially serviced mortgage loan under the applicable pooling and servicing agreement as a result of an event of default or (iv) following the permitted prepayment date of the Mortgage Loan. See “—The Serviced AB Whole Loans - The DoubleTree New York Times Square West Leased Fee Whole Loan” below.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Orfali Portfolio	$30,000,000	N/A	51.1%	2.43x	N/A	Yes	Yes
Century Plaza Towers(4)	$20,000,000	N/A	52.1%	3.12x	9.5%	Yes	Yes
Global Payments, Inc	$10,000,000	N/A	85.0%	1.15x	N/A	Yes	Yes
105 Van Cortlandt Park	$8,100,000	N/A	63.5%	1.55x	N/A	Yes	Yes
Dollar General Rolla	$924,000	N/A	85.0%	1.20x	N/A	Yes	Yes
Dollar General Dexter	$861,000	N/A	85.0%	1.20x	N/A	Yes	Yes

(1)

Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)

Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)

Indicates whether the conditions to the financing include (a) delivery of, or the lender’s ability to request delivery of, Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)

If a partial prepayment of the Century Plaza Towers Mortgage Loan has occurred in connection with a Century Plaza Towers Conversion and Transfer, the Combined Maximum LTV Ratio, Combined Minimum Debt Service Coverage Ratio and Combined Minimum Debt Yield are required to be 51.5%, 3.18x and 9.7%, respectively. See also “—Releases; Partial Releases;” above.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related purchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by all or substantially all of the pledgor’s assets or by at least a certain number of assets other than such ownership interests in the related borrower.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower as may be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

●

With respect to the 3 Columbus Circle Mortgage Loan (4.0%), Moinian Limited, an 8% indirect equity owner of the borrowers, has issued unsecured Series A bonds and Series B bonds that are traded on the Tel Aviv Stock Exchange. The current outstanding principal balance of the Series A bonds is ILS (Israeli New Shekel) 1,119,586 and is scheduled to fully amortize by no later than June 30, 2022. The current outstanding principal balance of the Series B bonds is ILS 698,305,115 and is scheduled to fully amortize by no later than December 30, 2024. We cannot assure you that Moinian Limited will be able to meet the debt service payments under the related bond documents or that there will be no impact of a default under the related bond documents on the borrower sponsor.

●

With respect to the 3 Columbus Circle Mortgage Loan (4.0%), two of the three borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, are each a “series limited liability company” (each, a “Series Borrower”) of the third borrower, 3 Columbus Circle LLC, under Delaware law. The Mortgage Loan documents permit subordinate loans made by the Series Borrowers to each other pursuant to the terms of the related tenants-in-common agreement, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) such subordinate loan will be unsecured and will not create a lien on the Mortgaged Property; (ii) payments under or with respect to any such subordinate loan will be made only from excess cash flow from the Mortgaged Property; (iii) the subordinate loan is non-recourse to the related Series Borrower making such loan, and its assets, other than excess cash flow from the Mortgaged Property; (iv) the holder of such subordinate loan will waive all rights to declare a default and pursue remedies with respect to such subordinate loan while the Mortgage Loan is outstanding; (v) the related Series Borrower holding such subordinate loan will not be permitted to petition for or otherwise institute proceedings under the federal bankruptcy code against the other Series Borrower or the other borrower, 3 Columbus Circle LLC; and (vi) prior to making any such subordinate loan, the related Series Borrower making such loan will be required to enter into a subordination and standstill agreement in form and substance reasonably acceptable to the lender.

●

With respect to the CubeSmart Penn’s Landing Mortgage Loan (1.1%), the borrower has incurred unsecured subordinate debt payable to an affiliated guarantor, Carl Marks & Co. Inc., in the maximum amount of $10,000,000 (with a maximum principal amount of $6,500,000 during the loan term). As of September 30, 2019, outstanding principal amount is $6,120,000, and balance with accrued interest is $8,853,049. Carl Marks & Co. Inc. has entered into subordination and standstill agreement with the senior lender. The Mortgage Loan documents provide that the borrower and guarantor will have personal liability for losses related to non-compliance with the subordination and standstill agreement.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The 225 Bush, Chroma Apartments, Wyndham National Hotel Portfolio, 3 Columbus Circle, ILPT Industrial Portfolio, DoubleTree New York Times Square West Leased Fee, United Healthcare Office, 4041 Central, Century Plaza Towers, Crimson Retail Portfolio, Redwood Technology Center, 7105 - 7115 37th Avenue, Shoppes at Parma, Global Payments, Inc., and Airport Square Mortgage Loans are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means each of the Serviced AB Whole Loans and the Non-Serviced AB Whole Loans.

“BMARK 2019-B10 PSA” means the pooling and servicing agreement governing the servicing of the 3 Columbus Circle Whole Loan.

“BMARK 2019-B14 PSA” means the pooling and servicing agreement governing the servicing of the 225 Bush Whole Loan.

“CF 2019-CF3 PSA” means the pooling and servicing agreement governing the servicing of the Airport Square Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Appraisal Period” means with respect to the 225 Bush Whole Loan, a 225 Bush Control Appraisal Period, with respect to the 3 Columbus Circle Whole Loan, a 3 Columbus Circle Control Appraisal Period, with respect to the ILPT Whole Loan, an ILPT Control Appraisal Period, with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, a DoubleTree New York Times Square West Leased Fee Control Appraisal Period and with respect to the 7105 - 7115 37th Avenue Whole Loan, a 7105 - 7115 37th Avenue Control Appraisal Period.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to each of the DoubleTree New York Times Square West Leased Fee Whole Loan and Shoppes at Parma Whole Loan, the related Pari Passu Companion Loan related to which, upon the securitization of each such Pari Passu Companion Loan, servicing will shift to the related Servicing Shift PSA entered into in connection with such securitization. UBS AG, New York Branch or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan. Tuebor TRS II LLC or an affiliate thereof is currently the holder of the “Controlling Companion Loan” with respect to the Shoppes at Parma Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“CPTS 2019-CPT TSA” means, the trust and servicing agreement governing the servicing of the Century Plaza Towers Whole Loan.

“CSAIL 2019-C18 PSA” means the pooling and servicing agreement governing the servicing of the Crimson Retail Portfolio Whole Loan.

“DoubleTree New York Times Square West Leased Fee PSA” means the pooling and servicing agreement governing the servicing of the DoubleTree New York Times Square West Leased Fee Whole Loan following the related Servicing Shift Securitization Date.

“MSC 2019-L3 PSA” means the pooling and servicing agreement governing the servicing of the ILPT Industrial Portfolio Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Non-Serviced Pari Passu Companion Loans and the Non-Serviced Subordinate Companion Loans.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” (or “Servicing Shift” after the related Servicing Shift Securitization Date) under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, after the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan.

“Non-Serviced PSA” means each of the pooling and servicing agreements or trust and servicing agreements identified under the column titled “Non-Serviced PSA or TSA” in the table titled “Non-Serviced Directing Certificateholders” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means the 225 Bush Subordinate Companion Loan, the 3 Columbus Circle Subordinate Companion Loan, ILPT Industrial Portfolio Subordinate Companion Loan, on the Century Plaza Towers Subordinate Companion Loans and on the applicable Servicing Shift Securitization Date the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and, after the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced AB Whole Loan” means the 7105 - 7115 37th Avenue and, prior to the related Servicing Shift Securitization Date, the DoubleTree New York Times Square West Leased Fee Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, each Servicing Shift Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” (or “Servicing Shift” prior to the related Servicing Shift Securitization Date) under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans and, prior to the related Servicing Shift Securitization Date, each Servicing Shift Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled under the column entitled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below and, prior to the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means each of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the Shoppes at Parma Mortgage Loan.

“Servicing Shift PSA” means the DoubleTree New York Times Square West Leased Fee PSA or Shoppes at Parma PSA, as applicable.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Controlling Companion Loan.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes each Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the related Servicing Shift Securitization Date.

“Shoppes at Parma PSA” means the pooling and servicing agreement governing the servicing of the Shoppes at Parma Whole Loan following the related Servicing Shift Securitization Date.

“Subordinate Companion Loan” means each of the Non-Serviced Subordinate Companion Loans.

“WFCM 2019-C54 PSA” means the pooling and servicing agreement governing the servicing of the Global Payments, Inc. Whole Loan.

The tables titled “Whole Loan Summary” and “Non-Serviced Whole Loans” in “Summary of Terms” provides certain information with respect to Mortgage Loans that have corresponding Companion Loans.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Directing Certificateholders

Whole Loan(1)	Non-Serviced PSA or TSA	Controlling Noteholder	Initial Directing Holder(2)
225 Bush	Benchmark 2019-B14	Benchmark 2019-B14	FMR LLC, an affiliate of Fidelity Management and Research(3)
3 Columbus Circle	Benchmark 2019-B10	Benchmark 2019-B10	Prima Capital Advisors(4)
ILPT Industrial Portfolio	MSC 2019-L3	Prima Mortgage Investment Trust, LLC	LNR Securities Holdings, LLC(5)
Century Plaza Towers	CPTS 2019-CPT	CPTS 2019-CPT	Blackstone Real Estate Special Situations Advisors L.L.C.
Crimson Retail Portfolio	CSAIL 2019-C18(6)	CSAIL 2019-C18	RREF III-D CSAIL 2019-C18 MOA HRR, LLC
Global Payments, Inc.	WFCM 2019-C54	WFCM 2019-C54	Argentic Securities Income USA LLC
Airport Square	CF 2019-CF3(7)	CF 2019-CF3	KKR Real Estate Credit Opportunity Partners II L.P.

(1)

Does not include the DoubleTree New York Times Square West Leased Fee Whole Loan or the Shoppes at Parma Whole Loan, for which servicing will be transferred on the related Servicing Shift Securitization Date. The initial controlling noteholder for the DoubleTree New York Times Square West Leased Fee Whole Loan will be UBS AG, New York Branch or an affiliate thereof, as holder of the related Controlling Companion Loan and the initial controlling noteholder for the Shoppes at Parma Whole Loan will be Tuebor TRS II LLC (an affiliated of Ladder Capital Finance LLC) or an affiliate thereof, as holder of the related Controlling Companion Loan. With respect to such Whole Loan, on and after the related Servicing Shift Securitization Date, the controlling noteholder of such Whole Loan will be the securitization trust into which the related Controlling Companion Loan is deposited. The initial directing holder on and after each such Servicing Shift Securitization Date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related Controlling Companion Loan was deposited.

(2)

As of the closing date of the related securitization. The entity listed under the heading “Initial Directing Holder” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related trust and servicing agreement or pooling and servicing agreement (as the case may be) or intercreditor agreement, as applicable.

(3)

During the continuance of a 225 Bush Control Appraisal Period, the directing holder (or equivalent party) under the Benchmark 2019-B14 pooling and servicing agreement (initially KKR Real Estate Credit Opportunity Partners II L.P.) is expected to be the directing holder for the 225 Bush Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan”.

(4)

During the continuance of a 3 Columbus Circle Control Appraisal Period, the directing holder (or equivalent party) under the Benchmark 2019-B10 pooling and servicing agreement (initially Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)) is expected to be directing holder for the 3 Columbus Circle Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(5)

During the continuance of a ILPT Industrial Portfolio Control Appraisal Event, the directing holder (or equivalent party) under the MSC 2019-L3 pooling and servicing agreement (initially Prima Mortgage Investment Trust, LLC) is expected to be the directing holder for the ILPT Industrial Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan”.

(6)	The CSAIL 2019-C18 securitization transaction is expected to close on or about December 12, 2019.

(7)	The CF 2019-CF3 securitization transaction is expected to close on or about December 20, 2019.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
225 Bush	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note B	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note(3)	$50,000,000 $50,000,000 $30,000,000 $35,000,000 $28,600,000 $10,000,000 $146,400,000	Benchmark 2019-B14 COMM 2019-GC44(2) UBS AG, New York Branch UBS 2019-C18 Deutsche Bank AG, New York Branch Benchmark 2019-B14 Benchmark 2019-B14
Chroma Apartments	Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$35,000,000 $15,000,000	UBS 2019-C18 Wells Fargo Bank, National Association
Wyndham National Hotel Portfolio	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10 Note A-11 Note A-12	Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note Non-Control Note	$25,000,000 $20,000,000 $20,000,000 $20,000,000 $10,000,000 $10,000,000 $10,000,000 $10,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000

UBS 2019-C18

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS 2019-C18

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

UBS AG, New York Branch

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
3 Columbus Circle	Non-Serviced

Note A-1-1

Note A-1-2-A

Note A-1-2-B

Note A-1-3

Note A-1-4-A

Note A-1-4-B

Note A-1-5

Note A-1-6

Note A-1-7

Note A-1-8

Note A-2-1

Note A-2-2

Note A-2-3

Note A-2-4

Note A-2-5-A

Note A-2-5-B

Note B-1

Note B-2

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Control Note(5)

Non-Control Note

$50,000,000

$50,000,000

$25,000,000

$75,000,000

$25,000,000

$15,000,000

$50,000,000

$30,000,000

$25,000,000

$22,500,000

$25,000,000

$25,000,000

$25,000,000

$25,000,000

$12,500,000

$10,000,000

$51,450,000

$53,550,000

Benchmark 2019-B10

JPMCC 2019-COR5

Benchmark 2019-B12

Benchmark 2019-B11

CF 2019-CF3(4)

Benchmark 2019-B13

CSAIL 2019-C16

UBS 2019-C18

Benchmark 2019-B12

Benchmark 2019-B13

Benchmark 2019-B10

CF 2019-CF1

CF 2019-CF1

Benchmark 2019-B11

MSC 2019-H7

MSC 2019-H6

Benchmark 2019-B10

Benchmark 2019-B10

ILPT Industrial Portfolio	Non-Serviced

Note A-1

Note A-2

Note A-3

Note A-4

Note A-5

Note A-6

Note A-7

Note A-8

Note B-1-A

Note B-1-B

Note B-1-C

Note B-1-D

Note B-2-A

Note B-2-B

Note B-2-C

Note B-2-D

Note B-3-A

Note B-3-B

Note B-3-C

Note B-3-D

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Control(7)

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

$50,000,000

$35,760,000

$39,240,000

$25,080,000

$25,000,000

$20,000,000

$10,000,000

$9,320,000

$24,240,000

$20,000,000

$5,200,000

$4,800,000

$18,180,000

$15,000,000

$3,900,000

$3,600,000

$18,180,000

$15,000,000

$3,900,000

$3,600,000

MSC 2019-L3

Morgan Stanley Bank, N.A.

Bank of America, N.A.

Bank of America, N.A.

CSAIL 2019-C18(6)

UBS 2019-C18

UBS 2019-C18

CSAIL 2019-C18(6)

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

DoubleTree New York Times Square West Leased Fee	Servicing Shift	Note A-1 Note A-2 Note A-3 Note A-4 Note B	Non-Control Note Non-Control Note Non-Control Note Non-Control Note Control Note(8)	$25,000,000 $20,000,000 $10,000,000 $3,000,000 $32,000,000	UBS 2019-C18 UBS AG, New York Branch UBS AG, New York Branch UBS 2019-C18 UBS AG, New York Branch
United Healthcare Office	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Non-Control Non-Control Non-Control Non-Control	$10,000,000 $10,000,000 $10,000,000 $10,000,000 $6,800,000	UBS 2019-C18 CSAIL 2019-C18(6) CSAIL 2019-C18(6) UBS 2019-C18 UBS 2019-C18

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
4041 Central	Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$22,931,847 $19,442,218	UBS 2019-C18 Wells Fargo Bank, National Association
Century Plaza Towers	Non-Serviced

Note A-1-S1

Note A-1-S2

Note A-1-S3

Note A-2-S1

Note A-2-S2

Note A-2-S3

Note A-3-S1

Note A-3-S2

Note A-3-S3

Note A-1-C1

Note A-1-C2

Note A-1-C3

Note A-1-C4

Note A-1-C5

Note A-1-C6

Note A-1-C7

Note A-1-C8

Note A-2-C1

Note A-2-C2

Note A-2-C3

Note A-2-C4

Note A-2-C5

Note A-2-C6

Note A-2-C7

Note A-3-C1

Note A-3-C2

Note A-3-C3

Note A-3-C4

Note A-3-C5

Note B-1

Note B-2

Note B-3

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Control Note(9)

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Control Note(9)

Non-Control Note

Control Note(9)

Control Note(9)

Non-Control Note

Non-Control Note

Non-Control Note

Control Note(9)

Non-Control Note

Control Note(9)

Non-Control Note

Non-Control Note

Control Note(9)

Control Note(9)

Control Note(9)

$100,000,000

$60,000,000

$40,000,000

$50,000,000

$30,000,000

$20,000,000

$50,000,000

$30,000,000

$20,000,000

$25,000,000

$37,500,000

$50,000,000

$50,000,000

$25,000,000

$25,000,000

$25,000,000

$12,500,000

$12,500,000

$18,750,000

$30,000,000

$20,000,000

$20,000,000

$13,750,000

$10,000,000

$12,500,000

$18,750,000

$50,000,000

$20,000,000

$23,750,000

$150,000,000

$75,000,000

$75,000,000

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

CPTS 2019-CPT

BANK 2019-BNK23(10)

CPTS 2019-CPT

CPTS 2019-CPT

BANK 2019-BNK23(10)

BANK 2019-BNK23(10)

BANK 2019-BNK23(10)

CPTS 2019-CPT

BANK 2019-BNK23(10)

CPTS 2019-CPT

UBS 2019-C18

BANK 2019-BNK23(10)

CPTS 2019-CPT

CPTS 2019-CPT

CPTS 2019-CPT

Crimson Retail Portfolio	Non-Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$16,556,250 $16,556,250	CSAIL 2019-C18(6) UBS 2019-C18
Redwood Technology Center	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Non-Control Non-Control Control Non-Control Non-Control	$10,000,000 $10,000,000 $6,500,000 $5,000,000 $5,000,000	CSAIL 2019-C18(6) CSAIL 2019-C18(6) UBS 2019-C18 UBS 2019-C18 UBS 2019-C18
7105 - 7115 37th Avenue	Serviced	Note A Note B	Non-Control Control	$14,500,000 $2,000,000	UBS 2019-C18 Natixis Real Estate Capital LLC
Shoppes at Parma	Servicing Shift	Note A-1-A Note A-2-A Note A-3-A	Control Note Non-Control Note Non-Control Note	$35,000,000 $14,000,000 $8,075,000	Tuebor TRS II LLC UBS 2019-C18 Tuebor TRS II LLC
Global Payments, Inc.	Non-Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$19,167,000 $10,000,000	WFCM 2019-C54 UBS 2019-C18

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance(1)	Note Holder(1)
Airport Square	Non-Serviced	Note A-1 Note A-2	Control Note Non-Control Note	$24,965,246 $4,993,049	CF 2019-CF3(4) UBS 2019-C18

(1)	The lender provides no assurances that any non-securitized notes will not be split further and/or reissued with reallocated balances.

(2)	The COMM 2019-GC44 securitization transaction is expected to close on or about December 12, 2019.

(3)

With respect to the 225 Bush Whole Loan, the initial Control Note is Note B-1. During the continuance of a 225 Bush Control Appraisal Period, Note A-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan”.

(4)	The CF 2019-CF3 securitization transaction is expected to close on or about December 20, 2019.

(5)

With respect to the 3 Columbus Circle Whole Loan, the initial Control Note is Note B-1. During the continuance of a 3 Columbus Circle Control Appraisal Period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(6)	The CSAIL 2019-C18 securitization transaction is expected to close on or about December 12, 2019.

(7)

In the event that (i) an ILPT Industrial Portfolio Control Appraisal Event has occurred and/or (ii) the holder of Note B-1 is a borrower party with respect to the ILPT Industrial Portfolio Whole Loan, Note A-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan”.

(8)

With respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, the initial Control Note is Note B. During the continuance of a DoubleTree New York Times Square West Leased Fee Control Appraisal Period, Note A-2 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan”.

(9)

No single promissory note comprising a part of the Century Plaza Towers Whole Loan is the related Control Note; however, the CPTS 2019-CPT securitization trust is the related controlling note holder, and a party designated under the CPTS 2019-CPT TSA entitled to exercise the rights thereof.

(10)	The BANK 2019-BNK23 securitization transaction is expected to close on or about December 10, 2019.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, to any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than a Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder appointed by the Controlling Class will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to a Servicing Shift Whole Loan

With respect to a Servicing Shift Whole Loan prior to the applicable Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder appointed by the Controlling Class pursuant to the PSA with respect to Serviced Mortgage Loans, (ii) to consent to certain servicing decisions in respect of such

Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to a Servicing Shift Whole Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to a Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and, prior to the related Servicing Shift Securitization Date, pursuant to the PSA the Directing Certificateholder appointed by the Controlling Class, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loans

Each of the DoubleTree New York Times Square West Leased Fee Whole Loan and the 7105 - 7115 37th Avenue Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be Serviced AB Whole Loan) (in the case of the DoubleTree New York Times Square West Leased Fee Whole Loan, only prior to the related Servicing Shift Securitization Date, after which the DoubleTree New York Times Square West Leased Fee Whole Loan will be serviced pursuant to the Non-Serviced PSA (and, accordingly, will be a Non-Serviced AB Whole Loan)).

The DoubleTree New York Times Square West Leased Fee Whole Loan

General

The DoubleTree New York Times Square West Leased Fee Mortgage Loan (3.8%), with a Cut-off Date Balance of $28,000,000 (the “DoubleTree New York Times Square West Leased Fee Mortgage Loan”), is part of a whole loan comprised of five promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “DoubleTree New York Times Square West Leased Fee Mortgaged Property”). The DoubleTree New York Times Square West Leased Fee Mortgage Loan is evidenced by promissory note A-1 and promissory note A-4. The portion of the DoubleTree New York Times Square West Leased Fee Whole Loan (as defined below) evidenced by (i) promissory note A-2, with an original principal balance of $20,000,000 (the “DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan”), (ii) promissory note A-3, with an original Balance of $10,000,000 (the “DoubleTree New York Times Square West Leased Fee Non-Lead

Pari Passu Companion Loan”), and together with the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan, which are currently held by UBS AG, New York Branch and are referred to in this prospectus as the “DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans” and are pari passu in right of payment with the DoubleTree New York Times Square West Leased Fee Mortgage Loan. Each of the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans are expected to be contributed to one or more future securitization trusts. The portion of the DoubleTree New York Times Square West Leased Fee Whole Loan (as defined below) evidenced by promissory note B, with a Cut-off Date Balance of $32,000,000, which is currently held by UBS AG, New York Branch and is anticipated to be sold in the future, is referred to in this prospectus as the “DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan” and is subordinate in right of payment with the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans. The DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans are collectively referred to in this prospectus as the “DoubleTree New York Times Square West Leased Fee Senior Loan” and the DoubleTree New York Times Square West Leased Fee Senior Loan, together with the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, are collectively referred to in this prospectus as the “DoubleTree New York Times Square West Leased Fee Whole Loan” The DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the DoubleTree New York Times Square West Leased Fee Whole Loan (the “DoubleTree New York Times Square West Leased Fee Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each DoubleTree New York Times Square West Leased Fee Noteholder (the “DoubleTree New York Times Square West Leased Fee Co-Lender Agreement”).

Servicing

Prior to the date that the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan is included in a securitization trust (the “DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date”), the DoubleTree New York Times Square West Leased Fee Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement.

After the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the DoubleTree New York Times Square West Leased Fee Whole Loan will be serviced pursuant to the pooling and servicing agreement entered into in connection with the securitization of the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan and the terms of the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement. As used in this prospectus, “DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement” refers to (i) prior to the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the PSA, and (ii) on or after the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the pooling and servicing agreement entered into in connection with the securitization of the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan. In servicing the DoubleTree New York Times Square West Leased Fee Whole Loan, the servicing standard set forth in the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement will require the applicable master servicer and the applicable special servicer to take into account the interests of the Certificateholders, the holders of the notes evidencing the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans (the “DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholders”) and the holder of the note evidencing the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan (the “DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder”), as a collective whole, taking into account the pari passu or subordinate nature of the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan.

Promissory note A-2 represents the controlling interest in the DoubleTree New York Times Square West Leased Fee Senior Loan. However, for so long as the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder holding greater than 50% of the aggregate principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan evidenced by promissory note B (the “DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder”) is the DoubleTree New York Times Square West Leased Fee Whole Loan Directing Holder (as defined below), the DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, the DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder will have the right to cure certain defaults by the related borrower, as more fully set forth below, subject to the rights of the leasehold lender (the “Leasehold Lender”) as set forth in an intercreditor agreement (the “Leasehold Lender Intercreditor Agreement”) entered into between the lender and the Leasehold Lender, as more fully described below.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the DoubleTree New York Times Square West Leased Fee Mortgage Loan (but not on the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loan or the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the DoubleTree New York Times Square West Leased Fee Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances”. Property protection advances in respect of the DoubleTree New York Times Square West Leased Fee Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances”. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances”. In the event that the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan is securitized, any principal and interest advances on such loan and interest thereon will be reimbursable to the trustee and/or servicers in such securitization from amounts allocable to the entire DoubleTree New York Times Square West Leased Fee Whole Loan.

The applicable master servicer or trustee will be obligated to make servicing advances with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, in each case unless a determination of nonrecoverability is made under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement.

Distributions

Pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the DoubleTree New York Times Square West Leased Fee Whole Loan, (ii) any other event of default for which the DoubleTree New York Times Square West Leased Fee Whole Loan is accelerated, (iii) any other event of default which causes the DoubleTree New York Times Square West Leased Fee Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “DoubleTree New York Times Square West Leased Fee Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the DoubleTree New York Times Square West Leased Fee Whole Loan Directing Holder or the default cure period has not yet expired and the DoubleTree New York Times Square West Leased Fee Whole Loan Directing Holder is diligently exercising its cure rights under the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan (including any penalty charges) under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement to the applicable master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, payments and proceeds received with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan will generally be applied in the following order:

First, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans, in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, (i) to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the Doubletree New York Times Square West Leased Fee Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the DoubleTree New York Times Square West Leased Fee Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the DoubleTree New York Times Square West Leased Fee Whole Loan pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, 100% of such insurance and condemnation proceeds will be distributed to the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

Third, up to the amount of any unreimbursed costs and expenses paid by the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and for any of the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holders (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable to the holders of the DoubleTree New York Times

Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if as a result of a workout, the balance of the DoubleTree New York Times Square West Leased Fee Mortgage Loan or DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans has been reduced, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Sixth, to the holder of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

Seventh, (i) to the holder of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan in an amount equal to its percentage interest in the DoubleTree New York Times Square West Leased Fee Whole Loan of principal payments received, if any, until the principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan is reduced to zero and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the DoubleTree New York Times Square West Leased Fee Whole Loan pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, the portion of such insurance and condemnation proceeds remaining after distribution to the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holder of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan until its principal balance has been reduced to zero;

Eighth, to the holder of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to —Cure Rights below, to reimburse the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DoubleTree New York Times Square West Leased Fee Whole Loan or the DoubleTree New York Times Square West Leased Fee Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan has been reduced, to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the DoubleTree New York Times Square West Leased Fee Whole Loan or the DoubleTree New York Times Square West Leased Fee Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholders and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the DoubleTree New York Times Square West Leased Fee Whole Loan; and

Twelfth, if any excess amount is available to be distributed in respect of the DoubleTree New York Times Square West Leased Fee Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the DoubleTree New York Times Square West Leased Fee Whole Loan.

Following the occurrence and during the continuance of a DoubleTree New York Times Square West Leased Fee Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement to the applicable master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, payments and proceeds with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder in an amount equal to the interest then due and payable on its note at its net interest rate;

Third, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the principal balances of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans until their principal balances have been reduced to zero;

Fourth, up to the amount of any unreimbursed costs and expenses paid by each holder of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or the special servicer on their behalf and not previously paid or reimbursed);

Fifth, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the aggregate of any prepayment premium payable on the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans to the extent paid by the related borrower;

Sixth, if as the result of a workout, the principal balance of the DoubleTree New York Times Square West Leased Fee Mortgage Loan or the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans have been reduced, to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans in an amount up to the reduction of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

Seventh, to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

Eighth, to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder in an amount equal to any prepayment premium payable on its note to the extent paid by the related borrower;

Ninth, to the extent the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder has made any payments or advances to cure defaults pursuant to —”Cure Rights” below, to reimburse the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DoubleTree New York Times Square West Leased Fee Whole Loan or DoubleTree New York Times Square West Leased Fee Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan has been reduced, to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate any master servicer or applicable special servicer (in each case provided that such reimbursements or payments relate to the DoubleTree New York Times Square West Leased Fee Whole Loan or the DoubleTree New York Times Square West Leased Fee Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholders and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the DoubleTree New York Times Square West Leased Fee Whole Loan; and

Twelfth, if any excess amount is available to be distributed in respect of the DoubleTree New York Times Square West Leased Fee Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the Doubletree New York Times Square West Leased Fee Pari Passu Companion Loans and the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the DoubleTree New York Times Square West Leased Fee Whole Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the DoubleTree New York Times Square West Leased Fee Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the DoubleTree New York Times Square West Leased Fee Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loan or any loans included in any future securitization trust related to the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loan. In the event that the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan is securitized, any principal and interest advances on such loan and interest thereon will be reimbursable to the trustee and/or servicers in such securitization from amounts allocable to the entire DoubleTree New York Times Square West Leased Fee Whole Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans or the DoubleTree New York Times Square West Leased Fee Mortgage Loan, as applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right, if any, to reimbursement from future payments and other collections on the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans or from general collections of the securitization trusts holding the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

The Directing Holder

Pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, the directing holder (the “DoubleTree New York Times Square West Leased Fee Whole Loan Directing Holder”) with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, as of any date of determination, will be:

●

the DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder, unless a DoubleTree New York Times Square West Leased Fee Control Appraisal Period has occurred and is continuing; and

●

the holder of the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan or its designee if a DoubleTree New York Times Square West Leased Fee Control Appraisal Period has occurred and is continuing.

A “DoubleTree New York Times Square West Leased Fee Control Appraisal Period” will mean a period that exists with respect to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion

Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the DoubleTree New York Times Square West Leased Fee Whole Loan that is allocated to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan and (z) any losses realized with respect to the DoubleTree New York Times Square West Leased Fee Mortgaged Property or the DoubleTree New York Times Square West Leased Fee Whole Loan that are allocated to the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder.

The DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder is entitled to avoid its applicable DoubleTree New York Times Square West Leased Fee Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a DoubleTree New York Times Square West Leased Fee Control Appraisal Period that is deemed to have occurred as a result of any borrower related party holding an interest in the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower related party to exercise the rights of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan as Directing Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the master servicer or the special servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the master servicer or special servicer that meets the rating requirements as described in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement (either (x) or (y), the “DoubleTree New York Times Square West Leased Fee Threshold Event Collateral”) in an amount that, when added to the appraised value of the DoubleTree New York Times Square West Leased Fee Mortgaged Property as used to calculate any Appraisal Reduction Amount for the DoubleTree New York Times Square West Leased Fee Whole Loan pursuant to the PSA, would reduce such Appraisal Reduction Amount enough to cause the applicable DoubleTree New York Times Square West Leased Fee Control Appraisal Period not to exist.

Consultation and Control

After the occurrence of and during the continuance of a DoubleTree New York Times Square West Leased Fee Control Appraisal Period, the controlling noteholder under the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement will be the holder of the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan. From and after the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the holder of the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan is expected to be the controlling class representative or such other party specified in the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement. Each non-controlling noteholder under the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement is referred to herein as a “DoubleTree New York Times Square West Leased Fee Non-Directing Holder”). In its capacity as the controlling noteholder under the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, prior to the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the DoubleTree New York Times Square West Leased Fee Directing Holder will be entitled to exercise the rights of the

Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan and from and after the DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date, the rights of the directing certificateholder as set forth under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement.

No objection, direction or advice of the DoubleTree New York Times Square West Leased Fee Directing Holder contemplated above may require or cause the applicable master servicer or special servicer to violate any provisions of the DoubleTree New York Times Square West Leased Fee Whole Loan documents, applicable law or the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, the REMIC provisions or the applicable master servicer’s or special servicer’s obligation to act in accordance with the servicing standard or expose the applicable master servicer or special servicer to liability, or materially expand the scope of the applicable master servicer’s or the special servicer’s responsibilities under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, as applicable.

Pursuant to the terms of the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, each DoubleTree New York Times Square West Leased Fee Non-Directing Holder will have (i) the right to receive copies of all notices, information and reports, in each case, with respect to any DoubleTree New York Times Square West Leased Fee Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the DoubleTree New York Times Square West Leased Fee Whole Loan, that the applicable master servicer or special servicer is required to provide to the DoubleTree New York Times Square West Leased Fee Directing Holder under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, within the same time frame that the applicable master servicer or special servicer is required to provide such notices, information and reports to the DoubleTree New York Times Square West Leased Fee Directing Holder (but without regard to whether or not the DoubleTree New York Times Square West Leased Fee Directing Holder actually has lost any rights to receive such information as a result of a consultation termination event), (ii) the right to be consulted by the applicable master servicer or special servicer on a strictly nonbinding basis with respect to certain DoubleTree New York Times Square West Leased Fee Major Decisions as set forth in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement and the implementation applicable special servicer of any recommended actions outlined in an asset status report and (iii) the right to annual (in-person or telephonically in the discretion of the master servicer or the special servicer, as applicable) meetings with the applicable master servicer or special servicer upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer for the purpose of discussing servicing issues related to the DoubleTree New York Times Square West Leased Fee Whole Loan.

“DoubleTree New York Times Square West Leased Fee Major Decision” means:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the DoubleTree New York Times Square West Leased Fee Mortgaged Property;

(ii)         any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the DoubleTree New York Times Square

West Leased Fee Whole Loan or any extension of the maturity date of the DoubleTree New York Times Square West Leased Fee Whole Loan;

(iii)        any modification of, or waiver with respect to, the DoubleTree New York Times Square West Leased Fee Whole Loan that would result in a discounted pay-off of the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan;

(iv)        any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(v)         any release of collateral or any acceptance of substitute or additional collateral for the DoubleTree New York Times Square West Leased Fee Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

(vi)        any (1) waiver of a “due on sale” or “due on encumbrance” clause with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, (2) consent to such a waiver, (3) consent to a transfer of the DoubleTree New York Times Square West Leased Fee Mortgaged Property or interests in the applicable borrower or (4) consent or approval related to the incurrence of additional debt by the applicable borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)       any amendment, modification or termination of any management agreement, any property management company changes including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan documents);

(viii)       releases of any escrow amounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied will not constitute matters of lender discretion for purposes of this clause (ix));

(ix)        any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the DoubleTree New York Times Square West Leased Fee Whole Loan borrower or any guarantor or indemnitor) releasing a DoubleTree New York Times Square West Leased Fee Whole Loan borrower or any guarantor or indemnitor from liability under the mortgage loan documents (other than pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion);

(x)         the determination of the special servicer pursuant to a Servicing Transfer Event (as defined in the PSA);

(xi)        following an event of default under the DoubleTree New York Times Square West Leased Fee Whole Loan, any exercise of a material remedy on the DoubleTree New York Times Square West Leased Fee Whole Loan or any acceleration of the DoubleTree New York Times Square West Leased Fee Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the mortgage loan documents or with respect to the related borrower or the DoubleTree New York Times Square West Leased Fee Mortgaged Property;

(xii)       any modification, waiver or amendment of any material term of the Leasehold Lender Intercreditor Agreement any intercreditor agreement, co-lender agreement or similar agreement (other than the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to the DoubleTree New York Times Square West Leased Fee Whole Loan;

(xiii)      any determination of an Acceptable Insurance Default;

(xiv)       any determination by the master servicer to transfer the DoubleTree New York Times Square West Leased Fee Mortgage Loan to the special servicer under the circumstances where the master servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the DoubleTree New York Times Square West Leased Fee Mortgaged Property or such other analogous event described in the definition of Servicing Transfer Event;

(xv)       any proposed modification or waiver of any material provision in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the applicable borrower;

(xvi)       the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the applicable borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xvii)      any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the DoubleTree New York Times Square West Leased Fee Mortgaged Property, in each case to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xviii)     any approval of a major lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the mortgage loan documents);

(xix)      any amendment or modification of the Ground Lease (as such term is defined in the mortgage loan agreement); and

(xx)       the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the

DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans has expired or been waived provided, however, that after the occurrence of and during the continuance of a DoubleTree New York Times Square West Leased Fee Control Appraisal Period, “DoubleTree New York Times Square West Leased Fee Major Decision” will have the meaning given to the term “Major Decision” in the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement.

The consultation rights described above will expire ten (10) business days following the delivery by the applicable master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the consultation rights described above, the applicable master servicer or special servicer will be permitted to implement any major decision or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans. Neither the applicable master servicer nor special servicer will be obligated at any time to follow or take any alternative actions recommended in the course of such consultations.

The consultation rights of the issuing entity as holder of the DoubleTree New York Times Square West Leased Fee Mortgage Loan will be exercisable by the DoubleTree New York Times Square West Leased Fee Directing Certificateholder for so long as a Consultation Termination Event has not occurred and is continuing and the DoubleTree New York Times Square West Leased Fee Mortgage Loan is not an Excluded Loan.

Cure Rights

In the event that the DoubleTree New York Times Square West Leased Fee borrower fails to make any payment of a liquidated sum of money due on the DoubleTree New York Times Square West Leased Fee Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan, the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder will have the right to cure such event of default subject to certain limitations set forth in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement and the rights of the Leaseholder Lender set forth in the Leasehold Lender Intercreditor Agreement. The DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder will be limited to a combined total of (a) six (6) cures of monetary events of default over the term of the Mortgage Loan, no more than four (4) of which may be consecutive and (b) six (6) cures of non-monetary events of default over the term of the DoubleTree New York Times Square West Leased Fee Whole Loan. So long as the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the DoubleTree New York Times Square West Leased Fee Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan has occurred and is continuing, the DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder will have the option, subject to the rights of the Leasehold Lender set forth in the Leasehold Lender Intercreditor Agreement, to purchase the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans, (b) accrued and unpaid interest on the DoubleTree New York Times Square West Leased Fee Mortgage Loan and DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the DoubleTree New York Times Square West Leased Fee Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, provided that if either (i) the Leasehold Loan is outstanding or (ii) the borrower or borrower related party is the purchaser, in each instance, the purchase price will include prepayment premiums, default interest, late fees, exist fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (i) if the Leasehold Loan is outstanding or the borrower or borrower related party is the purchaser or (ii) if the DoubleTree New York Times Square West Leased Fee Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, any liquidation fee or workout fees payable under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement and (g) certain additional amounts to the extent provided for in the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, if the DoubleTree New York Times Square West Leased Fee Whole Loan becomes a Defaulted Loan, and if the applicable special servicer determines to sell the DoubleTree New York Times Square West Leased Fee Mortgage Loan in accordance with the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, then such special servicer will be required to sell the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans (but not the DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan) together with the DoubleTree New York Times Square West Leased Fee Mortgage Loan as one whole loan. Notwithstanding the foregoing, if the DoubleTree New York Times Square West Leased Fee Whole Loan becomes a defaulted mortgage loan, the applicable special servicer under the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement will not be permitted to sell the DoubleTree New York Times Square West Leased Fee Whole Loan without the written consent of each DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholder (provided that such consent is not required if such DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholder is the borrower or an affiliate of the borrower) unless such special servicer has delivered to such DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholder: (a) at least 15 business days prior written notice of any decision to attempt to sell the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the DoubleTree New York Times Square West Leased Fee Mortgaged Properties, and any documents in the servicing file reasonably requested by a DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholder that are material to the price of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any master servicer or applicable special servicer in connection with the proposed sale; provided that a DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement, each holder of a DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of the DoubleTree New York Times Square West Leased Fee Mortgage Loan and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant to the DoubleTree New York Times Square West Leased Fee Co-Lender Agreement, the DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder (other than during a DoubleTree New York Times Square West Leased Fee Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer. During a DoubleTree New York Times Square West Leased Fee Control Appraisal Period, the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the special servicer then acting with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer, as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of Special Servicer”.

The 7105 - 7115 37th Avenue Whole Loan

General

The 7105 - 7115 37th Avenue Mortgage Loan (2.0%), is part of the 7105 - 7115 37th Avenue Whole Loan (as defined below) comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “7105 - 7115 37th Avenue Mortgaged Property”).

The 7105 - 7115 37th Avenue Whole Loan is evidenced by (i) one senior note, Note A (the “7105 - 7115 37th Avenue Mortgage Loan” with a principal balance as of the Cut-off Date of $14,500,000 and (ii) a subordinate companion loan evidenced by Note B with a principal balance as of the Cut-off Date of $2,000,000 (the “7105 - 7115 37th Avenue Subordinate Companion Loan”. The 7105 - 7115 37th Avenue Subordinate Companion Loan is currently held by Natixis Real Estate Capital LLC. The 7105 - 7115 37th Avenue Subordinate Companion Loan is subordinate to the 7105 - 7115 37th Avenue Mortgage Loan in terms of priority to right of payment. The 7105 - 7115 37th Avenue Mortgage Loan and the 7105 - 7115 37th Avenue Subordinate Companion Loan are collectively referred to in this prospectus as the “7105 - 7115 37th Avenue Whole Loan”.

The holders of the 7105 - 7115 37th Avenue Whole Loan (the “7105 - 7115 37th Avenue Noteholders” entered into a co-lender agreement, prior to the Closing Date (the “7105 - 7115 37th Avenue Intercreditor Agreement”, which will govern their respective rights and obligations and the allocation of payments to each 7105 - 7115 37th Avenue Noteholder to the extent set forth in the 7105 - 7115 37th Avenue Intercreditor Agreement.

Servicing

The 7105 - 7115 37th Avenue Intercreditor Agreement sets forth the respective rights of the holder of the 7105 - 7115 37th Avenue Mortgage Loan and the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan with respect to distributions of funds received on the 7105 - 7115 37th Avenue Whole Loan. The 7105 - 7115 37th Avenue Intercreditor Agreement provides, in general, that the rights of the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan to receive payments of interest, principal and other amounts is subordinate to the rights of holder of the 7105 - 7115 37th Avenue Mortgage Loan to receive such amounts.

The Master Servicer and the Special Servicer will service and administer the 7105 - 7115 37th Avenue Whole Loan pursuant to the pooling and servicing agreement for this securitization and, subject to the terms of the 7105 - 7115 37th Avenue Intercreditor Agreement, for so long as the 7105 - 7115 37th Avenue Whole Loan is an asset of the Trust. The Master Servicer and/or Special Servicer may not enter into any amendment, modification or extension of the 7105 - 7115 37th Avenue Whole Loan or any Mortgage Loan document that would constitute a 7105 - 7115 37th Avenue Major Decision (as defined below), without the consent (or deemed consent) of the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan (provided that no 7105 - 7115 37th Avenue Control Appraisal Period exists). Prior to the occurrence and continuation of a 7105 - 7115 37th Avenue Control Appraisal Period, the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan will have the right to replace the Special Servicer with respect to the 7105 - 7115 37th Avenue Whole Loan upon at least ten (10) business days’ prior notice to the Special Servicer.

Application of Payments

The 7105 - 7115 37th Avenue Intercreditor Agreement sets forth the respective rights of the holders of the 7105 - 7115 37th Avenue Mortgage Loan and the 7105 - 7115 37th Avenue Subordinate Companion Loan with respect to distributions of funds received on the 7105 - 7115 37th Avenue Whole Loan. The 7105 - 7115 37th Avenue Intercreditor Agreement provides, in general, that the rights of the holder of 7105 - 7115 37th Avenue Subordinate Companion Loan to receive payments of interest, principal and other amounts are subordinate to the rights of holder of the 7105 - 7115 37th Avenue Mortgage Loan to receive such amounts.

Pursuant to the 7105 - 7115 37th Avenue Intercreditor Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the 7105 - 7115 37th Avenue Whole Loan, (ii) any other event of default that causes the 7105 - 7115 37th Avenue Whole Loan to become a specially serviced mortgage loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan has not exercised its cure rights under the 7105 - 7115 37th Avenue Intercreditor Agreement (each of clauses (i)-(iii), a “Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the 7105 - 7115 37th Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, including, but not limited to fees and expenses due to the Master Servicer or the Special Servicer and reimbursement for advances) will be applied in the following order:

First, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, in the amount equal to the accrued and unpaid interest on the outstanding principal balance of such note at its interest rate (net of the servicing fee rate);

Second, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, in an amount equal to all principal payments (including prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable monthly payment date until its principal balance has been reduced to zero;

Third, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the 7105 - 7115 37th Avenue Whole Loan or the 7105 - 7115 37th Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the 7105 - 7115 37th Avenue Mortgage Loan has been reduced, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan in an amount up to the reduction, if any, of the principal balance of the 7105 - 7115 37th Avenue Mortgage Loan as a result of such workout, plus interest on such amount at the 7105 - 7115 37th Avenue Mortgage Loan interest rate;

Fifth, to the extent the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the 7105 - 7115 37th Avenue Intercreditor Agreement, to reimburse such holder for such cure payments;

Sixth, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount equal to all remaining principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such applicable monthly payment date until its principal balance has been reduced to zero;

Eighth, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the 7105 - 7115 37th Avenue Whole Loan or the 7105 - 7115 37th Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan has been reduced, such excess amount to the holder of the 7105 - 7115

37th Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan as a result of such workout, plus interest on such amount at the 7105 - 7115 37th Avenue Subordinate Companion Loan interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interests in the 7105 - 7115 37th Avenue Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 7105 - 7115 37th Avenue Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the 7105 - 7115 37th Avenue Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 7105 - 7115 37th Avenue Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the pooling and servicing agreement for this securitization, including, without limitation, to compensate the Master Servicer and Special Servicer, to the holders of the 7105 - 7115 37th Avenue Mortgage Loan and the 7105 - 7115 37th Avenue Subordinate Companion Loan, pro rata, based on their respective percentage interest in the 7105 - 7115 37th Avenue Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the 7105 - 7115 37th Avenue Whole Loan, and not otherwise applied in accordance with clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the 7105 - 7115 37th Avenue Mortgage Loan and the 7105 - 7115 37th Avenue Subordinate Companion Loan in accordance with their respective initial percentage interests in the 7105 - 7115 37th Avenue Whole Loan.

Following the occurrence and during the continuation of an Sequential Pay Event, after payment of all amounts for required reserves or escrows required by any Mortgage Loan documents and amounts then payable or reimbursable under the pooling and servicing agreement to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, payments and proceeds with respect to the 7105 - 7115 37th Avenue Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 7105 - 7115 37th Avenue Mortgage Loan at its interest rate (net of the Servicing Fee Rate);

Second, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, until the principal balance of the 7105 - 7115 37th Avenue Mortgage Loan has been reduced to zero;

Third, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the 7105 - 7115 37th Avenue Whole Loan or the 7105 - 7115 37th Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the 7105 - 7115 37th Avenue Mortgage Loan has been reduced, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan in an amount up to the reduction, if any, of the principal balance of the 7105 - 7115 37th Avenue Mortgage Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Fifth, to the extent the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the 7105 - 7115 37th Avenue Intercreditor Agreement, to reimburse such holder for all such cure payments;

Sixth, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan at its interest rate (net of the servicing fee rate);

Seventh, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount equal to all remaining amounts received, with respect to the related monthly payment date, until its principal balance has been reduced to zero;

Eighth, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the 7105 - 7115 37th Avenue Whole Loan or the 7105 - 7115 37th Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan has been reduced, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of Note B as a result of such workout, plus interest on such amount at the applicable interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holder of the 7105 - 7115 37th Avenue Mortgage Loan in an amount up to its pro rata interests, based on the product of (i) its percentage interest of the 7105 - 7115 37th Avenue Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 7105 - 7115 37th Avenue Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan in an amount up to its pro rata interest in the 7105 - 7115 37th Avenue Whole Loan, based on the product of (i) its percentage interest in the 7105 - 7115 37th Avenue Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the 7105 - 7115 37th Avenue Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to compensate the Master Servicer or Special Servicer, to the holders of the 7105 - 7115 37th Avenue Mortgage Loan and 7105 - 7115 37th Avenue Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the 7105 - 7115 37th Avenue Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the 7105 - 7115 37th Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the 7105 - 7115 37th Avenue Mortgage Loan and the 7105 - 7115 37th Avenue Subordinate Companion Loan, based on their respective initial percentage interests in the 7105 - 7115 37th Avenue Whole Loan.

The Directing Holder

The controlling noteholder (the “7105 - 7115 37th Avenue Directing Holder” under the 7105 - 7115 37th Avenue Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan; and

●	if a 7105 - 7115 37th Avenue Control Appraisal Period (as defined below) has occurred and is continuing, the holder of the 7105 - 7115 37th Avenue Mortgage Loan.

At any time that the holder of the 7105 - 7115 37th Avenue Mortgage Loan is the 7105 - 7115 37th Avenue Directing Holder, the rights of the 7105 - 7115 37th Avenue Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” to the extent provided in the pooling and servicing agreement for this securitization.

“7105 - 7115 37th Avenue Control Appraisal Period” means any period, with respect to the 7105 - 7115 37th Avenue Whole Loan, if and for so long as: (a) (1) the initial principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 7105 - 7115 37th Avenue Subordinate Companion Loan, (y) any appraisal reduction amount for the 7105 - 7115 37th Avenue Whole Loan that is allocated to the 7105 - 7115 37th Avenue Subordinate Companion Loan and (z) any losses realized with respect to the 7105 - 7115 37th Avenue Mortgaged Property or the 7105 - 7115 37th Avenue Whole Loan that are allocated to the 7105 - 7115 37th Avenue Subordinate Companion Loan, plus (3) the 7105 - 7115 37th Avenue Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the Master Servicer, is less than (b) twenty-five percent (25%) of the remainder of the (1) initial principal balance of the 7105 - 7115 37th Avenue Subordinate Companion Loan less (2) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 7105 - 7115 37th Avenue Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the 7105 - 7115 37th Avenue Whole Loan, the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan will have the right to cure any such event of default subject to certain limitations set forth in the 7105 - 7115 37th Avenue Intercreditor Agreement. The holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan will be limited to six (6) cures related to monetary defaults in a 12- month period, but in no event more than twelve (12) cures of monetary defaults over the life of the 7105 - 7115 37th Avenue Whole Loan, and six (6) cures related to non-monetary defaults over the life of the 7105 - 7115 37th Avenue Whole Loan. So long as the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan is permitted to exercise a cure right with respect to an event of default and is diligently and expeditiously prosecuting such cure under the 7105 - 7115 37th Avenue Intercreditor Agreement, neither the Master Servicer nor the Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 7105 - 7115 37th Avenue Whole Loan to special servicing or exercising remedies.

Consultation and Control

If any consent, modification, amendment or waiver under, or other action in respect of, the 7105 - 7115 37th Avenue Whole Loan or the Mortgage Loan documents that would constitute a major decision, as defined in the pooling and servicing agreement for this securitization (“7105 - 7115 37th Avenue Major Decisions”, has been requested or proposed, at least ten (10) business days prior to taking action with respect to such 7105 - 7115 37th Avenue Major Decision (or making a determination not to take action with respect to such Major Decision), the Master Servicer and/or Special Servicer is required to request the written consent of the 7105 - 7115 37th Avenue Directing Holder (or the representative it has appointed to act on its behalf) before implementing a decision with respect to such 7105 - 7115 37th Avenue Major Decision. If the 7105 - 7115 37th Avenue Directing Holder (or the representative it has appointed to act on its behalf) fails to respond to the Master Servicer and/or Special Servicer with respect to any such proposed action within ten (10) business days after receipt of such notice, the 7105 - 7115 37th Avenue Directing Holder (or the representative it has appointed to act on its behalf) will have no further consent rights with respect to such action.

Neither the Master Servicer nor the Special Servicer will be required to follow any advice or consultation provided by the 7105 - 7115 37th Avenue Directing Holder (or its representative) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate provisions of the 7105 - 7115 37th Avenue Intercreditor Agreement or the pooling and servicing agreement for this securitization, require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of the 7105 - 7115 37th Avenue Whole Loan, or materially expand the scope of any of responsibilities of the Master Servicer or the Special Servicer, as applicable, under the 7105 - 7115 37th Avenue Intercreditor Agreement or the pooling and servicing agreement for this securitization.

Purchase Option

If an event of default with respect to the 7105 - 7115 37th Avenue Whole Loan has occurred and is continuing, the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan will have the option to purchase the 7105 - 7115 37th Avenue Mortgage Loan in whole, but not in part, at a price generally equal to the sum, without duplication, of (a) the principal balances of the 7105 - 7115 37th Avenue Mortgage Loan, (b) accrued and unpaid interest on the 7105 - 7115 37th Avenue Mortgage Loan through the end of the related interest accrual period, (c) any other amounts due under the 7105 - 7115 37th Avenue Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to the Master Servicer or the Special Servicer, and earned and unreimbursed special servicing fees), (e) any accrued and unpaid interest on advances, (f) any liquidation fees or workout fees payable under the pooling and servicing agreement for this securitization, if (i) the related borrower or a borrower related party is the purchaser or (ii) if the 7105 - 7115 37th Avenue Whole Loan is purchased after 90 days after such option first becomes exercisable pursuant to the 7105 - 7115 37th Avenue Intercreditor Agreement and (g) certain additional amounts to the extent provided for in the 7105 - 7115 37th Avenue Intercreditor Agreement. Notwithstanding the foregoing, the purchase price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees if the purchaser is the related borrower or borrower related party.

Replacement of the Special Servicer

The directing certificateholder will have the right, with or without cause, to terminate the Special Servicer and appoint a replacement special servicer in lieu thereof, as described below under “Pooling and Servicing Agreement – The Directing Certificateholder – Replacement of the Special Servicer” and “– Replacement of the Special Servicer Without Cause”.

Posting of Collateral

The 7105 - 7115 37th Avenue Intercreditor Agreement provides that the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan is entitled to avoid a 7105 - 7115 37th Avenue Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the 7105 - 7115 37th Avenue Mortgage Loan, and acceptable to the Master Servicer or the Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 7105 - 7115 37th Avenue Intercreditor Agreement (either (x) or (y), the “7105 - 7115 37th Avenue Subordinate Companion Loan Threshold Event Collateral”), and (ii) the 7105 - 7115 37th Avenue Subordinate Companion Loan Threshold Event Collateral is in an amount that, when added to the appraised value of the related 7105 - 7115 37th Avenue Mortgaged Property as determined pursuant to the pooling and servicing agreement for this securitization, would cause the applicable 7105 - 7115 37th Avenue Control Appraisal Period not to exist.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to a Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the applicable Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

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The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

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All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

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The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, to any sale by a securitization trust).

Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan on or after the applicable Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole

Loan, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of the “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that, in general, neither the related borrower nor an affiliate thereof will be entitled to exercise the rights of a Non-Controlling Holder with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including a Servicing Shift Whole Loan on and after the applicable Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and pursuant to the PSA the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consent or consultation rights described below (solely in the case of the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing) or consultation (in the case of the Directing Certificateholder or the special servicer, as applicable) rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or, other than with respect to the Airport Square Mortgage Loan, to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments (or, with respect to the Airport Square Mortgage Loan, material amendments) to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The 225 Bush Whole Loan

General

The 225 Bush Mortgage Loan (4.7%) is part of a whole loan structure (the “225 Bush Whole Loan”) comprised of seven (7) promissory notes (each, a “225 Bush Note”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “225 Bush Mortgaged Property”. The 225 Bush Whole Loan is evidenced by six senior pari passu promissory notes and one junior subordinate promissory note, the note designations and the Cut-off Date Balances of which are set forth in the chart below:

Note Designation	Cut-off Date Balance
Note A-1 (“225 Bush Note A-1”)	$50,000,000
Note A-2 (“225 Bush Note A-2”)	$50,000,000
Note A-3 (“225 Bush Note A-3”)	$30,000,000
Note A-4 (“225 Bush Note A-4”)	$35,000,000
Note A-5 (“225 Bush Note A-5”)	$28,600,000
Note A-6 (“225 Bush Note A-6”)	$10,000,000
Note B (“225 Bush Subordinate Companion Loan”)	$146,400,000

The 225 Bush Mortgage Loan is evidenced by one promissory note, Note A-4 (the “225 Bush Mortgage Loan”). The 225 Bush Subordinate Companion Loan was included in the Benchmark 2019-B14 Mortgage Trust (the “B14 Securitization”). The 225 Bush Note A-1, 225 Bush Note A-2, 225 Bush Note A-3 and 225 Bush Note A-5 (collectively referred to as the “225 Bush Senior Pari Passu Companion Loans”), together with the 225 Bush Mortgage Loan, are collectively referred to as the “225 Bush Senior Mortgage Loan” or the “225 Bush Senior Notes” and the holders of such 225 Bush Senior Notes are collectively referred to as the “225 Bush Note A Holders”. The 225 Bush Senior Pari Passu Companion Loans are not included in the UBS 2019-C18 Trust.

The rights of the holders of the promissory notes evidencing the 225 Bush Whole Loan (the “225 Bush Noteholders”) are subject to an Intercreditor Agreement (the “225 Bush Intercreditor Agreement”). The following summaries describe certain provisions of the 225 Bush Intercreditor Agreement.

Servicing

The 225 Bush Whole Loan will be serviced and administered pursuant to the terms of the pooling and servicing agreement entered into in connection with the B14 Securitization (the “B14 PSA”) and the 225 Bush Intercreditor Agreement, by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “B14 Master Servicer”) and as special servicer (the “B14 Special Servicer”, as the case may be, according to the servicing standard under the B14 PSA. The B14 Master Servicer or Wells Fargo Bank, National Association, as trustee (the “B14 Trustee”), as applicable, under the B14 PSA will be responsible for making any Servicing Advances with respect to the 225 Bush Whole Loan, in each case unless the B14 Master Servicer or the B14 Trustee, as applicable, or the B14 Special Servicer under the B14 PSA determines that such an advance would not be recoverable from collections on the 225 Bush Whole Loan.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 225 Bush Mortgage Loan (but not on the 225 Bush Senior Pari Passu Companion Loans or the 225 Bush Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 225 Bush Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances”. Property protection advances in respect of the 225 Bush Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances”. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances”. Any principal and interest advances made on the 225 Bush Subordinate Companion Loan under the B14 PSA and interest thereon will be reimbursable to the B14 Trustee, B14 Master Servicer and/or B14 Special Servicer from amounts allocable to the entire 225 Bush Whole Loan.

The applicable master servicer or trustee will be obligated to make servicing advances with respect to the 225 Bush Whole Loan, in each case unless a determination of nonrecoverability is made under the B14 PSA.

Application of Payments

The 225 Bush Intercreditor Agreement sets forth the respective rights of the holder of the 225 Bush Senior Mortgage Loan and the holder of the 225 Bush Subordinate Companion Loan with respect to distributions of funds received in respect of the 225 Bush Whole Loan, and provides, in general, that the 225 Bush Subordinate Companion Loan and the respective rights of the holder of the 225 Bush Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the 225 Bush Subordinate Companion Loan, respectively, will, prior to a 225 Bush Sequential Pay Event, be junior, subject and subordinate to the 225 Bush Senior Mortgage Loan and the respective rights of the holder of the 225 Bush Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the 225 Bush Senior Mortgage Loan, respectively, as and to the extent set forth in the 225 Bush Intercreditor Agreement.

If no 225 Bush Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the 225 Bush Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the B14 Master Servicer in the following order of priority:

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first, to the 225 Bush Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

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second, to the 225 Bush Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

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third, to the 225 Bush Note A Holders, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such 225 Bush Note A Holder, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the B14 Master Servicer or the B14 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the 225 Bush Whole Loan pursuant to the 225 Bush Intercreditor Agreement or the B14 PSA;

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fourth, if the proceeds of any foreclosure sale or any liquidation of the 225 Bush Whole Loan or the 225 Bush Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a written modification, waiver, amendment, restructuring or workout of the 225 Bush Whole Loan (a “225 Bush Workout”), the aggregate principal balance of the 225 Bush Senior Notes has been reduced, such excess amount will be paid to the 225 Bush Note A Holders pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such 225 Bush Workout, plus interest on such amount at the related note interest rate;

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fifth, to the extent the holder of the 225 Bush Subordinate Companion Loan (the “225 Bush Subordinate Companion Loan Holder”) has made any payments or advances to cure defaults pursuant to the 225 Bush Intercreditor Agreement, to reimburse the 225 Bush Subordinate Companion Loan Holder for all such cure payments;

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sixth, to the 225 Bush Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the 225 Bush Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

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seventh, to the 225 Bush Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (second above, until the principal balance of the 225 Bush Subordinate Companion Loan has been reduced to zero;

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eighth, if the proceeds of any foreclosure sale or any liquidation of the 225 Bush Whole Loan or the 225 Bush Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a 225 Bush Workout, the principal balance of the 225 Bush Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the 225 Bush Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 225 Bush Subordinate Companion Loan as a result of such 225 Bush Workout, plus interest on such amount at the related note interest rate;

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ninth, to the 225 Bush Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the 225 Bush Note A Percentage Interest multiplied by (ii) the 225 Bush Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

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tenth, to the 225 Bush Subordinate Companion Loan Holder in an amount equal to the product of (i) the 225 Bush Subordinate Companion Loan Percentage Interest multiplied by (ii) the 225 Bush Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the B14 PSA, including, without limitation,

to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the B14 Master Servicer or the B14 Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 225 Bush Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the 225 Bush Note A Holders and the 225 Bush Subordinate Companion Loan Holder in accordance with the 225 Bush Note A Percentage Interest and the 225 Bush Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the 225 Bush Note A Holders to be allocated among the 225 Bush Note A Holders pro rata based on their respective principal balances; and

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twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 225 Bush Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to the 225 Bush Note A Holders and the 225 Bush Subordinate Companion Loan Holder in accordance with the initial the 225 Bush Note A Percentage Interest and the initial the 225 Bush Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the 225 Bush Note A Holders to be allocated among the 225 Bush Note A Holders pro rata based on their respective principal balances.

Upon the occurrence and continuance of a the 225 Bush Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the 225 Bush Whole Loan or the 225 Bush Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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first, to the 225 Bush Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

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second, to the 225 Bush Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the 225 Bush Subordinate Companion Loan principal balance at the applicable note interest rate (net of the servicing fee rate);

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third, to the 225 Bush Note A Holders, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

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fourth, to the 225 Bush Note A Holders, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such 225 Bush Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by any the B14 Master Servicer or the B14 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the 225 Bush Whole Loan pursuant to the 225 Bush Intercreditor Agreement or the B14 PSA;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the 225 Bush Whole Loan or the 225 Bush Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a the 225 Bush Workout the aggregate principal balance of the 225 Bush Senior Notes has been reduced, such excess amount will be required to be paid to the 225 Bush Note A Holders pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such the 225 Bush Workout, plus interest on such amount at the related note interest rate;

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sixth, to the extent the 225 Bush Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 225 Bush Intercreditor Agreement, to reimburse the 225 Bush Subordinate Companion Loan Holder for all such cure payments; and to the 225 Bush Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the 225 Bush Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

●	seventh, to the 225 Bush Subordinate Companion Loan Holder, until the principal balance of the 225 Bush Subordinate Companion Loan has been reduced to zero;

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eighth, to the 225 Bush Note A Holders, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the 225 Bush Note A Percentage Interest multiplied by (ii) 225 Bush Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

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ninth, to the 225 Bush Subordinate Companion Loan Holder in an amount equal to the product of (i) the 225 Bush Subordinate Companion Loan Percentage Interest multiplied by (ii) the 225 Bush Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

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tenth, if the proceeds of any foreclosure sale or any liquidation of the 225 Bush Whole Loan or the 225 Bush Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a the 225 Bush Workout the principal balance of the 225 Bush Subordinate Companion Loan has been reduced, such excess amount will be paid to the 225 Bush Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 225 Bush Subordinate Companion Loan as a result of such 225 Bush Workout, plus interest on such amount at the related note interest rate;

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eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the B14 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the B14 Master Servicer or the B14 Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 225 Bush Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the 225 Bush Note A Holders and the 225 Bush Subordinate Companion Loan Holder in accordance with the 225 Bush Note A Percentage Interest and the 225 Bush Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the 225 Bush Note A Holders to be allocated between the 225 Bush Note A Holders pro rata based on their respective principal balances; and

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twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 225 Bush Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to the 225 Bush Note A Holders and the 225 Bush Subordinate Companion Loan Holder in accordance with the 225 Bush Note A Percentage Interest and the 225 Bush Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the 225 Bush Note A Holders to be allocated between the 225 Bush Note A Holders pro rata based on their respective principal balances.

“225 Bush Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the 225 Bush Senior Notes, and the denominator of which is the sum of the principal balances of the 225 Bush Senior Notes and the principal balance of the 225 Bush Subordinate Companion Loan.

“225 Bush Note A Rate” means 3.303%.

“225 Bush Note A Relative Spread” means the ratio of the 225 Bush Note A Rate to the weighted average of the 225 Bush Note A Rate and the 225 Bush Subordinate Companion Loan Rate.

“225 Bush Note A-1 Holder” means the holder of 225 Bush Note A-1.

“225 Bush Note A-2 Holder” means the holder of 225 Bush Note A-2.

“225 Bush Note A-3 Holder” means the holder of 225 Bush Note A-3.

“225 Bush Note A-4 Holder” means the holder of 225 Bush Note A-4.

“225 Bush Note A-5 Holder” means the holder of 225 Bush Note A-5.

“225 Bush Note A-6 Holder” means the holder of 225 Bush Note A-6.

“225 Bush Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 225 Bush Subordinate Companion Loan, and the denominator of which is the sum of the principal balance of the 225 Bush Senior Mortgage Loan and the principal balance of the 225 Bush Subordinate Companion Loan.

“225 Bush Subordinate Companion Loan Rate” means 3.303%.

“225 Bush Subordinate Companion Loan Relative Spread” means the ratio of the 225 Bush Subordinate Companion Loan Rate to the weighted average of the 225 Bush Note A Rate and the 225 Bush Subordinate Companion Loan Rate.

“225 Bush Sequential Pay Event” means any event of default under the 225 Bush Whole Loan with respect to an obligation to pay money due under the 225 Bush Whole Loan, any other event of default for which the 225 Bush Whole Loan is actually accelerated or any other event of default which causes the 225 Bush Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the 225 Bush Whole Loan; provided, however, that unless the B14 Master Servicer or the B14 Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the 225 Bush Whole Loan. A 225 Bush Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the 225 Bush Subordinate Companion Loan Holder in accordance with the 225 Bush Intercreditor Agreement) and will not be deemed to exist to the extent the 225 Bush Subordinate Companion Loan Holder is exercising its cure rights under the 225 Bush Intercreditor

Agreement or the default that led to the occurrence of such the 225 Bush Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the 225 Bush Intercreditor Agreement, the controlling holder with respect to the 225 Bush Whole Loan (the “225 Bush Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no 225 Bush Control Appraisal Period has occurred and is continuing, the 225 Bush Subordinate Companion Loan Holder and (ii) if and for so long as a 225 Bush Control Appraisal Period has occurred and is continuing, the 225 Bush Note A-1 Holder; provided, however, that from and after the closing date of the B14 Securitization, references to the “225 Bush Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 225 Bush Intercreditor Agreement, as and to the extent provided in the B14 PSA; and provided further that, if the 225 Bush Subordinate Companion Loan Holder would be the 225 Bush Controlling Noteholder pursuant to the terms of the 225 Bush Intercreditor Agreement, but any interest in the 225 Bush Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or a borrower related party would otherwise be entitled to exercise the rights of the 225 Bush Controlling Noteholder in respect of the 225 Bush Subordinate Companion Loan, then a 225 Bush Control Appraisal Period will be deemed to have occurred. The 225 Bush Subordinate Companion Loan Holder is the 225 Bush Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the 225 Bush Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 225 Bush Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 225 Bush Major Decision has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such 225 Bush Major Decision (or making a determination not to take action with respect to such 225 Bush Major Decision), the B14 Master Servicer or the B14 Special Servicer must receive the written consent of the 225 Bush Controlling Noteholder (or its representative) before implementing a decision with respect to such 225 Bush Major Decision, provided, that if the B14 Master Servicer or the B14 Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a 225 Bush Major Decision and the Major Decision Reporting Package (as such term is defined in the 225 Bush Intercreditor Agreement), then the 225 Bush Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions previously set forth, in the event that the B14 Special Servicer or the B14 Master Servicer (in the event the B14 Master Servicer is otherwise authorized by the 225 Bush Intercreditor Agreement or the B14 PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the 225 Bush Controlling Noteholder (or its controlling noteholder representative) in the 225 Bush Intercreditor Agreement or the B14 PSA, is necessary to protect the interests of the 225 Bush Noteholders (as a collective whole (taking into account the subordinate nature of the 225 Bush Subordinate Companion Loan and the pari passu nature of the 225 Bush Senior Notes)), the B14 Special Servicer or the B14 Master Servicer, as applicable, may take any such action without waiting for the response of the 225 Bush Controlling Noteholder (or its controlling noteholder representative), provided that the B14 Special Servicer or the B14 Master Servicer, as applicable, provides the 225 Bush Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the B14 Master Servicer or the B14 Special Servicer, as the case may be, may take actions with respect to the Mortgaged Property before obtaining the consent of the 225 Bush Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the 225 Bush Noteholders, and the applicable servicer has made a reasonable effort to contact the 225 Bush Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the B14 Master Servicer or the B14 Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the 225 Bush Controlling Noteholder (or its representative) that would require or cause the B14 Master Servicer or the B14 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the B14 Master Servicer or the B14 Special Servicer, as applicable, to violate provisions of the 225 Bush Intercreditor Agreement or the B14 PSA, require or cause the B14 Master Servicer or the B14 Special Servicer, as applicable, to violate the terms of the 225 Bush Whole Loan, or materially expand the scope of the B14 Master Servicer’s or the B14 Special Servicer’s responsibilities under the 225 Bush Intercreditor Agreement or the B14 PSA.

The B14 Special Servicer will be required to provide copies to each 225 Bush Non-Controlling Note A Holder of any notice, information and report that is required to be provided to the 225 Bush Controlling Noteholder pursuant to the B14 PSA with respect to any of the 225 Bush Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame such notice, information and report is required to be provided to the 225 Bush Controlling Noteholder, and the B14 Special Servicer will be required to consult with each 225 Bush Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 225 Bush Non-Controlling Note A Holder requests consultation with respect to any such 225 Bush Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 225 Bush Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any 225 Bush Non-Controlling Note A Holder by the B14 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the B14 Special Servicer will no longer be obligated to consult with such 225 Bush Non-Controlling Note A Holder, whether or not such 225 Bush Non-Controlling Note A Holder has responded within such 10 business day period (unless, the B14 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“225 Bush Control Appraisal Period” will exist with respect to the 225 Bush Whole Loan, if and for so long as:

1.

the initial principal balance of the 225 Bush Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 225 Bush Subordinate Companion Loan after the date of creation of the 225 Bush Subordinate Companion Loan, (y) any Appraisal Reduction Amount

(as defined in the B14 PSA) for the 225 Bush Whole Loan that is allocated to the 225 Bush Subordinate Companion Loan and (z) any losses realized with respect to the 225 Bush Mortgaged Property or the 225 Bush Whole Loan that are allocated to the 225 Bush Subordinate Companion Loan, is less than

2.

25% of the remainder of (i) the initial principal balance of the 225 Bush Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 225 Bush Subordinate Companion Loan Holder on the 225 Bush Subordinate Companion Loan, after the date of creation of such 225 Bush Subordinate Companion Loan;

provided that a 225 Bush Control Appraisal Period will terminate upon the occurrence of a cure by the 225 Bush Subordinate Companion Loan Holder pursuant to the terms of the 225 Bush Intercreditor Agreement.

“225 Bush Lead Securitization” means the securitization of Benchmark 2019-B14 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, 2019-B14.

“225 Bush Noteholder” means any of the 225 Bush Note A Holders and the 225 Bush Subordinate Companion Loan Holder, as applicable.

“225 Bush Non-Controlling Note A Holder” means each 225 Bush Note A Holder that is not the 225 Bush Controlling Noteholder; provided that, from and after the 225 Bush Lead Securitization, “225 Bush Non-Controlling Note A Holder” means each 225 Bush Note A Holder, if any, whose A note is no longer included in the 225 Bush Lead Securitization or, if such A note is then included in a 225 Bush Non-Lead Securitization (other than the 225 Bush Lead Securitization), the 225 Bush Note A Subordinate Class Representative pursuant to the 225 Bush Non-Lead Securitization for such securitization or their duly appointed representative; provided, further, that if such 225 Bush Non-Controlling Note A Holder’s A Note is held by (or the related 225 Bush Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such 225 Bush Non-Controlling Note A Holder with respect to such A Note.

“225 Bush Non-Lead Securitization” means any securitization other than a 225 Bush Lead Securitization.

“225 Bush Note A Subordinate Class Representative” means, with respect to an A Note that is no longer included in the 225 Bush Lead Securitization and is then included in a 225 Bush Non-Lead Securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” pursuant to the related pooling and servicing agreement for such securitization or their duly appointed representative.

For so long as the 225 Bush Subordinate Companion Loan is an asset of the Benchmark 2019-B14 Mortgage Trust, the following paragraph will not have any force or effect.

The 225 Bush Subordinate Companion Loan Holder is entitled to avoid a 225 Bush Control Appraisal Period caused by application of an Appraisal Reduction Amount (as defined in the B14 PSA) upon the satisfaction of certain conditions (within 30 days of the B14 Master Servicer’s or the B14 Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such 225 Bush Control Appraisal Period has occurred), including delivery to the B14 Master Servicer or the B14 Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the

225 Bush Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the B14 PSA, would cause the applicable 225 Bush Control Appraisal Period not to occur.

“225 Bush Major Decision” means a “Major Decision” under the B14 PSA or any one or more analogous terms in the B14 PSA at any time when one or more of the 225 Bush Senior Notes and 225 Bush Subordinate Companion Loan are included in the 225 Bush Lead Securitization.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 225 Bush Whole Loan by the end of the applicable grace period or any other event of default under the related 225 Bush Whole Loan documents occurs and is continuing, the 225 Bush Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the 225 Bush Intercreditor Agreement. Unless the 225 Bush Lead Securitization (or, if the 225 Bush Lead Securitization no longer holds any of the 225 Bush Senior Notes and the 225 Bush Subordinate Companion Loan, the 225 Bush Note A-1 Holder) consents to additional cure periods, the 225 Bush Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the 225 Bush Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the 225 Bush Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the 225 Bush Whole Loan (including for purposes of (i) whether a “225 Bush Sequential Pay Event” has occurred; (ii) accelerating the 225 Bush Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the 225 Bush Mortgaged Property; or (iii) treating the 225 Bush Whole Loan as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the 225 Bush Subordinate Companion Loan is an asset of the 225 Bush Lead Securitization, the 225 Bush Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the 225 Bush Whole Loan or a servicing transfer event, the 225 Bush Subordinate Companion Loan Holder will have the right, by written notice to the 225 Bush Note A Holders (a “225 Bush Purchase Notice”), to purchase in immediately available funds, the 225 Bush Senior Mortgage Loan, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the 225 Bush Purchase Notice to the then current 225 Bush Note A Holders, the 225 Bush Note A Holders will be required to sell (and the 225 Bush Subordinate Companion Loan Holder will be required to purchase) the 225 Bush Senior Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “225 Bush Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the 225 Bush Purchase Notice. The failure of the requesting purchaser to purchase the 225 Bush Senior Mortgage Loan on the 225 Bush Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under 225 Bush Whole

Loan or servicing transfer event that gave rise to such right. The right of the 225 Bush Subordinate Companion Loan Holder to purchase the 225 Bush Senior Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the 225 Bush Mortgaged Property. Notwithstanding the foregoing sentence, the 225 Bush Note A Holders are required to give the 225 Bush Subordinate Companion Loan Holder ten business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the 225 Bush Mortgaged Property is transferred to the 225 Bush Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the 225 Bush Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten business days after the acceleration of the 225 Bush Whole Loan, the 225 Bush Note A Holders will be required to notify the 225 Bush Subordinate Companion Loan Holder of such transfer the 225 Bush Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the 225 Bush Note A Holders to deliver the 225 Bush Purchase Notice to the 225 Bush Note A Holders, in which case the 225 Bush Subordinate Companion Loan Holder will be obligated to purchase the 225 Bush Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the 225 Bush Subordinate Companion Loan is an asset of the 225 Bush Lead Securitization, such purchase option described above will not have any force or effect.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 225 Bush Intercreditor Agreement and the B14 PSA, if the 225 Bush Whole Loan becomes a defaulted loan, and if the B14 Special Servicer determines to sell the 225 Bush Senior Mortgage Loan in accordance with the B14 PSA, then the B14 Special Servicer may elect to sell the 225 Bush Whole Loan subject to the consent (or deemed consent) of the 225 Bush Subordinate Companion Loan Holder or the 225 Bush Controlling Noteholder under the provisions described above under “—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the 225 Bush Intercreditor Agreement, the 225 Bush Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the B14 Special Servicer then acting with respect to the 225 Bush Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other 225 Bush Noteholders.

Amendments

The 225 Bush Intercreditor Agreement may only be amended by the consent of all 225 Bush Noteholders.

The 3 Columbus Circle Whole Loan

General

The 3 Columbus Circle Mortgage Loan (4.0%) is part of the 3 Columbus Circle Whole Loan (as defined below) comprised of 18 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “3 Columbus Circle Mortgaged Property”).

The 3 Columbus Circle Whole Loan is evidenced by (i) one senior pari passu note, Note A-1-6 (the “3 Columbus Circle Mortgage Loan”), with an aggregate principal balance as of the Cut-off Date of $30,000,000 (ii) fifteen senior pari passu notes designated as Note A-1-1, Note A-1-2-A, Note A-1-2-B, Note A-1-3, Note A-1-4-A, Note A-1-4-B, Note A-1-5, Note A-1-7, Note A-1-8, Note A-2-1, Note A-2-2, Note A-2-3, Note A-2-4, Note A-2-5-A and Note A-2-5-B (collectively, the “3 Columbus Circle Pari Passu Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $460,000,000 and (iii) two subordinate promissory notes designated as Note B-1 and Note B-2 (collectively, the “3 Columbus Circle Subordinate Companion Loans”), with an aggregate principal balance as of the Cut-off Date of $105,000,000. The 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans are pari passu with each other in terms of priority. The 3 Columbus Circle Subordinate Companion Loans are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in terms of priority. The 3 Columbus Circle Mortgage Loan, the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans are collectively referred to in this prospectus as the “3 Columbus Circle Whole Loan”.

The holders of the promissory notes evidencing the 3 Columbus Circle Whole Loan (the “3 Columbus Circle Noteholders”) entered into a co-lender agreement, prior to the Closing Date (the “3 Columbus Circle Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each 3 Columbus Circle Noteholder to the extent sent forth in the 3 Columbus Circle Intercreditor Agreement.

Prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period (as defined below), the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the 3 Columbus Circle Whole Loan, each as more fully described below.

A “3 Columbus Circle Control Appraisal Period” will exist with respect to the 3 Columbus Circle Whole Loan, if and for so long as (a)(1) the initial principal balance of the 3 Columbus Circle Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 3 Columbus Circle Subordinate Companion Loans, (y) any appraisal reductions for the 3 Columbus Circle Whole Loan that are allocated to such 3 Columbus Circle Subordinate Companion Loans and (z) any losses realized with respect to the 3 Columbus Circle Mortgaged Property or the 3 Columbus Circle Whole Loan that are allocated to the 3 Columbus Circle Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial principal balance of the 3 Columbus Circle Subordinate Companion Loans less (ii) any payments of principal allocated to, and received, by the holder of the 3 Columbus Circle Subordinate Companion Loans. The holder of each 3 Columbus Circle Subordinate Companion Loan also has the right to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

The holder of the 3 Columbus Circle Subordinate Companion Loans is entitled to avoid a 3 Columbus Circle Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 3 Columbus Circle Intercreditor Agreement (either

(x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property.

Servicing

The 3 Columbus Circle Whole Loan will be serviced by KeyBank National Association, as master servicer (the “Benchmark 2019-B10 Servicer”) and specially serviced by LNR Partners, LLC, as special servicer (the “Benchmark 2019-B10 Special Servicer”) under the Benchmark 2019-B10 Pooling and Servicing Agreement, dated as of April 1, 2019, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the Benchmark 2019-B10 Servicer, the Benchmark 2019-B10 Special Servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Benchmark 2019-B10 Certificate Administrator”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Benchmark 2019-B10 Trustee”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “Benchmark 2019-B10 Operating Advisor”) and as asset representations reviewer (in such capacity, the “Benchmark 2019-B10 Asset Representations Reviewer”), in connection with the Benchmark 2019-B10 Mortgage Trust (into which each of Note A-1-1, the Note A-2-1, the 3 Columbus Circle Note B-1 and the 3 Columbus Circle Note B-2 have been deposited), and subject to the terms of the 3 Columbus Circle Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 3 Columbus Circle Noteholder will be effected in accordance with the Benchmark 2019-B10 Pooling and Servicing Agreement and the 3 Columbus Circle Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the Benchmark 2019-B10 Pooling and Servicing Agreement is the custodian of the mortgage file related to the 3 Columbus Circle Whole Loan (other than the promissory notes evidencing the 3 Columbus Circle Mortgage Loan and the related Companion Loans not included in the Benchmark 2019-B10 securitization).

Application of Payments

The 3 Columbus Circle Intercreditor Agreement sets forth the respective rights of the holders of the 3 Columbus Circle Mortgage Loan, the 3 Columbus Circle Subordinate Companion Loans, and the 3 Columbus Circle Pari Passu Companion Loans with respect to distributions of funds received in respect of the 3 Columbus Circle Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the 3 Columbus Circle Whole Loan, (ii) any other event of default for which the 3 Columbus Circle Whole Loan is actually accelerated, (iii) any other event of default which causes the 3 Columbus Circle Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “3 Columbus Circle Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans or the default cure period has not yet expired and the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans is exercising its cure rights under the 3 Columbus Circle Intercreditor Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds received with respect to the 3 Columbus Circle Whole Loan will generally be applied in the following order:

●

first, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●

second, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests of principal payments received, if any, until their principal balances have been reduced to zero;

●

third, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

●

fourth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis any penalty charges;

●

sixth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Intercreditor Agreement, to reimburse such holder for all such cure payments;

●

seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each note of the 3 Columbus Circle Subordinate Companion Loans at its net interest rate;

●

eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to its percentage interest of principal payments received, if any, until its balance has been reduced to zero;

●

ninth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Intercreditor Agreement), and (iii) any prepayment premium to the extent paid by the borrower;

●

tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the 3 Columbus Circle Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

●	eleventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received;

●

twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2010-B10 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

●

thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Following the occurrence and during the continuance of a 3 Columbus Circle Sequential Pay Event, after payment of all amounts for required reserves or escrows required by Mortgage Loan documents and amounts then payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds with respect to the 3 Columbus Circle Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●

first, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●

second, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

●

third, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

●

fourth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●

fifth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Intercreditor Agreement, to reimburse such holder for all such cure payments;

●

sixth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●

eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the product of (i) percentage interest of such note multiplied by (ii) the relative spread (as set forth in the 3 Columbus Circle Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the 3 Columbus Circle Subordinate Companion Loans principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

●

tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2019-B10 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests;

●

eleventh, to the holder of the 3 Columbus Circle Mortgage Loan and the holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

●	twelfth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

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thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 3 Columbus Circle Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 3 Columbus Circle Mortgage Loan, but not out of payments or other collections on the 3 Columbus Circle Pari Passu Companion Loans or any loans included in any future securitization trust related to the 3 Columbus Circle Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) allocable to the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans or from general collections with respect to the securitization of the 3 Columbus Circle Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Cure Rights

In the event that the 3 Columbus Circle Whole Loan borrower fails to make any payment of principal or interest on the 3 Columbus Circle Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the 3 Columbus Circle Intercreditor Agreement. The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will be limited to four cures of monetary defaults, no more than three of which may be consecutive, or cures of non-monetary defaults. The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Consultation and Control

Pursuant to the 3 Columbus Circle Intercreditor Agreement, the controlling holder with respect to the 3 Columbus Circle Whole Loan (the “3 Columbus Circle Controlling Noteholder”), as of any date of determination, will be (i) the holder of Note B-1, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing or (ii) if a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1; provided that at any time Note A-1-1 is the 3 Columbus Circle Controlling Noteholder and is included in the Benchmark 2019-B10 securitization, references to the “3 Columbus Circle Controlling Noteholder” will mean the controlling class certificateholders, as and to the extent provided in the Benchmark 2019-B10 Pooling and Servicing Agreement; provided, further, that, if the holder of the Note B-1 would be the 3 Columbus Circle Controlling Noteholder pursuant to the 3 Columbus Circle Intercreditor Agreement, but any interest in such Note B-1 is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the 3 Columbus Circle Controlling Noteholder, a 3 Columbus Circle Control Appraisal Period will be deemed to have occurred. The holder of the 3 Columbus Circle Subordinate Companion Loans is the 3 Columbus Circle Controlling Noteholder as of the Closing Date.

Pursuant to the 3 Columbus Circle Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 3 Columbus Circle Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 3 Columbus Circle Major Decision (as defined below) has been requested or proposed, at least 10 business days prior to taking action with respect to such 3 Columbus Circle Major Decision (or making a determination not to take action with respect to such 3 Columbus Circle Major Decision), the Benchmark 2019-B10 Servicer must receive the written consent of the 3 Columbus Circle Controlling Noteholder (or its representative) before implementing a decision with respect to such 3 Columbus Circle Major Decision. If the Benchmark 2019-B10 Servicer has not received a response from the 3 Columbus Circle Controlling Noteholder (or its representative) with respect to such 3 Columbus Circle Major Decision within five (5) business days after delivery of the notice of a 3 Columbus Circle Major Decision, the Benchmark 2019-B10 Servicer will be required to deliver an additional copy of the notice of a 3 Columbus Circle Major Decision, and, if the 3 Columbus Circle Controlling Noteholder (or its representative) fails to respond to the Benchmark 2019-B10 Servicer with respect to any such proposed action within five (5) business days after receipt of such second notice, the 3 Columbus Circle Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to such action. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any mortgaged property, or if a failure to take any such action at such time would be inconsistent with the applicable servicing standard, the Benchmark 2019-B10 Servicer may take actions with respect to such mortgaged property before obtaining the consent of the 3 Columbus Circle Controlling Noteholder (or its representative) if the Benchmark 2019-B10 Servicer reasonably determines in accordance with the applicable servicing standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the 3 Columbus Circle Whole Loan, and the Benchmark 2019-B10 Servicer has made a reasonable effort to contact the 3 Columbus Circle Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Note A-1-1 (or Benchmark 2019-B10 Servicer acting on its behalf) of its duties to comply with the applicable servicing standard.

Notwithstanding the foregoing, the Benchmark 2019-B10 Servicer may not follow any advice or consultation provided by the 3 Columbus Circle Controlling Noteholder (or its representative) that would require or cause the Benchmark 2019-B10 Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the Benchmark 2019-B10 Servicer to violate provisions of the 3 Columbus Circle Intercreditor Agreement or the Benchmark 2019-B10 Pooling and Servicing Agreement, require or cause the Benchmark 2019-B10 Servicer to violate the terms of the 3 Columbus Circle Whole Loan, or materially expand the scope of any Benchmark 2019-B10 Servicer’s responsibilities under the 3 Columbus Circle Intercreditor Agreement.

During the continuance of a 3 Columbus Circle Control Appraisal Period, the Note A-1-1 holder (or the Benchmark 2019-B10 Servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the 3 Columbus Circle Controlling Class Representative pursuant to the Benchmark 2019-B10 Pooling and Servicing Agreement with respect to any 3 Columbus Circle Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 3 Columbus Circle Whole Loan, to the holder of the 3 Columbus Circle Mortgage Loan or the 3 Columbus Circle Pari Passu Companion Loans (or the controlling class representative thereof) not included in the Benchmark 2019-B10 securitization (each such holder, a “Benchmark 2019-B10 Non-Controlling Note Holder”), within the same time frame it is required to provide to the 3 Columbus Circle Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the 3 Columbus Circle Controlling Class Representative under the Benchmark 2019-B10 Pooling and Servicing Agreement due to the occurrence of a Benchmark 2019-B10 Control Termination Event or a Benchmark 2019-B10 Consultation Termination Event).

In addition to the consultation rights of each Benchmark 2019-B10 Non-Controlling Note Holder (or its representative), during the continuance of a 3 Columbus Circle Control Appraisal Period, the Benchmark 2019-B10 Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Benchmark 2019-B10 Servicer) with the Note A-1-1 holder (or the Benchmark 2019-B10 Servicer acting on its behalf) at the offices of the Benchmark 2019-B10 Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Benchmark 2019-B10 Servicer, as applicable, in which servicing issues related to the 3 Columbus Circle Whole Loan are discussed.

“3 Columbus Circle Major Decision” means a Major Decision under the Benchmark 2019-B10 Pooling and Servicing Agreement.

“Benchmark 2019-B10 Control Termination Event” will occur when (a) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; or (b) with respect to the 3 Columbus Circle Whole Loan, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates under the other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

“Benchmark 2019-B10 Consultation Termination Event” will occur when (a) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; and (b) with respect to the 3 Columbus Circle Whole Loan, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

Purchase Option

If an event of default with respect to 3 Columbus Circle Whole Loan has occurred and is continuing, the holder of the 3 Columbus Circle Subordinate Companion Loans will have the option to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, (b) accrued and unpaid interest on the 3

Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the 3 Columbus Circle Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the 3 Columbus Circle Whole Loan to the Benchmark 2019-B10 Asset Representations Reviewer, (g) if (i) the borrower or borrower related party is the purchaser or (ii) if the 3 Columbus Circle Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the 3 Columbus Circle Intercreditor Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the 3 Columbus Circle Intercreditor Agreement.

Replacement of the Special Servicer

Pursuant to the terms of the 3 Columbus Circle Intercreditor Agreement and the Benchmark 2019-B10 Pooling and Servicing Agreement, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans (prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the 3 Columbus Circle Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The related Non-Serviced Directing Certificateholder (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and prior to the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event), and the applicable certificateholders with the requisite percentage of voting rights (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the 3 Columbus Circle Whole Loan and appoint a replacement special servicer in lieu of such special servicer.

The Benchmark 2019-B10 Pooling and Servicing Agreement may contain provisions such that any Benchmark 2019-B10 Special Servicer could be terminated under the Benchmark 2019-B10 Pooling and Servicing Agreement based on a recommendation by the Benchmark 2019-B10 Operating Advisor if (A) the Benchmark 2019-B10 Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Benchmark 2019-B10 Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Benchmark 2019-B10 Special Servicer would be in the best interest of the holders of securities issued under the Benchmark 2019-B10 Pooling and Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 3 Columbus Circle Controlling Noteholder will retain its right to remove and replace the Benchmark 2019-B10 Special Servicer, but the 3 Columbus Circle Controlling Noteholder may not restore a Benchmark 2019-B10 Special Servicer that has been removed in accordance with the preceding sentence.

The ILPT Industrial Portfolio Whole Loan

General

The ILPT Industrial Portfolio Mortgage Loan (4.0%) is part of a whole loan structure (the “ILPT Industrial Portfolio Whole Loan”) comprised of twenty (20) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The ILPT Industrial Portfolio Mortgage Loan is evidenced by two promissory notes, Note A-6 and Note A-7 with an aggregate Cut-off Date Balance of $30,000,000 (the “ILPT Industrial Portfolio Mortgage Loan”). The ILPT Industrial Portfolio Whole Loan consists of (i) the ILPT Industrial Mortgage Loan, (ii) six (6) pari passu promissory notes (note A-1, note A-2, note A-3, note A-4, note A-5 and note A-8, collectively, the “ILPT Industrial Portfolio Pari Passu Companion Loans” and, together with the ILPT Industrial Portfolio Mortgage Loan, the “ILPT Industrial Portfolio Senior Notes”), and (iii) twelve (12) subordinate promissory notes (note B-1-A (the “ILPT Industrial Portfolio Note B-1-A”), note B-1-B, note B-1-C, note B-1-D, note B-2-A, note B-2-B, note B-2-C, note B-2-D, note B-3-A, note B-3-B, note B-3-C and note B-3-D, collectively, the “ILPT Industrial Portfolio Subordinate Companion Loans”). The ILPT Industrial Portfolio Subordinate Companion Loans are subordinate in right of payment to the ILPT Industrial Portfolio Senior Notes during the continuance of an event of default under the ILPT Industrial Portfolio Mortgage Loan. The ILPT Industrial Portfolio Pari Passu Companion Loans and the ILPT Industrial Portfolio Subordinate Companion Loans are not included in the UBS 2019-C18 Trust.

The ILPT Industrial Portfolio Senior Notes and the ILPT Industrial Portfolio Subordinate Companion Loans are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on the ILPT Industrial Portfolio Senior Notes at a rate equal to 2.65326% per annum and on the ILPT Industrial Portfolio Subordinate Companion Loans at a rate equal to 4.40000% per annum. For purposes of the information presented in this prospectus with respect to the ILPT Industrial Portfolio Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information takes into account the ILPT Industrial Portfolio Senior Notes but does not take into account the ILPT Industrial Portfolio Subordinate Companion Loans.

The rights of the holders of the promissory notes evidencing the ILPT Industrial Portfolio Whole Loan are subject to an Intercreditor Agreement (the “ILPT Industrial Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the ILPT Industrial Portfolio Intercreditor Agreement.

Servicing

The ILPT Industrial Portfolio Whole Loan will be serviced by Wells Fargo Bank, National Association, as master servicer (the “MSC 2019-L3 Master Servicer”), and specially serviced by Situs Holdings, LLC, as special servicer solely with respect to the ILPT Industrial Portfolio Whole Loan (in such capacity as used herein, the “MSC 2019-L3 Special Servicer”), under the MSC 2019-L3 PSA between Morgan Stanley Capital I Inc., as depositor, the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “MSC 2019-L3 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “MSC 2019-L3 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer in connection with the MSC 2019-L3 Mortgage Trust (into which Note A-1 (the “Lead Note A”) has been deposited), and, subject to the terms of the ILPT Industrial Portfolio Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any ILPT Industrial Portfolio noteholder will be effected in accordance with the MSC 2019-L3 PSA and the ILPT Industrial Portfolio Intercreditor Agreement.

Application of Payments

Distributions. Generally, as long as no ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the

ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

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first, to the Morgan Stanley Capital I Trust 2019-L3 as the holder of the Lead Note A (the “ILPT Industrial Portfolio Lead Note A Holder”) (or the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note A Holder (or paid or advanced by the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note A Holder and interest thereon;

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second, to the MSC 2019-L3 Master Servicer and the MSC 2019-L3 Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the PSA;

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third, pro rata, based on their respective interest entitlements, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, in an amount equal to the accrued and unpaid interest on the respective principal balances of such holders’ notes at the respective interest rates applicable to such notes (calculated at a per annum rate equal to the related interest rate, net of any applicable servicing fees);

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fourth, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, pro rata (based on their respective initial principal balances), any principal payments received on the ILPT Industrial Portfolio Whole Loan for the related interest accrual period, to be applied in reduction of the principal balance of each related promissory note;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, first, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes, and second, to the ILPT Industrial Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loans in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

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sixth, to the ILPT Industrial Portfolio Note B-1-A holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

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seventh, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

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eighth, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

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ninth, to the extent not payable to the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

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tenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

Generally, for so long as an ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

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first, to the ILPT Industrial Portfolio Lead Note A Holder (or the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note A Holder (or paid or advanced by the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note A Holder and interest thereon;

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second, to the MSC 2019-L3 Master Servicer and the MSC 2019-L3 Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

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third, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes at the related interest rate, net of any applicable servicing fees;

●	fourth, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes;

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sixth, to the ILPT Industrial Portfolio Note B-1-A holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the PSA;

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seventh, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans at the related interest rate, net of any applicable servicing fees;

●	eighth, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

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ninth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth, to the ILPT

Industrial Portfolio Subordinate Companion Loan holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loan holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

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tenth, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

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eleventh, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

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twelfth, to the extent not payable to the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

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thirteenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

“ILPT Industrial Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the ILPT Industrial Portfolio Whole Loan borrower to pay money due under such whole loan or (ii) any non-monetary event of default that causes the ILPT Industrial Portfolio Whole Loan to become a specially serviced mortgage loan (other than any imminent event of default). An ILPT Industrial Portfolio Triggering Event of Default will not exist to the extent the ILPT Industrial Portfolio Note B-1-A Holder is exercising its cure rights as described below.

Consultation and Control

Consent Rights of the ILPT Industrial Portfolio Controlling Holder. Pursuant to the ILPT Industrial Portfolio Intercreditor Agreement, the ILPT Industrial Portfolio Controlling Holder (as defined below) is entitled to consent to the MSC 2019-L3 Master Servicer’s or the MSC 2019-L3 Special Servicer’s taking (as the case may be), subject to the Servicing Standard, of Major Decisions under the MSC 2019-L3 PSA, and certain additional servicing actions that constitute “Major Decisions” under the ILPT Industrial Portfolio Intercreditor Agreement (“ILPT Industrial Portfolio Major Decisions”).

Notwithstanding the foregoing, if the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interests of the holders of the notes comprising the ILPT Industrial Portfolio Whole Loan (as a collective whole), the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer may take any such action without waiting for the ILPT Industrial Portfolio Controlling Holder’s consent (but will be required to take reasonable efforts to inform the ILPT Industrial Portfolio Controlling Holder of such action). In addition, no advice, direction or objection from or by the ILPT Industrial Portfolio Controlling Holder may (and the holder of the ILPT Industrial Portfolio Mortgage Loan and any of the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer will be required to ignore and act without regard to any such advice, direction or objection that the Lead Note A Holder, the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer has determined, in its reasonable, good faith judgment, will) require or cause the Lead Note A Holder or any of the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer to violate any provision of the ILPT Industrial Portfolio Intercreditor Agreement, the related mortgage loan documents or the MSC 2019-L3 PSA (including any REMIC provisions), including each of the MSC 2019-L3 Master Servicer’s and the MSC 2019-L3 Special Servicer’s obligation to act in accordance with the Servicing Standard.

Consent Rights of the ILPT Industrial Portfolio Non-Lead Senior Note Holders. So long as an ILPT Industrial Portfolio Control Appraisal Event has occurred and is continuing, the MSC 2019-L3 Special Servicer shall (i) provide copies to each ILPT Industrial Portfolio Non-Lead Senior Note Holder (as defined below) of any notice, information and report that is required to be provided to the ILPT Industrial Portfolio Controlling Holder pursuant to the MSC 2019-L3 PSA with respect to any Major Decisions within the same time frame such notice, information and report is required to be provided to the ILPT Industrial Portfolio Controlling Holder, (ii) consult with each ILPT Industrial Portfolio Non-Lead Senior Note Holder on a strictly non-binding basis, to the extent having received such notices, information and reports such ILPT Industrial Non-Lead Senior Note Holder requests consultation with respect to any such Major Decision or the implementation of any recommended actions outlined in an asset status report and (iii) consider alternative actions recommended by any such ILPT Industrial Portfolio Non-Lead Senior Note Holder; provided, that after the expiration of a period of ten (10) business days from the delivery to an ILPT Industrial Portfolio Non-Lead Senior Note Holder by the MSC 2019-L3 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the MSC 2019-L3 Special Servicer shall no longer be obligated to consult with such ILPT Industrial Portfolio Non-Lead Senior Note Holder, whether or not such ILPT Industrial Portfolio Non-Lead Senior Note Holder has responded within such ten (10) business day period.

“ILPT Industrial Portfolio Non-Lead Senior Note Holder” means the holder of any of the ILPT Industrial Portfolio Senior Notes, other than the Lead Note A.

The Controlling Holder

The “ILPT Industrial Portfolio Controlling Holder” will be the holder of the ILPT Industrial Portfolio Note B-1-A; provided that (i) an ILPT Industrial Portfolio Control Appraisal Event has not occurred and (ii) the holder thereof is not a Borrower Party with respect to the ILPT Industrial Portfolio Whole Loan; provided, further, that if either of the conditions set forth in clauses (i) and (ii) above is not satisfied with respect to the ILPT Industrial Portfolio Note B-1-A, the ILPT Industrial Portfolio Controlling Holder will be the holder of the ILPT Industrial Portfolio Mortgage Loan. A “ILPT Industrial Portfolio Control Appraisal Event” will exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans if and for so long as (A) the aggregate closing date principal balance of such notes, together with any ILPT Industrial Portfolio Threshold Event Collateral (less payments of principal, appraisal reductions and realized principal losses allocated to such notes) is less than (B) 25% of the aggregate closing date principal balance of such notes (less payments of principal allocated to such notes).

Collateral Posting Rights. If an ILPT Industrial Portfolio Control Appraisal Event would otherwise result in the holder of the ILPT Industrial Portfolio Note B-1-A losing its status as the ILPT Industrial Portfolio Controlling Holder, such note holder will generally be entitled to retain that status by posting cash collateral or an unconditional and irrevocable standby letter of credit, in either case with the MSC 2019-L3 Trustee as the beneficiary and in a form that is acceptable to the MSC 2019-L3 Master Servicer or MSC 2019-L3 Special Servicer, as applicable, held by or on behalf of the MSC 2019-L3 Trustee, MSC 2019-L3 Master Servicer or MSC 2019-L3 Special Servicer, as applicable, within 30 days after the receipt of the relevant appraisal (such collateral, “ILPT Industrial Portfolio Threshold Event Collateral”). ILPT Industrial Portfolio Threshold Event Collateral is required to be returned if and to the extent that the posting holder would be the ILPT Industrial Portfolio Controlling Holder without regard to such posted collateral.

Appraisal Rights. Appraisal reductions applicable to the ILPT Industrial Portfolio Whole Loan will be allocated, first to reduce the aggregate ILPT Industrial Portfolio Subordinate Companion Loan principal balance (which amounts will be applied to the ILPT Industrial Portfolio Subordinate Companion Loans on a pro rata and pari passu basis), and second to reduce the aggregate ILPT Industrial Portfolio Senior Note principal balance (which amounts will be applied to the ILPT Industrial Portfolio Senior Notes on a pro rata and pari passu basis), in each case up to the outstanding amount thereof. If at any time an appraisal reduction exists that would result in an ILPT Industrial Portfolio Control Appraisal Event with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, the ILPT Industrial Portfolio Controlling Holder will be entitled at its expense to obtain and deliver, or require the MSC 2019-L3 Special Servicer to obtain and deliver, to the MSC 2019-L3 Master Servicer a second appraisal that satisfies the appraisal requirements for any such appraisal as set forth in the MSC 2019-L3 PSA. Upon receipt of such new appraisal, the MSC 2019-L3 Special Servicer will be required to recalculate (within 3 business days of receipt of such appraisal) the appraisal reduction in respect of the ILPT Industrial Portfolio Whole Loan. If, as a result of such calculation based on the new appraisal, an ILPT Industrial Portfolio Control Appraisal Event is no longer deemed to exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, then the ILPT Industrial Portfolio Note B-1-A holder will be reinstated as the ILPT Industrial Portfolio Controlling Holder. Until the appraisal reduction is recalculated based on such new appraisal as described above, the first appraisal will control.

Appraisals that are permitted to be presented by any ILPT Industrial Portfolio Controlling Holder will be in addition to any appraisals that the MSC 2019-L3 Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of any material change or that the MSC 2019-L3 Special Servicer is otherwise required or permitted to order under the MSC 2019-L3 PSA without regard to any appraisal requests made by any ILPT Industrial Portfolio Controlling Holder.

Rights of the ILPT Industrial Portfolio Note B-1-A Holder.

The holder of the ILPT Industrial Portfolio Note B-1-A has certain rights under the ILPT Industrial Portfolio Intercreditor Agreement, including, among others, the rights described below.

Cure Rights. The holder of the ILPT Industrial Portfolio Note B-1-A, provided that such holder is not the related borrower or an affiliate thereof, has the right to cure monetary events of default (within 10 business days of receipt of notice thereof) or non-monetary events of default (within 30 days (subject to an extension of up to 90 days for a total of 120 days in certain circumstances) of receipt of notice thereof) with respect to the ILPT Industrial Portfolio Whole Loan. No more than 6 events of default may be cured over the life of the ILPT Industrial Portfolio Whole Loan and no more than 4 consecutive events of default may be cured. In the case of an event of default related to a delinquent Scheduled Payment, such cure will be deemed completed on the next loan payment date. So long as the ILPT Industrial Portfolio Note B-1-A holder is exercising a cure right and the cure period has not expired, the ILPT Industrial Portfolio Senior Note holders, the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer and the MSC 2019-L3 Trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the ILPT Industrial Portfolio Whole Loan, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the ILPT Industrial Portfolio Whole Loan to special servicing or (v) the payment priorities described above under “Application of Payments—Distributions.”

Purchase Option. At any time that the ILPT Industrial Portfolio Whole Loan becomes and remains in default, upon written notice, the holder of the ILPT Industrial Portfolio Note B-1-A has the right to purchase each ILPT Industrial Portfolio Senior Note at a price generally equal to their aggregate unpaid principal balance, plus accrued and unpaid interest thereon at the applicable interest rate, plus any unreimbursed Advances made by the ILPT Industrial Portfolio Lead Note A Holder, and interest thereon, any accrued and unpaid servicing fees, certain liquidation fees and any unreimbursed costs and expenses incurred by the Lead Note A Holder.

Such purchase option will terminate on the earliest date to occur of (i) 180 days after delivery of notice to the ILPT Industrial Portfolio Note B-1-A holder of the related event of default, (ii) the cure of the event or circumstance resulting in the related event of default, (iii) consummation of a foreclosure in respect of the ILPT Industrial Portfolio Mortgaged Property, except that if the MSC 2019-L3 Special Servicer intends to accept a deed in lieu of foreclosure, the ILPT Industrial Portfolio Note B-1-A holder will have 30 business days from the date of notice thereof to exercise its purchase option, and (iv) the modification of the ILPT Industrial Portfolio mortgage loan documents effected in accordance with the ILPT Industrial Portfolio Intercreditor Agreement and the MSC 2019-L3 PSA.

Workout

Notwithstanding anything to the contrary, if the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer, as applicable, in connection with a workout of the ILPT Industrial Portfolio Whole Loan, modifies the terms thereof such that (i) the outstanding principal balance thereof is decreased, (ii) the interest rate thereon (or the interest rate of any of the ILPT Industrial Portfolio Senior Notes or the ILPT Industrial Portfolio Subordinate Companion Loans) is reduced, (iii) payments of interest or principal thereon are waived, reduced or deferred, other than a deferral of a balloon payment resulting solely from the extension of the maturity date by the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer pursuant to the terms of the MSC 2019-L3 PSA or (iv) any other adjustment is made to any of the payment terms of the ILPT Industrial Portfolio Whole Loan, the full adverse economic effect of such modification, waiver or amendment of amounts due will be borne, first, by the ILPT Industrial Portfolio Subordinate Companion Loans holders on a pro rata and pari passu basis (in each case up to the principal balance of such note, together with accrued interest thereon and any other amounts due such holder) and second, by the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis (in case up to the principal balance of such note, together with accrued interest thereon at the applicable interest rate and any other amounts due such holder), and all distributions described under “Application of Payments—Distributions” above will be made accordingly.

Sale of Defaulted Whole Loan

If the ILPT Industrial Portfolio Mortgage Loan becomes a defaulted mortgage loan under the MSC 2019-L3 PSA, and if the MSC 2019-L3 Special Servicer decides to sell such defaulted mortgage loan, then the MSC 2019-L3 Special Servicer will be required to sell such defaulted mortgage loan in accordance with the procedures described under “Pooling and Servicing Agreement— Sale of Defaulted Loans and REO Properties”. A sale of any ILPT Industrial Portfolio Subordinate Companion Loan under such provisions would require the consent of the holder of such ILPT Industrial Portfolio Subordinate Companion Loan.

Special Servicer Appointment Rights

The ILPT Industrial Portfolio Controlling Holder may remove the existing MSC 2019-L3 Special Servicer for the ILPT Industrial Portfolio Whole Loan, with or without cause, and appoint a successor to the MSC 2019-L3 Special Servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the MSC 2019-L3 PSA.

The Century Plaza Towers Whole Loan

General

The Century Plaza Towers Mortgage Loan (2.7%) is part of a Whole Loan that is part of a split loan structure comprised of 29 senior promissory notes and three subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,200,000,000. One such senior promissory note designated Note A-3-C4 with an initial principal balance of $20,000,000 (the “Century Plaza Towers Mortgage Loan”), will be deposited into this securitization. The Century Plaza Towers Whole Loan is evidenced by (i) the Century Plaza Towers Mortgage Loan, (ii) 14 senior promissory notes designated A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1 and A-3-C3 (the “Century Plaza Towers Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $525,000,000; (iii) 14 senior promissory notes designated A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-1-C6, A-1-C7, A-1-C8, A-2-C2, A-2-C5, A-2-C6, A-2-C7, A-3-C2 and A-3-C5 (the “Century Plaza Towers Non-Standalone Pari Passu Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Pari Passu Companion Loans”), which have an aggregate initial principal balance of $355,000,000; and (iv) three subordinate promissory notes designated B-1, B-2 and B-3 (the “Century Plaza Towers Subordinate Companion Loans” and, together with the Century Plaza Towers Standalone Pari Passu Companion Loans, the “Century Plaza Towers Standalone Companion Loans”), which have an aggregate initial principal balance of $300,000,000.

The Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans are referred to herein, collectively, as the “Century Plaza Towers Whole Loan”, and the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans are referred to herein as the “Century Plaza Towers Companion Loans”. The Century Plaza Towers Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Century Plaza Towers Mortgage Loan. The Century Plaza Towers Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans.

Only the Century Plaza Towers Mortgage Loan is included in the issuing entity. The Century Plaza Towers Standalone Companion Loans were contributed to a securitization trust governed by the CPTS 2019-CPT TSA (the “CPTS 2019-CPT Securitization”). The Century Plaza Towers Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Century Plaza Towers Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Century Plaza Towers Whole Loan (the “Century Plaza Towers Noteholders”) are subject to an Intercreditor Agreement (the “Century Plaza Towers Intercreditor Agreement”). The following summaries describe certain provisions of the Century Plaza Towers Intercreditor Agreement.

Servicing

The Century Plaza Towers Whole Loan (including the Century Plaza Towers Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the CPTS 2019-CPT TSA by Wells Fargo Bank, National Association as servicer (the “Century Plaza Towers Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “Century Plaza Towers Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”, but subject to the terms of the Century Plaza Towers Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Century Plaza Towers Mortgage Loan (but not on the Century Plaza Towers Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Century Plaza Towers Mortgage Loan.

Property protection advances in respect of the Century Plaza Towers Whole Loan will be made by the Century Plaza Towers Servicer or the trustee under the CPTS 2019-CPT TSA (the “Century Plaza Towers Trustee”), as applicable, unless a determination of nonrecoverability is made under the CPTS 2019-CPT TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Application of Payments Prior to a Century Plaza Towers Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Century Plaza Towers Whole Loan borrower to pay money due under the Century Plaza Towers Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Century Plaza Towers Whole Loan becomes a specially serviced mortgage loan under the CPTS 2019-CPT TSA (a “Century Plaza Towers Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

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third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

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fourth, pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

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fifth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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sixth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

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seventh, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee

(if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

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eighth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

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ninth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

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eleventh, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

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twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

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fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to each Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments after a Century Plaza Towers Triggering Event of Default

Generally, for so long as a Century Plaza Towers Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Century Plaza Towers Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Century Plaza Towers Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the Century Plaza Towers Servicer or the Century Plaza Towers Trustee from general collections of the issuing entity or related Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee and, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the Century Plaza Towers Subordinate Companion (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the Century Plaza Towers Standalone Companion Loans), to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer or the Century Plaza Towers Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Century Plaza Towers Standalone Companion Loans (or the Century Plaza Towers Servicer, Century Plaza Towers Special Servicer or the Century Plaza Towers Trustee, as applicable), with respect to the Century Plaza Towers Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA;

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third, initially, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the Century Plaza Towers Whole Loan (or the Century Plaza Towers Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Century Plaza Towers Whole Loan under the CPTS 2019-CPT TSA;

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fourth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the Century Plaza Towers Pari Passu Companion Loans and the issuing entity, as holder of the Century Plaza Towers Mortgage Loan;

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fifth, pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each Century Plaza Towers Subordinate Companion Loan;

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sixth, pari passu, in respect of principal, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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seventh, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Pari Passu Companion Loan and the Century Plaza Towers Mortgage Loan;

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eighth, to the holders of any of the Century Plaza Towers Subordinate Companion Loans that are not included in the CPTS 2019-CPT Securitization (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the Century Plaza Towers Subordinate Companion Loans (or the Century Plaza Towers Servicer, the Century Plaza Towers Special Servicer or Century Plaza Towers Trustee (if any), as applicable), with respect to the Century Plaza Towers Whole Loan pursuant to the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CPTS 2019-CPT TSA or the Century Plaza Towers Intercreditor Agreement, and any cure payment made by the holders of Century Plaza Towers Subordinate Companion Loans pursuant to the Century Plaza Towers Intercreditor Agreement;

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ninth, pari passu in respect of principal, to the holders of the Century Plaza Towers Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Century Plaza Towers Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the Century Plaza Towers Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the Century Plaza Towers Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such Century Plaza Towers Subordinate Companion Loan;

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eleventh, pro rata and pari passu, to the holders of the Century Plaza Towers Pari Passu Companion Loans and to the issuing entity, as holder of the Century Plaza Towers Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Pari Passu Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

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twelfth, pro rata and pari passu, to the holders of the Century Plaza Towers Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the Century Plaza Towers Subordinate Companion Loans and Century Plaza Towers Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, any interest accrued at the default rate on the outstanding principal balance of the Century Plaza Towers Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the Century Plaza Towers Whole Loan interest rate and (iii) not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer, the master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the Century Plaza Towers Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

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fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the Century Plaza Towers Servicer, the Century Plaza Towers Trustee or the Century Plaza Towers Special Servicer under the CPTS 2019-CPT TSA, the master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to an Century Plaza Towers Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the Century Plaza Towers Intercreditor Agreement), to Century Plaza Towers Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the Century Plaza Towers Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments Prior to a Century Plaza Towers Triggering Event of Default” and “Application of Payments after a Century Plaza Towers Triggering Event of Default” section, with respect to Century Plaza Towers Mortgage Loan, the Century Plaza Towers Pari Passu Companion Loans and the Century Plaza Towers Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Century Plaza Towers Whole Loan.

Consultation and Control

The controlling noteholder under the Century Plaza Towers Intercreditor Agreement will be the securitization trust created pursuant to the terms of the CPTS 2019-CPT TSA. Pursuant to the terms of the CPTS 2019-CPT TSA, the related controlling class representative, which is expected to initially be Blackstone Real Estate Special Situations Advisors L.L.C. (the “Century Plaza Towers Directing Certificateholder”), will have consent and/or consultation rights with respect to the Century Plaza Towers Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Century Plaza Towers Mortgage Loan”.

Neither the issuing entity nor any holder of a Century Plaza Towers Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the Century Plaza Towers Servicer or the Century Plaza Towers Special Servicer with respect to major decisions to be taken with respect to the Century Plaza Towers Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Century Plaza Towers Whole Loan or for any other matter.

Cure Rights

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Century Plaza Towers Whole Loan, then the Century Plaza Towers Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Century Plaza Towers Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “Century Plaza Towers Cure Payment”), the Century Plaza Towers Subordinate Companion Loan holders will be required to make such Century Plaza Towers Cure Payment as directed by the Century Plaza Towers Special Servicer and such Century Plaza Towers Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Century Plaza Towers Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Century Plaza Towers Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Century Plaza Towers Subordinate Companion Loan holders and the applicable cure period has not expired and the Century Plaza Towers Subordinate Companion Loan holders are permitted to cure under the terms of the Century Plaza Towers Intercreditor Agreement, the default will not be treated as a default or a Century Plaza Towers Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After to a Century Plaza Towers Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the Century Plaza Towers Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Century Plaza Towers Mortgaged Property or (iii) for purposes of treating the Century Plaza Towers Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Century Plaza Towers Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Century Plaza Towers Cure Events over the life of the Century Plaza Towers Whole Loan and no single Century Plaza Towers Cure Event may exceed four (4) consecutive months. A “Century Plaza Towers Cure Event” means the Century Plaza Towers Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the Century Plaza Towers Subordinate Companion Loans are no longer included in the CPTS 2019-CPT Securitization and a Century Plaza Towers Triggering Event of Default has occurred and is continuing, then, upon written notice from the Century Plaza Towers Special

Servicer of such occurrence (a “Century Plaza Towers Repurchase Option Notice”), the Century Plaza Towers Subordinate Companion Loan holders will have the right (and if all of the Century Plaza Towers Subordinate Companion Loan holders provide such notice, then all of the Century Plaza Towers Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the Century Plaza Towers Special Servicer (the “Century Plaza Towers Repurchase Election Notice”) after the occurrence of the Century Plaza Towers Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Century Plaza Towers Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the CPTS 2019-CPT TSA and the Century Plaza Towers Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Century Plaza Towers Repurchase Option Notice, to purchase the Century Plaza Towers Mortgage Loan and Century Plaza Towers Pari Passu Companion Loans for the applicable purchase price provided in the Century Plaza Towers Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Century Plaza Towers Repurchase Election Notice, except as described below with respect to a Century Plaza Towers Repurchase Election Notice based on a Century Plaza Towers Notice of Foreclosure/DIL.

The Century Plaza Towers Special Servicer will be required to give the Century Plaza Towers Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Century Plaza Towers Notice of Foreclosure/DIL”). If the Century Plaza Towers Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Century Plaza Towers Notice of Foreclosure/DIL stating its intent to the Century Plaza Towers Subordinate Companion Loan holders and the Century Plaza Towers Subordinate Companion Loan holders will have the option, within 10 business days from receipt of such Century Plaza Towers Notice of Foreclosure/DIL, to deliver a Century Plaza Towers Repurchase Election Notice to the Century Plaza Towers Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Century Plaza Towers Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Century Plaza Towers Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the Century Plaza Towers Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Pari Passu Companion Loans.

Sale of Defaulted Century Plaza Towers Whole Loan

Pursuant to the terms of the Century Plaza Towers Intercreditor Agreement, if the Century Plaza Towers Whole Loan becomes a defaulted mortgage loan, and if the Century Plaza Towers Special Servicer determines to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans in accordance with the CPTS 2019-CPT TSA, then the Century Plaza Towers Special Servicer will have the right and the obligation to sell the Century Plaza Towers Mortgage Loan and the Century Plaza Towers Companion Loans as notes evidencing one whole loan in accordance with the terms of the CPTS 2019-CPT TSA. In connection with any such sale, the Century Plaza Towers Special Servicer will be required to follow the procedures set forth in the CPTS 2019-CPT TSA.

Special Servicer Appointment Rights

Pursuant to the Century Plaza Towers Intercreditor Agreement and the CPTS 2019-CPT TSA, the Century Plaza Towers Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the Century Plaza Towers Special Servicer then acting with respect to the Century Plaza Towers Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Century Plaza Towers Non-Standalone Pari Passu Companion Loan holders.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL - Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2019 and ending on a hypothetical Determination Date in December 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

UBS AG, New York Branch, Wells Fargo Bank, National Association, Cantor Commercial Real Estate Lending, L.P., Natixis Real Estate Capital LLC, Societe Generale Financial Corporation, BSPRT CMBS Finance, LLC, CIBC Inc., Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association, Ladder Capital Finance LLC, Morgan Stanley Bank, N.A., and Bank of America, N.A., are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from UBS AG, New York Branch, Wells Fargo Bank, National Association, Rialto Real Estate Fund IV – Debt, LP, Cantor Commercial Real Estate Lending, L.P., Natixis Real Estate Capital LLC and Societe Generale Financial Corporation on or about December 20, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch’s has previously securitized an aggregate of approximately $6,669,528,332 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute for a Qualified Substitute Mortgage Loan, or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG,

New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

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comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects.  UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) and in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on August 14, 2019. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including September 30, 2019, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	©	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2017-C1	X	UBS AG, New York Branch	17	311,792,500.00	32.5%	1	4,100,000.00	0.4%	1	4,100,000.00	0.4%	0	—	0.0%	0	—	0.0%		—	0.0%	0	—	0.0%

1.

Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii)  which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.

Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.

3.

Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.

4.

Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.

Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.”  In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.

Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.

8.

Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).

9.

Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.

10.

Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE:  WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2018, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 2,273 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $46.0 billion, which were included in 147 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type:  historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:  legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●

casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●

Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●

Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●

Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Century Plaza Towers Mortgage Loan (2.7%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, Deutsche Bank AG, New York Branch and Morgan Stanley Bank, N.A. From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●

comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2016 to September 30, 2019 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(10)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,585,957.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,585,957.00	2.55	0	0.00	0.00

WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22	X	Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(11)	6	58,594,540.00	3.94	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.14	0	0.00	0.00	1	15,348,545.00	1.14
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			129	1,487,599,794.00	100.00	1	16,160,000.00	1.09	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.14	0	0.00	0.00	1	15,348,545.00	1.14

FRESB 2018-SB48 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB48		Federal Home Loan Mortgage Corporation(12)	236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.29

Issuing Entity Subtotal			236	559,359,841.00	100.00	4	7,228,000.00	1.29	0	0.00	0.00	0	0.00	0.00	4	7,228,000.00	1.29	0	0.00	0.00	4	7,228,000.00	1.29

Commercial Mortgages Asset Class Total			428	2,961,321,176.00		6	46,388,000.00		0	0.00		0	0.00		5	22,576,545.00		1	22,585,957.00		5	22,576,545.00

(1)

In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):  (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)

Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)

Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)

Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(11)

CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

(12)

LNR Partners, LLC, as special servicer for Loan No. 57 (4611 S. Drexel), Loan No. 137 (6217 S. Dorchester), Loan No. 179 (6250 S. Mozart), and Loan No. 218 (7255 S. Euclid) claimed in a letter dated September 12, 2019 that Federal Home Loan Mortgage Corporation (“Freddie Mac”, as the mortgage loan seller) breached the representations and warranties made in the related mortgage loan purchase agreement due to an August 18, 2018, securities fraud complaint filed by the SEC against the sponsor of the borrowers of each of the loans. The repurchase request asserts that there have been challenges to the related trust’s lien priority of the loans in the pending SEC receivership proceeding and that title insurance has been denied. On September 24, 2019, Freddie Mac rejected the claim for breach of representation or warranty for several reasons including (i) the priority of the trust’s liens related to the loans remain in dispute and subject to adjudication and (ii) the title insurer has not declined coverage, and, therefore, no defect in any title policy has been established.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2019 through September 30, 2019 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 12, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 12, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Rialto Real Estate Fund IV – Debt, LP

General

Rialto Real Estate Fund IV – Debt, LP (“RREF”) is a Delaware limited partnership. RREF is managed by Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), an affiliate of Rialto Capital Advisors, LLC (“RCA”), the special servicer. RREF is an affiliate of the expected holder of the VRR Interest, the risk retention consultation party, the expected holder of the eligible horizontal residual interest and the entity that is the initial directing certificateholder. RREF’s principal offices are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

As of September 30, 2019, RREF has approximately $500 million in closed capital commitments, and is a closed-end, commingled fund that seeks superior, risk-adjusted returns from real estate opportunities of all types, which meet RREF’s targeted return. RREF is focused on debt and equity investment opportunities related to assets and businesses involved in the commercial and residential real estate sectors and commercial mortgage-backed securities.

RREF is managed by RCM. RCM, together with its affiliate RCA (together, “Rialto”), is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, Rialto was acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with Rialto’s management team. Stone Point is a financial services and asset management-focused private equity firm based in Greenwich Connecticut. As of September 30, 2019, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity fund structures, including RREF (collectively, the “Funds”), and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $5.0 billion of regulatory assets under management in the aggregate. Of the nine Funds, five are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value added real estate related investments, mezzanine debt and/or credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $7.1 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 112 securitizations totaling approximately $118 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

Rialto Management Group, LLC, together with its subsidiaries RCA and RCM (excluding Stone Point), had 234 employees as of September 30, 2019 and is headquartered in Miami with main offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RREF is a Sponsor, and the Retaining Sponsor, of this securitization and one of the mortgage loan sellers. RREF is the seller of twelve (12) Mortgage Loans (13.1%) (the “RREF Mortgage Loans”). RREF acquired six (6) of the RREF Mortgage Loans (6.9%) from BSPRT CMBS Finance, LLC, five (5) of the RREF Mortgage Loans (4.6%) from Ladder Capital Finance LLC and one (1) RREF Mortgage Loan (1.6%) from CIBC Inc. RREF re-underwrote all of the RREF Mortgage Loans in accordance with the underwriting guidelines and processes described below.

Pursuant to certain interim servicing arrangements, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by RREF or its affiliates, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

Some or all of the RREF Mortgage Loans are (or as of the Closing Date may be) subject to repurchase facilities. If such is the case at the time the certificates are issued, RREF will use the proceeds from its sale of the RREF Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused RREF Mortgage Loans from the repurchase agreement counterparties so that such RREF Mortgage Loans are free and clear of any liens. The certificate administrator is the interim custodian of the loan documents with respect to all the RREF Mortgage Loans, which have an aggregate Cut-off Date Balance of $97,310,000.

RREF’s Securitization Program

This is the first commercial mortgage securitization to which RREF is contributing loans; however, RCM has been engaged in the securitization of assets and related investments, as described above. RREF has not been involved in the securitization of any other types of financial assets. RREF acquires loans from unaffiliated third-party originators, and the commercial mortgage loans acquired by RREF include both fixed- and floating-rate loans throughout the United States secured by, but not limited to, retail, multifamily, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, RREF will transfer the RREF Mortgage Loans to the depositor, who will then transfer the RREF Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the RREF Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, RREF will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a mortgage loan purchase agreement, RREF will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the RREF Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, RREF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither RREF nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against RREF for any losses or other claims in connection with the certificates or the RREF Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by RREF in the related MLPA.

Review of RREF Mortgage Loans

Overview. RREF, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the RREF Mortgage Loans (13.1%) that it will be contributing to this securitization. The review of the RREF Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of RREF or one or more of RREF’s affiliates, or, in certain circumstances, are consultants engaged by RREF (collectively, the “RREF Deal Team”). The review procedures described below were employed with respect to all of the RREF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of all of the RREF Mortgage Loans, some or all of the information about such RREF Mortgage Loan may have been prepared by the related originator or originating party and reviewed by RREF. In addition, such originator or originating party, rather than RREF, may have engaged the third parties involved in the review process for the benefit of RREF. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the RREF Deal Team updated its internal database of loan-level and property-level information relating to each RREF Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by RREF during the underwriting process. After acquisition of each RREF Mortgage Loan, the RREF Deal Team updated the information in the database with respect to such RREF Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the RREF Deal Team.

A data tape (the “RREF Data Tape”) containing detailed information regarding the RREF Mortgage Loans was created from the information in the database referred to in the prior paragraph. The RREF Data Tape was used by the RREF Deal Team to provide the numerical information regarding the RREF Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of RREF, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by RREF relating to information in this prospectus regarding the Mortgage Loans acquired by RREF. These procedures include:

(i) comparing the information in the RREF Data Tape against various source documents provided by RREF that are described above under “—Database”;

(ii) comparing numerical information regarding the RREF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the RREF Data Tape; and

(iii) recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. RREF engaged various law firms to conduct certain legal reviews of the RREF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each RREF Mortgage Loan, RREF’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each RREF Mortgage Loan (or RREF’s counsel in connection with the acquisition of the RREF Mortgage Loans) reviewed RREF’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the RREF Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain RREF Mortgage Loans, (ii) a review of the legal data records referred to above relating to the RREF Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the RREF Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each RREF Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth in Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by RREF, with respect to any pending litigation that existed at the origination or acquisition of any RREF Mortgage Loan that is material and not covered by insurance, RREF requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. RREF confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a RREF Mortgage Loan. In addition, if RREF became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a RREF Mortgage Loan, RREF obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The RREF Deal Team also consulted with RREF personnel responsible for the acquisition of the RREF Mortgage Loans to confirm that the RREF Mortgage Loans were acquired in compliance with the origination and underwriting criteria described below under “—RREF’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, RREF determined that the disclosure regarding the RREF Mortgage Loans in this prospectus is accurate in all material respects. RREF also determined that the RREF Mortgage Loans were acquired in accordance with RREF’s underwriting criteria, except as described under “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below. RREF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. RREF will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. RREF, and, if appropriate, its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “RREF Qualification Criteria”). RREF will engage a third party accounting firm to compare the RREF Qualification Criteria against the underlying source documentation to verify the accuracy of the review by RREF and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by RREF to render any tax opinion required in connection with the substitution.

RREF’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination or acquisition procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of RREF with respect to multifamily and commercial mortgage loans acquired by RREF.

Loan Analysis. RREF generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. RREF’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, RREF performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. RREF assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be acquired by RREF must be approved by an investment committee, which includes senior personnel from RREF or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. RREF’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination or acquisition of a loan. In determining a debt service coverage ratio, RREF may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by RREF and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, RREF may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans acquired by RREF, there may exist subordinate mortgage debt or mezzanine debt. RREF may acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. RREF evaluates the borrower, its principals and/or the loan sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that RREF may be the lender on or acquire that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, RREF will obtain the reports described below (or review third party reports obtained on its behalf or in the case of acquired loans, on behalf of the related seller):

(i)        Appraisals. RREF will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, RREF may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when RREF or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, RREF may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to RREF) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, RREF will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, RREF will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, RREF will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. RREF may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, RREF may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans acquired by RREF. The required escrows for mortgage loans acquired by RREF are as follows:

(i)        Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide RREF with sufficient funds to satisfy all taxes and assessments. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or RREF may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(ii)        Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide RREF with sufficient funds to pay all insurance premiums. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

(iii)       Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(iv)       Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(v)        Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

(vi)       Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

RREF may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) RREF’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) the related originator having structured springing escrows that arise for identified risks, (v) RREF having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) RREF’s belief that there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—RREF’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by RREF may vary from, or may not comply with, RREF’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by RREF, RREF may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

RREF may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts. In addition, affiliates of RCM have in the past and may in the future acquire mortgage loans such affiliates have not originated and engage in the securitization of assets and related investments, as described above.

Exceptions to RREF’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of RREF’s Mortgage Loans may vary from the specific RREF underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of RREF’s Mortgage Loans, RREF may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with loans acquired by RREF, RREF may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan. For any material exceptions to RREF’s underwriting guidelines described above in respect of the RREF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

The RREF Mortgage Loans were originated or acquired in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

RREF’s CIK number is 0001788190. RREF has no history as a securitizer with respect to any offerings settled prior to November 2018. Therefore, RREF has not yet filed, nor is it yet required to file, a Form ABS-15G, and RREF has no history of repurchases or repurchase requests required to be reported by RREF under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

RREF is an affiliate of (i) RCA, the expected special servicer, (ii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity expected to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest, (iii) RREF IV-D UBSCM 2019-C18, LLC, the entity that is expected to purchase the Class G and may purchase certain other classes of certificates, including the Class F, Class X-F and Class X-G certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (iv) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity that is expected to be the holder of the “eligible horizontal residual interest” and expected to be the initial Controlling Class Certificateholder and be appointed as the initial Directing Certificateholder, and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Except as described above, as of the Closing Date, neither RREF nor any of its affiliates will retain any Certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF or its affiliates may retain or own in the future certain other classes of certificates and any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Real Estate Fund IV – Debt, LP” has been provided by RREF.

Cantor Commercial Real Estate Lending, L.P.

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership and an affiliate of Cantor Fitzgerald & Co., one of the underwriters and Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank (“NKF”), a limited, non-cashiering sub-servicer for the CCRE Mortgage Loans. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

CCRE Lending is engaged in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a commercial mortgage backed securities (“CMBS”) primary issuance securitization or through a sale of whole loan interests to third-party investors. CCRE Lending originates loans primarily for securitization; however, CCRE Lending also originates subordinate mortgage loans, or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate) for sale to third-party investors.

In the normal course of its business, CCRE Lending may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CCRE Lending.

CCRE Lending aggregates and warehouses the commercial and multifamily mortgage loans that it originates or acquires pending sale via a CMBS securitization.

For a description of certain affiliations, relationships and related transactions between CCRE Lending and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

CCRE Lending’s Loan Origination, Acquisition and Securitization History

Since its founding in July 2010 and through June 30, 2019, CCRE Lending has originated or acquired approximately 1,507 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $29.5 billion and has acted as a sponsor and mortgage loan seller on 92 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to continue to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to continue to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by CCRE Lending in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

Review of CCRE Mortgage Loans

Overview. CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of CCRE Lending (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. After origination of each CCRE Mortgage Loan, the CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation. CCRE Lending engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review. CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel for each CCRE Mortgage Loan completed a loan worksheet that sets forth salient loan terms and reviewed the representations and warranties attached as Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel and/or the CCRE Deal Team, and (ii) exceptions to representations and warranties compiled by origination counsel, and (iii) various statistical data tapes prepared by the CCRE Deal Team. In addition, for each CCRE Mortgage Loan originated by CCRE Lending, CCRE Lending prepared and provided to legal counsel for review an asset summary, which summary includes certain loan terms and property-level information obtained during the origination process.

For each CCRE Mortgage Loan, if any, purchased by CCRE Lending or its affiliates from a third-party originator of such CCRE Mortgage Loan, CCRE Lending generally re-underwrote such Mortgage Loan to confirm whether it complied with CCRE Lending’s underwriting guidelines.

CCRE Lending prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the ten (10) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next five (5) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Other Review Procedures. For each CCRE Mortgage Loan originated by CCRE Lending, CCRE Lending conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting guidelines described below under “—CCRE Lending’s Origination Procedures and Underwriting Guidelines,” as well as to identify any material deviations from those origination and underwriting guidelines. See “—CCRE Lending’s Origination Procedures and Underwriting Guidelines—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, CCRE Lending found and concluded with reasonable assurance that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also found and concluded with reasonable assurance that the CCRE Mortgage Loans were originated or acquired in accordance with CCRE Lending’s origination procedures and underwriting guidelines, except as described under “—CCRE Lending’s Origination Procedures and Underwriting Guidelines—Exceptions” below. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CCRE Lending’s Origination Procedures and Underwriting Guidelines

General. CCRE Lending’s commercial mortgage loans are generally originated in accordance with the origination procedures and underwriting guidelines described below; however, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s origination procedures and underwriting guidelines is not intended as a representation that every CCRE Mortgage Loan complies entirely with all procedures and guidelines set forth below.

Loan Analysis. The credit underwriting process for each CCRE Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, CCRE Lending may also engage a consultant or third-party diligence provider to assist in the underwriting or preparation of an analysis required by the above process, subject to the ultimate review and approval of CCRE Lending.

A member of the CCRE Lending team or a third-party engaged by CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third-party provider engaged by CCRE Lending, also performs a review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval. All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and LTV Ratio. CCRE Lending’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower which, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain mortgage loans originated or acquired by CCRE Lending may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements. While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for all CCRE Lending loans prior to securitization will typically be performed by an unaffiliated third-party such as KeyBank National Association, or an affiliate of CCRE Lending, Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank; however, primary servicing may occasionally be retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing.

Assessment of Property Condition. As part of the origination and underwriting process, the property assessments and reports described below will typically be obtained:

(i)

Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(ii)

Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(iii)	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

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Insurance—Monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third-party unrelated to the borrower (such as a condominium board) is obligated to maintain the insurance.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●

Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the related mortgaged property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third-party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. One or more of the CCRE Mortgage Loans may vary from the specific CCRE Lending underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CCRE Mortgage Loans, CCRE Lending or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CCRE Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

CCRE Lending most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2019. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including September 30, 2019, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization (except that Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank (“NKF”), will be entitled to compensation for its limited, non-cashiering sub-servicing duties with respect to certain of the Mortgage Loans). However, CCRE Lending or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Cantor Commercial Real Estate Lending, L.P.” has been provided by CCRE Lending.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor, a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriter Entities. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A. a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines:  Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE. Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.”  Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC,

together with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of May 9, 2019, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $53.199 billion and the total amount of these loans that were securitized is in excess of $25.9 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hotel, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute for another mortgage loan, or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriter Entities and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview.  NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database.  To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation.  NREC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review.  NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures.  With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions.  Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General.  Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances:  (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis.  The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval.  Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio.  NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and on Annex A-1, Annex A-2 and Annex A-3, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool”.

Escrow Requirements.  NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●

Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports.  In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●

Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●

Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●

Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance.  In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions.  Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 13, 2019. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from July 1, 2015 to September 30, 2019.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00		1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of March 31, 2018. (For columns g-x)

(3)

Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, NREC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. Societe Generale Financial Corporation is an indirect subsidiary of Société Générale, a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January, 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

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Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●

Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through June 30, 2019, Societe Generale Financial Corporation securitized 34 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $818 million.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

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Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●

Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●

Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II environmental site assessment be obtained, Societe Generale Financial Corporation generally requires such Phase II environmental site assessment to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Societe Generale Financial Corporation, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;

●

comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review.  Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Structural and Collateral Term Sheet” in the attached Annex A-2.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on August 9, 2019. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including September 30, 2019 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 14, 2019. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including September 30, 2019, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Societe Generale Financial Corporation nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

The Depositor

UBS Commercial Mortgage Securitization Corp. is a special purpose corporation incorporated in the State of Delaware on October 12, 2011 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1285 Avenue of the Americas, 8th Floor, New York, New York  10019. The depositor’s telephone number is (212) 713-2000. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by UBS Americas, Inc., a subsidiary of UBS AG.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, UBS Commercial Mortgage Trust 2019-C18 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2019, WTNA served as trustee on over 1,756 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $374 billion, of which approximately 489 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $320 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the certificate administrator, the custodian and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the issuing entity and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth herein with respect to Wells Fargo Bank as Master Servicer, neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo Bank set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as primary servicer for certain of the Mortgage Loans and Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization, and an affiliate of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is also (i) the master servicer, certificate administrator, and custodian under the MSC 2019-L3 PSA, pursuant to which the ILPT Industrial Portfolio Whole Loan is serviced, (ii) the trustee, certificate administrator, and custodian under the Benchmark 2019-B14 PSA, pursuant to which the 225 Bush Whole Loan is serviced, (iii) the master servicer, the certificate administrator, and custodian under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (iv) the trustee, certificate administrator, and custodian under the Benchmark 2019-B10 PSA, pursuant to which the 3 Columbus Circle Whole Loan is serviced, (v) expected to be the Trustee, certificate administrator, and custodian under the CSAIL 2019-C18 PSA, pursuant to which the Crimson Retail Portfolio Whole Loan is expected to be serviced, (vi) expected to be the master servicer, certificate administrator, and custodian under the WFCM 2019-C54 PSA, pursuant to which the Global Payments, Inc. Whole Loan is expected to be serviced, (vii) expected to be the trustee, certificated administrator, and custodian under the CF 2019-CF3 PSA, pursuant to which the Airport Square Whole Loan is expected to be serviced, and (viii) the current holder of one or more Companion Loans related to each of the Chroma Apartments Whole Loan and the 4041 Central Whole Loan.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
By Approximate Number:	31,128	30,017	30,491	30,384
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$579.93

Within this portfolio, as of September 30, 2019, are approximately 22,473 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $454.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2019, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
YTD Q3 2019	$434,602,819,972	$395,304,724	0.09%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch, S&P Global Ratings, acting through Standard and Poor’s Financial Services LLC (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo Bank are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the master servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as the master servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Wells Fargo acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Societe Generale Financial Corporation or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Societe Generale Financial Corporation or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Societe Generale Financial Corporation Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and CCRE Lending or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by CCRE Lending or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CCRE Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and RREF or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by RREF or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

Wells Fargo Bank expects to enter into a limited sub-servicing agreement with Berkeley Point Capital, LLC d/b/a Newmark Knight Frank pursuant to which Berkeley Point Capital, LLC d/b/a Newmark Knight Frank is expected to assume certain limited, non-cashiering subservicing duties with respect to some or all of the CCRE Mortgage Loans.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo Bank under this section titled “—The Master Servicer” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under

“Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to act as the special servicer and in such capacity is expected to initially be responsible for the servicing and administration of Specially Serviced Loans (other than any Excluded Special Servicer Loan, any servicing shift mortgage loan and any non-serviced whole loan) and REO Properties (in such capacity, the “Special Servicer”)as well as the reviewing of certain Major Decisions and other transactions relating to Mortgage Loans and other Special Servicer Decisions for all of the Mortgage Loans (other than any Excluded Special Servicer Loan and any non-serviced whole loan) pursuant to the PSA.

Rialto maintains its principal servicing office at 200 S. Biscayne Blvd., Suite 3550, Florida 33131.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar. Rialto is also rated by Kroll Bond Rating Agency and DBRS.

Rialto is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”) and Securities and Exchange Commission registered investments adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and Rialto were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of September 30, 2019, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $5.0 billion of regulatory assets under management in the aggregate. Of the nine Funds, five are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $7.1 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 112 securitizations totaling approximately $118 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

Rialto Management Group, LLC, together with its subsidiaries Rialto and RCM (excluding Stone Point), had 234 employees as of September 30, 2019 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While Rialto was a part of Lennar, Rialto was determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan.

As of September 30, 2019, Rialto and its affiliates were actively special servicing approximately 181 portfolio loans (and REO properties) with an unpaid principal balance of approximately $2.68 billion (see footnote 2 to the chart below).

Rialto is also currently performing special servicing for approximately 114 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 7,600 assets with an unpaid principal balance at securitization of approximately $119.5 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
Number of CMBS Pools Named Special Servicer	75	90	105	114
Approximate Aggregate Unpaid Principal Balance(1)	$79 billion	$91.8 billion	$110.9 billion	$119.5 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	37	77	136	181
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$320 million	$1.1 billion	$2.02 billion	$2.68 billion

(1)         Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)         Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard (as defined in the PSA).

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer.

Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, that are material to the Certificateholders.

Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of (i) Rialto Real Estate Fund IV – Debt, LP, the Retaining Sponsor and a mortgage loan seller, (ii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity to be appointed as the Risk Retention Consultation Party and expected holder of the VRR Interest, (iii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity expected to be the holder of the “eligible horizontal residual interest” and be appointed as the initial Controlling Class Certificateholder and the initial Directing Certificateholder, (iv) RREF IV-D UBSCM 2019-C18, LLC, the entity that is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G, and Class F certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. In addition, Rialto is expected to be appointed as the initial special servicer under the CSAIL 2019-C18 pooling and servicing agreement which is expected to govern the servicing and administration of the Crimson Retail Portfolio Whole Loan and is an affiliate of the entities that are the controlling class certificateholder, initial directing certificateholder, retaining sponsor and initial risk retention consultation party under the CSAIL 2019-C18 pooling and servicing agreement. Except as described above, as of the Closing Date, neither Rialto nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, retain or own interests in certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time. Rialto or an affiliate assisted RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

From time to time, Rialto and/or its affiliates may purchase securities, including CMBS certificates. Rialto and/or its affiliates may review this prospectus and purchase certificates issued in this offering, including in the secondary market. Any such party will have the right to dispose of such certificates at any time, except with respect to the VRR Interest and HRR Certificates.

The foregoing information regarding Rialto under this section titled “—The Special Servicer” has been provided by Rialto.

For a description of any material affiliations, relationships and related transactions between Rialto, in its capacity as special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Rialto, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Affiliated Servicer

Situs Holdings, LLC

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”), is the initial special servicer solely with respect to the ILPT Industrial Portfolio Mortgage Loan (4.0%) under the MSC 2019-L3 PSA. Situs Holdings is a wholly owned subsidiary of an affiliated entity of Stone Point Capital LLC (“Stone Point”). Stone Point is a global private equity firm that has raised over $13 billion of committed capital. Stone Point targets investments in the global financial services industries, including insurance underwriting and distribution, mortgage services, benefits and healthcare, outsourcing services, specialty lending, asset management and retirement savings, and banking and depository institutions. Situs Holdings and Rialto Capital Advisors, LLC are commonly controlled by Stone Point.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.”  Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of September 30, 2019, Situs Holdings is also the named operating advisor for 29 CMBS transactions with an aggregate outstanding principal balance of approximately $25.4 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the commercial real estate advisory business and engages principally in:

●	Real estate consulting

●	Primary servicing

●	CMBS special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2016	12/31/2017	12/31/2018	9/30/2019
CMBS Pools (exclude SFR)	17	19	22	47
By Approximate Number	926	1,159	1,220	1,968
Named Specially Serviced Portfolio By Approximate UPB(1)	$11,037,436,457	$9,390,884,743	$11,988,515,043	$22,591,325,754
Actively Specially Serviced Portfolio By Number of Loans(2)	13	14	12	4
Actively Specially Serviced Portfolio By Approximate UPB(2)	$120,278,493	$181,792,953	$138,318,128	$14,264,225

SFR Pools	10	6	3	4
By Approximate Number	164	153	249	306
Named Specially Serviced Portfolio By Approximate UPB(1)	$5,567,067,343	$2,423,291,984	$547,140,715	$808,385,049
Actively Specially Serviced Portfolio By Number of Loans(2)	0	5	7	12
Actively Specially Serviced Portfolio By Approximate UPB(2)	$0	$9,314,191	$11,115,151	$17,086,287

(1)	Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of September 30, 2019, Situs had 47 personnel involved in the asset management and special servicing of commercial real estate assets, of which 7 were dedicated to the special servicing business unit. As of September 30, 2019, Situs specially serviced a portfolio that included approximately 23 loans throughout the United States with a then current face value in excess of $37.6 million, all of which are commercial or multifamily real estate assets. As of September 30, 2019, Situs had 49 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans backing the Certificates. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement nor any material impact on the loan performance or the performance of the certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the mortgage loans. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the pooling and servicing agreement. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the certificates. Situs Holdings is not an affiliate of the Trust, the master servicer, any special servicer, the operating advisor and asset representations reviewer, the certificate administrator or the trustee.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs is not an affiliate of the depositor, the issuing entity, the sponsors (other than Rialto Real Estate Fund IV – Debt LP), the originators, the master servicer, any sub-servicer, the trustee, the certificate administrator, the custodian, the operating advisor or the asset representation reviewer. Situs is affiliated, through common control by Stone Point Capital LLC, with (i) Rialto Capital Advisors, LLC, the expected special servicer, (ii) Rialto Real Estate Fund IV – Debt LP, the retaining sponsor and mortgage loan seller, (iii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the expected initial risk retention consultation party and holder of the VRR Interest, (iv) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC the expected holder of the “eligible horizontal residual interest”, and the expected initial directing certificateholder and the initial controlling class certificateholder and (v) RREF IV-D UBSCM 2019-C18, LLC, which entity is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates, and which will receive the Class Z certificates (in each case, excluding the portion comprising the VRR Interest).

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Other than the certificates retained by affiliates of Rialto Real Estate Fund IV – Debt LP as described above, as of the Closing Date neither Situs nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than its rights to special servicer compensation as described in this prospectus. However, Situs or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Situs may enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs’s appointment as special servicer under the PSA and limitations on such person’s right to replace Situs as a special servicer.

Situs, which is the initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio Whole Loan, or an affiliate, assisted UBS AG with its due diligence and underwriting of certain of the Mortgage Loans and also provided support services to the sponsors in the preparation of this preliminary prospectus.

The foregoing information set forth under this sub-heading “—The Affiliated Servicer—Situs Holdings, LLC” has been provided by Situs. Situs is providing such information at the depositor’s request to assist it with the preparation of this prospectus and Situs assumes no responsibility or liability for the contents of this prospectus.

The depositor, the mortgage loan sellers, the underwriters, the master servicer, the other special servicer, the operating advisor and asset representations reviewer, the trustee and the certificate administrator may maintain banking and other commercial relationships with Situs and its affiliates.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included:  mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by any of the Rating Agencies and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or a material factor in such rating action; (b) can and will make the representations and warranties of the operating advisor set forth in the PSA; (c) is not (and is not, as defined under the Credit Risk Retention Rules, “Affiliated” with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, any mortgage loan seller, any Borrower Party, the Directing Certificateholder, any “significant obligor” or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans or otherwise have any financial interest in the securitization transaction to which the PSA relates, any Companion Loan or securities backed by a Companion Loan other than its fees from its role as operating advisor and asset representations reviewer.

As of September 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $203.9 billion issued in 248 transactions.

As of September 30, 2019, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $94.5 billion issued in 106 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

Pursuant to Section 15G of the Exchange Act as added by Section 931 of the Dodd-Frank Act and implemented by Regulation RR (15 U.S.C. §78o-11) (the “Credit Risk Retention Rules”), a sponsor of certain types of asset-backed securities is required, either directly or through one or more majority-owned affiliates, to retain a portion of the credit risk of the asset-backed securities transaction. As a consequence of the Credit Risk Retention Rules, Rialto Real Estate Fund IV – Debt, LP, one of the sponsors of this transaction (and an affiliate of Rialto Capital Advisors, LLC, the special servicer) has agreed to act as the retaining sponsor (in such capacity, the “Retaining Sponsor”) for purposes of compliance with the Credit Risk Retention Rules (but only for so long as such rules remain in effect). The Retaining Sponsor intends to satisfy its risk retention requirements through a combination of the following on the Closing Date:

●

the purchase by its MOA, which is expected to be RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules), in the form of certificates representing approximately 0.81279% of the fair value of all of the ABS interests issued, which will be comprised of the Class NR-RR certificates (other than the portion that comprises the VRR Interest), determined in accordance with Generally Accepted Accounting Principles (“GAAP”); and

●

the purchase by its MOA, which is expected to be RREF IV-D UBSCM 2019-C18 MOA, LLC (together with RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the “Retaining Parties”), of an “eligible vertical interest” (as defined in the Credit Risk Retention Rules, the “VRR Interest”) comprised of approximately 4.20721% of the Certificate Balance, the Notional Amount or Percentage Interest, as applicable, of each class of certificates (other than the Class R certificates)in such amounts as set forth below:

Class	Approx. Initial Certificate Balance/Notional Amount/Percentage Interest to be Retained(1)
Class A-1	$1,224,000
Class A-2	$2,910,000
Class A-SB	$1,500,000
Class A-3	(2)
Class A-4	(2)
Class X-A	$21,901,000
Class X-B	$5,750,000
Class A-S	$3,051,000
Class B	$1,408,000
Class C	$1,291,000
Class X-D	$1,526,000
Class X-F	$626,000
Class X-G	$313,000
Class D	$861,000
Class E	$665,000
Class F	$626,000
Class G	$313,000
Class NR-RR	$1,174,000
Class Z	4.20721%

(1)

Approximate, subject to a permitted variance of plus or minus 5%, including in connection with any variation in the Certificate Balances and Notional Amounts of the classes comprising the VRR Interest following the calculation of the actual fair value of the certificates (other than the Class R certificates) issued by the issuing entity.

(2)

The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the retained interests are expected to be $1,052,000 - $16,266,000 with respect to Class A-3 and $8,904,000 - $15,215,000 with respect to Class A-4.

The certificates described above are referred to in this prospectus collectively as the “VRR Interest”.  The VRR Interest is intended to meet the definition of an “eligible vertical interest,” as such term is defined in the Credit Risk Retention Rules.

The Class NR-RR certificates (other than the portion that comprises the VRR Interest) are referred to in this prospectus collectively as the “HRR Certificates”.  The HRR Certificates are intended to meet the definition of an “eligible horizontal residual interest,” as such term is defined in the Credit Risk Retention Rules.

Rialto Real Estate Fund IV – Debt, LP will acquire and contribute Mortgage Loans with a principal balance of approximately 13.1% of the aggregate Initial Pool Balance.

While the Retaining Sponsor will initially partially satisfy its risk retention requirements through the purchase by RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) (for so long as it holds such HRR Certificates, a “Subsequent Third Party Purchaser”) at any time after December 20, 2024.  Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules.  See “—Hedging, Transfer and Financing Restrictions” below.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are modified, repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.  The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Material Terms of the Eligible Vertical Interest

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Risk Retention Consultation Party”. You are strongly urged to review this prospectus in its entirety.

Material Terms of the Yield-Priced Certificates

CMBS such as the Yield-Priced Certificates are typically priced based relative to either the swap yield curve or to a targeted yield.  The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class X-F, Class X-G, Class F, Class G and Class NR-RR certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield.  The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Certificates as described below.  CMBS such as the Class X-A, Class X-B and Class X-D certificates are typically priced relative to the treasury yield curve.  The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Class X-A, Class X-B and Class X-D certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates.  It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated.  Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition.  For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.  RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC is expected to purchase the certificates identified in the table below that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

Eligible Horizontal Residual Interest

Class of HRR Certificates	Expected Initial Available Certificate Balance of HRR Certificates(1)	Expected Initial Aggregate Certificate Balance of HRR Certificates	Estimated Range of Fair Values of HRR Certificates (in % and $)(2)(3)	Expected Purchase Price(4)
Class NR-RR	$ 26,710,548	$ 27,884,548	0.78% - 0.84%/$6,228,782	23.31956%

(1)

This amount does not include the expected initial Certificate Balance of the Class NR-RR certificates that is a part of the VRR Interest. The VRR Interest is not included in the Certificate Balance of any Yield-Priced Certificates.

(2)

The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the certificates issued by the issuing entity and as a dollar amount.  For a description of the manner in which the sponsors determined the estimated fair value of the certificates, see “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)

The fair value dollar amount of the Class NR-RR certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “Determination of Amount of Required Horizontal Credit Risk Retention—Yield-Priced Certificates” and “—Calculation of Estimated Fair Value of all Certificates”.  The fair value of the other Regular Certificates is unknown and has been determined by the sponsors as described under “—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(4)

Expressed as a percentage of the expected initial Certificate Balance of the Class NR-RR certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC is approximately $6,228,782, excluding accrued interest.

The aggregate fair value of the HRR Certificates is expected to be equal to 0.81279% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates); however, such percentage is subject to change based upon actual final pricing terms.

The sponsors estimate that, if they had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, the Retaining Sponsor would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $38,316,996 representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the Classes of Regular Certificates and the Class Z certificates, excluding accrued interest.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class NR-RR certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, seventh, to the Class B Certificates, eighth, to the Class A-S Certificates and ninth, to the Senior Certificates (other than the Class X Certificates), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Certificates identified in the table above in this “—Material Terms of the Yield-Priced Certificates” section, see “Description of the Certificates” and “Pooling and Servicing Agreement”.

The Retaining Parties

It is anticipated that on the Closing Date, (i) RREF IV-D UBSCM 2019-C18 MOA, LLC, a majority-owned affiliate of the Retaining Sponsor and a Delaware limited liability company, will purchase for cash the VRR Interest and (ii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, a majority-owned affiliate of the Retaining Sponsor and a Delaware limited liability company, will purchase for cash the remaining Class NR-RR certificates.

RREF IV-D UBSCM 2019-C18 MOA, LLC and RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC are each affiliates of the Retaining Sponsor, which is a sponsor and a mortgage loan seller.

Determination of Amount of Required Horizontal Credit Risk Retention

General

A number of inputs, including, but not limited to anticipated treasury yields, rating agency feedback, observed market pricing of similar certificates and the Structuring Assumptions, factored into the sponsors’ determination of the range of estimated fair values of the classes of certificates presented above.  The sponsors computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Class X-A, Class X-B and Class X-D certificates and the fair value of the Yield-Priced Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Structuring Assumptions and assuming a 0% CPR prepayment rate, the sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The sponsors utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”.  The sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.2650%	1.6266%	1.9882%
3YR	1.1883%	1.5962%	2.0041%
4YR	1.1726%	1.5961%	2.0196%
5YR	1.1785%	1.6102%	2.0419%
6YR	1.1959%	1.6303%	2.0647%
7YR	1.2152%	1.6545%	2.0938%
8YR	1.2401%	1.6832%	2.1263%
9YR	1.2663%	1.7135%	2.1607%
10YR	1.2931%	1.7434%	2.1937%

Based on the swap yield curve, the sponsors will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The sponsors determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the sponsors’ observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.37%	0.42%	0.47%
Class A-2	0.57%	0.67%	0.77%
Class A-SB	0.83%	0.88%	0.93%
Class A-3	0.93%	0.98%	1.03%
Class A-4	0.95%	1.00%	1.05%
Class A-S	1.25%	1.35%	1.45%
Class B	1.50%	1.65%	1.80%
Class C	1.85%	2.20%	2.55%
Class D	2.35%	2.85%	3.35%
Class E	3.25%	3.75%	4.25%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing.  For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below.  The sponsors identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.5729%	2.0220%	2.4711%
Class A-2	1.7478%	2.2786%	2.8093%
Class A-SB	2.0505%	2.5406%	3.0308%
Class A-3	2.2157%	2.7151%	3.2146%
Class A-4	2.2420%	2.7421%	3.2423%
Class A-S	2.5427%	3.0930%	3.6432%
Class B	2.7927%	3.3930%	3.9932%
Class C	3.1427%	3.9430%	4.7432%
Class D	3.6427%	4.5930%	5.5432%
Class E	4.5427%	5.4930%	6.4432%

Determination of Class Sizes

The depositor and sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency.  A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating.  Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the depositor and sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the depositor, the sponsors or affiliates thereof may have elected not to engage an NRSRO for particular Classes of Yield-Priced Certificates, based in part on the credit support levels provided by that NRSRO.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The aggregate Certificate Balances for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates.  For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions.  The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below.  The Target Prices utilized by the sponsors have not changed materially during the prior year.

Class of Certificates(1)	Target Price
Class A-1	100.00%
Class A-2	100.00%
Class A-SB	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	103.00%

(1)

The Target Price may not be realized with respect to Class C and Class D if such classes accrue interest at the WAC Rate or a variable rate per annum equal to the WAC Rate minus a specified percentage.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.5904%	2.0428%	2.4945%
Class A-2	1.7560%	2.2870%	2.8170%
Class A-SB	2.5048%	3.0015%	3.4973%
Class A-3	2.3302%	2.8298%	3.3285%
Class A-4	2.5790%	3.0847%	3.5895%
Class A-S	2.8823%	3.4380%	3.9928%
Class B	3.1349%	3.7406%	4.0795%(1)
Class C	3.4882%	4.0795%(1)	4.0795%(1)
Class D	2.5000%	2.5000%	2.5000%
Class E	2.5000%	2.5000%	2.5000%

(1)	Based on the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.  However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation.

Interest-Only Certificates

Based on the Structuring Assumptions and assuming a 100% CPY prepayment rate for the Class X-A, Class X-B and Class X-D certificates and a 0% CPY prepayment rate for the Class X-F and Class X-G certificates, the sponsors calculated what the expected scheduled interest payments on each such class of certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY or 0% CPY, as applicable, prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of each such class of certificates, the sponsors calculated the weighted average life for each such class of certificates.

Treasury Yield Curve

The sponsors utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Class X-A, Class X-B and Class X-D certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Class X-A, Class X-B and Class X-D certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”.  The sponsors identified the range presented in the table below at each maturity on the treasury yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Class X-A, Class X-B and Class X-D certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.293%	1.729%	2.165%
10YR	1.337%	1.777%	2.217%

Based on the treasury yield curve, the sponsors will determine for the Class X-A, Class X-B and Class X-D certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The sponsors determined the credit spread for the Class X-A, Class X-B and Class X-D certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Class X-A, Class X-B and Class X-D certificates as of the date of this prospectus.  The actual credit spread for a particular class of Class X-A, Class X-B and Class X-D certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The sponsors identified the range presented in the table below from the base case credit spread percentage, which is the sponsors’ estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Class X-A, Class X-B and Class X-D Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.50%	1.70%	1.90%
Class X-B	1.25%	1.55%	1.85%
Class X-D	2.50%	2.75%	3.00%

Discount Yield Determination

Discount Yield for the Class X-A, Class X-B and Class X-D certificates is the sum of the Interpolated Yield for such class and the related credit spread.  For an expected range of values for each such class of certificates, see the table titled “Range of Discount Yields for the Class X-A, Class X-B and Class X-D Certificates” below.  The sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Class X-A, Class X-B and Class X-D Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.8124%	3.4502%	4.0879%
Class X-B	2.5831%	3.3228%	4.0624%
Class X-D	3.8331%	4.5228%	5.2124%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the sponsors determined the range of Scheduled Certificate Interest Payments for each scenario for each of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such class of Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each of the Class X-A, Class X-B and Class X-D certificates, the sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield.  The sponsors determined the Interest-Only Expected Price for each of the Class X-A, Class X-B and Class X-D certificates based on the low estimate and high estimate of Assumed Certificate Coupons.  The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the related class of certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the related class of certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Certificates

The Yield-Priced Certificates are anticipated to be acquired based on a targeted discount yield to maturity of (i) 10.0000%, with respect to the Class X-F and Class F certificates, (ii) 16.5000%, with respect to the Class X-G and Class G certificates and (iii) 25.9946%, with respect to the Class NR-RR certificates, an Assumed Certificate Coupon for the Class F and Class G certificates of 2.8720%, an Assumed Certificate Coupon equal to the WAC Rate for the Class NR-RR certificates, the Structuring Assumptions and 0% CPY, as agreed to by the Retaining Sponsor.

Determination of Class Size

The sponsors determined the Certificate Balance of each class of Yield-Priced Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Certificates, the sponsors determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the sponsors determined the estimated fair value of each class of certificates (other than the Class R certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount.  The sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of such expected prices.

The sponsors has determined that the Class Z certificates have a fair value of zero based on the fact that no Excess Interest is expected to be received and, accordingly there is no market for the Class Z certificates.

Range of Estimated Fair Values for the Regular Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$29,088,984	$29,088,962	$29,088,965
Class A-2	$69,159,852	$69,159,723	$69,159,726
Class A-SB	$36,698,773	$36,698,863	$36,698,741
Class A-3(1)	$151,499,282	$151,499,339	$151,499,075
Class A-4(1)	$243,714,709	$243,715,762	$243,714,877
Class X-A	$20,672,608	$39,849,626	$60,101,055
Class X-B	$186,448	$4,001,206	$10,644,309
Class X-D	$4,106,680	$4,234,149	$4,367,576
Class X-F	$1,047,755	$1,047,755	$1,047,755
Class X-G	$410,623	$410,623	$410,623
Class A-S	$74,454,676	$74,672,546	$74,672,638
Class B	$33,476,191	$34,463,713	$34,463,660
Class C	$28,887,292	$30,812,132	$31,592,023
Class D	$15,749,351	$17,069,591	$18,518,749
Class E	$11,287,210	$12,221,782	$13,247,008
Class F	$8,310,218	$8,310,218	$8,310,218
Class G	$2,581,374	$2,581,374	$2,581,374
Class NR-RR	$6,502,554	$6,502,554	$6,502,542
Class Z	$0	$0	$0
Total:	$737,834,577	$766,339,915	$796,620,912

(1)

The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $25,000,000 and $386,618,000, and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $211,618,000 and $361,618,000.  The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $386,618,000, subject to a variance of plus or minus 5%. In the event that the Class A-3 Certificates are issued with an initial Certificate Balance of $386,618,000, the Class A-4 Certificates will not be issued. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-3 Certificates is assumed to be $150,000,000 and the Certificate Balance of the Class A-4 Certificates is assumed to be $236,618,000.

The estimated range of fair value for all the Certificates is approximately $737,834,557 to $796,620,912.

A reasonable time after the Closing Date, the sponsors will be required to disclose to, or cause to be disclosed to, Certificateholders the following:  (a) the fair value of the HRR Certificates that will be retained by the Retaining Sponsor based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed above under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences.  Any such disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will agree to be the “retaining sponsor” (as defined in the Credit Risk Retention Rules) and to hold or cause the VRR Interest and the HRR Certificates to be held in accordance with the provisions of the Credit Risk Retention Rules, which includes certain restrictions on hedging, transfer and financing of the VRR Interest and the HRR

Certificates.  These restrictions provide that (i) the Retaining Sponsor may not transfer its VRR Interest, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules) and may transfer the HRR Certificates to a “third party purchaser” (as defined in, and in accordance with the Credit Risk Retention Rules), (ii) the Retaining Sponsor and its affiliates will not be permitted to engage in any hedging transactions if payments on the hedge instrument are materially related to the credit risk of the VRR Interest or the HRR Certificates and the hedge position would limit the financial exposure to the credit risk of the VRR Interest, or the HRR Certificates and (iii) neither the Retaining Sponsor nor any of its affiliates may pledge the VRR Interest or the HRR Certificates as collateral for any obligation unless such obligation is with full recourse to the sponsor or affiliate, respectively.

As of the Closing Date, the Retaining Sponsor expects to obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules.

Pursuant to the Credit Risk Retention Rules, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earlier of (a) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date; and (b) such date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Park Bridge Lender Services. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●

review the actions of the special servicer with respect to any Specially Serviced Loans and, for so long as an Operating Advisor Consultation Event exists, with respect to Major Decisions relating to Serviced Mortgage Loans that are not Specially Serviced Mortgage Loans, to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●

issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and

Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan (after the related Servicing Shift Securitization Date) or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balance of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is reduced to 25% or less of the initial Certificate Balance of such class.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA.  As a result of the experience and independence of Park Bridge Lender Services as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Park Bridge Lender Services under the PSA and satisfaction that no payments have been made by any special servicer to Park Bridge Lender Services of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge Lender Services qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of UBS AG, New York Branch, Wells Fargo Bank, National Association, Rialto Real Estate Fund IV – Debt, LP, Cantor Commercial Real Estate Lending, L.P., Natixis Real Estate Capital LLC and Societe Generale Financial Corporation will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to such representations and warranties set forth on Annex D-2 (the “Exception Schedules”).

At the time of its decision to include the Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 (with respect to the Mortgage Loans contributed by the mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by the related mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by the related mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which the related mortgage loan seller based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity.  The assets of the issuing entity will consist of:  (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C18 will consist of the following classes:  the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”.  The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”.  The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”.  The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”.  The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”.  The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5% and further subject to the discussion in the footnotes below):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$29,089,000
A-2	$69,160,000
A-SB	$35,630,000
A-3	$25,000,000-
	$386,618,000	(1)
A-4	$211,618,000-
	$361,618,000	(1)
X-A	$520,497,000
X-B	$136,630,000
A-S	$72,498,000
B	$33,460,000
C	$30,672,000

Non-Offered Certificates
X-D	$36,249,000
X-F	$14,872,000
X-G	$7,435,000
D	$20,448,000
E	$15,801,000
F	$14,872,000
G	$7,435,000
NR-RR	$27,884,548
Z	NAP
R	NAP

(1)

The approximate initial Certificate Balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-3 certificates are expected to be within a range of $25,000,000 and $386,618,000, and the respective initial Certificate Balances of the Class A-4 certificates are expected to be within a range of $211,618,000 and $361,618,000.  The aggregate initial Certificate Balance of the Class A-3 and Class A-4 certificates is expected to be approximately $386,618,000, subject to a variance of plus or minus 5%.  In the event that the Class A-3 Certificates are issued with an initial Certificate Balance of $386,618,000, the Class A-4 Certificates will not be issued.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus.  On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date.  In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”).  The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time.  The initial Notional Amount of the Class X-A certificates will be approximately $520,497,000.  The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time.  The initial Notional Amount of the Class X-B certificates will be approximately $136,630,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates outstanding from time to time.  The initial Notional Amount of the Class X-D certificates will be approximately $36,249,000.  The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time.  The initial Notional Amount of the Class X-F certificates will be approximately $14,872,000.  The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time.  The initial Notional Amount of the Class X-G certificates will be approximately $7,435,000.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on the ARD Loan allocated as described under “—Available Funds” and “Excess Interest” below.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”).  The certificates (other than the Class Z certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).  The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z certificates.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”).  The “Determination Date”

will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date.  With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs.  These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder.  The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.  All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”).  The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.  The certificate administrator (if such certificate administrator is not Wells Fargo Bank) is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments.  The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or Intercreditor Agreement) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the close of business on the related P&I Advance Date (inclusive of any amounts transferred to the Distribution Account on or before such P&I Advance Date), exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), an amount equal to the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any amounts actually collected on a Mortgage Loan that represent late payment charges, demand charges or default interest, other than Prepayment Premiums, Yield Maintenance Charges or Excess Interest;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e) the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.  Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means with respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its maturity date, the day of the month set forth in the related mortgage note on which each Periodic Payment is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after its maturity date, the day of the month set forth in the related mortgage note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related mortgage note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.  The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)  prior to the Cross-Over Date:

(a) to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b) to the Class A-1 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clause (a) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 certificates are reduced to zero;

(c) to the Class A-2 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a) and (b) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-2 certificates is reduced to zero;

(d) to the Class A-3 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-3 certificates is reduced to zero;

(e) to the Class A-4 certificates, in an amount up to the Principal Distribution Amount (or the portion of it remaining after any distributions specified in clauses (a), (b), (c) and (d) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f) to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made on such Distribution Date), until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to      %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution

Date, over (b) the weighted average of the Pass-Through Rates on the Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan allocable to a Mortgage Loan (but not a Companion Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower.  Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.  With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date.  Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.  Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Principal Shortfall for that Distribution Date,

(b) the Scheduled Principal Distribution Amount for that Distribution Date, and

(c) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above.  The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following:  (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans means the amount, if any, by which (1) the related Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth on Annex E.  Such balances were calculated using, among other things, certain weighted average life assumptions.  See “Yield and Maturity Considerations—Weighted Average Life”.  Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth on Annex E.  We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions.  Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)   the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)  all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)  any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)   the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date.  On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property  (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans.  Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance.  Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates.  Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and any related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, Insurance and Condemnation Proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of the related P&I Advances for such Mortgage Loan would have occurred in connection with related Appraisal Reduction amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such

Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated

Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees or Workout Fees payable therefrom) in the following manner:  (1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to such Classes of Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●

if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●

if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●

if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class X-F, Class X-G, Class F, Class G, Class NR-RR, Class Z or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below.  The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	December 2024
Class A-SB	March 2029
Class A-3	March 2029 -
December 2029(1)
Class A-4	December 2029 -
December 2029 (2)
Class X-A	NAP
Class X-B	NAP
Class A-S	December 2029
Class B	December 2029
Class C	December 2029

(1)

The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $25,000,000 to $386,618,000.  In the event that the Class A-3 Certificates are issued with an initial Certificate Balance of $386,618,000, the Class A-4 Certificates will not be issued.

(2)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 Certificates ranging from $211,618,000 to $361,618,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations.  Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions.  Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s).  The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2052.  See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest that would have accrued) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”.  Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to a Serviced AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan(s) and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis.  Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment.  In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related Mortgage Loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.  In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.  The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates.  The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates.  The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class NR-RR certificates.

This subordination will be effected in two ways:  (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions”

above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline.  Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z or Class R certificates and will not be directly allocated to the Class X Certificates.  However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of:  (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.  With respect to the AB Whole Loans, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero.  However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) with respect to any Mortgage Loan that permits additional debt or mezzanine debt (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the Interest Distribution Amount, the Interest Accrual Amount and the amount of any Interest Shortfall, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year.  This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)    a report as of the close of business on the immediately preceding Determination Date, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)    a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)    a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)    a CREFC® advance recovery report;

(5)    a CREFC® total loan report;

(6)    a CREFC® operating statement analysis report;

(7)    a CREFC® comparative financial status report;

(8)    a CREFC® net operating income adjustment worksheet;

(9)    a CREFC® real estate owned status report;

(10)  a CREFC® servicer watch list;

(11)  a CREFC® loan level reserve and letter of credit report;

(12)  a CREFC® property file;

(13)  a CREFC® financial file;

(14)  a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)  a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential.  Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible, absent manifest error, for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it.  Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA)

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

No later than the P&I Advance Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties that do not relate to Non-Serviced Mortgage Loans), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing

12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.  Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer becomes a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website).  Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate”  means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable.  For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and which may include any operating advisor report regarding the special servicer’s net present value determination or any Appraisal Reduction Amount calculations, and any officer’s certificates supporting any determination that an Advance was (or, if made, would be) a Nonrecoverable Advance, or other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (to the extent such person is not a Certificateholder), a beneficial owner of a Certificate, a Companion Holder or a prospective purchaser of a Certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any

Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), as applicable, may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA.  Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website.  Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information to be Provided to Risk Retention Consultation Party

In addition to the reports and other information to be delivered or made available to the Risk Retention Consultation Party, the PSA will provide that, with respect to a Specially Serviced Loan, for so long as a Control Termination Event has occurred and is continuing, all information to be delivered or made available to the Operating Advisor will also be delivered or made available to the Risk Retention Consultation Party (except for information related to an Excluded Loan as to such party).

The information provided to the Risk Retention Consultation Party with respect to an Excluded Loan as to such party for which it has become a Borrower Party will be limited as described under “—Information Available Electronically” and “Pooling and Servicing Agreement—Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party”.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o

any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system; and

o	any notice delivered to the certificate administrator by the depositor relating to the filing of a Form 8-K/A;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files; and

o	the CREFC® Reports, other than the CREFC® loan setup file and the special servicer loan file (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report;

o

a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis (provided that it is received by the certificate administrator);

o	any CREFC® appraisal reduction template received by the certificate administrator; and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	any notice of termination of a sub-servicer by a successor master servicer or trustee;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

o	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●

the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules and the certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab, provide email notification to any Privileged Person (other than market data providers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

In the event that Rialto Real Estate Fund IV – Debt, LP in its capacity as the Retaining Sponsor determines that a Subsequent Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder.  The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information.  In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA.  The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers.  The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA.  The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines in its respective sole discretion that (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable.  In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party as part of its responses to any inquiries.  In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer.  The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA.  The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website.  Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates.  None of the underwriters, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website.  Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at www.ctslink.com.  Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website.  The parties to the PSA will not be required to provide that certification.  In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer.  The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA.  The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them.  In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source.  Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law.  However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants.  Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar.  The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)    2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)    in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class Z nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000.  The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”).  The depositor has been informed by DTC that DTC’s nominee will be Cede & Co.  No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below.  Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants.  The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems.  Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC.  DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.  DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates.  Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations.  Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules.  Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).  The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day.  Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants.  In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC.  Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC.  DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners.  Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates.  Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners.  Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited.  DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house.  Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.  Transactions may be settled in Clearstream in numerous currencies, including United States dollars.  Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream interfaces with domestic markets in several countries.  Clearstream is regulated as a bank by the Luxembourg Monetary Institute.  Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters.  Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.  Transactions may now be settled in any of numerous currencies, including United States dollars.  The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above.  Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”).  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.  Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.  Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”).  The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system.  All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time.  None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless:  (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee or the certificate administrator to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any written request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA.  Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following:  (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Corporate Trust Administration Group - UBS 2019-C18

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates:  (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C).  The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request.  Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) a current list of Certificateholders.  In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related

Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)   the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)   the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)  an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)  the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)  an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)  the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii) originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)  any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)  an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)  the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii) the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii) the original or a copy of any ground lease, ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)          the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv) with regard to any related Mortgaged Properties that are hotel properties subject to any franchise agreements, comfort letters or similar agreements, the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)          the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)         the original or a copy of any related mezzanine intercreditor agreement;

(xviii)        a copy of all related environmental insurance policies; and

(xix)          a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

With respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the related Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)      A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)      any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     all related environmental reports; and

(xiv)     all related environmental insurance policies;

(b)      a copy of any engineering reports or property condition reports;

(c)      other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)      for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)      a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)      a copy of the appraisal for the related Mortgaged Property(ies);

(h)      for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)      a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)     a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)      a copy of all UCC searches;

(o)      a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of any origination settlement statement;

(r)      a copy of the insurance summary report;

(s)      a copy of organizational documents of the related mortgagor and any guarantor;

(t)      unless already included in the origination settlement statement, a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)      unless already included in the environmental reports, a copy of any closure letter (environmental); and

(w)     a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan.  In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect.  No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File.  It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect.  The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller.  Those representations and warranties are set forth on Annex D-1, and will be made as of the date set forth in the related MLPA, subject to certain exceptions to such representations and warranties as set forth on Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a

“qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(i)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”) or, if earlier, such mortgage loan seller’s discovery of a Material Defect, except in the case of the following clause (ii); or

     (ii) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken).  Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material

Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.  Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not (i) an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class or (ii) a Servicing Shift Mortgage Loan (prior to the related Servicing Shift Securitization Date), with the consent of the Directing Certificateholder), are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment.  The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing). In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, any related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects.  A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or any related REO Loan), the “Purchase Price” is equal to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (including, for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including, for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (including, for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (including, for such purpose, to the extent required pursuant to the succeeding paragraph, the related Companion Loan, if any) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

Solely with respect to any Serviced Whole Loan to be sold as a Defaulted Loan, “Purchase Price” will mean the amount calculated in accordance with the preceding paragraph in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable.  With respect to any REO Property to be sold by the special servicer for the Purchase Price in accordance with the PSA, “Purchase Price” will mean the amount calculated in accordance with the preceding paragraph in respect of the related REO Loan (including any related Companion Loan).  With respect to any sale to any related Companion Holder or mezzanine lender, the “Purchase Price” will be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with the provisions of the related Intercreditor Agreement.  Notwithstanding the foregoing, with respect to any repurchase pursuant to the related Mortgage Loan Purchase Agreement and the termination of the Trust, the “Purchase Price” will not include any amounts payable in respect of any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e) have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)  have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)  have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n) have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o) prohibit defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the grantor trust status of the Grantor Trust or the imposition of tax on the Trust, Grantor Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r) be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding.  When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller elects to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the master servicer, the special servicer, the certificate administrator, the trustee or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses.  The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects.  The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.  Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties.  In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under

“Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to each Servicing Shift Whole Loan only while the PSA governs the servicing of the related Servicing Shift Whole Loan.  As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of a Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs.  See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates.  On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan.  The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates.  The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect.  See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:  (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to:  (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA.  A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.  Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party.  The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement.  However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees.  Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)    all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)    in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be.  To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums, Excess Interest or with respect to any Companion Loan or any cure payment payable by a holder of a Serviced Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property.  To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances.  However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account).  Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA.  Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan.  With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan.  See “—Servicing of the Non-Serviced Mortgage Loans”, and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”).  In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which any related Serviced Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee.  The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable.  If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things):  (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the

Advance under consideration but also a potential source of recovery for such delayed or deferred Advance.  In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes.  Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but (other than a non-recoverability determination by the special servicer) is not binding upon, the master servicer and the trustee.  The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer.  Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan; provided, however, that the master servicer and the trustee may rely on the non-recoverability determination of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee under the related Non-Serviced PSA.  Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer, related Non-Serviced Special Servicer and related Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”).  Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).  Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan.  If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance.  If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable.  Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement.  Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date.  The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders.  The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties.  Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account.  The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA.  Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on or before the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date.  The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier

REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders.  On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”).  On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the P&I Advance Date immediately preceding the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the master servicer during the related Collection Period.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders.  To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates including to reimburse for Realized Losses previously allocated to such certificates and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer).  Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in either its own name or in the name of the limited liability company wholly owned by the Trust and which is managed by the special servicer, formed to hold title to the foreclosure property on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan).  Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”).  Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)  to remit on or before each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date and (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one month period ending on the related Determination Date, if any;

(ii)  to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii) to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv) to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of

Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)  to reimburse the operating advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the issuing entity pursuant to the PSA;

(xx)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xxi)  to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan.  If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA.  See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced

Companion Loan.  Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA.  Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive.  In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package.  Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loan and any REO Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Special Servicing Fee / Special Servicer

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.

First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Liquidation Fee / Special Servicer(2)

With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).

From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.

		Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, a portion of the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).

First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan after the related Servicing Shift Securitization Date) or Serviced Whole Loan (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower with respect to such Mortgage Loan or Serviced Whole Loan).

Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding any Companion Loan).

		Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee

For each Delinquent Loan, the sum of: (i) $16,000 plus (ii) $1,600 per Mortgaged Property relating to the Subject Loan in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Payable by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of Realized Losses to such certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.

In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).

Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Time to time

(1)

With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

      With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

      In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below.  Circumstances as to when a Liquidation Fee or a Workout Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.03250%.  The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●

100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees (whether or not processed by the special servicer);

●

100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●

100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees (whether or not processed by the special servicer);

●	100% of charges by the master servicer collected for checks returned for insufficient funds with respect to accounts held by the master servicer;

●

100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demands are prepared by the master servicer;

●

the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●

late payment charges, demand charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges, demand charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee.  If the master servicer decides not to charge any fee (other than with respect to penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than with respect to penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.  The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such

Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan.  The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1.  Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA.  The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA.  The master servicer will be responsible for all fees payable to any sub-servicers.  See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.2500% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties.  Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA.  For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at the maturity date or at the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000.  The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.  The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA.  For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan.  The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The special servicer will not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan.  The successor special servicer will not be entitled to any portion of those Workout Fees.  If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) (in any case, other than amounts for which a Workout Fee has been paid, or will be payable) or (b) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan.  The Liquidation Fee for each Mortgage Loan, Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)   (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such time period (or extension of such time period, if applicable), or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)   the purchase of any (A) any Specially Serviced Loan that is part of a Serviced AB Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)  the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)  with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)  the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)  if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loans” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents.  Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA.  For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)   100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans;

(ii)   100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction;

(iii)  100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(iv)  100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans; and

(v)   50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision or a Special Servicer Decision regardless as to who processes such request.

In addition, the special servicer will also be entitled to late payment charges, demand charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable) since the Closing Date.

Furthermore, the special servicer will also be entitled to charges collected by the special servicer for checks returned for insufficient funds with respect to accounts held by the special servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee.  If the master servicer decides not to charge any fee (other than with respect to penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee (other than with respect to penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer).  Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan.  Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan. The related Non-Serviced Special Servicer will be entitled to special servicing compensation shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA.  The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA.  The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA.  See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month.  The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00942% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion

Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), and will be equal to the product of 0.00202% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision.  The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan after the related Servicing Shift Securitization Date) or Serviced Whole Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above).  If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or special servicer, as applicable, would use to collect any fee owed to it by a borrower (taking into account whether such fee is required to be paid by the borrower under the terms of the related Mortgage Loan documents), but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will the master servicer or the special servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection.  The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA.  “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”).  The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), will be equal to the product of a rate equal to 0.00034% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.  In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $16,000 plus (ii) $1,600 per Mortgaged Property relating to the Subject Loan in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”.  The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if (i) the related mortgage loan seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the application of Realized Losses to such certificates and the related mortgage loan seller fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required, in accordance with the Servicing Standard, to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity.  The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods.  The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA.  No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan (excluding any Companion Loan) is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated.  An “Appraisal Reduction Event” will occur on the earliest of:

(1)    120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan, a related Companion Loan or a Serviced Whole Loan, as applicable;

(2)    the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)    30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)    30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)    60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)    90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)    immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives the related appraisal or conducts a valuation described below, equal to the excess of

(a)      the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)      the excess of

1.  the sum of

a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.  the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan.  In the absence of any allocation specified in the related Intercreditor Agreement, any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, pro rata, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan).  On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file.

Each such report of the Appraisal Reduction Amount will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal.  The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request.  The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable.  Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable.  Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).  Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan with respect to the Directing Certificateholder), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount.  Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event.  Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan; provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above.  The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders.  Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan.  Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances (although, in the case of a Non-Serviced AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loans). Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates).  See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination.  Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly obtain from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.  The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the occurrence and continuance of an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing or an Operating Advisor Consultation Event has occurred and is continuing, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates and second, to the Class G certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event or Operating Advisor Consultation Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at its sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or, with respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default. See “Description of the Mortgage

Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions” and “—Modifications, Waivers and Amendments”, and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan (or, with respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan), and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and any Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or consultation with the Risk Retention Consultation Party or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, or the Trust, the Grantor Trust or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision or a Special Servicer Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a non-Specially Serviced Loan, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision or Special Servicer Decision. The master servicer will deliver to the special servicer any additional information in the master servicer’s possession reasonably requested by the special servicer relating to such Major Decision or Special Servicer Decision. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Non-Specially Serviced Loan, the master servicer will not be permitted to process any Major Decision or Special Servicer Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision or Special Servicer Decision. If the master servicer and special servicer mutually agree that the master servicer will process a Major Decision or Special Servicer Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the Master Servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Major Decision or Special Servicer Decision, as applicable.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and the master servicer will promptly, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder, deliver notice thereof to the Directing Certificateholder), except to the extent that the special servicer or the Directing Certificateholder, as applicable, notifies the master servicer that the special servicer or the Directing Certificateholder, as applicable, does not desire to receive copies of such items.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision“) and,

in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants and receipt of financial statements, but including immaterial timing waivers such as with respect to late financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided that such releases are required by the related Mortgage Loan documents and there is no lender discretion permitted under the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such easements or rights of way do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease and affect an area less than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such condemnation is not with respect to a material parcel or a material income producing parcel and such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan if the replacement property manager is not a Borrower Party and the Mortgage Loan has an outstanding principal balance less than $10,000,000; (vii) approve annual operating budgets for Mortgage Loans; (viii) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (ix) any non-material modification, amendment, consent to a non-material modification or waiver of any term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan if the special servicer has determined, in accordance with the proviso to the definition of “Major Decision”, that such modification, amendment or consent is administrative in nature, including a note splitting amendment, provided that if any such modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (x) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xi) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United

States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment; (xii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, to the consent (or deemed consent) of the Directing Certificateholder, (xiii) any transfer of the Mortgaged Property that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xiv) to the extent not a Major Decision or a Special Servicer Decision pursuant to clause (x) of the definition of “Major Decision” or clause (iii) of the definition of “Special Servicer Decision”, respectively, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements“) or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision or a Special Servicer Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

In connection with the processing by the master servicer of the matters described in the preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and the master servicer will promptly, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, deliver notice thereof to the Directing Certificateholder), except to the extent that the special servicer notifies the master servicer that the special servicer does not desire to receive copies of such items.

If the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus, (y) with respect to a Serviced AB Whole Loan, subject to any rights of the related holder of the Subordinate Companion Loan to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a Specially Serviced Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)          extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing

Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)          provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Specially Serviced Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor, the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to any Serviced AB Whole Loan, so long as no Control Appraisal Period under the related Intercreditor Agreement has occurred and is continuing, no modification, waiver or amendment of the related Whole Loan that would be a “major decision” (or analogous term) under the related Intercreditor Agreement may be made without the consent of the holder of the related Control Note, which must be obtained by the master servicer or the special servicer, as applicable, in accordance with the terms of the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan—Consultation and Control” and “—The 7105 - 7115 37th Avenue Whole Loan—Consultation and Control”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Each of the following is a “Special Servicer Decision”:

(i)          approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(ii)         subject to the proviso at the end of this definition, consent to actions and releases related to condemnation of parcels of a Mortgaged Property;

(iii)         any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for Routine Disbursements or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan));

(iv)         requests to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(v)          subject to the proviso at the end of this definition, any approval or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(vi)         determining whether to cure any default by a borrower under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(vii)        other than with respect to a Ground Lease, any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property if the lease affects an area greater than the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property; provided that the special servicer will be required to reach a decision on any such Special Servicer Decision within twenty (20) business days of its receipt from the borrower of all information reasonably requested by the Special Servicer in order to process the Special Servicer Decision (such twenty (20) business days being inclusive of the five (5) business day period within which the Directing Certificateholder is required to grant or withhold its consent);

provided that, with respect to a non-Specially Serviced Loan, if the special servicer determines (a) with respect to clause (ii) above, that a condemnation is not with respect to a material parcel or a material income producing parcel and that such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due, or (b) with respect to clause (v) above that an easement or right of way will not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Special Servicer Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision; provided, further, that if the special servicer does not provide such notice within two (2) business days, such matter will be a Special Servicer Decision and not a Master Servicer Decision.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan. If the master servicer and special servicer mutually agree that the master servicer will process a Major Decision or Special Servicer Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the Master Servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Major Decision or Special Servicer Decision, as applicable.

Except as otherwise described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the Special Servicer Decisions in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” as to which the Directing Certificateholder has consented in writing within ten (10) business days (or, with respect to clause (vii) of the definition of “Special Servicer Decision”, five (5) business days) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day (or five (5) business day) period, the Directing Certificateholder will be deemed to have approved such action).

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold the lender’s consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights; provided, however, that with respect to such consent or waiver of rights that is a Major Decision, (i)(x) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan with respect to the Directing Certificateholder, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an applicable Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent, and (y) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer has consulted with the operating advisor on a non-binding basis and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

For the avoidance of doubt, with respect to any “due-on-sale” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (and other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold the lender’s consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof (x) prior to the occurrence and continuance of any Control Termination Event, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan), or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

For the avoidance of doubt, with respect to any “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Upon receiving a request for any matter described in the first and third paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a non-Specially Serviced Loan, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the related master servicer will have no further obligation with respect to such request or such waiver of “due-on-sale” or “due-on-encumbrance” clause. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a non-Specially Serviced Loan, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request. If the master servicer and the special servicer mutually agree that the master servicer will process a consent or waiver relating to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan (other than any transfers provided for in clause (xiii) of the definition of Master Servicer Decision and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof), the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to process such consent or waiver.

It is expected that any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2021 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2022) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holder of the related Subordinate Companion Loan, and second, as an expense of the holder of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged

Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2020 and the calendar year ending on December 31, 2020. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing if:

(1)    the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing does not occur before the expiration of the time period for refinancing specified in such refinancing commitment or the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing, a special servicing transfer event will occur immediately);

(2)    the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)    the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing

Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” prior to such a refinancing or (b) the refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)    there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)    the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)    the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)    the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)    the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing)) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no other special servicing transfer event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three months, no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

With respect to a Mortgage Loan as to which the Directing Certificateholder or the Risk Retention Consultation Party has become a Borrower Party, the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, (i) will not be entitled to exercise any control or consultation rights and (ii) will be limited as to the information that it will be entitled to receive from the master servicer and the special servicer, as described under “—Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party”.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during a Control Appraisal Period with respect to the related Subordinate Companion Loan);

●	with respect to a Serviced AB Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of an Operating Advisor Consultation Event and, with respect to a Serviced AB Whole Loan, only to the extent that it is subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder or the holder of the related Subordinate Companion Loan, if applicable, has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction or the holder of the related Subordinate Companion Loan, if applicable, would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process“.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, the Risk Retention Consultation Party or the Controlling Holder with respect to an AB Whole Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan or between the special servicer and the Controlling Holder with respect to an AB Whole Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable, or by the Controlling Holder with respect to an AB Whole Loan (to the extent required by the terms of the related Intercreditor Agreement). For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified as being final.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following completion of the Directing Holder Approval Process. See “—The Directing Certificateholder” and “—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report. If an Operating Advisor Consultation Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, if both an Operating Advisor Consultation Event has occurred and is continuing and a Control Appraisal Period is in effect), the special servicer will be required to deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and for so long as no Consultation Termination Event has occurred). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider on a non-binding basis such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan as to such party), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party or a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period)) and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be entitled to consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above.

The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan and during the continuance of a Control Appraisal Period, the special servicer will prepare an Asset Status Report for such Serviced AB Whole Loan by or before the Initial Delivery Date in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the holder of the related Serviced Subordinate Companion Loan will have the same rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will or is expected to have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”; “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)    such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)    there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (which, currently is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified, the special servicer is required to withdraw from the REO Account and remit to the master servicer, which will deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan or any holder of a related Serviced Subordinate Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan as to such party, (i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after non-binding consultation with the Risk Retention Consultation Party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, if applicable, prior to the occurrence of a Control Appraisal Period, the holder of the related Subordinate Companion Loan) and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to an Excluded Loan as to such party) and the Risk Retention Consultation Party (other than with respect to an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer (other than with respect to a sale involving a Serviced AB Whole Loan) will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loans”.

In connection with any such sale involving a Serviced AB Whole Loan, the special servicer will also have the right, but not the obligation, to purchase or sell the related Subordinate Companion Loan if the special servicer determines that such purchase or sale is in accordance with the Servicing Standard (taking into account the subordinate nature of the applicable

Subordinate Companion Loan) and subject to any rights of the holder of the related Control Note pursuant to the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the succeeding paragraph and under “—Rights of the Directing Certificateholder appointed by the Controlling Class with respect to Non-Serviced Mortgage Loans or a Servicing Shift Whole Loan” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for all Mortgage Loans (other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class), (2) the special servicer, with respect to all Mortgage Loans, as to the Special Servicer Decisions described in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision”, (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (x) and (xii) of the definition of “Master Servicer Decision” and (4) the special servicer with respect to non-Specially Serviced Loans as to all Major Decisions for which the master servicer must obtain the consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to the related Subordinate Companion Loan with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than a Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (for the purposes of clause (ii) above in this definition)

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC (or another affiliate of Rialto Capital Advisors, LLC).

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing

Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, the “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan, which, in the case of the DoubleTree New York Times Square West Leased Fee Whole Loan is currently UBS AG, New York Branch, and in the case of the Shoppes at Parma Whole Loan is currently Tuebor TRS II LLC (an affiliate of Ladder Capital Finance LLC). On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class G or Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing

Certificateholder or Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

The Class G certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder appointed by the Controlling Class with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within ten (10) business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such ten (10) business day period, the Directing Certificateholder will be deemed to have approved such action). Upon request, the special servicer, other than with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision (1) prior to the occurrence and continuance of a Consultation Termination Event, in respect of a Specially Serviced Loan, and (2) after the occurrence and during the continuance of a Consultation Termination Event, in respect of any Mortgage Loan.

Each of the following is a “Major Decision”:

(i)          any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)         any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (viii) of the definition of “Master Servicer Decision”;

(iii)         following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)         any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)          any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)         any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower, other than any such transfer as described under clause (xiii) of the definition of “Master Servicer Decision”;

(viii)       any property management company changes with respect to a Mortgage Loan, including, without limitation, approval of the termination of a manager and appointment of a new property manager, in each case, if the replacement property manager is a Borrower Party or the Mortgage Loan has an outstanding principal balance equal to or greater than $10,000,000;

(ix)        any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)         releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(xi)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)       subject to the proviso at the end of this definition, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xiv)       other than with respect to a non-Specially Serviced Loan, any determination of Acceptable Insurance Default; and

(xv)        any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided that with respect to any non-Specially Serviced Loan, if the special servicer determines, with respect to clause (xii) above, that a modification, amendment or waiver is administrative in nature, including a note splitting amendment, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Major Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision; provided, further, that if the special servicer does not provide such notice within two (2) business days, such matter will be a Major Decision and not a Master Servicer Decision.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans, unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a non-Specially Serviced Loan. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the master servicer or the special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended, which may at the special servicer’s discretion take the form of an Asset Status Report.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to an Excluded Loan as to such party or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to the related Subordinate Companion Loan with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than (i) a Non-Serviced Mortgage Loan, (ii) an Excluded Loan or (iii) a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period under the related Intercreditor Agreement) (other than the 7105 - 7115 37th Avenue Mortgage Loan) and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision processed by the special servicer and for which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder and the term “Control Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; and provided, further, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to each of the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to the related Subordinate Companion Loan with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—

The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G certificates and the Class G certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with Asset Status Reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to Asset Status Reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class G certificates, the successor Class G certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Class G certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class G certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to any Serviced AB Whole Loan, in the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related Subordinate Companion Loan Holder prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related Subordinate Companion Loan Holder)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the special servicer or master servicer, as applicable, provides the related Subordinate Companion Loan Holder with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder, or, in the case of a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loans or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) or, in the case of a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder appointed by the Controlling Class with Respect to Non-Serviced Mortgage Loans or a Servicing Shift Whole Loan

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder appointed by the Controlling Class will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to such party, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder appointed by the Controlling Class may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole

Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Serviced AB Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder appointed by the Controlling Class:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever for having so acted as set forth in (a) - (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or a Companion Loan that is part of a Servicing Shift Whole Loan (or Serviced Subordinate Companion Loan, prior to the occurrence and continuance of a Control Appraisal Period) or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor

Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan after the related Servicing Shift Securitization Date or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. Meanwhile, the operating advisors or equivalent parties under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan(s).

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), the operating advisor’s obligations will generally consist of the following:

(a)  reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan when a Major Decision Reporting Package has been delivered, as described in “—The Directing Certificateholder—Major Decisions” above;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)  reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)  preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan at any time during the prior calendar year or if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) generally in the form attached as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”; below.

In connection with the performance of the duties described in clause (c) above:

(i)   after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time (other than in limited circumstances) with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, Appraisal Reduction Amounts or Collateral Deficiency Amounts, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates. The operating advisor will perform all of its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or any approved or deemed approved Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor, the operating advisor will ((i) if any Mortgage Loans (other than a Servicing Shift Whole Loan) were Specially Serviced Loans at any time during the prior calendar year and a Final Asset Status Report was delivered to the operating advisor or (ii) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to (i) report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial or (ii) provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the resolution or liquidation of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)   that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)   that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not, as defined under the Credit Risk Retention Rules, “Affiliated” with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, a Borrower Party, the Directing Certificateholder, the Retaining Parties, a Subsequent Third Party

Purchaser, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)   that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)   that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by the special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the Risk Retention Consultation Party), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the operating advisor gained from such other securitizations will not be imputed to the operating advisor in its role in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. No such resignation will become effective until the replacement operating advisor has assumed the resigning operating advisor’s responsibilities and obligations. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the thirty-eight (38) prior pools of commercial mortgage loans for which UBS AG, New York Branch (or its predecessors and affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after October 1, 2009, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between October 1, 2014 and September 30, 2019 was approximately 17.74%; however, the average of the delinquency percentages based on the number of mortgage loans in the reviewed transactions was 0.60%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 14.1% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) - (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)   a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described in the following paragraph.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each Delinquent Loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the master servicer’s or the special servicer’s possession, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not, as defined under the Credit Risk Retention Rules, “Affiliated” with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, the Retaining Parties, a Subsequent Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)   any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)   the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)   the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and the Rating Agencies. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

The Risk Retention Consultation Party

General

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the VRR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be RREF IV-D UBSCM 2019-C18 MOA, LLC, a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of Rialto Real Estate Fund IV – Debt, LP.

The Risk Retention Consultation Party will have certain non-binding consultation rights with respect to Major Decisions relating to Specially Serviced Loans, REO Loans or REO Properties as described in this prospectus.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the VRR Interest;

(c)  does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest that appointed the Risk Retention Consultation Party;

(d)  may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in (a) - (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party that does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement will not result in any liability on the part of the master servicer or special servicer.

Restrictions on a Certificateholder or Risk Retention Consultation Party that is a Borrower Party

The Directing Certificateholder or majority Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of any Excluded Loan with respect to such party, and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan with respect to such party.

If the Directing Certificateholder or the majority Controlling Class Certificateholder, as applicable, is a Borrower Party, such holder will be required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (and with respect to a loan-by-loan segregation that is later performed by the certificate administrator, such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded

Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

If the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan, the Risk Retention Consultation Party will not have any consultation rights with respect to such Excluded Loan.

The Directing Certificateholder and the Risk Retention Consultation Party will not be entitled to receive a Final Asset Status Report with respect to any Excluded Loan for which it is a Borrower Party.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan (other than the 7105 - 7115 37th Avenue Whole Loan), prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights and the holder of such Subordinate Companion Loan will be entitled to replace the special servicer with or without cause in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. In connection with the 7105 - 7115 37th Avenue Whole Loan, the Directing Certificateholder will have the right, with or without cause, to appoint a replacement special servicer. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “—The 7105 - 7115 37th Avenue Whole Loan”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the report being posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to a Servicing Shift Mortgage Loan. Rather, with respect to a Servicing Shift Whole Loan: (i) prior to the applicable Servicing Shift Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the applicable special servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the applicable Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)  either Moody’s or KBRA (or, in the case of a Serviced Pari Passu Companion Loan, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s, KBRA or such Companion Loan Rating Agency within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)  the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the

Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or if it is not approved as a servicer by the applicable rating agencies or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of securities backed, wholly or partially, by any Serviced Companion Loan (“Serviced Companion Loan Securities”), and if the master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus) and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or cause a tax to be imposed on the trust or any Trust REMIC or the Grantor Trust under the relevant provisions of the Code (for which determination, the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective duties under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, either the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or if each class is an affected class of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgements and amounts paid in settlement, and expenses incurred in becoming the successor to the master servicer or the special servicer, to the extent not otherwise paid under the PSA) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and the special servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder (other than any Loan-Specific Directing Certificateholder) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution

Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, any mortgage loan seller with respect to the subject mortgage loan and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the UBS 2019-C18 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	Other than with respect to the Century Plaza Towers Mortgage Loan, the requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the UBS 2019-C18 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Notwithstanding the foregoing, the servicing of a Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the securitization of the related Controlling Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related master servicer and, if and to the extent necessary, the related special servicer under and pursuant to the terms of the related Servicing Shift PSA governing such future securitization. Although, in the case of each Servicing Shift Whole Loan, the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA governing such future securitization, the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Servicing Shift PSA are unknown and may not be consistent with the description of Non-Serviced PSAs above.

Servicing of the 225 Bush Mortgage Loan

The 225 Bush Mortgage Loan is serviced pursuant to the BMARK 2019 – B14 PSA. The servicing terms of the BMARK 2019 – B14 PSA are substantially similar to the servicing terms of the PSA applicable to the Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the BMARK 2019 – B14 PSA will earn a primary servicing fee with respect to the BMARK 2019 – B14 that is to be calculated at 0.00125% per annum.

●	Upon the 225 Bush Whole Loan becoming a specially serviced loan under the BMARK 2019 – B14 PSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the 225 Bush Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to a $3,500 minimum. Such fee will be payable until such time as the 225 Bush Whole Loan is no longer specially serviced.

●	The related special servicer under the BMARK 2019 – B14 PSA will be entitled to a workout fee equal to 1.0%.

●	The related special servicer under the BMARK 2019 – B14 PSA will be entitled to a liquidation fee equal to the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% of net liquidation proceeds received in connection with the liquidation of the 225 Bush Whole Loan; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000 minimum.

Prospective investors are encouraged to review the full provisions of the BMARK 2019 – B14 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the ILPT Industrial Portfolio Mortgage Loan

The ILPT Mortgage Loan is serviced pursuant to the MSC 2019-L3 PSA. The servicing terms of the MSC 2019 – L3 PSA are substantially similar to the servicing terms of the PSA applicable to the Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the MSC 2019-L3 PSA will earn a primary servicing fee with respect to the MSC 2019 – L3 that is to be calculated at 0.002500% per annum.

●	Upon the ILPT Industrial Portfolio Whole Loan becoming a specially serviced loan under the MSC 2019 – L3 PSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the ILPT Industrial Portfolio Mortgage Loan accruing at a rate equal to 0.25% per annum, subject to a $3,500 minimum. Such fee will be payable until such time as the ILPT Industrial Portfolio Whole Loan is no longer specially serviced.

●	The related special servicer under the MSC 2019 – L3 PSA will be entitled to a workout fee equal to the lesser of (a) 0.50% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each collection of principal and interest (other than excess interest) made by the related borrower after any workout of the ILPT Industrial Portfolio Whole Loan; provided, however, if the aggregate workout fee based on a 0.50% workout fee rate would be less than $25,000, then the related special servicer may retain such additional amount to equal $25,000.

●	The related special servicer under the MSC 2019-L3 PSA will be entitled to a liquidation fee equal to the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 0.50% of net liquidation proceeds received in connection with the liquidation of the ILPT Industrial Portfolio Whole Loan; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000 minimum.

Prospective investors are encouraged to review the full provisions of the MSC 2019 – L3 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Century Plaza Towers Mortgage Loan

The Century Plaza Towers Mortgage Loan is serviced pursuant to the CPTS 2019-CPT TSA.  The servicing terms of the CPTS 2019-CPT TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Century Plaza Towers Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Century Plaza Towers Whole Loan becoming a specially serviced loan under related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Century Plaza Towers Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as such Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrowers after any workout of the Century Plaza Towers Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the

Century Plaza Towers Whole Loan or the related Mortgaged Properties. The liquidation fee is not subject to any cap or minimum fee.

●	The CPTS 2019-CPT TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the CPTS 2019-CPT TSA.

●	The CPTS 2019-CPT TSA does not provide for an operating advisor (or equivalent party) with respect to the Century Plaza Towers Whole Loan.

●	The CPTS 2019-CPT TSA does not require the Century Plaza Towers servicer to make the equivalent of compensating interest payments in respect of the Century Plaza Towers Whole Loan.

Prospective investors are encouraged to review the full provisions of the CPTS 2019-CPT TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc. (“KBRA”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related

Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent a rating agency confirmation is required under the PSA in connection with any servicing action involving a Mortgage Loan that is part of the Serviced Whole Loan, a rating agency confirmation will generally be required from the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any affected Serviced Pari Passu Companion Loan Securities, provided that such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the reasonable out-of-pocket expenses of the master servicer and the special servicer with respect to such termination, unless the master servicer or the special servicer, as applicable, is the purchaser of such Mortgage Loans and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the master servicer in respect of such Advances in accordance with the PSA and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class Z and Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates (including, for the avoidance of doubt, any holder of the VRR Interest) or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)  to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party to the PSA will be permitted to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment is permitted under the PSA, that any conditions precedent thereto have been satisfied and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the FDIC, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not a prohibited party under the PSA.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable, prior to the occurrence and continuance of a Control Termination Event, to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which

“rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws, regardless of state law. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

UBS AG, New York Branch and its affiliates are playing several roles in this transaction. UBS Commercial Mortgage Securitization Corp. is the depositor and a wholly-owned subsidiary of UBS Americas, Inc., a subsidiary of UBS AG. UBS AG, New York Branch and the other mortgage loan sellers originated, co-originated or acquired the Mortgage Loans and will be selling them to the depositor. UBS AG, New York Branch is also an affiliate of UBS Securities LLC, one of the underwriters.

In addition, UBS AG, New York Branch currently holds one of the 225 Bush Pari Passu Companion Loans, ten of the Wyndham National Portfolio Pari Passu Companion Loans, two of the DoubleTree Hotel New York Times Square West Leased Fee Pari Passu Companion Loans and the DoubleTree Hotel New York Times Square West Leased Fee Subordinate Companion Loan. However, UBS AG, New York Branch intends (but is under no obligation) to sell such Pari Passu Companion Loans in connection with a future securitization.

SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, a sponsor, an originator and a mortgage loan seller.

Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of CCRE Lending, a sponsor, an originator and a mortgage loan seller, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, a limited, non-cashiering sub-servicer for certain of the Mortgage Loans.

Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, a sponsor, an originator and a mortgage loan seller.

RREF is an affiliate of (i) RCA, the expected special servicer, (ii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity expected to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest, (iii) RREF IV-D UBSCM 2019-C18, LLC, the entity that is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates, and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (iv) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity that is expected to be the holder of the “eligible horizontal residual interest” and expected to be the initial Controlling Class Certificateholder and be appointed as the initial Directing Certificateholder and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio Whole Loan, through common control with Stone Point Capital LLC. In addition, RCA is expected to be appointed as the initial special servicer under the CSAIL 2019 PSA which is expected to govern the servicing and administration of the Crimson Retail Portfolio Whole Loan and is an affiliate of the entities that are the controlling class certificateholder, initial directing certificateholder, retaining sponsor and initial risk retention consultation party under the CSAIL 2019-C18 Pooling and Servicing Agreement. RCA is expected to act as the Special Servicer and it or an affiliate assisted RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Wells Fargo Bank, National Association, a sponsor, an originator and a mortgage loan seller and the holder of the 4041 Central Pari Passu Companion Loan and the Chroma Apartments Pari Passu Companion Loan, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is also (i) the master servicer, certificate administrator and custodian under the MSC 2019-L3 PSA, pursuant to which the ILPT Industrial Portfolio Whole Loan is expected to be serviced, (ii) the trustee, certificate administrator and custodian under the Benchmark 2019-B14 PSA, pursuant to which the 225 Bush Whole Loan is serviced, (iii) the trustee, certificate administrator and custodian under the Benchmark 2019-B10 PSA, pursuant to which the 3 Columbus Circle Whole Loan is serviced, (iv) the master servicer, certificate administrator and custodian under the CPTS 2019-CPT TSA, pursuant to which the Century Plaza Towers Whole Loan is serviced, (v) expected to be the trustee, certificate administrator and custodian under the CSAIL 2019-C18 PSA, pursuant to which the Crimson Retail Portfolio Whole Loan is expected to be serviced, (vi) expected to be the master servicer, certificate administrator, and custodian under the WFCM 2019-C54 PSA, pursuant to which the Global Payments, Inc. Whole Loan is expected to be serviced, and (vii) expected to be the trustee, certificate administrator, and custodian under the CF 2019-CF3 PSA, pursuant to which the Airport Square Whole Loan is expected to be serviced.

Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans that CCRE Lending, Societe Generale and RREF (except with respect to each Non-Serviced Mortgage Loan) will transfer to the depositor.

The borrower sponsor with respect to the Global Payments, Inc. Mortgage Loan (1.3%) is an affiliate of Benefit Street Partners Realty Trust, Inc., the originator of such Mortgage Loan. Additionally, the borrower sponsor with respect to each of the Dollar General Rolla Mortgage Loan (0.1%) and the Dollar General Dexter Mortgage Loan (0.1%) is an affiliate of Ladder Capital Finance LLC, the originator of such Mortgage Loans. In respect of these Mortgage Loans, we cannot assure you that such mortgage loans do not contain terms less favorable to the originator (and consequently, to the investors) than loans that were not made to an affiliate of the related originator. Each such mortgage loan may contain provisions and terms that are more favorable to the related borrower thereunder than would otherwise have been the case if the lender and related borrower were not affiliated, including, but not limited to: (i) the related mortgage loan documents may permit transfers of the related mortgaged property and interests in the related borrower without the lender’s consent by the related borrower and by or to certain affiliates of the related originator; (ii) the related mortgage loan documents may permit future mezzanine financing; (iii) there may be no separate environmental indemnitor other than the related borrower; (iv) the related mortgage loan documents may not require that a borrower-related property manager be terminated in connection with a mortgage loan default; and (v) the lender may accept insurance coverage (which, in some cases, may be self-insurance) provided by the related tenant under its lease, which may not include insurance coverage against acts of terrorism.

Pursuant to certain interim servicing arrangements between Wells Fargo and RREF or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by RREF or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Societe Generale Financial Corporation or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Societe Generale Financial Corporation or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Societe Generale Financial Corporation Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and CCRE Lending or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by CCRE Lending or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CCRE Mortgage Loans.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the (i) MSC 2019-L3 PSA, which governs the servicing of the ILPT Industrial Portfolio Whole Loan, (ii) the WFCM 2019-C54 PSA, which governs the servicing of the Global Payments, Inc. Whole Loan and (iii) the CF 2019-CF3 PSA, which is expected to govern the servicing of the Airport Square Whole Loan.

WTNA, the trustee under this securitization is also expected to be the trustee under the MSC 2019-L3 PSA, which is expected to govern the servicing of the ILPT Industrial Portfolio Whole Loan.

RCA is an affiliate of (i) Rialto Real Estate Fund IV – Debt, LP, the Retaining Sponsor and a mortgage loan seller, (ii) RREF IV-D UBSCM 2019-C18 MOA, LLC, the entity that is expected to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest, (iii) RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC, the entity expected to be the holder of the “eligible horizontal residual interest” and the initial Controlling Class Certificateholder and be appointed as the initial Directing Certificateholder, (iv) RREF IV-D UBSCM 2019-C18, LLC, the entity that is expected to purchase the Class G certificates and may purchase certain other classes of certificates, including the Class X-F, Class X-G and Class F certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date and (v) Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. In addition, RCA is expected to be appointed as the initial special servicer under the CSAIL 2019 PSA which is expected to govern the servicing and administration of the Crimson Retail Portfolio Whole Loan and is an affiliate of the entities that are the controlling class certificateholder, initial directing certificateholder, retaining sponsor and initial risk retention consultation party under the CSAIL 2019-C18 Pooling and Servicing Agreement. RCA is expected to act as the Special Servicer and it or an affiliate assisted RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Situs Holdings, LLC, which is the initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio Whole Loan, or an affiliate, assisted UBS AG with its due diligence and underwriting of certain of the Mortgage Loans and also provided support services to the sponsors in the preparation of this preliminary prospectus.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application of earnout reserve funds, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation (including full repayment of the loan without yield maintenance following partial casualty and the lender’s application of available proceeds to the debt). In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Serviced Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (e.g., due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, provisions relating to the application of earnout reserve funds, amortization terms that require balloon payments and incentives for a borrower to repay an ARD Loan by its Anticipated Repayment Date), the exercise of a purchase option by the holder of a Subordinate Companion Loan or mezzanine loan, the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment (or, with respect to a Serviced AB Whole Loan, allocation of principal payments to the related Mortgage Loan) each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans (or, with respect to a Serviced AB Whole Loan, principal payments are allocated to the related Mortgage Loan) are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans (or, with respect to a Serviced AB Whole Loan, allocation of principal payments to the related Mortgage Loan) will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay (or, with respect to a Serviced AB Whole

Loan, principal payments will be allocated to the related Mortgage Loan) at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2020; and

●	the Offered Certificates are settled with investors on December 20, 2019.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	85%	85%	85%	85%	85%
December 2021	70%	70%	70%	70%	70%
December 2022	48%	48%	48%	48%	48%
December 2023	25%	25%	25%	25%	25%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.81	2.79	2.78	2.78	2.78

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.88	4.87	4.85	4.81	4.56

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	78%	78%	78%	78%	78%
December 2026	55%	55%	55%	55%	55%
December 2027	31%	31%	31%	31%	31%
December 2028	6%	6%	6%	6%	6%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.21	7.21	7.21	7.21	7.21

Percent of the Maximum Initial Certificate Balance ($386,618,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	99%	98%	92%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.87	9.84	9.80	9.74	9.51

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($25,000,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	95%	87%	76%	0%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.24	9.21	9.18	9.14	8.90

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($361,618,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	99%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.88	9.84	9.78	9.56

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($211,618,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.95	9.94	9.89	9.65

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.99	9.74

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.99	9.74

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.99	9.74

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2019 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to a Serviced AB Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code. Accordingly, the Class Z certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . .. . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nineteen (19) Mortgaged Properties (collectively, 20.7%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Acts” (the “Tax Cuts and Jobs Act”), Regular Interestholders may be required to accrue amounts of OID, Yield Maintenance Charges, Prepayment Premiums and other amounts (but not market discount) no later than the year they include such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to OID timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated

redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity or anticipated repayment date of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of interest-only Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that “partnership representative’s” actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a “partnership representative’s” actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of

Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class Z certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5% (the sum of any column of the below table may not equal the indicated total due to rounding).

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
UBS Securities LLC	$	$	$	$
Wells Fargo Securities, LLC
SG Americas Securities, LLC
Cantor Fitzgerald & Co.
Natixis Securities Americas LLC
Academy Securities, Inc.
Bancroft Capital, LLC
Brean Capital, LLC
Drexel Hamilton, LLC
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
UBS Securities LLC	$	$	$	$
Wells Fargo Securities, LLC
SG Americas Securities, LLC
Cantor Fitzgerald & Co.
Natixis Securities Americas LLC
Academy Securities, Inc.
Bancroft Capital, LLC
Brean Capital, LLC
Drexel Hamilton, LLC
Total	$	$	$	$

Underwriter	Class B	Class C
UBS Securities LLC	$	$
Wells Fargo Securities, LLC
SG Americas Securities, LLC
Cantor Fitzgerald & Co.
Natixis Securities Americas LLC
Academy Securities, Inc.
Bancroft Capital, LLC
Brean Capital, LLC
Drexel Hamilton, LLC
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately         % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2019, before deducting expenses payable by the depositor (estimated at $          , excluding underwriting discounts and commissions). The underwriters may affect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS Commercial Mortgage Securitization Corp., which is the depositor, and UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the 225 Bush Pari Passu Companion Loans, the Wyndham National Hotel Portfolio Pari Passu Companion Loans and the DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans and Subordinate Companion Loan. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the custodian and the holder of the Chroma Apartments Pari Passu Companion Loan, the 4041 Central Pari Passu Companion Loan and one or more of the Century Plaza Towers Companion Loans. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor, an originator and a mortgage loan seller. Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of CCRE Lending, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the 3 Columbus Circle Pari Passu Companion Loans and the Airport Square Pari Passu Companion Loan. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, which is a sponsor, an originator, a mortgage loan seller and the holder of the 7105 - 7115 37th Avenue Subordinate Companion Loan.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to one or more affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, one or more affiliates of Wells Fargo Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, one or more affiliates of SG Americas Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, one or more affiliates of Cantor Fitzgerald & Co., which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, and one or more affiliates of Natixis Securities Americas LLC, which is one of the underwriters and a co-manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of UBS Securities LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by UBS AG, New York Branch;

(2)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(3)	the payment by the depositor to CCRE Lending, an affiliate of Cantor Fitzgerald & Co., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by CCRE Lending;

(4)	the payment by the depositor to Natixis Real Estate Capital LLC, an affiliate of Natixis Securities Americas LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Natixis Real Estate Capital LLC; and

(5)	the payment by the depositor to Societe Generale Financial Corporation, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Societe Generale Financial Corporation.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of UBS Securities LLC, Wells Fargo Securities, LLC, SG Americas Securities, LLC, Cantor Fitzgerald & Co. and Natixis Securities Americas LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of

FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1285 Avenue of the Americas, New York, New York 10019, Attention: President, or by telephone at (212) 713-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227784) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable.

Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of UBS Securities LLC, Prohibited Transaction Exemption (“PTE”) 91-22, 56 Fed. Reg. 15933 (April 18, 1991), as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by UBS Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

In addition, prospective investors in the Offered Certificates should note that equity interests in the borrowers with respect to certain Mortgage Loans may be directly or indirectly owned by one or more governmental plans.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or Excess Interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (ii) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor, the loan sellers or affiliates thereof had initial discussions with and submitted certain materials to five (5) NRSROs. Based on final feedback from those five (5) NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two (2) NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any other NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	434
1986 Act	617
1996 Act	594
2
2013 Agreement	212
2015 Agreement	212
2015 Budget Act	626
225 Bush Control Appraisal Period	277
225 Bush Controlling Noteholder	276
225 Bush Defaulted Note Purchase Date	279
225 Bush Intercreditor Agreement	270
225 Bush Lead Securitization	278
225 Bush Major Decision	279
225 Bush Mortgage Loan	270
225 Bush Mortgaged Property	270
225 Bush Non-Controlling Note A Holder	278
225 Bush Non-Lead Securitization	278
225 Bush Note A Holders	270
225 Bush Note A Percentage Interest	275
225 Bush Note A Rate	275
225 Bush Note A Relative Spread	275
225 Bush Note A Subordinate Class Representative	278
225 Bush Note A-1	270
225 Bush Note A-1 Holder	275
225 Bush Note A-2	270
225 Bush Note A-2 Holder	275
225 Bush Note A-3	270
225 Bush Note A-3 Holder	275
225 Bush Note A-4	270
225 Bush Note A-4 Holder	275
225 Bush Note A-5	270
225 Bush Note A-5 Holder	275
225 Bush Note A-6	270
225 Bush Note A-6 Holder	275
225 Bush Noteholder	278
225 Bush Noteholders	270
225 Bush Purchase Notice	279
225 Bush Senior Mortgage Loan	270
225 Bush Senior Notes	270
225 Bush Senior Pari Passu Companion Loans	270
225 Bush Sequential Pay Event	275
225 Bush Subordinate Companion Loan	270
225 Bush Subordinate Companion Loan Holder	272
225 Bush Subordinate Companion Loan Percentage Interest	275
225 Bush Subordinate Companion Loan Rate	275
225 Bush Subordinate Companion Loan Relative Spread	275
225 Bush Whole Loan	270
225 Bush Workout	272
3
3 Columbus Circle Control Appraisal Period	281
3 Columbus Circle Controlling Noteholder	286
3 Columbus Circle Intercreditor Agreement	281
3 Columbus Circle Major Decision	288
3 Columbus Circle Mortgage Loan	281
3 Columbus Circle Mortgaged Property	281
3 Columbus Circle Noteholders	281
3 Columbus Circle Pari Passu Companion Loans	281
3 Columbus Circle Subordinate Companion Loan	281
3 Columbus Circle Whole Loan	281
30/360 Basis	473
4
401(c) Regulations	638
7
7105-7115 37th Avenue Control Appraisal Period	264
7105-7115 37th Avenue Directing Holder	264
7105-7115 37th Avenue Intercreditor Agreement	260
7105-7115 37th Avenue Major Decisions	265

7105-7115 37th Avenue Mortgage Loan	259
7105-7115 37th Avenue Noteholders	260
7105-7115 37th Avenue Subordinate Companion Loan	260
7105-7115 37th Avenue Subordinate Companion Loan Threshold Event Collateral	266
7105-7115 37th Avenue Whole Loan	260
A
AB Modified Loan	486
AB Whole Loan	234
Accelerated Mezzanine Loan Lender	426
Acceptable Insurance Default	490
Acting General Counsel’s Letter	162
Actual/360 Basis	216
Actual/360 Loans	461
ADA	597
Additional Exclusions	489
Administrative Cost Rate	408
ADR	166
Advances	456
Affirmative Asset Review Vote	539
ALTA	362
Annual Debt Service	166
Anticipated Repayment Date	216
Appraisal Reduction Amount	482
Appraisal Reduction Event	481
Appraised Value	166
Appraised-Out Class	487
ARD	216
ARD Loans	216
ASR Consultation Process	509
Assessment of Compliance	574
Asset Representations Reviewer Asset Review Fee	480
Asset Representations Reviewer Fee	480
Asset Representations Reviewer Fee Rate	480
Asset Representations Reviewer Termination Event	544
Asset Representations Reviewer Upfront Fee	480
Asset Review	541
Asset Review Notice	539
Asset Review Quorum	539
Asset Review Report	542
Asset Review Report Summary	542
Asset Review Standard	541
Asset Review Trigger	538
Asset Review Vote Election	539
Asset Status Report	505
Assumed Certificate Coupon	391
Assumed Final Distribution Date	418
Assumed Scheduled Payment	410
ASTM	191
Attestation Report	574
Available Funds	401
B
B14 Master Servicer	270
B14 Special Servicer	270
B14 Trustee	270
Balloon Balance	167
Balloon or ARD Payment	170
Bankruptcy Code	588
Base Interest Fraction	416
Beds	176
Benchmark 2019-B10 Asset Representations Reviewer	282
Benchmark 2019-B10 Certificate Administrator	282
Benchmark 2019-B10 Consultation Termination Event	288
Benchmark 2019-B10 Control Termination Event	288
Benchmark 2019-B10 Non-Controlling Note Holder	287
Benchmark 2019-B10 Operating Advisor	282
Benchmark 2019-B10 Servicer	282
Benchmark 2019-B10 Special Servicer	282
Benchmark 2019-B10 Trustee	282
BIDA	213
BMARK 2019-B10 PSA	234
BMARK 2019-B14 PSA	234
Bond Lease	211
Borrower Guarantors	213
Borrower Party	426
Borrower Party Affiliate	426
Breach Notice	446
C
C(WUMP)O	23
Cash Flow Analysis	167
CCRE Data Tape	341
CCRE Deal Team	340

CCRE Lending	339
CCRE Mortgage Loans	339
Century Plaza Towers Companion Loans	299
Century Plaza Towers Conversion and Transfer	223
Century Plaza Towers Cure Event	307
Century Plaza Towers Cure Payment	307
Century Plaza Towers Directing Certificateholder	306
Century Plaza Towers Intercreditor Agreement	299
Century Plaza Towers Mortgage Loan	298
Century Plaza Towers Non-Standalone Pari Passu Companion Loans	298
Century Plaza Towers Noteholders	299
Century Plaza Towers Notice of Foreclosure/DIL	308
Century Plaza Towers Pari Passu Companion Loans	298
Century Plaza Towers Repurchase Election Notice	308
Century Plaza Towers Repurchase Option Notice	308
Century Plaza Towers Servicer	299
Century Plaza Towers Special Servicer	299
Century Plaza Towers Standalone Companion Loans	298
Century Plaza Towers Standalone Pari Passu Companion Loans	298
Century Plaza Towers Subordinate Companion Loans	298
Century Plaza Towers Triggering Event of Default	300
Century Plaza Towers Trustee	299
Century Plaza Towers Whole Loan	299
CERCLA	594
Certificate Administrator/Trustee Fee	478
Certificate Administrator/Trustee Fee Rate	478
Certificate Balance	400
Certificate Owners	437
Certificateholder	427
Certificateholder Quorum	549
Certificateholder Repurchase Request	560
Certifying Certificateholder	439
CF 2019-CF3 PSA	234
City	196, 208, 211
Class A Certificates	399
Class A-SB Planned Principal Balance	411
Class X Certificates	399
Clearstream	435
Clearstream Participants	438
Closing Date	165, 309
CMBS	69, 340
Code	614
Collateral Deficiency Amount	486
Collection Account	460
Collection Period	402
Collective Bargaining Cash Sweep Trigger Event	217
Communication Request	439
Companion Distribution Account	460
Companion Holder	234
Companion Holders	234
Companion Loan Rating Agency	234
Companion Loans	164
Compensating Interest Payment	419
Constant Prepayment Rate	606
Constraining Level	390
Consultation Termination Event	524
Control Appraisal Period	234
Control Eligible Certificates	517
Control Note	235
Control Termination Event	524
Controlling Class	517
Controlling Class Certificateholder	517
Controlling Companion Loan	235
Controlling Holder	235
Conversion Prepayment Amount	223
Conversion Space	223
Corrected Loan	505
County	196
County Bonds	211
CPP	606
CPR	606
CPTS 2019-CPT Securitization	299
CPTS 2019-CPT TSA	235
CPY	606
CRE Loans	327
CREC	192
Credit Risk Retention Rules	384
CREFC®	423
CREFC® Intellectual Property Royalty License Fee	480
CREFC® Intellectual Property Royalty License Fee Rate	481
CREFC® Reports	423
Cross-Over Date	406

CSAIL 2019-C18 PSA	235
Cumulative Appraisal Reduction Amount	485, 486
Cure/Contest Period	542
Cut-off Date	164
Cut-off Date Balance	168
Cut-off Date Loan-to-Value Ratio	168
Cut-off Date LTV Ratio	168
D
Debt Service Coverage Ratio	169
DEF(#)	171
DEF/@(#)	171
DEF/YM(#)	172
DEF/YM@(#)	172
Defaulted Loan	513
Defeasance Deposit	221
Defeasance Loans	221
Defeasance Lock-Out Period	221
Defeasance Option	221
Definitive Certificate	435
Delegated Directive	20
Delinquent Loan	539
Depositories	436
Determination Date	400
Diligence File	443
Directing Certificateholder	516
Directing Holder Approval Process	508
Disclosable Special Servicer Fees	478
Discount Rate	417
Discount Yield	389
Dispute Resolution Consultation	562
Dispute Resolution Cut-off Date	562
Distribution Accounts	461
Distribution Date	400
Distribution Date Statement	423
Dodd-Frank Act	142
DOL	635
DoubleTree New York Times Square West Leased Fee Co-Lender Agreement	246
DoubleTree New York Times Square West Leased Fee Control Appraisal Period	252
DoubleTree New York Times Square West Leased Fee Controlling Subordinate Companion Noteholder	247
DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan	245
DoubleTree New York Times Square West Leased Fee Lead Pari Passu Companion Loan Securitization Date	246
DoubleTree New York Times Square West Leased Fee Major Decision	254
DoubleTree New York Times Square West Leased Fee Mortgage Loan	245
DoubleTree New York Times Square West Leased Fee Mortgaged Property	245
DoubleTree New York Times Square West Leased Fee Non-Directing Holder	253
DoubleTree New York Times Square West Leased Fee Non-Lead Pari Passu Companion Loan	246
DoubleTree New York Times Square West Leased Fee Noteholders	246
DoubleTree New York Times Square West Leased Fee Pari Passu Companion Loans	246
DoubleTree New York Times Square West Leased Fee Pari Passu Companion Noteholders	247
DoubleTree New York Times Square West Leased Fee Pooling and Servicing Agreement	246
DoubleTree New York Times Square West Leased Fee PSA	235
DoubleTree New York Times Square West Leased Fee Senior Loan	246
DoubleTree New York Times Square West Leased Fee Sequential Pay Event	248
DoubleTree New York Times Square West Leased Fee Subordinate Companion Loan	246
DoubleTree New York Times Square West Leased Fee Subordinate Companion Noteholder	247
DoubleTree New York Times Square West Leased Fee Threshold Event Collateral	253
DoubleTree New York Times Square West Leased Fee Whole Loan	246

DoubleTree New York Times Square West Leased Fee Whole Loan Directing Holder	252
DSCR	169
DTC	435
DTC Participants	436
DTC Rules	437
Due Date	215, 403
E
EDGAR	633
EEA	20
Effective Gross Income	167
Eligible Asset Representations Reviewer	543
Eligible Operating Advisor	532
Enforcing Party	560
Enforcing Servicer	560
Equity Pledge	217
ERP	193
Escrow/Reserve Mitigating Circumstances	338
EU Institutional Investors	144
EU Risk Retention and Due Diligence Requirements	143
EU Securitization Regulation	21, 144
Euroclear	435
Euroclear Operator	438
Euroclear Participants	438
Exception Schedules	398
Excess Interest	216
Excess Interest Distribution Account	461
Excess Modification Fee Amount	474
Excess Modification Fees	472
Excess Prepayment Interest Shortfall	420
Exchange Act	309
Excluded Controlling Class Holder	425
Excluded Controlling Class Loan	426
Excluded Information	426
Excluded Plan	637
Excluded Special Servicer	549
Excluded Special Servicer Loan	549
Exemption	635
Exemption Rating Agency	635
F
FATCA	627
FDIA	161
FDIC	161

FIEL	25
Final Asset Status Report	508
Final Dispute Resolution Election Notice	563
Financial Promotion Order	21
FINRA	632
FIRREA	162
Fitch	572
FPO Persons	21
FSMA	21
Fund	228
Funds	330, 375
G
GAAP	384
Gain-on-Sale Entitlement Amount	403
Gain-on-Sale Remittance Amount	403
Gain-on-Sale Reserve Account	461
Garn Act	596
GLA	169
Government Securities	218
Grantor Trust	400, 615
H
HRR Certificates	385
HSTP ACT	80
I
ICIP	212
ILPT Industrial Portfolio Control Appraisal Event	296
ILPT Industrial Portfolio Controlling Holder	296
ILPT Industrial Portfolio Intercreditor Agreement	290
ILPT Industrial Portfolio Lead Note A Holder	291
ILPT Industrial Portfolio Major Decisions	295
ILPT Industrial Portfolio Mortgage Loan	290
ILPT Industrial Portfolio Non-Lead Senior Note Holder	295
ILPT Industrial Portfolio Note B-1-A	290
ILPT Industrial Portfolio Pari Passu Companion Loans	290
ILPT Industrial Portfolio Senior Notes	290
ILPT Industrial Portfolio Subordinate Companion Loans	290

ILPT Industrial Portfolio Threshold Event Collateral	296
ILPT Industrial Portfolio Triggering Event of Default	294
ILPT Industrial Portfolio Whole Loan	289
Income Tax Regulations	614
Indirect Participants	436
Initial Delivery Date	505
Initial Pool Balance	164
Initial Rate	216
Initial Requesting Certificateholder	560
Initial Subordinate Companion Loan Holder	517
In-Place Cash Management	169
Institutional Investor	24
Insurance and Condemnation Proceeds	460
Intercreditor Agreement	234
Interest Accrual Amount	409
Interest Accrual Period	409
Interest Distribution Amount	409
Interest Reserve Account	461
Interest Shortfall	409
Interested Person	514
Interest-Only Expected Price	393
Interpolated Yield	389, 392
Investor Certification	427
J
Japanese Retention Requirement	25
JFSA	25
JPM	207
JPMCB	206
JRR Rule	25
K
KBRA	572
L
Lead Note A	290
Leasehold Lender	247
Leasehold Lender Intercreditor Agreement	247
Lennar	330, 375
Liquidation Fee	475
Liquidation Fee Rate	475
Liquidation Proceeds	460
LO(#)	171
Loan Per Unit	169
Loan-Specific Directing Certificateholder	517
LOC Obligations	217
Lock-out Period	218
Loss of Value Payment	447
Lower-Tier Regular Interests	615
Lower-Tier REMIC	400, 615
LTV	343
LTV Ratio	168
LTV Ratio at Maturity or Anticipated Repayment Date	170
LTV Ratio at Maturity or ARD	170
LUST	193
M
MAI	449
Major Decision	518
Major Decision Reporting Package	521
Marriott	207
MAS	23
Master Servicer	370
Master Servicer Decision	492
Material Defect	446
Maturity Date Balloon or ARD Payment	170
MiFID II	20, 21
Minimum Service Payments	211
MLPA	440
MOA	386
Modification Fees	472
Moody’s	572
Morningstar	372
Mortgage	165
Mortgage File	441
Mortgage Loans	164
Mortgage Note	165
Mortgage Pool	164
Mortgage Rate	408
Mortgaged Property	165
MSC 2019-L3 Certificate Administrator	290
MSC 2019-L3 Master Servicer	290
MSC 2019-L3 PSA	235
MSC 2019-L3 Special Servicer	290
MSC 2019-L3 Trustee	290
N
Natixis	349
Net Mortgage Rate	408
Net Operating Income	170
NFA	632

NFIP	103
NI 33-105	26
NOI Date	170
Non-Control Note	235
Non-Controlling Holder	235
Nonrecoverable Advance	457
Non-Serviced AB Whole Loan	235
Non-Serviced Certificate Administrator	235
Non-Serviced Companion Loan	236
Non-Serviced Custodian	236
Non-Serviced Directing Certificateholder	236
Non-Serviced Master Servicer	236
Non-Serviced Mortgage Loan	236
Non-Serviced Pari Passu Companion Loan	236
Non-Serviced Pari Passu Mortgage Loan	236
Non-Serviced Pari Passu Whole Loan	236
Non-Serviced PSA	236
Non-Serviced Securitization Trust	236
Non-Serviced Special Servicer	236
Non-Serviced Subordinate Companion Loan	236
Non-Serviced Trustee	236
Non-Serviced Whole Loan	236
Non-U.S. Person	627
Notional Amount	400
NRA	170
NREC	349
NREC Data Tape	351
NREC Deal Team	350
NREC Mortgage Loans	350
NRSRO	425
NRSRO Certification	428
NXS2 Special Servicer	329
NYC OER	192
O
O(#)	171
OCC	319
Occupancy As Of Date	171
Occupancy Rate	170
Offered Certificates	399
OID Regulations	618
OLA	162
Operating Advisor Annual Report	530
Operating Advisor Consultation Event	397
Operating Advisor Consulting Fee	479
Operating Advisor Expenses	479
Operating Advisor Fee	479
Operating Advisor Fee Rate	479
Operating Advisor Standard	530
Operating Advisor Termination Event	534
Other Master Servicer	237
Other PSA	237
Other Special Servicer	237
P
P&I Advance	455
P&I Advance Date	455
PACE	120
Pads	176
Par Purchase Price	512
Pari Passu Companion Loans	164
Pari Passu Mortgage Loan	237
Park Bridge Financial	382
Park Bridge Lender Services	382
Participants	435
Parties in Interest	634
partnership representatives	626
Pass-Through Rate	407
Patriot Act	598
PCIS Persons	22
PCR	362
PDDO Agreement	213
Percentage Interest	401
Performance Agreement	211
Periodic Payments	402
Permitted Investments	401, 462
Permitted Special Servicer/Affiliate Fees	478
Phase I ESA	192
PIPs	194
PL	323
Plans	634
PML	323, 346
PRC	22
Predecessor Entity	211
Preliminary Dispute Resolution Election Notice	562
Prepayment Assumption	620
Prepayment Interest Excess	419
Prepayment Interest Shortfall	419
Prepayment Premium	223, 417
Prepayment Provisions	171
PRIIPS Regulation	20
Prime Rate	460
Principal Balance Certificates	399
Principal Distribution Amount	409

Principal Shortfall	411
Privileged Information	533
Privileged Information Exception	534
Privileged Person	425
Professional Investors	23
Prohibited Prepayment	419
Promotion of Collective Investment Schemes Exemptions Order	22
Proposed Course of Action	561
Proposed Course of Action Notice	561
Prospectus	23
Prospectus Regulation	20, 21
PSA	398
PSA Party Repurchase Request	561
PTCE	638
PTE	635
Purchase Price	448
Q
Qualification Criteria	327, 365
Qualified Investor	20
Qualified Replacement Special Servicer	550
Qualified Substitute Mortgage Loan	448
Qualifying CRE Loan Percentage	386
R
RAC No-Response Scenario	571
Rated Final Distribution Date	418
Rating Agencies	572
Rating Agency Confirmation	572
RCA	330
RCM	330, 375
REA	85
Realized Loss	421
REC	192
Record Date	401
Recycled-SPE Guaranteed Obligations	217
Registration Statement	633
Regular Certificates	399
Regular Interestholder	618
Regular Interests	615
Regulation AB	574
Reimbursement Rate	460
Related Proceeds	458
Release Date	221
Relevant Investor	24
Relevant Persons	22
Relief Act	597
Remaining Term to Maturity or ARD	172
REMIC	615
REO Account	462
REO Loan	412
REO Property	505
Repurchase Request	561
Requesting Certificateholder	562
Requesting Holders	487
Requesting Investor	439
Requesting Party	571
Required Credit Risk Retention Percentage	386
Requirements	598
Residual Certificates	399
Resolution Failure	561
Resolved	561
Restricted Group	635
Restricted Party	534
Retaining Parties	384
Retaining Sponsor	384
Review Materials	540
Revised Rate	216
RevPAR	172
Rialto	375
Risk Retention Consultation Party	546
RMBS	369
ROFO	205
ROFR	205
Rooms	176
Routine Disbursements	494
RREF	330
RREF Data Tape	332
RREF Deal Team	332
RREF Mortgage Loans	331
RREF Qualification Criteria	334
Rule 15Ga-1 Reporting Period	327
Rule 17g-5	428
S
S&P	372
Scheduled Certificate Interest Payments	392
Scheduled Certificate Principal Payments	386
Scheduled Principal Distribution Amount	410
SEC	309
Securities Act	574
Securitization Accounts	398, 462
SEL	323, 346

Senior Certificates	399
Sequential Pay Event	261, 282
Series Borrower	233
Serviced AB Whole Loan	237
Serviced Companion Loan	237
Serviced Companion Loan Securities	555
Serviced Mortgage Loan	237
Serviced Pari Passu Companion Loan	237
Serviced Pari Passu Companion Loan Securities	553
Serviced Pari Passu Mortgage Loan	237
Serviced Pari Passu Whole Loan	237
Serviced Whole Loan	237
Servicer Termination Event	552
Servicing Advances	456
Servicing Fee	470
Servicing Fee Rate	470
Servicing Shift Mortgage Loan	237
Servicing Shift PSA	237
Servicing Shift Securitization Date	237
Servicing Shift Whole Loan	237
Servicing Standard	454
SF	172
SFA	23
SFO	23
SGFC Entities	358
SGNY	358
Shoppes at Parma Excess TIF Revenues	213
Shoppes at Parma Increased Taxes	213
Shoppes at Parma PSA	238
Shoppes at Parma Release Parcel	224
Shoppes at Parma TIF Bonds	214
Shoppes at Parma TIF Mortgage	214
Similar Law	634
SIPC	632
Situs	380
Situs Holdings	379
SKF	211
SMMEA	638
Société Générale	358
Societe Generale Financial Corporation	358
Societe Generale Financial Corporation Data Tape	364
Societe Generale Financial Corporation Deal Team	363
Societe Generale Mortgage Loans	359
Sound Mark	228
Special Servicer	375
Special Servicer Decision	497
Special Servicing Fee	473
Special Servicing Fee Rate	473
Specially Serviced Loans	502
Sq. Ft.	172
Square Feet	172
Startup Day	615
Stated Principal Balance	411
Stone Point	330, 375, 379
Structured Product	23
Structuring Assumptions	607
Subject Loan	480
Subordinate Certificates	399
Subordinate Companion Loan	238
Subordinate Companion Loans	164
Subsequent Asset Status Report	505
Subsequent Third Party Purchaser	385
Sub-Servicing Agreement	454
Swap-Priced Expected Price	391
Swap-Priced Principal Balance Certificates	386
T
T-12	172
Target Price	390
Tax Cuts and Jobs Act	618
Term to Maturity	172
Terms and Conditions	438
Tests	541
Threshold Event Collateral	282
TIF	213
TIF Commencement	211
Title V	596
TORO Expansion Premises	202
Total Operating Expenses	167
TRIPRA	104
Trust	367
Trust REMICs	400, 615
TTM	172
U
U.S. Person	627
U/W DSCR	169
U/W Expenses	172
U/W NCF	172
U/W NCF Debt Yield	175
U/W NCF DSCR	169, 175
U/W NOI	175
U/W NOI Debt Yield	176
U/W NOI DSCR	176

U/W Revenues	176
UBS AG, New York Branch	310
UBS AG, New York Branch Data Tape	311
UBS AG, New York Branch Deal Team	311
UBS AG, New York Branch Mortgage Loans	311
UBS Qualification Criteria	313
UBSRES	310
UCC	582
Underwriter Entities	129
Underwriting Agreement	630
Underwritten Debt Service Coverage Ratio	169
Underwritten Expenses	172
Underwritten NCF	172
Underwritten NCF Debt Yield	175
Underwritten Net Cash Flow	172
Underwritten Net Cash Flow Debt Service Coverage Ratio	175
Underwritten Net Operating Income	175
Underwritten Net Operating Income Debt Service Coverage Ratio	176
Underwritten NOI	175
Underwritten NOI Debt Yield	176
Underwritten Revenues	176
Units	176
Unscheduled Principal Distribution Amount	410
Unsolicited Information	541
Upper-Tier REMIC	400, 615
UST	192
V
Vanguard Portfolio Mortgaged Property	259
Volcker Rule	142
Voting Rights	435
VRR Interest	384, 385
Vukota Payment Guaranty	217
W
WAC Rate	408
Wachovia Bank	319
WDNR	193
Weighted Average Mortgage Rate	176
Weighted Averages	177
Wells Fargo Bank	319, 368
Wells Fargo Bank Data Tape	326
Wells Fargo Bank Deal Team	325
Wells Fargo Bank Mortgage Loans	322
WFCM 2019-C54 PSA	238
Whole Loan	164
Withheld Amounts	461
Workout Fee	474
Workout Fee Rate	474
Workout-Delayed Reimbursement Amount	459
WTNA	367
Wyndham	184
Y
Yield Maintenance Charge	417
Yield-Priced Certificates	386
Yield-Priced Expected Price	394
YM(#)	171
YM@(#)	172

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Originator	Mortgage Loan Seller(1)	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type(7)(22)
1	Loan	225 Bush	Deutsche Bank AG, New York Branch	UBS AG	No	225 Bush Street	San Francisco	San Francisco	CA	94104	Office
2	Loan	Chroma Apartments	Wells Fargo Bank, National Association	WFB	No	4001-4041 Chouteau Avenue	St. Louis	St Louis	MO	63110	Multifamily
3	Loan	Wyndham National Hotel Portfolio	UBS AG	UBS AG	No	Various	Various	Various	Various	Various	Hospitality
3.01	Property	Travelodge - 2307 Wyoming Avenue	UBS AG	UBS AG	No	2307 Wyoming Avenue	Gillette	Campbell	WY	82718	Hospitality
3.02	Property	Travelodge - 2111 Camino Del Llano	UBS AG	UBS AG	No	2111 Camino Del Llano	Belen	Valencia	NM	87002	Hospitality
3.03	Property	Travelodge - 1170 W Flaming Gorge Way	UBS AG	UBS AG	No	1170 West Flaming Gorge Way	Green River	Sweetwater	WY	82935	Hospitality
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive	UBS AG	UBS AG	No	1731 South Sunridge Drive	Yuma	Yuma	AZ	85365	Hospitality
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive	UBS AG	UBS AG	No	451 Halligan Drive	North Platte	Lincoln	NE	69101	Hospitality
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60	UBS AG	UBS AG	No	1608 West Business Highway 60	Dexter	Stoddard	MO	63841	Hospitality
3.07	Property	Travelodge - 1127 Pony Express Highway	UBS AG	UBS AG	No	1127 Pony Express Highway	Marysville	Marshall	KS	66508	Hospitality
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street	UBS AG	UBS AG	No	1130B East 16th Street	Wellington	Sumner	KS	67152	Hospitality
3.09	Property	Travelodge - 2680 Airport Road	UBS AG	UBS AG	No	2680 Airport Road	Santa Teresa	Dona Ana	NM	88008	Hospitality
3.10	Property	Super 8 - 720 Royal Parkway	UBS AG	UBS AG	No	720 Royal Parkway	Nashville	Davidson	TN	37214	Hospitality
3.11	Property	Baymont Inn & Suites - 1051 North Market Street	UBS AG	UBS AG	No	1051 North Market Street	Hearne	Robertson	TX	77859	Hospitality
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway	UBS AG	UBS AG	No	2700 North Diers Parkway	Fremont	Dodge	NE	68025	Hospitality
3.13	Property	Baymont Inn & Suites - 95 Spruce Road	UBS AG	UBS AG	No	95 Spruce Road	Elko	Elko	NV	89801	Hospitality
3.14	Property	Super 8 - 2545 Cornhusker Highway	UBS AG	UBS AG	No	2545 Cornhusker Highway	Lincoln	Lancaster	NE	68521	Hospitality
3.15	Property	Travelodge - 1110 SE 4th Street	UBS AG	UBS AG	No	1110 Southeast 4th Street	Hermiston	Umatilla	OR	97838	Hospitality
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court	UBS AG	UBS AG	No	2300 Valley West Court	Clinton	Clinton	IA	52732	Hospitality
3.17	Property	Travelodge - 800 W Laramie Street	UBS AG	UBS AG	No	800 West Laramie Street	Guernsey	Platte	WY	82214	Hospitality
3.18	Property	Travelodge - 22 North Frontage Road	UBS AG	UBS AG	No	22 North Frontage Road	Pecos	Reeves	TX	79772	Hospitality
3.19	Property	Travelodge - 123 Westvaco Road	UBS AG	UBS AG	No	123 Westvaco Road	Low Moor	Alleghany	VA	24457	Hospitality
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue	UBS AG	UBS AG	No	2006 North Merill Avenue	Glendive	Dawson	MT	59330	Hospitality
3.21	Property	Travelodge - 1710 Jefferson Street	UBS AG	UBS AG	No	1710 Jefferson Street	Jefferson	Cole	MO	65109	Hospitality
3.22	Property	Travelodge - 1625 Stillwater Avenue	UBS AG	UBS AG	No	1625 Stillwater Avenue	Cheyenne	Laramie	WY	82009	Hospitality
3.23	Property	Travelodge - 8233 Airline Highway	UBS AG	UBS AG	No	8233 Airline Highway	Livonia	Pointe Coupee Parish	LA	70755	Hospitality
3.24	Property	Baymont Inn & Suites - 6390 US-93	UBS AG	UBS AG	No	6390 US-93	Whitefish	Flathead	MT	59937	Hospitality
3.25	Property	Travelodge - 707 East Webster Street	UBS AG	UBS AG	No	707 East Webster Street	Morrill	Scotts Bluff	NE	69358	Hospitality
3.26	Property	Travelodge - 777 West Hwy 21	UBS AG	UBS AG	No	777 West Highway 21	Milford	Beaver	UT	84751	Hospitality
3.27	Property	Travelodge - 3522 North Highway 59	UBS AG	UBS AG	No	3522 North Highway 59 Douglas	Douglas	Converse	WY	82633	Hospitality
3.28	Property	Travelodge - 108 6th Avenue	UBS AG	UBS AG	No	108 6th Avenue	Edgemont	Fall River	SD	57735	Hospitality
3.29	Property	Travelodge - 2200 E South Avenue	UBS AG	UBS AG	No	2200 East South Avenue	McAlester	Pittsburg	OK	74501	Hospitality
3.30	Property	Travelodge - 128 South Willow Road	UBS AG	UBS AG	No	128 South Willow Road	Missouri Valley	Harrison	IA	51555	Hospitality
3.31	Property	Travelodge - 1005 Highway 285	UBS AG	UBS AG	No	1005 Highway 285	Vaughn	Guadalupe	NM	88353	Hospitality
3.32	Property	Days Inn - 3431 14th Avenue	UBS AG	UBS AG	No	3431 14th Avenue	Fargo	Cass	ND	58103	Hospitality
3.33	Property	Travelodge - 2505 US 69	UBS AG	UBS AG	No	2505 US 69	Fort Scott	Bourbon	KS	66701	Hospitality
3.34	Property	Baymont Inn & Suites - 3475 Union Road	UBS AG	UBS AG	No	3475 Union Road	Buffalo	Erie	NY	14225	Hospitality
3.35	Property	Travelodge - 1706 North Park Drive	UBS AG	UBS AG	No	1706 North Park Drive	Winslow	Navajo	AZ	86047	Hospitality
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street	UBS AG	UBS AG	No	2005 East Daley Street	Rawlins	Carbon	WY	82301	Hospitality
3.37	Property	Travelodge - 1177 E 16th Street	UBS AG	UBS AG	No	1177 East 16th Street	Wellington	Sumner	KS	67152	Hospitality
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road	UBS AG	UBS AG	No	35450 Yermo Road	Yermo	San Bernardino	CA	92398	Hospitality
3.39	Property	Travelodge - 2407 East Holland Avenue	UBS AG	UBS AG	No	2407 East Holland Avenue	Alpine	Brewster	TX	79830	Hospitality
3.40	Property	Travelodge - 620 Souder Road	UBS AG	UBS AG	No	620 Souder Road	Brunswick	Frederick	MD	21712	Hospitality
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast	UBS AG	UBS AG	No	100 15th Street Southeast	Glenwood	Pope	MN	56334	Hospitality
3.42	Property	Travelodge - 109 East Commerce Street	UBS AG	UBS AG	No	109 East Commerce Street	Sharon Springs	Wallace	KS	67758	Hospitality
3.43	Property	Travelodge - 4000 Siskiyou Avenue	UBS AG	UBS AG	No	4000 Siskiyou Avenue	Dunsmuir	Siskiyou	CA	96025	Hospitality
3.44	Property	Travelodge - 98 Moffat Avenue	UBS AG	UBS AG	No	98 Moffat Avenue	Yampa	Routt	CO	80483	Hospitality
4	Loan	Phoenix Industrial Portfolio III	UBS AG	UBS AG	No	Various	Various	Various	Various	Various	Industrial
4.01	Property	Galesburg	UBS AG	UBS AG	No	1000 South Linwood	Galesburg	Knox	IL	61401	Industrial
4.02	Property	Covington	UBS AG	UBS AG	No	4000 US-51 North	Covington	Tipton	TN	38019	Industrial
4.03	Property	Grafton	UBS AG	UBS AG	No	900 North Street	Grafton	Ozaukee	WI	53024	Industrial
5	Loan	3 Columbus Circle	JPMorgan Chase Bank, National Association	Natixis	No	3 Columbus Circle	New York	New York	NY	10019	Office
6	Loan	ILPT Industrial Portfolio	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	Various	Various	Various	Various	Various	Industrial
6.01	Property	1800 Union Airpark Boulevard	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	1800 Union Airpark Boulevard	Union	Montgomery	OH	45377	Industrial
6.02	Property	4237-4255 Anson Boulevard	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	4237-4255 Anson Boulevard	Whitestown	Boone	IN	46075	Industrial
6.03	Property	5000 Commerce Way	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	5000 Commerce Way	Petersburg	Dinwiddie	VA	23803	Industrial
6.04	Property	5142 and 5148 North Hanley Road	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	5142 and 5148 North Hanley Road	St. Louis	St. Louis	MO	63134	Industrial
6.05	Property	945 Monument Drive	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	945 Monument Drive	Lebanon	Boone	IN	46052	Industrial
6.06	Property	5500 SE Delaware Ave	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	2801 Airwest Boulevard	Plainfield	Hendricks	IN	46168	Industrial
6.07	Property	2801 Airwest Boulevard	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	20 Logistics Boulevard	Walton	Boone	KY	41094	Industrial
6.08	Property	20 Logistics Boulevard	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	5500 Southeast Delaware Avenue	Ankeny	Polk	IA	50021	Industrial
6.09	Property	2150 Stanley Road	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	2150 Stanley Road	Plainfield	Hendricks	IN	46168	Industrial
6.10	Property	16101 Queens Court	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	16101 Queens Court	Upper Marlboro	Prince George’s	MD	20774	Industrial
6.11	Property	5 Logistics Drive	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	No	5 Logistics Drive	Carlisle	Cumberland	PA	17013	Industrial
7	Loan	Orfali Portfolio	UBS AG	UBS AG	No	345, 347, 349 East 60th Street and 1097, 1099, 1101, 1103 1st Avenue	New York	New York	NY	10022	Mixed Use
8	Loan	DoubleTree New York Times Square West Leased Fee	UBS AG	UBS AG	No	350 West 40th Street	New York	New York	NY	10018	Other
9	Loan	United Healthcare Office	UBS AG	UBS AG	No	2716 North Tenaya Way	Las Vegas	Clark	NV	89128	Office
10	Loan	AVR Atlanta Airport SpringHill Gateway	CCRE	CCRE	No	2091 Convention Center Concourse	Atlanta	Fulton	GA	30337	Hospitality
11	Loan	4041 Central	Wells Fargo Bank, National Association	WFB	No	4041 North Central Avenue	Phoenix	Maricopa	AZ	85012	Office
12	Loan	Century Plaza Towers	Wells Fargo Bank, National Association; Deutche Bank AG, New York Branch; Morgan Stanley Bank, N.A.	WFB	No	2029 & 2049 Century Park East	Los Angeles	Los Angeles	CA	90067	Office
13	Loan	Westmont Red Roof Inn Portfolio II	Natixis Real Estate Capital LLC	Natixis	No	Various	Various	Various	Various	Various	Hospitality
13.01	Property	Red Roof Inn St. Clairsville	Natixis Real Estate Capital LLC	Natixis	No	68301 Red Roof Lane	St. Clairsville	Belmont	OH	43950	Hospitality
13.02	Property	Red Roof PLUS+ Phoenix Airport	Natixis Real Estate Capital LLC	Natixis	No	2135 West 15th Street	Tempe	Maricopa	AZ	85281	Hospitality
13.03	Property	Red Roof PLUS+ West Springfield	Natixis Real Estate Capital LLC	Natixis	No	1254 Riverdale Street	West Springfield	Hampden	MA	1089	Hospitality
13.04	Property	Red Roof PLUS+ Chicago Naperville	Natixis Real Estate Capital LLC	Natixis	No	1698 West Diehl Road	Naperville	Du Page	IL	60563	Hospitality
14	Loan	Crimson Retail Portfolio	UBS AG	UBS AG	No	Various	Various	Various	Various	Various	Retail
14.01	Property	Little Elm	UBS AG	UBS AG	No	2700 East Eldorado Parkway	Little Elm	Denton	TX	75068	Retail
14.02	Property	South Plaza	UBS AG	UBS AG	No	1230 South Broad Street	Brooksville	Hernando	FL	34601	Retail
14.03	Property	JoAnn Fabrics	UBS AG	UBS AG	No	3055 Atlanta Highway	Athens	Clarke	GA	30606	Retail
14.04	Property	Office Depot	UBS AG	UBS AG	No	3045 Atlanta Highway	Athens	Clarke	GA	30606	Retail
15	Loan	Redwood Technology Center	UBS AG	UBS AG	No	1383 and 1385 North McDowell Avenue and 1201 Redwood Way	Petaluma	Sonoma	CA	94954	Mixed Use
16	Loan	Springhill Suites Raleigh Cary	BSPRT CMBS Finance, LLC	RREF	No	1128 Ledsome Lane	Cary	Wake	NC	27511	Hospitality
17	Loan	Muskogee Apartments Portfolio	BSPRT CMBS Finance, LLC	RREF	No	Various	Muskogee	Muskogee	OK	74403	Multifamily
17.01	Property	Country Club	BSPRT CMBS Finance, LLC	RREF	No	3711 Club Estates Drive	Muskogee	Muskogee	OK	74403	Multifamily
17.02	Property	Shady Hollow	BSPRT CMBS Finance, LLC	RREF	No	200 North Country Club Road	Muskogee	Muskogee	OK	74403	Multifamily
17.03	Property	South Point	BSPRT CMBS Finance, LLC	RREF	No	826-827 South York Street	Muskogee	Muskogee	OK	74403	Multifamily
17.04	Property	Berwick	BSPRT CMBS Finance, LLC	RREF	No	3300 East Hancock Street	Muskogee	Muskogee	OK	74403	Multifamily
17.05	Property	Village East	BSPRT CMBS Finance, LLC	RREF	No	103 North York Village Drive	Muskogee	Muskogee	OK	74403	Multifamily
18	Loan	7105 - 7115 37th Avenue	Natixis Real Estate Capital LLC	Natixis	No	71-05 and 71-15 37th Avenue	Jackson Heights	Queens	NY	11372	Multifamily
19	Loan	Carnegie Hotel	Wells Fargo Bank, National Association	WFB	No	1216 West State of Franklin Road	Johnson City	Washington	TN	37604	Hospitality
20	Loan	Pinecrest Apartments	SGFC	SGFC	No	515 Greenbriar Drive	Normal	McLean	IL	61761	Multifamily
21	Loan	Shoppes at Parma	Ladder Capital Finance LLC	RREF	No	8303 West Ridgewood Drive	Parma	Cuyahoga	OH	44129	Retail
22	Loan	The Village Apartments	UBS AG	UBS AG	No	8239 Forest Avenue	Kansas City	Jackson	MO	64131	Multifamily
23	Loan	Shelbourne Square	UBS AG	UBS AG	No	5410, 5430, 5442, 5450, 5454, 5468, 5474, 5486, 5490, 5494, 5496, 5498, 5500, 5504, 5506, 5508, 5370 Perkiomen Avenue	Reading	Berks	PA	19606	Retail
24	Loan	Mentis Portfolio	CCRE	CCRE	No	Various	Various	Various	TX	Various	Office
24.01	Property	Mentis San Antonio	CCRE	CCRE	No	18931 Hardy Oak Boulevard	San Antonio	Bexar	TX	78258	Office
24.02	Property	Mentis Round Rock	CCRE	CCRE	No	5150 North AW Grimes Boulevard	Round Rock	Williamson	TX	78665	Office
25	Loan	Aliso Viejo Plaza	CCRE	CCRE	No	26852, 26876-26888, 26952, 27032 & 27054-27072 La Paz Road	Aliso Viejo	Orange	CA	92656	Retail
26	Loan	Walmart Supercenter Douglasville	CCRE	CCRE	No	7001 Concourse Parkway	Douglasville	Douglas	GA	30134	Retail
27	Loan	Medley Portfolio	Ladder Capital Finance LLC	RREF	No	Various	Memphis	Shelby	TN	Various	Multifamily
27.01	Property	El Dorado Apartments	Ladder Capital Finance LLC	RREF	No	2743 Ketchum Road	Memphis	Shelby	TN	38114	Multifamily
27.02	Property	Longview Heights Apartments	Ladder Capital Finance LLC	RREF	No	1949 & 1952 Philsar Street, 501 Fernwood Avenue and 538 Jacklyn Avenue	Memphis	Shelby	TN	38106	Multifamily

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Mortgage Loan Originator	Mortgage Loan Seller(1)	Cross-Collateralized and Cross-Defaulted	Address	City	County	State	Zip Code	General Property Type(7)(22)
27.03	Property	Barron Court Apartments	Ladder Capital Finance LLC	RREF	No	3015 Barron Avenue	Memphis	Shelby	TN	38114	Multifamily
27.04	Property	Longview Gardens Apartments	Ladder Capital Finance LLC	RREF	No	1715 Orleans	Memphis	Shelby	TN	38106	Multifamily
28	Loan	Courtyard - Tampa (Citrus Park)	UBS AG	UBS AG	No	12730 Citrus Park Lane	Tampa	Hillsborough	FL	33625	Hospitality
29	Loan	1413 Germantown Avenue	CIBC Inc.	RREF	No	1413 Germantown Avenue	Philadelphia	Philadelphia	PA	19122	Multifamily
30	Loan	Beachwood Village	SGFC	SGFC	No	34052 Doheny Park Road	Dana Point	Orange	CA	92624	Manufactured Housing Community
31	Loan	Global Payments, Inc.	BSPRT CMBS Finance, LLC	RREF	No	1 Heartland Way	Jeffersonville	Clark	IN	47130	Office
32	Loan	2701 Grand Concourse	CCRE	CCRE	No	2701 Grand Concourse	Bronx	Bronx	NY	10468	Multifamily
33	Loan	Holiday Inn Express Lincoln CA	SGFC	SGFC	No	155 Ferrari Ranch Road	Lincoln	Placer	CA	95648	Hospitality
34	Loan	Apple Inc. Boulder	UBS AG	UBS AG	No	5360 Sterling Drive	Boulder	Boulder	CO	80301	Office
35	Loan	CubeSmart Penn’s Landing	Wells Fargo Bank, National Association	WFB	No	400-456 North Columbus Boulevard	Philadelphia	Philadelphia	PA	19123	Self Storage
36	Loan	Holiday Inn Express Early	SGFC	SGFC	No	128 Early Boulevard	Early	Brown	TX	76802	Hospitality
37	Loan	105 Van Cortlandt Park	CCRE	CCRE	No	105 Van Cortlandt Park Avenue	Yonkers	Westchester	NY	10701	Multifamily
38	Loan	The Ponce Hotel	BSPRT CMBS Finance, LLC	RREF	No	1111 North Ponce de Leon Boulevard	St. Augustine	St. Johns	FL	32084	Hospitality
39	Loan	1900 Evans Road	UBS AG	UBS AG	No	1800, 1850, 1900, & 2000 Evans Road	Melbourne	Brevard	FL	32904	Retail
40	Loan	Rosedale Tech	UBS AG	UBS AG	No	215 Beecham Drive and 170 Bilmar Drive	Pittsburgh	Allegheny	PA	15205	Industrial
41	Loan	Walkham Townhomes	CCRE	CCRE	No	801 Dutton Avenue	Santa Rosa	Sonoma	CA	95407	Multifamily
42	Loan	530 West 136th Street	Ladder Capital Finance LLC	RREF	No	530 West 136th Street	New York	New York	NY	10031	Multifamily
43	Loan	Raintree Oaks Apartments	UBS AG	UBS AG	No	12708 English Hills Court	Tampa	Hillsborough	FL	33617	Multifamily
44	Loan	Six Sentry Office Portfolio	UBS AG	UBS AG	No	Various	Blue Bell	Montgomery	PA	19422	Office
44.01	Property	630 Sentry	UBS AG	UBS AG	No	630 Sentry Parkway	Blue Bell	Montgomery	PA	19422	Office
44.02	Property	670 Sentry	UBS AG	UBS AG	No	670 Sentry Parkway	Blue Bell	Montgomery	PA	19422	Office
44.03	Property	610 Sentry	UBS AG	UBS AG	No	610 Sentry Parkway	Blue Bell	Montgomery	PA	19422	Office
44.04	Property	620 Sentry	UBS AG	UBS AG	No	620 Sentry Parkway	Blue Bell	Montgomery	PA	19422	Office
45	Loan	BNSF Logistics	UBS AG	UBS AG	No	2708 South 48th Street	Springdale	Washington	AR	72762	Office
46	Loan	Airport Square	CCRE	CCRE	No	800, 849, 900, & 930 International Drive	Linthicum Heights	Anne Arundel	MD	21090	Office
47	Loan	Days Inn by Wyndham - Florence	UBS AG	UBS AG	No	50 Cavalier Boulevard	Florence	Boone	KY	41042	Hospitality
48	Loan	Brickyard Plaza	Wells Fargo Bank, National Association	WFB	No	633 East 3300 South	Salt Lake City	Salt Lake	UT	84106	Retail
49	Loan	Holiday Inn Express New Albany	CCRE	CCRE	No	300 Highway 30 West	New Albany	Union	MS	38652	Hospitality
50	Loan	CVS Brownsburg	BSPRT CMBS Finance, LLC	RREF	No	21 West Main Street	Brownsburg	Hendricks	IN	46112	Retail
51	Loan	Orient Drive Mobile Estates	Wells Fargo Bank, National Association	WFB	No	13025 Southeast Orient Drive	Boring	Clackamas	OR	97009	Manufactured Housing Community
52	Loan	Pomona Park	Wells Fargo Bank, National Association	WFB	No	307 & 311 Pomona Drive and 4008 Spring Garden Street (aka 315 Pomona Drive)	Greensboro	Guilford	NC	27407	Office
53	Loan	Dollar General Tuckahoe	BSPRT CMBS Finance, LLC	RREF	No	1435 Route 50	Tuckahoe	Cape May	NJ	08270	Retail
54	Loan	Dollar General Rolla	Ladder Capital Finance LLC	RREF	No	535 Cottonwood Drive	Rolla	Phelps	MO	65401	Retail
55	Loan	Dollar General Dexter	Ladder Capital Finance LLC	RREF	No	622 East Stoddard Street	Dexter	Stoddard	MO	63841	Retail

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Specific Property Type(7)(22)	Number of Properties	Year Built	Year Renovated	Number of Units	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance(3)	Cut-off Date Balance(3)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance	ARD	Final Maturity Date	Origination Date	First Pay Date	Payment Day
1	Loan	225 Bush	CBD	1	1922	2010-2013	579,987	Sq. Ft.	351	35,000,000	35,000,000	4.7%	11/6/2024	35,000,000	No	N/A	10/11/2019	12/6/2019	6
2	Loan	Chroma Apartments	Mid Rise	1	2018	N/A	235	Units	212,766	35,000,000	35,000,000	4.7%	11/11/2029	35,000,000	No	N/A	11/4/2019	12/11/2019	11
3	Loan	Wyndham National Hotel Portfolio	Limited Service	44	Various	Various	3,729	Rooms	38,884	35,000,000	35,000,000	4.7%	12/6/2029	24,226,934	No	N/A	11/27/2019	1/6/2020	6
3.01	Property	Travelodge - 2307 Wyoming Avenue	Limited Service	1	2001; 2007	2016; 2017	154	Rooms		2,636,778	2,636,778	0.4%		1,825,173
3.02	Property	Travelodge - 2111 Camino Del Llano	Limited Service	1	1994; 2007	N/A	158	Rooms		2,141,830	2,141,830	0.3%		1,482,570
3.03	Property	Travelodge - 1170 W Flaming Gorge Way	Limited Service	1	1997	2016; 2017	192	Rooms		2,045,014	2,045,014	0.3%		1,415,555
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive	Limited Service	1	1999	2016	119	Rooms		1,835,967	1,835,967	0.2%		1,270,853
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive	Limited Service	1	2005	2016; 2017	135	Rooms		1,396,498	1,396,498	0.2%		966,653
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60	Limited Service	1	1997; 2006; 2015	N/A	133	Rooms		1,304,005	1,304,005	0.2%		902,630
3.07	Property	Travelodge - 1127 Pony Express Highway	Limited Service	1	1999; 2007	N/A	139	Rooms		1,296,008	1,296,008	0.2%		897,094
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street	Limited Service	1	2015	N/A	110	Rooms		1,217,755	1,217,755	0.2%		842,928
3.09	Property	Travelodge - 2680 Airport Road	Limited Service	1	2014	N/A	56	Rooms		1,185,993	1,185,993	0.2%		820,942
3.10	Property	Super 8 - 720 Royal Parkway	Limited Service	1	1989	2017	103	Rooms		1,126,553	1,126,553	0.2%		779,798
3.11	Property	Baymont Inn & Suites - 1051 North Market Street	Limited Service	1	1999	N/A	140	Rooms		1,107,153	1,107,153	0.1%		766,369
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway	Limited Service	1	2007	2017; 2018	100	Rooms		1,033,014	1,033,014	0.1%		715,050
3.13	Property	Baymont Inn & Suites - 95 Spruce Road	Limited Service	1	1999	N/A	119	Rooms		1,013,358	1,013,358	0.1%		701,445
3.14	Property	Super 8 - 2545 Cornhusker Highway	Limited Service	1	1983; 1993	2016	132	Rooms		997,344	997,344	0.1%		690,359
3.15	Property	Travelodge - 1110 SE 4th Street	Limited Service	1	2002	N/A	86	Rooms		982,609	982,609	0.1%		680,160
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court	Limited Service	1	2005	N/A	123	Rooms		877,512	877,512	0.1%		607,412
3.17	Property	Travelodge - 800 W Laramie Street	Limited Service	1	1978; 1980	2017	95	Rooms		873,152	873,152	0.1%		604,394
3.18	Property	Travelodge - 22 North Frontage Road	Limited Service	1	2001; 2008	2015	61	Rooms		865,476	865,476	0.1%		599,081
3.19	Property	Travelodge - 123 Westvaco Road	Limited Service	1	2009	N/A	30	Rooms		815,093	815,093	0.1%		564,206
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue	Limited Service	1	2014	N/A	74	Rooms		793,669	793,669	0.1%		549,376
3.21	Property	Travelodge - 1710 Jefferson Street	Limited Service	1	1991	2013; 2014	77	Rooms		725,555	725,555	0.1%		502,228
3.22	Property	Travelodge - 1625 Stillwater Avenue	Limited Service	1	1999	2016; 2017	60	Rooms		725,182	725,182	0.1%		501,969
3.23	Property	Travelodge - 8233 Airline Highway	Limited Service	1	2013	N/A	60	Rooms		712,841	712,841	0.1%		493,427
3.24	Property	Baymont Inn & Suites - 6390 US-93	Limited Service	1	1991	2017	64	Rooms		660,954	660,954	0.1%		457,511
3.25	Property	Travelodge - 707 East Webster Street	Limited Service	1	1998; 1999	2015; 2016	97	Rooms		612,920	612,920	0.1%		424,262
3.26	Property	Travelodge - 777 West Hwy 21	Limited Service	1	2002; 2006	N/A	75	Rooms		583,583	583,583	0.1%		403,955
3.27	Property	Travelodge - 3522 North Highway 59	Limited Service	1	2007	2014	112	Rooms		562,889	562,889	0.1%		389,630
3.28	Property	Travelodge - 108 6th Avenue	Limited Service	1	1987	2016; 2017	55	Rooms		534,565	534,565	0.1%		370,025
3.29	Property	Travelodge - 2200 E South Avenue	Limited Service	1	2011	N/A	61	Rooms		516,711	516,711	0.1%		357,667
3.30	Property	Travelodge - 128 South Willow Road	Limited Service	1	2006	N/A	41	Rooms		437,017	437,017	0.1%		302,502
3.31	Property	Travelodge - 1005 Highway 285	Limited Service	1	1998	N/A	60	Rooms		436,087	436,087	0.1%		301,858
3.32	Property	Days Inn - 3431 14th Avenue	Limited Service	1	1993	N/A	74	Rooms		371,752	371,752	0.0%		257,326
3.33	Property	Travelodge - 2505 US 69	Limited Service	1	2001	N/A	70	Rooms		319,645	319,645	0.0%		221,258
3.34	Property	Baymont Inn & Suites - 3475 Union Road	Limited Service	1	2003	N/A	56	Rooms		308,538	308,538	0.0%		213,569
3.35	Property	Travelodge - 1706 North Park Drive	Limited Service	1	1982	N/A	72	Rooms		297,199	297,199	0.0%		205,720
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street	Limited Service	1	2006	2016; 2017	62	Rooms		285,469	285,469	0.0%		197,601
3.37	Property	Travelodge - 1177 E 16th Street	Limited Service	1	1993; 1999	N/A	80	Rooms		262,406	262,406	0.0%		181,637
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road	Limited Service	1	2002	N/A	65	Rooms		256,007	256,007	0.0%		177,208
3.39	Property	Travelodge - 2407 East Holland Avenue	Limited Service	1	2002	2014	40	Rooms		212,222	212,222	0.0%		146,899
3.40	Property	Travelodge - 620 Souder Road	Limited Service	1	2014	N/A	25	Rooms		193,103	193,103	0.0%		133,666
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast	Limited Service	1	2012	N/A	56	Rooms		145,339	145,339	0.0%		100,603
3.42	Property	Travelodge - 109 East Commerce Street	Limited Service	1	1997	N/A	50	Rooms		120,690	120,690	0.0%		83,541
3.43	Property	Travelodge - 4000 Siskiyou Avenue	Limited Service	1	2007	2017	21	Rooms		96,552	96,552	0.0%		66,833
3.44	Property	Travelodge - 98 Moffat Avenue	Limited Service	1	2001	N/A	37	Rooms		77,995	77,995	0.0%		53,988
4	Loan	Phoenix Industrial Portfolio III	Various	3	Various	Various	1,690,127	Sq. Ft.	18	31,100,000	31,100,000	4.2%	12/6/2029	26,283,197	No	N/A	11/25/2019	1/6/2020	6
4.01	Property	Galesburg	Warehouse/Distribution	1	1979	1988	855,659	Sq. Ft.		10,752,000	10,752,000	1.4%		9,086,718
4.02	Property	Covington	Warehouse/Distribution	1	1988	1995	488,130	Sq. Ft.		10,233,000	10,233,000	1.4%		8,648,102
4.03	Property	Grafton	Warehouse/Distribution	1	1956-1979	2017	346,338	Sq. Ft.		10,115,000	10,115,000	1.4%		8,548,378
5	Loan	3 Columbus Circle	CBD	1	1927	2010-2013	753,713	Sq. Ft.	650	30,000,000	30,000,000	4.0%	3/11/2029	30,000,000	No	N/A	3/12/2019	4/11/2019	11
6	Loan	ILPT Industrial Portfolio	Warehouse/Distribution	11	Various	Various	8,209,036	Sq. Ft.	26	30,000,000	30,000,000	4.0%	11/7/2029	30,000,000	No	N/A	10/21/2019	12/7/2019	7
6.01	Property	1800 Union Airpark Boulevard	Warehouse/Distribution	1	2014	N/A	1,791,246	Sq. Ft.		5,182,815	5,182,815	0.7%		5,182,815
6.02	Property	4237-4255 Anson Boulevard	Warehouse/Distribution	1	2006	2011	1,036,573	Sq. Ft.		4,003,656	4,003,656	0.5%		4,003,656
6.03	Property	5000 Commerce Way	Warehouse/Distribution	1	2012	N/A	1,016,065	Sq. Ft.		3,822,669	3,822,669	0.5%		3,822,669
6.04	Property	5142 and 5148 North Hanley Road	Warehouse/Distribution	1	2016	N/A	430,986	Sq. Ft.		3,383,912	3,383,912	0.5%		3,383,912
6.05	Property	945 Monument Drive	Warehouse/Distribution	1	2014	2015	962,500	Sq. Ft.		2,808,044	2,808,044	0.4%		2,808,044
6.06	Property	5500 SE Delaware Ave	Warehouse/Distribution	1	2001	2006	644,104	Sq. Ft.		2,358,318	2,358,318	0.3%		2,358,318
6.07	Property	2801 Airwest Boulevard	Warehouse/Distribution	1	2006	N/A	804,586	Sq. Ft.		2,254,113	2,254,113	0.3%		2,254,113
6.08	Property	20 Logistics Boulevard	Warehouse/Distribution	1	2012	2019	603,586	Sq. Ft.		1,782,450	1,782,450	0.2%		1,782,450
6.09	Property	2150 Stanley Road	Warehouse/Distribution	1	2007	N/A	493,500	Sq. Ft.		1,656,307	1,656,307	0.2%		1,656,307
6.10	Property	16101 Queens Court	Warehouse/Distribution	1	2016	N/A	220,800	Sq. Ft.		1,617,916	1,617,916	0.2%		1,617,916
6.11	Property	5 Logistics Drive	Warehouse/Distribution	1	2016	N/A	205,090	Sq. Ft.		1,129,799	1,129,799	0.2%		1,129,799
7	Loan	Orfali Portfolio	Multifamily/Retail	1	1910	1985, 1987, 1988, 1995, 2011	115	Sq. Ft.	260,870	30,000,000	30,000,000	4.0%	12/6/2029	30,000,000	No	N/A	11/20/2019	1/6/2020	6
8	Loan	DoubleTree New York Times Square West Leased Fee	Leased Fee	1	2017	N/A	612	Rooms	94,771	28,000,000	28,000,000	3.8%	12/6/2029	28,000,000	No	N/A	11/25/2019	1/6/2020	6
9	Loan	United Healthcare Office	Suburban	1	1998	2016	204,123	Sq. Ft.	229	26,800,000	26,800,000	3.6%	10/6/2024	25,609,986	No	N/A	10/4/2019	11/6/2019	6
10	Loan	AVR Atlanta Airport SpringHill Gateway	Limited Service	1	2009	2018	147	Rooms	162,245	23,850,000	23,850,000	3.2%	12/1/2029	23,850,000	No	N/A	11/27/2019	1/1/2020	1
11	Loan	4041 Central	CBD	1	1980	2016	406,453	Sq. Ft.	104	23,000,000	22,931,847	3.1%	10/11/2029	18,044,962	No	N/A	10/3/2019	11/11/2019	11
12	Loan	Century Plaza Towers	CBD	1	1975	2015	2,401,641	Sq. Ft.	375	20,000,000	20,000,000	2.7%	11/9/2029	20,000,000	No	N/A	10/21/2019	12/9/2019	9
13	Loan	Westmont Red Roof Inn Portfolio II	Limited Service	4	Various	Various	463	Rooms	38,075	17,692,093	17,628,611	2.4%	10/5/2029	12,907,211	No	N/A	9/25/2019	11/5/2019	5
13.01	Property	Red Roof Inn St. Clairsville	Limited Service	1	1983	2014	108	Rooms		5,720,000	5,699,476	0.8%		4,173,008
13.02	Property	Red Roof PLUS+ Phoenix Airport	Limited Service	1	1999	2016	125	Rooms		4,988,372	4,970,473	0.7%		3,639,251
13.03	Property	Red Roof PLUS+ West Springfield	Limited Service	1	1988	2012	111	Rooms		3,525,116	3,512,468	0.5%		2,571,737
13.04	Property	Red Roof PLUS+ Chicago Naperville	Limited Service	1	1989	2012	119	Rooms		3,458,605	3,446,195	0.5%		2,523,214
14	Loan	Crimson Retail Portfolio	Various	4	Various	Various	318,378	Sq. Ft.	104	16,556,250	16,556,250	2.2%	11/6/2029	14,059,002	No	N/A	10/24/2019	12/6/2019	6
14.01	Property	Little Elm	Anchored	1	2007	N/A	149,654	Sq. Ft.		11,013,500	11,013,500	1.5%		9,352,288
14.02	Property	South Plaza	Anchored	1	1974, 1977, 1980	N/A	127,224	Sq. Ft.		3,333,000	3,333,000	0.4%		2,830,270
14.03	Property	JoAnn Fabrics	Single Tenant	1	2003	2019	21,500	Sq. Ft.		1,141,000	1,141,000	0.2%		968,898
14.04	Property	Office Depot	Single Tenant	1	2003	N/A	20,000	Sq. Ft.		1,068,750	1,068,750	0.1%		907,546
15	Loan	Redwood Technology Center	Office/Retail	1	2007-2014	N/A	154,611	Sq. Ft.	236	16,500,000	16,500,000	2.2%	11/6/2029	15,103,522	No	N/A	11/8/2019	12/6/2019	6
16	Loan	Springhill Suites Raleigh Cary	Select Service	1	2014	N/A	130	Rooms	113,462	14,750,000	14,750,000	2.0%	12/6/2029	11,692,379	No	N/A	11/22/2019	1/6/2020	6
17	Loan	Muskogee Apartments Portfolio	Garden	5	Various	N/A	601	Units	24,459	14,700,000	14,700,000	2.0%	12/6/2029	13,431,853	No	N/A	11/22/2019	1/6/2020	6
17.01	Property	Country Club	Garden	1	1974	N/A	240	Units		6,100,000	6,100,000	0.8%		5,573,762
17.02	Property	Shady Hollow	Garden	1	1980	N/A	148	Units		3,600,000	3,600,000	0.5%		3,289,433
17.03	Property	South Point	Garden	1	1977	N/A	93	Units		2,200,000	2,200,000	0.3%		2,010,209
17.04	Property	Berwick	Garden	1	1980	N/A	72	Units		1,800,000	1,800,000	0.2%		1,644,717
17.05	Property	Village East	Garden	1	1960	N/A	48	Units		1,000,000	1,000,000	0.1%		913,731
18	Loan	7105 - 7115 37th Avenue	Mid Rise	1	1920	N/A	106	Units	136,792	14,500,000	14,500,000	2.0%	9/5/2029	14,500,000	No	N/A	8/9/2019	10/5/2019	5
19	Loan	Carnegie Hotel	Full Service	1	2000	N/A	138	Rooms	105,072	14,500,000	14,500,000	2.0%	12/11/2029	11,466,539	No	N/A	11/25/2019	1/11/2020	11
20	Loan	Pinecrest Apartments	Garden	1	1972	2017	313	Units	45,367	14,200,000	14,200,000	1.9%	12/01/2029	14,200,000	No	N/A	11/14/2019	01/01/2020	1
21	Loan	Shoppes at Parma	Anchored	1	1955	2016	726,275	Sq. Ft.	79	14,000,000	14,000,000	1.9%	12/6/2029	11,194,052	No	N/A	11/15/2019	1/6/2020	6
22	Loan	The Village Apartments	Garden	1	1945	2019	445	Units	31,461	14,000,000	14,000,000	1.9%	12/6/2029	11,202,003	No	N/A	11/20/2019	1/6/2020	6
23	Loan	Shelbourne Square	Anchored	1	1991	N/A	262,499	Sq. Ft.	52	13,550,000	13,550,000	1.8%	12/6/2029	9,741,170	No	N/A	11/25/2019	1/6/2020	6
24	Loan	Mentis Portfolio	Medical	2	2018	N/A	34,473	Sq. Ft.	389	13,395,000	13,395,000	1.8%	12/1/2029	11,371,504	No	N/A	11/21/2019	1/1/2020	1
24.01	Property	Mentis San Antonio	Medical	1	2018	N/A	19,334	Sq. Ft.		7,473,917	7,473,917	1.0%		6,344,880
24.02	Property	Mentis Round Rock	Medical	1	2018	N/A	15,139	Sq. Ft.		5,921,083	5,921,083	0.8%		5,026,623
25	Loan	Aliso Viejo Plaza	Shadow Anchored	1	1987	N/A	35,800	Sq. Ft.	363	13,000,000	13,000,000	1.7%	12/1/2029	13,000,000	No	N/A	11/19/2019	1/1/2020	1
26	Loan	Walmart Supercenter Douglasville	Single Tenant	1	1999	N/A	222,511	Sq. Ft.	57	12,700,000	12,700,000	1.7%	12/1/2029	12,700,000	No	N/A	11/15/2019	1/1/2020	1
27	Loan	Medley Portfolio	Garden	4	Various	2017	538	Units	22,305	12,000,000	12,000,000	1.6%	11/6/2029	10,120,398	No	N/A	10/21/2019	12/6/2019	6
27.01	Property	El Dorado Apartments	Garden	1	1971	2017	188	Units		4,400,000	4,400,000	0.6%		3,710,813
27.02	Property	Longview Heights Apartments	Garden	1	1950	2017	160	Units		3,200,000	3,200,000	0.4%		2,698,773

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Specific Property Type(7)(22)	Number of Properties	Year Built	Year Renovated	Number of Units	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance(3)	Cut-off Date Balance(3)	% of Aggregate Cut-off Date Balance	Maturity Date or Anticipated Repayment Date	Maturity Balance	ARD	Final Maturity Date	Origination Date	First Pay Date	Payment Day
27.03	Property	Barron Court Apartments	Garden	1	1973	2017	85	Units		2,200,000	2,200,000	0.3%		1,855,406
27.04	Property	Longview Gardens Apartments	Garden	1	1948	2017	105	Units		2,200,000	2,200,000	0.3%		1,855,406
28	Loan	Courtyard - Tampa (Citrus Park)	Select Service	1	2018	N/A	128	Rooms	92,969	11,900,000	11,900,000	1.6%	12/6/2029	10,202,188	No	N/A	11/19/2019	1/6/2020	6
29	Loan	1413 Germantown Avenue	Mid Rise	1	2018	N/A	50	Units	236,000	11,800,000	11,800,000	1.6%	12/1/2029	9,367,504	No	N/A	11/12/2019	1/1/2020	1
30	Loan	Beachwood Village	Manufactured Housing Community	1	1965	N/A	79	Pads	139,241	11,000,000	11,000,000	1.5%	12/01/2029	11,000,000	No	N/A	11/20/2019	01/01/2020	1
31	Loan	Global Payments, Inc.	Suburban	1	2006	2011	226,304	Sq. Ft.	129	10,000,000	10,000,000	1.3%	11/6/2029	10,000,000	Yes	11/6/2034	10/15/2019	12/6/2019	6
32	Loan	2701 Grand Concourse	Mid Rise	1	1924	1991	65	Units	150,769	9,800,000	9,800,000	1.3%	12/1/2029	9,800,000	No	N/A	11/22/2019	1/1/2020	1
33	Loan	Holiday Inn Express Lincoln CA	Limited Service	1	2007	N/A	87	Rooms	103,448	9,000,000	9,000,000	1.2%	12/01/2029	8,082,184	No	N/A	11/14/2019	01/01/2020	1
34	Loan	Apple Inc. Boulder	Suburban	1	2000	2018	38,263	Sq. Ft.	233	8,900,000	8,900,000	1.2%	12/6/2029	8,900,000	No	N/A	11/21/2019	1/6/2020	6
35	Loan	CubeSmart Penn’s Landing	Self Storage	1	1988	N/A	59,000	Sq. Ft.	145	8,550,000	8,550,000	1.1%	12/11/2024	8,550,000	No	N/A	11/20/2019	1/11/2020	11
36	Loan	Holiday Inn Express Early	Limited Service	1	2018	N/A	74	Rooms	113,514	8,400,000	8,400,000	1.1%	12/01/2029	6,080,879	No	N/A	11/27/2019	01/01/2020	1
37	Loan	105 Van Cortlandt Park	Mid Rise	1	1975	2017	49	Units	165,306	8,100,000	8,100,000	1.1%	12/6/2029	7,323,036	No	N/A	11/25/2019	1/6/2020	6
38	Loan	The Ponce Hotel	Limited Service	1	1988	2018	83	Rooms	90,361	7,500,000	7,500,000	1.0%	12/6/2029	5,241,797	No	N/A	11/26/2019	1/6/2020	6
39	Loan	1900 Evans Road	Anchored	1	1984-1994	N/A	108,199	Sq. Ft.	69	7,500,000	7,500,000	1.0%	12/6/2029	5,921,178	No	N/A	11/26/2019	1/6/2020	6
40	Loan	Rosedale Tech	Flex	1	1987	2005	153,270	Sq. Ft.	49	7,500,000	7,500,000	1.0%	12/6/2029	7,500,000	No	N/A	11/27/2019	1/6/2020	6
41	Loan	Walkham Townhomes	Garden	1	1986	2017	27	Units	249,630	6,740,000	6,740,000	0.9%	12/1/2029	6,740,000	No	N/A	11/22/2019	1/1/2020	1
42	Loan	530 West 136th Street	Mid Rise	1	1926	1985	38	Units	171,711	6,525,000	6,525,000	0.9%	11/6/2029	6,525,000	No	N/A	11/6/2019	12/6/2019	6
43	Loan	Raintree Oaks Apartments	Garden	1	1976, 1977, 1982, 1983	N/A	112	Units	58,036	6,500,000	6,500,000	0.9%	12/6/2029	5,239,764	No	N/A	11/18/2019	1/6/2020	6
44	Loan	Six Sentry Office Portfolio	Suburban	4	1986	N/A	74,390	Sq. Ft.	83	6,150,000	6,150,000	0.8%	12/6/2029	4,959,171	No	N/A	11/14/2019	1/6/2020	6
44.01	Property	630 Sentry	Suburban	1	1986	N/A	25,749	Sq. Ft.		2,085,965	2,085,965	0.3%		1,682,058
44.02	Property	670 Sentry	Suburban	1	1986	N/A	17,152	Sq. Ft.		1,438,596	1,438,596	0.2%		1,160,040
44.03	Property	610 Sentry	Suburban	1	1986	N/A	15,914	Sq. Ft.		1,366,667	1,366,667	0.2%		1,102,038
44.04	Property	620 Sentry	Suburban	1	1986	N/A	15,575	Sq. Ft.		1,258,772	1,258,772	0.2%		1,015,035
45	Loan	BNSF Logistics	Suburban	1	2019	N/A	27,465	Sq. Ft.	196	5,395,000	5,395,000	0.7%	12/6/2029	4,608,277	No	N/A	11/20/2019	1/6/2020	6
46	Loan	Airport Square	Suburban	1	1986, 1987, 1988, 1990	2014; 2018	232,936	Sq. Ft.	129	5,000,000	4,993,049	0.7%	11/6/2029	4,000,527	No	N/A	11/4/2019	12/6/2019	6
47	Loan	Days Inn by Wyndham - Florence	Limited Service	1	1990	2014-2018	115	Rooms	40,870	4,700,000	4,700,000	0.6%	12/6/2029	3,432,629	No	N/A	11/22/2019	1/6/2020	6
48	Loan	Brickyard Plaza	Unanchored	1	1977	2019	47,718	Sq. Ft.	84	4,000,000	4,000,000	0.5%	11/11/2029	4,000,000	No	N/A	10/28/2019	12/11/2019	11
49	Loan	Holiday Inn Express New Albany	Limited Service	1	1996	2011	75	Rooms	47,333	3,550,000	3,550,000	0.5%	12/1/2029	2,638,106	No	N/A	11/22/2019	1/1/2020	1
50	Loan	CVS Brownsburg	Single Tenant	1	1999	2019	10,125	Sq. Ft.	301	3,050,000	3,050,000	0.4%	12/6/2029	2,446,481	No	N/A	11/19/2019	1/6/2020	6
51	Loan	Orient Drive Mobile Estates	Manufactured Housing Community	1	1975	N/A	51	Pads	52,941	2,700,000	2,700,000	0.4%	12/11/2029	2,455,903	No	N/A	11/13/2019	1/11/2020	11
52	Loan	Pomona Park	Flex	1	1980	1995	54,716	Sq. Ft.	49	2,675,000	2,667,792	0.4%	11/11/2029	1,624,201	No	N/A	10/28/2019	12/11/2019	11
53	Loan	Dollar General Tuckahoe	Single Tenant	1	2018	N/A	7,489	Sq. Ft.	160	1,200,000	1,200,000	0.2%	12/6/2029	988,850	No	N/A	11/20/2019	1/6/2020	6
54	Loan	Dollar General Rolla	Single Tenant	1	2019	N/A	9,026	Sq. Ft.	102	924,000	924,000	0.1%	12/6/2029	924,000	Yes	7/6/2034	11/27/2019	1/6/2020	6
55	Loan	Dollar General Dexter	Single Tenant	1	2019	N/A	9,002	Sq. Ft.	96	861,000	861,000	0.1%	12/6/2029	861,000	Yes	4/6/2034	11/27/2019	1/6/2020	6

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Gross Mortgage Rate	Total Administrative Fee	Net Mortgage Rate	ARD Rate	Interest Accrual Method	Monthly Debt Service Payment	Amortization Type	Original Term to Maturity or ARD	Remaining Term to Maturity or ARD	Original IO Term	Remaining IO Term	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)	Grace Period Default	Grace Period Late
1	Loan	225 Bush	3.303000%	0.014780%	3.288220%	N/A	Actual/360	97,675.52	Full IO	60	59	60	59	0	0	1	LO(25);DEF(29);O(6)	0	0
2	Loan	Chroma Apartments	3.962000%	0.014780%	3.947220%	N/A	Actual/360	117,484.30	Full IO	120	119	120	119	0	0	1	LO(25);DEF(91);O(4)	0	0
3	Loan	Wyndham National Hotel Portfolio	4.850000%	0.014780%	4.835220%	N/A	Actual/360	213,211.71	Amortizing	120	120	0	0	270	270	0	LO(24);YM2(92);O(4)	0	0
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	4.115000%	0.014780%	4.100220%	N/A	Actual/360	150,545.43	Partial IO	120	120	24	24	360	360	0	LO(24);DEF(90);O(6)	0	0
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle	3.914000%	0.016030%	3.897970%	N/A	Actual/360	99,209.03	Full IO	120	111	120	111	0	0	9	LO(33);DEF(82);O(5)	0	5
6	Loan	ILPT Industrial Portfolio	2.653260%	0.016030%	2.637230%	N/A	Actual/360	67,252.77	Full IO	120	119	120	119	0	0	1	LO(25);DEF/YM1(88);O(7)	0	0
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio	3.470000%	0.014780%	3.455220%	N/A	Actual/360	87,954.86	Full IO	120	120	120	120	0	0	0	LO(24);DEF(89);O(7)	0	0
8	Loan	DoubleTree New York Times Square West Leased Fee	3.660720%	0.014780%	3.645940%	N/A	Actual/360	86,603.14	Full IO	120	120	120	120	0	0	0	LO(6);YM1(107);O(7)	0	0
9	Loan	United Healthcare Office	4.979480%	0.014780%	4.964700%	N/A	Actual/360	143,532.28	Partial IO	60	58	24	22	360	360	2	LO(26);DEF(30);O(4)	0	0
10	Loan	AVR Atlanta Airport SpringHill Gateway	3.785000%	0.034780%	3.750220%	N/A	Actual/360	76,271.69	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	4 times - 10 days
11	Loan	4041 Central	3.660000%	0.014780%	3.645220%	N/A	Actual/360	105,345.41	Amortizing	120	118	0	0	360	358	2	LO(26);DEF(87);O(7)	0	0
12	Loan	Century Plaza Towers	3.004500%	0.014780%	2.989720%	N/A	Actual/360	50,909.58	Full IO	120	119	120	119	0	0	1	YM1(25);DEF/YM1(90);O(5)	0	0 (1 grace period of 10 business days every calendar year)
13	Loan	Westmont Red Roof Inn Portfolio II	4.340000%	0.014780%	4.325220%	N/A	Actual/360	96,738.59	Amortizing	120	118	0	0	300	298	2	LO(26);DEF(90);O(4)	0	0
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	3.786000%	0.014780%	3.771220%	N/A	Actual/360	77,013.18	Partial IO	120	119	30	29	360	360	1	LO(25);DEF(88);O(7)	0	0
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	4.522000%	0.014780%	4.507220%	N/A	Actual/360	83,818.90	Partial IO	120	119	60	59	360	360	1	LO(25);DEF(90);O(5)	0	0
16	Loan	Springhill Suites Raleigh Cary	3.940000%	0.014780%	3.925220%	N/A	Actual/360	69,909.50	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
17	Loan	Muskogee Apartments Portfolio	4.410000%	0.014780%	4.395220%	N/A	Actual/360	73,698.71	Partial IO	120	120	60	60	360	360	0	LO(24);DEF(92);O(4)	0	0
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	4.600000%	0.014780%	4.585220%	N/A	Actual/360	56,355.32	Full IO	120	117	120	117	0	0	3	LO(27);DEF(90);O(3)	0	0
19	Loan	Carnegie Hotel	3.874000%	0.014780%	3.859220%	N/A	Actual/360	68,176.08	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
20	Loan	Pinecrest Apartments	3.620000%	0.014780%	3.605220%	N/A	Actual/360	43,431.62	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0
21	Loan	Shoppes at Parma	4.180000%	0.014780%	4.165220%	N/A	Actual/360	68,299.08	Amortizing	120	120	0	0	360	360	0	LO(36);DEF(80);O(4)	0	0
22	Loan	The Village Apartments	4.200000%	0.014780%	4.185220%	N/A	Actual/360	68,462.40	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
23	Loan	Shelbourne Square	3.963000%	0.014780%	3.948220%	N/A	Actual/360	71,245.36	Amortizing	120	120	0	0	300	300	0	LO(12);YM1(101);O(7)	0	0
24	Loan	Mentis Portfolio	4.278000%	0.034780%	4.243220%	N/A	Actual/360	66,115.10	Partial IO	120	120	24	24	360	360	0	LO(24);DEF(92);O(4)	0	0
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza	3.295000%	0.034780%	3.260220%	N/A	Actual/360	36,191.61	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	5	2 times - 5 days
26	Loan	Walmart Supercenter Douglasville	3.350000%	0.034780%	3.315220%	N/A	Actual/360	35,946.59	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	5	0
27	Loan	Medley Portfolio	4.042000%	0.014780%	4.027220%	N/A	Actual/360	57,580.78	Partial IO	120	119	24	23	360	360	1	LO(25);DEF(92);O(3)	0	0
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Gross Mortgage Rate	Total Administrative Fee	Net Mortgage Rate	ARD Rate	Interest Accrual Method	Monthly Debt Service Payment	Amortization Type	Original Term to Maturity or ARD	Remaining Term to Maturity or ARD	Original IO Term	Remaining IO Term	Original Amortization Term	Remaining Amortization Term	Seasoning	Prepayment Provisions(5)(6)	Grace Period Default	Grace Period Late
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	4.644000%	0.014780%	4.629220%	N/A	Actual/360	61,317.99	Partial IO	120	120	24	24	360	360	0	LO(24);DEF(92);O(4)	0	0
29	Loan	1413 Germantown Avenue	3.980000%	0.014780%	3.965220%	N/A	Actual/360	56,199.03	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	7	7
30	Loan	Beachwood Village	3.570000%	0.014780%	3.555220%	N/A	Actual/360	33,179.51	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	5
31	Loan	Global Payments, Inc.	3.850000%	0.016030%	3.833970%	6.350000%	Actual/360	32,528.94	Full IO, ARD	120	119	120	119	0	0	1	YM(25);DEF/YM(91);O(4)	2 times - 5 days	0
32	Loan	2701 Grand Concourse	3.990000%	0.034780%	3.955220%	N/A	Actual/360	33,037.57	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0
33	Loan	Holiday Inn Express Lincoln CA	4.630000%	0.014780%	4.615220%	N/A	Actual/360	46,299.49	Partial IO	120	120	48	48	360	360	0	LO(59);YM1(57);O(4)	5	0
34	Loan	Apple Inc. Boulder	4.031000%	0.014780%	4.016220%	N/A	Actual/360	30,311.81	Full IO	120	120	120	120	0	0	0	LO(24);DEF(92);O(4)	0	0
35	Loan	CubeSmart Penn’s Landing	4.650000%	0.044780%	4.605220%	N/A	Actual/360	33,683.44	Full IO	60	60	60	60	0	0	0	LO(24);DEF(32);O(4)	0	0
36	Loan	Holiday Inn Express Early	4.140000%	0.014780%	4.125220%	N/A	Actual/360	44,990.20	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(92);O(4)	0	0
37	Loan	105 Van Cortlandt Park	3.780000%	0.034780%	3.745220%	N/A	Actual/360	37,650.38	Partial IO	120	120	60	60	360	360	0	LO(24);DEF(93);O(3)	0	0
38	Loan	The Ponce Hotel	5.100000%	0.014780%	5.085220%	N/A	Actual/360	46,751.39	Amortizing	120	120	0	0	270	270	0	LO(24);DEF(92);O(4)	0	0
39	Loan	1900 Evans Road	3.829000%	0.014780%	3.814220%	N/A	Actual/360	35,070.73	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
40	Loan	Rosedale Tech	3.730000%	0.014780%	3.715220%	N/A	Actual/360	23,636.28	Full IO	120	120	120	120	0	0	0	LO(24);DEF(91);O(5)	0	0
41	Loan	Walkham Townhomes	3.930000%	0.034780%	3.895220%	N/A	Actual/360	22,380.08	Full IO	120	120	120	120	0	0	0	LO(24);DEF(93);O(3)	0	0
42	Loan	530 West 136th Street	4.714000%	0.014780%	4.699220%	N/A	Actual/360	25,988.38	Full IO	120	119	120	119	0	0	1	LO(25);DEF(91);O(4)	0	0
43	Loan	Raintree Oaks Apartments	4.412000%	0.014780%	4.397220%	N/A	Actual/360	32,595.55	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
44	Loan	Six Sentry Office Portfolio	4.421000%	0.014780%	4.406220%	N/A	Actual/360	30,873.13	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	3.497000%	0.014780%	3.482220%	N/A	Actual/360	24,216.93	Partial IO	120	120	36	36	360	360	0	LO(24);DEF(92);O(4)	0	0
46	Loan	Airport Square	4.200000%	0.034780%	4.165220%	N/A	Actual/360	24,450.86	Amortizing	120	119	0	0	360	359	1	LO(25);DEF(92);O(3)	0	0
47	Loan	Days Inn by Wyndham - Florence	4.369000%	0.014780%	4.354220%	N/A	Actual/360	25,775.89	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(92);O(4)	0	0
48	Loan	Brickyard Plaza	3.946000%	0.014780%	3.931220%	N/A	Actual/360	13,372.56	Full IO	120	119	120	119	0	0	1	LO(25);YM1(91);O(4)	0	0
49	Loan	Holiday Inn Express New Albany	4.830000%	0.034780%	4.795220%	N/A	Actual/360	20,402.86	Amortizing	120	120	0	0	300	300	0	LO(24);DEF(93);O(3)	0	0
50	Loan	CVS Brownsburg	4.270000%	0.014780%	4.255220%	N/A	Actual/360	15,039.90	Amortizing	120	120	0	0	360	360	0	LO(24);DEF(92);O(4)	0	0
51	Loan	Orient Drive Mobile Estates	4.135000%	0.014780%	4.120220%	N/A	Actual/360	13,101.23	Partial IO	120	120	60	60	360	360	0	LO(24);DEF/YM1(92);O(4)	0	0
52	Loan	Pomona Park	4.104000%	0.014780%	4.089220%	N/A	Actual/360	16,356.94	Amortizing	120	119	0	0	240	239	1	LO(25);DEF(91);O(4)	0	0
53	Loan	Dollar General Tuckahoe	4.200000%	0.014780%	4.185220%	N/A	Actual/360	5,868.21	Partial IO	120	120	12	12	360	360	0	LO(24);DEF(92);O(4)	0	0
54	Loan	Dollar General Rolla	4.760000%	0.014780%	4.745220%	8.760000%	Actual/360	3,716.11	Full IO, ARD	120	120	120	120	0	0	0	YM(24);DEF/YM(89);O(7)	0	0
55	Loan	Dollar General Dexter	5.190000%	0.014780%	5.175220%	9.190000%	Actual/360	3,775.54	Full IO, ARD	120	120	120	120	0	0	0	YM(24);DEF/YM(89);O(7)	0	0

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Grace Period at Maturity Default	Appraised Value(4)(20)	Appraisal Date(4)	U/W NOI DSCR(3)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity or ARD(3)(4)	U/W NOI Debt Yield(3)	U/W NCF Debt Yield(3)	U/W EGI(23)	U/W Expenses	U/W NOI	U/W Replacement	U/W TI/LC	U/W NCF(24)	Occupancy Rate(10)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI
1	Loan	225 Bush	0	589,000,000	9/5/2019	4.00	3.85	34.6%	34.6%	13.4%	12.9%	41,830,321	14,566,655	27,263,666	115,997	869,981	26,277,688	97.8%	9/30/2019	TTM 8/31/2019	36,531,101	12,018,844	24,512,257
2	Loan	Chroma Apartments	0	73,000,000	8/23/2019	1.85	1.81	68.5%	68.5%	7.4%	7.3%	5,228,508	1,506,335	3,722,173	62,670	22,388	3,637,115	95.3%	10/30/2019	TTM 9/30/2019	3,001,813	1,450,803	1,551,010
3	Loan	Wyndham National Hotel Portfolio	0	215,000,000	8/1/2019	2.20	1.94	67.4%	46.7%	16.1%	14.2%	70,792,181	47,422,552	23,369,629	2,831,687	0	20,537,942	71.7%	8/31/2019	TTM 8/31/2019	70,792,181	47,757,359	23,034,823
3.01	Property	Travelodge - 2307 Wyoming Avenue		15,100,000	8/1/2019							2,576,754	905,283	1,671,471	103,070	0	1,568,401	38.9%	8/31/2019	TTM 8/31/2019	2,576,754	898,669	1,678,085
3.02	Property	Travelodge - 2111 Camino Del Llano		10,800,000	8/1/2019							3,134,604	1,737,042	1,397,562	125,384	0	1,272,178	94.7%	8/31/2019	TTM 8/31/2019	3,134,604	1,731,677	1,402,927
3.03	Property	Travelodge - 1170 W Flaming Gorge Way		13,300,000	8/1/2019							3,184,671	1,825,747	1,358,924	127,387	0	1,231,538	65.2%	8/31/2019	TTM 8/31/2019	3,184,671	1,834,259	1,350,413
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive		11,000,000	8/1/2019							3,419,480	2,166,575	1,252,905	136,779	0	1,116,126	92.0%	8/31/2019	TTM 8/31/2019	3,419,480	2,185,682	1,233,799
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive		8,700,000	8/1/2019							2,886,336	1,902,675	983,661	115,453	0	868,208	74.4%	8/31/2019	TTM 8/31/2019	2,886,336	1,935,139	951,197
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60		9,200,000	8/1/2019							2,134,156	1,244,090	890,067	85,366	0	804,700	74.0%	8/31/2019	TTM 8/31/2019	2,134,156	1,262,981	871,175
3.07	Property	Travelodge - 1127 Pony Express Highway		9,300,000	8/1/2019							2,157,070	1,287,376	869,694	86,283	0	783,411	56.7%	8/31/2019	TTM 8/31/2019	2,157,070	1,292,838	864,233
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street		8,900,000	8/1/2019							1,973,935	1,159,160	814,775	78,957	0	735,818	91.0%	8/31/2019	TTM 8/31/2019	1,973,935	964,193	1,009,742
3.09	Property	Travelodge - 2680 Airport Road		5,600,000	8/1/2019							1,684,365	899,216	785,149	67,375	0	717,775	83.4%	8/31/2019	TTM 8/31/2019	1,684,365	907,047	777,319
3.10	Property	Super 8 - 720 Royal Parkway		8,000,000	8/1/2019							2,312,179	1,478,257	833,923	92,487	0	741,436	82.0%	8/31/2019	TTM 8/31/2019	2,312,179	1,516,297	795,883
3.11	Property	Baymont Inn & Suites - 1051 North Market Street		9,300,000	8/1/2019							2,655,752	1,916,510	739,242	106,230	0	633,012	72.9%	8/31/2019	TTM 8/31/2019	2,655,752	1,912,753	742,999
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway		6,400,000	8/1/2019							1,935,561	1,195,081	740,480	77,422	0	663,058	78.5%	8/31/2019	TTM 8/31/2019	1,935,561	1,271,388	664,173
3.13	Property	Baymont Inn & Suites - 95 Spruce Road		6,500,000	8/1/2019							1,663,942	993,913	670,030	66,558	0	603,472	66.6%	8/31/2019	TTM 8/31/2019	1,663,942	1,017,530	646,412
3.14	Property	Super 8 - 2545 Cornhusker Highway		5,500,000	8/1/2019							1,694,455	1,018,967	675,488	67,778	0	607,710	78.0%	8/31/2019	TTM 8/31/2019	1,694,455	1,063,055	631,400
3.15	Property	Travelodge - 1110 SE 4th Street		6,500,000	8/1/2019							1,434,177	799,926	634,250	57,367	0	576,883	84.0%	8/31/2019	TTM 8/31/2019	1,434,177	816,943	617,234
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court		4,500,000	8/1/2019							1,591,096	1,022,254	568,842	63,644	0	505,198	68.3%	8/31/2019	TTM 8/31/2019	1,591,096	1,034,220	556,877
3.17	Property	Travelodge - 800 W Laramie Street		4,300,000	8/1/2019							1,275,524	725,657	549,867	51,021	0	498,846	85.2%	8/31/2019	TTM 8/31/2019	1,275,524	731,418	544,106
3.18	Property	Travelodge - 22 North Frontage Road		5,200,000	8/1/2019							1,492,017	881,125	610,891	59,681	0	551,211	83.7%	8/31/2019	TTM 8/31/2019	1,492,017	844,513	647,503
3.19	Property	Travelodge - 123 Westvaco Road		3,700,000	8/1/2019							1,427,550	897,156	530,394	57,102	0	473,292	70.0%	8/31/2019	TTM 8/31/2019	1,427,550	913,979	513,571
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue		4,200,000	8/1/2019							1,724,899	1,183,207	541,693	68,996	0	472,697	69.8%	8/31/2019	TTM 8/31/2019	1,724,899	1,211,842	513,058
3.21	Property	Travelodge - 1710 Jefferson Street		5,200,000	8/1/2019							1,354,534	868,414	486,120	54,181	0	431,939	78.5%	8/31/2019	TTM 8/31/2019	1,354,534	894,952	459,583
3.22	Property	Travelodge - 1625 Stillwater Avenue		4,300,000	8/1/2019							1,693,665	1,212,080	481,586	67,747	0	413,839	91.7%	8/31/2019	TTM 8/31/2019	1,693,665	1,220,031	473,634
3.23	Property	Travelodge - 8233 Airline Highway		4,200,000	8/1/2019							1,095,931	644,896	451,035	43,837	0	407,197	80.9%	8/31/2019	TTM 8/31/2019	1,095,931	654,444	441,487
3.24	Property	Baymont Inn & Suites - 6390 US-93		4,000,000	8/1/2019							1,374,253	922,737	451,516	54,970	0	396,546	74.7%	8/31/2019	TTM 8/31/2019	1,374,253	952,962	421,292
3.25	Property	Travelodge - 707 East Webster Street		3,300,000	8/1/2019							1,621,747	1,199,931	421,816	64,870	0	356,946	58.9%	8/31/2019	TTM 8/31/2019	1,621,747	1,217,049	404,697
3.26	Property	Travelodge - 777 West Hwy 21		3,400,000	8/1/2019							1,369,045	980,465	388,580	54,762	0	333,818	60.6%	8/31/2019	TTM 8/31/2019	1,369,045	993,511	375,534
3.27	Property	Travelodge - 3522 North Highway 59		1,900,000	8/1/2019							1,511,604	1,134,073	377,531	60,464	0	317,067	56.7%	8/31/2019	TTM 8/31/2019	1,511,604	1,141,779	369,825
3.28	Property	Travelodge - 108 6th Avenue		3,100,000	8/1/2019							868,337	535,224	333,114	34,733	0	298,380	73.9%	8/31/2019	TTM 8/31/2019	868,337	509,073	359,264
3.29	Property	Travelodge - 2200 E South Avenue		3,700,000	8/1/2019							928,821	597,643	331,179	37,153	0	294,026	82.3%	8/31/2019	TTM 8/31/2019	928,821	611,022	317,800
3.30	Property	Travelodge - 128 South Willow Road		2,700,000	8/1/2019							1,233,371	919,361	314,010	49,335	0	264,676	72.1%	8/31/2019	TTM 8/31/2019	1,233,371	948,787	284,584
3.31	Property	Travelodge - 1005 Highway 285		2,000,000	8/1/2019							1,541,517	1,229,846	311,670	61,661	0	250,010	82.2%	8/31/2019	TTM 8/31/2019	1,541,517	1,227,874	313,642
3.32	Property	Days Inn - 3431 14th Avenue		2,500,000	8/1/2019							1,316,379	1,059,044	257,335	52,655	0	204,680	86.1%	8/31/2019	TTM 8/31/2019	1,316,379	1,068,638	247,741
3.33	Property	Travelodge - 2505 US 69		1,000,000	8/1/2019							1,032,550	801,511	231,039	41,302	0	189,737	64.9%	8/31/2019	TTM 8/31/2019	1,032,550	818,639	213,911
3.34	Property	Baymont Inn & Suites - 3475 Union Road		3,800,000	8/1/2019							1,052,736	771,797	280,938	42,109	0	238,829	67.5%	8/31/2019	TTM 8/31/2019	1,052,736	780,643	272,093
3.35	Property	Travelodge - 1706 North Park Drive		1,400,000	8/1/2019							1,074,746	852,346	222,401	42,990	0	179,411	96.1%	8/31/2019	TTM 8/31/2019	1,074,746	879,486	195,261
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street		2,700,000	8/1/2019							1,371,454	1,158,885	212,569	54,858	0	157,711	55.6%	8/31/2019	TTM 8/31/2019	1,371,454	1,171,946	199,508
3.37	Property	Travelodge - 1177 E 16th Street		1,000,000	8/1/2019							1,314,752	1,106,530	208,222	52,590	0	155,632	31.0%	8/31/2019	TTM 8/31/2019	1,314,752	1,043,846	270,906
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road		2,200,000	8/1/2019							1,324,993	1,124,128	200,865	53,000	0	147,866	67.3%	8/31/2019	TTM 8/31/2019	1,324,993	1,140,434	184,559
3.39	Property	Travelodge - 2407 East Holland Avenue		2,100,000	8/1/2019							1,307,117	1,145,170	161,947	52,285	0	109,663	80.4%	8/31/2019	TTM 8/31/2019	1,307,117	1,143,301	163,816
3.40	Property	Travelodge - 620 Souder Road		800,000	8/1/2019							716,540	726,389	-9,849	28,662	0	-38,510	51.7%	8/31/2019	TTM 8/31/2019	716,540	738,271	-21,730
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast		1,900,000	8/1/2019							1,118,364	1,001,686	116,679	44,735	0	71,944	62.9%	8/31/2019	TTM 8/31/2019	1,118,364	1,013,676	104,689
3.42	Property	Travelodge - 109 East Commerce Street		500,000	8/1/2019							758,343	828,710	-70,366	30,334	0	-100,700	33.0%	8/31/2019	TTM 8/31/2019	758,343	843,682	-85,339
3.43	Property	Travelodge - 4000 Siskiyou Avenue		400,000	8/1/2019							657,965	631,141	26,824	26,319	0	505	80.1%	8/31/2019	TTM 8/31/2019	657,965	648,803	9,161
3.44	Property	Travelodge - 98 Moffat Avenue		900,000	8/1/2019							794,889	731,329	63,560	31,796	0	31,765	44.1%	8/31/2019	TTM 8/31/2019	794,889	748,087	46,801
4	Loan	Phoenix Industrial Portfolio III	0	41,940,000	Various	1.82	1.70	74.2%	62.7%	10.6%	9.9%	4,742,806	1,457,626	3,285,179	83,504	129,932	3,071,744	89.2%	Various	N/A	N/A	N/A	N/A
4.01	Property	Galesburg		14,500,000	10/29/2019							1,675,561	502,066	1,173,495	34,226	61,201	1,078,067	88.0%	10/24/2019	N/A	N/A	N/A	N/A
4.02	Property	Covington		13,800,000	10/28/2019							1,937,208	624,987	1,312,222	14,644	53,321	1,244,256	100.0%	9/30/2019	N/A	N/A	N/A	N/A
4.03	Property	Grafton		13,640,000	10/30/2019							1,130,036	330,574	799,463	34,634	15,409	749,420	77.1%	10/24/2019	N/A	N/A	N/A	N/A
5	Loan	3 Columbus Circle	0	1,080,000,000	1/1/2019	3.11	2.91	45.4%	45.4%	12.3%	11.5%	79,416,007	18,918,555	60,497,452	150,743	3,752,630	56,594,079	97.2%	1/1/2019	12/31/2018	57,324,235	17,233,200	40,091,035
6	Loan	ILPT Industrial Portfolio	0	547,000,000	Various	5.52	5.05	39.2%	39.2%	14.8%	13.6%	39,822,695	7,985,779	31,836,916	656,723	2,038,736	29,141,457	100.0%	Various	12/31/2018	35,335,764	6,445,614	28,890,150
6.01	Property	1800 Union Airpark Boulevard		94,500,000	7/15/2019							8,907,213	2,906,244	6,000,969	143,300	452,296	5,405,373	100.0%	12/7/2019	12/31/2018	8,660,170	2,537,067	6,123,103
6.02	Property	4237-4255 Anson Boulevard		73,000,000	7/16/2019							5,904,323	1,536,726	4,367,597	82,926	272,696	4,011,976	100.0%	12/7/2019	12/31/2018	6,124,114	1,318,374	4,805,740
6.03	Property	5000 Commerce Way		69,700,000	7/18/2019							4,451,482	765,972	3,685,510	81,285	241,149	3,363,076	100.0%	12/7/2019	12/31/2018	4,308,405	679,662	3,628,743
6.04	Property	5142 and 5148 North Hanley Road		61,700,000	7/15/2019							3,708,736	132,948	3,575,789	34,479	148,969	3,392,341	100.0%	12/7/2019	12/31/2018	2,699,991	20,556	2,679,435
6.05	Property	945 Monument Drive		51,200,000	7/16/2019							3,386,613	482,738	2,903,875	77,000	206,930	2,619,946	100.0%	12/7/2019	12/31/2018	3,312,029	430,464	2,881,565
6.06	Property	5500 SE Delaware Ave		43,000,000	7/16/2019							2,914,156	104,426	2,809,731	51,528	155,235	2,602,967	100.0%	12/7/2019	12/31/2018	1,580,595	83,456	1,497,139
6.07	Property	2801 Airwest Boulevard		41,100,000	7/15/2019							2,491,915	117,071	2,374,844	64,367	164,469	2,146,008	100.0%	12/7/2019	12/31/2018	2,455,992	44,468	2,411,524
6.08	Property	20 Logistics Boulevard		32,500,000	7/23/2019							2,864,407	630,409	2,233,998	48,287	148,895	2,036,817	100.0%	12/7/2019	12/31/2018	2,824,454	484,545	2,339,909
6.09	Property	2150 Stanley Road		30,200,000	7/16/2019							2,301,168	665,285	1,635,883	39,480	120,692	1,475,711	100.0%	9/1/2019	12/31/2018	2,297,895	553,914	1,743,981
6.10	Property	16101 Queens Court		29,500,000	7/16/2019							1,675,398	380,692	1,294,706	17,664	70,559	1,206,483	100.0%	12/7/2019	12/31/2018	430,850	133,165	297,684
6.11	Property	5 Logistics Drive		20,600,000	7/16/2019							1,217,283	263,268	954,015	16,407	56,849	880,759	100.0%	12/7/2019	12/31/2018	641,270	159,943	481,327
7	Loan	Orfali Portfolio	0	58,700,000	9/17/2019	2.76	2.71	51.1%	51.1%	9.7%	9.5%	4,451,425	1,534,166	2,917,259	60,562	0	2,856,697	95.7%	9/24/2019	TTM 9/30/2019	3,947,630	1,383,046	2,564,584
8	Loan	DoubleTree New York Times Square West Leased Fee	0	132,600,000	10/1/2019	2.53	2.53	43.7%	43.7%	9.4%	9.4%	5,454,725	0	5,454,725	0	0	5,454,725	92.1%	9/30/2019	N/A	N/A	N/A	N/A
9	Loan	United Healthcare Office	0	70,200,000	8/23/2019	1.58	1.56	66.7%	63.7%	10.2%	10.0%	4,934,863	168,521	4,766,342	30,618	39,427	4,696,297	100.0%	12/6/2019	TTM 7/31/2019	4,445,335	20,475	4,424,860
10	Loan	AVR Atlanta Airport SpringHill Gateway	0	38,500,000	10/1/2019	3.45	3.12	61.9%	61.9%	13.3%	12.0%	7,737,944	4,576,600	3,161,344	309,518	0	2,851,826	85.9%	9/30/2019	TTM 9/30/2019	7,737,944	4,530,622	3,207,322
11	Loan	4041 Central	0	58,000,000	9/9/2019	1.84	1.73	73.1%	57.5%	10.1%	9.5%	6,984,424	2,684,938	4,299,487	73,162	181,453	4,044,872	68.1%	10/1/2019	TTM 9/30/2019	6,746,409	2,783,632	3,962,776
12	Loan	Century Plaza Towers	0	2,302,000,000	9/24/2019	4.41	4.08	39.1%	39.1%	13.5%	12.5%	158,615,968	37,470,212	121,145,756	480,328	8,415,062	112,250,366	92.9%	10/1/2019	TTM 9/30/2019	120,890,660	37,547,742	83,342,918
13	Loan	Westmont Red Roof Inn Portfolio II	0	26,600,000	Various	2.44	2.06	66.3%	48.5%	16.1%	13.6%	8,771,031	5,938,665	2,832,366	438,552	N/A	2,393,814	77.9%	6/30/2019	TTM 06/30/2019	8,806,957	5,943,740	2,863,217
13.01	Property	Red Roof Inn St. Clairsville		8,600,000	5/1/2019							2,165,000	1,350,541	814,459	108,250	N/A	706,209	88.8%	6/30/2019	TTM 06/30/2019	2,200,926	1,328,379	872,547
13.02	Property	Red Roof PLUS+ Phoenix Airport		7,500,000	5/13/2019							2,348,735	1,540,435	808,300	117,437	N/A	690,863	76.9%	6/30/2019	TTM 06/30/2019	2,348,735	1,549,538	799,197
13.03	Property	Red Roof PLUS+ West Springfield		5,300,000	5/8/2019							2,305,670	1,634,595	671,075	115,284	N/A	555,792	73.9%	6/30/2019	TTM 06/30/2019	2,305,670	1,645,689	659,981
13.04	Property	Red Roof PLUS+ Chicago Naperville		5,200,000	5/3/2019							1,951,626	1,413,094	538,532	97,581	N/A	440,951	72.8%	6/30/2019	TTM 06/30/2019	1,951,626	1,420,134	531,492
14	Loan	Crimson Retail Portfolio	0	45,700,000	Various	1.94	1.83	72.5%	61.5%	10.8%	10.2%	5,117,182	1,524,685	3,592,496	47,757	163,838	3,380,901	95.5%	Various	TTM 3/31/2019	4,210,947	1,228,634	2,982,313
14.01	Property	Little Elm		30,400,000	9/16/2019							3,299,259	1,075,565	2,223,695	22,448	89,142	2,112,105	94.7%	9/1/2019	TTM 3/31/2019	3,099,526	998,778	2,100,748
14.02	Property	South Plaza		9,200,000	9/16/2019							1,224,262	292,906	931,357	19,084	56,383	855,890	95.0%	9/1/2019	T-7 Annualized 7/31/2019	1,111,421	229,856	881,565
14.03	Property	JoAnn Fabrics		3,150,000	9/13/2019							295,091	82,975	212,116	3,225	8,816	200,075	100.0%	12/6/2019	N/A	N/A	N/A	N/A
14.04	Property	Office Depot		2,950,000	9/13/2019							298,569	73,240	225,329	3,000	9,498	212,831	100.0%	12/6/2019	N/A	N/A	N/A	N/A
15	Loan	Redwood Technology Center	0	51,000,000	10/8/2019	1.60	1.55	71.6%	65.5%	9.7%	9.4%	4,837,710	1,281,963	3,555,746	23,192	89,320	3,443,234	94.1%	7/31/2019	TTM 8/31/2019	4,557,575	1,208,566	3,349,009
16	Loan	Springhill Suites Raleigh Cary	0	22,500,000	10/15/2019	2.20	1.98	65.6%	52.0%	12.5%	11.3%	4,542,609	2,696,406	1,846,203	181,704	0	1,664,499	76.8%	9/30/2019	TTM 9/30/2019	4,506,112	2,620,643	1,885,469
17	Loan	Muskogee Apartments Portfolio	0	20,750,000	11/1/2019	1.62	1.42	70.8%	64.7%	9.7%	8.6%	3,313,276	1,884,505	1,428,770	171,868	0	1,256,903	89.4%	11/13/2019	TTM 9/30/2019	3,236,223	1,831,108	1,405,115
17.01	Property	Country Club		8,000,000	11/1/2019							1,428,322	795,716	632,606	78,720	0	553,886	92.9%	11/13/2019	TTM 9/30/2019	1,350,825	772,858	577,967
17.02	Property	Shady Hollow		5,700,000	11/1/2019							799,472	465,957	333,515	36,700	0	296,815	89.9%	11/13/2019	TTM 9/30/2019	838,305	436,187	402,117
17.03	Property	South Point		3,175,000	11/1/2019							459,233	262,295	196,937	26,784	0	170,153	88.2%	11/13/2019	TTM 9/30/2019	406,094	254,068	152,026
17.04	Property	Berwick		2,400,000	11/1/2019							396,630	217,787	178,843	17,712	0	161,131	88.9%	11/13/2019	TTM 9/30/2019	380,876	205,181	175,695
17.05	Property	Village East		1,475,000	11/1/2019							229,618	142,750	86,869	11,952	0	74,917	72.9%	11/13/2019	TTM 9/30/2019	260,123	162,813	97,309
18	Loan	7105 - 7115 37th Avenue	0	22,900,000	11/1/2019	1.72	1.68	63.3%	63.3%	8.0%	7.9%	1,939,352	774,446	1,164,906	26,500	N/A	1,138,406	100.0%	7/18/2019	TTM 06/30/2019	2,036,705	377,024	1,659,681
19	Loan	Carnegie Hotel	0	23,200,000	9/24/2019	2.82	2.39	62.5%	49.4%	15.9%	13.5%	8,779,607	6,471,962	2,307,645	351,184	0	1,956,461	72.2%	9/30/2019	TTM 9/30/2019	8,779,607	6,702,811	2,076,796
20	Loan	Pinecrest Apartments	0	22,200,000	10/22/2019	2.63	2.45	64.0%	64.0%	9.6%	9.0%	2,629,736	1,260,901	1,368,835	93,900	0	1,274,935	96.2%	10/09/2019	TTM 10/31/2019	2,629,736	1,309,900	1,319,836
21	Loan	Shoppes at Parma	0	87,300,000	8/29/2019	1.89	1.74	65.4%	52.3%	11.1%	10.2%	9,956,513	3,633,806	6,322,706	145,255	363,138	5,814,314	93.2%	10/3/2019	T-12 9/30/2019	8,009,611	3,153,863	4,855,749
22	Loan	The Village Apartments	0	22,900,000	9/26/2019	1.93	1.80	61.1%	48.9%	11.3%	10.6%	2,990,553	1,402,105	1,588,447	111,250	0	1,477,197	88.8%	11/5/2019	TTM 10/31/2019	2,134,258	956,695	1,177,563
23	Loan	Shelbourne Square	0	21,400,000	10/21/2019	1.76	1.62	63.3%	45.5%	11.1%	10.2%	2,275,638	771,299	1,504,339	39,375	77,622	1,387,342	85.5%	10/31/2019	TTM 9/30/2019	2,369,087	836,718	1,532,369
24	Loan	Mentis Portfolio	0	23,075,000	9/27/2019	1.75	1.74	58.0%	49.3%	10.4%	10.3%	1,440,406	51,401	1,389,005	6,895	0	1,382,110	100.0%	12/1/2019	N/A	N/A	N/A	N/A
24.01	Property	Mentis San Antonio		12,875,000	9/27/2019							798,125	28,505	769,620	3,867	0	765,754	100.0%	12/1/2019	N/A	N/A	N/A	N/A
24.02	Property	Mentis Round Rock		10,200,000	9/27/2019							642,281	22,896	619,384	3,028	0	616,357	100.0%	12/1/2019	N/A	N/A	N/A	N/A
25	Loan	Aliso Viejo Plaza	0	28,900,000	10/11/2019	3.48	3.38	45.0%	45.0%	11.6%	11.3%	2,264,605	753,236	1,511,369	8,950	35,800	1,466,619	96.4%	11/1/2019	TTM 8/31/2019	2,102,434	772,141	1,330,293
26	Loan	Walmart Supercenter Douglasville	0	24,360,000	10/14/2019	2.95	2.77	52.1%	52.1%	10.0%	9.4%	1,333,806	59,390	1,274,416	22,251	55,628	1,196,537	100.0%	12/1/2019	N/A	N/A	N/A	N/A
27	Loan	Medley Portfolio	0	18,000,000	9/12/2019	2.05	1.84	66.7%	56.2%	11.8%	10.6%	2,899,937	1,483,317	1,416,620	147,950	0	1,268,670	89.6%	9/17/2019	T-12 7/31/2019	2,619,172	1,449,708	1,169,465
27.01	Property	El Dorado Apartments		6,600,000	9/12/2019							N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.02	Property	Longview Heights Apartments		4,800,000	9/12/2019							N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Grace Period at Maturity Default	Appraised Value(4)(20)	Appraisal Date(4)	U/W NOI DSCR(3)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity or ARD(3)(4)	U/W NOI Debt Yield(3)	U/W NCF Debt Yield(3)	U/W EGI(23)	U/W Expenses	U/W NOI	U/W Replacement	U/W TI/LC	U/W NCF(24)	Occupancy Rate(10)	Occupancy as-of Date	Most Recent Operating Statement Date	Most Recent EGI	Most Recent Expenses	Most Recent NOI
27.03	Property	Barron Court Apartments		3,300,000	9/12/2019							N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.04	Property	Longview Gardens Apartments		3,300,000	9/12/2019							N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan	Courtyard - Tampa (Citrus Park)	0	23,500,000	7/3/2019	2.19	1.95	50.6%	43.4%	13.5%	12.0%	4,430,946	2,822,260	1,608,686	177,238	0	1,431,448	69.8%	10/31/2019	TTM 10/31/2019	4,430,946	2,739,478	1,691,468
29	Loan	1413 Germantown Avenue	0	17,400,000	8/21/2019	1.51	1.50	67.8%	53.8%	8.7%	8.5%	1,216,200	195,389	1,020,811	12,500	0	1,008,311	94.0%	11/7/2019	N/A	N/A	N/A	N/A
30	Loan	Beachwood Village	0	18,200,000	10/24/2019	2.30	2.28	60.4%	60.4%	8.3%	8.3%	1,455,189	540,896	914,293	5,475	0	908,818	93.7%	10/31/2019	TTM 9/30/2019	1,475,080	544,749	930,331
31	Loan	Global Payments, Inc.	0	42,000,000	8/29/2019	2.23	2.23	69.4%	69.4%	8.7%	8.7%	2,619,544	78,586	2,540,957	0	0	2,540,957	100.0%	12/1/2019	N/A	N/A	N/A	N/A
32	Loan	2701 Grand Concourse	0	16,000,000	10/7/2019	1.96	1.96	61.3%	61.3%	7.9%	7.9%	1,173,492	397,389	776,103	0	0	776,103	96.9%	10/2/2019	TTM 9/30/2019	1,199,229	368,811	830,418
33	Loan	Holiday Inn Express Lincoln CA	5	15,000,000	10/1/2020	2.35	2.09	60.0%	53.9%	14.5%	12.9%	3,638,123	2,332,591	1,305,532	145,525	0	1,160,007	86.6%	09/04/2019	TTM 9/30/2019	3,638,123	2,312,664	1,325,458
34	Loan	Apple Inc. Boulder	0	15,500,000	11/6/2019	2.28	2.26	57.4%	57.4%	9.3%	9.2%	853,542	25,606	827,936	5,739	0	822,197	100.0%	12/6/2019	N/A	N/A	N/A	N/A
35	Loan	CubeSmart Penn’s Landing	0	12,870,000	8/1/2019	2.00	1.97	66.4%	66.4%	9.4%	9.3%	1,353,988	546,543	807,446	9,954	0	797,492	92.9%	9/30/2019	TTM 9/30/2019	1,224,451	434,432	790,019
36	Loan	Holiday Inn Express Early	0	14,000,000	10/22/2019	2.14	1.96	60.0%	43.4%	13.8%	12.6%	2,500,417	1,344,171	1,156,246	100,017	0	1,056,229	74.3%	11/12/2019	TTM 9/30/2019	2,500,550	1,340,483	1,160,067
37	Loan	105 Van Cortlandt Park	0	12,700,000	9/18/2019	1.42	1.40	63.8%	57.7%	7.9%	7.8%	842,479	199,891	642,588	12,250	0	630,338	100.0%	11/14/2019	TTM 8/31/2019	833,208	199,581	633,627
38	Loan	The Ponce Hotel	0	13,100,000	11/1/2019	2.03	1.84	57.3%	40.0%	15.2%	13.8%	2,635,708	1,499,015	1,136,693	105,428	0	1,031,265	70.6%	9/30/2019	TTM 9/30/2019	2,563,814	1,466,779	1,097,035
39	Loan	1900 Evans Road	0	12,200,000	10/11/2019	2.34	2.22	61.5%	48.5%	13.1%	12.4%	1,368,312	382,393	985,918	14,865	37,445	933,608	100.0%	11/1/2019	TTM 10/31/2019	1,511,403	372,445	1,138,958
40	Loan	Rosedale Tech	0	11,730,000	11/6/2019	3.32	3.05	63.9%	63.9%	12.5%	11.6%	970,205	29,106	941,099	27,589	47,189	866,322	100.0%	12/6/2019	N/A	N/A	N/A	N/A
41	Loan	Walkham Townhomes	0	10,370,000	10/3/2019	1.94	1.91	65.0%	65.0%	7.7%	7.6%	818,447	298,174	520,272	6,777	0	513,495	100.0%	11/1/2019	TTM 10/31/2019	813,795	250,587	563,208
42	Loan	530 West 136th Street	0	10,400,000	9/13/2019	1.50	1.47	62.7%	62.7%	7.2%	7.0%	779,864	311,943	467,921	9,500	0	458,421	97.8%	9/30/2019	T-6 Annualized 8/31/2019	682,482	328,623	353,859
43	Loan	Raintree Oaks Apartments	0	9,120,000	10/15/2019	1.62	1.57	71.3%	57.5%	9.8%	9.5%	1,151,263	516,184	635,079	20,384	0	614,695	99.1%	10/23/2019	TTM 9/30/2019	1,101,120	433,242	667,878
44	Loan	Six Sentry Office Portfolio	0	8,550,000	9/25/2019	2.02	1.71	71.9%	58.0%	12.2%	10.3%	1,394,976	644,821	750,155	23,805	93,026	633,324	88.3%	11/1/2019	TTM 8/31/2019	1,256,444	617,557	638,887
44.01	Property	630 Sentry		2,900,000	9/25/2019							N/A	N/A	N/A	N/A	N/A	N/A	100.0%	11/1/2019	N/A	N/A	N/A	N/A
44.02	Property	670 Sentry		2,000,000	9/25/2019							N/A	N/A	N/A	N/A	N/A	N/A	81.6%	11/1/2019	N/A	N/A	N/A	N/A
44.03	Property	610 Sentry		1,900,000	9/25/2019							N/A	N/A	N/A	N/A	N/A	N/A	97.1%	11/1/2019	N/A	N/A	N/A	N/A
44.04	Property	620 Sentry		1,750,000	9/25/2019							N/A	N/A	N/A	N/A	N/A	N/A	67.4%	11/1/2019	N/A	N/A	N/A	N/A
45	Loan	BNSF Logistics	0	8,300,000	11/3/2019	1.81	1.78	65.0%	55.5%	9.7%	9.6%	541,038	16,231	524,807	4,120	4,718	515,969	100.0%	12/6/2019	N/A	N/A	N/A	N/A
46	Loan	Airport Square	0	44,400,000	8/2/2019	1.80	1.69	67.5%	54.1%	10.6%	9.9%	4,423,098	1,261,504	3,161,595	34,940	151,408	2,975,246	85.6%	10/28/2019	T-5 Annualized 9/30/2019	4,181,185	1,110,767	3,070,419
47	Loan	Days Inn by Wyndham - Florence	0	7,400,000	10/1/2019	2.64	2.40	63.5%	46.4%	17.4%	15.8%	1,847,896	1,032,229	815,667	73,916	0	741,751	65.6%	9/30/2019	TTM 9/30/2019	1,847,896	1,010,329	837,568
48	Loan	Brickyard Plaza	0	5,150,000	9/19/2019	2.44	2.23	62.5%	62.5%	9.8%	8.9%	570,449	178,597	391,852	12,884	21,085	357,884	100.0%	9/25/2019	N/A	N/A	N/A	N/A
49	Loan	Holiday Inn Express New Albany	0	6,500,000	7/1/2019	1.99	1.75	54.6%	40.6%	13.8%	12.1%	1,496,682	1,008,436	488,246	59,867	0	428,379	60.6%	10/31/2019	TTM 10/31/2019	1,496,682	983,607	513,075
50	Loan	CVS Brownsburg	0	4,690,000	10/2/2019	1.57	1.52	65.0%	52.2%	9.3%	9.0%	327,471	44,565	282,906	1,519	7,594	273,794	100.0%	12/1/2019	TTM 9/30/2019	293,035	0	293,035
51	Loan	Orient Drive Mobile Estates	0	5,400,000	9/9/2019	1.85	1.84	50.0%	45.5%	10.8%	10.7%	378,188	86,611	291,576	2,550	0	289,026	100.0%	9/25/2019	TTM 8/31/2019	370,779	105,990	264,789
52	Loan	Pomona Park	0	4,625,000	9/6/2019	1.68	1.55	57.7%	35.1%	12.4%	11.4%	428,089	97,924	330,165	8,207	17,358	304,600	96.8%	10/2/2019	TTM 8/31/2019	429,826	105,622	324,204
53	Loan	Dollar General Tuckahoe	0	1,925,000	10/7/2019	1.66	1.65	62.3%	51.4%	9.8%	9.7%	132,719	15,714	117,004	1,123	0	115,881	100.0%	12/1/2019	N/A	N/A	N/A	N/A
54	Loan	Dollar General Rolla	0	1,320,000	8/28/2019	1.86	1.83	70.0%	70.0%	9.0%	8.8%	85,621	2,569	83,052	1,354	0	81,698	100.0%	6/23/2019	N/A	N/A	N/A	N/A
55	Loan	Dollar General Dexter	0	1,230,000	5/2/2019	1.72	1.69	70.0%	70.0%	9.1%	8.9%	80,418	2,413	78,005	1,350	0	76,655	100.0%	6/1/2019	N/A	N/A	N/A	N/A

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Most Recent Operating Statement Date	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(17)(18)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)
1	Loan	225 Bush	12/31/2018	36,782,955	11,108,481	25,674,474	12/31/2017	35,806,940	11,018,547	24,788,393	Twitch Interactive	84,035	14.5%	8/18/2021	LiveRamp, Inc
2	Loan	Chroma Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3	Loan	Wyndham National Hotel Portfolio	12/31/2018	70,046,868	45,576,295	24,470,573	12/31/2017	66,288,699	42,904,643	23,384,056	N/A	N/A	N/A	N/A	N/A
3.01	Property	Travelodge - 2307 Wyoming Avenue	12/31/2018	2,546,220	859,155	1,687,065	12/31/2017	3,367,424	905,317	2,462,107	N/A	N/A	N/A	N/A	N/A
3.02	Property	Travelodge - 2111 Camino Del Llano	12/31/2018	3,248,610	1,696,163	1,552,447	12/31/2017	3,199,075	1,696,578	1,502,497	N/A	N/A	N/A	N/A	N/A
3.03	Property	Travelodge - 1170 W Flaming Gorge Way	12/31/2018	3,249,379	1,833,435	1,415,944	12/31/2017	3,281,370	1,908,147	1,373,223	N/A	N/A	N/A	N/A	N/A
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive	12/31/2018	3,384,566	2,096,589	1,287,977	12/31/2017	3,206,460	1,926,911	1,279,549	N/A	N/A	N/A	N/A	N/A
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive	12/31/2018	2,873,821	1,872,345	1,001,476	12/31/2017	2,793,809	1,840,485	953,324	N/A	N/A	N/A	N/A	N/A
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60	12/31/2018	2,063,943	1,158,694	905,249	12/31/2017	1,882,340	1,157,257	725,083	N/A	N/A	N/A	N/A	N/A
3.07	Property	Travelodge - 1127 Pony Express Highway	12/31/2018	2,475,241	1,306,332	1,168,909	12/31/2017	2,709,357	1,254,087	1,455,270	N/A	N/A	N/A	N/A	N/A
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street	12/31/2018	2,046,798	995,117	1,051,681	12/31/2017	1,835,529	1,044,114	791,415	N/A	N/A	N/A	N/A	N/A
3.09	Property	Travelodge - 2680 Airport Road	12/31/2018	1,725,591	912,244	813,347	12/31/2017	1,749,957	913,075	836,882	N/A	N/A	N/A	N/A	N/A
3.10	Property	Super 8 - 720 Royal Parkway	12/31/2018	2,135,588	1,268,351	867,237	12/31/2017	1,934,152	1,414,428	519,724	N/A	N/A	N/A	N/A	N/A
3.11	Property	Baymont Inn & Suites - 1051 North Market Street	12/31/2018	2,838,276	1,786,541	1,051,735	12/31/2017	2,520,797	1,584,921	935,876	N/A	N/A	N/A	N/A	N/A
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway	12/31/2018	1,826,201	1,210,201	616,000	12/31/2017	1,529,383	1,102,150	427,233	N/A	N/A	N/A	N/A	N/A
3.13	Property	Baymont Inn & Suites - 95 Spruce Road	12/31/2018	1,581,030	938,957	642,073	12/31/2017	1,616,473	935,019	681,454	N/A	N/A	N/A	N/A	N/A
3.14	Property	Super 8 - 2545 Cornhusker Highway	12/31/2018	1,669,959	1,077,133	592,827	12/31/2017	1,540,661	1,024,964	515,697	N/A	N/A	N/A	N/A	N/A
3.15	Property	Travelodge - 1110 SE 4th Street	12/31/2018	1,384,723	707,597	677,126	12/31/2017	1,382,408	712,332	670,076	N/A	N/A	N/A	N/A	N/A
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court	12/31/2018	1,433,216	980,238	452,978	12/31/2017	1,378,101	943,759	434,342	N/A	N/A	N/A	N/A	N/A
3.17	Property	Travelodge - 800 W Laramie Street	12/31/2018	1,274,749	678,959	595,790	12/31/2017	1,258,037	674,197	583,840	N/A	N/A	N/A	N/A	N/A
3.18	Property	Travelodge - 22 North Frontage Road	12/31/2018	1,449,153	772,210	676,943	12/31/2017	1,455,637	755,180	700,457	N/A	N/A	N/A	N/A	N/A
3.19	Property	Travelodge - 123 Westvaco Road	12/31/2018	1,408,947	930,303	478,644	12/31/2017	1,440,955	920,109	520,846	N/A	N/A	N/A	N/A	N/A
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue	12/31/2018	1,559,864	1,182,160	377,704	12/31/2017	1,551,595	1,170,187	381,408	N/A	N/A	N/A	N/A	N/A
3.21	Property	Travelodge - 1710 Jefferson Street	12/31/2018	1,262,694	758,791	503,903	12/31/2017	1,273,909	723,038	550,871	N/A	N/A	N/A	N/A	N/A
3.22	Property	Travelodge - 1625 Stillwater Avenue	12/31/2018	1,686,301	1,216,783	469,518	12/31/2017	1,728,133	1,246,712	481,421	N/A	N/A	N/A	N/A	N/A
3.23	Property	Travelodge - 8233 Airline Highway	12/31/2018	1,082,757	632,725	450,032	12/31/2017	1,132,390	581,844	550,546	N/A	N/A	N/A	N/A	N/A
3.24	Property	Baymont Inn & Suites - 6390 US-93	12/31/2018	1,199,513	836,892	362,621	12/31/2017	148,000	102,865	45,135	N/A	N/A	N/A	N/A	N/A
3.25	Property	Travelodge - 707 East Webster Street	12/31/2018	1,575,474	1,167,184	408,290	12/31/2017	1,551,350	1,157,200	394,150	N/A	N/A	N/A	N/A	N/A
3.26	Property	Travelodge - 777 West Hwy 21	12/31/2018	1,358,059	952,037	406,022	12/31/2017	1,078,845	876,424	202,421	N/A	N/A	N/A	N/A	N/A
3.27	Property	Travelodge - 3522 North Highway 59	12/31/2018	1,269,419	1,001,162	268,257	12/31/2017	1,098,442	926,257	172,185	N/A	N/A	N/A	N/A	N/A
3.28	Property	Travelodge - 108 6th Avenue	12/31/2018	849,784	509,616	340,168	12/31/2017	822,404	450,227	372,177	N/A	N/A	N/A	N/A	N/A
3.29	Property	Travelodge - 2200 E South Avenue	12/31/2018	818,512	572,299	246,213	12/31/2017	836,310	546,862	289,448	N/A	N/A	N/A	N/A	N/A
3.30	Property	Travelodge - 128 South Willow Road	12/31/2018	1,242,633	948,080	294,553	12/31/2017	1,169,614	943,843	225,771	N/A	N/A	N/A	N/A	N/A
3.31	Property	Travelodge - 1005 Highway 285	12/31/2018	1,495,138	1,104,245	390,893	12/31/2017	1,481,030	1,057,719	423,311	N/A	N/A	N/A	N/A	N/A
3.32	Property	Days Inn - 3431 14th Avenue	12/31/2018	1,361,693	1,096,109	265,584	12/31/2017	191,891	187,634	4,257	N/A	N/A	N/A	N/A	N/A
3.33	Property	Travelodge - 2505 US 69	12/31/2018	885,556	756,080	129,476	12/31/2017	751,250	691,841	59,409	N/A	N/A	N/A	N/A	N/A
3.34	Property	Baymont Inn & Suites - 3475 Union Road	12/31/2018	1,228,663	752,839	475,824	12/31/2017	1,241,735	673,215	568,520	N/A	N/A	N/A	N/A	N/A
3.35	Property	Travelodge - 1706 North Park Drive	12/31/2018	1,098,877	868,821	230,056	12/31/2017	1,074,091	816,876	257,215	N/A	N/A	N/A	N/A	N/A
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street	12/31/2018	1,444,580	1,157,180	287,400	12/31/2017	1,499,397	1,260,038	239,359	N/A	N/A	N/A	N/A	N/A
3.37	Property	Travelodge - 1177 E 16th Street	12/31/2018	1,386,619	1,030,728	355,891	12/31/2017	1,143,172	969,177	173,995	N/A	N/A	N/A	N/A	N/A
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road	12/31/2018	1,306,712	1,057,816	248,896	12/31/2017	1,223,615	1,059,766	163,849	N/A	N/A	N/A	N/A	N/A
3.39	Property	Travelodge - 2407 East Holland Avenue	12/31/2018	1,346,454	1,111,810	234,644	12/31/2017	1,230,835	952,246	278,589	N/A	N/A	N/A	N/A	N/A
3.40	Property	Travelodge - 620 Souder Road	12/31/2018	750,504	743,062	7,442	12/31/2017	755,137	770,893	-15,756	N/A	N/A	N/A	N/A	N/A
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast	12/31/2018	1,091,801	888,763	203,038	12/31/2017	1,113,192	824,746	288,446	N/A	N/A	N/A	N/A	N/A
3.42	Property	Travelodge - 109 East Commerce Street	12/31/2018	747,777	842,334	-94,557	12/31/2017	732,310	833,313	-101,003	N/A	N/A	N/A	N/A	N/A
3.43	Property	Travelodge - 4000 Siskiyou Avenue	12/31/2018	655,218	636,622	18,596	12/31/2017	657,391	651,158	6,233	N/A	N/A	N/A	N/A	N/A
3.44	Property	Travelodge - 98 Moffat Avenue	12/31/2018	726,255	671,595	54,660	12/31/2017	720,736	717,535	3,201	N/A	N/A	N/A	N/A	N/A
4	Loan	Phoenix Industrial Portfolio III	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	Various	Various
4.01	Property	Galesburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Blick Art Materials, LLC	653,091	76.3%	12/31/2034	Olson Packaging Services, Inc.
4.02	Property	Covington	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	VF Imagewear, Inc.	292,261	59.9%	10/31/2029	CSC Sugar
4.03	Property	Grafton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Guy & O’Neil, LLC	167,699	48.4%	7/31/2024	Midwest Assembly Warehouse & Distribution, LLC
5	Loan	3 Columbus Circle	12/31/2017	50,952,874	16,254,125	34,698,749	12/31/2016	50,161,202	14,968,652	35,192,550	Young & Rubicam, Inc.	375,236	49.8%	7/31/2033	Emerge 212 3CC LLC
6	Loan	ILPT Industrial Portfolio	12/31/2017	33,628,469	6,368,613	27,259,856	12/31/2016	20,837,420	4,518,161	16,319,258	Various	Various	N/A	Various	Various
6.01	Property	1800 Union Airpark Boulevard	12/31/2017	8,551,118	2,509,169	6,041,949	12/31/2016	8,475,748	2,515,626	5,960,121	Procter & Gamble	1,791,246	100.0%	10/31/2024	N/A
6.02	Property	4237-4255 Anson Boulevard	12/31/2017	5,881,285	1,170,316	4,710,969	12/31/2016	2,869,718	479,795	2,389,923	Amazon.com, Inc.	1,036,573	100.0%	4/30/2021	N/A
6.03	Property	5000 Commerce Way	12/31/2017	4,229,039	641,092	3,587,947	12/31/2016	3,975,143	635,141	3,340,001	Amazon.com, Inc.	1,016,065	100.0%	9/30/2027	N/A
6.04	Property	5142 and 5148 North Hanley Road	12/31/2017	2,655,862	21,608	2,634,254	12/31/2016	1,802,705	10,208	1,792,497	SKF USA	430,986	100.0%	10/31/2038	N/A
6.05	Property	945 Monument Drive	12/31/2017	3,252,155	375,988	2,876,167	12/31/2016	3,367,805	423,501	2,944,304	Subaru of America Distribution	962,500	100.0%	5/31/2024	N/A
6.06	Property	5500 SE Delaware Ave	12/31/2017	1,561,038	80,313	1,480,725	12/31/2016	0	0	0	The Toro Company	644,104	100.0%	10/31/2034	N/A
6.07	Property	2801 Airwest Boulevard	12/31/2017	2,439,453	67,612	2,371,841	12/31/2016	115,844	8,728	107,116	Whirlpool Corporation	804,586	100.0%	1/31/2024	N/A
6.08	Property	20 Logistics Boulevard	12/31/2017	2,772,757	459,102	2,313,655	12/31/2016	121,898	16,750	105,148	Cummins, Inc.	603,586	100.0%	10/31/2021	N/A
6.09	Property	2150 Stanley Road	12/31/2017	2,242,367	541,787	1,700,580	12/31/2016	108,559	22,546	86,013	Siemens Corporation	320,070	64.9%	9/30/2028	M D Logistics, Inc.
6.10	Property	16101 Queens Court	12/31/2017	0	292,769	-292,769	12/31/2016	0	388,523	-388,523	La-Z-Boy Incorporated	220,800	100.0%	1/31/2031	N/A
6.11	Property	5 Logistics Drive	12/31/2017	43,395	208,857	-165,462	12/31/2016	0	17,343	-17,343	Transamerica Auto Parts	205,090	100.0%	3/31/2025	N/A
7	Loan	Orfali Portfolio	12/31/2018	3,854,190	1,420,800	2,433,390	12/31/2017	4,060,278	1,379,084	2,681,194	John & Tony Pizza Corp	1,900	25.2%	6/30/2023	Ming’s Clean & Fresh Inc
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	United Healthcare Office	12/31/2018	4,369,003	24,465	4,344,538	12/31/2017	4,227,683	5,601	4,222,082	United HealthCare Services, Inc.	204,123	100.0%	12/31/2025	N/A
10	Loan	AVR Atlanta Airport SpringHill Gateway	12/31/2018	6,755,673	4,019,512	2,736,161	12/31/2017	7,167,962	4,212,170	2,955,791	N/A	N/A	N/A	N/A	N/A
11	Loan	4041 Central	12/31/2018	5,669,535	2,829,055	2,840,480	12/31/2017	5,392,094	2,936,666	2,455,428	U.S. Government (IRS)	116,507	28.7%	6/11/2029	Maricopa County Dept of Public Health
12	Loan	Century Plaza Towers	12/31/2018	125,317,446	36,292,891	89,024,555	12/31/2017	117,379,087	34,178,955	83,200,132	Bank of America & Merrill Lynch	149,508	6.2%	24,785 SF (6/30/2022); 17,833 SF (9/30/2024); 106,890 SF (9/30/2029)	Manatt Phelps
13	Loan	Westmont Red Roof Inn Portfolio II	12/31/2018	9,010,478	5,942,362	3,068,116	12/31/2017	8,337,804	5,585,359	2,752,445	N/A	N/A	N/A	N/A	N/A
13.01	Property	Red Roof Inn St. Clairsville	12/31/2018	2,187,820	1,326,707	861,113	12/31/2017	1,844,492	1,200,633	643,859	N/A	N/A	N/A	N/A	N/A
13.02	Property	Red Roof PLUS+ Phoenix Airport	12/31/2018	2,332,974	1,553,693	779,281	12/31/2017	2,095,437	1,489,389	606,048	N/A	N/A	N/A	N/A	N/A
13.03	Property	Red Roof PLUS+ West Springfield	12/31/2018	2,603,313	1,669,730	933,583	12/31/2017	2,455,147	1,543,371	911,776	N/A	N/A	N/A	N/A	N/A
13.04	Property	Red Roof PLUS+ Chicago Naperville	12/31/2018	1,886,371	1,392,232	494,139	12/31/2017	1,942,728	1,351,966	590,762	N/A	N/A	N/A	N/A	N/A
14	Loan	Crimson Retail Portfolio	12/31/2018	4,174,445	1,273,548	2,900,897	12/31/2017	3,862,238	1,368,640	2,493,598	Various	Various	N/A	Various	Various
14.01	Property	Little Elm	12/31/2018	3,044,850	1,003,066	2,041,784	12/31/2017	2,809,187	1,045,525	1,763,661	Hobby Lobby	55,405	37.0%	4/30/2023	24 Hour Fitness
14.02	Property	South Plaza	12/31/2018	1,129,595	270,481	859,113	12/31/2017	1,053,051	323,114	729,937	Winn Dixie	51,700	40.6%	9/9/2029	Bealls Outlet
14.03	Property	JoAnn Fabrics	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	JoAnn Fabrics	21,500	100.0%	1/31/2030	N/A
14.04	Property	Office Depot	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Office Depot	20,000	100.0%	2/29/2024	N/A
15	Loan	Redwood Technology Center	12/31/2018	4,528,549	1,206,915	3,321,634	12/31/2017	4,291,833	1,190,512	3,101,321	Ciena Corporation	57,673	37.3%	1/31/2025	Santa Rosa Memorial Hospital
16	Loan	Springhill Suites Raleigh Cary	Actual 2018	4,397,937	2,481,971	1,915,966	Actual 2017	4,300,721	2,420,167	1,880,554	N/A	N/A	N/A	N/A	N/A
17	Loan	Muskogee Apartments Portfolio	12/31/2018	3,021,900	1,912,333	1,109,568	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.01	Property	Country Club	12/31/2018	1,169,904	732,584	437,320	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.02	Property	Shady Hollow	12/31/2018	827,158	460,503	366,654	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.03	Property	South Point	12/31/2018	409,403	285,452	123,951	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.04	Property	Berwick	12/31/2018	368,173	248,456	119,717	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.05	Property	Village East	12/31/2018	247,263	185,337	61,925	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
18	Loan	7105 - 7115 37th Avenue	12/31/2018	2,019,930	625,019	1,394,911	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	Carnegie Hotel	12/31/2018	8,423,142	6,430,980	1,992,162	12/31/2017	8,136,256	6,269,483	1,866,773	N/A	N/A	N/A	N/A	N/A
20	Loan	Pinecrest Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
21	Loan	Shoppes at Parma	12/31/2018	6,884,652	3,169,192	3,715,460	12/31/2017	6,331,731	2,666,119	3,665,611	Wal-Mart	179,982	24.8%	2/28/2031	J.C. Penney
22	Loan	The Village Apartments	12/31/2018	1,304,798	854,326	450,472	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
23	Loan	Shelbourne Square	12/31/2018	2,308,157	844,169	1,463,988	12/31/2017	2,136,565	832,252	1,304,313	Home Depot UA, Inc.	108,928	41.5%	9/20/2023	Redner’s Markets, Inc.
24	Loan	Mentis Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Various	Various	N/A	Various	N/A
24.01	Property	Mentis San Antonio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Mentis Neuro San Antonio, LLC	19,334	100.0%	12/31/2033	N/A
24.02	Property	Mentis Round Rock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	E&J Healthcare, LLC	15,139	100.0%	5/31/2033	N/A
25	Loan	Aliso Viejo Plaza	12/31/2018	2,197,729	707,999	1,489,730	12/31/2017	2,049,723	612,966	1,436,757	Storm Fitness	3,900	10.9%	3/31/2020	Nellie Gail Dental
26	Loan	Walmart Supercenter Douglasville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Walmart Real Estate Business Trust	222,511	100.0%	10/26/2031	N/A
27	Loan	Medley Portfolio	12/31/2018	2,523,910	1,461,470	1,062,440	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.01	Property	El Dorado Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.02	Property	Longview Heights Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Most Recent Operating Statement Date	Second Most Recent EGI	Second Most Recent Expenses	Second Most Recent NOI	Third Most Recent Operating Statement Date	Third Most Recent EGI	Third Most Recent Expenses	Third Most Recent NOI	Largest Tenant Name(9)(10)(17)(18)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(2)	Second Largest Tenant Name(9)(10)
27.03	Property	Barron Court Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.04	Property	Longview Gardens Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29	Loan	1413 Germantown Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
30	Loan	Beachwood Village	12/31/2018	1,396,415	581,658	814,757	12/31/2017	1,326,667	526,050	800,617	N/A	N/A	N/A	N/A	N/A
31	Loan	Global Payments, Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Global Payments, Inc.	226,304	100.0%	5/31/2037	N/A
32	Loan	2701 Grand Concourse	12/31/2018	1,122,836	351,309	771,527	12/31/2017	1,069,091	345,445	723,646	N/A	N/A	N/A	N/A	N/A
33	Loan	Holiday Inn Express Lincoln CA	12/1/2018	3,389,361	2,149,684	1,239,677	12/1/2017	3,092,641	2,039,071	1,053,570	N/A	N/A	N/A	N/A	N/A
34	Loan	Apple Inc. Boulder	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Apple	38,263	100.0%	6/30/2026	N/A
35	Loan	CubeSmart Penn’s Landing	12/31/2018	1,166,401	437,061	729,340	12/31/2017	1,074,666	424,282	650,384	N/A	N/A	N/A	N/A	N/A
36	Loan	Holiday Inn Express Early	12/31/2018	1,879,059	1,098,430	780,629	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
37	Loan	105 Van Cortlandt Park	12/31/2018	771,991	234,769	537,222	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
38	Loan	The Ponce Hotel	12/31/2018	2,516,270	1,302,133	1,214,137	12/31/2017	1,879,703	1,194,274	685,429	N/A	N/A	N/A	N/A	N/A
39	Loan	1900 Evans Road	12/31/2018	1,382,660	354,457	1,028,204	12/31/2017	1,186,194	376,141	810,053	Best Buy Electronics	45,000	41.6%	1/31/2025	Ross Dress for Less, Inc.
40	Loan	Rosedale Tech	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Rosedale Technical College	153,270	100.0%	11/30/2039	N/A
41	Loan	Walkham Townhomes	12/31/2018	925,861	225,536	700,326	12/31/2017	408,026	340,232	67,794	N/A	N/A	N/A	N/A	N/A
42	Loan	530 West 136th Street	T-12 8/31/2019	657,137	305,307	351,830	12/31/2018	694,096	327,179	366,917	N/A	N/A	N/A	N/A	N/A
43	Loan	Raintree Oaks Apartments	12/31/2018	1,079,251	596,342	482,909	12/31/2017	958,085	457,192	500,893	N/A	N/A	N/A	N/A	N/A
44	Loan	Six Sentry Office Portfolio	12/31/2018	889,379	563,275	326,103	N/A	N/A	N/A	N/A	Various	Various	N/A	Various	Various
44.01	Property	630 Sentry	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Goldenberg Mgmt, Inc.	14,038	54.5%	11/30/2022	Bassman Laserow & Co, PC
44.02	Property	670 Sentry	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Friends Svcs for the Aging	4,221	24.6%	8/31/2021	Revolutionary Security, LLC
44.03	Property	610 Sentry	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Law Office of Brian Dietrich	3,983	25.0%	8/31/2023	Pangea Brands, LLC
44.04	Property	620 Sentry	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Axion of PA, LLC	5,708	36.6%	12/31/2022	Southeastern Home Health
45	Loan	BNSF Logistics	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	BNSF Logistics	27,465	100.0%	10/31/2029	N/A
46	Loan	Airport Square	12/31/2018	2,740,078	1,192,525	1,547,552	N/A	N/A	N/A	N/A	Northrop Grumman Systems	113,168	48.6%	5/31/2023 (56,584 SF); 12/31/2023 (56,584 SF)	State of Maryland - MD Think
47	Loan	Days Inn by Wyndham - Florence	12/31/2018	1,858,498	1,033,713	824,785	12/31/2017	2,016,582	1,158,637	857,945	N/A	N/A	N/A	N/A	N/A
48	Loan	Brickyard Plaza	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Planet Fitness	22,950	48.1%	11/30/2029	O’Reilly Auto
49	Loan	Holiday Inn Express New Albany	12/31/2018	1,421,956	901,937	520,019	12/31/2017	1,358,730	858,919	499,811	N/A	N/A	N/A	N/A	N/A
50	Loan	CVS Brownsburg	12/31/2018	293,035	0	293,035	N/A	N/A	N/A	N/A	CVS	10,125	100.0%	9/30/2029	N/A
51	Loan	Orient Drive Mobile Estates	12/31/2018	354,461	92,953	261,508	12/31/2017	338,217	93,319	244,898	N/A	N/A	N/A	N/A	N/A
52	Loan	Pomona Park	12/31/2018	437,045	97,260	339,785	12/31/2017	373,519	96,693	276,826	Mosaic Tile Company of Virginia	15,000	27.4%	11/30/2020	BioRx, LLC
53	Loan	Dollar General Tuckahoe	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	7,489	100.0%	6/30/2033	N/A
54	Loan	Dollar General Rolla	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,026	100.0%	7/31/2034	N/A
55	Loan	Dollar General Dexter	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Dollar General	9,002	100.0%	4/27/2034	N/A

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)	Third Largest Tenant Name(9)(10)(17)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(9)(10)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(8)(9)(10)
1	Loan	225 Bush	76,724	13.2%	5/4/2022	Benefit Cosmetics, LLC	61,917	10.7%	8/31/2020	Handshake	52,735	9.1%	7/30/2027	SunRun
2	Loan	Chroma Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3	Loan	Wyndham National Hotel Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.01	Property	Travelodge - 2307 Wyoming Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.02	Property	Travelodge - 2111 Camino Del Llano	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.03	Property	Travelodge - 1170 W Flaming Gorge Way	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.07	Property	Travelodge - 1127 Pony Express Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.09	Property	Travelodge - 2680 Airport Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.10	Property	Super 8 - 720 Royal Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.11	Property	Baymont Inn & Suites - 1051 North Market Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.13	Property	Baymont Inn & Suites - 95 Spruce Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.14	Property	Super 8 - 2545 Cornhusker Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.15	Property	Travelodge - 1110 SE 4th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.17	Property	Travelodge - 800 W Laramie Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.18	Property	Travelodge - 22 North Frontage Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.19	Property	Travelodge - 123 Westvaco Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.21	Property	Travelodge - 1710 Jefferson Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.22	Property	Travelodge - 1625 Stillwater Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.23	Property	Travelodge - 8233 Airline Highway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.24	Property	Baymont Inn & Suites - 6390 US-93	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.25	Property	Travelodge - 707 East Webster Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.26	Property	Travelodge - 777 West Hwy 21	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.27	Property	Travelodge - 3522 North Highway 59	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.28	Property	Travelodge - 108 6th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.29	Property	Travelodge - 2200 E South Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.30	Property	Travelodge - 128 South Willow Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.31	Property	Travelodge - 1005 Highway 285	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.32	Property	Days Inn - 3431 14th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.33	Property	Travelodge - 2505 US 69	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.34	Property	Baymont Inn & Suites - 3475 Union Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.35	Property	Travelodge - 1706 North Park Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.37	Property	Travelodge - 1177 E 16th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.39	Property	Travelodge - 2407 East Holland Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.40	Property	Travelodge - 620 Souder Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.42	Property	Travelodge - 109 East Commerce Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.43	Property	Travelodge - 4000 Siskiyou Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3.44	Property	Travelodge - 98 Moffat Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4	Loan	Phoenix Industrial Portfolio III	Various	N/A	Various	Various	Various	N/A	Various	N/A	N/A	N/A	N/A	N/A
4.01	Property	Galesburg	100,000	11.7%	4/30/2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.02	Property	Covington	195,869	40.1%	6/30/2026	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
4.03	Property	Grafton	70,766	20.4%	2/28/2022	RJK Investments, Inc.	28,466	8.2%	6/30/2024	N/A	N/A	N/A	N/A	N/A
5	Loan	3 Columbus Circle	57,359	7.6%	11/30/2027	Nordstrom	46,991	6.2%	10/31/2039	Jazz at Lincoln Center, Inc.	30,653	4.1%	4/30/2028	Josephson
6	Loan	ILPT Industrial Portfolio	Various	N/A	Various	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.01	Property	1800 Union Airpark Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.02	Property	4237-4255 Anson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.03	Property	5000 Commerce Way	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.04	Property	5142 and 5148 North Hanley Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.05	Property	945 Monument Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.06	Property	5500 SE Delaware Ave	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.07	Property	2801 Airwest Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.08	Property	20 Logistics Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.09	Property	2150 Stanley Road	173,430	35.1%	6/30/2027	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.10	Property	16101 Queens Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6.11	Property	5 Logistics Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7	Loan	Orfali Portfolio	1,449	19.2%	3/31/2022	Phaya Cuisine Inc	865	11.5%	12/31/2023	Legacy Brands Isa Llc Dba Dunkin	865	11.5%	12/31/2022	Quantum Leap Natural Restaurant
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
9	Loan	United Healthcare Office	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	AVR Atlanta Airport SpringHill Gateway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
11	Loan	4041 Central	50,810	12.5%	6/30/2023	U.S. Government GSA	36,523	9.0%	9/30/2028	Native American Community Health Center	34,023	8.4%	10/31/2024	Maricopa County (SOS)
12	Loan	Century Plaza Towers	116,366	4.8%	4/30/2035	JP Morgan	97,726	4.1%	8/31/2021	Kirkland & Ellis	85,664	3.6%	12/31/2034	Greenberg Glusker
13	Loan	Westmont Red Roof Inn Portfolio II	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.01	Property	Red Roof Inn St. Clairsville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.02	Property	Red Roof PLUS+ Phoenix Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.03	Property	Red Roof PLUS+ West Springfield	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.04	Property	Red Roof PLUS+ Chicago Naperville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
14	Loan	Crimson Retail Portfolio	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A	Various	Various
14.01	Property	Little Elm	31,175	20.8%	6/30/2023	Dollar Tree	10,000	6.7%	4/30/2023	The Draft House	5,057	3.4%	11/30/2024	Hibbett Sporting Goods
14.02	Property	South Plaza	21,910	17.2%	4/30/2022	Focus Fit	10,800	8.5%	8/31/2028	Autozone	7,910	6.2%	7/31/2023	Brookesville Natural Foods
14.03	Property	JoAnn Fabrics	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
14.04	Property	Office Depot	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
15	Loan	Redwood Technology Center	41,000	26.5%	12/31/2030	Friedmans Home Improvement	17,287	11.2%	4/30/2022	Sutter West Bay Medical	7,198	4.7%	11/30/2025	Keller Williams Realty
16	Loan	Springhill Suites Raleigh Cary	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17	Loan	Muskogee Apartments Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.01	Property	Country Club	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.02	Property	Shady Hollow	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.03	Property	South Point	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.04	Property	Berwick	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
17.05	Property	Village East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
18	Loan	7105 - 7115 37th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	Carnegie Hotel	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
20	Loan	Pinecrest Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
21	Loan	Shoppes at Parma	160,961	22.2%	11/30/2023	Dick’s Sporting Goods, Inc.	50,000	6.9%	1/31/2026	Marc’s	48,688	6.7%	12/31/2027	Burlington Coat Factory
22	Loan	The Village Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
23	Loan	Shelbourne Square	47,900	18.2%	6/30/2040	Planet Fitness	22,500	8.6%	5/31/2026	Dollar Tree Stores, Inc.	11,934	4.5%	10/31/2020	T.D. Amusements, Inc.
24	Loan	Mentis Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.01	Property	Mentis San Antonio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.02	Property	Mentis Round Rock	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan	Aliso Viejo Plaza	3,687	10.3%	3/30/2027	Massage Envy	3,000	8.4%	1/31/2022	Top Nails	2,060	5.8%	9/30/2024	Starbucks #567
26	Loan	Walmart Supercenter Douglasville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27	Loan	Medley Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.01	Property	El Dorado Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.02	Property	Longview Heights Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Second Largest Tenant Sq. Ft.	Second Largest Tenant % of NRA	Second Largest Tenant Exp. Date(2)	Third Largest Tenant Name(9)(10)(17)	Third Largest Tenant Sq. Ft.	Third Largest Tenant % of NRA	Third Largest Tenant Exp. Date(2)	Fourth Largest Tenant Name(9)(10)	Fourth Largest Tenant Sq. Ft.	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Exp. Date(2)	Fifth Largest Tenant Name(8)(9)(10)
27.03	Property	Barron Court Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27.04	Property	Longview Gardens Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
29	Loan	1413 Germantown Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
30	Loan	Beachwood Village	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
31	Loan	Global Payments, Inc.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
32	Loan	2701 Grand Concourse	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
33	Loan	Holiday Inn Express Lincoln CA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
34	Loan	Apple Inc. Boulder	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
35	Loan	CubeSmart Penn’s Landing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
36	Loan	Holiday Inn Express Early	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
37	Loan	105 Van Cortlandt Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
38	Loan	The Ponce Hotel	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
39	Loan	1900 Evans Road	28,611	26.4%	1/31/2026	Petsmart	25,488	23.6%	7/31/2024	Gold Coast Holdings / TGI Fridays	9,100	8.4%	8/31/2024	N/A
40	Loan	Rosedale Tech	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
41	Loan	Walkham Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
42	Loan	530 West 136th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
43	Loan	Raintree Oaks Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
44	Loan	Six Sentry Office Portfolio	Various	N/A	Various	Various	Various	N/A	Various	Various	Various	N/A	Various	Various
44.01	Property	630 Sentry	6,487	25.2%	10/31/2021	Colden Corporation	2,855	11.1%	11/30/2022	Speech Pathology	1,366	5.3%	4/30/2022	Rudolph Clarke LLC
44.02	Property	670 Sentry	3,536	20.6%	1/31/2022	Intertek Testing	2,202	12.8%	2/28/2021	Thrive Wealth Management	1,537	9.0%	9/30/2024	SAGE Insights
44.03	Property	610 Sentry	3,000	18.9%	5/31/2023	Johns Eastern Co. Inc.	2,143	13.5%	3/31/2024	Borer Denton & Associates	2,066	13.0%	1/31/2021	CTN Solutions, Inc.
44.04	Property	620 Sentry	2,730	17.5%	3/31/2020	KT Administrators	2,063	13.2%	9/30/2020	N/A	N/A	N/A	N/A	N/A
45	Loan	BNSF Logistics	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
46	Loan	Airport Square	27,954	12.0%	4/30/2023 (15,990 SF); 4/15/2023 (11,964 SF)	USA ACoE	23,266	10.0%	8/31/2020	USA - GSA	17,639	7.6%	9/30/2021	State of Maryland - MMCC
47	Loan	Days Inn by Wyndham - Florence	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
48	Loan	Brickyard Plaza	13,588	28.5%	7/31/2025	Crossfit (UTE Fitness)	6,680	14.0%	1/31/2030	Ejo Korean Restaurant	4,500	9.4%	5/31/2027	N/A
49	Loan	Holiday Inn Express New Albany	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
50	Loan	CVS Brownsburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
51	Loan	Orient Drive Mobile Estates	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
52	Loan	Pomona Park	7,000	12.8%	7/31/2024	Fitness 1 Studios, LLC	5,334	9.7%	6/30/2023	ALC Controls Of North Carolina, Inc.	5,040	9.2%	4/30/2021	Guilford Education Alliance
53	Loan	Dollar General Tuckahoe	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
54	Loan	Dollar General Rolla	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
55	Loan	Dollar General Dexter	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date	Environmental Report Date (Phase I)(14)(15)	Environmental Report Date (Phase II)(14)(15)	Seismic Report Date	Seismic PML %	Loan Purpose	Engineering Reserve / Deferred Maintenance	Initial Tax Reserve	Monthly Tax Reserve	Initial Insurance Reserve	Monthly Insurance Reserve	Initial Replacement Reserve
1	Loan	225 Bush	43,850	7.6%	5/31/2024	8/12/2019	8/15/2019	N/A	8/13/2019	19.0%	Refinance		3,012,292	376,536	838,031	119,719
2	Loan	Chroma Apartments	N/A	N/A	N/A	8/29/2019	9/12/2019	N/A	N/A	N/A	Refinance		16,800	3,360
3	Loan	Wyndham National Hotel Portfolio	N/A	N/A	N/A	Various	Various	N/A	Various	Various	Acquisition	2,014,340	436,502	160,955	790,391	116,681
3.01	Property	Travelodge - 2307 Wyoming Avenue	N/A	N/A	N/A	4/19/2019	4/9/2019	N/A	N/A	N/A
3.02	Property	Travelodge - 2111 Camino Del Llano	N/A	N/A	N/A	4/5/2019	4/3/2019	N/A	N/A	N/A
3.03	Property	Travelodge - 1170 W Flaming Gorge Way	N/A	N/A	N/A	4/4/2019	4/3/2019	N/A	N/A	N/A
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive	N/A	N/A	N/A	4/2/2019	4/3/2019	N/A	11/26/2019	5.0%
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive	N/A	N/A	N/A	4/22/2019	4/10/2019	N/A	N/A	N/A
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60	N/A	N/A	N/A	4/5/2019	4/5/2019	N/A	11/26/2019	9.0%
3.07	Property	Travelodge - 1127 Pony Express Highway	N/A	N/A	N/A	4/19/2019	4/10/2019	N/A	N/A	N/A
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street	N/A	N/A	N/A	4/18/2019	4/5/2019	N/A	N/A	N/A
3.09	Property	Travelodge - 2680 Airport Road	N/A	N/A	N/A	4/10/2019	4/9/2019	N/A	N/A	N/A
3.10	Property	Super 8 - 720 Royal Parkway	N/A	N/A	N/A	4/22/2019	4/12/2019	N/A	N/A	N/A
3.11	Property	Baymont Inn & Suites - 1051 North Market Street	N/A	N/A	N/A	4/18/2019	4/5/2019	N/A	N/A	N/A
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway	N/A	N/A	N/A	4/5/2019	4/4/2019	N/A	N/A	N/A
3.13	Property	Baymont Inn & Suites - 95 Spruce Road	N/A	N/A	N/A	4/23/2019	4/22/2019	N/A	N/A	N/A
3.14	Property	Super 8 - 2545 Cornhusker Highway	N/A	N/A	N/A	4/22/2019	4/12/2019	N/A	N/A	N/A
3.15	Property	Travelodge - 1110 SE 4th Street	N/A	N/A	N/A	4/22/2019	4/11/2019	N/A	N/A	N/A
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court	N/A	N/A	N/A	4/2/2019	4/4/2019	N/A	N/A	N/A
3.17	Property	Travelodge - 800 W Laramie Street	N/A	N/A	N/A	4/9/2019	4/9/2019	N/A	N/A	N/A
3.18	Property	Travelodge - 22 North Frontage Road	N/A	N/A	N/A	4/23/2019	4/11/2019	N/A	N/A	N/A
3.19	Property	Travelodge - 123 Westvaco Road	N/A	N/A	N/A	4/22/2019	4/10/2019	N/A	N/A	N/A
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue	N/A	N/A	N/A	4/4/2019	4/10/2019	N/A	N/A	N/A
3.21	Property	Travelodge - 1710 Jefferson Street	N/A	N/A	N/A	4/19/2019	4/9/2019	N/A	N/A	N/A
3.22	Property	Travelodge - 1625 Stillwater Avenue	N/A	N/A	N/A	4/18/2019	4/8/2019	N/A	N/A	N/A
3.23	Property	Travelodge - 8233 Airline Highway	N/A	N/A	N/A	4/9/2019	4/8/2019	N/A	N/A	N/A
3.24	Property	Baymont Inn & Suites - 6390 US-93	N/A	N/A	N/A	4/22/2019	4/22/2019	N/A	11/26/2019	7.0%
3.25	Property	Travelodge - 707 East Webster Street	N/A	N/A	N/A	4/19/2019	4/11/2019	N/A	N/A	N/A
3.26	Property	Travelodge - 777 West Hwy 21	N/A	N/A	N/A	4/19/2019	4/10/2019	N/A	N/A	N/A
3.27	Property	Travelodge - 3522 North Highway 59	N/A	N/A	N/A	4/18/2019	4/9/2019	N/A	N/A	N/A
3.28	Property	Travelodge - 108 6th Avenue	N/A	N/A	N/A	4/5/2019	4/9/2019	N/A	N/A	N/A
3.29	Property	Travelodge - 2200 E South Avenue	N/A	N/A	N/A	4/19/2019	4/10/2019	N/A	N/A	N/A
3.30	Property	Travelodge - 128 South Willow Road	N/A	N/A	N/A	4/19/2019	4/11/2019	N/A	N/A	N/A
3.31	Property	Travelodge - 1005 Highway 285	N/A	N/A	N/A	4/19/2019	4/11/2019	N/A	N/A	N/A
3.32	Property	Days Inn - 3431 14th Avenue	N/A	N/A	N/A	4/22/2019	4/12/2019	N/A	N/A	N/A
3.33	Property	Travelodge - 2505 US 69	N/A	N/A	N/A	4/19/2019	4/9/2019	N/A	N/A	N/A
3.34	Property	Baymont Inn & Suites - 3475 Union Road	N/A	N/A	N/A	4/11/2019	4/15/2019	N/A	N/A	N/A
3.35	Property	Travelodge - 1706 North Park Drive	N/A	N/A	N/A	4/19/2019	4/5/2019	N/A	N/A	N/A
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street	N/A	N/A	N/A	4/18/2019	4/5/2019	N/A	N/A	N/A
3.37	Property	Travelodge - 1177 E 16th Street	N/A	N/A	N/A	4/19/2019	4/11/2019	N/A	N/A	N/A
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road	N/A	N/A	N/A	4/8/2019	4/8/2019	N/A	10/8/2019	8.0%
3.39	Property	Travelodge - 2407 East Holland Avenue	N/A	N/A	N/A	4/5/2019	4/5/2019	N/A	N/A	N/A
3.40	Property	Travelodge - 620 Souder Road	N/A	N/A	N/A	4/11/2019	4/8/2019	N/A	N/A	N/A
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast	N/A	N/A	N/A	4/18/2019	4/5/2019	N/A	N/A	N/A
3.42	Property	Travelodge - 109 East Commerce Street	N/A	N/A	N/A	4/19/2019	4/10/2019	N/A	N/A	N/A
3.43	Property	Travelodge - 4000 Siskiyou Avenue	N/A	N/A	N/A	4/8/2019	4/22/2019	N/A	N/A	N/A
3.44	Property	Travelodge - 98 Moffat Avenue	N/A	N/A	N/A	4/22/2019	4/11/2019	N/A	N/A	N/A
4	Loan	Phoenix Industrial Portfolio III	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Refinance	142,250	175,008	20,663	102,657	12,830
4.01	Property	Galesburg	N/A	N/A	N/A	11/5/2019	11/5/2019	N/A	N/A	N/A
4.02	Property	Covington	N/A	N/A	N/A	11/5/2019	11/1/2019	N/A	N/A	N/A
4.03	Property	Grafton	N/A	N/A	N/A	11/4/2019	11/5/2019	N/A	N/A	N/A
5	Loan	3 Columbus Circle	22,742	3.0%	12/31/2032	1/22/2019	1/22/2019	N/A	N/A	N/A	Refinance
6	Loan	ILPT Industrial Portfolio	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Recapitalization
6.01	Property	1800 Union Airpark Boulevard	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.02	Property	4237-4255 Anson Boulevard	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.03	Property	5000 Commerce Way	N/A	N/A	N/A	7/26/2019	7/26/2019	N/A	N/A	N/A
6.04	Property	5142 and 5148 North Hanley Road	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.05	Property	945 Monument Drive	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.06	Property	5500 SE Delaware Ave	N/A	N/A	N/A	7/30/2019	7/30/2019	N/A	N/A	N/A
6.07	Property	2801 Airwest Boulevard	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.08	Property	20 Logistics Boulevard	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.09	Property	2150 Stanley Road	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.10	Property	16101 Queens Court	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
6.11	Property	5 Logistics Drive	N/A	N/A	N/A	7/23/2019	7/23/2019	N/A	N/A	N/A
7	Loan	Orfali Portfolio	848	11.3%	7/31/2028	9/20/2019	10/23/2019	N/A	N/A	N/A	Refinance	69,625
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	N/A	N/A	11/11/2019	10/30/2019	N/A	N/A	N/A	Refinance
9	Loan	United Healthcare Office	N/A	N/A	N/A	9/4/2019	9/4/2019	N/A	N/A	N/A	Refinance
10	Loan	AVR Atlanta Airport SpringHill Gateway	N/A	N/A	N/A	10/8/2019	10/9/2019	N/A	N/A	N/A	Refinance	2,188
11	Loan	4041 Central	32,610	8.0%	6/30/2023	9/23/2019	9/23/2019	N/A	N/A	N/A	Refinance		68,387	68,387	219,773	19,979
12	Loan	Century Plaza Towers	83,199	3.5%	2/28/2035	10/11/2019	10/15/2019	N/A	10/11/2019	18.0%	Refinance
13	Loan	Westmont Red Roof Inn Portfolio II	N/A	N/A	N/A	5/15/2019	5/15/2019	N/A	N/A	N/A	Acquisition	20,625	80,168	28,551	35,804	8,951	1,745,322
13.01	Property	Red Roof Inn St. Clairsville	N/A	N/A	N/A	5/15/2019	5/15/2019	N/A	N/A	N/A
13.02	Property	Red Roof PLUS+ Phoenix Airport	N/A	N/A	N/A	5/15/2019	5/15/2019	N/A	N/A	N/A
13.03	Property	Red Roof PLUS+ West Springfield	N/A	N/A	N/A	5/15/2019	5/15/2019	N/A	N/A	N/A
13.04	Property	Red Roof PLUS+ Chicago Naperville	N/A	N/A	N/A	5/15/2019	5/15/2019	N/A	N/A	N/A
14	Loan	Crimson Retail Portfolio	Various	N/A	Various	9/24/2019	9/24/2019	N/A	N/A	N/A	Refinance/Acquisition	233,219	94,740	66,968	24,585	10,976
14.01	Property	Little Elm	5,000	3.3%	5/31/2023	9/24/2019	9/24/2019	N/A	N/A	N/A
14.02	Property	South Plaza	5,400	4.2%	10/31/2022	9/24/2019	9/24/2019	N/A	N/A	N/A
14.03	Property	JoAnn Fabrics	N/A	N/A	N/A	9/24/2019	9/24/2019	N/A	N/A	N/A
14.04	Property	Office Depot	N/A	N/A	N/A	9/24/2019	9/24/2019	N/A	N/A	N/A
15	Loan	Redwood Technology Center	7,016	4.5%	4/30/2020	10/9/2019	10/9/2019	N/A	10/9/2019	10.0%	Refinance		17,459	8,730	26,719	3,107
16	Loan	Springhill Suites Raleigh Cary	N/A	N/A	N/A	10/29/2019	10/29/2019	N/A	N/A	N/A	Refinance			10,500	19,333	1,933
17	Loan	Muskogee Apartments Portfolio	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Acquisition	176,625	205,495	17,125	119,787	23,957
17.01	Property	Country Club	N/A	N/A	N/A	11/12/2019	11/11/2019	N/A	N/A	N/A
17.02	Property	Shady Hollow	N/A	N/A	N/A	11/11/2019	11/11/2019	N/A	N/A	N/A
17.03	Property	South Point	N/A	N/A	N/A	11/13/2019	11/12/2019	N/A	N/A	N/A
17.04	Property	Berwick	N/A	N/A	N/A	11/11/2019	11/11/2019	N/A	N/A	N/A
17.05	Property	Village East	N/A	N/A	N/A	11/12/2019	11/12/2019	N/A	N/A	N/A
18	Loan	7105 - 7115 37th Avenue	N/A	N/A	N/A	2/21/2019	2/28/2019	N/A	N/A	N/A	Refinance	42,178	110,250	36,750	29,862	4,977
19	Loan	Carnegie Hotel	N/A	N/A	N/A	10/3/2019	10/3/2019	N/A	N/A	N/A	Refinance	55,495	11,906	11,906	55,962	6,218
20	Loan	Pinecrest Apartments	N/A	N/A	N/A	10/23/2019	10/23/2019	N/A	N/A	N/A	Refinance	17,266	70,076	23,359	13,888	6,944
21	Loan	Shoppes at Parma	45,079	6.2%	2/28/2030	11/6/2019	9/6/2019	N/A	N/A	N/A	Acquisition	30,000	1,005,412	143,630	33,183	11,061
22	Loan	The Village Apartments	N/A	N/A	N/A	10/10/2019	10/2/2019	N/A	N/A	N/A	Refinance	95,319	9,277	5,798	73,677	9,330
23	Loan	Shelbourne Square	5,500	2.1%	2/28/2021	10/30/2019	10/30/2019	N/A	N/A	N/A	Refinance		264,970	40,073	24,655	3,244
24	Loan	Mentis Portfolio	N/A	N/A	N/A	10/2/2019	10/2/2019	N/A	N/A	N/A	Acquisition	1,875			5,800	725
24.01	Property	Mentis San Antonio	N/A	N/A	N/A	10/2/2019	10/2/2019	N/A	N/A	N/A
24.02	Property	Mentis Round Rock	N/A	N/A	N/A	10/2/2019	10/2/2019	N/A	N/A	N/A
25	Loan	Aliso Viejo Plaza	2,050	5.7%	8/14/2028	10/11/2019	11/1/2019	N/A	10/11/2019	7.0%	Refinance
26	Loan	Walmart Supercenter Douglasville	N/A	N/A	N/A	10/18/2019	11/14/2019	N/A	N/A	N/A	Acquisition
27	Loan	Medley Portfolio	N/A	N/A	N/A	Various	Various	N/A	N/A	N/A	Refinance	174,904	27,180	13,590	100,000	12,500
27.01	Property	El Dorado Apartments	N/A	N/A	N/A	9/23/2019	9/18/2019	N/A	N/A	N/A
27.02	Property	Longview Heights Apartments	N/A	N/A	N/A	9/20/2019	9/18/2019	N/A	N/A	N/A

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Fifth Largest Tenant Sq. Ft.	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Exp. Date(2)	Engineering Report Date	Environmental Report Date (Phase I)(14)(15)	Environmental Report Date (Phase II)(14)(15)	Seismic Report Date	Seismic PML %	Loan Purpose	Engineering Reserve / Deferred Maintenance	Initial Tax Reserve	Monthly Tax Reserve	Initial Insurance Reserve	Monthly Insurance Reserve	Initial Replacement Reserve
27.03	Property	Barron Court Apartments	N/A	N/A	N/A	9/19/2019	9/19/2019	N/A	N/A	N/A
27.04	Property	Longview Gardens Apartments	N/A	N/A	N/A	9/18/2019	9/18/2019	N/A	N/A	N/A
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	N/A	N/A	7/19/2019	7/18/2019	N/A	N/A	N/A	Acquisition	6,250	47,417	23,708	39,082	6,979
29	Loan	1413 Germantown Avenue	N/A	N/A	N/A	8/27/2019	8/27/2019	N/A	N/A	N/A	Refinance		5,724	1,145	27,248	2,725
30	Loan	Beachwood Village	N/A	N/A	N/A	10/30/2019	10/31/2019	N/A	10/30/2019	7.0%	Refinance		30,909	10,303	4,226	2,113
31	Loan	Global Payments, Inc.	N/A	N/A	N/A	9/9/2019	9/10/2019	N/A	N/A	N/A	Acquisition
32	Loan	2701 Grand Concourse	N/A	N/A	N/A	10/10/2019	10/29/2019	N/A	N/A	N/A	Refinance	95,188	8,012	8,012	18,039	5,723
33	Loan	Holiday Inn Express Lincoln CA	N/A	N/A	N/A	10/18/2019	10/18/2019	N/A	10/18/2019	3.0%	Refinance		27,903	9,301	18,203	2,275
34	Loan	Apple Inc. Boulder	N/A	N/A	N/A	10/30/2019	9/25/2019	N/A	N/A	N/A	Acquisition	4,565	75,951	8,831	5,139	1,977
35	Loan	CubeSmart Penn’s Landing	N/A	N/A	N/A	8/6/2019	8/6/2019; 9/20/2019	N/A	N/A	N/A	Refinance		158,019	17,558
36	Loan	Holiday Inn Express Early	N/A	N/A	N/A	10/29/2019	10/30/2019	N/A	N/A	N/A	Refinance			9,456	32,980	2,998
37	Loan	105 Van Cortlandt Park	N/A	N/A	N/A	9/25/2019	9/25/2019	N/A	N/A	N/A	Refinance	26,388	3,362	3,362	26,801	2,536
38	Loan	The Ponce Hotel	N/A	N/A	N/A	9/17/2019	9/17/2019	N/A	N/A	N/A	Refinance		6,974	6,974	5,639	2,819
39	Loan	1900 Evans Road	N/A	N/A	N/A	10/16/2019	10/16/2019	N/A	N/A	N/A	Refinance	14,375	33,523	16,762	17,047	3,706
40	Loan	Rosedale Tech	N/A	N/A	N/A	11/20/2019	9/30/2019	N/A	N/A	N/A	Acquisition	264,960			6,038	2,322
41	Loan	Walkham Townhomes	N/A	N/A	N/A	10/18/2019	10/17/2019	N/A	10/18/2019	9.0%	Refinance	19,375	18,750	3,750	2,150	1,075
42	Loan	530 West 136th Street	N/A	N/A	N/A	9/23/2019	9/20/2019	N/A	N/A	N/A	Refinance	30,750		8,715	7,946	2,649	87,500
43	Loan	Raintree Oaks Apartments	N/A	N/A	N/A	10/21/2019	10/21/2019	N/A	N/A	N/A	Refinance		17,169	6,604	54,879
44	Loan	Six Sentry Office Portfolio	Various	N/A	Various	10/4/2019	11/6/2019	N/A	N/A	N/A	Refinance		11,737	11,737	12,450	2,075
44.01	Property	630 Sentry	1,003	3.9%	4/30/2022	10/4/2019	11/6/2019	N/A	N/A	N/A
44.02	Property	670 Sentry	1,426	8.3%	10/1/2019	10/4/2019	11/6/2019	N/A	N/A	N/A
44.03	Property	610 Sentry	1,538	9.7%	7/31/2021	10/4/2019	11/6/2019	N/A	N/A	N/A
44.04	Property	620 Sentry	N/A	N/A	N/A	10/4/2019	11/6/2019	N/A	N/A	N/A
45	Loan	BNSF Logistics	N/A	N/A	N/A	11/8/2019	11/8/2019	N/A	N/A	N/A	Acquisition		9,484	2,634	6,264	728
46	Loan	Airport Square	10,900	4.7%	1/31/2028	8/19/2019	8/16/2019	N/A	N/A	N/A	Refinance	19,080	78,500	26,167	5,940	2,970
47	Loan	Days Inn by Wyndham - Florence	N/A	N/A	N/A	10/29/2019	10/29/2019	N/A	N/A	N/A	Refinance	3,750	7,161	2,754	24,416	4,360
48	Loan	Brickyard Plaza	N/A	N/A	N/A	9/19/2019	9/19/2019	N/A	9/19/2019	10.0%	Refinance		5,497	5,497
49	Loan	Holiday Inn Express New Albany	N/A	N/A	N/A	11/19/2019	11/19/2019	N/A	N/A	N/A	Refinance		53,000	4,293	22,000	1,739
50	Loan	CVS Brownsburg	N/A	N/A	N/A	10/8/2019	10/8/2019	N/A	N/A	N/A	Refinance	11,673					27,000
51	Loan	Orient Drive Mobile Estates	N/A	N/A	N/A	9/19/2019	N/A	N/A	9/19/2019	10.0%	Refinance		4,112	2,056
52	Loan	Pomona Park	3,430	6.3%	2/28/2022	9/12/2019	9/12/2019	N/A	N/A	N/A	Refinance	102,178	3,305	3,305	739	739
53	Loan	Dollar General Tuckahoe	N/A	N/A	N/A	11/15/2019	10/8/2019	N/A	N/A	N/A	Acquisition		4,571	1,143
54	Loan	Dollar General Rolla	N/A	N/A	N/A	9/19/2019	9/19/2019	N/A	N/A	N/A	Acquisition		4,000
55	Loan	Dollar General Dexter	N/A	N/A	N/A	5/15/2019	5/13/2019	N/A	N/A	N/A	Acquisition		4,000

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Monthly Replacement Reserve(13)	Replacement Reserve Cap	Initial TI/LC Reserve(10)(11)	Monthly TI/LC Reserve(11)	TI/LC Reserve Cap	Other Reserve Reserve Description(12)(14)(18)(19)
1	Loan	225 Bush	9,666	231,995	4,097,106	96,665	3,479,922	Rent Concession Reserve
2	Loan	Chroma Apartments	4,243	101,844		2,451	58,827	Rent Concession Reserve ($70,382); Outstanding TI/LC Reserve ($564,659); Gap Rent Reserve ($22,368)
3	Loan	Wyndham National Hotel Portfolio	235,965				N/A	PIP Funds ($7,417,247); Railroad Contract Renewal Funds ($7,000,000); Post-Closing Obligation Funds (500,000)
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	14,068	337,578	500,000		500,000	Blick Art Work Reserve ($500,000); VFI Abatement Funds ($1,000,000)
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle		1,000,000			5,000,000	Free Rent Reserve; Outstanding TI/LC Reserve
6	Loan	ILPT Industrial Portfolio		N/A			N/A	Toro Expansion Reserve
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio		N/A			N/A	N/A
8	Loan	DoubleTree New York Times Square West Leased Fee		N/A			N/A	N/A
9	Loan	United Healthcare Office	3,402	N/A		29,768	N/A	Material Tenant Rollover
10	Loan	AVR Atlanta Airport SpringHill Gateway		N/A			N/A	N/A
11	Loan	4041 Central	6,774	243,864	2,250,000	33,817	4,000,000	Common Area Reserve
12	Loan	Century Plaza Towers		N/A			N/A	Rollover Funds ($71,223,945.39); Free Rent Funds ($29,545,734.88)
13	Loan	Westmont Red Roof Inn Portfolio II	5% of actual Rents for the second prior month	N/A			N/A	N/A
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	3,980	334,397	215,000	15,919	1,146,161	Rent Concessions Reserve ($23,688); TATILC Reserve Funds ($545,000)
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	2,577	77,306	750,000	19,327	N/A	Rent Concession Funds
16	Loan	Springhill Suites Raleigh Cary	15,196	N/A			N/A	N/A
17	Loan	Muskogee Apartments Portfolio	14,324	N/A			N/A	N/A
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	2,208	N/A			N/A	Violations Collateral Reserve
19	Loan	Carnegie Hotel	29,280	N/A			N/A	N/A
20	Loan	Pinecrest Apartments	7,825	N/A			N/A	N/A
21	Loan	Shoppes at Parma	12,105	N/A		30,261	1,500,000	Chick Fil A Reserve ($772,692); JCP Roof Reserve ($250,000)
22	Loan	The Village Apartments	9,271	N/A			N/A	N/A
23	Loan	Shelbourne Square	3,281	N/A		10,937	100,000	N/A
24	Loan	Mentis Portfolio		N/A	700,000		N/A	N/A
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza		N/A			N/A	N/A
26	Loan	Walmart Supercenter Douglasville		N/A			N/A	N/A
27	Loan	Medley Portfolio	12,329	N/A			N/A	N/A
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Monthly Replacement Reserve(13)	Replacement Reserve Cap	Initial TI/LC Reserve(10)(11)	Monthly TI/LC Reserve(11)	TI/LC Reserve Cap	Other Reserve Reserve Description(12)(14)(18)(19)
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	18,462	N/A			N/A	Replacement Comfort Letter Reserve ($2,500); Seasonality Reserve ($50,000); Working Capital Reserve ($350,000)
29	Loan	1413 Germantown Avenue	1,042	N/A			N/A	N/A
30	Loan	Beachwood Village	456	N/A			N/A	N/A
31	Loan	Global Payments, Inc.		N/A			N/A	Lease Sweep Reserve
32	Loan	2701 Grand Concourse	1,473	N/A			N/A	N/A
33	Loan	Holiday Inn Express Lincoln CA	Year 1: 1/12th of 0% of the annual operating income of the property, Year 2: 1/12th of 3% of the annual operating income of the property, Thereafter: 1/12th of 4% of the annual operating income of the property.	N/A			N/A	PIP Reserve
34	Loan	Apple Inc. Boulder	479	N/A		3,189	N/A	Rent Concession Reserve ($129,285); TATILC Reserve ($1,315,368)
35	Loan	CubeSmart Penn’s Landing	836	N/A			N/A	N/A
36	Loan	Holiday Inn Express Early	8,335	N/A			N/A	N/A
37	Loan	105 Van Cortlandt Park	1,021	N/A			N/A	N/A
38	Loan	The Ponce Hotel	8,786	N/A			N/A	N/A
39	Loan	1900 Evans Road	1,352	N/A		4,959	N/A	Estoppel Reserve
40	Loan	Rosedale Tech		N/A			N/A	Rosedale Tech LOC Transfer Funds
41	Loan	Walkham Townhomes	565	20,331			N/A	N/A
42	Loan	530 West 136th Street	792	N/A			N/A	N/A
43	Loan	Raintree Oaks Apartments	2,271	N/A			N/A	Condominium Common Charges Reserve
44	Loan	Six Sentry Office Portfolio	1,984	N/A	250,000	3,100	N/A	Rent Concession Funds Reserve ($63,576); Condominium Common Charges Reserve ($12,015)
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	343	N/A	220,000		N/A	N/A
46	Loan	Airport Square	2,912	174,702	500,000	19,411	N/A	Outstanding TI/LC Reserves
47	Loan	Days Inn by Wyndham - Florence	6,160	N/A			N/A	Seasonality Reserve
48	Loan	Brickyard Plaza	1,074	N/A		2,982	N/A	Rent Concession Reserve ($25,094); Existing TI/LC Reserve ($578,691); Major Tenant Reserve (Springing)
49	Loan	Holiday Inn Express New Albany	4,989	N/A			N/A	PIP Reserve
50	Loan	CVS Brownsburg	127	N/A		633	N/A	N/A
51	Loan	Orient Drive Mobile Estates		N/A			N/A	N/A
52	Loan	Pomona Park	456	16,415	100,000	1,263	100,000	N/A
53	Loan	Dollar General Tuckahoe		N/A			N/A	N/A
54	Loan	Dollar General Rolla		N/A			N/A	N/A
55	Loan	Dollar General Dexter		N/A			N/A	N/A

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Initial Other Reserve(12)(14)(18)(19)	Monthly Other Reserve(12)	Other Reserve Cap(12)	Ownership Interest(7)(21)	Ground Lease Initial Expiration Date	Ground Lease Extension Options
1	Loan	225 Bush	886,122		N/A	Fee Simple	N/A	N/A
2	Loan	Chroma Apartments	657,409		N/A	Fee Simple	N/A	N/A
3	Loan	Wyndham National Hotel Portfolio	14,917,247		N/A	Various	Various	Various
3.01	Property	Travelodge - 2307 Wyoming Avenue				Fee Simple/Leasehold	1/30/2028	N/A
3.02	Property	Travelodge - 2111 Camino Del Llano				Fee Simple	N/A	N/A
3.03	Property	Travelodge - 1170 W Flaming Gorge Way				Fee Simple	N/A	N/A
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive				Fee Simple	N/A	N/A
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive				Fee Simple	N/A	N/A
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60				Fee Simple	N/A	N/A
3.07	Property	Travelodge - 1127 Pony Express Highway				Fee Simple	N/A	N/A
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street				Fee Simple	N/A	N/A
3.09	Property	Travelodge - 2680 Airport Road				Fee Simple	N/A	N/A
3.10	Property	Super 8 - 720 Royal Parkway				Fee Simple	N/A	N/A
3.11	Property	Baymont Inn & Suites - 1051 North Market Street				Fee Simple	N/A	N/A
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway				Fee Simple	N/A	N/A
3.13	Property	Baymont Inn & Suites - 95 Spruce Road				Fee Simple	N/A	N/A
3.14	Property	Super 8 - 2545 Cornhusker Highway				Fee Simple	N/A	N/A
3.15	Property	Travelodge - 1110 SE 4th Street				Fee Simple	N/A	N/A
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court				Fee Simple	N/A	N/A
3.17	Property	Travelodge - 800 W Laramie Street				Fee Simple	N/A	N/A
3.18	Property	Travelodge - 22 North Frontage Road				Fee Simple	N/A	N/A
3.19	Property	Travelodge - 123 Westvaco Road				Fee Simple	N/A	N/A
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue				Fee Simple	N/A	N/A
3.21	Property	Travelodge - 1710 Jefferson Street				Fee Simple	N/A	N/A
3.22	Property	Travelodge - 1625 Stillwater Avenue				Fee Simple	N/A	N/A
3.23	Property	Travelodge - 8233 Airline Highway				Fee Simple	N/A	N/A
3.24	Property	Baymont Inn & Suites - 6390 US-93				Fee Simple	N/A	N/A
3.25	Property	Travelodge - 707 East Webster Street				Fee Simple	N/A	N/A
3.26	Property	Travelodge - 777 West Hwy 21				Fee Simple	N/A	N/A
3.27	Property	Travelodge - 3522 North Highway 59				Fee Simple	N/A	N/A
3.28	Property	Travelodge - 108 6th Avenue				Fee Simple	N/A	N/A
3.29	Property	Travelodge - 2200 E South Avenue				Fee Simple	N/A	N/A
3.30	Property	Travelodge - 128 South Willow Road				Fee Simple	N/A	N/A
3.31	Property	Travelodge - 1005 Highway 285				Fee Simple	N/A	N/A
3.32	Property	Days Inn - 3431 14th Avenue				Fee Simple	N/A	N/A
3.33	Property	Travelodge - 2505 US 69				Fee Simple	N/A	N/A
3.34	Property	Baymont Inn & Suites - 3475 Union Road				Fee Simple	N/A	N/A
3.35	Property	Travelodge - 1706 North Park Drive				Fee Simple	N/A	N/A
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street				Fee Simple	N/A	N/A
3.37	Property	Travelodge - 1177 E 16th Street				Fee Simple	N/A	N/A
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road				Fee Simple	N/A	N/A
3.39	Property	Travelodge - 2407 East Holland Avenue				Fee Simple	N/A	N/A
3.40	Property	Travelodge - 620 Souder Road				Fee Simple	N/A	N/A
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast				Fee Simple	N/A	N/A
3.42	Property	Travelodge - 109 East Commerce Street				Fee Simple	N/A	N/A
3.43	Property	Travelodge - 4000 Siskiyou Avenue				Fee Simple	N/A	N/A
3.44	Property	Travelodge - 98 Moffat Avenue				Fee Simple	N/A	N/A
4	Loan	Phoenix Industrial Portfolio III	1,500,000		N/A	Fee Simple	N/A	N/A
4.01	Property	Galesburg				Fee Simple	N/A	N/A
4.02	Property	Covington				Fee Simple	N/A	N/A
4.03	Property	Grafton				Fee Simple	N/A	N/A
5	Loan	3 Columbus Circle	847,793.62 Free Rent Reserve; 1,820,891.36 Outstanding TI/LC Reserve	Springing	40,000,000 Young & Rubicam Reserve	Fee Simple	N/A	N/A
6	Loan	ILPT Industrial Portfolio	6,134,904		N/A	Fee Simple	N/A	N/A
6.01	Property	1800 Union Airpark Boulevard				Fee Simple	N/A	N/A
6.02	Property	4237-4255 Anson Boulevard				Fee Simple	N/A	N/A
6.03	Property	5000 Commerce Way				Fee Simple	N/A	N/A
6.04	Property	5142 and 5148 North Hanley Road				Fee Simple	N/A	N/A
6.05	Property	945 Monument Drive				Fee Simple	N/A	N/A
6.06	Property	5500 SE Delaware Ave				Fee Simple	N/A	N/A
6.07	Property	2801 Airwest Boulevard				Fee Simple	N/A	N/A
6.08	Property	20 Logistics Boulevard				Fee Simple	N/A	N/A
6.09	Property	2150 Stanley Road				Fee Simple	N/A	N/A
6.10	Property	16101 Queens Court				Fee Simple	N/A	N/A
6.11	Property	5 Logistics Drive				Fee Simple	N/A	N/A
7	Loan	Orfali Portfolio			N/A	Fee Simple	N/A	N/A
8	Loan	DoubleTree New York Times Square West Leased Fee			N/A	Fee Simple	N/A	N/A
9	Loan	United Healthcare Office	1,000,000		N/A	Fee Simple	N/A	N/A
10	Loan	AVR Atlanta Airport SpringHill Gateway			N/A	Fee Simple	N/A	N/A
11	Loan	4041 Central	250,000		N/A	Fee Simple	N/A	N/A
12	Loan	Century Plaza Towers	100,769,680		N/A	Fee Simple	N/A	N/A
13	Loan	Westmont Red Roof Inn Portfolio II			N/A	Fee Simple	N/A	N/A
13.01	Property	Red Roof Inn St. Clairsville				Fee Simple	N/A	N/A
13.02	Property	Red Roof PLUS+ Phoenix Airport				Fee Simple	N/A	N/A
13.03	Property	Red Roof PLUS+ West Springfield				Fee Simple	N/A	N/A
13.04	Property	Red Roof PLUS+ Chicago Naperville				Fee Simple	N/A	N/A
14	Loan	Crimson Retail Portfolio	568,688	125	$500,000 Material Tenant Rollover	Fee Simple	N/A	N/A
14.01	Property	Little Elm				Fee Simple	N/A	N/A
14.02	Property	South Plaza				Fee Simple	N/A	N/A
14.03	Property	JoAnn Fabrics				Fee Simple	N/A	N/A
14.04	Property	Office Depot				Fee Simple	N/A	N/A
15	Loan	Redwood Technology Center			N/A	Fee Simple	N/A	N/A
16	Loan	Springhill Suites Raleigh Cary			N/A	Fee Simple	NAP	N/A
17	Loan	Muskogee Apartments Portfolio			N/A	Fee Simple	N/A	N/A
17.01	Property	Country Club				Fee Simple	N/A	N/A
17.02	Property	Shady Hollow				Fee Simple	N/A	N/A
17.03	Property	South Point				Fee Simple	N/A	N/A
17.04	Property	Berwick				Fee Simple	N/A	N/A
17.05	Property	Village East				Fee Simple	N/A	N/A
18	Loan	7105 - 7115 37th Avenue	100,000		N/A	Fee Simple	N/A	N/A
19	Loan	Carnegie Hotel			N/A	Fee Simple	N/A	N/A
20	Loan	Pinecrest Apartments			N/A	Fee Simple	N/A	N/A
21	Loan	Shoppes at Parma	1,022,692		N/A	Fee Simple	N/A	N/A
22	Loan	The Village Apartments			N/A	Fee Simple	N/A	N/A
23	Loan	Shelbourne Square			N/A	Fee Simple	N/A	N/A
24	Loan	Mentis Portfolio			N/A	Fee Simple	N/A	N/A
24.01	Property	Mentis San Antonio				Fee Simple	N/A	N/A
24.02	Property	Mentis Round Rock				Fee Simple	N/A	N/A
25	Loan	Aliso Viejo Plaza			N/A	Fee Simple	N/A	N/A
26	Loan	Walmart Supercenter Douglasville			N/A	Fee Simple	N/A	N/A
27	Loan	Medley Portfolio			N/A	Fee Simple	N/A	N/A
27.01	Property	El Dorado Apartments				Fee Simple	N/A	N/A
27.02	Property	Longview Heights Apartments				Fee Simple	N/A	N/A

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Initial Other Reserve(12)(14)(18)(19)	Monthly Other Reserve(12)	Other Reserve Cap(12)	Ownership Interest(7)(21)	Ground Lease Initial Expiration Date	Ground Lease Extension Options
27.03	Property	Barron Court Apartments				Fee Simple	N/A	N/A
27.04	Property	Longview Gardens Apartments				Fee Simple	N/A	N/A
28	Loan	Courtyard - Tampa (Citrus Park)	402,500	Seasonality Reserve (On each Payment Date occurring in a Seasonality Funds Deposit Month, the Monthly Seasonality Deposit); PIP Reserve (Springing Excess Cash Flow)	N/A	Fee Simple	N/A	N/A
29	Loan	1413 Germantown Avenue			N/A	Fee Simple	N/A	N/A
30	Loan	Beachwood Village			N/A	Fee Simple	N/A	N/A
31	Loan	Global Payments, Inc.			2,704,764	Fee Simple	N/A	N/A
32	Loan	2701 Grand Concourse			N/A	Fee Simple	N/A	N/A
33	Loan	Holiday Inn Express Lincoln CA	1,234,375		N/A	Fee Simple	N/A	N/A
34	Loan	Apple Inc. Boulder	1,444,653		N/A	Fee Simple	N/A	N/A
35	Loan	CubeSmart Penn’s Landing			N/A	Fee Simple	N/A	N/A
36	Loan	Holiday Inn Express Early			N/A	Fee Simple	N/A	N/A
37	Loan	105 Van Cortlandt Park			N/A	Fee Simple	N/A	N/A
38	Loan	The Ponce Hotel		Springing	N/A	Fee Simple	N/A	N/A
39	Loan	1900 Evans Road	400,000		N/A	Fee Simple	N/A	N/A
40	Loan	Rosedale Tech	5,000		N/A	Fee Simple	N/A	N/A
41	Loan	Walkham Townhomes			N/A	Fee Simple	N/A	N/A
42	Loan	530 West 136th Street			N/A	Fee Simple	N/A	N/A
43	Loan	Raintree Oaks Apartments	35,264	Springing	N/A	Fee Simple	N/A	N/A
44	Loan	Six Sentry Office Portfolio	75,591	6,008	N/A	Fee Simple	N/A	N/A
44.01	Property	630 Sentry				Fee Simple	N/A	N/A
44.02	Property	670 Sentry				Fee Simple	N/A	N/A
44.03	Property	610 Sentry				Fee Simple	N/A	N/A
44.04	Property	620 Sentry				Fee Simple	N/A	N/A
45	Loan	BNSF Logistics			N/A	Fee Simple	N/A	N/A
46	Loan	Airport Square	2,822,830		N/A	Fee Simple	N/A	N/A
47	Loan	Days Inn by Wyndham - Florence	35,000	Seasonality Reserve (On each Payment Date occurring in a Seasonality Funds Deposit Month, the Monthly Seasonality Deposit); PIP Reserve (Springing Excess Cash Flow)	N/A	Fee Simple	N/A	N/A
48	Loan	Brickyard Plaza	603,785		N/A	Fee Simple	N/A	N/A
49	Loan	Holiday Inn Express New Albany	900,000	Seasonality Reserve	N/A	Fee Simple	N/A	N/A
50	Loan	CVS Brownsburg			N/A	Fee Simple	N/A	N/A
51	Loan	Orient Drive Mobile Estates			N/A	Fee Simple	N/A	N/A
52	Loan	Pomona Park			N/A	Fee Simple	N/A	N/A
53	Loan	Dollar General Tuckahoe			N/A	Fee Simple	N/A	N/A
54	Loan	Dollar General Rolla			N/A	Fee Simple	N/A	N/A
55	Loan	Dollar General Dexter			N/A	Fee Simple	N/A	N/A

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lockbox	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(16)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Secured Subordinate Debt (Y/N)
1	Loan	225 Bush	Hard	Springing	168,600,000	146,400,000	59%	2.24	7.8%	N/A	N/A	N/A	N/A	No
2	Loan	Chroma Apartments	Hard	Springing	15,000,000	N/A	N/A	N/A	N/A	10,100,000	82.3%	1.20x	6.2%	No
3	Loan	Wyndham National Hotel Portfolio	Hard	Springing	110,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle	Hard	In Place	460,000,000	105,000,000	55%	2.40	10.2%	N/A	N/A	N/A	N/A	No
6	Loan	ILPT Industrial Portfolio	Hard	Springing	184,400,000	135,600,000	64%	2.47	9.1%	N/A	N/A	N/A	N/A	No
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
8	Loan	DoubleTree New York Times Square West Leased Fee	None	None	30,000,000	32,000,000	68%	1.59	6.1%	N/A	N/A	N/A	N/A	No
9	Loan	United Healthcare Office	Hard	Springing	20,000,000	N/A	N/A	N/A	N/A	6,000,000	75.2%	1.30	9.0%	No
10	Loan	AVR Atlanta Airport SpringHill Gateway	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
11	Loan	4041 Central	Hard	In Place	19,442,218	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
12	Loan	Century Plaza Towers	Hard	Springing	880,000,000	300,000,000	52%	3.06x	10.1%	N/A	N/A	N/A	N/A	No
13	Loan	Westmont Red Roof Inn Portfolio II	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	Hard	Springing	16,556,250	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	Springing	Springing	20,000,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
16	Loan	Springhill Suites Raleigh Cary	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
17	Loan	Muskogee Apartments Portfolio	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	Soft	Springing	N/A	2,000,000	72%	1.48	7.1%	N/A	N/A	N/A	N/A	No
19	Loan	Carnegie Hotel	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
20	Loan	Pinecrest Apartments	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
21	Loan	Shoppes at Parma	Hard	Springing	43,075,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
22	Loan	The Village Apartments	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
23	Loan	Shelbourne Square	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
24	Loan	Mentis Portfolio	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
26	Loan	Walmart Supercenter Douglasville	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
27	Loan	Medley Portfolio	Soft	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lockbox	Cash Management	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance(16)	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Future Secured Subordinate Debt (Y/N)
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
29	Loan	1413 Germantown Avenue	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
30	Loan	Beachwood Village	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
31	Loan	Global Payments, Inc.	Springing	Springing	19,167,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
32	Loan	2701 Grand Concourse	Soft	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
33	Loan	Holiday Inn Express Lincoln CA	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
34	Loan	Apple Inc. Boulder	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
35	Loan	CubeSmart Penn’s Landing	None	None	N/A	N/A	N/A	N/A	N/A	$6,120,000 (Principal); $2,733,049 (Outstanding Accrued Interest)	N/A	N/A	N/A	No
36	Loan	Holiday Inn Express Early	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
37	Loan	105 Van Cortlandt Park	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
38	Loan	The Ponce Hotel	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
39	Loan	1900 Evans Road	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
40	Loan	Rosedale Tech	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
41	Loan	Walkham Townhomes	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
42	Loan	530 West 136th Street	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
43	Loan	Raintree Oaks Apartments	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
44	Loan	Six Sentry Office Portfolio	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
46	Loan	Airport Square	Hard	In Place	24,965,246	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
47	Loan	Days Inn by Wyndham - Florence	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
48	Loan	Brickyard Plaza	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
49	Loan	Holiday Inn Express New Albany	Hard	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
50	Loan	CVS Brownsburg	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
51	Loan	Orient Drive Mobile Estates	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
52	Loan	Pomona Park	None	None	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
53	Loan	Dollar General Tuckahoe	Springing	Springing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
54	Loan	Dollar General Rolla	Hard	In Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No
55	Loan	Dollar General Dexter	Hard	In Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	No

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Conditions for Future Secured Subordinate Debt	Lender Consent Required for Future Secured Subordinate Debt (Y/N)	Future Mezzanine Debt Permitted (Y/N)(16)	Conditions for Future Mezzanine Debt(16)
1	Loan	225 Bush	N/A	N/A	No	N/A
2	Loan	Chroma Apartments	N/A	N/A	No	N/A
3	Loan	Wyndham National Hotel Portfolio	N/A	N/A	No	N/A
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	N/A	N/A	No	N/A
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle	N/A	N/A	No	N/A
6	Loan	ILPT Industrial Portfolio	N/A	N/A	No	N/A
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio	N/A	N/A	Yes	(i) LTV <= 51.1%; (ii) DSCR >=2.43x
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	N/A	No	N/A
9	Loan	United Healthcare Office	N/A	N/A	No	N/A
10	Loan	AVR Atlanta Airport SpringHill Gateway	N/A	N/A	No	N/A
11	Loan	4041 Central	N/A	N/A	No	N/A
12	Loan	Century Plaza Towers	N/A	N/A	Yes	Borrower shall have a one-time right to obtain a mezzanine loan, provided, among other conditions:
(i) the Combined LTV is equal to or less than the closing date LTV or if a partial prepayment of the loan has occurred in connection with a conversion, 51.5%,
(ii) the Aggregate DSCR is equal to or greater than 3.12x or if a partial prepayment of the loan has occurred in connection with a conversion, 3.18x,
(iii) the Aggregate Debt Yield is equal to or greater than 9.5% or if a partial prepayment of the loan has occurred in connection with a conversion, 9.7%,
(iv) the mezzanine loan shall be coterminous with the mortgage loan and (v) an intercreditor agreement is required.
13	Loan	Westmont Red Roof Inn Portfolio II	N/A	N/A	No	N/A
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	N/A	N/A	No	N/A
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	N/A	N/A	No	N/A
16	Loan	Springhill Suites Raleigh Cary	N/A	N/A	No	N/A
17	Loan	Muskogee Apartments Portfolio	N/A	N/A	No	N/A
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	N/A	N/A	No	N/A
19	Loan	Carnegie Hotel	N/A	N/A	No	N/A
20	Loan	Pinecrest Apartments	N/A	N/A	No	N/A
21	Loan	Shoppes at Parma	N/A	N/A	No	N/A
22	Loan	The Village Apartments	N/A	N/A	No	N/A
23	Loan	Shelbourne Square	N/A	N/A	No	N/A
24	Loan	Mentis Portfolio	N/A	N/A	No	N/A
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza	N/A	N/A	No	N/A
26	Loan	Walmart Supercenter Douglasville	N/A	N/A	No	N/A
27	Loan	Medley Portfolio	N/A	N/A	No	N/A
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Conditions for Future Secured Subordinate Debt	Lender Consent Required for Future Secured Subordinate Debt (Y/N)	Future Mezzanine Debt Permitted (Y/N)(16)	Conditions for Future Mezzanine Debt(16)
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	N/A	No	N/A
29	Loan	1413 Germantown Avenue	N/A	N/A	No	N/A
30	Loan	Beachwood Village	N/A	N/A	No	N/A
31	Loan	Global Payments, Inc.	N/A	N/A	Yes	(i) LTV<=85%; (ii) DSCR>=1.15x
32	Loan	2701 Grand Concourse	N/A	N/A	No	N/A
33	Loan	Holiday Inn Express Lincoln CA	N/A	N/A	No	N/A
34	Loan	Apple Inc. Boulder	N/A	N/A	No	N/A
35	Loan	CubeSmart Penn’s Landing	N/A	N/A	No	N/A
36	Loan	Holiday Inn Express Early	N/A	N/A	No	N/A
37	Loan	105 Van Cortlandt Park	N/A	N/A	Yes	(i) DSCR>=1.55x; (ii) LTV<=63.5%
38	Loan	The Ponce Hotel	N/A	N/A	No	N/A
39	Loan	1900 Evans Road	N/A	N/A	No	N/A
40	Loan	Rosedale Tech	N/A	N/A	No	N/A
41	Loan	Walkham Townhomes	N/A	N/A	No	N/A
42	Loan	530 West 136th Street	N/A	N/A	No	N/A
43	Loan	Raintree Oaks Apartments	N/A	N/A	No	N/A
44	Loan	Six Sentry Office Portfolio	N/A	N/A	No	N/A
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	N/A	N/A	No	N/A
46	Loan	Airport Square	N/A	N/A	No	N/A
47	Loan	Days Inn by Wyndham - Florence	N/A	N/A	No	N/A
48	Loan	Brickyard Plaza	N/A	N/A	No	N/A
49	Loan	Holiday Inn Express New Albany	N/A	N/A	No	N/A
50	Loan	CVS Brownsburg	N/A	N/A	No	N/A
51	Loan	Orient Drive Mobile Estates	N/A	N/A	No	N/A
52	Loan	Pomona Park	N/A	N/A	No	N/A
53	Loan	Dollar General Tuckahoe	N/A	N/A	No	N/A
54	Loan	Dollar General Rolla	N/A	N/A	Yes	Mezz (Min DSCR of 1.20x, Max LTV of 85.0%); Intercreditor Agreement is required
55	Loan	Dollar General Dexter	N/A	N/A	Yes	Mezz (Min DSCR of 1.20x, Max LTV of 85.0%); Intercreditor Agreement is required

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Mezzanine Debt (Y/N)(16)	Future Unsecured Debt Permitted (Y/N)	Conditions for Future Unsecured Debt
1	Loan	225 Bush	N/A	No	N/A
2	Loan	Chroma Apartments	N/A	No	N/A
3	Loan	Wyndham National Hotel Portfolio	N/A	No	N/A
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	N/A	No	N/A
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle	N/A	Yes	Subordinate loans made by one Series Borrower to the other Series Borrower pursuant to the term of the TIC Agreement Upon: (i) such subordinate loan shall be unsecured and shall not create a lien; (ii) payment under or with respect to any such subordinate loan will be made only from excess cash flow from the property distributed to Borrower’s operating account in accordance with the terms of the cash management agreement; (iii) the subordinate loan is non-recourse to the Series Borrower making such loan, and its assets, other than excess cash flow from the property distributed to Borrower’s operating account in accordance with the terms of the cash management agreement and does not constitute a claim against the Series Borrower making such loan if such excess cash flow is insufficient to pay the subordinate loan in full; (iv) the maturity date of such subordinate loan shall be no earlier than the maturity date of this loan
6	Loan	ILPT Industrial Portfolio	N/A	No	N/A
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio	Yes	No	N/A
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	No	N/A
9	Loan	United Healthcare Office	N/A	No	N/A
10	Loan	AVR Atlanta Airport SpringHill Gateway	N/A	No	N/A
11	Loan	4041 Central	N/A	No	N/A
12	Loan	Century Plaza Towers	No	No	N/A
13	Loan	Westmont Red Roof Inn Portfolio II	N/A	No	N/A
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	N/A	No	N/A
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	N/A	No	N/A
16	Loan	Springhill Suites Raleigh Cary	N/A	No	N/A
17	Loan	Muskogee Apartments Portfolio	N/A	No	N/A
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	N/A	No	N/A
19	Loan	Carnegie Hotel	N/A	No	N/A
20	Loan	Pinecrest Apartments	N/A	No	N/A
21	Loan	Shoppes at Parma	N/A	No	N/A
22	Loan	The Village Apartments	N/A	No	N/A
23	Loan	Shelbourne Square	N/A	No	N/A
24	Loan	Mentis Portfolio	N/A	No	N/A
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza	N/A	No	N/A
26	Loan	Walmart Supercenter Douglasville	N/A	No	N/A
27	Loan	Medley Portfolio	N/A	No	N/A
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Mezzanine Debt (Y/N)(16)	Future Unsecured Debt Permitted (Y/N)	Conditions for Future Unsecured Debt
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	No	N/A
29	Loan	1413 Germantown Avenue	N/A	No	N/A
30	Loan	Beachwood Village	N/A	No	N/A
31	Loan	Global Payments, Inc.	Yes	No	N/A
32	Loan	2701 Grand Concourse	N/A	No	N/A
33	Loan	Holiday Inn Express Lincoln CA	N/A	No	N/A
34	Loan	Apple Inc. Boulder	N/A	No	N/A
35	Loan	CubeSmart Penn’s Landing	N/A	No	N/A
36	Loan	Holiday Inn Express Early	N/A	No	N/A
37	Loan	105 Van Cortlandt Park	Yes	No	N/A
38	Loan	The Ponce Hotel	N/A	No	N/A
39	Loan	1900 Evans Road	N/A	No	N/A
40	Loan	Rosedale Tech	N/A	No	N/A
41	Loan	Walkham Townhomes	N/A	No	N/A
42	Loan	530 West 136th Street	N/A	No	N/A
43	Loan	Raintree Oaks Apartments	N/A	No	N/A
44	Loan	Six Sentry Office Portfolio	N/A	No	N/A
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	N/A	No	N/A
46	Loan	Airport Square	N/A	No	N/A
47	Loan	Days Inn by Wyndham - Florence	N/A	No	N/A
48	Loan	Brickyard Plaza	N/A	No	N/A
49	Loan	Holiday Inn Express New Albany	N/A	No	N/A
50	Loan	CVS Brownsburg	N/A	No	N/A
51	Loan	Orient Drive Mobile Estates	N/A	No	N/A
52	Loan	Pomona Park	N/A	No	N/A
53	Loan	Dollar General Tuckahoe	N/A	No	N/A
54	Loan	Dollar General Rolla	Yes	No	N/A
55	Loan	Dollar General Dexter	Yes	No	N/A

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Unsecured Debt (Y/N)	Sponsor	Guarantor	Affiliated Sponsors
1	Loan	225 Bush	N/A	Kylli Inc.	Kylli Inc.	No
2	Loan	Chroma Apartments	N/A	Philip G. Hulse; Philip G. Hulse Revocable Trust; Kevin Morrell; Kevin J. Morrell Revocable Trust; Howard J. Smith; Howard J. Smith Revocable Trust	Philip G. Hulse; Philip G. Hulse Revocable Trust; Kevin Morrell; Kevin J. Morrell Revocable Trust; Howard J. Smith; Howard J. Smith Revocable Trust	No
3	Loan	Wyndham National Hotel Portfolio	N/A	Tom Vukota; Vukota Capital Management Ltd.	Tom Vukota; Vukota Capital Management Ltd.	No
3.01	Property	Travelodge - 2307 Wyoming Avenue
3.02	Property	Travelodge - 2111 Camino Del Llano
3.03	Property	Travelodge - 1170 W Flaming Gorge Way
3.04	Property	Baymont Inn & Suites - 1731 South Sunridge Drive
3.05	Property	Baymont Inn & Suites - 451 Halligan Drive
3.06	Property	Baymont Inn & Suites - 1608 E Business US 60
3.07	Property	Travelodge - 1127 Pony Express Highway
3.08	Property	Baymont Inn & Suites - 1130B B East 16th Street
3.09	Property	Travelodge - 2680 Airport Road
3.10	Property	Super 8 - 720 Royal Parkway
3.11	Property	Baymont Inn & Suites - 1051 North Market Street
3.12	Property	Baymont Inn & Suites - 2700 North Diers Parkway
3.13	Property	Baymont Inn & Suites - 95 Spruce Road
3.14	Property	Super 8 - 2545 Cornhusker Highway
3.15	Property	Travelodge - 1110 SE 4th Street
3.16	Property	Baymont Inn & Suites - 2300 Valley West Court
3.17	Property	Travelodge - 800 W Laramie Street
3.18	Property	Travelodge - 22 North Frontage Road
3.19	Property	Travelodge - 123 Westvaco Road
3.20	Property	Baymont Inn & Suites - 2006 North Merrill Avenue
3.21	Property	Travelodge - 1710 Jefferson Street
3.22	Property	Travelodge - 1625 Stillwater Avenue
3.23	Property	Travelodge - 8233 Airline Highway
3.24	Property	Baymont Inn & Suites - 6390 US-93
3.25	Property	Travelodge - 707 East Webster Street
3.26	Property	Travelodge - 777 West Hwy 21
3.27	Property	Travelodge - 3522 North Highway 59
3.28	Property	Travelodge - 108 6th Avenue
3.29	Property	Travelodge - 2200 E South Avenue
3.30	Property	Travelodge - 128 South Willow Road
3.31	Property	Travelodge - 1005 Highway 285
3.32	Property	Days Inn - 3431 14th Avenue
3.33	Property	Travelodge - 2505 US 69
3.34	Property	Baymont Inn & Suites - 3475 Union Road
3.35	Property	Travelodge - 1706 North Park Drive
3.36	Property	Baymont Inn & Suites - 2005 East Daley Street
3.37	Property	Travelodge - 1177 E 16th Street
3.38	Property	Baymont Inn & Suites - 35450 Yermo Road
3.39	Property	Travelodge - 2407 East Holland Avenue
3.40	Property	Travelodge - 620 Souder Road
3.41	Property	Baymont Inn & Suites - 100 15th Street Southeast
3.42	Property	Travelodge - 109 East Commerce Street
3.43	Property	Travelodge - 4000 Siskiyou Avenue
3.44	Property	Travelodge - 98 Moffat Avenue
4	Loan	Phoenix Industrial Portfolio III	N/A	Phoenix Investors	Irrevocable Children’s Trust Dated 7/22/91; Irrevocable Children’s Trust No. 2 Dated 7/22/91	No
4.01	Property	Galesburg
4.02	Property	Covington
4.03	Property	Grafton
5	Loan	3 Columbus Circle	Yes	Joseph Moinian	Joseph Moinian	Group 1
6	Loan	ILPT Industrial Portfolio	N/A	Industrial Logistics Properties Trust	Industrial Logistics Properties Trust	No
6.01	Property	1800 Union Airpark Boulevard
6.02	Property	4237-4255 Anson Boulevard
6.03	Property	5000 Commerce Way
6.04	Property	5142 and 5148 North Hanley Road
6.05	Property	945 Monument Drive
6.06	Property	5500 SE Delaware Ave
6.07	Property	2801 Airwest Boulevard
6.08	Property	20 Logistics Boulevard
6.09	Property	2150 Stanley Road
6.10	Property	16101 Queens Court
6.11	Property	5 Logistics Drive
7	Loan	Orfali Portfolio	N/A	Jacob Orfali; Joseph Moinian	Jacob Orfali; Joseph Moinian	Group 1
8	Loan	DoubleTree New York Times Square West Leased Fee	N/A	Sam Chang	Sam Chang	No
9	Loan	United Healthcare Office	N/A	Quynh Palomino; Lloyd W. Kendall, Jr.	Quynh Palomino; Lloyd W. Kendall, Jr.	Group 2
10	Loan	AVR Atlanta Airport SpringHill Gateway	N/A	Allan V. Rose; AVR Gateway S, LLC	Allan V. Rose; AVR Gateway S, LLC	No
11	Loan	4041 Central	N/A	Zaya S. Younan	Zaya and Sherry Younan Family Trust; Zaya S. Younan	No
12	Loan	Century Plaza Towers	N/A	SPF JVP LLC; Luminance Acquisition Venture LLC	N/A	No
13	Loan	Westmont Red Roof Inn Portfolio II	N/A	R&R Real Estate Investment Trust	R&R Real Estate Investment Trust	No
13.01	Property	Red Roof Inn St. Clairsville
13.02	Property	Red Roof PLUS+ Phoenix Airport
13.03	Property	Red Roof PLUS+ West Springfield
13.04	Property	Red Roof PLUS+ Chicago Naperville
14	Loan	Crimson Retail Portfolio	N/A	Pamela Day	Pamela Day	No
14.01	Property	Little Elm
14.02	Property	South Plaza
14.03	Property	JoAnn Fabrics
14.04	Property	Office Depot
15	Loan	Redwood Technology Center	N/A	Matthew T. White	Matthew T. White	No
16	Loan	Springhill Suites Raleigh Cary	N/A	Sharan Kaur Chhabra Erhart	Sharan Kaur Chhabra Erhart	No
17	Loan	Muskogee Apartments Portfolio	N/A	Brent Doeksen; Curtis Rice; Ryan Barry	Brent Doeksen; Curtis Rice; Ryan Barry	No
17.01	Property	Country Club
17.02	Property	Shady Hollow
17.03	Property	South Point
17.04	Property	Berwick
17.05	Property	Village East
18	Loan	7105 - 7115 37th Avenue	N/A	Rajmattie Persaud	Rajmattie Persaud	No
19	Loan	Carnegie Hotel	N/A	Charles H. Johnson, Jr.	Charles H. Johnson, Jr.	No
20	Loan	Pinecrest Apartments	N/A	Christopher M. Hartman	Christopher M. Hartman	No
21	Loan	Shoppes at Parma	N/A	Mehrdad Mottahedeh; David Mottahedeh	Mehrdad Mottahedeh; David Mottahedeh	No
22	Loan	The Village Apartments	N/A	Eliezer N. Skolnick	Eliezer N. Skolnick	No
23	Loan	Shelbourne Square	N/A	Melvin Fischman; Arnold Fischman; David F. Lavipour	Melvin Fischman; Arnold Fischman; David F. Lavipour	No
24	Loan	Mentis Portfolio	N/A	Louis J. Rogers	Louis J. Rogers	No
24.01	Property	Mentis San Antonio
24.02	Property	Mentis Round Rock
25	Loan	Aliso Viejo Plaza	N/A	John S. O’Meara and Jeffrey G. Wood	John S. O’ Meara, The O’Meara Family Trust, Jeffrey G. Wood, Peter S. Sparre, The Wallace R. Limburg Trust, The Draper Children’s Trust	No
26	Loan	Walmart Supercenter Douglasville	N/A	Dino F. Crescentini	Dino F. Crescentini; Dino F. Crescentini, as Trustee of the Dino Crescentini Living Trust, Dated December 22, 1992	No
27	Loan	Medley Portfolio	N/A	Philip Balderston; Justin Pesin	Philip Balderston; Justin Pesin	No
27.01	Property	El Dorado Apartments
27.02	Property	Longview Heights Apartments

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Flag	Property Name	Lender Consent Required for Future Unsecured Debt (Y/N)	Sponsor	Guarantor	Affiliated Sponsors
27.03	Property	Barron Court Apartments
27.04	Property	Longview Gardens Apartments
28	Loan	Courtyard - Tampa (Citrus Park)	N/A	Quynh Palomino; Lloyd Kendall	Quynh Palomino; Lloyd Kendall	Group 2
29	Loan	1413 Germantown Avenue	N/A	Gagandeep Lakhmn	Gagandeep Lakhmn	No
30	Loan	Beachwood Village	N/A	Troy Shadian; Roshan Bhatka	Troy Shadian; Roshan Bhatka	No
31	Loan	Global Payments, Inc.	N/A	BSPRT CRE Equity, LLC	BSPRT CRE Equity, LLC	No
32	Loan	2701 Grand Concourse	N/A	Robert Rosenberg	Robert Rosenberg	No
33	Loan	Holiday Inn Express Lincoln CA	N/A	Shan Fazeli; Nima Fazeli	Hooshang Fazeli; Hooshang Fazeli as trustee of the H. Fazeli Revocable Trust	No
34	Loan	Apple Inc. Boulder	N/A	Alger Capital, LLC	Alger Capital, LLC	No
35	Loan	CubeSmart Penn’s Landing	N/A	Mark Claster; Andrew Boas; Nancy Marks; Marjorie Boas Levins 2013 Revocable Trust	Carl Marks & Co. Inc.	No
36	Loan	Holiday Inn Express Early	N/A	Biren D. Patel	Biren D. Patel	No
37	Loan	105 Van Cortlandt Park	N/A	Fishel Schlesinger	Fishel Schlesinger	No
38	Loan	The Ponce Hotel	N/A	Farid Ashdji; Farhad Frank Ashdji	Farid Ashdji; Farhad Frank Ashdji	No
39	Loan	1900 Evans Road	N/A	Katherine A. Roche; Thomas J. Roche	Katherine A. Roche; Thomas J. Roche	No
40	Loan	Rosedale Tech	N/A	Joseph Matthew Cassin, Jr.; David Taylor	Joseph Matthew Cassin, Jr.; David Taylor	No
41	Loan	Walkham Townhomes	N/A	Joshua A. Gordon	Joshua A. Gordon	No
42	Loan	530 West 136th Street	N/A	Alexander Perros; Nicholas Brunero; Novak Vukasinovic	Alexander Perros; Nicholas Brunero; Novak Vukasinovic	No
43	Loan	Raintree Oaks Apartments	N/A	Mathew Mundiyamkal	Mathew Mundiyamkal	No
44	Loan	Six Sentry Office Portfolio	N/A	Richard F. Smith Jr.	Richard F. Smith Jr.	No
44.01	Property	630 Sentry
44.02	Property	670 Sentry
44.03	Property	610 Sentry
44.04	Property	620 Sentry
45	Loan	BNSF Logistics	N/A	Karen E. Kennedy	Karen E. Kennedy	No
46	Loan	Airport Square	N/A	Uri Mermelstein; Iosif Yushuvayev	Uri Mermelstein; Iosif Yushuvayev	No
47	Loan	Days Inn by Wyndham - Florence	N/A	Vijay Narsinghani; Asha Narsinghani	Vijay Narsinghani; Asha Narsinghani	No
48	Loan	Brickyard Plaza	N/A	Steven Usdan	CCA Acquisition Company, LLC	No
49	Loan	Holiday Inn Express New Albany	N/A	Sandeep Sethi	Sandeep Sethi and Pavanpreet Sethi	No
50	Loan	CVS Brownsburg	N/A	Ellyn W. Rogal	Ellyn W. Rogal	No
51	Loan	Orient Drive Mobile Estates	N/A	Donald D. Urie; Shirley Ann Urie Family Marital Qtip Trust Dated August 7, 2008	Donald D. Urie; Shirley Ann Urie Family Marital Qtip Trust Dated August 7, 2008	No
52	Loan	Pomona Park	N/A	George W. Ragsdale	George W. Ragsdale	No
53	Loan	Dollar General Tuckahoe	N/A	Frank Zacharias	Frank Zacharias	No
54	Loan	Dollar General Rolla	N/A	Ladder Capital CRE Equity LLC	Ladder Capital CRE Equity LLC	Group 3
55	Loan	Dollar General Dexter	N/A	Ladder Capital CRE Equity LLC	Ladder Capital CRE Equity LLC	Group 3

A-1-26

UBS 2019-C18

Footnotes to Annex A-1

(1)

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”), Wells Fargo Bank, National Association (“WFB”), Societe Generale Financial Corporation (“SGFC”), Cantor Commercial Real Estate Lending, L.P. (“CCRE”), Rialto Real Estate Fund IV – Debt, LP (“RREF”) and Natixis Real Estate Capital LLC (“Natixis”).

(2)

Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at Mortgaged Properties securing the 15 largest Mortgage Loans.

(3)

The Original Balance and Cut-off Date Balance represent only the Mortgage Loans included in the issuing entity. The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Cut-off Date Balance Per Unit/SF are calculated based on the Mortgage Loans included in the issuing entity and the related pari passu companion loans in the aggregate. For more information regarding the Mortgage Loans secured by the Mortgaged Properties identified under the column heading in this Annex A-1 as 225 Bush, Chroma Apartments, Wyndham National Hotel Portfolio, 3 Columbus Circle, ILPT Industrial Portfolio, Doubletree New York Times Square West Leased Fee, United Healthcare Office, 4041 Central, Century Plaza Towers, Crimson Retail Portfolio, Redwood Technology Center, Shoppes at Parma, Global Payments, Inc. and Airport Square, see the charts titled “Whole Loan Summary” and “Whole Loan Control Notes and Non-Control Notes” in “Description of the Mortgage Pool—The Whole Loans” .

(4)

Loan No. 3 – Wyndham National Hotel Portfolio – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Whole Loan are based on the aggregate sum of the available “As-Is” and “As-Complete” Appraised Values for each Mortgaged Property on an individual basis of $215,000,000 as of August 1, 2019. On a stand-alone basis, the Mortgaged Properties have an aggregate “As-Is” Appraised Value of $209,900,000 as of August 1, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the Whole Loan and the aggregate stand-alone “As-Is” Appraised Value of $209,900,000 are 69.1% and 47.8%, respectively.

Loan No. 33 – Holiday Inn Express Lincoln CA – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan are based on the “As-Complete” Appraised Value of $15,000,000 as of October 1, 2020. The Appraised Value of the Mortgaged Property assuming the “As-Is” Appraised Value is $13,400,000 as of September 12, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 67.2% and 60.3%, respectively.

Loan No. 42 – 530 West 136th Street – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan are based on the “As-Stabilized” Appraised Value of $10,400,000 as of September 13, 2019. The Appraised Value of the Mortgaged Property assuming the “As-Is” Appraised Value is $10,300,000 as of September 13, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 63.3% and 63.3%, respectively.

Loan No. 45 – BNSF Logistics – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, and Appraised Value with respect to the Mortgage Loan are based on the “As-Stabilized” Appraised Value of $8,300,000 as of November 3, 2019. The Appraised Value of the Mortgaged Property assuming the “As-Is” Appraised Value is $7,000,000 as of September 3, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 77.1% and 65.8%, respectively.

Loan No. 48 – Brickyard Plaza – The Appraised Value with respect to the Mortgage Loan assumes that the third largest tenant at the Mortgaged Property, Crossfit (UTE Fitness), will commence paying rent in February 2020 and the outstanding tenant improvement allowance is all that is needed to complete the tenant’s buildout. All gap rent and outstanding tenant improvements were reserved for at origination. The “As-Is” Appraised Value is $5,150,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the “As-Is” Appraised Value for the Mortgaged Property are 77.7% and 77.7%, respectively.

(5)

Loan No. 1 – 225 Bush – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 11, 2022. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 6, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 2 – Chroma Apartments – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 4, 2022. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 11, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

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Loan No. 5 – 3 Columbus Circle – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) April 11, 2022. The lockout period for defeasance will be at least 33 payment dates beginning with and including the first payment date of April 11, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 33 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 6 – ILPT Industrial Portfolio – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 21, 2022. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 7, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 9 – United Healthcare Office – The Whole Loan can be defeased at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of November 6, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 26 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 11 – 4041 Central – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 11, 2022. The lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of November 11, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 26 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 12 – Century Plaza Towers – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 21, 2022. The lockout period for defeasance will be at least 25 payment dates beginning with and including the first payment date of December 9, 2019. For the purposes of this preliminary prospectus, the assumed lockout period of 25 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

Loan No. 21 – Shoppes at Parma – The Whole Loan can be defeased at any time after the date that is the earlier of (i) three years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2023. The lockout period for defeasance will be at least 36 payment dates beginning with and including the first payment date of January 6, 2020. For the purposes of this preliminary prospectus, the assumed lockout period of 36 months is based on the expected UBS 2019-C18 securitization closing date in December 2019. The actual lockout period may be longer.

(6)

Loan Nos. 3, 4, 12, 13, 14 and 21 – Wyndham National Hotel Portfolio, Phoenix Industrial Portfolio III, Century Plaza Towers, Westmont Red Roof Inn Portfolio II, Crimson Retail Portfolio and Shoppes at Parma – The related borrower may obtain the release of a portion of the related Mortgaged Property, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including making a prepayment of principal. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” .

(7)

Loan No. 8 – DoubleTree New York Times Square West Leased Fee – The Whole Loan is secured by the borrower’s fee simple interest in a land parcel, beneath a 36-story, 612-room, full-service DoubleTree by Hilton located at 350 West 40th Street in Times Square, New York, New York. The borrower sponsor owned the Mortgaged Property entirely in fee before bifurcating the fee and leasehold interests at origination. The Mortgaged Property is held through the borrower’s leased fee interest under a ground lease which expires on October 31, 2068, whereby the borrower is the landlord and NYHK West 40 LLC, an affiliate of the borrower, is the tenant. The current annual ground rent is $5,400,000, subject to 1.0% annual increases beginning on the tenth anniversary of the lease commencement date. The borrower’s failure to enforce its remedies under the ground lease during an event of default thereunder is recourse to the borrower sponsor. Simultaneously with the origination of the Whole Loan, a mortgage loan secured by the leasehold interest (non-collateral), (the “Leasehold Mortgage Loan”) was provided by the related leasehold lender (the “Leasehold Mortgage Lender”) to the tenant. Collateral for the Leasehold Mortgage Loan also includes a pledge of 100% of the equity interests of the sole member in the borrower of the Whole Loan to the Leasehold Mortgage Lender. The Leasehold Mortgage Lender entered into an intercreditor agreement with the lender, pursuant to which (a) the Leasehold Mortgage Loan is subordinate to the Whole Loan and (b) the Leasehold Mortgage Lender is provided certain cure and purchase option rights with respect to the Whole Loan that are typically provided to mezzanine lenders.

(8)	Loan No. 5 – 3 Columbus Circle – The fifth largest tenant at the Mortgaged Property, Josephson, is an affiliate of the borrower and the Mortgaged Property serves as the borrower’s headquarters.

(9)

Loan No. 4 – Phoenix Industrial Portfolio III – The largest tenant at the Galesburg Mortgaged Property, Blick Art Materials, LLC, has a one-time termination option as of January 1, 2030 with written notice on or before March 31, 2029 and a termination fee of $567,408. The largest tenant at the Covington Mortgaged Property, VF Imagewear, Inc., may terminate its lease effective November 1, 2023, November 1, 2025 and November 1, 2027 with 180 days’ written notice and no termination fee.

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Loan No. 6 – ILPT Industrial Portfolio – The second largest tenant at the 2150 Stanley Road Mortgaged Property, M D Logistics, Inc. has a one-time termination option as of June 30, 2022 with nine months’ notice and a termination fee of $546,399.

Loan No. 11 – 4041 Central – The largest tenant at the Mortgaged Property, U.S. Government (IRS), may terminate its lease at any time upon providing 90 days’ written notice. The second largest tenant at the Mortgaged Property, Maricopa County Dept of Public Health, may terminate its lease at the end of any fiscal year due to non-appropriation of funds. The third largest tenant at the Mortgaged Property, U.S. Government GSA, may terminate its lease any time after September 30, 2023, upon providing 90 days’ written notice. The fifth largest tenant at the Mortgaged Property, Maricopa County (SOS), may terminate its lease at the end of any fiscal year due to non-appropriation of funds. Maricopa County (SOS) may also terminate its lease on no less than 7,500 SF of its space any time after June 30, 2020 upon providing 90 days’ written notice.

Loan No. 12 – Century Plaza Towers – The largest tenant at the Mortgaged Property, Bank of America & Merrill Lynch, has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666. The second largest tenant at the Mortgaged Property, Manatt Phelps, has the right to terminate its lease pertaining to its occupancy of space on the 4th floor of the south tower at the Mortgaged Property on the last day of the fifth or tenth year of its lease term. The fourth largest tenant at the Mortgaged Property, Kirkland & Ellis, has the one-time right to terminate its lease as of January 1, 2032, upon written notice on or before January 1, 2031 and payment of a termination fee. The fifth largest tenant at the Mortgaged Property, Greenberg Glusker, has the one-time right to terminate its lease as of March 1, 2032, upon written notice on or before March 1, 2031 and payment of a termination fee.

Loan No. 34 – Apple Inc. Boulder – The sole tenant at the Mortgaged Property, Apple, has a one-time termination option effective June 30, 2024 with 18-months’ written notice and payment of a termination fee of $425,676 plus six months of operating expense reimbursements and unamortized landlord costs associated with the lease.

Loan No. 44 – Six Sentry Office Portfolio – The largest tenant at the 630 Sentry Mortgaged Property, Goldenberg Mgmt, Inc., has an early termination option for each of (a) the 8,550 SF 3rd floor suite effective November 30, 2021 upon written notice before May 31, 2021; (b) the 3,425 SF 1st floor suite effective November 30, 2020 upon written notice before May 31, 2020 or effective November 30, 2021 upon written notice before May 31, 2021; and (c) the 2,063 SF 2nd floor suite at any time upon 30 days’ written notice.

Loan No. 46 – Airport Square – The largest tenant at the Mortgaged Property, Northrop Grumman Systems, has a one-time right to terminate its lease for 56,584 SF of space, which termination will be effective on May 31, 2021, provided that the tenant gives nine months’ prior written notice to the landlord and pays a termination fee of $975,000. In addition, Northrop Grumman Systems has a one-time right to terminate its lease for 56,584 SF of space, which termination will be effective on December 31, 2021, provided that the tenant gives nine months’ prior written notice to the landlord and pays a termination fee of $975,000. The third largest tenant at the Mortgaged Property, USA ACoE, may terminate its lease on or after the first anniversary, which was September 1, 2015, without payment of a termination fee by giving at least 180 days’ notice in writing to the landlord. The fourth largest tenant at the Mortgaged Property, US Department of Veteran Affairs, may terminate its lease at any time without payment of a termination fee by giving at least 180 days’ notice in writing to the landlord.

Loan No. 52 – Pomona Park – The fourth largest tenant at the Mortgaged Property, ALC Controls of North Carolina, Inc., may terminate its lease at any time upon payment of a termination fee equal to six months of then current rent and all unamortized leasing commissions.

(10)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

Loan No. 1 – 225 Bush – The fourth largest tenant at the Mortgaged Property, Handshake, occupies the 12th floor (26,261 SF) of the Mortgaged Property pursuant to a lease that commenced on October 1, 2019. Handshake has executed a separate lease for the 10th floor (26,474 SF), which has a July 9, 2020 commencement date. Handshake has not taken occupancy nor commenced paying rent for the 10th floor space.

Loan No. 12 – Century Plaza Towers – A number of the tenants at the Mortgaged Property are building out their spaces. At origination, the borrower deposited approximately $71,223,945 into a rollover reserve for outstanding landlord work and tenant allowances, including but not limited to for the following four of the top five tenants: Bank of America & Merrill Lynch, Manatt Phelps, Kirkland & Ellis, and Greenberg Glusker. Such reserve also includes funds for buildout of several speculative suites.

Loan No. 14 – Crimson Retail Portfolio – The largest tenant at the South Plaza Mortgaged Property, Winn Dixie, has executed an amendment to expand into an additional 2,500 SF. Winn Dixie has not taken occupancy nor commenced paying rent for the additional space. The third largest tenant at the South Plaza Mortgaged Property, Focus Fit, is in occupancy and has four months of free rent beginning May 2020 through August 2020.

Loan No. 15 – Redwood Technology Center – The largest tenant at the Mortgaged Property, Ciena Corporation, is not in occupancy of 18,773 SF of the 57,673 SF leased by the tenant, however, Ciena Corporation is paying rent on its entire space.

Loan No. 34 – Apple Inc. Boulder – The sole tenant at the Mortgaged Property, Apple, is in occupancy of the entire space demised under its lease, but receiving free rent for a portion of the space through July 2020 in an amount totaling $129,285.

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Loan No. 48 – Brickyard Plaza – The third largest tenant at the Mortgaged Property, Crossfit (UTE Fitness), has executed a lease but is not in occupancy or paying rent. Crossfit (UTE Fitness) is anticipated to begin paying rent in February 2020 and was underwritten as vacant.

(11)	Loan No. 45 – BNSF Logistics – The borrower deposited $220,000 at origination into a TI/LC Reserve. Beginning in January 2027, the borrower will be required to make annual deposits equal to $1.00 PSF.

(12)

Loan No. 28 – Courtyard - Tampa (Citrus Park) – The borrower deposited $50,000 at origination into a seasonality reserve. Ongoing seasonality reserve payments will be deposited monthly on each payment date occurring during the period between December and July.

Loan No. 38 – The Ponce Hotel – On each monthly payment date during the months of March, April, May and June, the borrower is required to deposit $12,500 into a seasonality reserve.

Loan No. 47 – Days Inn by Wyndham - Florence – The borrower deposited $35,000 at origination into a seasonality reserve. Ongoing seasonality reserve payments will be deposited monthly on each payment date occurring during June, July and August.

Loan No. 49 – Holiday Inn Express New Albany – The borrower deposited $25,000 at origination into a seasonality reserve. On any payment date in July, September or December in which the funds in the seasonality reserve are less than the initial deposit made by the borrower at origination, the borrower is required to deposit an amount necessary to cause such funds in the seasonality reserve to equal such initial deposit.

(13)

Loan No. 33 – Holiday Inn Express Lincoln CA – The borrower will deposit on each payment date to the FF&E reserve an amount initially equal to 1/12th of 0% of the annual operating income of the Mortgaged Property in year 1, 1/12th of 3.0% of the annual operating income of the Mortgaged Property (based on the prior year) in year 2, and 1/12th of 4.0% of the annual operating income at the Mortgaged Property (based on the prior year) thereafter.

(14)

Loan No. 4 – Phoenix Industrial Portfolio III – A controlled recognized environmental condition (“CREC”) was noted in the Phase I ESA related to the listing of the Grafton Mortgaged Property on the leaking underground storage tank (“LUST”) database. The underground storage tanks (each, an “UST”) were removed in 1992 and the Wisconsin Department of Natural Resources (“WDNR”) issued regulatory closure for the LUST case with the condition that residual petroleum soil contamination must be properly managed in the event of future soil excavation or removal. A second CREC was noted in the Phase I ESA related to listing of the Mortgaged Property on the environmental repair program (“ERP”) database. Remedial actions between 2002 and 2016 included soil excavations, soil vapor extraction and installation of vapor mitigation systems. The WDNR issued regulatory closure for ERP case in June 2017 based on the Mortgaged Property being used for industrial purposes and the implementation of institutional and engineering controls. Conditions of closure for the neighboring properties affected by the contamination were based on residential land use, subject to controls. Neither of the CRECs represent threats to human health or the environment and the Phase I ESA recommended no additional action or investigation.

Loan No. 6 – ILPT Industrial Portfolio – The related Phase I ESA for the 5142 and 5148 North Hanley Road Mortgaged Property noted a CREC related to the former presence of a dump and demolition debris from former residences at the Mortgaged Property. The Mortgaged Property is subject to activity and use limitations memorialized in an environmental covenant recorded by the Missouri Department of Natural Resources in 2009 under the state’s voluntary cleanup program. The activity and use limitations restrict the use of the Mortgaged Property to non-residential use and include a soil management plan that prohibits drilling and the use of groundwater.

Loan No. 8 – DoubleTree New York Times Square West Leased Fee – In connection with a CREC noted in the Phase I ESA related to the former presence of three gasoline USTs at the Mortgaged Property, the Mortgaged Property is subject to use restrictions, engineering controls and institutional controls memorialized in a notice of satisfaction issued by the New York City Mayor’s Office of Environmental Remediation (“NYC OER”) in June 2017 in permitting an application for a certificate of occupancy for the newly constructed and current hotel building. The use restrictions include the prohibition of (a) vegetable gardening and farming in residual soil, (b) use of groundwater beneath the Mortgaged Property without treatment rendering it safe for the intended use, (c) disturbance of residual soil material unless it is conducted in accordance with the related site management plan and (d) higher levels of land usage than the restricted residential uses addressed by the remedial action without prior notification and approval by NYC OER. The engineering controls consist of a composite cover system and a vapor barrier system to prevent human exposure to residual soil/fill material and residual soil vapor, respectively, remaining under the site. The institutional controls consist of future 10-year inspections and certifications at the Mortgaged Property.

Loan No. 14 – Crimson Retail Portfolio – The related Phase I ESA for the South Plaza Mortgaged Property identified a recognized environmental condition (“REC”) related to a current “drop-off” dry cleaner tenant with former on-site processing operations that used tetrachloroethylene from approximately 1982 through 1994. A limited Phase II ESA did not identify vapor intrusion into the out parcel structure. The dry cleaning facility is eligible for state-administered cleanup under the Florida Dry Cleaning Solvent Cleanup Program and no further action or investigation is required at this time.

Loan No. 18 – 7105 - 7115 37th Avenue – The ESA for the Mortgaged Property noted other environmental considerations from the site in association with the storage of former generation of heating oil storage tanks. However, the former tanks are

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 not expected to represent a significant environmental concern, pending a file review. Due to the age of the buildings, there is also a potential that asbestos containing material (“ACM”) or lead based paint (“LBP”) are present. Based on the potential presence of ACM, the related environmental consultant recommends the Mortgaged Property owner implement an operations and maintenance plan (“O&M Plan”) which stipulates that the assessment, repair and maintenance of damaged materials be performed to protect the health and safety of the building occupants. Following consultation with a certified lead risk assessor and repair of damaged LBP, the related environmental consultant recommends the owner implement an O&M Plan, which stipulates that the assessment, repair and maintenance of damaged painted surfaces be performed to protect the health and safety of the building occupants. In addition to environmental indemnitor for losses, the borrower sponsor provided an environmental insurance policy for the Mortgaged Property. The environmental insurance policy was issued by Steadfast Insurance Company, a division Zurich. Steadfast Insurance Company has an A.M. Best rating of “A+ XV” and an S&P rating of “AA-”, with limits of $10,000,000 per occurrence and $10,000,000 in the aggregate. The policy provides coverage during the term of the Whole Loan with a total of 13 years.

Loan No. 20 – Pinecrest Apartments – The ESA for the Mortgaged Property noted that the prior owners completed a radon sampling event in 2012 intended for 135 ground floor units, during which 19 units were not tested due to an insufficient test vial supply. Twenty-five of the vials tested at the Mortgaged Property were at or above the EPA action level of 4.0 pCi/L. These results were found in 22 units. Prior to the borrower purchasing the Mortgaged Property in 2018, the current borrower mandated that each of the 22 units be equipped with radon mitigation systems as part of the acquisition. The ESA consultant was provided with the proper receipts to show that the radon mitigation systems were installed. Based on the radon sampling event completed in 2012 and the installation of the radon mitigation systems in 2018 for the units that tested above the 4.0 pCi/L, radon does not appear to represent a significant environmental concern in those units. Based on new testing described in the current ESA completed for the Mortgaged Property, two additional units tested above the EPA action level. As a result, the ESA recommended the installation of radon mitigation systems at these two units and continued implementation of the radon operation and maintenance plan for the Mortgaged Property. The borrower escrowed $3,500 at origination for the installation of the radon mitigation systems at the two units.

Loan No. 21 – Shoppes at Parma – The Phase I ESA revealed two historical recognized environmental conditions. First, the subject property identified as JC Penney is reported as having a LUST because of a 500-gallon diesel tank containing steel walled UST. The tank was installed at an unknown date and has an inactive status that occurred on August 28, 1997. A no further action letter is associated with this UST dated November 28, 2001. No further investigation is recommended. Second, the subject property identified as Goodyear Tire & Rubber Co is reported as a LUST site because of a 550-gallon used oil containing steel walled UST. The tank was installed at an unknown date and has an inactive/removed status that occurred on October 12, 1995. A no further action letter is associated with this UST dated June 20, 2000. No further investigation is recommended. The Phase I ESA also revealed six environmental issues. First, a Phase I ESA conducted in 2012 identified several areas on concern, including former dry-cleaning tenants, staining under trash compaction equipment, and leaking compressors. To address these concerns, 19 borings were conducted of soil, groundwater, and soil gas. The borings showed a significant release of dry-cleaning related materials but levels did not occur above current regulatory action levels. Both the 2012 and 2019 reports do not recommend any further investigation based on these findings. Second, the 2012 ESA indicated that the Mortgaged Property has been used by commercial tenants since 1959 and noted the presence of a former 20,000-gallon heating oil UST and staining from an apparent release from the heating oil product lines in the basement. Sixteen borings were taken and revealed a minor exceedance of one semi-volatile organic compound in shallow soil and groundwater. Currently this portion of the Mortgaged Property is paved asphalt parking. The 2019 ESA concludes that although contaminants of concern were not identified in exceedance for commercial use, trace evidence was identified in select samples, and further investigation may be warranted should the property be redeveloped or the usage changed. Third, the subject property identified as Walmart is reported as a RCRA-CESQG since 2004 to present. The site generates less than 100 kilograms of hazardous waste per calendar year and no violations were found. The site also has a 300-gallon aboveground storage tank for waste oil located in the lube and tire service center. Fourth, the Phase I ESA identified stained concrete in the Walmart auto center under used oil transfer hoses and piping. No violations were found upon review of the City of Parma Fire Department’s records. Fifth, the Phase I ESA observed a release of hydraulic oil at the base of a pad-mounted transformer at the subject property identified as Walmart. No subsurface impact is suspected. Sixth, there is a potential for ACM at the Mortgaged Property.

Loan No. 50 – CVS Brownsburg – The related Phase I ESA identified a REC at the Mortgaged Property related to the former use of the Mortgaged Property as a gas station and the existence of nine USTs that were reportedly removed between 1994 and 1998. During the UST removal, petroleum hydrocarbon contamination was identified in the soil and groundwater at the Mortgaged Property above acceptable regulatory levels. At the time of removal, the Indiana Department of Environmental Management (“IDEM”) recommended additional assessment, which was not performed at that time. In October 2019, a Phase II ESA was performed which found that volatile organic compounds and other contaminants are present in the soil and groundwater at the Mortgaged Property at levels exceeding the applicable regulatory levels, but appear to be limited to the northern and northwestern portions of the Mortgaged Property. The environmental consultant noted that it is unlikely that the soil and groundwater contamination will affect the improvements at the Mortgaged Property. The environmental consultant recommended (i) additional investigation and installation of permanent groundwater monitoring wells, (ii) groundwater sampling for at least four consecutive quarters, (iii) implementation of an environmental restrictive covenant, with implementation of land use restrictions to disallow (a) residential reuse of the site and (b) installation of potable water well sources onsite and (iv) seeking no further action status with IDEM. The Mortgage Loan documents require that the borrower (i) take all action required by the applicable authority to remediate and/or obtain full and final regulatory closure of all issues described above and (ii) obtain a no further action letter from the applicable governmental authority (the “Closure Conditions”). The borrower deposited $75,000 at origination to cover the costs of satisfying the Closure Conditions, which represents

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125.0% of such costs. The borrower was also required to obtain an environmental insurance policy with coverage against loss or damage arising in connection with these environmental issues (including the remediation and closure thereof) in an amount not less than $500,000 in the aggregate.

(15)

Loan No. 25 – Aliso Viejo Plaza – The related Phase I ESA identified soil contamination in connection with the Mortgaged Property’s prior use as a dry cleaning facility. The related environmental consultant reported that the site received regulatory closure following a Phase II investigation, allowing the contaminated soil to remain in place. The prior environmental consultant recommended no further action in connection with the related soil contamination. The current environmental consultant considers the soil contamination to be a REC. The environmental consultant recommends that a Phase II subsurface investigation be conducted in connection with the REC. In lieu of a Phase II investigation, the borrower obtained an environmental insurance policy from Sirius International Insurance Corporation, listing the lender as an additional named insured, with a $5,000,000 policy limit per occurrence and in the aggregate, and a $25,000 deductible. Sirius International Insurance Corporation is rated “A-” by S&P and “A/XV” by A.M. Best. The policy expires on November 19, 2032, which is approximately three years past the maturity date of the Mortgage Loan.

Loan No. 35 – CubeSmart Penn’s Landing – The ESA for the Mortgaged Property identified a REC related to an on-site private gasoline station associated with a meat processing facility. No records are available relating to removal of a 4,000-gallon UST. Additionally, historic maps depict the use of the Mortgaged Property as a freight yard from the late 1800’s until the 1970’s, which could have had adverse environmental impacts on the Mortgaged Property. The Phase I ESA recommended a limited subsurface investigation. The environmental consultant estimated with 90% confidence that the total cost to address potential impacts would range from $446,000 to $943,000. In lieu of obtaining a Phase II ESA, the lender obtained a $3,000,000 lender environmental collateral protection and liability-type environmental insurance policy with $3,000,000 sublimit per claim from AXA XL – Environmental with an eight-year term (three years past Mortgage Loan maturity) and having a $25,000 self-insured retention per claim. The policy premium was pre-paid at origination. AXA XL – Environmental has an S&P rating of “A+”.

Loan No. 51 – Orient Drive Mobile Estates – In lieu of obtaining a Phase I ESA, the lender obtained a $2,950,000 group lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with $2,950,000 sublimit per claim, a 10-year term (equal to the Mortgage Loan term), a three-year policy tail and no deductible. The policy premium was pre-paid at origination. Zurich North America has an S&P rating of “AA-”.

(16)	For more information, see “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”.

(17)	Loan No. 4 – Phoenix Industrial Portfolio III – The largest tenant at the Galesburg Mortgaged Property, Blick Art Materials, LLC, has a first right of refusal to lease an additional 202,568 SF.

Loan No. 5 – 3 Columbus Circle – The largest tenant at the Mortgaged Property, Young & Rubicam, Inc., leases (i) 214,372 SF for an underwritten base rent of $76.00 PSF with an expiration date in July 2033, (ii) 124,760 SF for an underwritten base rent of $68.00 PSF with an expiration date in August 2033, (iii) 34,634 SF for an underwritten base rent of $62.00 PSF with an expiration date in August 2033 and (iv) 1,300 SF for an underwritten base rent of $32.50 PSF with an expiration date in August 2033. In addition, the third largest tenant at the Mortgaged Property, Nordstrom, leases (i) 43,018 SF for an underwritten base rent of $241.25 PSF and (ii) 3,973 SF for an underwritten base rent of $725.00 PSF.

(18)

Loan No. 4 – Phoenix Industrial Portfolio III – The largest tenant at the Covington Mortgaged Property, VF Imagewear, Inc., received a tenant improvement allowance of $511,457 in conjunction with its new lease. At origination, the borrower deposited $1,000,000 for outstanding free rents, rent abatements and/or work and repairs at the Covington Mortgaged Property with respect to the VF Imagewear, Inc. tenant space. At origination, the borrower also deposited $500,000 to replace the existing heating units and add additional exterior lighting to the parking and driveway areas at the Galesburg Mortgaged Property as required pursuant to the lease for the largest tenant at the Galesburg Mortgaged Property, Blick Art Materials, LLC.

(19)

Loan No. 28 – Courtyard - Tampa (Citrus Park) – The borrower deposited $350,000 at origination into a working capital reserve to be used for any shortfalls in debt service and operating expenses throughout the life of the Mortgage Loan.

(20)	Loan No. 18 – 7105 - 7115 37th Avenue – The appraiser is not MAI certified, but is a Certified General Appraiser.

(21)

Loan No. 5 – 3 Columbus Circle – A portion of the Mortgaged Property is subject to a condominium regime. The borrower owns 100% of the condominiums under the condominium regime, and, therefore, owns 100% control of the related condominium board. Please see “Description of the Mortgage Pool-Mortgage Pool Characteristics-Condominium Interests” for additional information.

Loan No. 10 – AVR Atlanta Airport SpringHill Gateway – The borrower guarantor is AVR Gateway S, LLC and has the sole and exclusive right to operate Mortgaged Property pursuant to a 50-year occupancy agreement with the College Park Business and Industrial Development Authority (“BIDA”). The borrower is BIDA, the owner of the fee simple interest in the Mortgaged Property. Pursuant to the occupancy agreement, AVR Gateway S, LLC has rights in the Mortgaged Property that are similar to leasehold interest rights.

(22)	Loan No. 29 – 1413 Germantown Avenue – The property type includes one retail unit.

A-1-32

Loan No. 52 – Pomona Park – The property type includes 31.0% of industrial space.

(23)	Loan No. 2 – Chroma Apartments – The underwritten revenue includes 22.4% of retail, parking and other income.

(24)

Loan No. 5 – 3 Columbus Circle – The Mortgaged Property is subject to a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. Based on the appraisal obtained at origination, the tax benefits began to phase out in fiscal year 2017/2018, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428 and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption. See “Description of the Mortgage Pool- Mortgage Pool Characteristics-Real Estate and Other Tax Considerations” for additional information.

A-1-33

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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UBS 2019-C18

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Distribution of Cut-off Date Balances
						Weighted Averages(1)
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
$861,000	-	$5,000,000	10	$28,645,841	3.9%	4.311%	120	1.88x	61.7%	50.4%
$5,000,001	-	$10,000,000	15	$116,560,000	15.7%	4.180%	115	1.98x	63.6%	57.6%
$10,000,001	-	$15,000,000	15	$199,995,000	26.9%	4.005%	120	2.03x	61.3%	53.5%
$15,000,001	-	$20,000,000	4	$70,684,861	9.5%	3.875%	119	2.46x	61.3%	52.9%
$20,000,001	-	$25,000,000	2	$46,781,847	6.3%	3.724%	119	2.44x	67.4%	59.7%
$25,000,001	-	$30,000,000	5	$144,800,000	19.5%	3.709%	106	2.99x	48.9%	48.4%
$30,000,001	-	$35,000,000	4	$136,100,000	18.3%	4.056%	104	2.34x	60.8%	52.9%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Mortgage Rates
						Weighted Averages(1)
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
2.6533%	-	3.5000%	7	$146,095,000	19.6%	3.174%	105	3.68x	43.1%	42.8%
3.5001%	-	3.7000%	4	$76,131,847	10.2%	3.640%	119	2.24x	58.8%	54.1%
3.7001%	-	3.9000%	7	$88,006,250	11.8%	3.806%	120	2.41x	65.2%	59.3%
3.9001%	-	4.1000%	10	$146,540,000	19.7%	3.962%	118	2.07x	61.3%	56.3%
4.1001%	-	4.3000%	10	$95,505,841	12.8%	4.173%	120	1.74x	65.5%	53.4%
4.3001%	-	4.5000%	5	$49,678,611	6.7%	4.383%	119	1.80x	68.7%	55.4%
4.5001%	-	4.7000%	5	$60,450,000	8.1%	4.599%	111	1.80x	63.0%	59.0%
4.7001%	-	5.1900%	7	$81,160,000	10.9%	4.907%	99	1.76x	65.4%	53.2%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Property Type Distribution(1)
					Weighted Averages(1)
Property Type	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance	% of Initial Outstanding Pool Balance(1)	Number of Units/Rooms/ Pads/ NRA/Beds/Acres	Cut-off Date Balance per Unit/Room/Pad/ Acres/ NRA(2)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	Occupancy	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Office	16	$186,232,688	25.0%	4,960,074	$315	3.867%	98	90.7%	2.60x	54.2%	49.8%
CBD	4	$107,931,847	14.5%	4,141,794	$386	3.493%	97	90.4%	3.18x	46.6%	43.3%
Suburban	9	$62,238,049	8.4%	729,091	$188	4.416%	93	89.0%	1.81x	66.2%	61.7%
Medical	2	$13,395,000	1.8%	34,473	$389	4.278%	120	100.0%	1.74x	58.0%	49.3%
Flex	1	$2,667,792	0.4%	54,716	$49	4.104%	119	96.8%	1.55x	57.7%	35.1%
Multifamily	19	$153,865,000	20.7%	2,579	$129,488	4.104%	119	88.0%	1.77x	66.0%	61.5%
Mid Rise	6	$85,725,000	11.5%	543	$188,417	4.116%	119	96.7%	1.70x	65.8%	63.3%
Garden	13	$68,140,000	9.2%	2,036	$55,351	4.090%	120	77.0%	1.85x	66.1%	59.2%
Hospitality	57	$150,778,611	20.3%	5,169	$87,065	4.367%	120	76.2%	2.20x	62.6%	49.6%
Limited Service	54	$109,628,611	14.7%	4,773	$80,491	4.460%	120	77.3%	2.24x	63.6%	50.0%
Select Service	2	$26,650,000	3.6%	258	$104,311	4.254%	120	73.7%	1.97x	58.9%	48.2%
Full Service	1	$14,500,000	2.0%	138	$105,072	3.874%	120	72.2%	2.39x	62.5%	49.4%
Retail	14	$87,341,250	11.7%	1,757,022	$127	3.798%	120	95.3%	2.19x	61.0%	52.4%
Anchored	5	$49,396,500	6.6%	1,373,851	$77	3.953%	120	92.6%	1.81x	66.3%	52.5%
Single Tenant	7	$20,944,750	2.8%	299,653	$107	3.717%	120	100.0%	2.34x	58.2%	54.6%
Shadow Anchored	1	$13,000,000	1.7%	35,800	$363	3.295%	120	96.4%	3.38x	45.0%	45.0%
Unanchored	1	$4,000,000	0.5%	47,718	$84	3.946%	119	100.0%	2.23x	62.5%	62.5%
Industrial	15	$68,600,000	9.2%	10,052,433	$25	3.434%	120	94.7%	3.31x	57.8%	52.6%
Warehouse/Distribution	14	$61,100,000	8.2%	9,899,163	$22	3.397%	120	94.1%	3.34x	57.0%	51.2%
Flex	1	$7,500,000	1.0%	153,270	$49	3.730%	120	100.0%	3.05x	63.9%	63.9%
Mixed Use	2	$46,500,000	6.3%	154,728	$168,387	3.843%	120	95.1%	2.30x	58.4%	56.2%
Multifamily/Retail	1	$30,000,000	4.0%	115	$260,870	3.470%	120	95.7%	2.71x	51.1%	51.1%
Office/Retail	1	$16,500,000	2.2%	154,613	$236	4.522%	119	94.1%	1.55x	71.6%	65.5%
Other	1	$28,000,000	3.8%	612	$94,771	3.661%	120	92.1%	2.53x	43.7%	43.7%
Leased Fee	1	$28,000,000	3.8%	612	$94,771	3.661%	120	92.1%	2.53x	43.7%	43.7%
Manufactured Housing Community	2	$13,700,000	1.8%	130	$122,233	3.681%	120	94.9%	2.19x	58.4%	57.5%
Self Storage	1	$8,550,000	1.1%	59,000	$145	4.650%	60	92.9%	1.97x	66.4%	66.4%
Total/Weighted Average	127	$743,567,549	100.0%			3.966%	113	88.5%	2.33x	59.5%	53.2%

Please see footnotes on page A-2-4.

A-2-1

UBS 2019-C18

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Geographic Distribution(1)
				Weighted Averages(1)
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
New York	8	$127,233,538	17.1%	3.872%	117	2.39x	51.7%	51.3%
New York City(8)	7	$126,925,000	5.0%	3.870%	117	2.39x	51.7%	51.3%
California	9	$111,592,559	15.0%	3.605%	101	3.08x	48.6%	47.2%
California – Northern(8)	5	$67,336,552	9.1%	3.844%	88	2.85x	50.2%	47.8%
California – Southern(8)	4	$44,256,007	6.0%	3.241%	120	3.41x	46.3%	46.2%
Missouri	7	$56,198,472	7.6%	4.006%	119	2.01x	64.9%	61.1%
Pennsylvania	9	$48,679,799	6.5%	4.079%	109	1.96x	65.6%	55.5%
Georgia	4	$38,759,750	5.2%	3.643%	120	2.93x	59.3%	58.7%
Tennessee	7	$37,859,553	5.1%	4.021%	120	2.02x	67.1%	55.1%
Other	83	$323,243,878	43.5%	4.135%	114	2.12x	63.7%	53.5%
Total/Weighted Average	127	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Cut-off Date LTV Ratios(2)(3)
						Weighted Averages(1)
Range of Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
34.6%	-	45.0%	5	$126,000,000	16.9%	3.180%	103	3.83x	39.5%	39.5%
45.1%	-	50.0%	2	$32,700,000	4.4%	3.932%	112	2.82x	45.8%	45.4%
50.1%	-	55.0%	4	$58,150,000	7.8%	3.767%	120	2.51x	51.4%	49.1%
55.1%	-	60.0%	6	$49,862,792	6.7%	4.389%	120	1.94x	58.5%	48.4%
60.1%	-	65.0%	18	$170,110,000	22.9%	3.958%	120	2.17x	62.7%	57.2%
65.1%	-	70.0%	13	$192,306,660	25.9%	4.361%	108	1.84x	67.2%	57.5%
70.1%	-	74.2%	7	$114,438,097	15.4%	4.106%	119	1.66x	72.6%	61.6%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Maturity Date or ARD LTV Ratios(2)(3)(5)
						Weighted Averages(1)
Range of LTV Ratios at Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
34.6%	-	40.0%	5	$95,167,792	12.8%	3.200%	97	4.05x	39.4%	37.4%
40.1%	-	50.0%	15	$217,823,611	29.3%	4.144%	119	2.25x	56.4%	46.2%
50.1%	-	55.0%	9	$101,493,049	13.6%	3.852%	120	2.18x	59.4%	52.3%
55.1%	-	60.0%	7	$69,976,847	9.4%	3.911%	119	1.77x	68.0%	57.2%
60.1%	-	65.0%	13	$187,271,250	25.2%	4.147%	111	2.02x	66.6%	62.9%
65.1%	-	70.0%	6	$71,835,000	9.7%	4.182%	112	1.83x	69.1%	67.7%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Underwritten NCF Debt Service Coverage Ratios(2)
						Weighted Averages(1)
Range of Underwritten NCF Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
1.40x	-	1.55x	7	$63,342,792	8.5%	4.290%	120	1.48x	67.9%	59.9%
1.56x	-	1.65x	4	$48,050,000	6.5%	4.597%	85	1.58x	66.3%	57.4%
1.66x	-	1.75x	9	$111,480,896	15.0%	4.164%	119	1.72x	68.4%	57.5%
1.76x	-	1.85x	8	$94,075,250	12.7%	4.054%	119	1.82x	66.3%	59.1%
1.86x	-	1.95x	3	$53,640,000	7.2%	4.689%	120	1.94x	63.4%	48.3%
1.96x	-	2.05x	4	$41,500,000	5.6%	4.139%	108	1.97x	63.6%	55.4%
2.06x	-	2.25x	5	$48,128,611	6.5%	4.180%	119	2.14x	64.7%	55.0%
2.26x	-	2.45x	5	$53,300,000	7.2%	3.813%	120	2.36x	61.7%	56.6%
2.46x	-	2.65x	1	$28,000,000	3.8%	3.661%	120	2.53x	43.7%	43.7%
2.66x	-	2.85x	2	$42,700,000	5.7%	3.434%	120	2.73x	51.4%	51.4%
2.86x	-	5.05x	7	$159,350,000	21.4%	3.350%	105	3.74x	44.4%	44.4%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Please see footnotes on page A-2-4.

A-2-2

UBS 2019-C18

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

Distribution of Original Terms to Maturity or ARD(2)(5)
				Weighted Averages(1)
Original Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
60	3	$70,350,000	9.5%	4.105%	59	2.75x	50.7%	49.6%
120	52	$673,217,549	90.5%	3.951%	119	2.28x	60.5%	53.6%
Total/Weighted Average	55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Remaining Terms to Maturity or ARD(2)(5)
						Weighted Averages(1)
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
58	-	61	3	$70,350,000	9.5%	4.105%	59	2.75x	50.7%	49.6%
111	-	120	52	$673,217,549	90.5%	3.951%	119	2.28x	60.5%	53.6%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Distribution of Underwritten NOI Debt Yields(4)
						Weighted Averages(1)
Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
7.2%	-	8.5%	7	$91,665,000	12.3%	4.054%	119	1.81x	64.9%	64.3%
8.6%	-	9.0%	3	$22,724,000	3.1%	3.955%	120	1.83x	68.6%	61.3%
9.1%	-	9.5%	5	$49,361,000	6.6%	3.963%	110	2.31x	51.9%	51.1%
9.6%	-	10.0%	9	$105,195,000	14.1%	3.858%	120	2.17x	61.5%	58.2%
10.1%	-	10.5%	3	$63,126,847	8.5%	4.351%	93	1.66x	67.2%	58.4%
10.6%	-	11.0%	4	$55,349,299	7.4%	4.025%	120	1.74x	71.9%	60.7%
11.1%	-	11.5%	3	$41,550,000	5.6%	4.116%	120	1.72x	63.3%	48.9%
11.6%	-	12.0%	2	$25,000,000	3.4%	3.654%	120	2.64x	55.4%	50.4%
12.1%	-	13.0%	5	$61,067,792	8.2%	3.957%	116	2.52x	55.8%	50.1%
13.1%	-	13.5%	5	$98,250,000	13.2%	3.562%	98	3.37x	46.1%	44.3%
13.6%	-	17.4%	9	$130,278,611	17.5%	4.102%	119	2.74x	58.2%	45.2%
Total/Weighted Average			55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Amortization Types
				Weighted Averages(1)
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Full IO	20	$349,265,000	47.0%	3.627%	111	2.92x	52.0%	52.0%
Amortizing	19	$213,171,299	28.7%	4.235%	120	1.87x	65.6%	49.7%
Partial IO	13	$169,346,250	22.8%	4.322%	110	1.69x	66.8%	59.0%
Full IO, ARD	3	$11,785,000	1.6%	4.019%	119	2.16x	69.5%	69.5%
Total/Weighted Average	55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Loan Purposes
				Weighted Averages(1)
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance(1)	Mortgage Rate	Stated Remaining Term (Mos.)(5)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV Ratio(2)(3)(5)
Refinance	39	$542,907,688	73.0%	3.954%	111	2.28x	59.2%	53.8%
Acquisition	14	$154,103,611	20.7%	4.282%	120	2.02x	63.3%	53.1%
Recapitalization	1	$30,000,000	4.0%	2.653%	119	5.05x	39.2%	39.2%
Refinance/Acquisition	1	$16,556,250	2.2%	3.786%	119	1.83x	72.5%	61.5%
Total/Weighted Average	55	$743,567,549	100.0%	3.966%	113	2.33x	59.5%	53.2%

Please see footnotes on page A-2-4.

A-2-3

UBS 2019-C18

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS

(1)	Unless otherwise indicated, all references to “% of Initial Outstanding Pool Balance” in this Term Sheet reflect a percentage of the aggregate principal balance of the mortgage pool as of the Cut-off Date, after application of all payments of principal due during or prior to December 2019.

(2)	For any mortgage loan with an anticipated repayment date, calculated to or as of, as applicable, that anticipated repayment date.

(3)	With respect to any mortgage loan that is part of a whole loan, unless otherwise indicated, LTV, DSCR and Debt Yield calculations in this Term Sheet include any related pari passu companion loans and exclude any subordinate companion loans, as applicable. Additionally, LTV, DSCR and Debt Yield figures in this Term Sheet are calculated for mortgage loans without regard to any additional indebtedness that may be incurred at a future date. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” in the Preliminary Prospectus and Annex A-1 to the Preliminary Prospectus.

(4)	The Cut-off Date LTV and Maturity Date or ARD LTV for the following mortgage loans are based on an appraised value for one or more mortgaged properties that is not an “As-Is” appraised value.

With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 to the Preliminary Prospectus as Wyndham National Hotel Portfolio, the Cut-off Date LTV, Maturity Date or ARD LTV, and appraised value are based on the aggregate sum of the available “As-Is” and “As-Complete” appraised value of $215,000,000, as of August 1, 2019, which assumes the completion of all renovations for which the lender reserved for at origination. The sum of the “As-Is” appraised values on a stand-alone basis is $209,900,000. The Cut-off Date LTV and Maturity Date or ARD LTV based on the appraised value representing the sum of the “As-Is” appraised values are 69.1% and 47.8%, respectively.

With respect to the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Holiday Inn Express Lincoln, CA the Cut-off Date LTV, Maturity Date or ARD LTV, and appraised value are based on the “As-Complete Value” appraised value of $15,000,000, as of October 1, 2020, which assumes the completion of all renovations for which the lender reserved for at origination. The “As-Is” appraised value is $13,400,000. The Cut-off Date LTV and Maturity Date or ARD LTV based on the “As-Is” appraised values are 67.2% and 60.3%, respectively.

With respect to the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as 530 West 136th Street, the Cut-off Date LTV, Maturity Date or ARD LTV, and appraised value are based on the “As-Stabilized” appraised value of $10,400,000, as of September 13, 2019, which assumes the completion of all renovations for which the lender reserved for at origination. The “As-Is” appraised value is $10,300,000 as of September 13, 2019. The Cut-off Date LTV and Maturity Date or ARD LTV based on the “As-Is” appraised values are 63.3% and 63.3%, respectively.

With respect to the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as BNSF Logistics, the Cut-off Date LTV, Maturity Date or ARD LTV, and appraised value are based on the “As-Complete Value” appraised value of $8,300,000, as of November 3, 2019, which assumes the completion of all renovations for which the lender reserved for at origination. The “As-Is” appraised value is $7,000,000. The Cut-off Date LTV and Maturity Date or ARD LTV based on the “As-Is” appraised values are 77.1% and 65.8%, respectively.

With respect to the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Brickyard Plaza, the Cut-off Date LTV, Maturity Date or ARD LTV, and appraised value are based on the conclusion of $6,400,000, which assumes the lease-up costs for recently signed leases are escrowed and available to any potential purchaser at origination. The “As-Is” appraised value is $5,150,000. The Cut-off Date LTV and Maturity Date or ARD LTV based on the “As-Is” appraised values are 77.7% and 77.7%, respectively.

(5)	Excludes mortgage loans that are interest-only for the full loan term to maturity or anticipated repayment date.

(6)	Includes FF&E Reserves.

(7)	Represents the percent of the allocated aggregate principal balance of the mortgage pool as of the Cut-off Date of only the office, retail, industrial, mixed use properties and the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Chroma Apartments.

(8)	“California—Northern” includes zip codes above 93600, and “California—Southern” includes zip codes at or below 93600. “New York City” includes zip codes at 10001 through 11697.

A-2-4

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

A-3-2

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

225 Bush Street
225 Bush Street
San Francisco, CA 94104
San Francisco Bay
Telegraph Hill
Chinatown
SAN FRANCISCO
Financial District
Union Square
SoMa
South Beach
Bay Bridge
Embarcadero
Market St
Mission St
Howard St
Folsom St
Harrison St
Bryant St
Brannan St
Bush St
Pine St
California St
Sacramento St
Clay St
Washington St
Jackson St
Pacific Ave
Broadway
Vallejo St
Green St
Union St
Post St
Geary St
O'Farrell St
Ellis St
Eddy St
Sutter St
Montgomery St
Sansome St
Battery St
Front St
Davis St
Drumm St
Kearny St
Grant Ave
Stockton St
Powell St
CABLE CAR LINE
CENTRAL SUBWAY (Under Construction)
MUNI METRO
BART
Transamerica Pyramid
Transamerica Redwood Park
Portsmouth Square
Sydney G. Walton Square
Maritime Plaza
Ferry Park
Embarcadero Plaza
Justin Herman Plaza
Ferry Building
Ferry Building Marketplace
EMBARCADERO CENTER
Four Embarcadero
Three Embarcadero
Two Embarcadero
One Embarcadero
Omni San Francisco
The Fairmont San Francisco
InterContinental Mark Hopkins
Ritz Carlton
St. Mary's Square
Bank of America Bldg.
California Center
100 Pine Center
101 California
388 Market Street
One Front Street
One Bush Plaza
Hallidie Building
100 Montgomery
Crocker Galleria
Grand Hyatt SF
Sir Francis Drake
Macy's
Federal Reserve Bank of SF
Pacific Gas and Electric
333 Market Street
455 Market Street
525 Market Street
50 Fremont Center
Millennium Tower
Salesforce Tower
TRANSBAY TRANSIT CENTER
Park Tower at Transbay (Under Constr.)
Google SF
Gap HQ
Rincon Center
200 Spear Street
100 Spear
One Market Plaza
Southern Pacific Bldg.
The Infinity Towers
Golden Gate University
JPMorgan Chase Bldg.
WeWork
Foundry Square I
Foundry Square II
Foundry Square III
Foundry Square IV
Academy of Art University
Museum of the African Diaspora
The Mexican Museum
LinkedIn
SF Museum of Modern Art
W San Francisco
201 Third Street
Riverbed Technology
Four Seasons Hotel SF
SF Marriott Marquis
Contemporary Jewish Museum
Yerba Buena Center for the Arts
Yerba Buena Gardens
Moscone North
Moscone South
Moscone West
MOSCONE CONVENTION CENTER
YERBA BUENA SQUARE
Metreon
Westfield San Francisco Centre
SF Mint
Univ. of the Pacific School of Dentistry
Yahoo
Inter Continental SF
Comcast SportsNet
UBM Tech
One Rincon Hill
Terra Gallery and Event Ctr.
Twilio
Bit Torrent
MIRA (Under Constr.)
Temporary Transbay Terminal
NORTHEAST WATERFRONT HISTORIC DISTRICT
ABC Broadcast Center
KPIX TV
EMBARCADERO & GREEN
EMBARCADERO & BROADWAY
EMBARCADERO & WASHINGTON
DON CHEE WAY & STEUART
EMBARCADERO
MONTGOMERY
POWELL
UNION SQUARE
YERBA BUENA/ MOSCONE
80
San Rafael
Richmond
Concord
Pittsburg
Walnut Creek
Berkeley
Oakland
SAN FRANCISCO
Alameda
Daly City
South San Francisco
San Leandro
Castro Valley
Dublin
Pleasanton
Hayward
Union City
Fremont
San Mateo
Redwood City
Palo Alto
Sunnyvale
Santa Clara
SAN JOSE
Milpitas
Pacific Ocean
San Francisco Bay

A-3-3

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller(1):	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	San Francisco, CA 94104
				General Property Type:	Office
Original Balance(2):	$35,000,000			Detailed Property Type:	CBD
Cut-off Date Balance(2):	$35,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.7%			Year Built/Renovated:	1922, 1955/2010-2013
Loan Purpose:	Refinance			Size:	579,987 SF
Borrower Sponsor:	Kylli Inc.			Cut-off Date Balance per SF(2):	$351
Mortgage Rate:	3.3030%			Maturity Date Balance per SF(2):	$351
Note Date:	10/11/2019			Property Manager:	225 Bush Street Partners LLC (borrower-related)
First Payment Date:	12/6/2019
Maturity Date:	11/6/2024
Original Term to Maturity	60 months
Original Amortization Term:	0 months
IO Period:	60 months
Seasoning:	1 month			Underwriting and Financial Information
Prepayment Provisions(3):	LO (25); DEF (29); O (6)			UW NOI(5):	$27,263,666
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(2):	13.4%
Additional Debt Type(2):	Pari Passu / Subordinate Debt			UW NOI Debt Yield at Maturity(2):	13.4%
Additional Debt Balance(2):	$168,600,000 / $146,400,000			UW NCF DSCR(2):	3.85x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI(5)(6):	$24,512,257 (8/31/2019 TTM)
Reserves(4)				2nd Most Recent NOI(6):	$25,674,474 (12/31/2018)
Type	Initial	Monthly	Cap	3rd Most Recent NOI(6):	$24,788,393 (12/31/2017)
RE Tax:	$3,012,292	$376,536	N/A	Most Recent Occupancy:	97.8% (9/30/2019)
Insurance:	$838,031	$119,719	N/A	2nd Most Recent Occupancy:	92.5% (12/31/2018)
Replacements:	$0	$9,666	$231,995	3rd Most Recent Occupancy:	92.0% (12/31/2017)
TI/LC:	$0	$96,665	$3,479,922	Appraised Value (as of):	$589,000,000 (9/5/2019)
Outstanding TI/LC:	$4,097,106	$0	N/A	Cut-off Date LTV Ratio(2):	34.6%
Free Rent:	$886,122	$0	N/A	Maturity Date LTV Ratio(2):	34.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$350,000,000	100.0%	Loan Payoff:	$241,210,092	68.9%
			Reserves:	$8,833,550	2.5%
			Closing Costs:	$3,591,605	1.0%
			Return of Equity:	$96,364,753	27.5%
Total Sources:	$350,000,000	100.0%	Total Uses:	$350,000,000	100.0%

(1)	The 225 Bush Whole Loan (as defined below) was originated by Deutsche Bank AG, New York Branch on October 11, 2019. UBS AG subsequently acquired Notes A-3 and A-4 and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch” in the Preliminary Prospectus.

(2)	The 225 Bush Mortgage Loan (as defined below) is part of the 225 Bush Whole Loan, which is comprised of six senior pari passu promissory notes with an aggregate original principal balance of $203,600,000 and a subordinate companion note with an original principal balance of $146,400,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the 225 Bush Senior Notes (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the 225 Bush Whole Loan are $603, $603, 7.8%, 7.8%, 2.24x, 59.4% and 59.4%, respectively.

(3)	Defeasance of the 225 Bush Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 225 Bush Whole Loan promissory note to be securitized and (b) October 11, 2022. The assumed defeasance lockout period of 25 payments is based on the expected closing date of the UBS 2019-C18 securitization in December 2019.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The increase in UW NOI from Most Recent NOI is primarily attributed to new leases at the 225 Bush Property (as defined below), including recent leasing for tenants Handshake ($4,815,904 in underwritten base rent) and SunRun ($3,692,280 in underwritten base rent).

(6)	Historical NOI fluctuations year-over-year are due to tenant rent abatements associated with new leases.

The Mortgage Loan. The largest mortgage loan (the “225 Bush Mortgage Loan”) is part of a whole loan (the “225 Bush Whole Loan”) evidenced by six senior pari passu promissory notes with an aggregate original principal balance of $203,600,000 (collectively, the “225 Bush Senior Notes) and one subordinate companion note with an original principal balance of $146,400,000 (the “225 Bush Subordinate Note”). The 225 Bush Whole Loan is secured by a first priority fee mortgage encumbering a 579,987 SF, Class A, office building with ground floor retail located in San Francisco, California (the “225 Bush Property”). Promissory Note A-4, with an original principal balance of $35,000,000, represents the 225 Bush Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The below table summarizes the 225 Bush Whole Loan, including the remaining promissory notes, which are currently held by the entities listed below or are expected to be contributed to one or more future securitization transactions and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized notes will not be split further. The 225 Bush Whole Loan is serviced

A-3-4

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

pursuant to the pooling and servicing agreement for the Benchmark 2019-B14 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

225 Bush Whole Loan Summary
Notes	Original Principal Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2019-B14	No(1)
A-2	$50,000,000	$50,000,000	COMM 2019-GC44(2)	No
A-3	$30,000,000	$30,000,000	UBS AG	No
A-4	$35,000,000	$35,000,000	UBS 2019-C18	No
A-5	$28,600,000	$28,600,000	DBR Investments Co. Limited	No
A-6	$10,000,000	$10,000,000	Benchmark 2019-B14	No
B	$146,400,000	$146,400,000	Benchmark 2019-B14	Yes(1)
Total	$350,000,000	$350,000,000

(1)

The initial controlling note is Note B, so long as no control appraisal period with respect to the 225 Bush Whole Loan has occurred and is continuing. If and for so long as a control appraisal period with respect to the 225 Bush Whole Loan has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan” in the Preliminary Prospectus.

(2)	Promissory Note A-2 is currently held by DBR Investments Co. Limited, or an affiliated entity, and is expected to be contributed to COMM 2019-GC44, which is expected to close on or about December 12, 2019.

The Borrower and the Borrower Sponsor. The borrower is 225 Bush Street Owners LLC (the “225 Bush Borrower”), a Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the 225 Bush Borrower delivered a non-consolidation opinion in connection with the origination of the 225 Bush Whole Loan. The borrower sponsor and nonrecourse carveout guarantor is Kylli Inc.

Kylli Inc. is a full-service real estate investment management company focused on the acquisition, development and management of assets in the San Francisco Bay Area. Kylli Inc. is a wholly-owned subsidiary of Genzon Investment Group Co., Ltd., which is a privately-held full service investment company headquartered in Shenzhen, China. Kylli Inc.’s assets in the United States, include (i) over 500,000 SF of office space under management in San Francisco, (ii) 767,000 SF of office space under construction in Burlingame, California fully leased to Facebook and (iii) over 48 acres of developable land in Santa Clara, California.

The Property. The 225 Bush Property is a Class A, 22-story, 579,987 SF office building with ground floor retail located in the North Financial District neighborhood of San Francisco, California. The 225 Bush Property was originally constructed in two phases in 1922 and 1955. Formerly known as the “Standard Oil Building,” the 225 Bush Property was developed by John D. Rockefeller as the headquarters for Standard Oil and later became the headquarters of Chevron. The 225 Bush Property was designed by George W. Kelham and modeled after the Federal Reserve Bank of New York in Manhattan’s financial district. The 225 Bush Property features 26,000 SF floor plates, a fitness center with locker rooms and showers and 110 subterranean valet parking spaces, and is situated on a 0.88-acre site at the corner of Bush Street and Sansome Street, one block north of Market Street.

The borrower sponsor purchased the 225 Bush Property in 2014 for $350.0 million and thereafter invested approximately $5.0 million in building system upgrades and approximately $23.0 million in tenant improvements. Historical investments include a $1.1 million renovation of the east and west lobbies in 2009 that included new lighting, interior paneling, carpeting, artwork, furniture, security desks, and the installation of new street-level property signage. From 2010 to 2013, the 225 Bush Property underwent a $12.8 million renovation that consisted of a full renovation of the terra cotta brick façade, including waterproofing, repairs of the terra cotta brick, refurbishing and painting of the steel windows and storefronts, as well as lobby renovations and the installation of the 13th floor fitness center. The borrower sponsor has plans to execute a $7.0 million modernization of the building’s elevator systems, which is expected to commence before the end of 2019 and be completed in 2022; however, the 225 Bush Borrower is under no obligation to conduct the modernization and no amounts were reserved therefor under the 225 Bush Whole Loan.

As of September 30, 2019, the 225 Bush Property was 97.8% leased to 32 office tenants and an investment grade retail tenant, Target, which occupies 20,677 SF of ground floor retail space. The 225 Bush Property’s 10 largest tenants occupy 77.8% of NRA and no tenant occupies more than 14.5% of the total NRA.

Major Tenants.

Twitch Interactive (84,035 SF, 14.5% of NRA, 14.2% of underwritten base rent). Twitch Interactive (“Twitch”) is a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) (Moody’s/Fitch/S&P: A3/A+/AA-). Twitch is a live social media entertainment company that has developed a platform allowing people to create and live-stream their own original entertainment to a global audience. Twitch is a platform for channels relating to cooking, fitness, music, the arts, talk shows and other genres. According to the Twitch website, in 2018, Twitch viewers watched over 505 billion minutes of original content. Additionally, the Twitch platform has over 3 million unique broadcasters each month on average, over 15 million average daily visitors and over a 1.3 million average viewership at any given moment. Twitch has been in occupancy at the 225 Bush Property since May 2013, originally occupying 26,351 SF (6th floor) under a five-year lease. In November 2014, Twitch executed a six-year renewal, expanding its premises by 25,653 SF (8th floor) and 26,457 SF (9th floor) for a total footprint of 78,461 SF (not including storage space). Twitch has one, five-year renewal option remaining as well as a right of first offer to lease the entire 2nd, 5th, 7th and 10th floors. Amazon fully guarantees Twitch’s lease.

LiveRamp, Inc (76,724 SF, 13.2% of NRA, 15.4% of underwritten base rent). LiveRamp, Inc (“LiveRamp”) provides an identity resolution software platform to companies that enables customers to use their offline customer data in online advertising. According to LiveRamp’s financial statements, as of March 2019, LiveRamp reported an annual revenue $285.62 million. Subscription revenue was $237 million, up 38%, and contributed 83% of total revenue. LiveRamp has been in occupancy at the 225 Bush Property since May 2015, originally occupying 25,891 SF (17th floor) under a seven-year lease. LiveRamp expanded at the 225 Bush Property in August 2016 by 25,809 SF (16th floor) and once more in July 2017 by an additional 25,024 SF (15th floor), for a total footprint of 76,724 SF. LiveRamp has one, five-year renewal option remaining for the entirety of its space.

A-3-5

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

Benefit Cosmetics, LLC (61,917 SF, 10.7% of NRA, 6.0% of underwritten base rent). Benefit Cosmetics, LLC (“Benefit Cosmetics”) is a wholly-owned subsidiary of Moët Hennessy – Louis Vuitton, which is a multinational luxury goods conglomerate headquartered in Paris, France. According to the appraisal, Benefit Cosmetics has indicated that it will not be extending its lease at the end of its term in August 2020. Benefit Cosmetics is currently in occupancy and paying full rent at $35.90 PSF, which is approximately 60.1% below the appraisal’s concluded market rent for the Benefit Cosmetics space of $90.00 PSF.

The following table presents certain information relating to the tenancy at the 225 Bush Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent(3)	% of Total Annual UW Base Rent(3)	Annual UW Base Rent PSF(3)(4)	Lease Expiration
Twitch Interactive(5)	A+/A3/AA-	84,035	14.5%	$5,431,516	14.1%	$64.63	8/18/2021
LiveRamp, Inc	NR/NR/NR	76,724	13.2%	$5,916,052	15.4%	$77.11	5/4/2022
Benefit Cosmetics, LLC(6)(7)	NR/NR/NR	61,917	10.7%	$2,230,250	5.8%	$36.02	8/31/2020
Handshake	NR/NR/NR	52,735	9.1%	$4,815,905	12.5%	$91.32	7/30/2027
SunRun	NR/NR/NR	43,850	7.6%	$3,692,280	9.6%	$84.20	5/31/2024
Knotel	NR/NR/NR	26,664	4.6%	$2,169,650	5.6%	$81.37	7/14/2026
Jewish Vocational Services(8)	NR/NR/NR	26,497	4.6%	$1,287,068	3.4%	$48.57	2/28/2021
Mesosphere, Inc.	NR/NR/NR	26,339	4.5%	$2,151,615	5.6%	$81.69	4/30/2023
HEAP, Inc.	NR/NR/NR	26,333	4.5%	$1,983,402	5.2%	$75.32	8/21/2023
General Assembly Space, Inc.	NR/NR/NR	26,320	4.5%	$1,759,938	4.6%	$66.87	8/29/2024
Total Major Tenants		451,414	77.8%	$31,437,674	81.8%	$69.64

Other Tenants(9)		115,919	20.0%	$6,972,697	18.2%	$60.15
Vacant		12,654	2.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		579,987	100.0%	$38,410,371	100.0%	$67.70

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes rent steps through November 2021 equal to $1,055,382.

(4)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(5)	The Tenant SF for Twitch includes 5,574 SF of storage space with an average base rent of $11.39 PSF.

(6)	According to the appraisal, Benefit Cosmetics has indicated that it will not be extending its lease at the end of its term in August 2020. Benefit Cosmetics is currently in occupancy and paying full underwritten base rent at $36.02 PSF, which is approximately 60.0% below the appraisal’s concluded market rent for the Benefit Cosmetics space of $90.00 PSF.

(7)	The Tenant SF for Benefit Cosmetics includes 1,787 SF of storage space with an average base rent of $17.84 PSF.

(8)	The Tenant SF for Jewish Vocational Services includes 305 SF of storage space with a base rent of $12.00 PSF.

(9)	Other Tenants is inclusive of 8,766 SF of conference room and fitness center space and 3,957 SF of storage and antenna space with no attributable underwritten base rent.

A-3-6

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

The following table presents certain information relating to the lease rollover at the 225 Bush Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)(4)	Total UW Base Rent Rolling(4)	Approx. % of Total UW Base Rent Rolling(4)	Approx. Cumulative % of Total UW Base Rent Rolling(4)
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	10	67,403	11.6%	11.6%	$38.07	$2,566,272	6.7%	6.7%
2021	14	141,317	24.4%	36.0%	$62.58	$8,843,195	23.0%	29.7%
2022	6	92,117	15.9%	51.9%	$75.53	$6,957,189	18.1%	47.8%
2023	7	56,632	9.8%	61.6%	$77.35	$4,380,324	11.4%	59.2%
2024	13	94,693	16.3%	78.0%	$76.90	$7,282,249	19.0%	78.2%
2025	1	20,677	3.6%	81.5%	$65.25	$1,349,174	3.5%	81.7%
2026	1	26,664	4.6%	86.1%	$81.37	$2,169,650	5.6%	87.3%
2027	2	52,735	9.1%	95.2%	$91.32	$4,815,905	12.5%	99.9%
2028	0	0	0.0%	95.2%	$0.00	$0	0.0%	99.9%
2029	0	0	0.0%	95.2%	$0.00	$0	0.0%	99.9%
2030 & Beyond(5)	12	15,095	2.6%	97.8%	$3.07	$46,412	0.1%	100.0%
Vacant	0	12,654	2.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	66	579,987	100.0%		$67.70	$38,410,371	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease, which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

(4)	Includes rent steps through November 2021 equal to $1,055,382.

(5)	2030 & Beyond is inclusive of 8,766 SF of conference room and fitness center space and 3,957 SF of storage and antenna space that have no underwritten rent.

The Market. The 225 Bush Property is located in San Francisco’s North Financial District on the corner of Sansome Street and Bush Street, one block from the South of Market neighborhood. The 225 Bush Property is approximately 0.5 miles east of Union Square, which features major international retailers such as Nike, Apple, Gucci, Macy’s and Louis Vuitton and approximately 0.1 miles from the popular dining corridor known as Belden Place. In addition, the 225 Bush Property is within walking distance to the Montgomery BART station (0.3 miles), MUNI light rail, bus system stops and the Transbay Terminal development.

As of the second quarter of 2019, the North Financial District office submarket consisted of approximately 30.3 million SF of office space with an overall market vacancy of 5.2% and average asking rents of approximately $67.81 PSF.

The appraisal identified six directly competitive office rent comparables located in the Financial District submarket. Comparable buildings were built between 1912 and 2000 and range in size from 47,733 SF to 485,000 SF. Direct asking rents at the comparable properties ranged between $77.00 and $92.00 PSF (full service leases) with a weighted average of approximately $86.29 PSF. The 225 Bush Property’s in-place weighted average office rent is $68.89 PSF, which is lower than the appraisal’s concluded office market rent, which ranges from $75.00 PSF to $90.00 PSF. The 225 Bush Property’s in-place weighted average office rent is approximately 18.1% below the weighted average concluded office market rent.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 225 Bush Property:

Market Rent Summary
Floor(s)	Rent PSF
Partial Floor	$75.00
Full Floor	$85.00
Benefit Cosmetics Space	$90.00

Source: Appraisal

A-3-7

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

The following table presents certain information relating to comparable office leases for the 225 Bush Property:

Comparable Leases Summary
Property Name	Year Built/ Renovated	# of Stories	Total GLA (SF)	Lease Date	Lease Term (mos.)	Lease Size (SF)	Tenant Name	Annual Base Rent PSF
225 Bush Property	1922, 1955/2010-2013	22	579,987	Various	Various	Various	Various	$70.41(1)
150 California	2000/N/A	23	249,510	Dec-19	84	19,541	City National Bank	$77.00
330-332 Pine Street	1912/2012	9	47,733	Feb-19	62	6,345	Auto List	$80.00
The Landmark at One Market	1917/2000	11	434,396	Oct-19	88	62,408	Duane Morris, LLP	$92.00
Embarcadero Center West	1988/N/A	30	485,000	Oct-18	96	1,559	Opus Bank	$84.00
150 Spear Street	1981/N/A	18	264,551	Sep-18	123	10,152	RMA	$78.00
353 Sacramento	1982/N/A	23	284,751	Apr-18	66	11,022	Crew App	$82.00

Source: Appraisal

(1)	Information is based on the underwritten rent roll and excludes the Annual Base Rent PSF of the conference room space, fitness center space, storage space and antenna space.

Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 225 Bush Property:

Cash Flow Analysis
	2016	2017	2018	8/31/2019 TTM	UW	UW PSF
Gross Potential Rent(1)(2)	$32,955,563	$32,773,764	$33,530,722	$33,115,349	$39,090,176	$67.40
Total Recoveries	$3,060,722	$2,256,601	$2,572,270	$2,655,316	$4,439,738	$7.65
Other Income	$833,678	$776,575	$679,963	$760,436	$476,903	$0.82
Less Vacancy & Credit Loss(3)	$0	$0	$0	$0	($2,176,496)	($3.75)
Effective Gross Income	$36,849,963	$35,806,940	$36,782,955	$36,531,101	$41,830,321	$72.12
Total Operating Expenses	$11,423,601	$11,018,547	$11,108,481	$12,018,844	$14,566,655	$25.12
Net Operating Income(4)(5)	$25,426,362	$24,788,393	$25,674,474	$24,512,257	$27,263,666	$47.01
Capital Expenditures	$0	$0	$0	$0	$115,997	$0.20
TI/LC	$0	$0	$0	$0	$869,981	$1.50
Net Cash Flow	$25,426,362	$24,788,393	$25,674,474	$24,512,257	$26,277,688	$45.31

Occupancy %(3)	93.4%	92.0%	92.5%	92.6%	95.0%
NOI DSCR(6)	3.73x	3.64x	3.77x	3.60x	4.00x
NCF DSCR(6)	3.73x	3.64x	3.77x	3.60x	3.85x
NOI Debt Yield(6)	12.5%	12.2%	12.6%	12.0%	13.4%
NCF Debt Yield(6)	12.5%	12.2%	12.6%	12.0%	12.9%

(1)	UW Gross Potential Rent is based on the in place rent roll as of September 30, 2019 and inclusive of Benefit Cosmetics, which has indicated that it will not be extending its lease at the end of its term in August 2020. Benefit Cosmetics is currently in occupancy and paying full rent at $35.90 PSF, which is approximately 60.1% below the appraisal’s concluded market rent for the Benefit Cosmetics space of $90.00 PSF.

(2)	UW Gross Potential Rent is based on the underwritten rent roll and includes (i) rent steps of $1,055,382 through November 2021, (ii) straight line rent of $66,371 for Target and Twitch over the 225 Bush Whole Loan term and (iii) vacancy gross up of $613,434.

(3)	The underwritten economic vacancy is 5.0%. The 225 Bush Property is 97.8% leased as of September 30, 2019.

(4)	Historical Net Operating Income fluctuations year-over-year are due to tenant rent abatements associated with new leases.

(5)	The increase in UW Net Operating Income from 8/31/2019 TTM Net Operating Income is primarily attributed to new leases at the 225 Bush Property (as defined below), including recent leasing for tenants Handshake ($4,815,904 in underwritten base rent) and SunRun ($3,692,280 in underwritten base rent).

(6)	Debt service coverage ratios and debt yields are based on the 225 Bush Senior Notes and exclude the 225 Bush Subordinate Note.

Escrows and Reserves. At origination of the 225 Bush Whole Loan, the 225 Bush Borrower deposited into escrow (i) $3,012,292 for real estate taxes, (ii) $838,031 for insurance premiums, (iii) $4,097,106 for outstanding tenant improvements and leasing commission obligations in connection with five leases and (iv) $886,122 for free rent in connection with two leases. The 225 Bush Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, currently equal to $376,536, (ii) 1/12 of the annual estimated insurance premiums, currently equal to $119,719, (iii) $9,666 for replacement reserves, subject to a cap of $231,995 and (iv) $96,665 for tenant improvements and leasing commission obligations, subject to a cap of $3,479,922.

Lockbox and Cash Management. The 225 Bush Whole Loan is structured with a hard lockbox and springing cash management. The 225 Bush Borrower is required to direct all existing tenants of the 225 Bush Property to directly deposit all rents into a clearing account controlled by the lender. If no Trigger Period (as defined below) exists, the funds in the clearing account will be swept on a daily basis into the 225 Bush Borrower’s operating account and, if a Trigger Period exists, such funds are required to be swept on a daily basis into a deposit account controlled by the lender. During a Trigger Period, funds in the deposit account are required to be applied and disbursed in accordance with the related whole loan documents. During a Trigger Period, all excess cash after payment of the monthly debt service on the 225 Bush Whole Loan, all required reserves and budgeted operating expenses, and certain other items in the payment waterfall described in the related whole loan documents will be reserved as additional collateral for the 225 Bush Whole Loan. Under certain circumstances and for limited purposes described in the related whole loan documents, the 225 Bush Borrower may request disbursements of such excess cash flow.

A-3-8

225 Bush Street San Francisco, CA 94104	Collateral Asset Summary – Loan No. 1 225 Bush	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 34.6% 3.85x 13.4%

A “Trigger Period” means the occurrence and continuation of (i) an event of default or (ii) a Low DSCR Period (as defined below). A Trigger Period may be cured in accordance with the following conditions: with respect to a Trigger Period caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default and (b) with respect to a Trigger Period caused solely by clause (ii) above, the debt service coverage ratio being at least 1.60x as of the last day of any calendar quarter.

A “Low DSCR Period” will commence if and when the debt service coverage ratio on the 225 Bush Whole Loan, as of the last day of any calendar quarter, is less than 1.55x and end if and when such event is cured as described above.

Additional Secured Indebtedness (not including trade debts). The 225 Bush Subordinate Note has an outstanding principal balance as of the Cut-off Date of $146,400,000, and accrues interest at a fixed rate of 3.3030% per annum. The 225 Bush Subordinate Note has a five-year term and is interest-only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 225 Bush Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. None.

Release of Property. Not permitted.

Terrorism Insurance. The 225 Bush Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-9

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

A-3-10

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

St. Vincent County Park
Pine Lawn
ST. LOUIS COUNTY
St. Louis Lambert Intl. Airport 9 miles
Norfolk Southern Division Office
N. Broadway
W. Florissant Ave.
ILLINOIS
MISSOURI
North Riverfront
Rock Road
Hillsdale
METROLINK RED LINE
Pepsi Beverages
Penrose Park
O'Fallon Park
ACE Hardware Distribution Ctr.
Kienlen Ave.
Goodfellow Blvd.
City Plaza
Wells-Goodfellow
Wellston
Procter & Gamble Co.
Mississippi R.
Natural Bridge Ave.
Union Blvd.
Kingshighway Blvd.
Fairgrounds Park
Page Blvd.
University City
West End
The Ville
Hyde Park
MCKINLEY BRIDGE
N. Florissant Ave.
N. Broadway
Dr. MLK Jr. Dr.
Washington University St. Louis Campus North
Delmar
Delmar Blvd.
Page Blvd.
Delmar Blvd.
N. Grand Blvd.
St. Louis Ave.
METROLINK
Skinker
Forest Park
Washington University - St. Louis
Lindell Blvd.
ST. LOUIS
Old St. Louis
Cass Ave.
Kindred Hospital St. Louis
VA Medical Center John Cochran
Clayton
Forest Park
St. Louis Children's Hospital
Central West End
Concordia Seminary
Barnes Jewish Hospital
Washington University Hospital
Central West End
Forest Park Ave.
St. Louis University
Dr. MLK Jr. Dr.
The Dome at America's Ctr.
SSM St. Mary's Health Center
St. Louis Zoo
METROLINK
Harris-Stowe State Univ.
Washington Ave.
Olive St.
Ferrara Theatre
Union Station
Downtown
Grand
BLUE/RED LINES
St. Louis Comm. Coll. - Forest Park
St. Louis Science Ctr.
Manchester Ave.
Enterprise Center
Gateway Arch
Busch Stadium
Vandeventer Ave.
SSM Health St. Louis Univ. Hospital
St. Louis School of Medicine
Lafayette Square
Purina Corporate Office
Manchester Ave.
Chroma
4001-4041 Chouteau Avenue
St. Louis, MO 63110
The Hill
Lafayette Park
Columbia Ave.
Missouri Botanical Garden
Compton Heights
Hampton Ave.
Arsenal St.
Kingshighway Blvd.
Tower Grove Park
Arsenal St.
Grand Blvd.
Compton Ave.
Southwest Garden
Tilles Park
S. Kingshighway Blvd.
Tower Grove South
Jamieson Ave.
Chippewa St.
Hampton Village Shopping Ctr.
Southtown Centre
Gravois Plaza
Chippewa St.
Francis Park
Meramec St.
St. Louis Hills
Hampton Ave.
Kingshighway Blvd.
Gravois Ave.
Morganford Rd.
Grand Blvd.
Virginia Ave.
Holly Hills
Willmore Park
MISSOURI
ILLINOIS
Grafton
Godfrey
Alton
Wentzville
O'Fallon
St. Charles
Florissant
Lake St. Louis
St. Peters
Ferguson
Dardenne Prairie
Overland
Chesterfield
University City
Clayton
ST. LOUIS
East St. Louis
Ballwin
Kirkwood
Webster Groves
Wildwood
Fenton
Belleville
Oakville
Columbia
Arnold
Cedar Hill
Barnhart
Waterloo

A-3-11

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

Whole Loan Information				Property Information
Whole Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	St. Louis, MO 63110
				General Property Type:	Multifamily
Original Balance(1):	$35,000,000			Detailed Property Type:	Mid Rise
Cut-off Date Balance(1):	$35,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.7%			Year Built/Renovated:	2018/N/A
Loan Purpose:	Refinance			Size:	235 Units
Borrower Sponsors:	Philip G. Hulse; Philip G. Hulse Revocable Trust; Kevin Morrell; Kevin J. Morrell Revocable Trust; Howard J. Smith; Howard J. Smith Revocable Trust			Cut-off Date Balance per Unit(1)(2):	$212,766
				Maturity Date Balance per Unit(1):	$212,766
				Property Manager:	The Koman Group, L.L.C.
Mortgage Rate:	3.9620%
Note Date:	11/4/2019
First Payment Date:	12/11/2019
Maturity Date:	11/11/2029
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	1 month
Prepayment Provisions:	LO (25); DEF (91); O (4)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI(4):	$3,722,173
Additional Debt Type(1)(2):	Pari Passu / Mezzanine Debt			UW NOI Debt Yield(1)(2):	7.4%
Additional Debt Balance(1)(2):	$15,000,000 / $10,100,000			UW NOI Debt Yield at Maturity(1):	7.4%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR(1)(2):	1.81x
Reserves(3)				Most Recent NOI(4):	$3,669,660 (9/30/2019 T-1 Ann.)
Type	Initial	Monthly	Cap	2nd Most Recent NOI(4):	$1,551,010 (9/30/2019 TTM)
RE Tax:	$16,800	$3,360	N/A	3rd Most Recent NOI(4):	N/A
Insurance:	$0	Springing	N/A	Most Recent Occupancy:	95.3% (10/30/2019)
Replacements:	$0	$4,243	$101,844	2nd Most Recent Occupancy(4):	N/A
Leasing:	$0	$2,451	$58,827	3rd Most Recent Occupancy(4):	N/A
Outstanding TI/LC:	$564,659	$0	N/A	Appraised Value (as of):	$73,000,000 (8/23/2019)
Rent Concession:	$70,382	$0	N/A	Cut-off Date LTV Ratio(1)(2):	68.5%
Gap Rent:	$22,368	$0	N/A	Maturity Date LTV Ratio(1):	68.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$50,000,000	83.2%	Loan Payoff:	$40,652,589	67.6%
Mezzanine Loan:	$10,100,000	16.8%	Partnership Buyout:	$14,500,000	24.1%
			Reserves:	$674,209	1.1%
			Closing Costs:	$906,578	1.5%
			Return of Equity:	$3,366,624	5.6%
Total Sources:	$60,100,000	100.0%	Total Uses:	$60,100,000	100.0%

(1)	The Chroma Apartments Mortgage Loan (as defined below) is part of the Chroma Apartments Whole Loan (as defined below). The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the Chroma Apartments Whole Loan.

(2)	The equity interest in the Chroma Apartments Borrower (as defined below) has been pledged to secure mezzanine indebtedness with an aggregate outstanding principal balance of $10,100,000 (the “Chroma Apartments Mezzanine Loan”). The Cut-off Date Balance per Unit, UW NOI Debt Yield, UW NCF DSCR, and Cut-off Date LTV Ratio based on the Chroma Apartments Whole Loan and the Chroma Apartments Mezzanine Loan are $255,745, 6.2%, 1.20x, and 82.3%, respectively. See “Additional Secured Indebtedness (not including trade debts)” below.

(3)	See “Escrows and Reserves” below for discussion of reserve requirements.

(4)	Prior historical operating history and occupancy is not available, as the Chroma Apartments Property (as defined below) was built in 2018.

The Mortgage Loan. The second largest mortgage loan (the “Chroma Apartments Mortgage Loan”) is part of a whole loan (the “Chroma Apartments Whole Loan”), evidenced by two pari passu promissory notes with an aggregate original principal balance of $50,000,000. The Chroma Apartments Whole Loan is secured by a first priority fee mortgage encumbering 235-unit mid-rise apartment building located in St. Louis, Missouri (the “Chroma Apartments Property”). The controlling promissory Note A-1, with an original balance of $35,000,000, represents the Chroma Apartments Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The non-controlling Note A-2 is currently held by Wells Fargo Bank, National Association and is expected to be contributed to a future securitization trust or may be otherwise transferred at any time. The mortgage loan seller provides no assurance that the non-securitized note will not be split further. The Chroma Apartments Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-12

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

Chroma Apartments Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$35,000,000	$35,000,000	UBS 2019-C18	Yes
A-2	$15,000,000	$15,000,000	Wells Fargo Bank, N.A.	No
Total	$50,000,000	$50,000,000

The Borrower and the Borrower Sponsors. The borrower is GS Chroma PH I, LLC (the “Chroma Apartments Borrower”), a Delaware limited liability company and single-purpose entity with one independent director. Legal counsel to the Chroma Apartments Borrower delivered a non-consolidation opinion in connection with the origination of the Chroma Apartments Whole Loan. The borrower sponsors and non-recourse carveout guarantors are Philip G. Hulse, Philip G. Hulse Revocable Trust, Kevin Morrell, Kevin J. Morrell Revocable Trust, Howard J. Smith and Howard J. Smith Revocable Trust.

Messrs. Hulse and Morrell serve as Managing Principal/CEO and Principal, respectively, of Green Street, a full-service real estate development company founded by Mr. Hulse in 2008 and located in St. Louis. With over 30 years of real estate experience, Mr. Hulse has raised more than $75 million in private equity, and has leveraged more than $250 million in private and public financing to support local real estate projects. Mr. Morrell, who specializes in working with investors and developing business opportunities at Green Street, also co-founded Midwest Aerials & Equipment, a large privately owned construction equipment rental company, which was sold in 2011. Mr. Smith is the co-founder of Smith NMTC Associates, LLC, a St. Louis-based firm that aims to revitalize and stabilize underserved communities through capital funding structures for projects that bring affordable homeownership and other benefits to these neighborhoods. Mr. Smith has approximately 30 years’ experience in real estate development law, finance and construction.

The Property. The Chroma Apartments Property is a four-story, class A multifamily building comprising 235 apartment units and located in St. Louis, Missouri. Built in 2018 and situated on a 4.0-acre parcel, the Chroma Apartments Property contains a four-story parking structure with 383 spaces (in addition to seven surface parking spaces), resulting in a parking ratio of approximately 1.7 spaces per unit. The Chroma Apartments Property also contains six street-level commercial spaces totaling 19,609 SF, which were 81.9% leased to five tenants as of October 30, 2019 (Salon Lofts, Chao Baan, Takashima Record Bar, Seoul Taco and Sweetwaters Coffee & Tea). The commercial units were underwritten separately from base rent and account for approximately 9.5% of underwritten effective gross income. See “Operating History and Underwritten Net Cash Flow” below.

The Chroma Apartments Property comprises 70 studio units, 111 one-bedroom/one-bathroom units, 50 two-bedroom/two-bathroom units, and four three-bedroom/two-bathroom units. Unit amenities at the Chroma Apartments Property include nine-foot ceilings, in-unit washers & dryers, vinyl plank flooring, stainless steel appliances, and private balconies in select units. Common area amenities at the Chroma Apartments Property include a courtyard with outdoor swimming pool and hot tub, fitness center, bike room, and business center. As of October 30, 2019, the multifamily units at the Chroma Apartments Property were 95.3% occupied.

The Chroma Apartments Property’s real estate taxes are currently abated through 2033 pursuant to Chapter 353, which locks assessed value at the predevelopment level. See “Operating History and Underwritten Net Cash Flow” below.

The table below shows the unit mix at the Chroma Apartments Property:

Unit Type	No. of Units	% of Total Units	Avg. Unit Size (SF)	Avg. Monthly UW Rent	Appraiser’s Monthly Market Rent
Studio	70	29.8%	546	$1,116	$1,200
1 BD / 1 BA	111	47.2%	713	$1,429	$1,550
2 BD / 2 BA	50	21.3%	1,147	$2,312	$2,400
3 BD / 2 BA	4	1.7%	1,483	$3,063	$3,300
Total/Wtd. Avg.	235	100.0%	769	$1,551	$1,656
Source: Underwritten rent roll and appraisal.

The Market. The Chroma Apartments Property is located in the Forest Park Southeast neighborhood of the City of St. Louis, approximately three miles west of the St. Louis central business district, and is situated within The Grove entertainment district. According to the appraisal, the surrounding neighborhood has seen consistent revitalization of its commercial corridor along Manchester Avenue with bars, restaurants, music venues and offices. Primary highway access to the area is provided by Interstate 64, a major arterial that crosses the St. Louis metropolitan statistical area in an east/west direction; and access to the Chroma Apartments Property from Interstate 64 is provided by South Vandeventer Avenue. Public transportation is provided by Metro Transit – St. Louis, which provides access to the City of St. Louis and St. Louis County through the light rail (MetroLink), bus (MetroBus), and call-a-ride services. The nearest MetroLink station is the Cortex station, which is approximately one half mile northwest of the Chroma Apartments Property. In addition, the St. Louis Lambert International Airport is located approximately 15 miles northwest of the Chroma Apartments Property.

The Chroma Apartments Property is situated in close proximity to Shriners Hospital for Children (0.9 miles northwest of the Chroma Apartments Property), Barnes-Jewish Hospital (1.2 miles northwest), and Washington University Hospital (1.2 miles northwest). In addition, SSM Saint Louis University Hospital is located less than one mile southeast of the Chroma Apartments Property. SSM announced a $550 million development of a new hospital building to be located immediately north of the current facilities. The 316-bed, 802,000 SF replacement hospital and new outpatient care center has broken ground and is expected for completion in late 2020. The new outpatient care center is expected to expand outpatient surgery services and provide additional clinical space.

According to the appraisal, the top employers in the area operate within the healthcare, government and education sectors, and major employers in the area include BJC Healthcare, SSM Health Care System, Washington University, Saint Louis University and the City of St. Louis. The Chroma Apartments Property is located less than one mile southeast of the CORTEX District, a 240-acre research and technology focused campus managed and operated by the Center of Research Technology and Entrepreneurial Exchange (known as CORTEX). The CORTEX District was founded in 2002 and focuses on the development of bioscience and technologic research, development and commercialization, and spurring the entrepreneurial ecosystem in the St. Louis area.

A-3-13

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

According to the appraisal, as of 2019, the estimated population within a three- and five-mile radius of the Chroma Apartments Property was 162,119 and 350,353, respectively; and the median household income within the same radii was $44,283 and $46,236, respectively.

According to a third party market report, the Chroma Apartments Property is situated within the St. Louis City South submarket. As of the second quarter of 2019, the submarket reported total inventory of 9,963 multifamily units with an 11.6% vacancy rate and average asking rent of $1,016 (average asking rent of $1,490 per unit for Class A properties). According to a third party market research provider, as of November 2019, within a one-mile radius of Chroma Apartments Property, there were approximately 7,194 multifamily units with a 10.8% vacancy rate.

The appraiser identified eight comparable properties totaling 1,037 units within 2.1 miles of the Chroma Apartments Property. The comparable properties reported a weighted average vacancy rate of 14.3%; however, two of the eight properties were delivered in 2019 and are still in lease-up, and the weighted average vacancy rate excluding the properties still in lease-up is approximately 3.0%.

Comparable rental properties to the Chroma Apartments Property are shown in the table below:

Chroma Apartments Property Comparable Rentals Summary
Property Name/Location	Year Built/Renovated	No. of Units	Occupancy	Distance to Subject	Unit Type	Unit Size (SF)	Monthly Rent
Chroma Apartments Property(1)	2018/N/A	235	95.3%	–	Studio 1BR/1BA 2BR/2BA 3BR/2BA	546 713 1,147 1,483	$1,116 $1,429 $2,312 $3,063
Aventura at Forest Park 4431 Chouteau Ave. St. Louis, MO 63110	2013/N/A	155	99.0%	0.5	1BR/1BA 2BR/2BA	801 1,104	$1,425 $1,777
Grand Flats Apartments 2232-2254 S. Grand Blvd. St. Louis, MO 63104	2019/N/A	124	71.0%(2)	1.4	Studio 1BR/1BA 2BR/2BA	548 645 1,020	$1,055 $1,425 $1,855
Gateway Lofts 4240 Manchester Avenue St. Louis, MO 63110	2018/N/A	55	96.4%	0.6	Studio 1BR/1BA 2BR/2BA	422 711 1,248	$775 $1,375 $1,688
Encore at Forest Park 5714 Highlands Plaza Dr St. Louis, MO 63110	2018/N/A	183	94.0%	1.8	Studio 1BR/1BA 2BR/2BA 3BR/2BA	572 747 1,161 1,622	$1,356 $1,667 $2,193 $3,319
The Orion 4567 W Pine Blvd St. Louis, MO 63108	2015/N/A	177	96.0%	0.8	1BR/1BA 2BR/2BA 3BR/2BA	732 1,170 1,407	$1,973 $2,579 $4,350
4321Grove 4321 Manchester Avenue St. Louis, MO 63110	2016/N/A	20	95.0%	0.5	1BR/1BA 2BR/2BA	665 965	$1,190 $1,555
Tribeca STL 5510 Pershing Ave St. Louis, MO 63112	2018/N/A	160	100.0%	2.1	Studio 1BR/1BA 2BR/2BA 3BR/2BA	541 663 869 1,119	$1,250 $1,606 $2,054 $3,000
Woodward Lofts 1519 Tower Grove Ave. St. Louis, MO 63110	1926/2019	163	45.1%(3)	0.6	1BR/1BA 1BR/1.5BA 2BR/2BA 3BR/2BA	832 760 1,148 1,795	$1,387 $1,500 $2,024 $2,500

Source: Appraisal, unless otherwise noted.

(1)	Information for the Chroma Apartments Property is based on the underwritten rent roll.

(2)	According to the appraisal, the Grand Flats Apartments property was delivered at the end of June 2019. Occupancy shown was obtained from a third party market research provider in November 2019.

(3)	According to the appraisal, the Woodward Lofts property had its first move-in in January 2019 with construction completing in March 2019. Occupancy shown was obtained from a third party market research provider in November 2019.

A-3-14

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating performance and the Underwritten Net Cash Flow at the Chroma Apartments Property:

Cash Flow Analysis
	2017(1)	2018(1)	9/30/2019 TTM	9/30/2019 T-1 Annualized	UW	UW Per Unit
Gross Potential Rent	N/A	N/A	$2,839,626	$4,028,976	$4,374,120	$18,613
Retail Rent and CAM Income	N/A	N/A	$15,391	$53,880	$497,532(2)	$2,117
Parking Income	N/A	N/A	$166,675	$231,696	$231,696	$986
Utilities and Cable/Internet	N/A	N/A	$221,182	$303,060	$303,060	$1,290
Other Income(3)	N/A	N/A	$106,164	$273,624	$141,000	$600
Less Concessions	N/A	N/A	($347,225)	($29,160)	($29,160)	($124)
Less Vacancy	N/A	N/A	$0	$0	($289,740)(4)	($1,233)
Effective Gross Income	N/A	N/A	$3,001,813	$4,862,076	$5,228,508	$22,249
Management Fee	N/A	N/A	$210,908	$254,736	$262,761	$1,118
Taxes	N/A	N/A	$22,500	$30,000	$38,396(5)	$163
Insurance	N/A	N/A	$170,316	$128,412	$117,124	$498
Other Operating Expenses	N/A	N/A	$1,047,079	$1,079,268	$1,088,054	$4,630
Net Operating Income	N/A	N/A	$1,551,010	$3,369,660	$3,722,173	$15,839
Capital Expenditures	N/A	N/A	$0	$0	$62,670	$267
TI/LC	N/A	N/A	$0	$0	$22,388	$95
Net Cash Flow	N/A	N/A	$1,551,010	$3,369,660	$3,637,115	$15,477

Occupancy %	N/A	N/A	N/A	95.3%(6)	93.4%
NOI DSCR(7)	N/A	N/A	0.77x	1.67x	1.85x
NCF DSCR(7)	N/A	N/A	0.77x	1.67x	1.81x
NOI Debt Yield(7)	N/A	N/A	3.1%	6.7%	7.4%
NCF Debt Yield(7)	N/A	N/A	3.1%	6.7%	7.3%

(1)	The Chroma Apartments Property was constructed in 2018; as such, prior historical operating performance information is not available.

(2)	The increase in Retail Rent and CAM Income in UW financials is due to all five retail leases having been signed since March 2019. While all underwritten retail tenants have executed leases, certain retail tenants are not yet open for business and/or paying rent. All underwritten retail tenants are expected to commence paying rent by March 2020, and the Chroma Apartments Borrower deposited upfront reserves for rent abatements and gap rent (see “Escrows and Reserves” below).

(3)	Other Income includes pet fees, storage income, office suite income, guest suite income, early termination charges, admin fees and other miscellaneous income.

(4)	UW Occupancy % is based on the underwritten economic vacancy of 6.6%. The Chroma Apartments Property was 95.3% occupied as of October 30, 2019.

(5)	The Chroma Apartments Property’s real estate taxes are currently abated through 2033 pursuant to Chapter 353, which locks assessed value at the predevelopment level. According to the appraisal, the estimated unabated 2019 real estate taxes for the Chroma Apartments Property are approximately $799,948.

(6)	The occupancy rate shown for 9/30/2019 T-1 Annualized is as of October 30, 2019.

(7)	Debt service coverage ratios and debt yields are based on the Chroma Apartments Whole Loan.

Escrows and Reserves. The Chroma Apartments Borrower deposited in escrow at origination (i) $16,800 for real estate taxes, (ii) $564,659 for outstanding TI/LCs related to five retail tenants (Salon Lofts, Takashima Record Bar, Seoul Taco, Sweetwaters Coffee & Tea and Chao Baan), (iii) $70,382 for future rent abatements under existing leases related to three retail tenants (Salon Lofts, Takashima Record Bar and Seoul Taco) and (iv) $22,368 for a gap rent reserve related to retail leases.

The Chroma Apartments Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, currently equal to $3,360, (ii) $4,243 for replacement reserves (approximately $217 per unit annually), subject to a cap of $101,844 and (iii) $2,451 for general TI/LCs, subject to a cap of $58,827. The Chroma Apartments Borrower is not required to deposit ongoing insurance reserves as long as (i) no event of default has occurred and is continuing, (ii) the Chroma Apartments Borrower provides the lender with evidence that the Chroma Apartments Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect, and (iii) the Chroma Apartments Borrower provides the lender with evidence of timely payment of the insurance premiums and renewals (and in no event later than 10 business days prior to expiration).

Lockbox and Cash Management. The related whole loan documents require that the Chroma Apartments Borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and that the Chroma Apartments Borrower (i) direct all retail tenants to pay rent directly into such lockbox account and (ii) collect all rents from residential tenants and deposit such rents into the lockbox account. The related whole loan documents also require that all rents received by the Chroma Apartments Borrower or the property manager be deposited into the lockbox account within one business day of receipt. During a Cash Trap Event Period (as defined below), all funds in the lockbox account are required to be swept into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the related whole loan documents. During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items are required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the Chroma Apartments Whole Loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earlier of the following: (i) an event of default, (ii) the net cash flow debt service coverage ratio, inclusive of the Chroma Apartments Mezzanine Loan (see “Mezzanine Loan and Preferred Equity” below; the “Chroma Total Debt DSCR”), being less than (a) 1.05x with respect to the 12-month period commencing on December 1, 2019 and continuing through November 30, 2020, (b) 1.10x with respect

A-3-15

4001-4041 Chouteau Avenue St. Louis, MO 63110	Collateral Asset Summary – Loan No. 2 Chroma Apartments	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 68.5% 1.81x 7.4%

to the 12-month period commencing on December 1, 2020 and continuing through November 30, 2021, and (c) for each period thereafter, 1.15x, or (iii) a default under the Chroma Apartments Mezzanine Loan.

A Cash Trap Event Period will end upon the occurrence of the following: with regard to clause (i) above, the cure of such event of default; with regard to clause (ii)(a) above, the Chroma Total Debt DSCR being equal to or greater than 1.10x for two consecutive calendar quarters; with regard to clause (ii)(b) above, the Chroma Total Debt DSCR being equal to or greater than 1.15x for two consecutive calendar quarters; with respect to clause (ii)(c) above, the Chroma Total Debt DSCR being equal to or greater than 1.20x for two consecutive calendar quarters; and with regard to clause (iii) above, the cure of such default.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. The Chroma Apartments Mezzanine Loan has an original principal amount of $10,100,000 and is secured by the direct equity ownership in the Chroma Apartments Borrower. The Chroma Apartments Mezzanine Loan is held by SMHF Cayman Hotel, LLC, which is related to Sound Mark Partners, LLC. The Chroma Apartments Mezzanine Loan accrues interest at a rate of 10.0000% per annum and is coterminous with the Chroma Apartments Whole Loan. Including the Chroma Apartments Whole Loan and the Chroma Apartments Mezzanine Loan, the total Cut-off Date LTV Ratio, total UW NCF DSCR and total UW NOI Debt Yield are 82.3%, 1.20x and 6.2%, respectively. The lenders of The Chroma Apartments Whole Loan and the Chroma Apartments Mezzanine Loan have entered into an intercreditor agreement.

Release of Property. Not permitted.

Terrorism Insurance. The related whole loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Chroma Apartments Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-16

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

A-3-17

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

CANADA
SEATTLE
WASH.
MONTANA
ND
PORTLAND
IDAHO
OREGON
WYOMING
NEVADA
UTAH
COLORADO
CALIFORNIA
SAN FRANCISCO
SAN JOSE
Pacific Ocean
LAS VEGAS
ARIZONA
ALBUQUERQUE
NEW MEXICO
LOS ANGELES
SAN DIEGO
PHOENIX
TUCSON
MEXICO
DENVER
COLORADO SPRINGS
Salt Lake City

OTTAWA
MONTREAL
CANADA
Lake Huron
MICHIGAN
TORONTO
Lake Ontario
NEW YORK
HAMILTON
ROCHESTER
SYRACUSE
LONDON
BUFFALO
DETROIT
Lake Erie
TOLEDO
CLEVELAND
PENNSYLVANIA
NEW YORK
AKRON
PITTSBURGH
OHIO
COLUMBUS
PHILADELPHIA
DAYTON
BALTIMORE
CINCINNATI
WASH. D.C.
WEST VIRGINIA
VIRGINIA
LEXINGTON
Atlantic Ocean
NORFOLK

	Wyndham National Hotel Portfolio	
1	Travelodge	Green River, WY
2	Travelodge	Belen, NM
3	Travelodge	Gillette, WY
4	Baymont Inn & Suites	Hearne, TX
5	Travelodge	Marysville, KS
6	Baymont Inn & Suites	North Platte, NE
7	Baymont Inn & Suites	Dexter, MO
8	Super 8	Lincoln, NE
9	Baymont Inn & Suites	Clinton, IA
10	Baymont Inn & Suites	Elko, NV
11	Baymont Inn & Suites	Yuma, AZ
12	Travelodge	Douglas, WY
13	Baymont Inn & Suites	Wellington, KS
14	Super 8	Nashville, TN
15	Baymont Inn & Suites	Fremont, NE
16	Travelodge	Morrill, NE
17	Travelodge	Guernsey, WY
18	Travelodge	Hermiston, OR
19	Travelodge	Wellington, KS
20	Travelodge	Jefferson City, MO
21	Travelodge	Milford, UT
22	Days Inn	Fargo, ND
23	Baymont Inn & Suites	Glendive, MT
24	Travelodge	Winslow, AZ
25	Travelodge	Fort Scott, KS
26	Baymont Inn & Suites	Yermo, CA
27	Baymont Inn & Suites	Whitefish, MT
28	Baymont Inn & Suites	Rawlins, WY
29	Travelodge	McAlester, OK
30	Travelodge	Pecos, TX
31	Travelodge	Cheyenne, WY
32	Travelodge	Livonia, LA
33	Travelodge	Vaughn, NM
34	Baymont Inn & Suites	Buffalo, NY
35	Baymont Inn & Suites	Glenwood, MN
36	Travelodge	Santa Teresa, NM
37	Travelodge	Edgemont, SD
38	Travelodge	Sharon Springs, KS
39	Travelodge	Missouri Valley, IA
40	Travelodge	Alpine, TX
41	Travelodge	Yampa, CO
42	Travelodge	Low Moor, VA
43	Travelodge	Brunswick, MD
44	Travelodge	Dunsmuir, CA

SASK.
MANITOBA
WINNIPEG
ONTARIO
CANADA
UNITED STATES
NORTH DAKOTA
MINNESOTA
Lake Superior
Duluth
WISCONSIN
SOUTH DAKOTA
ST. PAUL
MINNEAPOLIS
SIOUX FALLS
IOWA
NEBRASKA
DES MOINES
OMAHA
Lincoln
FARGO
Bismarck
Aberdeen
Rapid City
Pierre
MO

OMAHA
DENVER
Lincoln
KANSAS CITY
COLORADO SPRINGS
ST. LOUIS
NASHVILLE
ALBUQUERQUE
OKLAHOMA CITY
MEMPHIS
FORT WORTH
DALLAS
EL PASO
AUSTIN
SAN ANTONIO
HOUSTON
NEW ORLEANS
CHIHUAHUA
MEXICO
Gulf of Mexico

A-3-18

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

Headquarters
Hotels
Union Pacific
BNSF
CSX
Canadian Pacific

A-3-19

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Hospitality
Original Balance(1):	$35,000,000			Detailed Property Type:	Limited Service
Cut-off Date Balance(1):	$35,000,000			Title Vesting(4):	Various
% of Initial Pool Balance:	4.7%			Year Built/Renovated:	Various
Loan Purpose:	Acquisition			Size:	3,729 Rooms
Borrower Sponsors:	Tom Vukota; Vukota Capital Management Ltd.			Cut-off Date Balance per Room(1):	$38,884
				Maturity Date Balance per Room(1):	$26,916
Mortgage Rate:	4.8500%			Property Manager:	Avantic Lodging Enterprises, Inc. (borrower-related)
Note Date:	11/27/2019
First Payment Date:	1/6/2020
Maturity Date:	12/6/2029
Original Term to Maturity:	120 months
Original Amortization Term:	270 months
IO Period:	0 months
Seasoning:	0 months
Prepayment Provisions(2):	LO (24); YM2 (92); O (4)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI:	$23,369,629
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield(1):	16.1%
Additional Debt Balance(1):	$110,000,000			UW NOI Debt Yield at Maturity(1):	23.3%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR(1):	1.94x
Reserves(3)				Most Recent NOI:	$23,034,823 (8/31/2019 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent NOI:	$24,470,573 (12/31/2018)
RE Tax:	$436,502	$160,955	N/A	3rd Most Recent NOI(5):	$23,384,056 (12/31/2017)
Insurance:	$790,391	$116,681	N/A	Most Recent Occupancy:	71.7% (8/31/2019)
FF&E:	$0	$235,965	N/A	2nd Most Recent Occupancy:	73.2% (12/31/2018)
Immediate Repairs:	$2,014,340	$0	N/A	3rd Most Recent Occupancy:	70.2% (12/31/2017)
PIP Funds:	$7,417,247	$0	N/A	Appraised Value (as of):	$215,000,000 (8/1/2019)
Railroad Contract Renewal Funds:	$7,000,000	$0	N/A	Cut-off Date LTV Ratio(1):	67.4%
Post-Closing Obligations Funds:	$500,000	$0	N/A	Maturity Date LTV Ratio(1):	46.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$145,000,000	59.7%	Purchase Price(6):	$215,500,000	88.7%
Borrower Equity:	$97,876,778	40.3%	Reserves:	$18,158,480	7.5%
			Closing Costs:	$9,218,299	3.8%
Total Sources:	$242,876,778	100.0%	Total Uses:	$242,876,778	100.0%

(1)	The Wyndham National Hotel Portfolio Mortgage Loan (as defined below) is part of the Wyndham National Hotel Portfolio Whole Loan (as defined below), which is comprised of 12 pari passu promissory notes with an aggregate original principal balance of $145,000,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the Wyndham National Hotel Portfolio Whole Loan.

(2)	Partial release is permitted. See “Release of Property” below for further discussion of release requirements.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The Wyndham National Hotel Portfolio Whole Loan is secured by the borrower’s fee simple interest in 43 properties and fee simple/leasehold interest in the Travelodge - 2307 Wyoming Avenue property.

(5)	The Days Inn - 3431 14th Avenue and Baymont Inn & Suites - 6390 US-93 properties were acquired by the seller in October and November 2017, respectively. As such, 3rd Most Recent NOI represents the 2017 full-year operating performance of 42 properties and partial-year operating performance of the aforementioned properties.

(6)	Includes one property with an allocated purchase price of $3,000,000 that is not collateral for the Wyndham National Hotel Portfolio Whole Loan.

The Mortgage Loan. The third largest mortgage loan (the “Wyndham National Hotel Portfolio Mortgage Loan”) is part of a whole loan (the “Wyndham National Hotel Portfolio Whole Loan”) evidenced by 12 pari passu promissory notes with an aggregate original principal balance of $145,000,000. The Wyndham National Hotel Portfolio Whole Loan is secured by a first priority fee/leasehold mortgage encumbering a 44-property, limited service hospitality portfolio totaling 3,729 rooms located across 23 states (each, a “Wyndham National Hotel Portfolio Property”, and collectively, the “Wyndham National Hotel Portfolio Properties” or the “Wyndham National Hotel Portfolio”). Promissory Notes A-1 and A-8, with an aggregate original principal balance of $35,000,000, represent the Wyndham National Hotel Portfolio Mortgage Loan, and will be included in the UBS 2019-C18 Trust. The below table summarizes the Wyndham National Hotel Portfolio Whole Loan, including the remaining promissory notes, which are currently held by UBS AG and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized notes will not be split further. The Wyndham National Hotel Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-20

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

Wyndham National Hotel Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	UBS 2019-C18	Yes
A-2	$20,000,000	$20,000,000	UBS AG	No
A-3	$20,000,000	$20,000,000	UBS AG	No
A-4	$20,000,000	$20,000,000	UBS AG	No
A-5	$10,000,000	$10,000,000	UBS AG	No
A-6	$10,000,000	$10,000,000	UBS AG	No
A-7	$10,000,000	$10,000,000	UBS AG	No
A-8	$10,000,000	$10,000,000	UBS 2019-C18	No
A-9	$5,000,000	$5,000,000	UBS AG	No
A-10	$5,000,000	$5,000,000	UBS AG	No
A-11	$5,000,000	$5,000,000	UBS AG	No
A-12	$5,000,000	$5,000,000	UBS AG	No
Total	$145,000,000	$145,000,000

The Borrower and the Borrower Sponsors. The borrower is Lodging Enterprises, LLC (the “Wyndham National Hotel Portfolio Borrower”), a Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsors and non-recourse carevout guarantors of the Wyndham National Hotel Portfolio Whole Loan are Tom Vukota and Vukota Capital Management Ltd. The Wyndham National Hotel Portfolio Borrower is wholly owned by VCM Lodging Enterprises, LP, which is the legal and beneficial owner of Avantic Lodging Enterprises, Inc., the property manager of the Wyndham National Hotel Portfolio (the “Property Manager”). At loan origination, VCM Lodging Enterprises, LP pledged 100% of its interest in the Property Manager to the lender as additional collateral for the Wyndham National Hotel Portfolio Whole Loan (the “Equity Pledge”). The lender may not exercise its rights under the pledge agreement unless a Collective Bargaining Springing Event (as defined below) has occurred. The related mortgage loan documents provide (i) recourse to the borrower sponsors in an amount equal to $72,500,000 (the “Vukota Payment Guaranty”), as described in “Additional Recourse” below, and (ii) recourse to the guarantors for losses to the lender in connection with a breach of certain backward-looking single purpose entity representations (determined without giving effect to exceptions to such representations contained in the related mortgage loan documents) made by the Wyndham National Hotel Portfolio Borrower (the “SPE Recourse Obligations”). The non-consolidation opinion of counsel to the Wyndham National Hotel Portfolio Borrower delivered at origination provided no opinion regarding the substantive consolidation of the assets and liabilities of the Wyndham National Hotel Portfolio Borrower or its managing member with those of any one or more related parties to the extent of the existence of the Equity Pledge, the Vukota Payment Guaranty, the LOC Obligations (as defined below) or the SPE Recourse Obligations. See “Description of the Mortgage Pool—Single Purpose Entity Covenants” in the Preliminary Prospectus.

Tom Vukota is the founder and CEO of Vukota Capital Management, and has over 20 years of real estate investment and asset management experience. Founded in 2010, Vukota Capital Management is an investment firm with real estate, private equity, and public market investment platforms. Including its affiliated companies, Vukota Capital Management manages over $600 million on behalf of high net worth individuals, advisors, and institutions, and employs a staff of over 30 corporate professionals and over 170 site-level employees. The real estate arm of Vukota Capital Management is a vertically integrated investment platform focused on multifamily and medical office assets in the United States with over $500 million in assets under management.

The Properties. The Wyndham National Hotel Portfolio is comprised of 44 limited service hospitality properties totaling 3,729 rooms. The hotels range in size from 21 to 192 rooms with an average count of 85 rooms. The portfolio benefits from geographic diversity across 23 states, in addition to an overall granular property mix. No individual portfolio property accounts for greater than 5.1% of total rooms or 7.6% of underwritten net cash flow. The Wyndham National Hotel Portfolio Properties were built between 1978 and 2015, with an average year built of 2001. Renovations have occurred at 18 of the Wyndham National Hotel Portfolio Properties since 2014, representing 50.3% of the portfolio based on underwritten net cash flow.

Since 2014, approximately $18.9 million ($5,081 per room) was spent on FF&E and capital improvements at the Wyndham National Hotel Portfolio Properties. At loan origination, approximately $7.4 million was escrowed in connection with the scheduled property improvement plans (“PIP”), which represents 115% of the estimated cost of the current brand mandated PIP work at the Wyndham National Hotel Portfolio Properties.

A summary of the Wyndham National Hotel Portfolio Properties is provided below:

Portfolio Overview
Property Flag	No. of Properties	Rooms	% of Total Rooms	Allocated Cut-Off Date Balance	% of Allocated Cut-off Date Balance	As Is Appraised Value	LTV	UW NCF	% of UW NCF	UW NCF DSCR	UW NOI Debt Yield
Travelodge	27	2,064	55.3%	$83,972,042	57.9%	$115,700,000	72.6%	$11,568,932	56.3%	1.88x	15.6%
Baymont Inn & Suites	14	1,356	36.4%	$50,688,843	35.0%	$83,300,000	60.9%	$7,415,185	36.1%	2.00x	16.7%
Super 8	2	235	6.3%	$8,799,000	6.1%	$13,500,000	65.2%	$1,349,146	6.6%	2.10x	17.2%
Days Inn	1	74	2.0%	$1,540,116	1.1%	$2,500,000	61.6%	$204,680	1.0%	1.82x	16.7%
Total/Wtd. Avg.	44	3,729	100.0%	$145,000,000	100.0%	$215,000,000	67.4%	$20,537,942	100.0%	1.94x	16.1%

A-3-21

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

Based on the trailing 12-month period ending August 31, 2019, the Wyndham National Hotel Portfolio Properties as a whole outperformed their competitive set with occupancy and RevPAR penetration rates each in excess of 100.0%. On an individual property basis, 81.8% and 34.1% of the Wyndham National Hotel Portfolio Properties, based on property count, outperformed their competitive set with occupancy and RevPAR penetration rates in excess of 100.0%, respectively.

Occupancy, ADR, and RevPAR of the Wyndham National Hotel Portfolio Properties in relation to their respective competitive sets are provided below:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			Wyndham National Hotel Portfolio			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2018	44.4%	$76.53	$33.95	70.7%	$55.35	$39.13	159.4%	72.3%	115.3%
8/31/2019 TTM	55.8%	$73.99	$41.00	71.7%	$57.97	$41.56	128.5%	78.4%	101.4%

Source: Industry Report

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at Wyndham National Hotel Portfolio Properties are attributable to differing reporting methodologies, and/or timing differences.

The Wyndham National Hotel Portfolio Properties operate under franchise agreements with subsidiaries of Wyndham Hotel & Resorts, Inc. (“Wyndham”), all of which were renewed for 15-year terms upon acquisition and have an expiration date of January 1, 2035. The franchise agreements stipulate a combined royalty and system assessment fee per annum of $16,778 per hotel, payable in equal monthly installments.

Wyndham is a global hotel franchisor company, operating in over 80 countries and territories under 20 brand names. As of year-end 2018, Wyndham had 440 company-owned and/or managed properties (67,100 rooms) and 8,717 franchised properties (742,800 rooms), for a total of 9,157 properties (809,900 rooms). Wyndham’s portfolio of global brands includes Super 8, Days Inn, Ramada, La Quinta, Howard Johnson, Baymont Inn & Suites, Travelodge, Microtel, Wyndham Garden, TRYP, and Wyndham Grand. Approximately 62% and 31% of its franchised hotels operate within the economy and midscale segments, respectively.

Each Wyndham National Hotel Portfolio Property, with the exception of the Travelodge - 1177 E 16th Street property, benefits from corporate contracts with one of four North American railway companies, Union Pacific Railroad Company (“Union Pacific”) (Moody’s/S&P: Baa1/A-), BNSF Railway Company (“BNSF”) (Moody’s/S&P: A3/A+), CSX Transportation, Inc. (“CSX”) (Moody’s/S&P: Baa1/BBB+), and Canadian Pacific Railway Company (“Canadian Pacific”) (S&P: BBB+) (each, a “Railway Company”, and collectively, the “Railway Companies”). The contracts set a required minimum number of room nights reserved at a stipulated rate, most of which have adjustment factors related to inflation. Most contracts also feature certain provisions that prevent railway crew employees from staying at a competing hotel within a predefined radius. The current contracts in place at the Wyndham National Hotel Portfolio Properties guarantee a minimum of 2,296 room nights daily, representing 61.6% of the total available room nights. Based on a weighted average contract negotiated rate of $48.50 per room night, the current contracts in place at the Wyndham National Hotel Portfolio Properties represent 71.9% of total room revenue.

Rail Contract Overview
Railway Company	No. of Properties	No. of Rooms	Minimum Daily Guaranteed Rooms	% of Total Rooms	Age of Contract (years)	Remaining Term of Contract (years)	Negotiated Rate Per Room	UW Occupancy	UW ADR	UW RevPAR
Union Pacific	27	2,321	1,386	37.2%	17.9	1.7	$46.69	70.9%	$56.44	$40.01
BNSF	11	1,058	762	20.4%	17.7	4.5	$49.12	76.7%	$56.48	$43.35
CSX	3	158	89	2.4%	5.1	3.8	$68.86	74.9%	$83.58	$62.64
Canadian Pacific	2	112	59	1.6%	11.8	1.9	$52.17	65.2%	$69.32	$45.20
No Contract	1	80	0	0.0%	N/A	N/A	N/A	31.0%	$52.12	$16.15
Total/Wtd. Avg.	44	3,729	2,296	61.6%	17.1	2.6	$48.50	71.7%	$57.97	$41.56

Amenities available at most of the Wyndham National Hotel Portfolio Properties include meeting rooms, fitness centers, self-service guest laundry, high-speed internet, and private lounges dedicated to the railway crew members. Certain hotels feature computer workstations, entertainment game rooms, oversized vehicle parking, dedicated locker rooms, and other amenities. The rooms at the Wyndham National Hotel Portfolio Properties were specifically designed to comply with “Dark and Quiet” requirements as stipulated in the contracts. Such “Dark and Quiet” specifications include noise abatement measures, and light-proofing measures such as custom curtains and blackout drapes that seal from wall to center and door sweeps, and more. Each room is equipped with an individual HVAC unit, remote guest detection/energy management system, and television set with cable and/or satellite service. Additionally, 27 of the 44 Wyndham National Hotel Portfolio Properties are serviced by a 24-hour on-site restaurant, Penny’s Diner.

The current Railway Company contracts typically have an initial term of five years, with renewal options. Two contracts have been in place for over 33 years, 13 contracts have been in place for over 20 years, and 16 contracts have been in place for over 10 years, for a weighted average age across the Wyndham National Hotel Portfolio of 17.1 years. All of the contracts that have previously reached an expiration date have been renewed, with the exception of one. The current contracts have a staggered expiration profile, with 42.1% and 10.5% of the guaranteed room nights expiring in 2020 and 2022, respectively. Nine of the current contracts have early termination options. At loan origination, an upfront $7.0 million Rail Contract Renewal Reserve was escrowed.

As of the trailing 12-month period ending August 31, 2019, the Wyndham National Hotel Portfolio Properties had an ADR of $57.97 per room night, which is 21.6% below the ADR of the competitive set of $73.99 per room night. The Wyndham National Hotel Portfolio has a weighted average contract negotiated rate of $48.50 per room night, which is 34.4% below the ADR of competitive set. The competitive set had RevPAR of $41.00 per room night as of the trailing 12-month period ending August 31, 2019, which represents a 20.8% increase since year-end 2018, demonstrating market fundamentals if the Railway Company contracts were no longer applicable. Further, while the contracts provide stable and reliable revenue, as indicated by the length of

A-3-22

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

existence of the contracts, and are diversified by Railway Company and region, the Wyndham National Hotel Portfolio Whole Loan is structured to include multiple triggers related to the weighted average term of the contracts across the portfolio. Additionally, the total revenue derived by the contracts is based on actually utilized room nights, as well as possible events that may negatively impact the demand by Railway Companies. See “Escrows and Reserves” and “Lockbox and Cash Management” below for further discussion of the current contracts.

The Markets. The Wyndham National Hotel Portfolio’s largest room count concentrations by state are Wyoming (six hotels), Kansas (five hotels), Nebraska (four hotels), and New Mexico (three hotels), which collectively comprise 49.9% of the total rooms and 51.8% of the UW NCF. The Wyndham National Hotel Portfolio Properties are strategically located in close proximity to high volume railroad hubs and switching terminals, as well as major highways. Demand at the Wyndham National Hotel Portfolio Properties are supplemented by walk-in and transient guest business.

A summary of the Wyndham National Hotel Portfolio Properties based on geographical distribution is provided below:

Distribution By State
State	No. of Properties	No. of Rooms	% of Total Rooms	Allocated Whole Loan Cut-Off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	UW Occupancy	UW ADR	UW RevPAR	Appraised Value	LTV
AZ	2	191	5.1%	$8,837,401	6.1%	93.5%	$50.02	$46.79	$12,400,000	71.3%
CA	2	86	2.3%	$1,460,602	1.0%	70.4%	$61.82	$43.53	$2,600,000	56.2%
CO	1	37	1.0%	$323,123	0.2%	44.1%	$80.55	$35.48	$900,000	35.9%
IA	2	164	4.4%	$5,445,903	3.8%	69.3%	$54.59	$37.81	$7,200,000	75.6%
KS	5	449	12.0%	$13,325,515	9.2%	59.2%	$57.01	$33.74	$20,700,000	64.4%
LA	1	60	1.6%	$2,953,199	2.0%	80.9%	$57.90	$46.86	$4,200,000	70.3%
MD	1	25	0.7%	$800,000	0.6%	51.7%	$102.43	$52.92	$800,000	100.0%
MN	1	56	1.5%	$602,118	0.4%	62.9%	$65.54	$41.25	$1,900,000	31.7%
MO	2	210	5.6%	$8,408,177	5.8%	75.7%	$52.58	$39.78	$14,400,000	58.4%
MT	2	138	3.7%	$6,026,296	4.2%	72.1%	$72.47	$52.23	$8,200,000	73.5%
ND	1	74	2.0%	$1,540,116	1.1%	86.1%	$56.56	$48.71	$2,500,000	61.6%
NE	4	464	12.4%	$16,736,213	11.5%	73.1%	$52.11	$38.08	$23,900,000	70.0%
NM	3	274	7.3%	$15,593,338	10.8%	89.6%	$50.94	$45.67	$18,400,000	84.7%
NV	1	119	3.2%	$4,198,199	2.9%	66.6%	$52.10	$34.70	$6,500,000	64.6%
NY	1	56	1.5%	$1,278,229	0.9%	67.5%	$72.84	$49.15	$3,800,000	33.6%
OK	1	61	1.6%	$2,140,661	1.5%	82.3%	$50.62	$41.63	$3,700,000	57.9%
OR	1	86	2.3%	$4,070,808	2.8%	84.0%	$54.25	$45.57	$6,500,000	62.6%
SD	1	55	1.5%	$2,214,626	1.5%	73.9%	$58.22	$43.01	$3,100,000	71.4%
TN	1	103	2.8%	$4,667,147	3.2%	82.0%	$74.68	$61.26	$8,000,000	58.3%
TX	3	241	6.5%	$9,051,526	6.2%	76.9%	$61.95	$47.63	$16,600,000	54.5%
UT	1	75	2.0%	$2,417,701	1.7%	60.6%	$56.60	$34.29	$3,400,000	71.1%
VA	1	30	0.8%	$3,376,813	2.3%	70.0%	$107.83	$75.47	$3,700,000	91.3%
WY	6	675	18.1%	$29,532,288	20.4%	62.1%	$60.90	$37.81	$41,600,000	71.0%
Total/Wtd. Avg.	44	3,729	100.0%	$145,000,000	100.0%	71.7%	$57.97	$41.56	$215,000,000	67.4%

A-3-23

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Wyndham National Hotel Portfolio Properties:

Cash Flow Analysis
	2016	2017(1)	2018	8/31/2019 TTM	UW	UW per Room
Occupancy	67.8%	70.2%	73.2%	71.7%	71.7%
ADR	$59.88	$55.75	$55.75	$57.97	$57.97
RevPAR	$40.58	$39.11	$40.79	$41.56	$41.56

Rooms Revenue	$51,930,201	$51,630,984	$55,521,726	$56,569,076	$56,569,076	$15,170
Food & Beverage	$11,640,026	$11,375,976	$11,171,202	$10,814,397	$10,814,397	$2,900
Other Income	$2,760,149	$3,281,739	$3,353,940	$3,408,708	$3,408,708	$914
Total Revenue	$66,330,376	$66,288,699	$70,046,868	$70,792,181	$70,792,181	$18,984
Total Expenses	$40,731,077	$42,904,643	$45,576,295	$47,757,359	$47,422,552	$12,717
Net Operating Income	$25,599,299	$23,384,056	$24,470,573	$23,034,823	$23,369,629	$6,267
FF&E	$1,557,912	$1,548,929	$1,665,659	$1,698,245	$2,831,687	$759
Net Cash Flow	$24,041,387	$21,835,127	$22,804,914	$21,336,578	$20,537,942	$5,508

NOI DSCR	2.42x	2.21x	2.31x	2.17x	2.20x
NCF DSCR	2.27x	2.06x	2.15x	2.01x	1.94x
NOI Debt Yield	17.7%	16.1%	16.9%	15.9%	16.1%
NCF Debt Yield	16.6%	15.1%	15.7%	14.7%	14.2%

(1)	The Days Inn - 3431 14th Avenue and Baymont Inn & Suites - 6390 US-93 properties were acquired by the seller in October and November 2017, respectively. As such, 2017 represents the full-year operating performance of 42 properties and partial-year operating performance of the aforementioned properties.

Escrows and Reserves. At origination of the Wyndham National Hotel Portfolio Whole Loan, the Wyndham National Hotel Portfolio Borrower deposited into escrow (i) $436,502 for real estate taxes, (ii) $790,391 for insurance premiums, (iii) $2,014,340 for immediate repairs, (iv) $7,417,247 for scheduled PIP work, (v) $7,000,000 for rail contract renewals, and (vi) $500,000 related to the Wyndham National Hotel Portfolio Borrower’s obligation to satisfy the Post-Closing Outstanding Covenant (as defined below), and upon satisfaction of such covenant, such amount will be released to the Wyndham National Hotel Portfolio Borrower. On a monthly basis, the Wyndham National Hotel Portfolio Borrower is required to deposit monthly into escrow (i) 1/12 of the annual estimated tax payments (initially $160,955), (ii) 1/12 of the annual estimated insurance premiums (initially $116,681), and (iii) $235,965 for replacement reserves.

During the continuance of a Cash Management Trigger Event (as defined below) for the Wyndham National Hotel Portfolio Whole Loan, funds in the cash management account are required to be applied on each monthly payment date to fund the required reserve deposits as described above, to pay debt service on the Wyndham National Hotel Portfolio Whole Loan, to pay operating expenses, if a PIP Trigger Event (as defined below) is then continuing, to deposit into the PIP reserve until the amount of funds on deposit is equal to the sum of the applicable Individual Property PIP Caps (as defined below), and provided a Cash Sweep Trigger Event (as defined below) is not then continuing, to disburse the remainder to the Wyndham National Hotel Portfolio Borrower (or, during the continuance of a Cash Sweep Trigger Event, (i) if a Collective Bargaining Cash Sweep Trigger Event (as defined below) is then continuing, into a collective bargaining cash sweep account, or (ii) if a UP15 Renewal Cash Sweep Trigger Event (as defined below) is then continuing, into a railroad contract renewal account, or (iii) if a 50% Weighted Average Cash Sweep Trigger Event (as defined below) is then continuing, 50% of such excess cash flow is required to be deposited into the railroad contract renewal account and the remaining 50% is disbursed to the Wyndham National Hotel Portfolio Borrower, provided however, that if any other Cash Sweep Trigger Event is then continuing, the remaining 50% is required to be deposited into an account to be held by the lender as additional security for the Wyndham National Hotel Portfolio Whole Loan (the “Excess Cash Flow Account”), or (iv) if a 100% Weighted Average Cash Sweep Trigger Event (as defined below) is then continuing, into the Excess Cash Flow Account.

Lockbox and Cash Management. The Wyndham National Hotel Portfolio Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence of a Cash Management Trigger Event.

A “Cash Management Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Wyndham National Hotel Portfolio Borrower, the guarantor, or the Property Manager, (iii) the debt service coverage ratio (“DSCR”) for the trailing 12-month period, based on actual debt service due and payable during such period, falling below 1.90x, (iv) any indictment for fraud or misappropriation of funds by the Wyndham National Hotel Portfolio Borrower, the guarantor, or an affiliated Property Manager, provided that in the case of a Property Manager, such indictment is related to the Wyndham National Hotel Portfolio Properties, or any director or officer of such parties, (v) a PIP Trigger Event, (vi) a Rail RevPAR Cash Sweep Trigger Event (as defined below), (vii) a Collective Bargaining Cash Sweep Trigger Event, (viii) a UP15 Renewal Cash Sweep Trigger Event, (ix) a 50% Weighted Average Cash Sweep Trigger Event, (x) a 100% Weighted Average Cash Sweep Trigger Event, or (xi) the Wyndham National Hotel Portfolio Borrower breaches the Post-Closing Outstanding Covenant, as determined by the lender in its sole and absolute discretion exercised in good faith.

A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the Wyndham National Hotel Portfolio Borrower or guarantor, or 120 days for the Property Manager, and the lender’s determination that such filing does not materially affect the obligations of the Wyndham National Hotel Portfolio Borrower, guarantor, or Property Manager under the related whole loan documents or management agreement, as applicable, in regard to clause (iii) above, the DSCR for the trailing 12-month period, based on actual debt service due and payable during such period, being at least 1.90x for two consecutive calendar quarters after giving effect to any Debt Service Coverage Cure Prepayment (as defined below) in accordance with the related whole loan documents, in regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) as to the Property Manager, such Property Manager is replaced with a qualified manager under a replacement

A-3-24

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

property management agreement, in regard to clause (v) above, the cure of such PIP Trigger Event, in regard to clause (vi) above, the RevPAR based on the Railway Company contracts is greater than $27.61, in regard to clause (vii) above, if as of the first anniversary of the occurrence of the Collective Bargaining Cash Sweep Trigger Event, the occupancy based on the Railway Company contracts is not less than 42.45%, in regard to clause (viii) above, the occurrence of an Initial Release Event (as defined below), in regard to clause (ix) above, the Weighted Average Remaining Term (as defined below) is greater than 2.6 years, in regard to clause (x) above, the Weighted Average Remaining Term is greater than 2.3 years, or in regard to clause (xi) above, the satisfaction of the Post-Closing Outstanding Covenant, as determined by the lender in its sole and absolute discretion exercised in good faith.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Wyndham National Hotel Portfolio Borrower, the guarantor, or the Property Manager, (iii) the DSCR for the trailing 12-month period, based on actual debt service due and payable during such period, falling below 1.85x, (iv) a PIP Trigger Event, (v) a Rail RevPAR Cash Sweep Trigger Event, (vi) a Collective Bargaining Cash Sweep Trigger Event, (vii) a UP15 Renewal Cash Sweep Trigger Event, (viii) a 50% Weighted Average Cash Sweep Trigger Event, (ix) a 100% Weighted Average Cash Sweep Trigger Event, or (x) the Wyndham National Hotel Portfolio Borrower breaches the Post-Closing Outstanding Covenant, as determined by the lender in its sole and absolute discretion exercised in good faith.

A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the Wyndham National Hotel Portfolio Borrower or guarantor, or 120 days for the Property Manager, and the lender’s determination that such filing does not materially affect the obligations of the Wyndham National Hotel Portfolio Borrower, guarantor, or Property Manager under the related whole loan documents or management agreement, as applicable, in regard to clause (iii) above, the DSCR for the trailing 12-month period, based on actual debt service due and payable during such period, being at least 1.85x for two consecutive calendar quarters after giving effect to any Debt Service Coverage Cure Prepayment in accordance with the related whole loan documents, in regard to clause (iv) above, the cure of such PIP Trigger Event, in regard to clause (v) above, the RevPAR based on the Railway Company contracts is greater than $27.61, in regard to clause (vi) above, if as of the first anniversary of the occurrence of the Collective Bargaining Cash Sweep Trigger Event, the occupancy based on the Railway Company contracts is not less than 42.45% (provided that the Wyndham National Hotel Portfolio Borrower is entitled to receive funds on deposit in the related collective bargaining cash sweep account if such occupancy test is otherwise satisfied on the third or any subsequent anniversary of the occurrence of the Collective Bargaining Cash Sweep Trigger Event and no other Cash Sweep Trigger Event exists), in regard to clause (vii) above, the occurrence of an Initial Release Event, in regard to clause (viii) above, the Weighted Average Remaining Term is greater than 2.6 years, in regard to clause (ix) above, the Weighted Average Remaining Term is greater than 2.3 years, or in regard to clause (x) above, the satisfaction of the Post-Closing Outstanding Covenant, as determined by the lender in its sole and absolute discretion exercised in good faith.

A “Debt Service Coverage Cure Prepayment” means a partial prepayment of the Wyndham National Hotel Portfolio Whole Loan in an amount that when applied to the outstanding balance of the Wyndham National Hotel Portfolio Whole Loan, with respect to a cure of a Cash Management Trigger Event or Cash Sweep Trigger Event, would result in a DSCR equal to the requisite DSCR to cure the applicable Cash Management Trigger Event or Cash Sweep Trigger Event. Any Debt Service Coverage Cure Prepayment prior to September 6, 2029 is required to be accompanied by a yield maintenance premium.

A “PIP Trigger Event” means (i) any franchisor giving notice of its intention to terminate, cancel, or not extend or renew any franchise agreement, (ii) any event of default by the Wyndham National Hotel Portfolio Borrower, or affiliate of the Wyndham National Hotel Portfolio Borrower, or the franchisor beyond any applicable cure period, (iii) any bankruptcy action of the franchisor, or (iv) the franchisor giving notice to the Wyndham National Hotel Portfolio Borrower of its requirement to enter into any PIP.

An “Individual Property PIP Cap” means (i) as of any date, an amount equal to 115% of the estimated cost to complete the PIP for the applicable Wyndham National Hotel Portfolio Property, or (ii) if a PIP Trigger Event pursuant to clauses (i) and (ii) of its definition has occurred and is continuing and the Wyndham National Hotel Portfolio Borrower has not entered into a replacement franchise agreement, an amount equal to 120% of the allocated loan amount for the applicable Wyndham National Hotel Portfolio Property, until the Wyndham National Hotel Portfolio Borrower has entered into a replacement franchise agreement or extension or renewal of such applicable existing franchise agreement.

A “Rail RevPAR Cash Sweep Trigger Event” means at any time the RevPAR based on actual occupancy under the Railway Company contracts is less than $27.61.

A “Collective Bargaining Cash Sweep Trigger Event” means any Railway Company entering into an agreement with the International Association of Sheet Metal, Air, Rail and Transportation Workers – Transportation Division permitting a reduction of train crew size to less than two.

A “UP15 Renewal Cash Sweep Trigger Event” means July 6, 2020, if the Initial Release Event has not occurred prior to such date.

An “Initial Release Event” means the first monthly payment date that the UP15 Railroad Contract has been renewed for term such that the Weighted Average Remaining Term, as determined by the lender, exceeds three years.

A “UP15 Railroad Contract” means the lodging facility agreement dated November 1, 2015 between Union Pacific and the Wyndham National Hotel Portfolio Borrower, covering 15 Wyndham National Hotel Portfolio Properties as detailed in the related whole loan documents.

A “Weighted Average Remaining Term” means the weighted average term remaining on the contracts with the Railway Companies at any given time, weighted by the number of guaranteed contractual rooms per night for each Railway Company contract, expressed in years.

A “50% Weighted Average Cash Sweep Trigger Event” means at any time following November 27, 2020, the Weighted Average Remaining Term is greater than 2.3 years but less than or equal to 2.6 years.

A “100% Weighted Average Cash Sweep Trigger Event” means at any time following November 27, 2020, the Weighted Average Remaining Term is less than or equal to 2.3 years.

The “Post-Closing Outstanding Covenant” means on or prior December 4, 2019, the Wyndham National Hotel Portfolio Borrower is required to cause Tom Vukota and Vukota Capital Management Ltd., a Bahamian international business company, to execute and/or deliver new amended and restated recourse

A-3-25

Various	Collateral Asset Summary – Loan No. 3 Wyndham National Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$35,000,000 67.4% 1.94x 16.1%

guaranty, payment guaranty, and environmental guaranty, among other documents as detailed in the related whole loan documents, providing joint and several liability thereunder.

Additional Recourse. If a Collective Bargaining Springing Event occurs, the guarantors collectively will have liability for up to $72,500,000 of the Wyndham National Hotel Portfolio Borrower’s obligations with respect to the Wyndham National Hotel Portfolio Whole Loan, and the Wyndham National Hotel Portfolio Borrower is required to cause the guarantor to deliver within 30 days of the occurrence of such event, a letter of credit in the amount of $25,000,000 to secure such obligations of the guarantors (“LOC Obligations”).

A “Collective Bargaining Springing Event” means either (a) a Collective Bargaining Cash Sweep Trigger Event has occurred and the occupancy based on the Railway Company contracts is less than 42.45%, or (b) a Collective Bargaining Cash Sweep Trigger event occurs at any time following the monthly payment date in June 2029 (regardless of whether the occupancy based on the Railway Company contracts is less than 42.45%).

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. None.

Release of Property. After the monthly payment date occurring in January 2022 (the “Permitted Release Date”), the Wyndham National Hotel Portfolio Borrower may obtain the release of one or more of the Wyndham National Hotel Portfolio Properties, provided that, among other conditions, (i) no event of default under the related whole loan documents is continuing, (ii) the Wyndham National Hotel Portfolio Borrower prepays the Wyndham National Hotel Portfolio Whole Loan in an amount equal to 120% of the allocated loan amount for the applicable property being released (the “Release Amount”), together with a yield maintenance premium if such release occurs on or prior to the monthly payment date occurring in September 2029, (iii) the DSCR for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the DSCR immediately preceding such release and (b) 1.94x, (iv) the loan-to-value ratio for the remaining properties following the release does not exceed the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 67.4%, (v) the debt yield (based on net cash flow) for the remaining properties following the release is no less than the greater of (a) the debt yield (based on net cash flow) immediately preceding such release and (b) 14.2%, and (vi) if, as of the date of its calculation, the ratio of (a) the sum of the outstanding principal amount of the Wyndham National Hotel Portfolio Whole Loan as of the date of such calculation to (b) the fair market value of the Wyndham National Hotel Portfolio Properties (the “REMIC LTV”) exceeds 125% immediately after the property being released, no release will be permitted unless the balance of the Wyndham National Hotel Portfolio Whole Loan is paid down by the greater of (I) the Release Amount or (II) the least of the following amounts: (x) if the released property is sold, the net proceeds of the sale of the released property, (y) the fair market value of the released property at the time of such release, or (z) an amount such that the REMIC LTV after such release is not greater than the REMIC LTV of the Wyndham National Hotel Portfolio Properties immediately prior to such release.

Notwithstanding the foregoing, the Wyndham National Hotel Portfolio Borrower may obtain the release of an individual Wyndham National Hotel Portfolio Property at any time without satisfying the above described DSCR test, loan-to-value test, and debt yield test, (a) if such release would cure an event of default that relates solely to such individual Wyndham National Hotel Portfolio Property, (ii) in connection with the exercise by the relevant Railway Company to relocate the lodging facility at the Travelodge - 108 6th Avenue property, or (iii) in connection with the exercise by the relevant Railway Company to purchase the lodging facility at the Baymont Inn & Suites - 100 15th Street Southeast property.

At any time, the Wyndham National Hotel Portfolio Borrower may obtain the free release of any outparcel at the Travelodge - 4000 Siskiyou Avenue as identified in the related whole loan documents, provided, (i) no building or utility facilities necessary for the operation or continued use of the remaining property are located on such applicable outparcel, (ii) such outparcel is vacant, non-income producing, and unimproved, and (iii) upon the release of such outparcel, the Wyndham National Hotel Portfolio Whole Loan continues to comply with REMIC requirements. See, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

Terrorism Insurance. The Wyndham National Hotel Portfolio Borrower is required to obtain and maintain property insurance, commercial general liability insurance and business income or rental loss insurance that covers foreign and domestic perils and acts of terrorism.

A-3-26

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

A-3-27

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

Cedar Rapids
Clinton
Dixon
DeKalb
Sterling
Iowa City
Bettendorf
Davenport
Moline
Muscatine
Rock Island
IOWA
Kewanee
Peru
Ottawa
Streator
Galesburg
ILLINOIS
1
Burlington
Peoria
East Peoria
Fort Madison
Canton
Pekin
Morton
Macomb
Bloomington
Keokuk
Quincy
MO
Springfield
Decatur
Jacksonville
Hannibal

Caraway
Ripley
ARKANSAS
Osceola
LAUDERDALE COUNTY
HAYWOOD COUNTY
MISSISSIPPI COUNTY
2
Brownsville
Covington
TIPTON COUNTY
Brighton
TENNESSEE
Munford
Atoka
Mason
Turrell
CRITTENDEN COUNTY
SHELBY COUNTY
Millington
Gallaway
Clarkedale
Lakeland
FAYETTE COUNTY
Bartlett
Arlington
Hickory Withe
Somerville
Marion
West Memphis
MEMPHIS
Cordova
Germantown
Collierville
Piperton
Horn Lake
Southaven
Olive Branch
MISSISSIPPI

Phoenix Industrial Portfolio III

1	Galesburg	Galesburg, IL
2	Covington	Covington, TN
3	Grafton	Grafton, WI

Beaver Dam
Mayville
Kewaskum
Belgium
Horicon
West Bend
Port Washington
Slinger
Hartford
3
Grafton
Germantown
Mequon
Richfield
Watertown
Brown Deer
Lake Michigan
Oconomowoc
Menomonee Falls
Shorewood
Delafield
Brookfield
Downtown
Lake Mills
Waukesha
MILWAUKEE
Jefferson
New Berlin
Fort Atkinson
Franklin
Muskego
Oak Creek
Whitewater
East Troy
Caledonia
Waterford
Racine
Elkhorn
Burlington
Mount Pleasant
Delavan
Kenosha
Darien
Twin Lakes
Bristol
Pleasant Prairie
WISCONSIN
ILLINOIS
Antioch

A-3-28

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Industrial
Original Balance:	$31,100,000			Detailed Property Type:	Warehouse/Distribution
Cut-off Date Balance:	$31,100,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.2%			Year Built/Renovated:	Various/Various
Loan Purpose:	Refinance			Size:	1,690,127 SF
Borrower Sponsor:	Phoenix Investors			Cut-off Date Balance per SF:	$18
Mortgage Rate:	4.1150%			Maturity Date Balance per SF:	$16
Note Date:	11/25/2019			Property Manager:	Phoenix Investors (borrower-related)
First Payment Date:	1/6/2020
Maturity Date:	12/6/2029
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	24 months
Seasoning:	0 months
Prepayment Provisions(1):	LO (24); DEF (90); O (6)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI:	$3,285,179
Additional Debt Type:	N/A			UW NOI Debt Yield:	10.6%
Additional Debt Balance:	N/A			UW NOI Debt Yield at Maturity:	12.5%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR:	2.37x (IO)	1.70x (P&I)
Reserves(2)				Most Recent NOI(3):	N/A
Type	Initial	Monthly	Cap	2nd Most Recent NOI(3):	N/A
RE Tax:	$175,008	$20,663	N/A	3rd Most Recent NOI(3):	N/A
Insurance:	$102,657	$12,830	N/A	Most Recent Occupancy(4):	89.2% (Various)
Replacements:	$0	$14,068	$337,578	2nd Most Recent Occupancy(3):	N/A
TI/LC:	$500,000	Springing	$500,000	3rd Most Recent Occupancy(3):	N/A
Required Repairs:	$142,250	$0	N/A	Appraised Value (as of):	$41,940,000 (Various)
Blick Art Work Funds:	$500,000	$0	N/A	Cut-off Date LTV Ratio:	74.2%
VFI Abatement Funds:	$1,000,000	$0	N/A	Maturity Date LTV Ratio:	62.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$31,100,000	100.0%	Loan Payoff:	$19,882,169	63.9%
			Reserves:	$2,419,915	7.8%
			Closing Costs:	$420,303	1.4%
			Partnership Buyout:	$3,329,433	10.7%
			Return of Equity:	$5,048,180	16.2%
Total Sources:	$31,100,000	100.0%	Total Uses:	$31,100,000	100.0%

(1)	Partial release is permitted. See “Release of Property” below for further discussion.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	The borrower sponsor acquired the Phoenix Industrial Portfolio III Properties between 2015 and 2019. As such, prior operating performance and occupancy information is not available.

(4)	Most Recent Occupancy is as of October 24, 2019 for the Galesburg property and Grafton property and September 30, 2019 for the Covington property.

The Mortgage Loan. The fourth largest mortgage loan (the “Phoenix Industrial Portfolio III Mortgage Loan”) is evidenced by two promissory notes with an aggregate original principal balance of $31,100,000, which are collectively secured by a first priority fee mortgage encumbering a 1,690,127 SF portfolio of three industrial warehouse properties located in Tennessee, Illinois and Wisconsin (each, a “Phoenix Industrial Portfolio III Property”, and collectively, the “Phoenix Industrial Portfolio III Properties”). The proceeds of the Phoenix Industrial Portfolio III Mortgage Loan were used to refinance existing debt on the Phoenix Industrial Portfolio III Properties, fund reserves, pay closing costs, fund a partnership buyout and return equity to the borrower sponsor.

The Borrowers and the Borrower Sponsor. The borrowers are Phoenix Galesburg I Industrial Investors LLC, Phoenix Grafton Industrial Investors LLC and Phoenix Covington Industrial Investors LLC (collectively, the “Phoenix Industrial Portfolio III Borrowers”), each a Delaware limited liability company structured to be bankruptcy remote with one independent director. Legal counsel to the Phoenix Industrial Portfolio III Borrowers delivered a non-consolidation opinion in connection with the origination of the Phoenix Industrial Portfolio III Mortgage Loan. The non-recourse guarantors of the Phoenix Industrial Portfolio III Mortgage Loan are Irrevocable Children’s Trust dated 7/22/91 and Irrevocable Children’s Trust No. 2 dated 7/22/91. The borrower sponsor of the Phoenix Industrial Portfolio III Mortgage Loan is Phoenix Investors, which is the affiliated management company of the guarantors’ investments.

A-3-29

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

Phoenix Investors is a national commercial real estate firm based in Milwaukee, Wisconsin whose core business is the revitalization of former manufacturing facilities throughout the United States. Phoenix Investors’ affiliated companies hold interests in approximately 27 million SF of industrial, retail, office, and single tenant net-leased properties across 25 states. Phoenix Investors specializes in the renovation and repositioning of large, former single tenant industrial facilities throughout the United States that were previously owned by major corporate clients, real estate investment trusts or financial institutions.

The Properties. The Phoenix Industrial Portfolio III Mortgage Loan is secured by three industrial warehouse properties totaling 1,690,127 SF located in Illinois (50.6% of NRA), Tennessee (28.9% of NRA) and Wisconsin (20.5% of NRA). The Phoenix Industrial Portfolio III Properties were 89.2% occupied as of October 24, 2019 for the Galesburg and Grafton properties and September 30, 2019 for the Covington property, by seven tenants. The borrower sponsor acquired the Phoenix Industrial Portfolio III Properties between 2015 and 2019 for a purchase price of approximately $17.0 million. Since acquisition, the borrower sponsor has invested approximately $8.5 million in capital improvements and other/soft costs on the Phoenix Industrial Portfolio III Properties.

Galesburg (50.6% of NRA; 34.6% of ALA): The Galesburg property is an 855,659 SF industrial warehouse building located in Galesburg, Illinois. The improvements were constructed in 1979, renovated in 1988 and include approximately 0.8% of office space. The Galesburg property is situated on a 68.3-acre site with 208 surface parking spaces (0.2 per 1,000 SF) for vehicles and 290 surface parking spaces (0.3 per 1,000 SF) for trailers, the latter of which are partially rented to Venture Logistics on a month-to-month basis. The Galesburg property has 33 loading docks, 14 truck doors, 47 loading doors, column spacing of 50 feet by 50 feet, and an average clear ceiling height of 30 feet (which can climb to 36 feet). As of October 24, 2019, the Galesburg property was 88.0% leased by two tenants. The vacant space (12.0% of property NRA) is currently used as flex space, at a fee, for current tenants to occupy on a month-to-month, as-needed basis. The largest tenant, Blick Art Materials, LLC (76.3% of property NRA, 79.6% of property underwritten base rent), has been at the Galesburg property since 2005 and signed an agreement in September 2019 to expand its space from 550,000 SF to 653,091 SF through December 2034. Blick Art Materials, LLC pays an underwritten base rent of $1.54 PSF and has one, five-year renewal option remaining. Blick Art Materials, LLC has a termination option with an effective date of January 1, 2030, subject to a notice date on or before March 31, 2029 and payment of a termination fee of approximately $567,408. Since acquisition in June 2019, the borrower sponsor has budgeted to invest approximately $1.2 million in capital improvements at the Galesburg property.

Covington (28.9% of NRA; 32.9% of ALA): The Covington property is a 488,130 SF industrial warehouse building located in Covington, Tennessee. The improvements were constructed in 1988, renovated in 1995 and include approximately 5.0% of office space. The Covington property is situated on a 53.4-acre site with 460 surface parking spaces (0.9 per 1,000 SF). The Covington property has 32 dock-high doors, three grade-level doors, column spacing of 40 feet by 48 feet, and a clear ceiling height of 33 feet. As of September 30, 2019, the Covington property was 100.0% leased by two tenants, VF Imagewear, Inc. (59.9% of property NRA, 62.9% of property underwritten base rent) and CSC Sugar (40.1% of property NRA, 37.1% of property underwritten base rent). The largest tenant, VF Imagewear, Inc., is a subsidiary of V.F. Corporation (NYSE: VFC) (Moody’s/S&P: A3/A). VF Imagewear, Inc. recently signed a 10-year lease with a term from November 2019 through October 2029. VF Imagewear, Inc. pays an underwritten base rent of $3.01 PSF and has three termination options (November 2023, November 2025 and November 2027) with 180 days’ notice and no termination fee. Since acquisition in May 2018, the borrower sponsor has budgeted to invest approximately $5.3 million in capital improvements at the Covington property. To date, the borrower sponsor has invested approximately $3.3 million in capital improvements at the Covington property.

Grafton (20.5% of NRA; 32.5% of ALA): The Grafton property is a 346,338 SF industrial warehouse building located in Grafton, Wisconsin. The improvements were constructed from 1956 to 1979, renovated from 2016 to 2019 and include minimal office space. The Grafton property is situated on a 27.9-acre site with 450 surface parking spaces (1.3 per 1,000 SF). The Grafton property has 28 loading doors, five truck doors and clear ceiling heights ranging from 16 feet to 24.5 feet. As of October 24, 2019, the Grafton property was 77.1% leased by three tenants, Guy & O’Neil, LLC (48.4% of property NRA, 65.1% of property underwritten base rent), Midwest Assembly Warehouse & Distribution, LLC (20.4% of property NRA, 26.3% of property underwritten base rent) and RJK Investments, Inc. (8.2% of property NRA, 8.6% of property underwritten base rent). The largest tenant, Guy & O’Neil, LLC has been at the Grafton property since August 2017 pursuant to a lease with an expiration date of July 31, 2024. Guy & O’Neil, LLC pays an underwritten base rent of $3.35 PSF and has no renewal or termination options. When the Grafton property was acquired by the borrower sponsor in December 2015, the Grafton property was fully vacant. Since acquisition, the borrower sponsor has budgeted to invest approximately $5.4 million in capital improvements at the Grafton property. To date, the borrower sponsor has invested approximately $5.3 million, which includes the demolition of obsolete interior areas, a new roof, installation of an early suppression, fast response sprinkler system throughout the building, plumbing, HVAC and electrical upgrades, tenant improvements and other property upgrades and alterations.

The following table presents certain information relating to the Phoenix Industrial Portfolio III Properties:

Portfolio Summary(1)
Property	City, State	Net Rentable Area (SF)	Year Built/ Renovated	UW NCF	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraisal Value	LTV	Ceiling Heights (ft.)	Loading Bays
Galesburg	Galesburg, IL	855,659	1979/1988	$1,078,067	$10,752,000	34.6%	$14,500,000	74.2%	30	47
Covington	Covington, TN	488,130	1988/1995	$1,244,256	$10,233,000	32.9%	$13,800,000	74.2%	33	32
Grafton	Grafton, WI	346,338	1956-1979/2016-2019	$749,420	$10,115,000	32.5%	$13,640,000	74.2%	16 - 24.5	28
Total/Wtd. Avg.		1,690,127		$3,071,744	$31,100,000	100.0%	$41,940,000	74.2%		107

(1)	Information is based on the appraisal.

A-3-30

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

The following table presents certain information relating to the leases at the Phoenix Industrial Portfolio III Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Property	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(3)	Lease Expiration
Blick Art Materials, LLC(4)	NR/NR/NR	Galesburg	653,091	38.6%	$1,007,354	28.6%	$1.54	12/31/2034
VF Imagewear, Inc.(5)	NR/A3/A	Covington	292,261	17.3%	$879,706	24.9%	$3.01	10/31/2029
CSC Sugar	NR/NR/NR	Covington	195,869	11.6%	$519,445	14.7%	$2.65	6/30/2026
Guy & O’Neil, LLC	NR/NR/NR	Grafton	167,699	9.9%	$561,372	15.9%	$3.35	7/31/2024
Olson Packaging Services, Inc.	NR/NR/NR	Galesburg	100,000	5.9%	$258,000	7.3%	$2.58	4/30/2020
Midwest Assembly Warehouse & Distribution, LLC	NR/NR/NR	Grafton	70,766	4.2%	$227,159	6.4%	$3.21	2/28/2022
RJK Investments, Inc.	NR/NR/NR	Grafton	28,466	1.7%	$74,040	2.1%	$2.60	6/30/2024
Subtotal/Wtd. Avg.			1,508,152	89.2%	$3,527,075	100.0%	$2.34
Vacant			181,975	10.8%	$0	0.0%	$0.00
Total/Wtd. Avg.			1,690,127	100.0%	$3,527,075	100.0%	$2.34

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(4)	Blick Art Materials, LLC may terminate its lease on January 1, 2030 by providing notice on or before March 31, 2029 and paying a termination fee of $567,408.

(5)	VF Imagewear, Inc. may terminate its lease three times, in November 2023, November 2025 and November 2027, in each case with 180 days’ notice and no termination fee.

The following table presents certain information relating to the lease rollover schedule at the Phoenix Industrial Portfolio III Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	1	100,000	5.9%	5.9%	$2.58	$258,000	7.3%	7.3%
2021	0	0	0.0%	5.9%	$0.00	$0	0.0%	7.3%
2022	2	70,766	4.2%	10.1%	$3.21	$227,159	6.4%	13.8%
2023	0	0	0.0%	10.1%	$0.00	$0	0.0%	13.8%
2024	2	196,165	11.6%	21.7%	$3.24	$635,412	18.0%	31.8%
2025	0	0	0.0%	21.7%	$0.00	$0	0.0%	31.8%
2026	2	195,869	11.6%	33.3%	$2.65	$519,445	14.7%	46.5%
2027	0	0	0.0%	33.3%	$0.00	$0	0.0%	46.5%
2028	0	0	0.0%	33.3%	$0.00	$0	0.0%	46.5%
2029	1	292,261	17.3%	50.6%	$3.01	$879,706	24.9%	71.4%
2030 & Beyond	1	653,091	38.6%	89.2%	$1.54	$1,007,354	28.6%	100.0%
Vacant	0	181,975	10.8%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	9	1,690,127	100.0%		$2.34	$3,527,075	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease, which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Markets. The Phoenix Industrial Portfolio III Properties are located in Illinois (34.6% of ALA), Tennessee (32.9% of ALA) and Wisconsin (32.5% of ALA).

Galesburg, Illinois (34.6% of ALA): The Galesburg property is located in Galesburg, Knox county, Illinois, approximately 2.3 miles southwest of downtown Galesburg, approximately 107.0 miles northwest of Springfield, approximately 121.0 miles southeast of Cedar Rapids, Iowa, and approximately 178.0 miles southwest of Chicago. Access to the Galesburg property is provided by South Linwood Road, U.S. Route 34 and Interstate 74. South Linwood Road connects the Galesburg property to West Main Street, which leads to U.S. Route 34 as well as downtown Galesburg (2.3 miles northeast). Major employers in the area include BNSF, Galesburg Public Schools, Galesburg Cottage Hospital, OSF St. Mary Medical Center, and the largest tenant at the Galesburg property, Blick Art Materials, LLC. According to the appraisal, from 2017 to 2018, a total of 39 new retail or business development projects have come to Galesburg. Amtrak, the national passenger rail system, provides service from Chicago four times a day. Galesburg Transit provides bus service in the city via four routes: Gold Express Loop, Green Central Loop, Red West Loop, and Blue East Loop. BNSF provides rail freight to Galesburg and operates a large hump yard 1.9 miles south of Galesburg.

A-3-31

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

Covington, Tennessee (32.9% of ALA): The Covington property is located in Covington, Tipton county, Tennessee, approximately 42.6 miles northeast of Memphis and 184.0 miles southwest of Nashville. The Covington property has direct access to U.S. Route 51, which connects the Covington property to Memphis. Memphis International Airport is approximately 51.4 miles southwest of the Covington property. According to a third party market research report, Memphis International Airport is the largest economic driver in the state, injecting over $20 billion a year into the region’s economy. Memphis International Airport is the second-busiest cargo airport in the world. In addition, the Port of Memphis is the fifth-largest inland port in the U.S. Major private employers in Covington include Unilever (Breyer’s) located on the south side of the Covington property, Charms, LP, Wal-Mart Stores, The Delfield Company and Baptist Memorial Hospital.

Grafton, Wisconsin (32.5% of ALA): The Grafton property is located in Grafton, Ozaukee county, Wisconsin, approximately 22.0 miles north of Milwaukee and 90.5 miles south of Green Bay. Access to the Grafton property is provided by Highway I-43, which is approximately 2.7 miles east of the Grafton property, connecting the Grafton property with Milwaukee and Green Bay. The Port of Milwaukee, owned by the city government, is one of over a dozen intermodal facilities along Wisconsin’s eastern coast. The port handles a variety of cargo, including bulk commodities, grain, fertilizers and fuel, and is connected to Union Pacific and Canadian Pacific Class I railways. Fortune 1,000 companies headquartered in Milwaukee include Johnson Controls, Northwestern Mutual, Kohl’s, Harley-Davidson, and WEC Energy Group. According to a third party market research report, there is a concentration of financial institutions specializing in mutual funds and transaction processing, and a number of paper manufacturers, publishers, and printing companies. Milwaukee also serves as the headquarters of American Signal Corp., the Koss Corp., Harken, Lesaffre Yeast Corp., Master Lock, and Manpower.

The following table presents market information with respect to the Phoenix Industrial Portfolio III Properties:

Market Overview
Property	Year Built/ Renovated	Size (SF)(1)	Market	In-Place Vacancy(1)	Market Vacancy(2)	Appraisal Concluded Vacancy	Market Inventory (SF)(2)	UW Base Rent PSF(1)(3)	Appraisal Market Rent PSF	% Below Market Rent
Galesburg	1979/1988	855,659	Galesburg	12.0%	2.7%	5.0%	4,118,560	$1.68	$2.18	(22.9%)
Covington	1988/1995	488,130	Memphis	0.0%	5.5%	5.0%	274,642,042	$2.87	$2.95	(2.8%)
Grafton	1956-1979/2016-2019	346,338	Milwaukee	22.9%	4.3%	5.0%	247,934,558	$3.23	$3.14	2.9%
Total/Wtd. Avg.		1,690,127		10.8%	3.8%	5.0%	526,695,160	$2.34	$2.60	(10.0%)

Source: Appraisal

(1)	Based on the underwritten rent roll.

(2)	Based on third party market research reports.

(3)	Wtd. Avg. UW Base Rent PSF excludes vacant space.

The following table presents demographic information with respect to the Phoenix Industrial Portfolio III Properties:

Demographics Overview
Property	City, State	Allocated Loan Amount	% of Allocated Loan Amount	UW NCF	% of UW NCF	Estimated 2019 Population 5-mile Radius	Estimated 2019 Average Household Income 5-mile Radius
Galesburg	Galesburg, IL	$10,752,000	34.6%	$1,078,067	35.1%	32,689	$52,498
Covington	Covington, TN	$10,233,000	32.9%	$1,244,256	40.5%	8,367	$53,967
Grafton	Grafton, WI	$10,115,000	32.5%	$749,420	24.4%	43,417	$117,815
Total/Wtd. Avg.		$31,100,000	100.0%	$3,071,744	100.0%	28,175	$74,225

Source: Third party market research reports

A-3-32

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Phoenix Industrial Portfolio III Properties:

Cash Flow Analysis
	2016(1)	2017(1)	2018(1)	UW	UW PSF
Gross Potential Rent(2)	N/A	N/A	N/A	$4,133,720	$2.45
Total Recoveries	N/A	N/A	N/A	$1,213,519	$0.72
Other Income	N/A	N/A	N/A	$29,719	$0.02
Less Vacancy & Credit Loss(3)	N/A	N/A	N/A	($634,152)	($0.38)
Effective Gross Income	N/A	N/A	N/A	$4,742,806	$2.81
Total Operating Expenses	N/A	N/A	N/A	$1,457,626	$0.86
Net Operating Income	N/A	N/A	N/A	$3,285,179	$1.94
TI/LC	N/A	N/A	N/A	$129,932	$0.08
Capital Expenditures	N/A	N/A	N/A	$83,504	$0.05
Net Cash Flow	N/A	N/A	N/A	$3,071,744	$1.82

Occupancy %(3)	N/A	N/A	N/A	88.1%
NOI DSCR (P&I)	N/A	N/A	N/A	1.82x
NCF DSCR (P&I)	N/A	N/A	N/A	1.70x
NOI Debt Yield	N/A	N/A	N/A	10.6%
NCF Debt Yield	N/A	N/A	N/A	9.9%

(1)	The borrower sponsor acquired the Phoenix Industrial Portfolio III Properties between 2015 and 2019. As such, prior operating performance information is not available.

(2)	UW Gross Potential Rent is based on the underwritten rent roll and includes (i) rent steps of $184,593 through December 1, 2020, (ii) straight line rent for investment grade tenant, VF Imagewear, Inc., totaling $74,451 and (iii) vacancy gross up of $532,194.

(3)	UW Occupancy % is based on the economic vacancy of 11.9%. The Phoenix Industrial Portfolio III Properties are 89.2% leased as of October 24, 2019 for the Galesburg property and Grafton property and September 30, 2019 for the Covington property.

Escrows and Reserves. At origination of the Phoenix Industrial Portfolio III Mortgage Loan, the Phoenix Industrial Portfolio III Borrowers deposited into escrow (i) $175,008 for real estate taxes, (ii) $102,657 for insurance premiums, (iii) $142,250 for deferred maintenance, (iv) $500,000 for tenant allowances, tenant improvement costs and leasing commissions (“TI/LC”), (v) $500,000 for work and/or repairs at the Galesburg property with respect to the Blick Art Materials, LLC tenant space and (vi) $1,000,000 for outstanding free rents, rent abatements and/or work and repairs at the Covington property with respect to the VF Imagewear, Inc. tenant space. The Phoenix Industrial Portfolio III Borrowers are required to escrow monthly (i) 1/12 of the annual estimated tax payments, currently equal to $20,663, (ii) 1/12 of the annual estimated insurance premiums, currently equal to $12,830, (iii) $14,068 for replacement reserves, subject to a cap of $337,578 and (iv) when the amount in the TI/LC reserve account is less than $500,000, $11,410 for TI/LC, subject to a cap of $500,000.

Lockbox and Cash Management. The Phoenix Industrial Portfolio III Mortgage Loan has a hard lockbox with springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Pursuant to the related mortgage loan documents, during the continuance of a Cash Management Trigger Event, all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment and cash management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event (as defined below) has occurred and is continuing, to a Material Tenant (as defined below) rollover reserve and (b) if a Cash Sweep Trigger Event (as defined below) has occurred and is continuing (but not a Material Tenant Trigger Event), to the lender-controlled excess cash flow account or (c) if no Material Tenant Trigger Event or Cash Sweep Trigger Event has occurred and is continuing, to the Phoenix Industrial Portfolio III Borrowers.

A “Cash Management Trigger Event” will occur upon (i) an event of default under the related mortgage loan documents, (ii) any bankruptcy action involving the Phoenix Industrial Portfolio III Borrowers, the guarantor, the key principal or the property manager, (iii) the trailing 12-month period debt service coverage ratio falling below 1.25x, (iv) any indictment for fraud or misappropriation of funds by the Phoenix Industrial Portfolio III Borrowers, the guarantor, the key principal or the property manager, or any officer of the aforementioned or (v) a Material Tenant Trigger Event. A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing is discharged, stayed or dismissed within 45 days for the Phoenix Industrial Portfolio III Borrowers, guarantor or key principal, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Phoenix Industrial Portfolio III Borrowers, the guarantor, the key principal or the property manager under the related mortgage loan documents or management agreement, as applicable, in regard to clause (iii) above, the trailing 12-month debt service coverage ratio is at least 1.30x for two consecutive calendar quarters, in regard to clause (iv) above, the dismissal of the applicable indictment with prejudice or the acquittal of the applicable person with respect to the related charge or the replacement of the property manager with a qualified manager pursuant to the related mortgage loan documents, or in regard to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Material Tenant Trigger Event” will occur (i) if a Material Tenant gives notice of its intention to terminate or cancel or not to extend or renew its lease, (ii) on or prior to the date on which a Material Tenant is required under its lease to notify the Phoenix Industrial Portfolio III Borrowers of its election to extend or renew its lease, if such Material Tenant fails to give such notice, (iii) if an event of default under a Material Tenant lease occurs and continues beyond any applicable notice and cure period, (iv) if a bankruptcy action of a Material Tenant or guarantor of any Material Tenant lease occurs, (v) if a Material Tenant lease is terminated or is no longer in full force and effect or (vi) if a Material Tenant “goes dark”, vacates, ceases to occupy or ceases to conduct business in the ordinary course at the Phoenix Industrial Portfolio III Properties or a portion thereof for a period in excess of 12 consecutive calendar months (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises). A Material Tenant Trigger Event will end (a) with respect to clause (i) above, on the date that (1) the applicable Material Tenant revokes or rescinds all termination or cancellation notices, (2) the applicable Material Tenant lease is extended on terms satisfying the requirements of the related mortgage loan

A-3-33

Various	Collateral Asset Summary – Loan No. 4 Phoenix Industrial Portfolio III	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$31,100,000 74.2% 1.70x 10.6%

documents or (3) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, and such replacement tenant and its lease satisfy the requirements of the related mortgage loan documents, (b) with respect to clauses (ii) above, on the date that (1) the applicable Material Tenant lease is extended on terms satisfying the requirements of the related mortgage loan documents or (2) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, and such replacement tenant and its lease satisfy the requirements of the related mortgage loan documents, (c) with respect to clause (iii) above, after a cure of the applicable event of default, (d) with respect to clause (iv) above, after an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts under its lease (or, if applicable, the discharge or dismissal of the applicable Material Tenant lease guarantor from the applicable bankruptcy proceeding; provided that such bankruptcy (after dismissal or discharge) does not have an adverse effect on such Material Tenant lease guarantor’s ability to perform its obligations under its lease guaranty), (e) with respect to clause (v) above, all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, and such replacement tenant and its lease satisfy the requirements of the related mortgage loan documents or (f) with respect to clause (vi) above, the Material Tenant re-commences its normal business operations at the applicable Phoenix Industrial Portfolio III Property.

A “Material Tenant” means (i) Blick Art Materials, LLC, (ii) VF Imagewear, Inc., or (iii) any other tenant at the Phoenix Industrial Portfolio III Properties that, together with its affiliates, either (a) leases no less than 20% of the total rentable square footage at the applicable Phoenix Industrial Portfolio III Property or (b) accounts for no less than 20% of the total in-place base rent at the applicable Phoenix Industrial Portfolio III Property.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default under the related mortgage loan documents, (ii) any bankruptcy action involving the Phoenix Industrial Portfolio III Borrowers, the guarantor, the key principal or the property manager or (iii) the trailing 12-month period debt service coverage ratio falling below 1.20x. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing is discharged, stayed or dismissed within 45 days for the Phoenix Industrial Portfolio III Borrowers, key principal or guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Phoenix Industrial Portfolio III Borrowers, the guarantor, the key principal or the property manager under the related mortgage loan documents or management agreement, as applicable, or in regard to clause (iii) above, the trailing 12-month debt service coverage ratio is at least 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loans and Preferred Equity. None.

Release of Property. The Phoenix Industrial Portfolio III Borrowers may obtain the release of one or more of the Phoenix Industrial Portfolio III Properties, provided that, among other conditions, (i) no event of default under the related mortgage loan documents is continuing, (ii) the Phoenix Industrial Portfolio III Borrowers partially defease the Phoenix Industrial Portfolio III Mortgage Loan in an amount equal to 115% of the allocated loan amount for the applicable property being released (the “Release Amount”), (iii) the debt service coverage ratio for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.66x, (iv) the loan-to-value ratio for the remaining properties following the release does not exceed the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 74.2% and (v) if, as of the date of its calculation, the ratio of (a) the sum of the outstanding principal amount of the Phoenix Industrial Portfolio III Mortgage Loan to (b) the fair market value of the Phoenix Industrial Portfolio III Properties (the “REMIC LTV”) exceeds 125% immediately after the property being released, no release will be permitted unless the balance of the Phoenix Industrial Portfolio III Mortgage Loan is paid down by the greater of (I) the Release Amount or (II) the least of the following amounts: (x) if the released property is sold, the net proceeds of the sale of the released property, (y) the fair market value of the released property at the time of such release, or (z) an amount such that the REMIC LTV after such release is not greater than the REMIC LTV of the Phoenix Industrial Portfolio III Properties immediately prior to such release. See, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

Terrorism Insurance. The Phoenix Industrial Portfolio III Borrowers are required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-34

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

A-3-35

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

26
Josephson
11,371 SF Exp. 12/2032
25
Josephson
11,371 SF Exp. 12/2032
24
Cohen and Company LLC
11,166 SF Exp. 2/2029
Weld North LLC
4,988 SF Exp. 10/2023
Belovefine Ltd.
5,423 SF Exp. 3/2028
23
Vacant
11,920 SF
Vacant
9,306 SF
22
The Juilliard School
5,789 SF Exp. 3/2025
The Juilliard School 2220
5,789 SF Exp. 3/2025
683 Capital Management
3,574 SF Exp. 11/2021
Harvard Business School
4,855 SF Exp. 2/2024
Lagoda Investment
3,091 SF Exp. 5/2020
21
TenCore Partners
3,874 SF Exp. 2/2024
Nova Ventures, LLC
3,649 SF Exp. 1/2029
Cefe Infrastructure Inv
3,057 SF Exp. 7/2023
Benvolio Group LLC
5,789 SF Exp. 7/2024
Mediant Communications
4,865 SF Exp. 11/2021
20
Versace USA, LLC
21,342 SF Exp. 7/2025
19
Young & Rubicam, Inc.
21,315 SF Exp. 8/2033
18
Young & Rubicam, Inc.
34,177 SF Exp. 8/2033
17
Column Park Asset Mgt
3,240 SF Exp. 12/2020
Geneva Energy Markets
4,480 SF Exp. 5/2021
Aralez Pharmaceuticals
4,061 SF Exp. 10/2020
Tokai Tokyo Securities
2,964 SF Exp. 8/2022
PS Broadway Holdings
4,445 SF Exp. 8/2020
XBTOPPS Expansion
4,100 SF Exp. 5/2023
Br2 Finance
5,933 SF Exp. 5/2025
XBTOPPS LLC
4,896 SF Exp. 12/2022
16
Emerge 212 3CC LLC
23,917 SF Exp. 11/2027
Laura & John Arnold
9,708 SF Exp. 7/2025
15
Emerge 212 3CC LLC
33,442 SF Exp. 11/2027
14
Northern Pacific Growth Inv.
4,407 SF Exp. 12/2021
KG Funds Management LLC
3,798 SF Exp. 8/2020
Clayton Family Office
1,719 SF Exp. 11/2021
Dr. Joshua Levine, MD PC
2,130 SF Exp. 2/2023
Building Office
2,831 SF
Trustees of Columbia
14,162 SF Exp. 8/2025
KIFO USA
6,190 SF Exp. 7/2026
12
Jazz at Lincoln Center, Inc.
30,653 SF Exp. 4/2028
TFO USA
4,052 SF Exp. 5/2023
11
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
10
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
9
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
8
Young & Rubicam, Inc.
34,634 SF Exp. 7/2033
7
Young & Rubicam, Inc.
34,634 SF Exp. 7/2033
6
Young & Rubicam, Inc.
34,634 SF Exp. 7/2033
5
Young & Rubicam, Inc.
34,634 SF Exp. 7/2033
4
Young & Rubicam, Inc.
34,634 SF Exp. 7/2033
3
Young & Rubicam, Inc.
41,202 SF Exp. 7/2033
2
CVS Caremark Pharmacy
13,143 SF Exp. 7/2028
Nordstrom
15,556 SF Exp. 10/2039
Ground
Nordstrom
12,552 SF Exp. 10/2039
CVS Caremark Pharmacy
6,339 SF Exp. 7/2028
Chase Bank
6,551 SF Exp. 8/2031
Basement
Nordstrom
18,883 SF Exp. 10/2039
CVS Caremark Pharmacy
1,677 SF Exp. 7/2028
Building Storage
3,021 SF
Young & Rubicam, Inc. Storage
1,300 SF Exp. 8/2033
Young & Rubicam, Inc. Storage
170 SF Exp. 8/2033
Vacant
Building
2019 – 2021
2022 – 2023
2024 – 2025
2026+

A-3-36

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

Upper West Side
Upper East Side
CENTRAL PARK
MANHATTAN
The Lake
Strawberry Fields
Bethesda Fountain
Sheep Meadow
The Mall
The Frick Collection
East Green
Temple Emanu-El
The Dairy
Central Park Zoo
Heckscher Playground
Wollman Rink
Hallet Nature Sanctuary
The Pond
Central Park South
Central Park West
Amsterdam Ave.
Columbus Ave.
Broadway
Loews IMAX Theatre
Julliard School
Avery Fisher Hall
Metropolitan Opera House
David H. Koch Theater
Fordham Univ. School of Law
Fordham Univ. Lincoln Center Campus
John Jay College of Criminal Justice
Time Warner Ctr/ Shops at Columbus Ctr.
Mt. Sinai Hospital West
COLUMBUS CIRCLE
Museum of Arts & Design
10th Ave.
9th Ave.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
CBS
Alvin Ailey American Dance Theater
Carnegie Hall
CitiSpire Center
The Ritz-Carlton New York
Plaza Hotel
Grand Army Plaza
Apple Store, FAO Schwarz, GM Building
Barneys New York
Fuller Building
Bergdorf Goodman, Louis Vuitton
The Peninsula New York
West Side
East Side
3 Columbus Circle
1775 Broadway
New York, NY 10019
Midtown
Museum of Modern Art
Lever House
399 Park
The Paley Center for Media
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
Citigroup Center
345 Park
UBS
AXA Center
75 Rockefeller Plaza
Gershwin Theatre
Paramount Plaza
One Worldwide Plaza
Time-Life Building
Radio City Music Hall
45 Rockefeller Plaza
St. Patrick's Cathedral
Mutual of Omaha
Exxon Building
Barclays
ROCKEFELLER CENTER
Saks Fifth Avenue
ITT-American Building
Palmolive Building
McGraw-Hill
GE Building
Rockefeller Plaza
Tower 49
Morgan Stanley Global HQ
News Corp. Building
JPMorgan Chase Tower
Theatre District
245 Park Avenue
Marquis Theatre
Imperial Theatre
Shubert Theatre
Viacom Intl.
TIMES SQUARE
Lyceum Theatre
Minskoff Theatre
MetLife Building
450 Lexington Avenue
Grand Central Terminal (Metro North)
Conde Nast Bldg. (4 Times Sq.)
Bank of America Tower
Chrysler Building
Bryant Park
New York Public Library
New York Times Building
Lefcourt Manhattan Bldg.
HSBC Bank Tower
W. 73rd St.
W. 72nd St.
W. 71st St.
W. 70th St.
W. 69th St.
W. 68th St.
W. 67th St.
W. 66th St.
W. 65th St.
W. 64th St.
W. 63rd St.
W. 62nd St.
W. 61st St.
W. 60th St.
W. 59th St.
W. 58th St.
W. 57th St.
W. 56th St.
W. 55th St.
W. 54th St.
W. 53rd St.
W. 52nd St.
W. 51st St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
W. 40th St.
W. 39th St.
E. 73rd St.
E. 72nd St.
E. 71st St.
E. 70th St.
E. 57th St.
E. 42nd St.
72ND ST/ BROADWAY
72ND ST
66TH ST/ BROADWAY
59TH ST/ COLUMBUS CIRCLE
5TH AVE/ 59TH ST
59TH ST/ LEXINGTON
63RD ST/ LEXINGTON
68TH ST/ HUNTER COLLEGE
Hunter College
57TH ST
57TH ST/ 7TH AVE
7TH AVE/ 53RD ST
5TH AVE/ 53RD ST
51ST ST/ LEXINGTON
50TH ST
50TH ST/ BROADWAY
49TH ST
47-50 STS ROCKEFELLER CTR.
TIMES SQ.
42ND ST/ TIMES SQ.
BRYANT PARK
5TH AVE
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
Upper West Side
Upper East Side
Central Park
West New York
North Bergen
Weehawken
West Side
East Side
Midtown
QUEENS
Long Island City
Astoria
Union City
Chelsea
MANHATTAN
Greenwich Village
Greenpoint
Williamsburg
Hoboken
Hudson River
East River
SoHo
Little Italy
Lower East Side
Tribeca
Chinatown
NEW JERSEY
JERSEY CITY
BROOKLYN
Financial District
Downtown Brooklyn
Brooklyn Heights
Park Slope
Liberty State Park

A-3-37

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller(1):	Natixis			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10019
				General Property Type:	Office
Original Balance(2):	$30,000,000			Detailed Property Type:	CBD
Cut-off Date Balance(2):	$30,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.0%			Year Built/Renovated:	1927/2010-2013
Loan Purpose:	Refinance			Size:	753,713 SF
Borrower Sponsor:	Joseph Moinian			Cut-off Date Balance per SF(2):	$650
Mortgage Rate:	3.9140%			Maturity Date Balance per SF(2):	$650
Note Date:	3/12/2019			Property Manager:	Columbus Property Management
First Payment Date:	4/11/2019				LLC (borrower-related)
Maturity Date:	3/11/2029
Original Term to Maturity	120 months
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	9 months
Prepayment Provisions(3):	LO (33); DEF (82); O (5)			Underwriting and Financial Information
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI(5):	$60,497,452
Additional Debt Type(2):	Pari Passu / Subordinate Debt			UW NOI Debt Yield(2):	12.3%
Additional Debt Balance(2):	$460,000,000 / $105,000,000			UW NOI Debt Yield at Maturity(2):	12.3%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR(2):	2.91x
Reserves(4)				Most Recent NOI(5):	$40,091,035 (12/31/2018)
Type	Initial	Monthly	Cap	2nd Most Recent NOI:	$34,698,749 (12/31/2017)
RE Tax:	$0	Springing	N/A	3rd Most Recent NOI:	$35,192,550 (12/31/2016)
Insurance:	$0	Springing	N/A	Most Recent Occupancy:	97.2% (1/1/2019)
Replacements:	$0	Springing	$1,000,000	2nd Most Recent Occupancy(5):	91.9% (12/31/2017)
TI/LC:	$0	Springing	$5,000,000	3rd Most Recent Occupancy(5):	98.4% (12/31/2016)
Free Rent:	$847,794	$0	N/A	Appraised Value (as of):	$1,080,000,000 (1/1/2019)
Outstanding TI/LC:	$1,820,891	$0	N/A	Cut-off Date LTV Ratio(2):	45.4%
Young & Rubicam:	$0	Springing	$40,000,000	Maturity Date LTV Ratio(2):	45.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount(2):	$490,000,000	80.5%	Loan Payoff(6):	$371,671,992	61.1%
Subordinate Companion Loan(2):	$105,000,000	17.2%	Young & Rubicam Condo Purchase(7):	$215,600,000	35.4%
Borrower Equity:	$13,763,711	2.3%	Closing Costs:	$18,823,034	3.1%
			Reserves:	$2,668,685	0.4%
Total Sources:	$608,763,711	100.0%	Total Uses:	$608,763,711	100.0%

(1)	The 3 Columbus Circle Whole Loan (as defined below) was originated by JPMorgan Chase Bank, National Association (“JPMCB”).

(2)	The 3 Columbus Circle Mortgage Loan (as defined below) is part of the 3 Columbus Circle Whole Loan (as defined below), which is comprised of 16 pari passu senior promissory notes with an aggregate original principal balance of $490,000,000 (the “3 Columbus Circle Senior Notes”, and collectively the “3 Columbus Circle Senior Loan”) and two promissory notes that are subordinate to the 3 Columbus Circle Senior Notes with an aggregate original principal balance of $105,000,000 (collectively, the “3 Columbus Circle Subordinate Companion Loans”, and together with the 3 Columbus Circle Senior Loan, the “3 Columbus Circle Whole Loan”). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the 3 Columbus Circle Senior Loan, without regard to the 3 Columbus Circle Subordinate Companion Loans. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the combined balance of the entire 3 Columbus Circle Whole Loan are $789, $789, 10.2%, 10.2%, 2.40x, 55.1% and 55.1%, respectively. See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	Defeasance of the 3 Columbus Circle Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 3 Columbus Circle Whole Loan promissory note to be securitized and (b) the third anniversary of the first payment date. The assumed defeasance lockout period of 33 payments is based on the expected closing date of the UBS 2019-C18 securitization in December 2019.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The increase in UW NOI from Most Recent NOI is primarily attributable to (i) an additional 214,372 SF lease executed with Young & Rubicam, Inc. on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020 or average rent over the 3 Columbus Circle Whole Loan term for investment grade tenants.

(6)	Includes approximately $21.7 million in defeasance costs.

(7)	In conjunction with the origination of the 3 Columbus Circle Whole Loan, The Moinian Group executed a sale leaseback of floors three through eight to Young & Rubicam, Inc. See “The Property” below for further discussion.

A-3-38

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

The Mortgage Loan. The fifth largest mortgage loan (the “3 Columbus Circle Mortgage Loan”) is part of a whole loan (the “3 Columbus Circle Whole Loan”) evidenced by (i) 16 pari passu notes with an aggregate original principal balance of $490,000,000 and (ii) the 3 Columbus Circle Subordinate Companion Loans with an aggregate original principal balance of $105,000,000. The 3 Columbus Circle Whole Loan is secured by a first mortgage encumbering the borrower’s fee interest in a 21 condominium unit, 753,713 SF Class A office building located on Broadway between West 57th and 58th Streets in New York, New York (the “3 Columbus Circle Property”). Promissory Note A-1-6, with an original principal balance of $30,000,000, represents the 3 Columbus Circle Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The below table summarizes the 3 Columbus Circle Whole Loan, including the remaining pari passu promissory notes comprising the 3 Columbus Circle Senior Loan, which are currently held by the entities listed below or are expected to be contributed to one or more future securitization transactions and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized note will not be split further. The 3 Columbus Circle Whole Loan is serviced pursuant to the pooling and servicing agreement for the BMARK 2019-B10 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

3 Columbus Circle Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
3 Columbus Circle Mortgage Loan
A-1-6	$30,000,000	$30,000,000	UBS 2019-C18	No
3 Columbus Circle Non-Serviced Pari Passu Companion Loans
A-1-1, A-2-1	$75,000,000	$75,000,000	BMARK 2019-B10	No(1)
A-1-2-A	$50,000,000	$50,000,000	JPMCC 2019-COR5	No
A-1-2-B, A-1-7	$50,000,000	$50,000,000	BMARK 2019-B12	No
A-1-3, A-2-4	$100,000,000	$100,000,000	BMARK 2019-B11	No
A-1-4-B, A-1-8	$37,500,000	$37,500,000	BMARK 2019-B13	No
A-1-4-A	$25,000,000	$25,000,000	CCRE	No
A-1-5	$50,000,000	$50,000,000	CSAIL 2019-C16	No
A-2-2, A-2-3	$50,000,000	$50,000,000	CF 2019-CF1	No
A-2-5-A	$12,500,000	$12,500,000	MSC 2019-H7	No
A-2-5-B	$10,000,000	$10,000,000	MSC 2019-H6	No
3 Columbus Circle Subordinate Companion Loans
B-1	$51,450,000	$51,450,000	BMARK 2019-B10	Yes(1)
B-2	$53,550,000	$53,550,000	BMARK 2019-B10	No
Total	$595,000,000	$595,000,000

(1)	The initial controlling note is Note B-1, so long as no control appraisal period with respect to the 3 Columbus Circle Whole Loan has occurred and is continuing. If and for so long as a control appraisal period with respect to the 3 Columbus Circle Whole Loan has occurred and is continuing, then the controlling note will be Note A-1-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

The Borrowers and the Borrower Sponsor. The borrowers are 3 Columbus Circle LLC – Series A, 3 Columbus Circle LLC – Series B (each a “series” of 3 Columbus Circle LLC formed under the Delaware General Corporation Law) and 3 Columbus Circle LLC (collectively, the “3 Columbus Circle Borrowers”), each a Delaware limited liability company structured to be a single purpose bankruptcy-remote entity with 3 Columbus Circle LLC having two independent directors in its organizational structure. Two of the 3 Columbus Circle Borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, own a portion of the 3 Columbus Circle Property as tenants-in-common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership” in the Preliminary Prospectus.

The borrower sponsor and nonrecourse carve-out guarantor is Joseph Moinian, the key principal of The Moinian Group (“Moinian”). Founded in 1982, Moinian is a private real estate acquisition, ownership, development and management company. Joseph Moinian is the nonrecourse carve-out guarantor for the 3 Columbus Circle Whole Loan. Moinian has acquired commercial properties throughout the country, focusing on major cities such as New York, Chicago, Dallas and Los Angeles. Moinian develops, owns and operates properties across every asset category, including office, hotel, retail, condos and rental apartments. Notable New York City investments include The Oskar, The Sky, 17 Battery North & South and 535-545 Fifth Avenue, with a portfolio of more than 20.0 million SF.

The Property. The 3 Columbus Circle Property is a Class A, 26-story, 753,713 SF office building with ground-floor retail located in the Midtown neighborhood of Manhattan, New York. The 3 Columbus Circle Property occupies the entire city block bounded by Broadway, Eighth Avenue, West 57th Street and West 58th Street, and features panoramic views of Central Park, the Hudson River and New York City. The 3 Columbus Circle Property serves as the national headquarters for its largest tenant, Young & Rubicam, Inc. (“Young & Rubicam”) (49.8% of NRA; rated BBB+/BBB by Fitch and S&P), and approximately 72.0% and 78.8% of NRA and underwritten base rent, respectively, is leased to investment grade tenants, including Nordstrom’s first men’s store in Manhattan, CVS Caremark Pharmacy, Chase Bank, Versace and AT&T Corp., among others.

The 3 Columbus Circle Property’s bottom five floors were originally constructed in 1904 and underwent a 22-story expansion by Shreve, Lamb and Harmon in 1927, the architectural firm that designed the Empire State Building. From 2010 to 2013, the 3 Columbus Circle Property underwent an approximately $82.5 million building-wide renovation, including an approximately $44.0 million energy-efficient glass façade surrounding the building’s original foundation. In addition to the façade, the lobby received an approximately $1.0 million expansion and renovation that widened the existing entrance on Broadway and replaced the existing lobby walls with 12-foot glass walls. The retail space received approximately $3.0 million in capital improvements, including floor-to-ceiling windows and fully redesigned restrooms. The 3 Columbus Circle Property features modern building systems, 12 passenger elevators, a loading dock and office terraces on multiple floors. The 3 Columbus Circle Property has earned an Energy Star designation and LEED Silver certification.

A-3-39

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

Moinian acquired the 3 Columbus Circle Property in 2004 for approximately $250 million. In 2011, when the building was 33.3% occupied, Moinian sold a 48.9% interest in the building to SL Green, and together, the companies began an extensive multi-year redevelopment plan to reposition the building to a Class A asset. In 2012, while the redevelopment was underway, a 214,372 SF condominium interest covering floors three to eight was sold to Young & Rubicam for approximately $143.6 million. Renovations were completed in 2013 and the 3 Columbus Circle Property was leased up to 97.2% as of January 1, 2019. In 2018, Moinian repurchased SL Green’s interest in the 3 Columbus Circle Property for $227.5 million and, in conjunction with the origination of the 3 Columbus Circle Whole Loan, Moinian repurchased Young & Rubicam’s condominium interest for $215.6 million. In conjunction with the repurchase of the Young & Rubicam condominium interest, a new lease to Young & Rubicam was simultaneously executed with an initial base rent of $76.00 PSF and a lease expiration of July 2033.

As of January 1, 2019, the 3 Columbus Circle Property was 97.2% leased to a diversified roster of 40 tenants, including a mix of 32 office tenants, five telecom tenants and three investment grade rated retail tenants. The 3 Columbus Circle Property’s ten largest tenants occupy approximately 610,518 SF (81.0% of NRA) and have a weighted average remaining lease term of approximately 12.5 years.

Major Tenants.

Young & Rubicam (375,236 SF, 49.8% of NRA, 39.9% of underwritten base rent). Young & Rubicam, a subsidiary of WPP (LSE: WPP) (Fitch/S&P: BBB+/BBB), is a marketing and communications company specializing in advertising, digital and social media, sales promotion, direct marketing and brand identity consulting. Young & Rubicam’s clients include a variety of companies including Campbell’s Soup Company, Colgate-Palmolive, Virgin Atlantic, Revlon, LG and Land Rover. Founded in 1923 and headquartered at the 3 Columbus Circle Property, Young & Rubicam has more than 190 offices in 95 countries. WPP is a global company in communications, commerce and technology services with over 150 subsidiaries. As of 2018, WPP reported £15.6 billion in revenue. Young & Rubicam has been in occupancy of the 3 Columbus Circle Property since 2012 and currently occupies floors 9, 10, 11, 18 and 19 through August 2033 and floors three through eight through July 2033, both with two, ten-year renewal options.

Emerge 212 3CC LLC (57,359 SF, 7.6% of NRA, 4.7% of underwritten base rent). Emerge 212 3CC LLC (“Emerge212”), a subsidiary of SL Green Realty Corp. (NYSE: SLG) (Moody’s/Fitch/S&P: Baa3/BBB/BBB-), was founded in 1999 and is an operator of full-service office suites. Emerge212 provides fully-furnished, privately leased, flexible office space, providing tenants the ability to grow and contract along with business needs. In addition to office space, tenants receive full-service amenities such as cafe areas, charging stations, conference rooms and event space. Emerge212 is located exclusively in New York with locations at 3 Columbus Circle, 125 Park Avenue and 1185 Avenue of the Americas. SL Green Realty Corp. is a self-managed real estate investment trust and a large commercial landlord in New York City. As of 2018, SL Green Realty Corp. reported approximately $1.2 billion in total revenue and approximately $12.8 billion in total assets. Emerge212 has been a tenant at the 3 Columbus Circle Property since 2013, currently occupies floors 15 and 16 through November 2027 and licenses its space as shared workspace.

Nordstrom (46,991 SF, 6.2% of NRA, 19.6% of underwritten base rent). Nordstrom (Moody’s/Fitch/S&P: Baa1/BBB+/BBB+) (NYSE: JWN) is an upscale apparel and shoe retailer, serving customers through multiple retail channels, discount stores, boutiques, catalogs and the Internet. The store at the 3 Columbus Circle Property serves as Nordstrom’s first men’s store and its first store in Manhattan. Nordstrom opened its flagship women’s store across the street at Central Park Tower in October 2019. In addition to its online business which reaches 96 countries, Nordstrom operates 380 stores in 40 U.S. states and Canada. As of the fiscal year ended February 2, 2019, Nordstrom reported approximately $15.5 billion in net sales and approximately $7.9 billion in total assets. Nordstrom occupies the largest retail space on the ground floor, as well as space on the second floor, through October 2039 and has two, ten-year renewal options.

A-3-40

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

The following table presents certain information relating to the tenancy at the 3 Columbus Circle Property:

Tenant Summary(1)
Tenant Name	Type	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant NRSF	% of NRSF	Annual UW Base Rent PSF(3)	Annual UW Base Rent(3)	% of Total Annual UW Base Rent(3)	Lease Expiration	Renewal / Extension Options
Young & Rubicam, Inc.(4)	Office	BBB+/NR/BBB	375,236	49.8%	$72.06	$27,040,366	39.9%	7/31/2033	2, 10-Year
Emerge 212 3CC LLC	Office	BBB/Baa3/BBB-	57,359	7.6%	$55.00	$3,154,745	4.7%	11/30/2027	None
Nordstrom(5)	Retail	BBB+/Baa1/BBB+	46,991	6.2%	$282.15	$13,258,518	19.6%	10/31/2039	2, 10-Year
Jazz at Lincoln Center, Inc.	Office	NR/NR/NR	30,653	4.1%	$52.00	$1,593,956	2.4%	4/30/2028	1, 5-Year
Josephson(6)	Office	NR/NR/NR	22,742	3.0%	$100.00	$2,274,200	3.4%	12/31/2032	1, 5-Year
Versace USA, Inc.	Office	BBB-/NR/BBB-	21,342	2.8%	$75.00	$1,600,650	2.4%	7/31/2025	1, 5-Year
CVS Caremark Pharmacy	Retail	NR/Baa2/BBB	21,159	2.8%	$193.20	$4,087,919	6.0%	7/31/2028	1, 10-Year
Trustees of Columbia(7)	Office	NR/Aaa/AAA	14,162	1.9%	$77.77	$1,101,323	1.6%	8/31/2025	None
Cohen and Company LLC	Office	NR/NR/NR	11,166	1.5%	$83.00	$926,778	1.4%	2/28/2029	1, 5-Year
Laura & John Arnold(8)	Office	NR/NR/NR	9,708	1.3%	$56.00	$543,648	0.8%	7/31/2025	None
Total Major Office and Retail			610,518	81.0%	$91.04	$55,582,102	82.0%
Other Occupied Office and Retail(9)			121,646	16.1%	$99.39	$12,090,370	17.8%
Total Occupied Office and Retail			732,164	97.1%	$92.43	$67,672,472	99.9%
Telecom			218	0.1%	$328.03	$71,510	0.1%
Total Occupied			732,382	97.2%	$92.50	$67,743,982	100.0%
Vacant			21,331	2.8%		$0	0.0%
Total			753,713	100.0%		$67,743,982	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Base Rent PSF, Annual UW Base Rent and % of Total Annual UW Base Rent includes rent steps through January 2020 and average rent over the 3 Columbus Circle Whole Loan term for investment grade tenants, including Young & Rubicam, Inc., Emerge 212 3CC LLC, Nordstrom, CVS Caremark Pharmacy, Chase Bank, Trustees of Columbia and AT&T Corp.

(4)	Young & Rubicam, Inc. leases 375,236 SF, of which (i) 214,372 SF is leased for $76.00 PSF and is set to expire July 2033, (ii) 124,760 SF is leased for $68.60 PSF and is set to expire August 2033, (iii) 34,634 SF is leased for $62.00 PSF and is set to expire in August 2033 and (iv) 1,300 SF is leased for $32.50 PSF and is set to expire in August 2033.

(5)	Nordstrom leases 46,991 SF, of which (i) 43,018 SF is leased for $241.25 underwritten base rent PSF and (ii) 3,973 SF is leased for $725.00 underwritten base rent PSF.

(6)	Josephson is an affiliate of the 3 Columbus Circle Borrowers and its leased space serves as headquarters for affiliates of the 3 Columbus Circle Borrowers.

(7)	Trustees of Columbia leases 14,162 SF, of which (i) 6,031 SF is leased for $76.53 underwritten base rent PSF, (ii) 5,020 SF is leased for $78.79 underwritten base rent PSF and (iii) 3,111 SF is leased for $78.51 underwritten base rent PSF.

(8)	Laura & John Arnold has the right to cancel its lease at the end of any month occurring between March 1, 2020 and March 1, 2023, with no less than nine months’ prior notice and the payment of a termination fee equal to the then unamortized portion of the transaction costs.

(9)	Other Occupied Office and Retail is inclusive of a 2,831 SF management office with no attributable underwritten base rent. Subleases account for 20,015 SF (2.7% of NRA).

(10)	Vacant space includes 21,231 SF of office space and 100 SF of storage space.

A-3-41

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

The following table presents certain information relating to the lease rollover at the 3 Columbus Circle Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	5	18,655	2.5%	2.5%	$78.46	$1,463,746	2.2%	2.2%
2021	5	19,013	2.5%	5.0%	$83.35	$1,584,749	2.3%	4.5%
2022	3	7,861	1.0%	6.0%	$87.38	$686,928	1.0%	5.5%
2023	5	18,327	2.4%	8.5%	$80.93	$1,483,170	2.2%	7.7%
2024	3	14,518	1.9%	10.4%	$82.74	$1,201,163	1.8%	9.5%
2025	5	60,820	8.1%	18.5%	$73.90	$4,494,341	6.6%	16.1%
2026	1	6,190	0.8%	19.3%	$84.14	$520,827	0.8%	16.9%
2027	1	57,359	7.6%	26.9%	$55.00	$3,154,745	4.7%	21.5%
2028	3	57,235	7.6%	34.5%	$107.32	$6,142,196	9.1%	30.6%
2029	2	14,815	2.0%	36.5%	$82.75	$1,225,996	1.8%	32.4%
2030 & Beyond(2)	11	457,589	60.7%	97.2%	$100.06	$45,786,121	67.6%	100.0%
Vacant	0	21,331	2.8%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	44	753,713	100.0%		$92.50	$67,743,982	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	2030 & Beyond is inclusive of a 2,831 SF management office and a 3,021 SF storage space that have no underwritten base rent.

The Market. The 3 Columbus Circle Property is located in the Midtown West office submarket, proximate to other prominent buildings in Columbus Circle including the former Time Warner Center and the Museum of Arts and Design. Nordstrom opened its flagship women’s store across the street at Central Park Tower in October 2019. The Columbus Circle neighborhood benefits from nearby attractions including Central Park, Rockefeller Center, Radio City Music Hall, Lincoln Center for the Performing Arts and the Museum of Modern Art. In particular, the 3 Columbus Circle Property benefits from its location on Broadway, which is a major artery connecting the southern tip of Manhattan to Upper Manhattan. The 3 Columbus Circle Property’s frontage along Broadway, 8th Avenue, West 57th Street and West 58th Street provides its retail tenants with access to the pedestrian traffic in the area. The 3 Columbus Circle Property is accessible by public and vehicular transportation including three subway lines within one block, New York Penn Station with an approximately ten minute drive and LaGuardia Airport with an approximately 20 minute drive.

The 3 Columbus Circle Property is located in Manhattan, New York, in the Midtown West submarket within the greater Midtown office market. The Midtown West submarket contains approximately 31.0 million SF of office inventory and is bordered by 72nd Street to the north, 42nd Street to the south, Seventh Avenue to the east and the Hudson River to the west. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Fifty-three of the nation’s Fortune 500 corporations are headquartered in the New York region including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

As of the fourth quarter of 2018, the greater Midtown Class A office market consisted of approximately 181.1 million SF of office space with an overall market vacancy of 9.3% and average asking rents of approximately $75.03 PSF. The Midtown West Class A submarket totaled approximately 24.5 million SF with average vacancy of 6.9% and average market asking rents of $76.87 PSF. The overall Midtown office market achieved 23.7 million SF in leasing activity in 2018 with overall and direct absorption levels totaling 7.3 million SF and 8.1 million SF, respectively.

The appraisal identified seven directly competitive Class A office rent comparables in the Midtown West submarket. Comparable buildings were built between 1950 and 2009 and range in size from 242,505 SF to 790,000 SF. Direct asking rents at the comparable properties ranged between $65.00 and $108.00 PSF with a weighted average of approximately $82.47 PSF. The 3 Columbus Circle Property’s in-place weighted average office rent is $71.11 PSF, which compares favorably to the appraisal’s concluded office market rent, ranging between $77.00 and $100.00 PSF.

A-3-42

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

The following table presents certain information relating to the appraisal’s market rent conclusion for the 3 Columbus Circle Property:

Floor(s)	Appraisal’s Concluded Office Market Rent PSF
3, 5-15	$77.00
4	$80.00
16-18	$85.00
19, 23-24	$93.00
20-22	$90.00
25-26	$100.00

Source: Appraisal

The following table presents information relating to comparable office property sales for the 3 Columbus Circle Property:

Comparable Office Leases
Property	NRA	Direct Available SF	Sublease Available SF	% Occupied	Direct Asking Rent Low	Direct Asking Rent High
40 West 57th Street	604,936	10,900	2,715	98.2%	$87.00	$87.00
1740 Broadway	412,704	0	0	100.0%	N/A	N/A
810 Seventh Avenue	603,000	76,678	22,437	87.3%	$65.00	$75.00
888 Seventh Avenue	790,000	0	19,500	100.0%	N/A	N/A
1350 Avenue of the Americas	424,000	65,099	6,783	84.7%	$78.00	$95.00
1370 Avenue of the Americas	339,000	50,362	11,636	85.1%	$75.00	$108.00
1755 Broadway	242,505	0	0	100.0%	N/A	N/A
Total/Wtd. Avg.	3,416,145	203,039	63,071	94.1%	$76.27	$88.66

Source: Appraisal

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 3 Columbus Circle Property:

Cash Flow Analysis(1)
	2016	2017	2018	UW	UW PSF
Rents in Place(2)(3)	$41,873,116	$43,763,738	$48,360,889	$67,743,982	$89.88
Straight Line Rent Averaging(2)	$0	$0	$0	$4,169,665	$5.53
Vacant Income	$0	$0	$0	$1,977,018	$2.62
Gross Potential Rent	$41,873,116	$43,763,738	$48,360,889	$73,890,665	$98.04
Total Recoveries(3)	$2,954,447	$3,436,707	$4,969,121	$7,102,216	$9.42
Total Other Income(3)	$5,333,639	$3,752,429	$3,994,225	$10,130	$0.01
Less Vacancy & Credit Loss	$0	$0	$0	($1,587,003)	($2.11)
Effective Gross Income	$50,161,202	$50,952,874	$57,324,235	$79,416,007	$105.37
Total Expenses	$14,968,652	$16,254,125	$17,233,200	$18,918,555	$25.10
Net Operating Income(4)	$35,192,550	$34,698,749	$40,091,035	$60,497,452	$80.27
Capital Expenditures	$0	$0	$0	$150,743	$0.20
TI/LC	$0	$0	$0	$3,752,630	$4.98
Net Cash Flow	$35,192,550	$34,698,749	$40,091,035	$56,594,080	$75.09

Occupancy %	98.4%	91.9%	98.0%	97.2%(5)
NOI DSCR(6)	1.81x	1.78x	2.06x	3.11x
NCF DSCR(6)	1.81x	1.78x	2.06x	2.91x
NOI Debt Yield(6)	7.2%	7.1%	8.2%	12.3%
NCF Debt Yield(6)	7.2%	7.1%	8.2%	11.5%

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	UW Rents in Place is inclusive of rent steps through January 2020 and straight line rent for investment grade tenants over the 3 Columbus Circle Whole Loan term, accounting for approximately $4.2 million in UW Gross Potential Rent. Historical base rent does not include rent from Young & Rubicam.

(3)	Total Other Income from 2016 to 2018 included a condominium charge to Young & Rubicam for its share in building expenses. UW Rents in Place and UW Total Recoveries reflect Young & Rubicam paying reimbursements under its lease.

(4)	The increase in UW Net Operating Income from 2018 Net Operating Income is primarily attributable to (i) an additional 214,372 SF lease executed with Young & Rubicam on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020.

(5)	Based on the underwritten rent roll dated January 1, 2019.

(6)	Debt service coverage ratios and debt yields are based the 3 Columbus Circle Senior Loan.

A-3-43

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

Escrows and Reserves. The 3 Columbus Circle Borrowers deposited in escrow at origination (i) approximately $1,820,891 into an outstanding tenant improvements and leasing commission reserve in connection with three leases and (ii) approximately $847,794 into a free rent reserve in connection with four leases.

On each due date, the 3 Columbus Circle Borrowers are required to fund the following reserves with respect to the 3 Columbus Circle Whole Loan: (i) a tax reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrower has provided satisfactory evidence that taxes have been paid meeting the requirements of the related whole loan documents) and (ii) an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the related whole loan documents).

During the continuance of a Cash Sweep Event (as defined below), the 3 Columbus Circle Borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to $12,500 for replacement reserves (approximately $0.20 PSF annually), subject to a cap of $1,000,000 (approximately $1.33 PSF).

During the continuance of a Cash Sweep Event, the 3 Columbus Circle Borrowers are required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $62,900 for tenant improvement and leasing commission obligations (approximately $1.00 PSF annually), subject to a cap of $5,000,000 (approximately $6.63 PSF).

During the continuance of a Cash Sweep Event caused by a Tenant Trigger (as defined below), the 3 Columbus Circle Borrowers are required to deposit into a Young & Rubicam reserve an amount equal to all excess cash flow in the cash management account to cover expenses anticipated to be incurred in connection with re-leasing the Young & Rubicam space, subject to a cap of $40,000,000 (approximately $106.60 PSF of Young & Rubicam space).

Lockbox and Cash Management. The 3 Columbus Circle Whole Loan is structured with a hard lockbox and in place cash management. The 3 Columbus Circle Borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the related whole loan documents. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event following payment of debt service, required reserves and operating expenses are required to be deposited into the Young & Rubicam reserve or, to the extent the Cash Sweep Event is caused by a DSCR Trigger Event (as defined below), into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the related whole loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the 3 Columbus Circle Borrowers or property manager, (iii) a DSCR Trigger Event or (iv) a Tenant Trigger.

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above if borrowers have replaced the manager with a qualified manager under a replacement management agreement within 90 days in accordance with the related whole loan documents, (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place, (d) clause (iv) above, if the Cash Sweep Event is caused solely by the occurrence of (x) a Tenant BK Trigger (as defined below), Young & Rubicam or its parent company affirming the Young & Rubicam lease in the applicable bankruptcy proceeding, (y) a Tenant Vacancy Trigger (as defined below), the replacement of Young & Rubicam with an acceptable replacement tenant pursuant to lease(s) approved in accordance with the terms of the related whole loan documents and such tenant has accepted possession of its premises under the lease(s), with all tenant improvement costs and free rent amounts reserved with the lender, or (z) any Tenant Trigger, upon the satisfaction of the Tenant Escrow Requirement (as defined below) (in which case, the borrowers are deemed to have cured any existing Tenant Trigger immediately upon such date). Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; and (2) the borrowers pay the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, in no event will the 3 Columbus Circle Borrowers have the right to cure a Cash Sweep Event occurring from a borrower bankruptcy.

A “DSCR Trigger Event” means the debt service coverage ratio on the 3 Columbus Circle Whole Loan (as calculated in the related whole loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.30x.

A “DSCR Cure Event” means the debt service coverage ratio on the 3 Columbus Circle Whole Loan (as calculated in the related whole loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.30x for two consecutive quarters.

A “Tenant Trigger” means either (i) a bankruptcy or certain insolvency actions of Young & Rubicam or its parent company (a “Tenant BK Trigger”) or (ii) if Young & Rubicam vacates, abandons or “goes dark” in 85% or more of its leased space (and no sub-tenant is then in occupancy of any of the space) (a “Tenant Vacancy Trigger”).

A “Tenant Escrow Requirement” means the balance of the Young & Rubicam reserve has reached the cap of $40,000,000.

Additional Secured Indebtedness (not including trade debts). The 3 Columbus Circle Subordinate Companion Loans, which have an aggregate original principal balance of $105.0 million, are subordinate to the 3 Columbus Circle Senior Notes and accrue interest at a rate of 3.9140% per annum. The 3 Columbus Circle Subordinate Companion Loans are coterminous with the 3 Columbus Circle Senior Notes. The holders of the 3 Columbus Circle Senior Notes and the 3 Columbus Circle Subordinate Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 3 Columbus Circle Whole Loan. Based on the 3 Columbus Circle Whole Loan, the cumulative Cut-off Date LTV Ratio, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 55.1%, 2.40x and 10.2%, respectively. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

A-3-44

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 5 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 45.4% 2.91x 12.3%

Mezzanine Loans and Preferred Equity. None.

Release of Property. Not permitted.

Terrorism Insurance. The related whole loan documents require that the “all-risk” insurance policy required to be maintained by the 3 Columbus Circle Borrowers provides coverage for terrorism in an amount equal to the original principal balance of the 3 Columbus Circle Whole Loan (with a replacement cost endorsement), plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 24 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is no longer in effect, the 3 Columbus Circle Borrowers will not be required to spend more than two times the then-current premium for a separate “all-risk” or equivalent policy (including business interruption coverage) for terrorism coverage (but will be required to purchase the maximum coverage available for such amount). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-45

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

A-3-46

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

OHIO
INDIANA
KENTUCKY
Dayton
CINCINNATI
COLUMBUS
Union
Walton
Springfield
Hamilton
Middletown
Covington
Florence

MISSOURI
ILLINOIS
ST. LOUIS
St. Charles
St. Peters
O'Fallon
Florissant
Ferguson
Chesterfield
Belleville
University City
Clayton

INDIANAPOLIS
Lebanon
Whitestown
Zionsville
Carmel
Fishers
Noblesville
Westfield
Plainfield
Speedway
Lawrence
Greenwood
Beech Grove

DES MOINES
Ankeny
West Des Moines
Urbandale
Johnston
Altoona
Clive
Waukee

PENNSYLVANIA
VIRGINIA
WEST VIRGINIA
PITTSBURGH
PHILADELPHIA
BALTIMORE
WASHINGTON, DC
Carlisle
Harrisburg
Upper Marlboro
Richmond
Petersburg
NORFOLK
VIRGINIA BEACH

ILPT Industrial Portfolio

1	1880 Union Airpark Boulevard	Union, OH
2	4237-4255 Anson Boulevard	Whitestown, IN
3	5000 Commerce Way	Petersburg, VA
4	5148 North Hanley Road	St. Louis, MO
5	945 Monument Drive	Lebanon, IN
6	5500 Southeast Delaware Avenue	Ankeny, IA
7	2801 Airwest Boulevard	Plainfield, IN
8	20 Logistics Boulevard	Walton, KY
9	2150 Stanley Road	Plainfield, IN
10	16101 Queens Court	Upper Marlboro, MD
11	5 Logistics Drive	Carlisle, PA

A-3-47

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Industrial
Original Balance(2):	$30,000,000			Detailed Property Type:	Warehouse Distribution
Cut-off Date Balance(2):	$30,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.0%			Year Built/Renovated:	Various/Various
Loan Purpose:	Recapitalization			Size:	8,209,036 SF
Borrower Sponsor:	Industrial Logistics Properties Trust			Cut-off Date Balance per SF(2):	$26
Mortgage Rate(3):	2.65326%			Maturity Date Balance per SF(2):	$26
Note Date:	10/21/2019			Property Manager:	The RMR Group LLC (borrower-related)
First Payment Date:	12/7/2019
Maturity Date:	11/7/2029
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months			UW NOI(7):	$31,836,916
IO Period:	120 months			UW NOI Debt Yield(2):	14.8%
Seasoning:	1 month			UW NOI Debt Yield at Maturity(2):	14.8%
Prepayment Provisions(4):	LO (25); DEF or YM1 (88); O (7)			UW NCF DSCR(2):	5.05x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI(7):	$28,890,150 (12/31/2018)
Additional Debt Type(2)(5):	Pari Passu / Subordinate Debt			2nd Most Recent NOI:	$27,259,856 (12/31/2017)
Additional Debt Balance(2)(5):	$184,400,000 / $135,600,000			3rd Most Recent NOI(8):	$16,319,258 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy(9):	100.0% (9/1/2019)
Reserves(6)				2nd Most Recent Occupancy(9):	NAV
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(9):	NAV
RE Tax:	$0	Springing	N/A	Appraised Value (as of)(10):	$547,000,000 (Various)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio(2)(10):	39.2%
Toro Expansion Funds:	$6,134,904	$0	N/A	Maturity Date LTV Ratio(2)(10):	39.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$350,000,000	100.0%	Equity Recapitalization(11):	$340,254,888	97.2%
			Reserves:	$6,134,904	1.8%
			Closing Costs:	$3,610,208	1.0%
Total Sources:	$350,000,000	100.0%	Total Uses:	$350,000,000	100.0%

(1)	The ILPT Industrial Portfolio Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), Bank of America, N.A. (“BANA”) and UBS AG.

(2)	The ILPT Industrial Portfolio Mortgage Loan (as defined below) is part of the ILPT Industrial Portfolio Whole Loan (as defined below), which is comprised of eight pari passu senior promissory notes with an aggregate original principal balance of $214,400,000 (the “Senior Notes”, and collectively, the “ILPT Industrial Portfolio Senior Loan”) and 12 promissory notes that are subordinate to the Senior Notes with an original principal balance of $135,600,000 (collectively, the “ILPT Industrial Portfolio Subordinate Companion Loan”, and together with the ILPT Industrial Portfolio Senior Loan, the “ILPT Industrial Portfolio Whole Loan”). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the ILPT Industrial Portfolio Senior Loan, without regard to the ILPT Industrial Portfolio Subordinate Companion Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the combined balance of the entire ILPT Industrial Portfolio Whole Loan are $43, $43, 9.1%, 9.1%, 2.47x, 64.0% and 64.0%, respectively.

(3)	Reflects the Senior Notes only. The ILPT Industrial Portfolio Subordinate Companion Loan accrues interest at the rate of 4.4000% per annum.

(4)	Defeasance or prepayment of the ILPT Industrial Portfolio Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last ILPT Industrial Portfolio Whole Loan promissory note to be securitized and (b) October 21, 2022. The assumed defeasance and prepayment lockout period of 25 payments is based on the closing date of this transaction in December 2019.

(5)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(7)	The increase in UW NOI from Most Recent NOI is primarily attributed to (i) $442,662 of rent steps, (ii) $955,208 in straight line rent taken and (iii) recent leasing, including Transamerica Auto Parts ($966,999 in base rent) and SKF USA ($709,343 in base rent).

(8)	3rd Most Recent NOI excludes the 5500 Southeast Delaware Avenue property and includes partial year information for seven of the properties as historical financial information was unavailable due to ILPT (as defined below) acquiring a majority of the portfolio over the last twelve months. 2016 NOI includes full year information for the 1800 Union Airpark Boulevard property, 5000 Commerce Way property and the 945 Monument Drive property.

(9)	Historical occupancy was not provided by the borrower sponsor. Based on the underwritten rent roll dated September 1, 2019, the ILPT Industrial Portfolio Properties were 100.0% occupied.

(10)	The Appraised Value is based on the aggregate “as-is” appraised values. The appraised value based on a portfolio appraised value is $575.0 million, resulting in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 37.3% and 37.3%, respectively.

(11)	The borrower sponsor acquired the ILPT Industrial Portfolio Properties primarily from September 2018 to April 2019 for a combined purchase price of approximately $555.0 million and expects to use the proceeds of the ILPT Industrial Portfolio Mortgage Loan to reduce outstanding borrowings under its $750 million unsecured revolving credit facility.

The Mortgage Loan. The sixth largest mortgage loan (the “ILPT Industrial Portfolio Mortgage Loan”) is part of the ILPT Industrial Portfolio Whole Loan evidenced by (i) eight pari passu promissory notes comprising the ILPT Industrial Portfolio Senior Loan with an aggregate original principal balance of $214,400,000 and (ii) the ILPT Industrial Portfolio Subordinate Companion Loan with an original principal balance of $135,600,000. The ILPT Industrial Portfolio Whole Loan is secured by a first priority fee mortgage encumbering 11 industrial properties located in eight states (each, an “ILPT Industrial Portfolio Property”, and collectively, the “ILPT Industrial Portfolio Properties” or the “ILPT Industrial Portfolio”). Promissory Notes A-6 and A-7, with an

A-3-48

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

aggregate original balance of $30,000,000, represent the ILPT Industrial Portfolio Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The below table summarizes the ILPT Industrial Portfolio Whole Loan, including the remaining promissory notes not yet securitized, which are currently held by UBS AG, MSBNA and BANA and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized note will not be split further. The ILPT Industrial Portfolio Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSC 2019-L3 securitization trust. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

ILPT Industrial Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	MSC 2019-L3	No(1)
A-2	$35,760,000	$35,760,000	BANK 2019-BNK23(2)	No
A-3	$39,240,000	$39,240,000	BANK 2019-BNK23(2)	No
A-4	$25,080,000	$25,080,000	BANA	No
A-5	$25,000,000	$25,000,000	CSAIL 2019-C18(3)	No
A-6	$20,000,000	$20,000,000	UBS 2019-C18	No
A-7	$10,000,000	$10,000,000	UBS 2019-C18	No
A-8	$9,320,000	$9,320,000	CSAIL 2019-C18(3)	No
B-1-A	$24,240,000	$24,240,000	Third Party Investor	Yes(1)
B-1-B	$20,000,000	$20,000,000		No
B-1-C	$5,200,000	$5,200,000		No
B-1-D	$4,800,000	$4,800,000		No
B-2-A	$18,180,000	$18,180,000		No
B-2-B	$15,000,000	$15,000,000		No
B-2-C	$3,900,000	$3,900,000		No
B-2-D	$3,600,000	$3,600,000		No
B-3-A	$18,180,000	$18,180,000		No
B-3-B	$15,000,000	$15,000,000		No
B-3-C	$3,900,000	$3,900,000		No
B-3-D	$3,600,000	$3,600,000		No
Total	$350,000,000	$350,000,000

(1)	The initial controlling note is Note B-1-A, so long as no control appraisal period with respect to the ILPT Industrial Portfolio Whole Loan has occurred and is continuing. If and for so long as a control appraisal period with respect to the ILPT Industrial Portfolio Whole Loan has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

(2)	Promissory Notes A-2 and A-3 are currently held by MSBNA and BANA, or an affiliated entity, and are expected to be contributed to BANK 2019-BNK23, which is expected to close on or about December 10, 2019.

(3)	Promissory Notes A-5 and A-8 are currently held by UBS AG, or an affiliated entity, and are expected to be contributed to CSAIL 2019-C18, which is expected to close on or about December 12, 2019.

The Borrowers and the Borrower Sponsor. The borrowers are The Industrial Fund St. Louis LLC, The Industrial Fund PA LLC, The Industrial Fund MS LLC and The Industrial Fund Ankeny LLC (collectively, the “ILPT Industrial Portfolio Borrowers”), each a Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor of the ILPT Industrial Portfolio Whole Loan is Industrial Logistics Properties Trust (“ILPT”). The obligations of ILPT for any guaranteed obligations for which the related whole loan documents provide full recourse (consisting generally of bankruptcy related events) are capped at 15% of the outstanding principal balance of the ILPT Industrial Portfolio Whole Loan.

ILPT is a real estate investment trust (“REIT”) formed to own and lease industrial and logistics properties throughout the United States. As of June 30, 2019, ILPT owned 298 industrial and logistics properties with approximately 42.4 million rentable SF, which were approximately 99.3% leased to 265 tenants with a weighted average remaining lease term of approximately 9.8 years. As of June 30, 2019, approximately 58% of ILPT’s annualized rental revenues come from 72 industrial and logistics properties with approximately 25.6 million SF located in 29 states on the U.S. mainland and approximately 42% of ILPT’s annualized rental revenues come from 226 properties (buildings, leasable land parcels and easements) with approximately 16.8 million SF located on the island of Oahu, Hawaii, most of which are long-term ground leases to tenants that have constructed buildings and operate businesses on land owned by ILPT. See “Description of Mortgage Pool–Litigation and Other Considerations” in the Preliminary Prospectus.

The Properties. The ILPT Industrial Portfolio consists of a total of 11 industrial properties containing a total of 8,209,036 SF located across eight states. The ILPT Industrial Portfolio Properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), Virginia (one property, 12.4% of NRA), Missouri (one property, 5.3% of NRA), Iowa (one property; 7.8% of NRA), Kentucky (one property; 7.4% of NRA), Maryland (one property; 2.7% of NRA) and Pennsylvania (one property; 2.5% of NRA). The ILPT Industrial Portfolio Properties were built between 2001 and 2016, with seven of the 11 properties built between 2012 and 2016. The ILPT Industrial Portfolio Properties range in size from 205,090 SF to 1,791,246 SF. As of September 1, 2019, the ILPT Industrial Portfolio Properties were 100.0% leased by a mix of national and local tenants.

The largest tenant, Amazon.com, Inc. (“Amazon”), occupies approximately 25.0% of the ILPT Industrial Portfolio SF and contributes approximately 24.5% of UW base rent. The second largest tenant, Procter & Gamble, occupies approximately 21.8% of the ILPT Industrial Portfolio SF and contributes approximately 19.5% of underwritten base rent. Excluding Amazon and Procter & Gamble, no single tenant accounts for more than 11.4% of underwritten base rent or more than 11.7% of the ILPT Industrial Portfolio SF. The largest amount of lease rollover occurs in 2024, when leases comprising approximately 43.3% of the ILPT Industrial Portfolio SF and 36.0% of underwritten base rent expire. The weighted average remaining lease term at the

A-3-49

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

ILPT Industrial Portfolio is approximately 6.5 years as of November 2019, and approximately 15.8% of the ILPT Industrial Portfolio SF and 24.2% of underwritten base rent rolls after the maturity of the ILPT Industrial Portfolio Whole Loan.

The following table presents certain information relating to the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Summary(1)
Property	Location	Allocated Whole Loan Amount (“ALA”)	% of ALA	Net Rentable Area (SF)	Occ. %	Year Built(2)	UW NCF	% of UW NCF	Appraised Value(2)
1800 Union Airpark Boulevard	Union, OH	$60,466,179	17.3%	1,791,246	100.0%	2014	$5,405,373	18.5%	$94,500,000
4237-4255 Anson Boulevard	Whitestown, IN	$46,709,324	13.3%	1,036,573	100.0%	2006	$4,011,976	13.8%	$73,000,000
5000 Commerce Way	Petersburg, VA	$44,597,806	12.7%	1,016,065	100.0%	2012	$3,363,076	11.5%	$69,700,000
5142 and 5148 North Hanley Road	St. Louis, MO	$39,478,976	11.3%	430,986	100.0%	2016	$3,392,341	11.6%	$61,700,000
945 Monument Drive	Lebanon, IN	$32,760,512	9.4%	962,500	100.0%	2014	$2,619,946	9.0%	$51,200,000
2801 Airwest Boulevard	Plainfield, IN	$27,513,711	7.9%	804,586	100.0%	2001	$2,146,008	7.4%	$43,000,000
20 Logistics Boulevard	Walton, KY	$26,297,989	7.5%	603,586	100.0%	2006	$2,036,817	7.0%	$41,100,000
5500 SE Delaware Avenue	Ankeny, IA	$20,795,247	5.9%	644,104	100.0%	2012	$2,602,967	8.9%	$32,500,000
2150 Stanley Road	Plainfield, IN	$19,323,583	5.5%	493,500	100.0%	2007	$1,475,711	5.1%	$30,200,000
16101 Queens Court	Upper Marlboro, MD	$18,875,686	5.4%	220,800	100.0%	2016	$1,206,483	4.1%	$29,500,000
5 Logistics Drive	Carlisle, PA	$13,180,987	3.8%	205,090	100.0%	2016	$880,759	3.0%	$20,600,000
Total/Wtd. Avg.		$350,000,000	100.0%	8,209,036	100.0%		$29,141,457	100.0%	$547,000,000

(1)	Information is based on the underwritten rent roll.

(2)	Based on the appraisals dated August 31, 2019 to September 5, 2019.

The following table presents a summary of amenity information relating to the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Amenity Summary(1)
Property	Year Built	Net Rentable Area (SF)	Tenant	Dock Doors / Drive-In Doors	Clear Height	Parking Spaces
1800 Union Airpark Boulevard	2014	1,791,246	Procter & Gamble	230 / 2	36’	756
4237-4255 Anson Boulevard	2006	1,036,573	Amazon	80 / 4	36’	1,560
5000 Commerce Way	2012	1,016,065	Amazon	75 / 2	32’	952
5142 and 5148 North Hanley Road	2016	430,986	SKF USA	24 / 7	31’	385
945 Monument Drive	2014	962,500	Subaru of America Distribution	96 / 6	34’	260
2801 Airwest Boulevard	2001	804,586	Whirlpool Corporation	71 / 4	32’- 34’	345
20 Logistics Boulevard	2006	603,586	Cummins, Inc.	70 / 3	32’	192
5500 SE Delaware Avenue	2012	644,104	The Toro Company	56 / 3	28’	45
2150 Stanley Road	2007	493,500	Siemens Corporation; M D Logistics, Inc.	57 / 4	36’	174
16101 Queens Court	2016	220,800	La-Z-Boy Incorporated	29 / 2	32’	171
5 Logistics Drive	2016	205,090	Transamerica Auto Parts (“TAP”)	28 / 2	32’	141
Total/Wtd. Avg.		8,209,036

Source: Appraisals

A-3-50

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

The following table presents certain information relating to the leases at the ILPT Industrial Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Property	Tenant SF	% of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Amazon	A+/A3/AA-	Various(3)	2,052,638	25.0%	$8,122,434	24.5%	$3.96	Various(3)
Procter & Gamble	NR/Aa3/AA-	1800 Union Airpark Boulevard	1,791,246	21.8%	$6,456,575	19.5%	$3.60	10/31/2024
Subaru of America Distribution	NR/NR/NR	945 Monument Drive	962,500	11.7%	$2,994,750	9.0%	$3.11	5/31/2024
Whirlpool Corporation	BBB/Baa1/BBB	2801 Airwest Boulevard	804,586	9.8%	$2,465,221	7.4%	$3.06	1/31/2024
The Toro Company(4)	NR/Baa3/BBB	5500 SE Delaware Avenue	644,104	7.8%	$2,873,813	8.7%	$4.46	10/31/2034(4)
Cummins, Inc.	NR/A2/A+	20 Logistics Boulevard	603,586	7.4%	$2,334,949	7.1%	$3.87	10/31/2021
SKF USA	BBB+/Baa1/NR	5142 and 5148 North Hanley Road	430,986	5.3%	$3,782,146	11.4%	$8.78	10/31/2038
Siemens Corporation	A/A1/NR	2150 Stanley Road	320,070	3.9%	$1,154,836	3.5%	$3.61	9/30/2028
La-Z-Boy Incorporated	NR/NR/NR	16101 Queens Court	220,800	2.7%	$1,364,544	4.1%	$6.18	1/31/2031
Transamerica Auto Parts (“TAP”)	NR/NR/NR	5 Logistics Drive	205,090	2.5%	$990,585	3.0%	$4.83	3/31/2025
M D Logistics, Inc.	NR/NR/NR	2150 Stanley Road	173,430	2.1%	$563,648	1.7%	$3.25	6/30/2027(5)
Vacant			0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.			8,209,036	100.0%	$33,103,501	100.0%	$4.03

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Amazon is a tenant at the 5000 Commerce Way property (1,016,065 SF; expiring September 30, 2027) and the 4237-4255 Anson Boulevard property (1,036,573 SF; expiring April 30, 2021).

(4)	The Toro Company is currently in the process of expanding into an additional 194,000 SF, at which time its lease term will extend for 15 years. The Toro Company has the right to terminate its lease if the expansion date has not occurred within 270 days after November 1, 2019. The Toro Company may exercise its right to terminate its lease by giving notice no later than 30 days after the expiration of such 270-day period. At origination, the lender reserved $6,134,904 into a Toro Expansion Reserve, which will be used to pay the remaining project costs associated with the expansion. The expansion space is included in the table above.

(5)	M D Logistics, Inc. has the one-time right to terminate its lease effective June 30, 2022, upon providing notice by September 30, 2021 and paying a termination fee of $546,399.

The following table presents certain information relating to the lease rollover schedule at the ILPT Industrial Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	2	1,640,159	20.0%	20.0%	$4.01	$6,579,367	19.9%	19.9%
2022	0	0	0.0%	20.0%	$0.00	$0	0.0%	19.9%
2023	0	0	0.0%	20.0%	$0.00	$0	0.0%	19.9%
2024	4	3,558,332	43.3%	63.3%	$3.35	$11,916,546	36.0%	55.9%
2025	1	205,090	2.5%	65.8%	$4.83	$990,585	3.0%	58.9%
2026	0	0	0.0%	65.8%	$0.00	$0	0.0%	58.9%
2027	2	1,189,495	14.5%	80.3%	$3.73	$4,441,664	13.4%	72.3%
2028	1	320,070	3.9%	84.2%	$3.61	$1,154,836	3.5%	75.8%
2029	0	0	0.0%	84.2%	$0.00	$0	0.0%	75.8%
2030 & Beyond	4	1,295,890	15.8%	100.0%	$6.19	$8,020,503	24.2%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	14	8,209,036	100.0%		$4.03	$33,103,501	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease, which are not considered in the lease rollover schedule.

The Markets. The ILPT Industrial Portfolio Properties are located across eight states. The ILPT Industrial Portfolio Properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), and Virginia (one property, 12.4% of NRA), with the five remaining ILPT Industrial Portfolio Properties located in Missouri, Iowa, Kentucky, Maryland and Pennsylvania.

A-3-51

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

The following table presents the geographical distribution of the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Geographic Distribution(1)
State	ALA	% of ALA	NRA (SF)	Occupancy	Annual UW Base Rent	Annual UW Base Rent PSF	% of Annual UW Base Rent	Appraised Value(2)
Indiana	$126,307,130	36.1%	3,297,159	100.0%	$11,422,873	$3.46	34.5%	$197,400,000
Ohio	$60,466,179	17.3%	1,791,246	100.0%	$6,456,575	$3.60	19.5%	$94,500,000
Virginia	$44,597,806	12.7%	1,016,065	100.0%	$3,878,016	$3.82	11.7%	$69,700,000
Missouri	$39,478,976	11.3%	430,986	100.0%	$3,782,146	$8.78	11.4%	$61,700,000
Kentucky	$26,297,989	7.5%	603,586	100.0%	$2,334,949	$3.87	7.1%	$41,100,000
Iowa	$20,795,247	5.9%	644,104	100.0%	$2,873,813	$4.46	8.7%	$32,500,000
Maryland	$18,875,686	5.4%	220,800	100.0%	$1,364,544	$6.18	4.1%	$29,500,000
Pennsylvania	$13,180,987	3.8%	205,090	100.0%	$990,585	$4.83	3.0%	$20,600,000
Total/Wtd. Avg.	$350,000,000	100.0%	8,209,036	100.0%	$33,103,501	$4.03	100.0%	$547,000,000

(1)	Based on the underwritten rent roll.

(2)	Based on the appraisals dated August 31, 2019 to September 5, 2019.

The following table presents submarket information for the ILPT Industrial Portfolio Properties:

ILPT Industrial Portfolio Submarket Summary
Property	State	Submarket	NRA (SF)	Vacancy Rate	Wtd. Avg. Asking Rent PSF (Monthly)	Under Construction (SF)
1800 Union Airpark Boulevard	OH	Northwest	113,345,685	4.3%	$4.48	2,536,131
4237-4255 Anson Boulevard	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
5000 Commerce Way	VA	Dinwiddie County Industrial	4,251,769	2.3%	$5.39	0
5142 and 5148 North Hanley Road	MO	North St. Louis County – Airport Industrial	306,000,000	5.1%	$5.44	3,300,000
945 Monument Drive	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
2801 Airwest Boulevard	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
20 Logistics Boulevard	KY	Northern Kentucky	73,085,428	2.9%	$4.59	6,356,231
5500 SE Delaware Avenue	IA	Des Moines Northwest Industrial	10,744,905	1.9%	$6.11	185,900
2150 Stanley Road	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
16101 Queens Court	MD	Bowie Industrial	5,500,000	6.9%	$8.90	0
5 Logistics Drive	PA	Central PA	130,626,700	7.0%	$4.64	7,244,588

Source: Appraisals

A-3-52

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the ILPT Industrial Portfolio Properties:

Cash Flow Analysis
	2016(1)	2017	2018	UW	UW PSF
Gross Potential Rent	$16,490,561	$27,070,602	$28,111,926	$33,103,501	$4.03
Total Recoveries	$4,184,720	$6,235,383	$6,901,354	$7,400,766	$0.90
Other Income	$162,138	$322,484	$322,484	$331,034	$0.04
Less Vacancy & Credit Loss	$0	$0	$0	($1,012,607)	($0.12)
Effective Gross Income	$20,837,420	$33,628,469	$35,335,764	$39,822,695	$4.85
Total Operating Expenses	$4,518,161	$6,368,613	$6,445,614	$7,985,779	$0.97
Net Operating Income(2)	$16,319,258	$27,259,856	$28,890,150	$31,836,916	$3.88
TI/LC	$0	$0	$0	$2,038,736	$0.25
Capital Expenditures	$584,669	$509,338	$0	$656,723	$0.08
Net Cash Flow	$15,734,589	$26,750,518	$28,890,150	$29,141,457	$3.55

Occupancy %(3)	NAV	NAV	NAV	97.5%
NOI DSCR(4)	2.83x	4.73x	5.01x	5.52x
NCF DSCR(4)	2.73x	4.64x	5.01x	5.05x
NOI Debt Yield(4)	7.6%	12.7%	13.5%	14.8%
NCF Debt Yield(4)	7.3%	12.5%	13.5%	13.6%

(1)	2016 operating performance excludes the 5500 Southeast Delaware Avenue property and includes partial year information for seven of the properties as historical financial information was unavailable due to ILPT acquiring a majority of the portfolio over the last twelve months. 2016 operating history includes full-year information for the 1800 Union Airpark Boulevard property, 5000 Commerce Way property and the 945 Monument Drive property.

(2)	The increase in UW Net Operating Income from 2018 Net Operating Income is primarily attributed to (i) $442,662 of rent steps, (ii) $955,208 in straight line rent taken and (iii) recent leasing, including Transamerica Auto Parts ($966,999 in base rent) and SKF USA ($709,343 in base rent).

(3)	Historical occupancy was not provided by the borrower sponsor. Based on the underwritten rent roll dated September 1, 2019, the ILPT Industrial Portfolio was 100.0% occupied.

(4)	Debt service coverage ratios and debt yields are based on the ILPT Industrial Portfolio Senior Loan and exclude the ILPT Industrial Portfolio Subordinate Companion Loan.

Escrows and Reserves. At origination of the ILPT Industrial Portfolio Whole Loan, the ILPT Industrial Portfolio Borrowers deposited $6,134,904 for the payment of capital expenditures to be incurred in connection with the expansion of the premises demised pursuant to The Toro Company lease. The ILPT Industrial Portfolio Borrowers are required to escrow monthly (i) 1/12 of the annual estimated tax payments, provided, however, that such monthly tax payments are waived during the continuance of a Cash Management Sweep Period (as defined below) provided that the ILPT Industrial Portfolio Borrowers will not be required to reserve amounts with the lender that are paid directly by a tenant under a lease that is in full force and effect and as to which no event of default by the tenant is continuing and (ii) 1/12 of the annual estimated insurance premiums, provided, however, that such monthly insurance premiums are waived during the continuance of a Cash Management Sweep Period (unless the ILPT Industrial Portfolio Borrowers maintain acceptable blanket insurance policies, which comply with the requirements under the related whole loan documents, and the insurance premiums payable in connection therewith have been prepaid for not less than one year in advance, or, for the period of coverage under the insurance policies as to which certificates are delivered at ILPT Industrial Portfolio Whole Loan origination, if less than one year).

Lockbox and Cash Management. The ILPT Industrial Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The ILPT Industrial Portfolio Borrowers are required to direct each tenant at the portfolio to deposit funds directly into the lockbox account, and to deposit any funds received by the ILPT Industrial Portfolio Borrowers and property manager, notwithstanding such direction, into the lockbox account within two business days of receipt. If no Cash Management Sweep Period exists, amounts on deposit in the lockbox account are required to be disbursed to the ILPT Industrial Portfolio Borrowers’ operating account on each business day. Upon the first occurrence of a Cash Management Sweep Period, the lender is required to establish, and the ILPT Industrial Portfolio Borrowers are required to cooperate in establishing, a lender-controlled cash management account. If a Cash Management Sweep Period exists, funds on deposit in the lockbox account are required to be transferred to such cash management account, and applied to make monthly deposits to the tax reserve and insurance reserve as described above under “Escrows and Reserves”, to pay debt service on the ILPT Industrial Portfolio Whole Loan, to pay approved operating expenses in accordance with the annual budget (which is required to be reasonably approved by the lender during the continuance of a Cash Management Sweep Period) and to pay extraordinary expenses approved by the lender, and to pay any remainder (i) during a Cash Management Sweep Period caused by a Partial Debt Yield Event (as defined below), 50% into the cash trap account, and 50% to the ILPT Industrial Portfolio Borrowers or (ii) during any Cash Management Sweep Period not caused solely by a Partial Debt Yield Event, 100% into the cash trap account. In each case, the amounts deposited in the cash trap account (such amounts, the “Cash Trap Funds”) are required to be held as additional collateral for the ILPT Industrial Portfolio Whole Loan during the continuance of the Cash Management Sweep Period; provided that, so long as no event of default is continuing under the ILPT Industrial Portfolio Whole Loan, funds in the cash trap account are required to be applied to pay any shortfalls in debt service and to make deposits into the tax and insurance reserves to the extent amounts on deposit in the cash management account are insufficient, and, if requested by the ILPT Industrial Portfolio Borrowers, to pay tenant improvements costs and allowances and leasing commissions for leases approved or deemed approved by the lender, capital expenditures set forth in the approved annual budget, management fees not to exceed 3.0% of operating income for the properties, and (subject to an annual cap of $100,000) REIT distributions to owners of the ILPT Industrial Portfolio Borrowers.

A “Cash Management Sweep Period” means a period commencing upon the earlier of (i) an event of default under the related whole loan documents, (ii) a Debt Yield Event (as defined below) or (iii) Partial Debt Yield Event.

A “Debt Yield Event” will commence if the debt yield for the ILPT Industrial Portfolio Whole Loan is less than 6.75% at the end of two consecutive calendar quarters and will end if (i) the debt yield for the ILPT Industrial Portfolio Whole Loan is equal to or greater than 6.75% for two consecutive calendar quarters or (ii) the borrowers have delivered to the lender a letter of credit in accordance with the related whole loan documents in a face amount such that, if applied to reduce the principal balance of the ILPT Industrial Portfolio Whole Loan, would result in a debt yield of at least 6.75%.

A-3-53

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

A “Partial Debt Yield Event” will commence if the debt yield for the ILPT Industrial Portfolio Whole Loan is less than 7.25% at the end of two consecutive calendar quarters (and a Debt Yield Event does not exist) and will end if (i) the debt yield for the ILPT Industrial Portfolio Whole Loan is equal to or greater than 7.25% for two consecutive calendar quarters, (ii) the ILPT Industrial Portfolio Borrowers have delivered to the lender a letter of credit in accordance with the related whole loan documents in a face amount such that, if applied to reduce the principal balance of the ILPT Industrial Portfolio Whole Loan, would result in a debt yield of at least 7.25% or (iii) the amount of funds on deposit in the Cash Trap Funds are equal to, or in excess of, an amount equal to (x) $2.50 times (y) the rentable square footage of all vacant space at the ILPT Industrial Portfolio Properties.

Additional Secured Indebtedness (not including trade debts). The ILPT Industrial Portfolio Subordinate Companion Loan accrues interest at a rate of 4.4000% per annum and is held by a third party investor. The ILPT Industrial Portfolio Senior Loan is generally senior in right of payment to the ILPT Industrial Portfolio Subordinate Companion Loan. The holders of the ILPT Industrial Portfolio Senior Loan and the ILPT Industrial Portfolio Subordinate Companion Loan have entered into a co-lender agreement that sets forth the allocation of collections on the ILPT Industrial Portfolio Whole Loan. The Cut-off Date Balance PSF, Cut-off Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield based on the ILPT Industrial Portfolio Whole Loan are $43, 64.0%, 2.47x and 9.1% respectively. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loan—The ILPT Industrial Portfolio Whole Loan” in the Preliminary Prospectus.

Mezzanine Loans and Preferred Equity. Not permitted.

Release of Property. The ILPT Industrial Portfolio Borrowers may obtain the release of a property (without payment of a yield maintenance premium) solely in connection with a casualty or condemnation, as follows. In the event that no event of default exists and a casualty or condemnation occurs as to which either (i)(a) the net proceeds of such casualty or condemnation are greater than 25% of the Casualty Release Value (as defined below) of the property (the “Affected Property”), and (b) the ILPT Industrial Portfolio Borrowers, after using commercially reasonable efforts are unable to satisfy conditions to restoration requiring that restoration be commenced as soon as reasonably practicable but no later than 90 days after net proceeds are made available to the borrowers, and the Affected Property and use thereof after restoration will be in compliance with legal requirements, the Bond Lease (as defined below), if applicable, any major lease at the Affected Property and other documents applicable to the Affected Property and (c) the lender does not make net proceeds available to the ILPT Industrial Portfolio Borrowers for restoration or (ii) the net proceeds of such casualty or condemnation are greater than 60% of the Casualty Release Value, then the ILPT Industrial Portfolio Borrowers may, on or prior to the second monthly payment date following the application of said net proceeds, prepay the ILPT Industrial Portfolio Whole Loan and obtain the release of the Affected Property. Such prepayment is subject to certain conditions set forth in the related whole loan documents, including, among others: (i) payment of an amount equal to (1) the greater of (A) the Casualty Release Value applicable to the Affected Property and (B) the amount required to be paid under REMIC rules less (2) the portion of the net proceeds applied to the principal amount of the ILPT Industrial Portfolio Whole Loan applicable to such Affected Property (or zero if the amount in clause (2) is equal to or greater than the amount in clause (1)), (ii) transfer and conveyance of the Affected Property to a person other than the ILPT Industrial Portfolio Borrowers or any other loan party and (iii) payment of any additional amount required in order to satisfy REMIC requirements.

The “Casualty Release Value” for each of the ILPT Industrial Portfolio Properties, as set forth in the related whole loan documents is as follows: 945 Monument Drive – $32,760,512; 16101 Queens Court – $18,875,686; 4237-4255 Anson Boulevard – $46,709,324; 5500 Southeast Delaware Avenue – $20,795,247; 5 Logistics Drive – $13,180,987; 1800 Union Airpark Boulevard – $60,466,179; 2150 Stanley Road –$19,323,583; 20 Logistics Boulevard – $26,297,989; 5142 & 5148 North Hanley Road – $39,478,976; 2801 Airwest Boulevard – $27,513,711; 5000 Commerce Way –$44,597,806.

Right of First Offer/Right of First Refusal. With respect to each of the ILPT Industrial Portfolio Properties leased to Amazon, Amazon has both a right of first offer (“ROFO”) and a right of first refusal (“ROFR”) in connection with any offer for sale either of any such property or of a portfolio comprised solely of properties leased by the borrower to Amazon. The ROFO and ROFR do not apply to transfers to any affiliates of the ILPT Industrial Portfolio Borrowers, transfers to any joint venture or partnership with the ILPT Industrial Portfolio Borrowers, or transfers in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof.

Additionally, The Toro Company has a ROFO with respect to the ILPT Industrial Portfolio Property leased by it. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease. The ROFO does not apply to (i) any portfolio sale where the total sale price is over $500,000,000, (ii) any transfer in connection with any financing (or a foreclosure sale or deed in lieu thereof), (iii) a transfer to any entity that is a successor to the ILPT Industrial Portfolio Borrowers by merger or to a party whose property is managed by the ILPT Industrial Portfolio Borrowers’ property manager or (iv) a simultaneous tax-free exchange.

Ground Lease and Tax Abatement. With respect to the 5142 & 5148 North Hanley Road property (the “North Hanley Property”), in connection with the development of the North Hanley Property and in order to incentivize the sole tenant, SKF USA (“SKF”), to locate at the property, a fee interest in the property was obtained by St. Louis County. St. Louis County ground leased the North Hanley Property (the “Bond Lease”) to a predecessor of the ILPT Industrial Portfolio Borrowers (the “Predecessor Entity”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”). The related borrower has succeeded to the rights of the Predecessor Entity under the County Bonds, the Bond Lease and the Performance Agreement. The rent payable by the ILPT Industrial Portfolio Borrowers to the County under the Bond Lease is equal to the principal and interest payments due to the ILPT Industrial Portfolio Borrowers under the County Bonds and, therefore the rental payments to be made by the applicable borrower and bond payments owed to such borrower offset each other. During the term of the Bond Lease, the ILPT Industrial Portfolio Borrowers are entitled to purchase all or any portion of the North Hanley Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds. The ILPT Industrial Portfolio Borrowers are also required to repurchase the North Hanley Property and terminate the Bond Lease, upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31 of the 10th calendar year following the completion date (as defined in the Bond Lease, provided that it is deemed to be not later than December 31, 2016). According to the appraisal, the improvements at the property were completed in 2015, which would result in a final expiration date of December 31, 2025 for the Bond Lease.

In connection with the above arrangements, the related borrower is exempt from payment of real property taxes during the term of the Bond Lease. Under the Performance Agreement, in lieu of real property taxes, the related borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on the number of jobs offered by SKF during each annual test period (a 90-day period ending on September 30 of each year), and said amount begins increasing once SKF employs less than 388 full time employees. If SKF offers less than 350 jobs, (i) the contributions amount increases to equal 100% of the unabated real property taxes that would have otherwise been paid and (ii) the County Bonds structure and Bond Lease are effectively terminated as SKF is required to purchase the fee interest in the North Hanley Property (in return for tender and

A-3-54

Various	Collateral Asset Summary – Loan No. 6 ILPT Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 39.2% 5.05x 14.8%

cancellation of the County Bonds) by December 31 of such year. SKF is obligated under its lease to pay both the unabated taxes (when due) and the contribution payments, as applicable. Accordingly, no real estate taxes or contribution payments were underwritten. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026. The County Bonds have been pledged to the lender to secure the ILPT Industrial Portfolio Whole Loan. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Letter of Credit. The ILPT Industrial Portfolio Borrowers have the right to deliver a letter of credit meeting the requirements of the related whole loan documents in lieu of deposits previously made to the Toro Expansion Reserve. In addition, a letter of credit may be delivered to cure a Debt Yield Event or Partial Debt Yield Event as described above under “Lockbox and Cash Management”.

Terrorism Insurance. The related whole loan documents require that the “all risk” insurance policy required to be maintained by the ILPT Industrial Portfolio Borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the ILPT Industrial Portfolio and 18 months of business interruption insurance; provided that for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA (or such other program).

A-3-55

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

A-3-56

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

Orfali Portfolio
1 345 E 60th Street New York, NY
2 347 E 60th Street New York, NY
3 349 E 60th Street New York, NY
4 1097 1st Avenue New York, NY
5 1099 1st Avenue New York, NY
6 1101 1st Avenue New York, NY
7 1103 1st Avenue New York, NY
Upper East Side
MANHATTAN
East Side
East River
QUEENSBORO BRIDGE
FDR Drive
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
E. 70th St.
E. 69th St.
E. 68th St.
E. 67th St.
E. 66th St.
E. 65th St.
E. 64th St.
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
Hospital for Special Surgery Main Hospital
New York-Presbyterian/ Weill Cornell Medical Ctr.
Weill Cornell Medicine Neurosurgery
Cornell Medical College
Memorial Sloan Kettering Cancer Center
Carson Family Auditorium
The Rockefeller University
Rockefeller Research Laboratories
Rockefeller University Hospital
Weiss Building
Kaye Playhouse at Hunter Coll.
68TH/ HUNTER COLLEGE
Hunter College
Park Avenue Armory
National Geographic Corp. Office
Solow Tower
St. Catherine's Park
67th Street Library
Bristol Plaza
63RD ST/ LEXINGTON
Opera Orchestra Of New York
Mt. Vernon Hotel Museum and Garden
One Sutton Place North
Twenty-Four Sycamores Park
Andrew Haswell Green Park
Alice Aycock Pavilion
Savoy Plaza
59TH ST/ LEXINGTON
Tramway Plaza
Bloomingdale's
Bloomberg Tower
The Sovereign
Hammacher Schlemmer
The Excelsior
The Bristol
909 Third Avenue
399 Park
Citigroup Center
Lipstick Building
Wells Fargo
599 Lexington Avenue
875 Third
Three Ten
Upper West Side
Central Park
Upper East Side
QUEENS
Astoria
West New York
North Bergen
Weehawken
West Side
East Side
Long Island City
Midtown
Union City
Chelsea
HUDSON COUNTY
MANHATTAN
Williamsburg
Greenpoint
Hoboken
Hudson River
Greenwich Village
SoHo
Little Italy
Lower East Side
NEW JERSEY
Tribeca
Chinatown
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

A-3-57

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10022
				General Property Type:	Mixed Use
Original Balance:	$30,000,000			Detailed Property Type:	Multifamily/Retail
Cut-off Date Balance:	$30,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	4.0%			Year Built/Renovated:	1910/1985-2011
Loan Purpose:	Refinance			Size(1):	115 Units
Borrower Sponsors:	Jacob Orfali; Joseph Moinian			Cut-off Date Balance per Unit:	$260,870
Mortgage Rate:	3.4700%			Maturity Date Balance per Unit:	$260,870
Note Date:	11/20/2019			Property Manager:	Orfali Group LLC (borrower-related)
First Payment Date:	1/6/2020
Maturity Date:	12/6/2029
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI(4):	$2,917,259
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI Debt Yield:	9.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	9.7%
Additional Debt Type:	N/A			UW NCF DSCR:	2.71x
Additional Debt Balance:	N/A			Most Recent NOI(4):	$2,564,584 (9/30/2019 TTM)
Future Debt Permitted (Type)(2):	Yes (Mezzanine)			2nd Most Recent NOI:	$2,433,390 (12/31/2018)
Reserves(3)				3rd Most Recent NOI:	$2,681,194 (12/31/2017)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	95.7% (9/24/2019)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy(5):	95.0% (12/31/2018)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy(5):	95.0% (12/31/2017)
Replacements:	$0	Springing	N/A	Appraised Value (as of):	$58,700,000 (9/17/2019)
TI/LC:	$0	Springing	N/A	Cut-off Date LTV Ratio:	51.1%
Deferred Maintenance:	$69,625	$0	N/A	Maturity Date LTV Ratio:	51.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$30,000,000	100.0%	Payoff:	$16,328,257	54.4%
			Reserves:	$69,625	0.2%
			Closing Costs:	$739,388	2.5%
			Return of Equity:	$12,862,730	42.9%
Total Sources:	$30,000,000	100.0%	Total Uses:	$30,000,000	100.0%

(1)	The Orfali Portfolio Properties (as defined below) are comprised of 115 multifamily units totaling 49,789 SF and 7,535 SF of commercial space.

(2)	See “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional permitted debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The increase in UW NOI from Most Recent NOI is primarily attributed to $177,480 in vacancy gross up.

(5)	Represents occupancy of the residential units. As of the commercial rent roll dated October 1, 2019, the occupancy of the commercial space is 100.0%.

The Mortgage Loan. The seventh largest mortgage loan (the “Orfali Portfolio Mortgage Loan”) is evidenced by two promissory notes with an aggregate original principal balance of $30,000,000, which is secured by a first priority fee mortgage encumbering seven mixed use multifamily and retail buildings located in the Upper East Side of New York, New York (collectively, the “Orfali Portfolio Properties”). The proceeds of the Orfali Portfolio Mortgage Loan were used to pay off existing debt encumbering the Orfali Portfolio Properties, pay closing costs, fund reserves and return cash equity to the borrower sponsors.

The Borrower and the Borrower Sponsors. The borrower is First Sigma DE LLC (the “Orfali Portfolio Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy remote with one independent director. Legal counsel to the Orfali Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Orfali Portfolio Mortgage Loan. The Orfali Portfolio Borrower is wholly owned by First Sigma Capital Inc., which is 50.0% owned by Jacob Orfali and 50.0% owned by Joseph Moinian, each of which are the borrower sponsors and non-recourse carveout guarantors of the Orfali Portfolio Mortgage Loan.

Jacob Orfali is a developer, investor, and long-term owner of real estate within the New York City tri-state area. The CEO of The Orfali Group, Jacob Orfali has over 35 years of experience in real estate investment and development across a variety of property types, including office, multifamily, hotel, and retail. Joseph Moinian is the founder and CEO of the Moinian Group, a New York City-based developer, investor and long-term owner of real estate nationwide, with ownership and operation of a portfolio in excess of 20 million SF. The Moinian Group holds a portfolio of assets in cities across the United States,

A-3-58

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

including New York, Chicago, Dallas and Los Angeles, such as 3 Columbus Circle, 450-460 Park Avenue, Sky (605 West 42nd Street), Ocean Luxury Residences (1 West Street) and the W NY Downtown hotel (123 Washington Street).

The Properties. The Orfali Portfolio Properties are comprised of seven contiguous, five-story walk-up midrise multifamily apartment buildings, of which four are mixed use multifamily and retail, totaling 115 residential units and eight commercial spaces totaling 7,535 SF. Situated on 0.404 acres of land in the Upper East Side neighborhood, the Orfali Portfolio Properties are located at the southeast intersection of East 60th Street and 1st Avenue. The Orfali Portfolio Properties were built in 1910 and renovated in stages from 1985 to 2011. The residential multifamily units include 98 furnished studio, one-bedroom, and two-bedroom units, which are offered as short-term corporate rentals, and 17 unfurnished studio and one-bedroom units, which are leased to long-term tenants and subject to New York City rent regulations. As of September 24, 2019, the residential units at the Orfali Portfolio Properties are 95.7% leased, and as of October 1, 2019, the eight ground-floor commercial spaces are 100.0% occupied by seven tenants. The commercial spaces include three restaurants, a Dunkin Donuts, an eyewear and optician store, and a drop off laundry cleaner as well as operation of a coin-metered laundry room.

Portfolio Summary(1)
Property	No. of Units	% of Total Units	Occupancy %	Avg Size Per Unit (SF)	Total Size (SF)	Avg Monthly Rent Per Unit(2)	Commercial Size (SF)	% of Total Retail SF	UW Annual Rent PSF(3)
345 East 60th Street	19	16.5%	89.5%	397	7,550	$2,753	0	0.0%	$0.00
347 East 60th Street	16	13.9%	100.0%	472	7,550	$3,020	0	0.0%	$0.00
349 East 60th Street	16	13.9%	81.3%	394	6,300	$2,474	0	0.0%	$0.00
1097 1st Avenue	16	13.9%	100.0%	517	8,266	$2,981	1,900	25.2%	$111.63
1099 1st Avenue	16	13.9%	100.0%	433	6,923	$2,800	1,730	23.0%	$137.44
1101 1st Avenue	16	13.9%	100.0%	396	6,336	$2,585	2,209	29.3%	$77.00
1103 1st Avenue	16	13.9%	100.0%	429	6,864	$2,108	1,696	22.5%	$113.72
Total/Wtd. Avg.	115	100.0%	95.7%	433	49,789	$2,676	7,535	100.0%	$107.87

(1)	Information is based on the underwritten rent roll and borrower-provided rent roll.

(2)	Includes gross up of vacant units based on appraisal concluded market rent.

(3)	Represents the UW Annual Rent PSF of the commercial space.

Unit Mix Summary(1)
Unit Type	No. of Units	% of Total Units	Occupancy %	Avg Size Per Unit (SF)	Total Size (SF)	Avg Monthly Rent Per Unit(2)	Avg Market Monthly Rent Per Unit(3)
Studio	84	73.0%	94.0%	430	36,091	$2,899	$2,958
Rent Regulated Studio	12	10.4%	100.0%	419	5,032	$258	$2,958
Rent Regulated 1 BD / 1 BA	5	4.3%	100.0%	434	2,170	$347	$3,547
1 BD / 1 BA	8	7.0%	100.0%	487	3,893	$3,588	$3,547
2 BD / 1 BA	6	5.2%	100.0%	434	2,603	$5,128	$5,029
Total/Wtd. Avg.	115	100.0%	95.7%	433	49,789	$2,676	$3,133

(1)	Information is based on the underwritten rent roll.

(2)	Includes gross up of vacant units based on appraisal concluded market rent.

(3)	Based on the appraisal.

The 98 furnished short-term rentals consist of studio, one-bedroom and two-bedroom units, with a weighted average unit size of 435 SF. Unit amenities include a full kitchen and bathroom, individually controlled air conditioning units, LED flat screen TV, and furnishings such as furniture and houseware. Amenities at the Orfali Portfolio Properties include coin-operated laundry facilities, private courtyard garden, and a full-time doorman and on-site management. Leases for the short-term rentals typically range from one month to one year, and according to the rent roll dated September 24, 2019, the short-term rental units have an average rental term of 2 months. According to the borrower sponsors, the Orfali Portfolio Properties have had residential occupancy of 95.0% since 2008 and typical tenants of these furnished units include corporate relocations, summer interns, diplomats, charitable organizations (such as Doctors Without Borders), as well as a variety of other miscellaneous tenants in need of short term rentals. According to the appraisal, the monthly market rent of traditional unfurnished units is $2,605 per unit, compared to the monthly market rent of furnished short-term rental units at $3,133 per unit. This represents an average premium of 20.3% over traditional unfurnished units, with greater premiums in larger units compared to studio units.

The 17 rent-regulated units consist of studio and one-bedroom units, with a weighted average unit size of 424 SF. Nine of the units are rent controlled and eight are rent stabilized. The tenants in the rent-regulated units pay weighted average monthly rent of $284 per unit, which is 90.9% below appraisal concluded market rent of $3,131 per unit. The rent-regulated units represent 14.8% of the total residential units and 1.3% of the underwritten effective gross income.

A-3-59

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

The following table presents certain information relating to the commercial leases at the Orfali Portfolio Properties:

Commercial Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Base Rent	Annual UW Base Rent PSF(2)	% of Total Annual UW Base Rent	Lease Expiration
John & Tony Pizza Corp	NR/NR/NR	1,900	25.2%	$212,103	$111.63	26.1%	6/30/2023
Ming’s Clean & Fresh Inc(2)	NR/NR/NR	1,449	19.2%	$91,812	$63.36	11.3%	3/31/2022
Phaya Cuisine Inc	NR/NR/NR	865	11.5%	$151,796	$175.49	18.7%	12/31/2023
Legacy Brands Isa Llc Dba Dunkin	NR/NR/NR	865	11.5%	$85,972	$99.39	10.6%	12/31/2022
RN Trading Inc	NR/NR/NR	848	11.3%	$100,161	$118.11	12.3%	6/30/2023
Quantum Leap Natural Restaurant	NR/NR/NR	848	11.3%	$92,700	$109.32	11.4%	7/31/2028
MC Optical	NR/NR/NR	760	10.1%	$78,286	$103.01	9.6%	3/14/2021
Total/Wtd. Avg.		7,535	100.0%	$812,830	$107.87	100.0%

(1)	Information is based on the retail underwritten rent roll dated October 1, 2019.

(2)	Ming’s Clean & Fresh Inc leases retail space of 949 SF at $73.99 PSF at 1101 1st Avenue and operates the 500 SF coin-metered laundry room at 345 East 60th Street for $1,800 per month, which provides for annual rent steps of 3.0% commencing in December 2019.

The Market. The Orfali Portfolio Properties are located in New York, New York, within the Upper East Side neighborhood. Located at the southeast intersection of 60th Street and First Avenue and two blocks from the East River, the Orfali Portfolio Properties offer easy access to the Upper East Side to the north and Midtown East to the south. According to the appraisal, the surrounding area is underscored by multifamily residential buildings, ranging from single-family townhouses, low and mid-rise walk-ups, to luxury high-rise towers.

Prominent institutions within a ten-block radius include The Rockefeller University, Hunter College, New York Presbyterian/Weil Cornell Medical Center, and Memorial Sloan Kettering Cancer Center. Other notable attractions include Central Park, which is located six avenues west, and the United Nations, which is located 12 blocks south. Major retailers and department stores are primarily located along avenues throughout the Upper East Side and Midtown East neighborhoods, including Bloomingdale’s, Apple Fifth Avenue, Nike, Victoria’s Secret, T.J. Maxx, and Sephora. The presence of restaurants, supermarkets, boutiques, gyms, specialty fitness facilities, hotels, and art galleries offer a wide range of options for residents.

The 4, 5, 6, N, R and W subway lines stop at Lexington Avenue and 59th Street and the F and Q subway lines stop at Lexington Avenue and 63rd Street. Additionally, the Orfali Portfolio Properties are located within one block of the Ed Koch Queensboro bridge, which connects Manhattan to Roosevelt Island and Queens, and within two blocks of FDR Drive, a major freeway traversing the entire east side of Manhattan. According to a third party market research report, the intersection of East 60th Street and First Avenue had a traffic count of 45,149 vehicles per day in 2018.

According to a third party market research provider, the estimated 2019 population within a one-, three-, and five-mile radius of the Orfali Portfolio Properties is approximately 176,468, 1,341,116, and 3,041,345, respectively; and the estimated 2019 average household income within the same radii is approximately $196,043, $154,836, and $128,868, respectively.

As of the second quarter of 2019, the New York City multifamily submarket consisted of 219,294 traditional unfurnished units and had average monthly asking rents of $3,783 per unit, with a vacancy rate of 4.5%. As of the second quarter of 2019, the Upper East Side multifamily submarket consisted of 16,744 traditional unfurnished units and had average monthly asking rents of $4,426 per unit, with a vacancy rate of 2.9%.

As of the second quarter of 2019, the average rent and vacancy of Manhattan retail is $485.00 PSF and 14.7%, respectively. As of the second quarter of 2019, the average rent and vacancy of Upper East Side retail is $233.00 PSF and 8.5%, respectively. The appraisal concluded market rent for ground floor retail of $110.00 PSF and ground floor corner retail of $115.00 PSF.

A-3-60

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

The appraisal identified 16 comparable properties that offer furnished corporate housing in New York, New York.

Furnished Corporate Housing(1)
Property	Unit Type	Avg Size (SF)(2)(3)	Monthly Asking Rent Per Unit(2)(3)	Monthly Asking Rent PSF(2)(3)	Term	Building Type
Orfali Portfolio Properties	Studio	430	$2,899	$80.96	1 to 12 Months	Walk-Up
	1 BD / 1 BA	487	$3,588	$88.46	1 to 12 Months	Walk-Up
	2 BD / 1 BA	434	$5,128	$141.85	1 to 12 Months	Walk-Up
149 East 39th Street	Studio	400	$3,900	$117.00	30 Days	Elevator
	1 BD / 1 BA	750	$4,900	$78.40	30 Days	Elevator
	2 BD / 1 BA	1,200	$10,000	$100.00	30 Days	Elevator
468 W 146th Street	Studio	299	$2,400	$96.32	6 Months	Walk-Up
354 East 50th Street	Studio	350	$3,000	$102.86	30 Days	Elevator
	1 BD / 1 BA	625	$5,400	$103.68	30 Days	Elevator
	2 BD / 1 BA	1,000	$6,480	$77.76	30 Days	Elevator
429 East 52 Street	Studio	375	$3,100	$99.20	30 Days	Walk-Up
300 East 62nd Street	1 BD / 1 BA	650	$5,000	$92.31	12 Months	Elevator
	2 BD / 2 BA	1,225	$8,500	$83.27	12 Months	Elevator
East 54st Street (Third Ave)	1 BD / 1 BA	455	$3,100	$81.76	30 Days	Elevator
130 East 63rd Street	1 BD / 1 BA	650	$5,500	$101.54	30 Days	Elevator
360 East 65th	1 BD / 1 BA	756	$5,500	$87.30	2 to 6 Months	Elevator
201 East 86th Street	1 BD / 1 BA	705	$5,539	$94.28	3 Months	Elevator
130 West 15th Street	Studio	550	$4,685	$102.22	3 Months	Elevator
225 East 63rd Street	Studio	494	$5,150	$125.10	2 to 6 Months	Elevator
450 West 42nd Street	Studio	549	$4,488	$98.10	3 Months	Elevator
299 Chrystie	1 BD / 1 BA	705	$5,539	$94.28	3 Months	Elevator
500 2nd Avenue	2 BD / 1.5 BA	953	$6,901	$86.90	2 to 6 Months	Elevator
400 East 58th Street	2 BD / 2 BA	1,194	$7,519	$75.57	2 to 6 Months	Elevator
400 East 84th Street	2 BD / 2 BA	1,050	$8,549	$97.70	2 to 6 Months	Elevator

(1)	Source: Appraisal.

(2)	Information for the Orfali Portfolio Properties is based on the underwritten rent roll.

(3)	Excludes the 17 rent-regulated units for the Orfali Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Orfali Portfolio Properties:

Cash Flow Analysis
	2016	2017	2018	9/30/2019 TTM	UW	UW Per Unit
Gross Potential Rent(1)	$2,616,651	$2,913,724	$2,768,629	$2,804,037	$3,693,508	$32,117
Other Rental Income(2)	$719,413	$778,830	$727,693	$783,318	$772,188	$6,715
Other Income	$463,311	$367,725	$357,868	$360,275	$387,295	$3,368
Less Vacancy & Credit Loss	$0	$0	$0	$0	($401,567)	($3,492)
Effective Gross Income	$3,799,376	$4,060,278	$3,854,190	$3,947,630	$4,451,425	$38,708
Total Operating Expenses	$1,409,768	$1,379,084	$1,420,800	$1,383,046	$1,534,166	$13,341
Net Operating Income	$2,389,608	$2,681,194	$2,433,390	$2,564,584	$2,917,259	$25,367
Replacement Reserves(3)	$0	$0	$0	$0	$60,562	$527
Net Cash Flow	$2,389,608	$2,681,194	$2,433,390	$2,564,584	$2,856,697	$24,841

Occupancy %(4)	95.0%	95.0%	95.0%	95.0%	90.3%
NOI DSCR	2.26x	2.54x	2.31x	2.43x	2.76x
NCF DSCR	2.26x	2.54x	2.31x	2.43x	2.71x
NOI Debt Yield	8.0%	8.9%	8.1%	8.5%	9.7%
NCF Debt Yield	8.0%	8.9%	8.1%	8.5%	9.5%

(1)	UW Gross Potential Rent is based on the residential underwritten rent roll and includes $177,480 in vacancy gross up.

(2)	Other Rental Income is underwritten to the retail rent roll, with a vacancy adjustment of 5.0%.

(3)	Includes replacement reserves for residential and commercial spaces and tenant improvements and leasing commissions for the commercial spaces.

(4)	UW Occupancy represents the underwritten economic vacancy of 9.7%, which is underwritten to the appraisal concluded vacancy. As of the rent rolls dated September 24, 2019 and October 1, 2019, residential occupancy was 95.7% and retail occupancy was 100.0%, respectively.

A-3-61

Various New York, NY 10022	Collateral Asset Summary – Loan No. 7 Orfali Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$30,000,000 51.1% 2.71x 9.7%

Escrows and Reserves. The Orfali Portfolio Borrower deposited in escrow at origination $69,625 for immediate repairs. On each monthly payment date during the continuance of a Cash Sweep Trigger Event (as defined below), the Orfali Portfolio Borrower is required to escrow monthly (i) 1/12 of the annual estimated tax payments, (ii) 1/12 of the annual estimated insurance premiums, (iii) $2,521 for replacement reserves, and (iv) $628 for rollover reserves. All excess cash flow will be deposited into an account designated by the Orfali Portfolio Borrower, provided, however, that during the continuance of a Cash Sweep Trigger Event, all excess cash flow is required to be held by the lender as additional security for the Orfali Portfolio Mortgage Loan.

Lockbox and Cash Management. The Orfali Portfolio Mortgage Loan has a springing lockbox with springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below).

A “Cash Management Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Orfali Portfolio Borrower, the guarantor, or the property manager, (iii) the debt service coverage ratio for the trailing 12-month period, based on actual debt service due and payable during such period, falling below 1.25x, or (iv) any indictment for fraud or misappropriation of funds by the Orfali Portfolio Borrower, the guarantor, or the property manager, provided that in the case of a third party property manager, such indictment is related to the Orfali Portfolio Property, or any director or officer of such parties. A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 45 days for the Orfali Portfolio Borrower or guarantor, or 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Orfali Portfolio Borrower, guarantor, or property manager under the related mortgage loan documents or management agreement, as applicable, in regard to clause (iii) above, the debt service coverage for the trailing 12-month period, based on actual debt service due and payable during such period, being at least 1.30x for two consecutive calendar quarters, or in regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) as to the property manager, such property manager is replaced with a qualified manager under a replacement property management agreement.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Orfali Portfolio Borrower, the guarantor, or the property manager, or (iii) the debt service coverage ratio for the trailing 12-month period, based on actual debt service due and payable during such period, falling below 1.15x. A Cash Sweep Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 45 days for the Orfali Portfolio Borrower or guarantor, or 120 days for the property manager, and the lender’s determination that such filing does not materially affect the obligations of the Orfali Portfolio Borrower, guarantor, or property manager under the related mortgage loan documents or management agreement, as applicable, or in regard to clause (iii) above, the debt service coverage for the trailing 12-month period, based on actual debt service due and payable during such period, being at least 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loans and Preferred Equity. The Orfali Portfolio Borrower is permitted to obtain a mezzanine loan upon satisfaction of certain conditions including, among others, (i) no event of default has occurred; (ii) the combined loan-to-value ratio does not exceed 51.1%; (iii) the combined debt service coverage ratio based on the trailing twelve month period immediately preceding the date of determination is not less than 2.43x; (iv) the mezzanine lender enters into an intercreditor agreement acceptable to lender; and (v) the Orfali Portfolio Borrower delivers a rating agency confirmation.

Release of Property. Not permitted.

Terrorism Insurance. The Orfali Portfolio Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-62

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

A-3-63

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

Doubletree New York Times Square West
350 W 40th Street
New York, NY 10018
MANHATTAN
West Side
Hell's Kitchen
Theater District
Midtown
Chelsea
Hudson River
HUDSON YARDS
DeWitt Clinton Park
Passenger Ship Terminal
Intrepid Sea-Air-Space Museum
Interactive Fountain
Circle Line Sightseeing Cruises
Consulate General of the People's Rep. of China
W. 39th Street Ferry Terminal
Lincoln 495 Tunnel
Pier 78
Jacob Javits Convention Center
30th Street Heli Pad
Hudson River Park
Terminal Warehouse Building
The High Line Elevated Park
Western Yard (Under Development)
Vessel
The Shops & Restaurants at Hudson Yards
15 Hudson Yards
The Shed
10 Hudson Yards
35 Hudson Yards
55 Hudson Yards (Under Constr.)
50 Hudson Yards (Under Constr.)
1 Hudson Yards
Abington House
Morgan General Mail Facility
3 Hudson Boulevard (UC)
The Spiral (Under Constr.)
Hudson Mercantile
Hudson River Hotel
Verizon Corporate Office
NY Museum of Contemporary Art
Cassa Times Square
DiMenna Ctr. for Classical Music
Casamia 36 Hotel
Ensemble Studio Theatre
Irish Cultural Center
The Daily Show with Trevor Noah
Con Edison
Holiday Inn Express Midtown West
Kimpton Ink48
Comfort Inn Midtown West
Cranky Cabaret
The Art Gallery NY
The Davenport Theatre
Westside Theatre
Riverbank West
Travel Inn Hotel
Playwrights Horizons
Cachet Boutique Hotel
YOTEL New York
One MiMA Tower
One River Place
Silver Towers
Port Authority Bus Terminal
Staybridge Suites
Al Hirschfeld Theatre
Imperial Theatre
NY Marriott Marquis
Row NYC
Jacobs Theatre
Majestic Theatre
Viacom Intl.
Lyceum Theatre
TIMES SQUARE
The Westin Times Square
42ND ST/ PORT AUTHORITY
Hilton Times Sq.
New Amsterdam Theatre
New York Times Building
42ND ST/ TIMES SQ.
Courtyard Marriott
Hilton Garden Inn
Homewood Suites
TheatreLab
Bricken Arcade Bldg.
Even Hotel
Manhattan Center
The New Yorker
34TH ST/ PENN STATION
Manhattan Center
Macy's
New York & Company Corp. Office
One Penn Plaza
PENN STATION
James A. Farley General Post Office
Madison Square Garden
Penn Station
LIRR
NJ TRANSIT
AMTRAK
34TH ST/ HUDSON YARDS
Magnet Theater
28TH ST/ 7TH AVE
W. 54th St.
W. 53rd St.
W. 52nd St.
W. 51st St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
W. 41st St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
W. 33rd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
12th Ave.
11th Ave.
10th Ave.
Dyer Ave.
9th Ave.
8th Ave.
7th Ave.
9A
495
Upper West Side
Upper East Side
Astoria
Central Park
QUEENS
West New York
North Bergen
Weehawken
West Side
East Side
Midtown
Long Island City
Union City
Chelsea
East River
Greenpoint
HUDSON COUNTY
MANHATTAN
Greenwich Village
Williamsburg
Hoboken
Hudson River
NEW JERSEY
SoHo
Little Italy
Tribeca
Lower East Side
Chinatown
JERSEY CITY
Financial District
Downtown Brooklyn
BROOKLYN
Brooklyn Heights
Liberty State Park
Park Slope

A-3-64

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10018
				General Property Type(3):	Other
Original Balance(1):	$28,000,000			Detailed Property Type(3):	Leased Fee
Cut-off Date Balance(1):	$28,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	3.8%			Year Built/Renovated:	2017/N/A
Loan Purpose:	Refinance			Size:	612 Rooms
Borrower Sponsor:	Sam Chang			Cut-off Date Balance per Room(1):	$94,771
Mortgage Rate:	3.66072%			Maturity Date Balance per Room(1):	$94,771
Note Date:	11/25/2019			Property Manager:	Self-managed
First Payment Date:	1/6/2020
Maturity Date:	12/6/2029
Original Term to Maturity	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(4):	(a) $5,454,725	(b) $16,443,880
Seasoning:	0 months			UW NOI Debt Yield(1)(4):	(a) 9.4%	(b) 28.4%
Prepayment Provisions:	LO (6); YM1 (107); O (7)			UW NOI Debt Yield at Maturity(1)(4):	(a) 9.4%	(b) 28.4%
Lockbox/Cash Mgmt Status:	N/A			UW NCF DSCR(1)(4):	(a) 2.53x	(b) 6.85x
Additional Debt Type(1):	Pari Passu / Subordinate Debt			Most Recent NOI(5):	$16,549,016
Additional Debt Balance(1):	$30,000,000 / $32,000,000			2nd Most Recent NOI(5):	$17,834,908
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(5):	$12,929,350
Reserves(2)				Most Recent Occupancy(6):	92.1% (9/30/2019)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(6):	95.4%
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(6):	86.9%
Insurance:	$0	Springing	N/A	Appraised Value (as of)(7):	$132,600,000 (10/1/2019)
Replacements:	$0	$0	N/A	Cut-off Date LTV Ratio(1)(7):	(a) 43.7%	(b) 16.7%
TI/LC:	$0	$0	N/A	Maturity Date LTV Ratio(1)(7):	(a) 43.7%	(b) 16.7%

Sources and Uses(8)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$90,000,000	42.9%	Payoff:	$205,326,015	97.8%
Leasehold Mortgage Loan:	$120,000,000	57.1%	Closing Costs:	$4,030,547	1.9%
			Return of Equity:	$643,438	0.3%
Total Sources:	$210,000,000	100.0%	Total Uses:	$210,000,000	100.0%

(1)	The DoubleTree New York Times Square West Leased Fee Mortgage Loan (as defined below) is part of the DoubleTree New York Times Square West Leased Fee Whole Loan (as defined below), which is comprised of (i) four senior pari passu promissory notes with an aggregate principal balance of $58,000,000 (the “Senior Loan”) and (ii) a subordinate companion note with an original principal balance of $32,000,000 (the “Subordinate Companion Loan”). The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the Senior Loan, without regard to the Subordinate Companion Loan. Including the Subordinate Companion Loan, the Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio are $147,059, $147,059, 6.1%, 6.1%, 1.59x, 67.9% and 67.9%, respectively.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	The DoubleTree New York Times Square West Leased Fee Whole Loan is secured by the borrower’s fee simple interest in a land parcel (the “Fee” or the “DoubleTree New York Times Square West Leased Fee Property”), beneath a 36-story, 612-room, full-service DoubleTree by Hilton New York Times Square West Hotel (the “Leasehold” or the “Improvement”) located at 350 West 40th Street in Times Square, New York, New York.

(4)	Underwriting and Financial Information is based on (a) the average annual ground lease payment due under the ground lease over the next 15-year period described below under “The Property,” and (b) the underwritten “look-through” of Leasehold (non-collateral) net operating income of $16,443,880, as described below under “Operating History and Underwritten Net Cash Flow”.

(5)	Historical NOI performance based on the “look-through” of Leasehold (non-collateral) net operating income, as described below under “Operating History and Underwritten Net Cash Flow”. At loan origination, the Fee (collateral) and Leasehold (non-collateral) interests were bifurcated and a newly created 49-year ground lease was executed.

(6)	Historical occupancy is based on the “look-through” of Leasehold (non-collateral) hotel occupancy.

(7)	The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on the Senior Loan and (a) the “as-is” Fee appraised value as of October 1, 2019 of $132,600,000, and (b) the “as-stabilized” Fee and Leasehold (non-collateral) appraised value of $347,000,000, which reflects the value the Improvement (non-collateral) operating at stabilized market conditions, plus the value of the Fee (collateral).

(8)	See “The Mortgage Loan” below for further discussion of sources and uses.

A-3-65

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

The Mortgage Loan. The eighth largest mortgage loan (the “DoubleTree New York Times Square West Leased Fee Mortgage Loan”) is part of the DoubleTree New York Times Square West Leased Fee Whole Loan evidenced by (i) four pari passu notes comprising the Senior Loan with an aggregate original principal balance of $58,000,000 and an aggregate outstanding principal balance as of the Cut-off Date of $58,000,000 and (ii) the Subordinate Companion Loan with an original principal balance of $32,000,000 and an outstanding principal balance as of the Cut-off Date of $32,000,000. The DoubleTree New York Times Square West Leased Fee Whole Loan is secured by a first priority lien on the Leased Fee Borrower’s (as defined below) fee simple interest in a land parcel, beneath a 36-story, 612-room, full-service DoubleTree by Hilton New York Times Square West Hotel located at 350 West 40th Street in Times Square, New York, New York. The Improvement will not be collateral for the DoubleTree New York Times Square West Leased Fee Whole Loan. The Leased Fee Borrower is an affiliate of an entity that holds technical legal title to the Improvement. However, since the Improvement has been 100.0% leased to the ground lessee pursuant to the Ground Lease (as defined below), the Leased Fee Borrower will only receive the rental income from the Ground Lease and not from the operation of any of the Improvement. Therefore, the Improvement is referred to as not being collateral for the DoubleTree New York Times Square West Leased Fee Whole Loan.

Promissory Notes A-1 and A-4, with an aggregate original principal balance of $28,000,000, represent the DoubleTree New York Times Square West Leased Fee Mortgage Loan, and will be included in the UBS 2019-C18 Trust. Promissory Notes A-2 and A-3, with an aggregate original principal balance of $30,000,000, represent the (“Non-Serviced Pari Passu Companion Loan”). The below table summarizes the DoubleTree New York Times Square West Leased Fee Whole Loan, including the remaining promissory notes, which are currently held by UBS AG and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized notes will not be split further. The DoubleTree New York Times Square West Leased Fee Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust until the controlling pari passu Promissory Note A-2 is securitized, whereupon the DoubleTree New York Times Square West Leased Fee Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

DoubleTree New York Times Square West Leased Fee Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	UBS 2019-C18	No
A-2	$20,000,000	$20,000,000	UBS AG	No(1)
A-3	$10,000,000	$10,000,000	UBS AG	No
A-4	$3,000,000	$3,000,000	UBS 2019-C18	No
B	$32,000,000	$32,000,000	UBS AG	Yes(1)
Total	$90,000,000	$90,000,000

(1)	The initial controlling note is Note B, so long as no control appraisal period with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan has occurred and is continuing. If and for so long as a control appraisal period with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan has occurred and is continuing, then the controlling note will be Note A-2. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” in the Preliminary Prospectus.

At loan origination, the Fee (collateral) and Leasehold (non-collateral) interests were bifurcated and a newly created 49-year ground lease was executed. Simultaneously with the origination of the DoubleTree New York Times Square West Leased Fee Whole Loan, a mortgage loan, secured by the Leasehold interest (non-collateral), in the amount of $120.0 million (the “Leasehold Mortgage Loan”) was provided by Goldman Sachs Bank USA (the “Leasehold Mortgage Lender”) to the borrower sponsor. The maturity date of the Leasehold Mortgage Loan is November 25, 2021. Pursuant to the Leasehold Mortgage Loan, the borrower sponsor also pledged as additional collateral to the Leasehold Mortgage Lender 100.0% of the equity interests of the sole member in the Leased Fee Borrower (as defined below). The proceeds of the DoubleTree New York Times Square West Leased Fee Whole Loan and the Leasehold Mortgage Loan with an original principal amount of $120,000,000, were used to pay off existing debt on the DoubleTree New York Times Square West Leased Fee Property, pay closing costs, and return equity to the borrower sponsor. An affiliate of the borrower sponsor acquired the Improvement and is the Leasehold owner/ground tenant.

The Borrower and the Borrower Sponsor. The borrower is NYHK Fiona LLC (the “Leased Fee Borrower”), a Delaware limited liability company structured to be bankruptcy-remote with two independent directors. Legal counsel to the Leased Fee Borrower delivered a non-consolidation opinion in connection with the origination of the DoubleTree New York Times Square West Leased Fee Whole Loan. The Leased Fee Borrower is directly owned by Sam Chang, the borrower sponsor and non-recourse carveout guarantor of the DoubleTree New York Times Square West Leased Fee Whole Loan.

Sam Chang is the founder, Chairman and CEO of McSam Hotel Group, LLC based in Great Neck, New York. Since 1997, Mr. Chang has developed and operated more than 50 properties, including hotels and residential and commercial properties in the New York metropolitan area. Mr. Chang has been approved for franchise licenses by a variety of hotel franchise companies and their affiliates including Hilton Hotel Corporation, InterContinental Hotels Group, Hilton International, Inc., Hyatt Hotels Corporation, Carlson Hotels Worldwide, Starwood Hotels and Resorts Worldwide, Inc., Wyndham Worldwide Corporation, and Choice Hotels International. McSam Hotel Group, LLC currently operates 36 properties, has 13 properties under construction, and two properties under development totaling 9,231 rooms for a variety of national hotel chains. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The DoubleTree New York Times Square West Leased Fee Property consists of a square-shaped parcel of land totaling 9,875 SF situated along the northwesterly corner of Ninth Avenue and West 40th Street in Times Square, New York, New York. The collateral does not include the Improvement constructed on such parcel of land. The Improvement consists of a 36-story, 612-room full-service DoubleTree by Hilton New York Times Square West Hotel. Built in 2017, the DoubleTree New York Times Square West Leased Fee Property’s guestroom configuration consists of 375 king rooms and 237 double rooms, and each guestroom includes a 40-inch HDTV, premium cable, a mini-refrigerator, coffeemaker, and desk and chair. Hotel amenities include a full-service restaurant and bar (serving breakfast, lunch, and dinner) with indoor, lounge, and outdoor garden seating, a rooftop bar and lounge on the 37th floor featuring views of the New York City skyline, two meeting and banquet spaces totaling 900 SF (which can accommodate up to 75 people), a business center, fitness center, and market pantry. Parking is provided by an off-site valet through a third party operator.

A-3-66

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

At loan origination, the Improvement is encumbered by a 49-year ground lease, with no termination option, to an affiliate of the Leased Fee Borrower, with an initial ground rent of $5.4 million, with annual increases of 1.0% thereafter commencing in year 11.

The DoubleTree by Hilton New York Times Square West Hotel operates under a franchise agreement with Hilton Franchise Holdings LLC, which is a subsidiary of Hilton Worldwide Holdings Inc. (“Hilton”), which has an expiration date of June 30, 2038. The franchise agreement stipulates a monthly royalty fee of 4.0% of gross room revenue and a monthly program fee of 4.0% of gross room revenue. The program fee is subject to increase, but such increase is limited to 1.0% of the gross room revenue, and the program fee will not exceed 5% of gross room revenue.

Hilton is a global hospitality company, operating in 117 countries and territories under 17 brand names. As of the third quarter of 2019, Hilton had 771 company-owned and/or managed properties (242,410 rooms) and 5,209 franchised properties (712,445 rooms), for a total of 5,980 properties (954,855 rooms). Hilton’s portfolio of global brands includes Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts, Curio Collection by Hilton, Hilton Hotels & Resorts, Embassy Suites by Hilton, Homewood Suites by Hilton, DoubleTree by Hilton, Hilton Garden Inn, Hampton by Hilton, and LXR Hotels & Resorts. As of the third quarter of 2019, there are 580 hotels operating under the DoubleTree brand across 46 countries and territories.

The Market. The DoubleTree New York Times Square West Leased Fee Property is located within Times Square of the Midtown West neighborhood of Manhattan, proximate to the Theater District and Hudson Yards. The Times Square neighborhood is bounded by West 53rd Street to the north; West 40th Street to the south; Sixth Avenue to the east; and Eighth Avenue to the west. The Theater District is generally between Sixth Avenue and Eighth Avenue from the low-West 40s to the low-West 50s, centralized around Broadway. Times Square is a small land area of significant consequence. According to a third party market research report, though it comprises only 0.1% of New York City’s land area, Times Square supports nearly 10% of the city’s jobs and generates 15% of its economic output. With over 180,000 workers, over 19,000 hotel rooms, and approximately 31 million SF of office space, the district is a major commercial, retail and entertainment center.

New York City is one of the nation's premier tourist destinations. According to a third party market information provider, New York City has been breaking records of visitors for the past five years: 56.5 million in 2014, 58.5 million in 2015, 60.5 million in 2016, 62.8 million in 2017, and 65.0 million in 2018. In 2018, visitors spent $13.5 billion on lodging with additional spending of $32.7 billion on food & beverage, shopping, transportation, and recreation and entertainment. According to a third party market information provider, the Times Square district had approximately 377,306 daily visitors in 2018. On its busiest days, daily traffic in this neighborhood can exceed 450,000 pedestrians. A true “24/7” neighborhood, statistics indicate average daily pedestrian traffic in the center of Times Square at 85,000 persons between 7pm and 1am.

Other prominent attractions within an approximately one-mile radius of the DoubleTree New York Times Square West Leased Fee Property include the Jacob Javits Convention Center, Central Park, Columbus Circle, Madison Square Garden, Empire State Building, Grand Central Terminal, Bryant Park, and Intrepid Sea, Air & Space Museum. Bounded by 34th Street to the north, 12th Avenue to the west, 30th Street to the south, and 10th Avenue to the east, Hudson Yards is a 28-acre LEED GOLD Neighborhood Development, which, upon completion, is expected to provide approximately 18.2 million SF of mixed-use office, residential and hotel space. Proposed offerings at Hudson Yards include more than 100 shops, a collection of restaurants, approximately 4,000 residences, affordable housing, and 14 acres of public open space. Certain phases of the Hudson Yards development have already opened in 2016 and 2019.

The heart of Midtown, Times Square is a hub in the MTA subway network with multiple subway stations within the district boundaries. There are local and express service subway stations along Sixth Avenue (B, D, F, M), Seventh Avenue/Broadway (N, Q, R, W), Seventh Avenue (No. 1, 2, 3), Eighth Avenue (A, C, E) and 42nd Street (S and No. 7). The No. 7 train extends to West 34th Street and Eleventh Avenue, linking Midtown Manhattan to the 28-acre Hudson Yards. The DoubleTree New York Times Square West Leased Fee Property is located adjacent to the Port Authority bus terminal, which provides access to New York and New Jersey. The PATH train provides access from West 33rd Street and south along Sixth Avenue to the New Jersey cities of Newark, Hoboken and Jersey City. Penn Station, one of the busiest rail hubs in the world serving Amtrak, New Jersey Transit, Long Island Railroad, and the MTA subway network, is located at 33rd Street and 8th Avenue. Annual subway ridership within the Times Square district reached approximately 93.3 million, or over 255,000 passengers per day.

According to the appraisal, the DoubleTree by Hilton New York Times Square West Hotel’s defined primary competitive marketplace includes eight properties, including DoubleTree by Hilton New York Times Square South, Fairfield Inn & Suites by Marriott Manhattan Times Square, Four Points by Sheraton Midtown Times Square, Yotel New York, Crowne Plaza HY36 Midtown Manhattan, Hilton Garden Inn New York Times Square South, AC Hotel by Marriott New York Times Square, and Distrikt Hotel, Tapestry Collection by Hilton. The eight primary competitors range in size from 155 to 713 rooms and collectively contain an aggregate of 2,371 rooms.

A-3-67

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

Primary competitive properties to the non-collateral Improvement are shown in the table below:

Competitive Property Summary
Hotel	No. of Rooms	Segmentation			Estimated 2018
		Commercial	Meeting & Group	Leisure	Occupancy	Average Daily Rate	RevPAR
DoubleTree by Hilton New York Times Square West	612	40.0%	15.0%	45.0%	95.4%(1)	$196.37(1)	$187.35(1)
DoubleTree by Hilton New York Times Square South	224	40.0%	10.0%	50.0%	90% - 95%	$210 - $220	$200 - $210
Fairfield Inn & Suites by Marriott Manhattan Times Square	244	40.0%	10.0%	50.0%	90% - 95%	$220 - $230	$210 - $220
Four Points by Sheraton Midtown Times Square	244	40.0%	10.0%	50.0%	90% - 95%	$220 - $230	$200 - $210
Yotel New York	713	25.0%	15.0%	60.0%	90% - 95%	$190 - $200	$170 - $180
Crowne Plaza HY36 Midtown Manhattan	251	45.0%	10.0%	45.0%	85% - 90%	$230 - $240	$200 - $210
Hilton Garden Inn New York Times Square South	250	50.0%	10.0%	40.0%	95% - 100%	$200 - $210	$200 - $210
AC Hotel by Marriott New York Times Square	290	50.0%	15.0%	35.0%	80% - 85%	$260 - $270	$210 - $220
Distrikt Hotel, Tapestry Collection by Hilton	155	40.0%	10.0%	50.0%	90% - 95%	$190 - $200	$170 - $180
Total/Wtd. Avg.(2)	2,371	38.3%	12.1%	49.6%	91.3%	$216.91	$196.27

Source: Appraisal

(1)	Based on the borrower-provided operating statements as of December 31, 2018.

(2)	Excludes the DoubleTree by Hilton New York Times Square West Hotel.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the DoubleTree New York Times Square West Leased Fee Property:

Cash Flow Analysis
Revenues	In Place Contractual Ground Rent	Year 15 Contractual Ground Rent	UW Ground Rent(1)
Base Rent	$5,400,000	$5,675,454	$5,454,725
Total Gross Potential Income	$5,400,000	$5,675,454	$5,454,725
Less: Vacancy	$0	$0	$0
Effective Gross Income	$5,400,000	$5,675,454	$5,454,725
Total Expenses	$0	$0	$0
Net Operating Income	$5,400,000	$5,675,454	$5,454,725
Net Cash Flow	$5,400,000	$5,675,454	$5,454,725

(1)	Reflects average ground rent payment over a 15-year period. At loan origination, the Improvement is encumbered by a 49-year ground lease, to an affiliate of the Leased Fee Borrower, with an initial ground rent of $5.4 million, 1.0% annual increases thereafter commencing in year 11.

The following table presents certain information relating to the net cash flow of the non-collateral Improvement:

Look-Through of Leasehold Interest (Non-Collateral)
	2017	2018	9/30/2019 TTM	UW Look-Through	UW per Room
Occupancy	86.9%	95.4%	92.1%	92.1%
ADR	$188.70	$196.37	$199.97	$199.97
RevPAR	$164.06	$187.35	$184.08	$184.08

Rooms Revenue	$32,632,039	$41,849,728	$41,119,878	$41,119,878	$67,189
Other Departmental Revenue	$596,106	$624,114	$545,907	$545,907	$892
Other Income	$213,770	$501,631	$686,813	$686,813	$1,122
Total Revenue	$33,441,914	$42,975,474	$42,352,597	$42,352,597	$69,204
Total Expenses	$20,512,564	$25,140,565	$25,803,581	$25,908,717	$42,335
Net Operating Income	$12,929,350	$17,834,908	$16,549,016	$16,443,880	$26,869
FF&E	$665,773	$1,244,720	$1,268,345	$1,694,104	$2,768
Net Cash Flow	$12,263,578	$16,590,188	$15,280,671	$14,749,776	$24,101

NOI DSCR(1)	6.01x	8.28x	7.69x	7.64x
NCF DSCR(1)	5.70x	7.71x	7.10x	6.85x
NOI Debt Yield(1)	22.3%	30.7%	28.5%	28.4%
NCF Debt Yield(1)	21.1%	28.6%	26.3%	25.4%

(1)	Debt service coverage ratios and debt yields are based on the Senior Loan and exclude the Subordinate Companion Loan.

A-3-68

350 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 8 DoubleTree New York Times Square West Leased Fee	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$28,000,000 43.7% 2.53x 9.4%

Escrows and Reserves. The Leased Fee Borrower is not required to make monthly escrow deposits for real estate taxes and insurance reserves as long as (i) no event of default under the related whole loan documents has occurred and is continuing, (ii) the ground lease remains in full force and effect, (iii) the ground lessee is responsible, pursuant to the terms of the ground lease, for the direct payment or reimbursement of all taxes and insurance premiums and no default has occurred under the ground lease, (iv) the ground lease has not been terminated nor has the Leased Fee Borrower accepted a surrender thereof, and (v) the lender receives evidence satisfactory to the lender that all taxes and insurance premiums have been paid in a timely manner.

Lockbox and Cash Management. Not applicable.

Additional Secured Indebtedness (not including trade debts). In addition to the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the DoubleTree New York Times Square West Leased Fee Property also secures the Non-Serviced Pari Passu Companion Loan, which has an aggregate Cut-off Date principal balance of $30,000,000, and the Subordinate Companion Loan, which has a Cut-off Date principal balance of $32,000,000. The Non-Serviced Pari Passu Companion Loan accrues interest at the same rate as the DoubleTree New York Times Square West Leased Fee Mortgage Loan. The Subordinate Companion Loan accrues interest at the rate of 3.9090% per annum. The holders of the DoubleTree New York Times Square West Leased Fee Mortgage Loan, the Non-Serviced Pari Passu Companion Loan, and the Subordinate Companion Loan have entered into a co-lender agreement, which sets forth the allocation of collections on the DoubleTree New York Times Square West Leased Fee Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The DoubleTree New York Times Square West Leased Fee Whole Loan” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. There is no mezzanine loan or preferred equity; however, as described above under “The Mortgage Loan”, the collateral for the Leasehold Mortgage Loan also includes a pledge of 100% of the equity interests of the sole member in the Leased Fee Borrower to the Leasehold Mortgage Lender. In connection with the origination of the Leasehold Mortgage Loan, the Leasehold Mortgage Lender and UBS AG, as the lender under the DoubleTree New York Times Square West Leased Fee Whole Loan, have entered into an intercreditor agreement, whereby UBS AG is the senior lender thereunder and the Leasehold Mortgage Lender is the junior lender thereunder. Pursuant to the intercreditor agreement, the Leasehold Mortgage Lender is provided certain notice, cure and purchase option rights with respect to the DoubleTree New York Times Square West Leased Fee Whole Loan that are typically provided to mezzanine lenders.

Release of Property. Not permitted.

Terrorism Insurance. The Leased Fee Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-69

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

A-3-70

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

United Healthcare Office
2716 North Tenaya Way
Las Vegas, NV 89128
LAS VEGAS
North Las Vegas
Northwest Area
Ridgegate
Lone Mountain Heights
Mountain Shadows
Vintage Hills
South Shores
Argents Hill
Charleston Heights
Summerlin
South Summerlin
Spring Valley
Vegas Heights
CLARK COUNTY
Las Vegas Strip
North Las Vegas Airport
Bruce Woodbury Beltway
Oran K. Gragson Frwy
Summerlin Pkwy
Mountain View Hospital
Aloha Shores Park
Cheyenne Commons
Centennial Hills Hospital
Summerlin Hospital
Montecito Marketplace
Montecito Crossing
Centennial Crossroads Plaza
Centennial Centre
Eastern Beltway Center
Centennial Gateway
Painted Desert Country Club
Santa Fe Station Hotel & Casino
Craig Marketplace
Majestic Park
Highland Falls Golf Club
Trails Village Center
Gateway to Summerlin Plaza
Summerhill Plaza
Best in the West
Tonopah Plaza
Asher Plaza
Texas Station
TPC at Summerlin
Kellogg Zaher Sports Complex
Longford Shoppes
Las Vegas Golf Course
Downtown Las Vegas 3 miles
JW Marriott Las Vegas Resort & Spa
Angel Park Golf Club
Tivoli Village
Loma Vista Shopping Ctr.
Meadows Mall
Nevada State Museum
Springs Preserve
Charleston Heights Shopping Ctr.
Rainbow Plaza
University Medical Ctr.
Shops at Boca Park
College of Southern Nevada
Westland Fair
Red Rock Hotel
Downtown Summerlin
Village Square
Canyon Gate Country Club
Lakeside Village
Sahara Pavilion North
Desert Breeze Park
Fashion Show
McCarran Intl. Airport 4 miles
W. Elkhorn Rd
Deer Springs Way
W. Centennial Pkwy
W. Azure Dr
W. Tropical Pkwy
W. Ann Rd
W. Lone Mountain Rd
W. Craig Rd
W. Alexander Rd
W. Cheyenne Ave
W. Lake Mead Blvd
W. Smoke Ranch Rd
W. Carey Ave
Vegas Dr
W. Washington Ave
Westcliff Dr
Alta Dr
W. Charleston Blvd
W. Oakey Blvd
W. Sahara Ave
W. Desert Inn Rd
W. Spring Mtn. Rd
Fort Apache Rd
Durango Dr
N. Hualapai Way
Buffalo Dr
Tenaya Way
Rainbow Blvd
Jones Blvd
Rancho Dr
Decatur Blvd
Simmons St
Clayton St
Town Center Dr
Hualapai Way
S. Ft. Apache Blvd
S. Durango Dr
S. Buffalo Dr
S. Rainbow Blvd
S. Jones Blvd
S. Decatur Blvd
Arville St
S. Valley View Blvd
Industrial Rd
S. Town Center Dr
215
95
573
574
147
595
596
159
15
NORTH LAS VEGAS
LAS VEGAS
Summerlin
SPRING MTS.
MUDDY MTS.
Sunrise Manor
Downtown
Winchester
Strip
Enterprise
HENDERSON
CLARK COUNTY
Nellis Air Force Base

A-3-71

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Las Vegas, NV 89128
				General Property Type:	Office
Original Balance(1):	$26,800,000			Detailed Property Type:	Suburban
Cut-off Date Balance(1):	$26,800,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	3.6%			Year Built/Renovated:	1998/2016
Loan Purpose:	Refinance			Size:	204,123 SF
Borrower Sponsors:	Quynh Palomino; Lloyd W. Kendall, Jr.			Cut-off Date Balance per SF(1):	$229
Mortgage Rate:	4.97948%			Maturity Date Balance per SF(1):	$219
Note Date:	10/4/2019			Property Manager(4):	Self-managed
First Payment Date:	11/6/2019
Maturity Date:	10/6/2024
Original Term to Maturity	60 months
Original Amortization Term:	360 months
IO Period:	24 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(5):	$4,766,342
Prepayment Provisions:	LO (26); DEF (30); O (4)			UW NOI Debt Yield(1):	10.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	10.7%
Additional Debt Type(1)(2):	Pari Passu / Mezzanine			UW NCF DSCR(1):	1.99x (IO)	1.56x (P&I)
Additional Debt Balance(1)(2):	$20,000,000 / $6,000,000			Most Recent NOI(5):	$4,424,860 (7/31/2019 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$4,344,538 (12/31/2018)
Reserves(3)				3rd Most Recent NOI:	$4,222,082 (12/31/2017)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	100.0% (9/30/2019)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (12/31/2018)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2017)
Replacements:	$0	$3,402	N/A	Appraised Value (as of):	$70,200,000 (8/23/2019)
TI/LC:	$0	$29,768	N/A	Cut-off Date LTV Ratio(1):	66.7%
Material Tenant Rollover:	$1,000,000	Springing	N/A	Maturity Date LTV Ratio(1):	63.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$46,800,000	88.5%	Loan Payoff(6):	$42,166,575	79.8%
Mezzanine Loan(2):	$6,000,000	11.4%	Mezzanine Loan Payoff:	$9,080,774	17.2%
Borrower Equity:	$53,020	0.1%	Reserves:	$1,000,000	1.9%
			Closing Costs:	$605,671	1.1%
Total Sources:	$52,853,020	100.0%	Total Uses:	$52,853,020	100.0%

(1)	The United Healthcare Office Mortgage Loan (as defined below) is part of the United Healthcare Office Whole Loan (as defined below), which is comprised of five pari passu promissory notes with an aggregate original principal balance of $46,800,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising the United Healthcare Office Whole Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the United Healthcare Office Whole Loan and the United Healthcare Office Mezzanine Loan (as defined below) are $259, $248, 9.0%, 9.4%, 1.30x, 75.2% and 72.3%, respectively.

(2)	The United Healthcare Office Whole Loan was originated concurrently with a mezzanine loan with an original principal balance of $6,000,000 (the “United Healthcare Office Mezzanine Loan”). See “Mezzanine Loans and Preferred Equity” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The United Healthcare Office Borrower (as defined below) has entered into the asset management agreement with an affiliate, Clear Vista Management (US), LLC (the “Asset Manager”) pursuant to which Asset Manager provides certain administrative services related to the property (i.e., preparation of budget, cash management services, rent collections, maintaining books and records and similar accounting and financial services). The United Healthcare Office Property (as defined below) property level management (such as maintenance, etc.) is managed by UnitedHealthcare (as defined below) pursuant to the terms of the UnitedHealthcare lease.

(5)	The increase in UW NOI from Most Recent NOI is primarily attributable to (i) $133,873 of rent steps through October 1, 2020 and (ii) straight line rent underwritten to the average rent steps for the remaining lease term expiring December 31, 2025.

(6)	The United Healthcare Office Property secured a mortgage loan that was previously securitized in JPMBB 2014-C26.

The Mortgage Loan. The ninth largest mortgage loan (the “United Healthcare Office Mortgage Loan”) is part of a whole loan (the “United Healthcare Office Whole Loan”) evidenced by five pari passu promissory notes with an aggregate original principal balance of $46,800,000. The United Healthcare Office Whole Loan is secured by a first priority fee mortgage encumbering a 204,123 SF Class A suburban office building located in Las Vegas, Nevada (the “United Healthcare Office Property”). Promissory Notes A-1, A-4 and A-5, with an aggregate original principal balance of $26,800,000, represent the United Healthcare Office Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The below table summarizes the United Healthcare Office Whole Loan. The United Healthcare Office Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-72

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

United Healthcare Office Whole Loan Summary
Notes	Original Principal Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$10,000,000	$10,000,000	UBS 2019-C18	Yes
A-2	$10,000,000	$10,000,000	CSAIL 2019-C18(1)	No
A-3	$10,000,000	$10,000,000	CSAIL 2019-C18(1)	No
A-4	$10,000,000	$10,000,000	UBS 2019-C18	No
A-5	$6,800,000	$6,800,000	UBS 2019-C18	No
Total	$46,800,000	$46,800,000

(1)	Promissory Notes A-2 and A-3 are currently held by, UBS AG, or an affiliated entity, and are expected to be contributed to CSAIL 2019-C18, which is expected to close on or about December 12, 2019.

The Borrower and the Borrower Sponsor. The borrower is 2716 N. Tenaya Loan 1, LLC (the “United Healthcare Office Borrower”), a Delaware limited liability company structured to be bankruptcy remote with one independent director. Legal counsel to the United Healthcare Office Borrower delivered a non-consolidation opinion in connection with the origination of the United Healthcare Office Whole Loan. The borrowing entity is 100% owned and managed by 2716 N. Tenaya Loan 2, LLC (the “Mezzanine Borrower”), which is owned by Quynh Palomino (12.4%) through Quyp Holdings, LLC and by various entities and individuals (87.6%), of which none own more than 10.0%. The Mezzanine Borrower is managed by Virtua Partners (US), LLC (“Virtua Partners”), which is majority owned and controlled by Quynh Palomino and Lloyd W. Kendall, Jr.

The borrower sponsors and nonrecourse carveout guarantors are Quynh Palomino and Lloyd W. Kendall, Jr., who are both principals at Virtua Partners. Virtua Partners is a global private equity firm specializing in commercial real estate. Virtua Partners sponsors a variety of investment funds and commercial real estate projects across the United States and currently has 16 million SF of assets under management or development.

The Property. The United Healthcare Office Property is a 204,123 SF, Class A, suburban office building located in Las Vegas, Nevada. The United Healthcare Office Property consists of one, six-story building situated on an approximately 9.6-acre site. Built in 1998 and renovated in 2016, the United Healthcare Office Property has been 100.0% occupied by United HealthCare Services, Inc. (“UnitedHealthcare”) and its predecessors since the original construction in 1998. The United Healthcare Office Property features 908 parking spaces (4.4 spaces per 1,000 SF), including a five-story above ground parking garage with 727 spaces.

UnitedHealthcare leases the United Healthcare Office Property under an absolute net lease at a current underwritten base rent of $22.61 PSF, with 3% annual increases, through December 2025 and has three, five-year renewal options remaining with no termination options. Since its most recent lease renewal in 2014, UnitedHealthcare has spent approximately $3.3 million in renovations at the United Healthcare Office Property. The renovations included installation of a credit union on the first floor, re-demising the 2nd through 6th floors with new finishes throughout, and fully upgraded bathrooms. In addition, UnitedHealthcare constructed an additional 245 space covered parking lot on the parcel to the south of the United Healthcare Office Property at its own expense. The parcel with the additional parking belongs to UnitedHealthcare and is not a part of the collateral.

UnitedHealthcare is an operating division of UnitedHealth Group (NYSE: UNH) (Fitch/Moody’s: A-/A3). UnitedHealth Group, based in Minnetonka, Minnesota, is a leader in the health and well-being industry, serving approximately 70 million Americans and 85 million other individuals in 19 other countries. Founded in 1977, UnitedHealth Group employs more than 260,000 people globally. UnitedHealth Group has two business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum. UnitedHealthcare provides health care benefits to an array of customers and markets. Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers, through its OptumHealth, OptumInsight and OptumRx businesses. UnitedHealth Group is ranked number 6 on the 2019 Fortune 500 list, and has over $226.2 billion in annual revenue as of year-end 2018. UnitedHealthcare accounted for approximately 81% of UnitedHealth Group’s revenues and 53% of UnitedHealth Group’s net operating income in 2018.

In February 2008, UnitedHealthcare expanded its footprint in Nevada when its parent company, UnitedHealth Group, acquired Sierra Health Services, Inc.. The United Healthcare Office Property, and the adjacent smaller office building at 2720 North Tenaya Way, serve as UnitedHealthcare’s regional headquarters. The campus serves as the operations center for the company's business lines in Nevada, UnitedHealthcare’s insurance business, and Optum.

The following table presents certain information relating to the tenancy at the United Healthcare Office Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
UnitedHealthcare	A-/A3/NR	204,123	100.0%	$4,614,373	100.0%	$22.61	12/31/2025
Vacant		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		204,123	100.0%	$4,614,373	100.0%	$22.61

(1)	Information is based on the underwritten rent roll.

(2)	Ratings are of UnitedHealth Group, the parent company of the tenant, UnitedHealthcare.

A-3-73

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

The following table presents certain information relating to the lease rollover at the United Healthcare Office Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2025	1	204,123	100.0%	100.0%	$22.61	$4,614,373	100.0%	100.0%
2026	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2027	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2028	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2029	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
2030 & Beyond	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	1	204,123	100.0%		$22.61	$4,614,373	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The United Healthcare Office Property is located in the northern section of the City of Las Vegas, Nevada, in Clark County, approximately 9.5 miles northwest of downtown Las Vegas and the Las Vegas Medical District, and approximately 16.5 miles northwest of McCarran International Airport. The property is located immediately west of U.S. Highway 95 (“US 95”), which travels north/south directly through Las Vegas and provides connections to both Carson City and Reno via US 50 and Interstate 80, respectively. US 95 intersects with Interstate 15, just north of the Las Vegas central business district, approximately 6.5 miles southeast of the United Healthcare Office Property. Due to the proximity of the major thoroughfares to this neighborhood, travel time to the City of Las Vegas central business district is approximately 20 minutes, with travel to McCarran International Airport taking approximately 30 minutes. Direct access to the United Healthcare Office Property is provided by North Tenaya Way, which according to a third party market research report, experiences an average daily traffic count of 19,784 vehicles at its intersection with Peak Drive, less than 0.5 miles north of the United Healthcare Office Property.

The United Healthcare Office Property is located in the Las Vegas Technology Center. The immediate surrounding area consists primarily of office and medical office uses, including Mountain View Hospital and Sierra Health Medical Center, located just northeast of the United Healthcare Office Property. According to the appraisal, the presence of these two major facilities has resulted in the development of a “medical corridor” along Tenaya Way between Cheyenne Avenue and Smoke Ranch Road. Located along this corridor are several clinics, medical office buildings and other hospital support services. In 2017, Mountain View Hospital completed a $90 million, multi-phase campus expansion, to include the addition of 64 beds, expansion and renovation of Women’s Services and addition of a Level III NICU, expansion of Emergency Department services and a new Medical Office Building. In addition, retailers within a two-mile radius of the United Healthcare Office Property include Walmart, Ross, Target, Hobby Lobby, Best Buy, TJ Maxx, Marshalls, Bed, Bath & Beyond, Stein Mart, and JOANN Fabrics.

Las Vegas is the largest populated city in Nevada and the county seat of Clark County. According to a third party market research report, the 2019 estimated population of the Las Vegas-Henderson-Paradise, NV metropolitan statistical area (“Las Vegas MSA”) is 2,268,633 and accounts for 73.8% of Nevada’s total 2019 estimated population. The population of the Las Vegas MSA increased 1.8% annually from 2010 to 2019, and it is expected to grow 1.5% annually through 2024. This compares to the population growth for the State of Nevada at 1.5% and 1.4%, respectively. According to a third party market research report, the 2019 estimated population and average household income within a three- and five-mile radius of the United Healthcare Office Property are 191,272 and 425,889 people and $72,267 and $78,837, respectively.

According to a third party market research report, the United Healthcare Office Property is situated within the Las Vegas office market and Northwest Las Vegas office submarket. As of the third quarter of 2019, the Las Vegas market reported a total inventory of approximately 66.0 million SF with an 11.6% vacancy rate and asking rent of $23.15 PSF. As of the third quarter of 2019, the Northwest Las Vegas submarket reported a total inventory of approximately 10.6 million SF, making it Las Vegas’s third largest submarket, with a 12.1% vacancy rate and asking rent of $23.48 PSF. The Las Vegas market and Northwest Las Vegas submarket has rent growth of 1.9% and 1.6% over the trailing 12-month period, respectively.

A-3-74

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

The following table presents certain information relating to comparable office leases for the United Healthcare Office Property:

Comparable Leases Summary
Property Name	Year Built	NRA (SF)	Proximity (miles)	Lease Date	Rent Steps	Anchor Tenant	Rent PSF
United Healthcare Office Property	1998	204,123(1)	N/A	Jul 2014(1)	3.0%/yr.	UnitedHealthcare	$22.61(1)
Corporate Pointe II	2001	41,390	5.7	Mar 2018	3.0%/yr.	Wyndham Worldwide	$20.10
Hughes Airport Center	1999	40,288	11.0	Oct 2017	3.0%/yr.	Alorica Inc.	$16.80
Aristocrat Technologies	2018	180,000	7.4	Apr 2018	3.0%/yr.	Aristocrat	$22.20
Southwest Corporate Campus	2007	222,268	9.4	Jan 2016	1.7%/yr.	IGT	$20.40

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the United Healthcare Office Property:

Cash Flow Analysis
	2016	2017	2018	7/31/2019 TTM	UW	UW PSF
Gross Potential Rent(1)	$4,099,810	$4,222,805	$4,349,489	$4,425,602	$5,026,071	$24.62
Total Recoveries	$24,228	$4,879	$19,514	$19,733	$168,521	$0.83
Other Income	$0	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss(2)	$0	$0	$0	$0	($259,730)	($1.27)
Effective Gross Income	$4,124,038	$4,227,683	$4,369,003	$4,445,335	$4,934,863	$24.18
Total Operating Expenses	$24,228	$5,601	$24,465	$20,475	$168,521	$0.83
Net Operating Income	$4,099,810	$4,222,082	$4,344,538	$4,424,860	$4,766,342	$23.35
Capital Expenditures	$0	$0	$0	$0	$30,618	$0.15
TI/LC	$0	$0	$0	$0	$39,427	$0.19
Net Cash Flow	$4,099,810	$4,222,082	$4,344,538	$4,424,860	$4,696,297	$23.01

Occupancy %(2)	100.0%	100.0%	100.0%	100.0%	100.0%
NOI DSCR (P&I)(3)	1.36x	1.40x	1.44x	1.47x	1.58x
NCF DSCR (P&I)(3)	1.36x	1.40x	1.44x	1.47x	1.56x
NOI Debt Yield(3)	8.8%	9.0%	9.3%	9.5%	10.2%
NCF Debt Yield(3)	8.8%	9.0%	9.3%	9.5%	10.0%

(1)	UW Gross Potential Rent is based on the underwritten rent roll and includes (i) $133,873 of rent steps through October 1, 2020 and (ii) straight line rent underwritten to the average rent steps for the remaining lease term expiring December 31, 2025.

(2)	The underwritten economic vacancy is 5.0%. The United Healthcare Office Property is 100.0% leased as of September 30, 2019.

(3)	Debt service coverage ratios and debt yields are based the United Healthcare Office Whole and exclude the United Healthcare Office Mezzanine Loan.

Escrows and Reserves. At origination of the United Healthcare Office Whole Loan, the United Healthcare Office Borrower deposited into escrow $1,000,000 for material tenant rollover funds. The United Healthcare Office Borrower is required to escrow monthly (i) $3,402 for replacement reserves and (ii) $29,768 for tenant improvements and leasing commissions.

Taxes Escrow – The requirement to make monthly deposits of 1/12 of the annual estimated tax payments is waived provided that (i) no event of default has occurred, (ii) no Cash Sweep Trigger Event (as defined below) has occurred, (iii) the UnitedHealthcare lease is in full force and effect, (iv) UnitedHealthcare is not bankrupt or insolvent, (v) UnitedHealthcare has not expressed its intent to terminate, cancel or default under its lease, (vi) UnitedHealthcare pays all taxes related to the property directly to the applicable authority and (vii) UnitedHealthcare has made and continues to make all payments relating to the obligations to pay taxes.

Insurance Escrow – The requirement to make monthly deposits of 1/12 of the annual estimated insurance premiums is waived provided that (i) no event of default has occurred, (ii) no Cash Sweep Trigger Event has occurred, (iii) the UnitedHealthcare lease is in full force and effect, (iv) UnitedHealthcare is not bankrupt or insolvent, (v) UnitedHealthcare has not expressed its intent to terminate, cancel or default under its lease, (vi) UnitedHealthcare maintains the insurance requirements under the related Whole Loan agreement and (vii) UnitedHealthcare has performed and continues to perform obligations to maintain insurance required under its lease.

Material Tenant Rollover Reserve – During a Material Tenant Trigger Event (as defined below), on a monthly basis, the United Healthcare Office Borrower is required to deposit with the lender all Material Tenant (as defined below) excess cash flow for tenant allowances, tenant improvement costs and leasing commissions.

Lockbox and Cash Management. The United Healthcare Office Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Pursuant to the related whole loan documents, during the continuance of a Cash Management Trigger Event, all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment on both the United Healthcare Office Whole Loan and United Healthcare Office Mezzanine Loan, and cash

A-3-75

2716 North Tenaya Way Las Vegas, NV 89128	Collateral Asset Summary – Loan No. 9 United Healthcare Office	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$26,800,000 66.7% 1.56x 10.2%

management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event has occurred and is continuing, to a Material Tenant rollover reserve, (b) if a Cash Sweep Trigger Event has occurred and is continuing (but not a Material Tenant Trigger Event), to the lender-controlled excess cash flow account, (c) if a Collateral Support Trigger Event (as defined below) has occurred and is continuing, to a collateral support reserve or (d) if no Material Tenant Trigger Event, Cash Sweep Trigger Event or Collateral Support Trigger Event has occurred and is continuing, to the United Healthcare Office Borrower.

A “Cash Management Trigger Event” means a period commencing upon the earlier of (i) an event of default under the related United Healthcare Office Whole Loan or United Healthcare Office Mezzanine Loan documents, (ii) any bankruptcy action involving the United Healthcare Office Borrower, the guarantor, the key principal or the property manager, (iii) the trailing 12-month period debt service coverage ratio falling below 1.10x, (iv) any indictment for fraud or misappropriation of funds by the United Healthcare Office Borrower, the guarantor, the key principal or an affiliated or third party property manager, or any director or officer of the aforementioned, (v) a Material Tenant Trigger Event or (vi) a Collateral Support Trigger Event.

A “Material Tenant Trigger Event” means a period commencing upon the earlier of (i) a Material Tenant giving notice of its intention to terminate or cancel or not to extend or renew its lease, (ii) on or prior to the date that is 12 months prior to the then-applicable expiration date under its Material Tenant lease, the Material Tenant does not extend or renew such Material Tenant lease, (iii) on or prior to the date a Material Tenant is required under its Material Tenant lease to notify the United Healthcare Office Borrower of its election to extend or renew its lease, such Material Tenant not giving notice, (iv) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and cure period, (v) a bankruptcy action of a Material Tenant or guarantor of any Material Tenant lease occurring, (vi) a Material Tenant lease being terminated or is no longer in full force and effect, provided that, with respect to any partial termination of a Material Tenant lease, such partial termination relates to no less than 20% of (x) the total net rentable square footage at the United Healthcare Office Property or (y) the total in-place base rent at the United Healthcare Office Property, (vii) a Material Tenant “going dark”, vacating, ceasing to occupy or ceasing to conduct business in the ordinary course at the United Healthcare Office Property or a portion thereof constituting no less than 20% of the total net rentable square footage at the United Healthcare Office Property (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises) or (viii) the long term unsecured debt rating of a Material Tenant or guarantor of any Material Tenant is downgraded below investment grade.

A “Material Tenant” means (i) UnitedHealthcare or (ii) any other tenant at the United Healthcare Office Property that, together with its affiliates, either (a) leases no less than 20% of the total rentable square footage or (b) accounts for no less than 20% of the total in-place base rent.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default under the related United Healthcare Office Whole Loan or United Healthcare Office Mezzanine Loan documents, (ii) any bankruptcy action involving the United Healthcare Office Borrower, the guarantor, the key principal or the property manager, (iii) the trailing 12-month period DSCR falling below 1.10x or (iv) a Collateral Support Trigger Event.

A “Collateral Support Trigger Event” means the failure of the United Healthcare Office Borrower to prepay or defease the United Healthcare Office Whole Loan on or prior to April 6, 2023 (18 months prior to the United Healthcare Office Whole Loan maturity date).

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loans and Preferred Equity. At origination, UBS AG provided a $6.0 million mezzanine loan secured by 100.0% of the equity interests in the borrower, which is now held by a third party investor. The United Healthcare Office Mezzanine Loan is coterminous with the United Healthcare Office Whole Loan, has an interest rate of 10.0000% per annum and is interest-only throughout the term. The Cut-off Date Loan PSF, Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield based on the United Healthcare Office Whole Loan and the United Healthcare Office Mezzanine Loan are $259, 75.2%, 1.30x and 9.0%, respectively. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Release of Property. Not permitted.

Terrorism Insurance. The United Healthcare Office Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-76

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

A-3-77

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

ATLANTA
Downtown
State Capitol
Cascade Heights
Spelman Coll.
Morehouse Coll.
The Mall West End
West End
Hank Aaron Wall
Georgia State Stadium
Zoo Atlanta
Southside Medical Ctr.
South Atlanta
Boulevard SE
Benjamin E. Mays Dr
Cascade Rd
Cascade Crossing
Trammell Crow Park
The Perimeter
Avon Ave SW
MARTA
Oakland City
Cascade Springs Nature Preserve
Alfred Tup Holmes Golf Course
Campbellton Rd
Atlanta Metropolitan State College
Cellaris Amphitheatre at Lakewood
Jonesboro Rd
New Hope Rd
Kimberly Rd
Fairburn Rd
Lakewood-Ft. McPherson
Lakewood
Campbellton Rd
Headland Dr
Greenbriar Crossing
Greenbriar Mall
Sprout's Distribution Center
Sylvan Rd
Browns Mill Golf Course
Cleveland Ave SW
Butner Rd
FULTON COUNTY
Hogan Rd
East Point
DOWNTOWN EAST POINT
East Point
Dogwood Dr
Tom Lowe Shooting Grounds
Camp Creek Pkwy
Piedmont Driving Club Golf Course
Atlanta Southside Sports Complex
Washington Rd
Hapeville
Camp Creek Marketplace
College Park Municipal Golf Course
Butner Rd
Lakeside Country Club
Porsche Cars North America
Porsche Experience Center ATL
College Park
Camp Creek Pkwy
GA Intl. Convention Center
Crown Rd
The Perimeter
Old Fairburn Rd.
Welcome All Rd
College Park
Hartsfield-Jackson Atlanta Intl. Airport
Airport
Will Lee Rd
Kellogg
Ryder
Manheim Atlanta
Atlanta State Farmers Market
Forest Park
GE Energy Parts
South Fulton Pkwy
Staffmark
Roosevelt Hwy
Old National Discount Mall
CLAYTON COUNTY
AVR Atlanta Airport SpringHill Gateway
2091 Convention Center Concourse
Atlanta, GA 30337
Stonewall Tell Rd
Feldwood Rd
Hopper Shopping Center
Flat Shoals Rd
Flat Shoals Rd
Fayetteville Rd
Union City
Atlanta Metro Studios
Shannon Square
Shannon Crossing
Old National Hwy
Jonesboro Rd
SOUTHPARK INDUSTRIAL PARK
Fairburn
Spence Rd
Forrest Ave
FAYETTE COUNTY
Woodstock
Alpharetta
Acworth
Roswell
Johns Creek
Kennesaw
Duluth
Marietta
Sandy Springs
Dunwoody
Norcross
Chamblee
Smyrna
Mableton
ATLANTA
Decatur
Tucker
Douglasville
East Point
Redan
Union City
Fairburn
Forest Park
Riverdale

A-3-78

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CCRE			Single Asset/Portfolio:	Single Asset
				Location:	Atlanta, GA 30337
				General Property Type:	Hospitality
Original Balance:	$23,850,000			Detailed Property Type:	Limited Service
Cut-off Date Balance:	$23,850,000			Title Vesting(1):	Fee Simple
% of Initial Pool Balance:	3.2%			Year Built/Renovated:	2009/2018
Loan Purpose:	Refinance			Size:	147 Rooms
Borrower Sponsor(1):	Allan V. Rose			Cut-off Date Balance per SF:	$162,245
Mortgage Rate:	3.7850%			Maturity Date Balance per SF:	$162,245
Note Date:	11/27/2019			Property Manager:	Springhill SMC, LLC
First Payment Date:	1/1/2020
Maturity Date:	12/1/2029
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI:	$3,161,344
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield:	13.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	13.3%
Additional Debt Type:	N/A			UW NCF DSCR:	3.12x
Additional Debt Balance:	N/A			Most Recent NOI:	$3,207,322 (9/30/2019 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$2,736,161 (12/31/2018)
Reserves(2)				3rd Most Recent NOI:	$2,955,791 (12/31/2017)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	85.9% (9/30/2019)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	79.9% (12/31/2018)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	82.3% (12/31/2017)
FF&E:	$0	Springing	N/A	Appraised Value (as of):	$38,500,000 (10/1/2019)
Immediate Repairs:	$2,188	$0	N/A	Cut-off Date LTV Ratio:	61.9%
PDDO Agreement:	$0	Springing	N/A	Maturity Date LTV Ratio:	61.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$23,850,000	100.0%	Loan Payoff:	$16,976,243	71.2%
			Reserves:	$2,188	0.0%
			Closing Costs:	$357,792	1.5%
			Return of Equity:	$6,513,777	27.3%
Total Sources:	$23,850,000	100.0%	Total Uses:	$23,850,000	100.0%

(1)	The AVR SpringHill Gateway Borrower Guarantor (as defined below) has the sole and exclusive right to operate the AVR SpringHill Gateway Property (as defined below) pursuant to a 50-year occupancy agreement with the borrower College Park Business and Industrial Development Authority (“BIDA” and the “AVR SpringHill Gateway Borrower”). The borrower is BIDA, the owner of the fee simple interest in the AVR SpringHill Gateway Property. See “The Borrower and the Borrower Sponsor” and “The Parcel Design, Development and Occupancy Agreement” below.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The tenth largest mortgage loan (the “AVR SpringHill Gateway Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $23,850,000, which is secured by a first priority fee mortgage encumbering a 147-room limited service hotel located in Atlanta, Georgia (the “AVR SpringHill Gateway Property”). Loan proceeds were used to refinance existing debt of approximately $15.2 million, fund reserves, pay closing costs and return equity to the AVR SpringHill Gateway Borrower Sponsor.

The Borrower and the Borrower Sponsor. The borrower is College Park Business and Industrial Development Authority. The borrower guarantor is AVR Gateway S, LLC (the “AVR SpringHill Gateway Borrower Guarantor”), a single purpose Delaware limited liability company structured to be bankruptcy remote with one independent director in its organizational structure. Legal counsel to the AVR SpringHill Gateway Borrower Guarantor delivered a non-consolidation opinion in connection with the origination of the AVR SpringHill Gateway Mortgage Loan. The AVR SpringHill Gateway Borrower Guarantor has the sole and exclusive right to operate the AVR SpringHill Gateway Property pursuant to a 50-year occupancy agreement, specifically, the Parcel Design, Development and Operating Agreement (the “PDDO Agreement”) between the AVR SpringHill Gateway Borrower Guarantor and BIDA. BIDA is the owner of the fee simple interest in the AVR SpringHill Gateway Property, which is part of a “public-private partnership” with the City of College Park, acting through BIDA. Pursuant to the PDDO Agreement, the AVR SpringHill Gateway Borrower Guarantor has rights in the AVR SpringHill Gateway Property that are similar to leasehold interest rights. See “The Parcel Design, Development and Operating Agreement” below.

Allan V. Rose is the borrower sponsor and guarantor of certain nonrecourse carve-outs under the AVR SpringHill Gateway Mortgage Loan (the “AVR SpringHill Gateway Borrower Sponsor”).

A-3-79

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

Allan V. Rose is the owner and chief executive officer of AVR Realty (“AVR”), a privately held real estate development and management company. AVR was founded over 45 years ago and has built, acquired and developed more than 30 million SF of commercial and residential space. AVR’s portfolio includes office complexes, shopping centers, corporate and industrial parks, apartment complexes, residential communities and hotels. AVR currently owns a portfolio of 23 hospitality properties totaling over 5,000 rooms, including the adjacent Atlanta Airport Marriott Gateway and Renaissance Atlanta Airport Gateway.

The Property. The AVR SpringHill Gateway Property is a six-story, 147-room limited service hotel located in Atlanta, Georgia. The AVR SpringHill Gateway Property is situated on a 2.49-acre site and includes 152 surface parking spaces. The AVR SpringHill Gateway Borrower Sponsor acquired the property in 2014 for $22.0 million. Additionally, the AVR SpringHill Gateway Borrower Sponsor invested approximately $2.4 million ($16,588 per room) to complete a soft goods renovation from August 2017 to October 2018, which included improvements to all guest rooms, public space, corridors and stairwells, restrooms, fitness room, and the conversion of a prior pool area to meeting space. The AVR SpringHill Gateway Property is located in the Gateway Center, which is a 28.82-acre master planned parcel owned by BIDA adjacent to the Hartsfield-Jackson Atlanta International Airport. Additionally, the AVR Springhill Gateway Property has an ATL SkyTrain station connected to its lobby via an exterior walkway. The ATL SkyTrain connects the AVR SpringHill Gateway Property to the Hartsfield-Jackson Atlanta International Airport and the rental car center.

The AVR SpringHill Gateway Property features 147 guestrooms and is comprised of 99 standard kings and 48 queens. All of the guestrooms at the AVR SpringHill Gateway Property feature a work desk and chair, one or two night stands, a dresser, flat screen televisions, sofa chair, mini refrigerator, microwave, iron and ironing board, a separate living area with a pull-out sofa, a safe, and a coffee maker. The suites have a separate living area with a sofa. The AVR SpringHill Gateway Property offers complimentary wireless internet access in all guestrooms, with higher speeds available for purchase. Amenities at the AVR SpringHill Gateway Property include a complimentary breakfast area, fitness center, guest laundry facilities, business center, and approximately 2,050 SF of dedicated meeting space.

The AVR SpringHill Gateway Property operates under a management agreement with Springhill SMC, LLC, a subsidiary of Marriott International, that expires on December 31, 2039 with two ten-year renewal options remaining (the “Marriott Management Agreement”).

According to the AVR SpringHill Gateway Borrower Sponsor, the AVR SpringHill Gateway Property’s top five corporate accounts for 2019 are Scheduling Institute, Delta Airline, Inc., United Continental Holdings, BMW, and General Dynamics Corp.

Property Summary
Property Name	# Rooms	Commercial Demand	Leisure Demand	Meeting & Group Demand	Estimated 2018 Occupancy(1)(2)	Estimated 2018 ADR(1)(2)	Estimated 2018 RevPAR(1)(2)
AVR SpringHill Gateway Property	147	50%	25%	25%	78%	$147.29	$115.32
Hyatt Place Atlanta North	150	60%	25%	15%	80% - 85%	$120 - $125	$100 - $105
Hyatt Place Atlanta South	123	60%	25%	15%	85% - 90%	$115 - $120	$95 - $100
Drury Inn & Suites Atlanta Airport	151	55%	30%	15%	75% - 80%	$110 - $115	$85 - $90
Hilton Garden Inn Atlanta Airport/Millenium Center	200	60%	15%	25%	80% - 85%	$125 - $130	$105 - $110
Hampton Inn & Suites Atlanta Airport West/Camp Creek Parkway	119	60%	30%	10%	80% - 85%	$95 - $100	$75 - $80
Hampton Inn & Suites Atlanta Airport North I-85	105	65%	25%	10%	80% - 85%	$110 - $115	$85 - $90
Fairfield Inn & Suites by Marriott Atlanta Airport North	85	65%	30%	5%	85% - 90%	$100 - $105	$85 - $90
Total/Wtd. Avg.	1,080	59%	25%	16%	82.5%	$117.14	$96.60

Source: Appraisal

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Estimated 2018 Occupancy, Estimated 2018 ADR and Estimated 2018 RevPAR at the AVR SpringHill Gateway Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Estimated 2018 Occupancy, Estimated 2018 ADR and Estimated 2018 RevPAR are based on the appraisal’s estimated 2018 year-end figures.

The Market. The AVR SpringHill Gateway Property is located in Atlanta, Georgia, adjacent to the Hartsfield-Jackson Atlanta International Airport. The AVR SpringHill Gateway Property is located in the Gateway Center, which is comprised of the Georgia International Convention Center (“GICC”), three full service hotels (including AVR Renaissance Gateway and Atlanta Airport Marriott Gateway (both owned by an affiliate of the AVR SpringHill Gateway Borrower Guarantor)), a Class-A office building, the BMW Training Center and the Gateway Center Arena, as well as dining options. The Gateway Center is the first stop on the Hartsfield-Jackson Atlanta International Airport’s SkyTrain system, which connects the airport and the Metropolitan Atlanta Rapid Transit Authority to the Gateway Center and the newly developed rental car center. Additionally, the AVR SpringHill Gateway Property is located 9.3 miles south of downtown Atlanta and is within one mile of Interstate 85, Interstate 285 and Route 29.

The main demand driver for the AVR SpringHill Gateway Property is the Hartsfield-Jackson Atlanta International Airport, which is the primary airport in Atlanta. The Hartsfield-Jackson Atlanta International Airport has averaged approximately 104.2 million passengers annually since 2015 with an annual compound growth rate of 2.8%. The Hartsfield-Jackson Atlanta International Airport is currently undergoing a $6 billion expansion that will be completed in phases over the next 20 years and will include renovations of the domestic terminal and concourses, a new hotel, and a new parking deck adjacent to the GICC, which will have parking for at least 5,200 vehicles.

Additional local demand generators include GICC, which opened in 2009 and is the second largest convention center in the state of Georgia. GICC is directly connected to the Hartsfield-Jackson Atlanta International Airport and has 440,400 SF of exhibit halls, 270,288 SF of ballrooms, 8,320 SF meeting rooms and 2,600 SF of boardrooms that can be rented. Additionally, Delta Air Lines has its headquarters on the north side of the Hartsfield-Jackson Atlanta International Airport off Delta Boulevard and BMW has a 53,000 SF training facility adjacent to the GICC, which was developed for $17.0 million and opened in July 2019. Finally, the Gateway Center Arena, which opened in November 2019, is a 100,000 SF, 5,000 seat arena that will host the Atlanta Hawks’ G-League team, the WNBA’s Atlanta Dream and the College Park Skyhawks, along with concerts and other events

A-3-80

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

The appraisal determined 2018 market demand segmentation of 52% commercial, 26% meeting and group and 22% leisure. The AVR SpringHill Gateway Property had 2018 demand segmentation of 50% commercial, 25% meeting and group and 25% leisure.

The primary competitive set for the hotel consists of seven hotels, which range in size from 85 to 200 rooms and collectively contain an aggregate of 933 rooms. There are currently four hotels under construction totaling 1,262 rooms. These hotels include a 222 room AC Hotel Atlanta Airport Gateway expected to open in January 2020, a 400 room Sheraton Atlanta Airport expected to open in January 2022, a 541-room Hilton Airport expected to open in January 2022, and a 99 room Home2 Suites Airport North expected to open in January 2020.

According to a third party market research report, the AVR SpringHill Gateway Property’s occupancy, ADR, and RevPAR were 85.6%, $153.37 and $131.34 respectively, during the trailing 12-months ending on September 31, 2019, resulting in penetration rates of 102.0%, 138.8% and 141.7%, respectively, against its competitive set.

AVR SpringHill Gateway Property Historical Occupancy, ADR, RevPAR
	AVR SpringHill Gateway			Competitive Set(1)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	80.9%	$148.40	$120.02	85.4%	$101.25	$86.48	94.7%	146.6%	138.8%
2017	81.8%	$152.07	$124.43	84.0%	$105.04	$88.20	97.4%	144.8%	141.1%
2018(2)	78.3%	$147.29	$115.32	83.5%	$110.66	$92.37	93.8%	133.1%	124.8%
9/30/2019 TTM	85.6%	$153.37	$131.34	83.9%	$110.48	$92.72	102.0%	138.8%	141.7%

Source: Third party market research report

(1)	The AVR SpringHill Gateway Property’s competitive set includes Hyatt Place Atlanta Airport South, Drury Inn & Suites Atlanta Airport, Country Inn & Suites Atlanta Airport North, Hyatt Place Atlanta Airport North, Hilton Garden Inn Atlanta Airport Millenium Center, and Hampton Inn & Suites Atlanta Airport West Camp Creek Parkway.

(2)	The AVR SpringHill Gateway Property underwent a soft goods renovation from August 2017 to October 2018. The renovation included improvements to all guest rooms, which were completed from January 2018 to April 2018. As a result, Occupancy, ADR, and RevPar decreased from the prior year.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the AVR SpringHill Gateway Property:

Cash Flow Analysis
	2016	2017	2018	9/30/2019 TTM	UW	UW per Room(1)
Occupancy	81.3%	82.3%	79.9%	85.9%	85.9%
ADR	$147.62	$151.15	$144.42	$152.84	$152.84
RevPAR	$119.99	$124.43	$115.32	$131.34	$131.34

Rooms Revenue	$6,455,962	$6,676,198	$6,187,497	$7,046,970	$7,046,970	$47,939
Other Income	$480,605	$491,763	$568,177	$690,973	$690,973	$4,700
Total Revenue	$6,936,567	$7,167,962	$6,755,673	$7,737,944	$7,737,944	$52,639
Total Expenses(2)	$4,167,905	$4,212,170	$4,019,512	$4,530,622	$4,576,600	$31,133
Net Operating Income	$2,768,662	$2,955,791	$2,736,161	$3,207,322	$3,161,344	$21,506
FF&E	$0	$0	$0	$0	$309,518	$2,106
Net Cash Flow	$2,768,662	$2,955,791	$2,736,161	$3,207,322	$2,851,826	$19,400

NOI DSCR	3.02x	3.23x	2.99x	3.50x	3.45x
NCF DSCR	3.02x	3.23x	2.99x	3.50x	3.12x
NOI Debt Yield	11.6%	12.4%	11.5%	13.4%	13.3%
NCF Debt Yield	11.6%	12.4%	11.5%	13.4%	12.0%

(1)	Based on 147 guest rooms.

(2)	Taxes are underwritten to the 10-year average of the PILOT payments due.

Escrows and Reserves. At origination of the AVR SpringHill Gateway Mortgage Loan, the AVR SpringHill Gateway Borrower Guarantor deposited $2,188 for immediate repairs.

Tax Escrow – The requirement to make monthly deposits of 1/12 of the estimated annual taxes is waived provided that (i) certain Marriott tax escrow waiver conditions set forth in the related mortgage loan documents are satisfied (including Marriott paying taxes prior to delinquency and AVR SpringHill Gateway Borrower Guarantor delivering receipts for the payment of such taxes promptly upon the receipt of same from Marriott), or (ii) the AVR SpringHill Gateway Borrower Guarantor provides evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date and there is no event of default and/or Cash Trap Period continuing. Monthly deposits into the tax reserve are currently waived.

Insurance Escrow – The requirement to make monthly deposits of 1/12 of the annual estimated insurance premiums is waived provided that (i) certain Marriott insurance escrow waiver conditions set forth in the related mortgage loan documents are satisfied (including Marriott maintaining insurance coverages required by the related mortgage loan documents and the AVR SpringHill Gateway Borrower Guarantor delivering evidence of payment for

A-3-81

2091 Convention Center Concourse Atlanta, GA 30337	Collateral Asset Summary – Loan No. 10 AVR Atlanta Airport SpringHill Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,850,000 61.9% 3.12x 13.3%

insurance policies), or (ii) the AVR SpringHill Gateway Borrower Guarantor maintains a blanket insurance policy acceptable to the lender and there is no event of default and/or cash management period continuing. Monthly deposits into the insurance reserve are currently waived.

FF&E Reserve – The requirement to make monthly deposits of 1/12 of 4% of gross income for the prior calendar year is waived provided that in the event that the Marriott Management Agreement is in full force and effect and the AVR SpringHill Gateway Borrower Guarantor provides evidence reasonably satisfactory to the lender that all FF&E funds have been deposited into the FF&E reserve described in the Marriott Management Agreement. Monthly deposits into the FF&E reserve are currently waived.

PDDO Agreement Reserve – The requirement to make monthly deposits of 1/12 of the estimated annual PDDO Agreement payments is waived provided that in the event that the Marriott Management Agreement or a future acceptable agreement is in full force and effect and the AVR SpringHill Gateway Borrower Guarantor provides evidence reasonably satisfactory to the lender that all PDDO Agreement payments have been made. Monthly deposits into the PDDO Agreement reserve are currently waived.

Lockbox and Cash Management. The AVR SpringHill Gateway Property is structured with a hard lockbox and springing cash management. In place cash management and a full excess cash flow sweep is required upon the commencement of a Cash Trap Period (as defined below).

A “Cash Trap Period” will occur upon (i) the occurrence of any event of default until cured; (ii) any bankruptcy action of the AVR SpringHill Gateway Borrower, the AVR SpringHill Gateway Borrower Guarantor, the carve-out guarantor or the property manager has occurred until, in the case of the property manager only, the AVR SpringHill Gateway Borrower Guarantor replaces the property manager with a qualified manager under an acceptable replacement management agreement; (iii) the failure of the AVR SpringHill Gateway Borrower Guarantor after the end of two consecutive calendar quarters to maintain a debt service coverage ratio of at least 1.60x until the debt service coverage ratio is at least 1.65x for two consecutive calendar quarters; or (iv) the earlier of (a) 12 months prior the expiration of the Marriott Management Agreement or (b) such time the AVR SpringHill Gateway Borrower Guarantor receives notice from the manager of termination of the Marriott Management Agreement until the AVR SpringHill Gateway Borrower Guarantor has either (a)(x) entered into a replacement franchise agreement with a qualified franchisor, or (y) delivered evidence reasonably satisfactory to the lender that the manager has renewed or extended the management agreement for a term satisfactory to lender of not less than three years past the maturity date; and (b) if the replacement franchise agreement or renewed or extended existing management agreement requires the borrower to enter into a PIP, the total costs of the PIP have been deposited into a reserve with lender.

Parcel Design, Development and Occupancy Agreement. The AVR SpringHill Gateway Property is part of a master planned, mixed-use project owned by BIDA. As long as BIDA owns the fee simple interest in the AVR SpringHill Gateway Property, it is tax exempt from both real and personal property taxes. As a result, in 2008, the AVR SpringHill Gateway Property became subject to the 50-year PDDO Agreement.

Pursuant to the terms of the PDDO Agreement, the AVR SpringHill Gateway Borrower Guarantor has the exclusive right to develop and operate the AVR SpringHill Gateway Property and has an option to purchase the fee simple interest in the AVR SpringHill Gateway Property any time after 2038 at the purchase price equal to the sum of (i) all outstanding financings related to the AVR SpringHill Gateway Property and (ii) 10% of the then-current market value of the land (not including the value of the improvements or personal property).  The AVR SpringHill Gateway Borrower Guarantor is not permitted to transfer its interest in the PDDO Agreement without the prior written consent of BIDA, which consent is not to be unreasonably withheld.  The transfer restriction does not apply to the exercise of remedies by lender.

There is also a PILOT agreement in place between BIDA and the AVR SpringHill Gateway Borrower Guarantor until 2057. The AVR SpringHill Gateway Borrower Guarantor is obligated to make certain rental payments to BIDA, comprised of (i) the monthly debt service payments under the AVR SpringHill Gateway Mortgage Loan, (ii) fixed annual “Administrative Fee” in the amount of $175,000, (iii) PILOT payments in accordance with a schedule outlined in the PILOT agreement, (iv) SkyTrain fees, and (v) a “Financing Fee,” which equates to approximately 1/8 of 1.0% of the outstanding principal balance of the AVR SpringHill Gateway Mortgage Loan.

The AVR SpringHill Gateway Mortgage Loan is structured with BIDA being the borrower entity (with limited obligations relating to the AVR SpringHill Gateway Property).  As collateral for the AVR SpringHill Gateway Mortgage Loan, BIDA has granted to the lender a first priority lien in its fee simple interest in the AVR SpringHill Gateway Property and has issued a bond in the principal amount of the AVR SpringHill Gateway Mortgage Loan, which bond is payable to the lender. Additionally, the AVR SpringHill Gateway Borrower Guarantor has guaranteed BIDA’s payment and performance under the AVR SpringHill Gateway Mortgage Loan, and, as collateral for its guaranty, the AVR SpringHill Gateway Borrower Guarantor has pledged its security interest and assigned to lender all of its rights and interests in the PDDO Agreement and the related bonds.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan. None.

Release of Property. Not permitted.

Terrorism Insurance. The AVR SpringHill Gateway Borrower Guarantor is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the related mortgage loan documents.

A-3-82

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Phoenix, AZ 85012
				General Property Type:	Office
Original Balance(1):	$23,000,000			Detailed Property Type:	CBD
Cut-off Date Balance(1):	$22,931,847			Title Vesting:	Fee Simple
% of Initial Pool Balance:	3.1%			Year Built/Renovated:	1980/2016
Loan Purpose:	Refinance			Size:	406,453 SF
Borrower Sponsor:	Zaya S. Younan			Cut-off Date Balance per SF(1):	$104
Mortgage Rate:	3.6600%			Maturity Date Balance per SF(1):	$82
Note Date:	10/3/2019			Property Manager:	Younan Properties, Inc.
First Payment Date:	11/11/2019				(borrower-related)
Maturity Date:	10/11/2029
Original Term to Maturity	120 months
Original Amortization Term:	360 months
IO Period:	0 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(4):	$4,299,487
Prepayment Provisions(2):	LO (26); DEF (87); O (7)			UW NOI Debt Yield(1):	10.1%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	12.9%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	1.73x
Additional Debt Balance(1):	$19,442,218			Most Recent NOI(4):	$3,962,776 (9/30/2019 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(4):	$2,840,480 (12/31/2018)
Reserves				3rd Most Recent NOI:	$2,455,428 (12/31/2017)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	68.1% (10/1/2019)
RE Tax:	$68,387	$68,387	N/A	2nd Most Recent Occupancy:	73.9% (12/31/2018)
Insurance:	$219,773	$19,979	N/A	3rd Most Recent Occupancy:	78.0% (12/31/2017)
Replacements:	$0	$6,774(3)	$243,864(3)	Appraised Value (as of):	$58,000,000 (9/9/2019)
TI/LC:	$2,250,000	$33,817	$4,000,000	Cut-off Date LTV Ratio(1):	73.1%
Common Area Reserve:	$250,000	$0	N/A	Maturity Date LTV Ratio(1):	57.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$42,500,000	100.0%	Loan Payoff:	$27,791,608	65.4%
			Reserves:	$2,788,160	6.6%
			Closing Costs:	$1,042,728	2.5%
			Return of Equity:	$10,877,504	25.6%
Total Sources:	$42,500,000	100.0%	Total Uses:	$42,500,000	100.0%

(1)	The 4041 Central Mortgage Loan (as defined below) is part of the 4041 Central Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $42,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate principal balance of the promissory notes comprising 4041 Central Whole Loan.

(2)	Defeasance of the 4041 Central Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last 4041 Central Whole Loan promissory note to be securitized and (b) November 11, 2022. The assumed defeasance lockout period of 26 payments is based on the expected closing date of this transaction in December 2019.

(3)	The lender may require the 4041 Central Borrower (as defined below) to increase the replacements reserve (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the 4041 Central Property. Replacement reserves are required beyond the cap upon (i) the occurrence and continuance of an event of default or (ii) if the 4041 Central Property is not being adequately maintained by the 4041 Central Borrower (as reasonably determined by the lender based on the annual site inspections).

(4)	See “Operating History and Underwritten Net Cash Flow” section for a discussion of the increase from 2nd Most Recent NOI to the Most Recent NOI and from the Most Recent NOI to UW NOI.

The Mortgage Loan. The eleventh largest mortgage loan (the “4041 Central Mortgage Loan”) is part of a whole loan (the “4041 Central Whole Loan”) evidenced by two pari passu notes with an aggregate original principal balance of $42,500,000 and an outstanding principal balance as of the Cut-off Date of $42,374,066, secured by a first mortgage encumbering the fee interest in a 406,453 SF office building located in Phoenix, Arizona (the “4041 Central Property”). The 4041 Central Mortgage Loan represents the controlling Note A-1 in the original principal balance of $23,000,000. The below table summarizes the 4041 Central Whole Loan, including the remaining promissory note, which is currently held by the entities listed below or are expected to be contributed to one or more future securitization transactions and may otherwise be transferred at any time. The mortgage loan seller provides no assurances that the non-securitized note will not be split further. The 4041 Central Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-83

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

4041 Central Whole Loan Summary
Notes	Original Principal Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$23,000,000	$22,931,847	UBS 2019-C18	Yes
A-2	$19,500,000	$19,442,218	WFB	No
Total	$42,500,000	$42,374,066

The Borrower and the Borrower Sponsor. The borrower is 4041 Central Plaza, LLC (the “4041 Central Borrower”), a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the 4041 Central Borrower delivered a non-consolidation opinion in connection with the origination of the 4041 Central Whole Loan. The borrower sponsor is Zaya S. Younan, and the non-recourse carve-out guarantors of the 4041 Central Whole Loan are Zaya S. Younan and the Zaya and Sherry Younan Family Trust.

Mr. Younan is the founder, Chairman and CEO of Younan Properties, a commercial real estate investment management company headquartered in Los Angeles. Founded in 2002, Younan Properties acquires, repositions and manages class A high-rise and mid-level office buildings in the United States. Younan Properties’ current portfolio includes 32 office properties located in Chicago, Colorado Springs, Dallas, Houston, Los Angeles and Phoenix. Mr. Younan reported multiple foreclosures and discounted pay offs that occurred prior to 2014. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The 4041 Central Property comprises five office buildings totaling 406,453 SF and an adjacent nine-story parking structure, located in Phoenix, Arizona. The 4041 Central Property’s five buildings comprise the 20-story main tower, which contains 321,517 SF and four, one- and two-story garden buildings surrounding the main tower, which contain 84,936 SF in the aggregate. The 4041 Central Property is situated on an approximately 5.7-acre site and includes 1,483 garage parking spaces, resulting in a parking ratio of approximately 3.6 spaces per 1,000 SF of net rentable area.

Constructed in 1980 and renovated in 2014-2016, the 4041 Central Property was 68.1% leased as of October 1, 2019 to 12 tenants across various industries, including government, public services and technology. Approximately 58.2% of the NRA and 87.6% of underwritten base rent at the 4041 Central Property is attributed to investment grade tenants or tenants that are subsidiaries of investment grade-rated entities.

Since 2014, the borrower sponsor has spent approximately $3,075,000 on capital improvements, including modernization of elevators, new key card access system, updated chiller controls, new roofs and floor renovations. Approximately $380,000 in additional renovation work is planned, which includes parking automation and tower lobby and other common area renovations. An amount equal to $250,000 was reserved upfront at the time of origination of the 4041 Central Whole Loan for the common area renovation work, which is expected to be completed on or before October 2021.

Major Tenants.

U.S. Government GSA (“GSA”; two separate leases; in aggregate, 153,030 SF, 37.7% of NRA, 62.0% of underwritten base rent, September 2028/June 2029 lease expirations). GSA (Fitch/Moody’s/S&P: AAA/Aaa/AA+) has been a tenant at the 4041 Central Property since June 2009 and has two distinct leases, “GSA Lease 1” and “GSA Lease 2” (with the entity on both leases being the General Services Administration):

●	GSA Lease 1 (116,507 SF, 28.7% of NRA, 46.4% of underwritten base rent, June 2029 lease expiration). GSA Lease 1 includes approximately 75,239 SF occupied by the Internal Revenue Service (local office serving the Phoenix region) and approximately 41,268 SF occupied by the Department of Homeland Security (“DHS”) and Immigration and Customs Enforcement (“ICE”). GSA Lease 1 includes space on the 5th, 13th and 16th through 20th floors of the main tower and portions of one garden building. GSA Lease 1 may be terminated at any time with 90 days’ prior written notice. GSA Lease 1 has been in effect since June 2009 and was recently renewed in June 2019 for a 10-year term with no renewal options.

●	GSA Lease 2 (36,523 SF, 9.0% of NRA, 15.6% of underwritten base rent, September 2028 lease expiration). GSA Lease 2 includes approximately 16,305 SF occupied by DHS and ICE and 16,305 SF occupied by the Small Business Administration. GSA Lease 2 includes space on the 8th through 10th floors of the main tower. After September 2023, GSA Lease 2 may be terminated with 90 days’ prior written notice. GSA took occupancy in the GSA Lease 2 space in October 2018 with a lease expiration in September 2028 with no renewal options.

Maricopa County (two separate leases; in aggregate, 83,420 SF, 20.5% of NRA, 25.5% of underwritten base rent, June 2023 lease expiration). Maricopa County (Fitch/Moody’s/S&P: AAA/Aaa/AAA) has been a tenant at the 4041 Central Property since July 2006 and encompasses two distinct leases with the Department of Public Health and the Superintendent of Schools (with the entity on both leases being Maricopa County). Both Maricopa County leases at the 4041 Central Property were renewed in July 2018.

●	Maricopa County Department of Public Health (“DPH”) (50,810 SF; 12.5% of NRA, 15.6% of underwritten base rent). The DPH office at the 4041 Central Property includes the office of community health innovation, epidemiology, healthcare innovation and performance improvement. The DPH currently occupies portions of the 6th, 7th and 14th floors of the main office tower and a portion of one garden building. The lease with the DPH may be terminated by the tenant at the end of each fiscal year (June 30th of each year) due to non-appropriation of funds. The lease has no remaining renewal options following its June 2023 expiration.

●	Maricopa County Superintendent of Schools (“SOS”) (32,610 SF, 8.0% of net rentable area, 10.0% of underwritten base rent). The office of the SOS is statutorily responsible to provide services supporting school governing board elections, bond and override elections, appointments, school finance, and maintain home-school and private school records. The office of the SOS currently occupies portions of the 11th and 12th floors of the main tower. The lease with the SOS may be terminated by the tenant: (i) at the end of each fiscal year due to non-appropriation of funds or (ii) in no less than 7,500 SF intervals at any time after June 30, 2020, with 90 days’ written notice. The lease has no remaining renewal options following its June 2023 expiration.

A-3-84

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

The following table presents certain information relating to the tenancy at the 4041 Central Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(1)	Tenant SF	Approximate % of SF	Annual UW Base Rent(1)	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(1)	Termination Option (Y/N)	Lease Expiration
Major Tenants
GSA Lease 1	AAA/Aaa/AA+	116,507	28.7%	$3,049,009	46.4%	$26.17	Y(2)	6/11/2029
GSA Lease 2	AAA/Aaa/AA+	36,523	9.0%	$1,027,227	15.6%	$28.13	Y(3)	9/30/2028
Total GSA		153,030	37.7%	$4,076,236(4)	62.0%	$26.64(4)

Maricopa County Dept. of Public Health	AAA/Aaa/AAA	50,810	12.5%	$1,021,635	15.6%	$20.11	Y(5)	6/30/2023
Maricopa County SOS	AAA/Aaa/AAA	32,610	8.0%	$655,688	10.0%	$20.11	Y(6)	6/30/2023
Total Maricopa County		83,420	20.5%	$1,677,324(7)	25.5%	$20.11(7)
Native American Community Health Center	NR/NR/NR	34,023	8.4%	$753,138	11.5%	$22.14	N	10/31/2024(8)
Total Major Tenants		270,473	66.5%	$6,506,698	99.0%	$24.06

Non-Major Tenants		6,242	1.5%	$62,860	1.0%	$10.07
Vacant Space		129,738	31.9%	$0	0.0%	$0.00
Total/Wtd. Avg.		406,453	100.0%	$6,569,558	100.0%	$23.74

(1)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through November 2020 totaling $5,209 and straight-line rent averaging for the investment grade tenants through the lesser of their remaining lease terms totaling $159,105.

(2)	GSA Lease 1 may be terminated by the GSA by giving 90 days’ prior notice in writing to the 4041 Central Borrower.

(3)	After September 2023, the GSA Lease 2 lease may be terminated by the GSA by giving 90 days’ prior notice in writing to the 4041 Central Borrower.

(4)	Annual UW Rent and Annual UW Rent PSF for GSA includes straight-line rent averaging through the lease term. GSA’s current base rent is $26.06 per square foot.

(5)	The lease with the Maricopa County Dept. of Public Health may be terminated by the tenant, without any penalty, at the end of each fiscal year (June 30th of each year) due to non-appropriation of funds.

(6)	The lease with the Maricopa County SOS may be terminated by the tenant: (i) without penalty, at the end of each fiscal year (June 30th of each year) due to non-appropriation of funds or (ii) in no less than 7,500 square foot intervals at any time after June 30, 2020, with 90 days’ written notice.

(7)	Annual UW Rent and Annual UW Rent PSF for Maricopa County includes straight-line rent averaging through the lease term. Maricopa County’s current base rent is $19.25 per square foot.

(8)	Native American Community Health Center has one, 5-year option to extend its lease for its 25,770 square foot space and two, 5-year options to extend its lease for its 8,253 square foot space, each at the at the fair market rental rate.

The following table presents certain information relating to the lease rollover at the 4041 Central Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total UW Base Rent Rolling	Approx. Cumulative % of Total UW Base Rent Rolling
MTM	2	2	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	1	2,530	0.6%	0.6%	$8.06	$20,400	0.3%	0.3%
2020	1	1,858	0.5%	1.1%	$0.00	$0	0.0%	0.3%
2021	0	0	0.0%	1.1%	$0.00	$0	0.0%	0.3%
2022	2	1,364	0.3%	1.4%	$23.61	$32,200	0.5%	0.8%
2023	3	83,908	20.6%	22.1%	$20.11	$1,687,584	25.7%	26.5%
2024	1	34,023	8.4%	30.4%	$22.14	$753,138	11.5%	38.0%
2025	0	0	0.0%	30.4%	$0.00	$0	0.0%	38.0%
2026	0	0	0.0%	30.4%	$0.00	$0	0.0%	38.0%
2027	0	0	0.0%	30.4%	$0.00	$0	0.0%	38.0%
2028	1	36,523	9.0%	39.4%	$28.13	$1,027,227	15.6%	53.6%
2029	1	116,507	28.7%	68.1%	$26.17	$3,049,009	46.4%	100.0%
2030 & Beyond	0	0	0.0%	68.1%	$0.00	$0	0.0%	100.0%
Vacant	0	129,738	31.9%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	12	406,453	100.0%		$23.74	$6,569,558	100.0%

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Wtd. Avg. Total UW Base Rent Rolling excludes vacant space.

A-3-85

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

The Market. The 4041 Central Property is located in Phoenix, Maricopa County, Arizona, approximately 2.4 miles north of Interstate 10 (provides access eastbound to Scottsdale and Tempe, Arizona), 2.5 miles east of Interstate 17 (which provides north-south access through Phoenix), 3.4 miles north of the downtown Phoenix central business district and 6.6 miles northwest of the Phoenix Sky Harbor International Airport. The 4041 Central Property is situated approximately 0.3 miles southwest of the intersection of E Indian School Road and N 3rd Street, which, according to a third party market research provider, had a daily traffic count of approximately 47,578 vehicles as of 2018.

Park Central Mall, an approximately 500,000 SF mall and office center, is located approximately 0.8 miles southwest of the 4041 Central Property. According to the appraisal, Park Central Mall is currently being renovated to a retail and office space that will feature creative office space, a medical health science center and a hotel. Park Central received a grant from the City of Phoenix to create an urban park on the property, which is expected to include a splash pad, fire pits, seating areas and an outdoor entertainment venue and plans to provide space for local artists and provide the atrium for entertainment events during non-operating office hours. According to the appraisal, the first phase of renovations began in 2018 and delivery of the retail and office space is planned for late 2019, with the remaining renovations slated for completion in 2021.

According to a third party market research report, the estimated 2019 population within a three- and five-mile radius of the 4041 Central Property was approximately 184,568 and 459,010, respectively; and the estimated 2019 average household income within the same radii was approximately $69,288 and $65,943, respectively.

According to a third party market research report, the 4041 Central Property is situated within the Midtown submarket of the Phoenix Office Market. As of October 16, 2019, the Midtown submarket reported a total inventory of approximately 13.1 million SF with a 17.5% vacancy rate and average asking rent of $24.88 per square foot, gross. Within a five-mile radius of the 4041 Central Property, as of October 16, 2019, there were 2,278 office properties totaling approximately 53.2 million SF with a 13.1% vacancy rate, per a third-party market research provider.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 4041 Central Property:

Market Rent Summary
	Office Tower	GSA	Low-Rise Office	Deli
Market Rent (PSF)	$21.50	$26.00	$21.00	$9.00
Lease Term (Years)	5	10	5	3
Lease Type (Reimbursements)	MG	Gross	MG	Gross
Rent Increase Projection	$0.50 per annum	Flat	$0.50 per annum	$0.50 per annum
Source: Appraisal

The table below presents certain information relating to comparable sales pertaining to the 4041 Central Property identified by the appraiser:

Comparable Property Sale Summary
Property Name	Location	Year Built/ Renovated	Occupancy	Rentable Area (SF)	Sale Date	Sale Price	Adjusted Sale Price	Adjusted Sale Price (PSF)
Great American Tower	Phoenix, AZ	1985/NAP	86%	344,527	Nov-16	$49,000,000	$49,000,000	$142.22
CBIZ Plaza	Phoenix, AZ	1980/NAP	77%	266,321	Feb-17	$26,000,000	$30,000,000	$112.65
Central Arts Plaza	Phoenix, AZ	1991/NAP	72%	482,108	Jan-18	$80,700,000	$79,000,000	$163.86
2020 on Central	Phoenix, AZ	1985/2015	84%	247,645	Mar-19	$23,888,888	$24,638,888	$99.49
Clarendon Place	Phoenix, AZ	1984/2017	96%	91,353	Jun-19	$13,650,000	$13,650,000	$149.42
Valley Commerce Center	Phoenix, AZ	1984/NAP	84%	215,663	Sep-19	$27,950,000	$27,950,000	$129.60

Source: Appraisal

A-3-86

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

The following table presents certain information relating to comparable high-rise office leases related to 4041 Central Property:

Comparable High-Rise Office Leases
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occ. %	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term	Annual Base Rent PSF	Lease Type
4041 Central (subject) 4041 North Central Avenue Phoenix, AZ	1980/2016	406,453	-	68.1%
Security Title Plaza 3636 North Central Avenue Phoenix, AZ	1983/N/A	219,032	0.4 miles	89%	CAVCO GLHN Architects Arizona Children’s Assoc.	14,994 1,913 44,380	Aug-18 Jun-18 Jun-18	10.0 Yrs 5.4 Yrs 6.5 Yrs	$22.50 $20.00 $23.00	MG MG MG
3300 Tower 3300 North Central Avenue Phoenix, AZ	1978/N/A	363,655	0.7 miles	67%	AZ Dep of Education Jordin, Baker, Hickman & Houston	69,555 14,146	Jun-19 Nov-17	5.7 Yrs 2.3 Yrs	$18.53 $24.00	FSG MG
Great American Tower 3200 North Central Avenue Phoenix, AZ	1986/N/A	338,411	0.7 miles	85%	Crossroads Law The Kenrich Group Trafficade Service Hynes Benefit Consulting	3,082 4,074 950 1,584	Apr-19 Apr-19 Feb-19 Feb-19	4.3 Yrs 5.0 Yrs 3.2 Yrs 5.5 Yrs	$25.00 $23.89 $25.50 $24.00	MG MG MG MG
Phoenix Corporate Center 3003 North Central Avenue Phoenix, AZ	1964/2006	457,595	1.1 miles	68%	Arizona Supreme Court VIP Mortgage Hyland Software Mountain Park Health	17,453 6,605 13,632 34,506	Feb-19 Sep-18 Jun-18 Apr-18	7.6 Yrs 5.3 Yrs 5.7 Yrs 11.0 Yrs	$21.00 $21.00 $22.00 $21.00	MG MG MG MG
2800 Tower 2800 North Central Avenue Phoenix, AZ	1988/N/A	359,949	1.2 miles	65%	Solar Mosaic Miller, Pitt, Feldman, et al Advanced Structural Engineering Skanska USA	10,767 3,155 8,101 6,498	Mar-19 Oct-18 Sep-18 May-18	3.3 Yrs 3.3 Yrs 3.0 Yrs 6.6 Yrs	$27.00 $23.00 $23.00 $23.59	MG MG MG MG
2700 Tower 2700 North Central Avenue Phoenix, AZ	1985/N/A	222,873	1.3 miles	72%	AZ Coalition BenefitMall	5,700 10,049	Oct-18 May-18	6.4 Yrs 5.3 Yrs	$24.50 $21.00	MG MG

Source: Appraisal

The following table presents certain information relating to comparable low-rise office leases related to 4041 Central Property:

Comparable Low-Rise Office Leases
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occ. %	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term	Annual Base Rent PSF	Lease Type
4041 Central (subject) 4041 North Central Avenue Phoenix, AZ	1980/2016	406,453	-	68.1%
Clarendon Place 300 West Clarendon Avenue Phoenix, AZ	1984/2017	91,353	0.6 miles	100%	First Strategic Arizona Vulva Clinic Pepid LLC Veritas Funding	2,879 3,550 9,130 2,585	Feb-19 Jan-19 Oct-18 Sep-18	2.9 Yrs 4.0 Yrs 5.0 Yrs 3.3 Yrs	$20.00 $21.00 $20.50 $22.00	MG MG MG MG
Siete Square (II) 3707 North 7th Street Phoenix, AZ	1983/1997	54,072	0.7 miles	82%	Undisclosed Undisclosed	3,097 4,428	Sep-18 Jul-18	3.0 Yrs 1.0 Yrs	$18.50 $19.50	MG FSG
Siete Square (I & IV) 3737 & 3877 North 7th Street Phoenix, AZ	1983/N/A	115,769	0.6 miles	82%	Arizona Legal Support Services	2,543	Sep-19	5.0 Yrs	$21.50	MG
Valley Commerce Center 4745-4747 North 7th Street Phoenix, AZ	1984/N/A	215,663	1.5 miles	80%	Fredenberg Beams ABI Document Support The Young Center for Immigrant Children’s Rights	1,232 1,920 5,371	May-19 Jan-19 Oct-18	3.3 Yrs 3.3 Yrs 2.5 Yrs	$23.50 $23.50 $23.00	MG MG MG
Paragon Plaza 5333 North 7th Avenue Phoenix, AZ	1984/N/A	63,936	2.3 miles	85%	Family Involvement Center Law Firm Landmark Capital Corporation Bureau Veritas North America	8,200 1,800 2,482 1,339	Aug-19 Mar-19 Mar-18 Jan-18	3.2 Yrs 5.0 Yrs 3.3 Yrs 3.0 Yrs	$19.75 $20.00 $20.50 $21.50	MG MG MG MG

Source: Appraisal

A-3-87

4041 North Central Avenue Phoenix, AZ 85012	Collateral Asset Summary – Loan No. 11 4041 Central	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$22,931,847 73.1% 1.73x 10.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 4041 Central Property:

Cash Flow Analysis
	2016	2017	2018(1)	9/30/2019 TTM(1)(2)	UW(2)	UW PSF
Rents in Place	$4,897,163	$4,776,672	$5,182,994	$6,331,542	$6,405,243	$15.76
Straight Line Rent Averaging(3)	$0	$0	$0	$0	$164,315	$0.40
Grossed Up Vacant Space	$0	$0	$0	$0	$2,755,125	$6.78
Total Recoveries	$262,891	$258,189	$248,176	$188,621	$188,621	$0.46
Parking Income	$415,953	$355,120	$237,640	$225,420	$225,420	$0.55
Other Income(4)	$3,849	$2,113	$725	$826	$826	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($2,755,125)(5)	($6.78)
Effective Gross Income	$5,579,856	$5,392,094	$5,669,535	$6,746,409	$6,984,424	$17.18
Total Operating Expenses	$2,786,134	$2,936,666	$2,829,055	$2,783,632	$2,684,938	$6.61
Net Operating Income	$2,793,722	$2,455,428	$2,840,480	$3,962,776	$4,299,487	$10.58
Capital Expenditures	$0	$0	$0	$0	$73,162	$0.18
TI/LC	$0	$0	$0	$0	$181,453	$0.45
Net Cash Flow	$2,793,722	$2,455,428	$2,840,480	$3,962,776	$4,044,872	$9.95

Occupancy %	76.0%	78.0%	73.9%	68.1%	68.1%(5)
NOI DSCR(6)	1.20x	1.05x	1.22x	1.70x	1.84x
NCF DSCR(6)	1.20x	1.05x	1.22x	1.70x	1.73x
NOI Debt Yield(6)	6.6%	5.8%	6.7%	9.3%	10.1%
NCF Debt Yield(6)	6.6%	5.8%	6.7%	9.3%	9.5%

(1)	The increase in Net Operating Income from 2018 to 9/30/2019 TTM was driven by (i) two new leases totaling approximately 16.0% of underwritten base rent commencing between October 2018 and June 2019 (including GSA Lease 2 in October 2018) and (ii) the renewal of both Maricopa County leases in July 2018 (25.5% of underwritten base rent).

(2)	The increase in Net Operating Income from 9/30/2019 TTM to UW was driven by (i) two renewal leases totaling approximately 46.6% of underwritten base rent commencing between June 2019 and January 2020 (including the GSA Lease 1 renewal in June 2019) and (ii) the inclusion of contractual rent steps through November 2020 totaling $5,209 and straight-line rent averaging for the investment grade tenants through the lesser of their remaining lease terms totaling $159,105.

(3)	Represents contractual rent steps through November 2020 and straight-line rent averaging for the investment grade tenants over their remaining lease terms (see “Tenant Summary” table above).

(4)	Other Income is primarily composed of rent paid by Federal Express Corporation and United Parcel Service plus miscellaneous items.

(5)	The underwritten economic vacancy is 29.5%. The 4041 Central Property was 68.1% leased as of October 1, 2019.

(6)	The debt service coverage ratios and debt yields are based on the 4041 Central Whole Loan.

A-3-88

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Los Angeles, CA 90067
				General Property Type:	Office
Original Balance(2):	$20,000,000			Detailed Property Type:	CBD
Cut-off Date Balance(2):	$20,000,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.7%			Year Built/Renovated:	1975/2015
Loan Purpose:	Refinance			Size:	2,401,641 SF
Borrower Sponsors:	SPF JVP LLC; Luminance			Cut-off Date Balance per SF(2):	$375
	Acquisition Venture LLC			Maturity Date Balance per SF(2):	$375
Mortgage Rate:	3.0045%			Property Manager:	CBRE, Inc.
Note Date:	10/21/2019
First Payment Date:	12/9/2019
Maturity Date:	11/9/2029
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$121,145,756
Seasoning:	1 month			UW NOI Debt Yield(2):	13.5%
Prepayment Provisions:	YM1 (25); DEF/YM1 (90); O (5)			UW NOI Debt Yield at Maturity(2):	13.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(2):	4.08x
Additional Debt Type(2)(3):	Pari Passu / Subordinate Debt			Most Recent NOI:	$83,342,918 (9/30/2019 TTM)
Additional Debt Balance(2)(3):	$880,000,000 / $300,000,000			2nd Most Recent NOI:	$89,024,555 (12/31/2018)
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			3rd Most Recent NOI:	$83,200,132 (12/31/2017)
Reserves				Most Recent Occupancy:	92.9% (10/1/2019)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	83.5% (12/31/2018)
RE Tax:	$0	Springing(5)	N/A	3rd Most Recent Occupancy:	84.6% (12/31/2017)
Insurance:	$0	Springing(5)	N/A	Appraised Value (as of):	$2,302,000,000 (9/24/2019)
Outstanding TI/LC(6):	$71,223,945	$0	N/A	Cut-off Date LTV Ratio(2):	39.1%
Free Rent Funds(6):	$29,545,735	$0	N/A	Maturity Date LTV Ratio(2):	39.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$1,200,000,000	100.0%	Loan Payoff:	$823,449,563	68.6%
			Reserves:	$100,769,680	8.4%
			Closing Costs:	$2,834,724	0.2%
			Return of Equity:	$272,946,032	22.7%
Total Sources:	$1,200,000,000	100.0%	Total Uses:	$1,200,000,000	100.0%

(1)	The Century Plaza Towers Whole Loan was co-originated by Wells Fargo Bank, National Association (“WFB”), Deutsche Bank AG, New York Branch (“DBNY”), and Morgan Stanley Bank, N.A. (“MSBNA”).

(2)	The Century Plaza Tower Mortgage Loan (as defined below) is part of the Century Plaza Towers Whole Loan (as defined below), which is comprised of 29 pari passu senior promissory notes with an aggregate original principal balance of $900,000,000 (the “Century Plaza Towers Senior Notes”, and collectively, the “Century Plaza Towers Senior Loan”) and three promissory notes that are subordinate to the Century Plaza Towers Senior Notes with an aggregate original principal balance of $300,000,000 (collectively, the “Century Plaza Towers Subordinate Companion Loans”, and together with the Century Plaza Towers Senior Loan, the “Century Plaza Towers Whole Loan”). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the Century Plaza Towers Senior Loan. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Century Plaza Towers Whole Loan are $500, $500, 10.1%, 10.1%, 3.06x, 52.1% and 52.1%, respectively.

(3)	The Century Plaza Towers Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Century Plaza Towers Mortgage Loan. The Century Plaza Towers Subordinate Companion Loans accrue interest at a fixed rate of 3.0045% per annum, have a 120-month term, and are interest only for the full term.

(4)	The holders of 100% of the equity interests in the Century Plaza Towers Borrower (as defined below) have the one-time right to obtain a single mezzanine loan, subordinate to the Century Plaza Towers Whole Loan and secured by a pledge of 100% of the ownership interests in the Century Plaza Towers Borrower, provided, among other conditions: (i) the aggregate loan-to-value ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or less than 52.1% (or if a Century Plaza Tower Conversion and Transfer (as defined below) has occurred, 51.5%), (ii) the aggregate debt service coverage ratio of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 3.12x (or if a Century Plaza Tower Conversion and Transfer has occurred, 3.18x), (iii) the aggregate debt yield of the Century Plaza Towers Whole Loan and the mezzanine loan is equal to or greater than 9.5% (or if a Century Plaza Tower Conversion and Transfer has occurred, 9.7%), (iv) the mezzanine loan is coterminous with the Century Plaza Towers Whole Loan and (v) entry into a customary intercreditor agreement acceptable to the lender and each rating agency rating securities backed by a portion of the Century Plaza Towers Whole Loan.

(5)	During a Trigger Period (as defined herein), the related whole loan documents require (i) ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage upon expiration thereof, provided, that so long as insurance is maintained by the Century Plaza Towers Borrower under one or more blanket policies approved by the lender, the Century Plaza Towers Borrower is not required to make ongoing monthly insurance reserve deposits applicable to such blanket policy, and (ii) ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months. A “Trigger Period” will be continuing during any period when there exists (i) an uncured event of default under the Century Plaza Towers Whole Loan or under a mezzanine loan (if one is incurred as described further below) or (ii) a Low Debt Yield Period (as defined herein). A “Low Debt Yield Period” will commence if the aggregate debt yield on the Century Plaza Towers Whole Loan and any related mezzanine loan is less than 5.0% at the end of two consecutive calendar quarters and will end if such combined debt yield exceeds 5.0% for two consecutive calendar quarters.

(6)	The Century Plaza Towers Borrower deposited approximately $71,223,945 into a TI/LC reserve for approved leasing expenses and approximately $29,545,735 into a free rent reserve for any outstanding free rent, abated rent and bridge rent.

A-3-89

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

The Mortgage Loan. The twelfth largest mortgage loan (the “Century Plaza Towers Mortgage Loan”) is part of a whole loan (the “Century Plaza Towers Whole Loan”) evidenced by (i) 29 pari passu notes with an aggregate original principal balance of $900,000,000 and (ii) the Century Plaza Towers Subordinate Companion Loans with an aggregate original principal balance of $300,000,000. The Century Plaza Towers Whole Loan is secured by a first priority fee mortgage encumbering an office property in Los Angeles, California (the “Century Plaza Towers Property”). Promissory Note A-3-C4, with an original principal balance of $20,000,000, represents the Century Plaza Towers Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The remaining Century Plaza Towers Senior Notes (collectively, the “Century Plaza Towers Non-Serviced Pari Passu Companion Loans”), the Century Plaza Towers Non-Serviced Pari Passu Companion Loans evidenced by promissory Notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1, and A-3-C3, with an aggregate original principal balance of $525,000,000, and the entire Century Plaza Towers Subordinate Companion Loans are expected to be contributed to the CPTS 2019-CPT Trust. The Century Plaza Towers Non-Serviced Pari Passu Companion Loans evidenced by Notes A-2-C2, A-2-C5, A-2-C6, A-2-C7, A-3-C2, and A-3-C5, with an aggregate original principal balance of $105,000,000, are expected to be contributed to the BANK 2019-BNK23 Trust. The Century Plaza Towers Whole Loan will be serviced pursuant to the trust and servicing agreement for the CPTS 2019-CPT Trust. The remaining Century Plaza Towers Non-Serviced Pari Passu Companion Loans, with an aggregate original principal balance of $250,000,000, are expected to be contributed to future securitization trusts or may be otherwise transferred at any time. The mortgage loan seller provides no assurances that the non-securitized note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Century Plaza Towers Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Century Plaza Towers Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Century Plaza Towers Mortgage Loan
A-3-C4	$20,000,000	$20,000,000	UBS 2019-C18	No
Century Plaza Towers Non-Serviced Pari Passu Companion Loans
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-2-C1, A-2-C3, A-2-C4, A-3-C1, A-3-C3	$525,000,000	$525,000,000	CPTS 2019-CPT	Yes(1)
A-2-C2, A-2-C5, A-2-C6, A-2-C7, A-3-C2, A-3-C5	$105,000,000	$105,000,000	BANK 2019-BNK23	No
A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-1-C6, A-1-C7, A-1-C8	$250,000,000	$250,000,000	DBRI	No
Century Plaza Towers Subordinate Companion Loans
B-1, B-2, B-3	$300,000,000	$300,000,000	CPTS 2019-CPT	Yes(1)
Total	$1,200,000,000	$1,200,000,000

(1)	No single promissory note comprising a part of the Century Plaza Towers Whole Loan is the related control note; however, the CPTS 2019-CPT Trust is the related controlling note holder, and a party designated under the related trust and servicing agreement is entitled to exercise the rights thereof.

The Borrower and Borrower Sponsor. The borrower is One Hundred Towers L.L.C. (the “Century Plaza Towers Borrower”), a Delaware limited liability company with two independent directors. SPF JVP LLC and Luminance Acquisition Venture LLC are the borrower sponsors (the “Century Plaza Towers Borrower Sponsor”). There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Century Plaza Towers Whole Loan. The Century Plaza Towers Borrower Sponsor is a joint venture between (i) the Commingled Pension Trust Fund (Strategic Property) of JP Morgan Chase Bank, N.A. and (ii) a joint venture between an institutional account managed by Hines and Hines Investment Management Holdings Limited Partnership (together with Hines, “Hines JV”). Hines JV is a privately owned global real estate investment, development and management firm, founded in 1957, with a presence in 219 cities in 23 countries and assets under management for which Hines provides both fiduciary investment management services and third party property-level services.

The Property. The Century Plaza Towers Property consists of two Class A, 44-story office towers which contain 2,401,641 SF of office space and a lower level retail concourse. In addition, the Century Plaza Towers Property has an underground garage containing a total of 6,566 parking spaces (of which 5,910 spaces are part of the collateral for the Century Plaza Towers Whole Loan). The Century Plaza Towers Property was originally developed in 1975 by Aluminum Company of America (Alcoa) and was designed by Minoru Yamasaki.

The Century Plaza Towers Property includes 26,000 SF column-free flexible floor plates. The Century Plaza Towers Property underwent an $80.0 million renovation in 2008 and has had approximately $48.0 million of capital expenditures invested since 2014, including a multi-year program currently underway to fully renovate all restrooms, multi-tenant corridors, and elevator lobbies; nearly $28.0 million has been invested since 2015. Together with the property located at 2000 Avenue of the Stars (which is also owned by the borrower sponsor), the Century Plaza Towers Property is part of Century Park, a 14-acre campus that includes a four-acre park, restaurants, cafes, and other amenity retail. The Century Plaza Towers Property is 92.9% leased as of October 1, 2019 to 122 tenants across approximately 1.2 million SF of office space in the north tower, approximately 1.2 million SF of office space in the south tower and approximately 39,500 SF of ground floor retail and amenity space. The largest tenants include Bank of America & Merrill Lynch (“Bank of America”) (6.2% of NRA / 6.5% of GPR / $56.98 gross rent PSF, rated A2/A-/A+ by Moody’s/S&P/Fitch), Manatt Phelps (4.8% of NRA / 5.5% of GPR / $62.26 gross rent PSF, #105 in AmLaw based on gross revenue), JP Morgan (4.1% of NRA / 4.2% of GPR / $57.00 gross rent PSF, rated A2/A-/AA- by Moody’s/S&P/Fitch), Kirkland & Ellis (3.6% of NRA / 4.5% of GPR / $68.79 gross rent PSF, #1 in a 2019 magazine ranking of law firms based on gross revenue), Greenberg Glusker (3.5% of NRA / 4.2% of GPR / $66.00 gross rent PSF).

The Century Plaza Towers Property benefits from tenant diversity, with 122 distinct tenants, none of which account for more than 6.2% of NRA or 6.5% of the total underwritten base rent. As of October 1, 2019, the weighted average original lease term for all tenants collectively at the Century Plaza Towers Property was 10.8 years, and the weighted average remaining lease term is 7.6 years. The five largest tenants at the Century Plaza Towers Property comprise 532,463 SF, representing approximately 22.2% of NRA and approximately 24.9% of underwritten base rent. The ten largest tenants comprise 915,155 SF, representing approximately 38.1% of NRA and approximately 42.6% of underwritten base rent. As of October 1, 2019, the weighted average remaining lease term for the five largest tenants is 10.9 years.

A-3-90

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

Major Tenants.

Bank of America (149,508 SF, 6.2% of NRA, 6.5% of underwritten base rent). Bank of America (NYSE: BAC) is an investment and retail banking institution and financial services company based in Charlotte, North Carolina. It is the second largest banking institution in the United States by total assets. The institution’s corporate and investment banking division operates under the name Bank of America Merrill Lynch. Bank of America occupies four suites in the south tower on the 1st, 2nd, 11th and 12th floors totaling 98,059 SF. Bank of America has signed a lease for an additional 26,664 SF on the 13th floor of the south tower and is expected to begin paying rent and take occupancy in January 2020. Merrill Lynch occupies one suite in the north tower totaling 24,785 SF. The firm pays approximately $54.42 to $60.57 of gross rent PSF across the north tower and south tower. Bank of America has been at the Century Plaza Towers Property since 1994. With respect to the additional space on the 13th floor of the south tower, we cannot assure you that Bank of America will begin paying rent or take occupancy as expected or at all. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice prior to September 30, 2025 and payment of a termination fee.

Manatt Phelps (116,366 SF, 4.8% of NRA, 5.5% of underwritten base rent). Manatt, Phelps & Phillips LLC (“Manatt Phelps”) is a Los Angeles-based law firm that has practices focused on banking, entertainment, media, technology, retail and consumer products, and real estate and energy. Founded in 1965, Manatt Phelps employs over 450 attorneys across Los Angeles, New York, Palo Alto, San Francisco, Orange County, Chicago, Washington, D.C. and Boston. The firm is ranked #105 in AmLaw based on gross revenue. Manatt Phelps has signed a lease for five suites in the south tower on the 4th, 14th, 15th, 16th and 17th floors totaling 116,366 SF and is expected to begin paying rent and take occupancy in stages starting in March 2020, with full occupancy of the space expected by May 2020. Manatt Phelps’s contractual rent under its leases is approximately $62.26 gross rent PSF. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy as expected or at all. Manatt Phelps has the right to terminate its lease on the 4th floor on the last day of the 5th year or 10th year of its lease term.

JP Morgan (97,726 SF, 4.1% of NRA, 4.2% of underwritten base rent). Founded in 1871, JP Morgan (NYSE: JPM) is a commercial, investment and retail banking institution founded by J.P. Morgan. Headquartered in New York City, JP Morgan is the largest bank in the United States. JP Morgan occupies four suites in the north tower on the 37th, 38th, 39th and 41st floors totaling 97,726 SF and pays $57.00 gross rent PSF. JP Morgan has been at the Century Plaza Towers Property since 2011. JP Morgan is an affiliate of the Century Plaza Towers Borrower.

Kirkland & Ellis (85,664 SF, 3.6% of NRA, 4.5% of underwritten base rent). Founded in 1909 in Chicago, Kirkland & Ellis, LLP (“Kirkland & Ellis”) is an international law firm that employs over 2,300 attorneys in 15 offices throughout Asia, Europe, and the United States. Kirkland & Ellis focuses on private equity, M&A, and other corporate transactions, litigation, white collar and government disputes, restructuring and intellectual property matters. Kirkland & Ellis is ranked #1 in a 2019 magazine ranking of law firms by gross revenue. Kirkland & Ellis has not yet taken occupancy and is expected to occupy three suites in the south tower on the 37th, 38th, and 39th floors totaling 85,664 SF starting in January 2020. Kirkland & Ellis is expected to pay $68.79 gross rent PSF starting in January 2020. We cannot assure you that Kirkland & Ellis will begin paying rent or take occupancy as expected or at all. Kirkland & Ellis has a one-time right to terminate its lease as of January 1, 2032 upon written notice on or before January 1, 2031 and the payment of a termination fee.

Greenberg Glusker (83,199 SF, 3.5% of NRA, 4.2% of underwritten base rent). With nearly 100 attorneys, Greenberg Glusker is one of the largest single-office, full-service law firms in California with offices only in Century City. Greenberg Glusker focuses on bankruptcy, reorganization & capital recovery, corporate, finance & securities, digital media and technology, entertainment, environment, real estate, litigation, and taxation. Greenberg Glusker has signed a lease for three suites in the south tower on the 26th, 27th and 31st floors totaling 83,199 SF and is expected to being paying rent and take occupancy in March 2020. The firm is expected to pay $66.00 gross rent PSF starting in March 2020. We cannot assure you Greenberg Glusker will begin paying rent or take occupancy as expected or at all. Greenberg Glusker has a one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee.

A-3-91

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

The following table presents certain information relating to the leases at the Century Plaza Towers Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Net Rentable Area (SF)	Approximate % of Net Rentable Area (SF)	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(3)	Lease Expiration	Renewal Options	Termination Option
Bank of America(4)	A+/A2/A-	149,508	6.2%	$8,518,731	6.5%	$56.98	Various	2 x 5 year	Y
Manatt Phelps(5)	NR/NR/NR	116,366	4.8%	$7,245,253	5.5%	$62.26	4/30/2035	2 x 5 year	Y
JP Morgan	AA-/A2/A-	97,726	4.1%	$5,570,382	4.2%	$57.00	8/31/2021	2 x 5 year	N
Kirkland & Ellis(6)	NR/NR/NR	85,664	3.6%	$5,892,759	4.5%	$68.79	12/31/2034	2 x 5 year	Y
Greenberg Glusker(7)	NR/NR/NR	83,199	3.5%	$5,491,134	4.2%	$66.00	2/28/2035	2 x 5 year	Y
Venable LLP	NR/NR/NR	81,817	3.4%	$4,720,841	3.6%	$57.70	12/31/2025	1 x 5 year	N
Westfield(8)	NR/NR/NR	81,124	3.4%	$4,242,785	3.2%	$52.30	4/30/2028	2 x 5 year	Y
Seyfarth Shaw	NR/NR/NR	80,160	3.3%	$6,293,362	4.8%	$78.51	8/31/2021	2 x 5 year	N
Proskauer Rose(9)	NR/NR/NR	70,195	2.9%	$4,019,709	3.1%	$57.26	10/31/2030	2 x 5 year	Y
Mitchell Silberberg Knupp(10)	NR/NR/NR	69,396	2.9%	$3,913,934	3.0%	$56.40	6/30/2034	2 x 5 year	Y
Total Major Tenants		915,155	38.1%	$55,908,890	42.6%	$61.09

Other Tenants		1,315,465	54.8%	$75,260,840	57.4%	$57.21
Vacant		171,021	7.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		2,401,641	100.0%	$131,169,730	100.0%	$58.80

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(4)	The NRA of Bank of America includes 124,723 SF occupied by Bank of America on floors 1 through 14 and 24,785 SF occupied by Merrill Lynch on floors 25 through 33. In addition, the NRA for Bank of America includes 26,664 SF, as to which Bank of America is expected to begin paying rent and taking occupancy in January 2020. With respect to the additional space on the 13th floor of the south tower, we cannot assure you that Bank of America will begin paying rent or take occupancy as expected or at all. Bank of America has various lease expiration dates: (i) 106,890 SF with a lease expiration date of September 30, 2029, (ii) 17,833 SF with a lease expiration date of September 30, 2024 and (iii) 24,785 SF related to the Merrill Lynch space, with a lease expiration date of June 30, 2022. Bank of America has the right to terminate its lease as of September 30, 2026 upon written notice on or before September 30, 2025 and the payment of a termination fee in the amount of $1,908,666.

(5)	Manatt Phelps is expected to begin paying rent and take occupancy in stages in March 2020, with full occupancy of the space expected in May 2020. We cannot assure you that Manatt Phelps will begin paying rent or take occupancy as expected or at all.

(6)	Kirkland & Ellis is expected to begin paying rent and take occupancy in January 2020. We cannot assure you that Kirkland & Ellis will begin paying rent or take occupancy as expected or at all. Kirkland & Ellis has a one-time right to terminate its lease as of January 1, 2032 upon written notice on or before 1 January 1, 2031 and the payment of a termination fee.

(7)	Greenberg Glusker has signed a lease for three suites in the south tower on the 26th, 27th and 31st floors totaling 83,199 SF and is expected to being paying rent and take occupancy in March 2020. The firm is expected to pay $66.00 gross rent PSF starting in March 2020. We cannot assure you Greenberg Glusker will begin paying rent or take occupancy as expected or at all. Greenberg Glusker has a one-time right to terminate its lease as of March 1, 2032 upon written notice on or before March 1, 2031 and the payment of a termination fee.

(8)	Westfield has a one-time right to terminate its lease on April 30, 2025, with 15 months’ prior notice and the payment of a termination fee.

(9)	Proskauer Rose has a one-time right to terminate its lease on October 31, 2025, upon written notice on or before October 31, 2024 and the payment of a termination fee.

(10)	Mitchell Silberberg Knupp has a one-time right to terminate its lease on June 30, 2029, upon written notice on or before June 30, 2028 and the payment of a termination fee.

A-3-92

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

The following table presents certain information relating to the lease rollover schedule at the Century Plaza Towers Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total UW Base Rent Rolling	Approx. Cumulative % of Total UW Base Rent Rolling
MTM	1	691	0.0%	0.0%	$27.01	$18,664	0.0%	0.0%
2019	1	714	0.0%	0.1%	$37.80	$26,989	0.0%	0.0%
2020	23	96,896	4.0%	4.1%	$50.13	$4,857,092	3.7%	3.7%
2021	22	276,557	11.5%	15.6%	$63.47	$17,553,318	13.4%	17.1%
2022	14	122,719	5.1%	20.7%	$58.72	$7,206,505	5.5%	22.6%
2023	11	89,979	3.7%	24.5%	$56.38	$5,073,213	3.9%	26.5%
2024	15	224,254	9.3%	33.8%	$60.00	$13,455,101	10.3%	36.7%
2025	11	258,081	10.7%	44.5%	$57.45	$14,826,378	11.3%	48.0%
2026	4	76,664	3.2%	47.7%	$59.56	$4,565,856	3.5%	51.5%
2027	4	79,651	3.3%	51.1%	$58.43	$4,654,199	3.5%	55.1%
2028	2	98,484	4.1%	55.2%	$53.30	$5,249,665	4.0%	59.1%
2029	9	257,405	10.7%	65.9%	$56.29	$14,489,056	11.0%	70.1%
2030	5	152,406	6.3%	72.2%	$61.99	$9,448,208	7.2%	77.3%
2030 & Beyond(4)	6	496,119	20.7%	92.9%	$59.96	$29,745,487	22.7%	100.0%
Vacant	0	171,021	7.1%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	128	2,401,641	100.0%		$58.80	$131,169,730	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

(4)	Includes amenity space.

The Market. The Century Plaza Towers Property is located in the Century City district of the city of Los Angeles. Century City is an urban center in Los Angeles, and is considered the “CBD” of the Westside Los Angeles market. Century City contains in excess of 10 million SF of office space in addition to a “super” regional mall (Century City Shopping Center), major hotels and condominium developments. The southern portion of Century City includes 20th Century Fox Studios. Century City is a part of the West Los Angeles area, and the Century Plaza Towers Property is situated at the east corner of Santa Monica Boulevard and Century Park East. The location is approximately 10 miles west of downtown Los Angeles, five miles east of Santa Monica and the Pacific Ocean, and seven miles north of the Los Angeles International Airport. West Los Angeles is generally within the boundaries north of Venice Boulevard, east of Bundy Drive/Centinela Avenue, south of Sunset Boulevard, and west of La Cienega Boulevard. West Los Angeles includes other affluent neighborhoods and residential communities of Bel Air, Beverly Hills, Brentwood, and West Hollywood.

The Century Plaza Towers Property is located in the Century City submarket of West Los Angeles, California. Situated between Beverly Hills to the east, Westwood, Brentwood, and Santa Monica to the west, and the residential neighborhoods of Bel Air, Holmby Hills, and Hollywood Hills to the north, Century City is located near the Westside’s amenities and housing communities. The Century Plaza Towers Property has access to the Santa Monica (I-10) and San Diego (I-405) Freeways and several additional east-west thoroughfares including Santa Monica Boulevard and Olympic Boulevard. Century City is the largest office submarket in terms of total inventory within the larger West Los Angeles market area. The Century City office market contains approximately 10.4 million SF of office inventory as of the second quarter of 2019. Approximately 20 professional office buildings with an average age of 42 years comprise the Century City office market. The micro-submarket generally appeals to more traditional, high-rise occupants, many of which have ties to the entertainment industry. The Century City office submarket has experienced an average annual net absorption of approximately 119,000 SF over the past five years. Over the past decade, net absorption was approximately 6,200 SF annually, which corresponds to the significant losses which occurred as a result of the “great recession”. The submarket achieved positive absorption of more than 1.8 million SF during the five-year period from 2003 to 2007. As of year-end 2018, positive absorption totaled 71,900 SF and is currently positive through the first half of 2019 at 112,611 SF.

A-3-93

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

The following chart provides a statistical overview of the overall West Los Angeles office market as of second quarter 2019:

West Los Angeles - Market Statistics
Market	Total Inventory (SF)	Overall Vacancy	Direct Vacancy	YTD Direct Net Absorption	Weighted Average Rental Rate
Century City	10,383,273	6.9%	6.1%	112,611	$52.72
Beverly Hills	6,477,694	10.8%	10.2%	38,654	$64.62
Brentwood	3,329,333	10.6%	9.7%	3,206	$48.78
Culver City	4,845,469	21.8%	21.0%	137,290	$49.37
Hollywood	3,504,226	12.9%	10.4%	-62,987	$53.87
Marina del Rey/Venice	1,342,454	12.1%	11.7%	97,740	$61.09
Miracle Mile	4,390,712	17.9%	17.3%	-15,601	$48.92
Olympic Corridor	2,535,449	13.9%	12.1%	-164,243	$64.73
Playa Vista	3,606,568	13.3%	10.6%	291,186	$62.58
Santa Monica	8,939,166	11.5%	9.6%	297,996	$74.38
West Hollywood	2,669,054	9.1%	6.9%	59,386	$54.28
Westside Other	3,386,487	10.2%	10.0%	-53,075	$46.55
Westwood	3,147,809	14.5%	13.0%	13,268	$59.58
Total West Los Angeles Market	58,557,694	12.2%	10.9%	755,431	$57.03

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Century Plaza Towers Property:

Cash Flow Analysis
	2016	2017	2018	9/30/2019 TTM	UW	UW PSF
Gross Potential Rent	$93,728,374	$96,736,098	$101,042,428	$97,138,295	$145,509,506	$60.59
Total Recoveries	$2,366,196	$3,084,229	$4,320,460	$4,341,561	$3,618,229	$1.51
Other Income	$17,845,028	$17,558,759	$19,954,557	$19,410,804	$18,203,977	$7.58
Less Vacancy & Credit Loss	$0	$0	$0	$0	($8,715,744)	($3.63)
Effective Gross Income	$113,939,597	$117,379,087	$125,317,446	$120,890,660	$158,615,968	$66.04

Real Estate Taxes	$7,612,013	$7,958,382	$8,149,815	$8,306,243	$8,272,735	$3.44
Insurance	$2,985,305	$2,788,578	$2,735,450	$2,685,527	$2,678,997	$1.12
Other Expenses	$22,558,934	$23,431,996	$25,407,626	$26,555,972	$26,518,479	$11.04
Total Operating Expenses	$33,156,253	$34,178,955	$36,292,891	$37,547,742	$37,470,212	$15.60

Net Operating Income(1)	$80,783,345	$83,200,132	$89,024,555	$83,342,918	$121,145,756	$50.44
Capital Expenditures	$0	$0	$0	$0	$480,328	$0.20
TI/LC	$0	$0	$0	$0	$8,415,062	$3.50
Net Cash Flow	$80,783,345	$83,200,132	$89,024,555	$83,342,918	$112,250,366	$46.74

Occupancy %	87.0%	84.6%	83.5%	92.9%(2)	92.8%(2)
NOI DSCR(3)	2.95x	3.03x	3.25x	3.04x	4.41x
NCF DSCR(3)	2.95x	3.03x	3.25x	3.04x	4.08x
NOI Debt Yield(3)	9.0%	9.2%	9.9%	9.3%	13.5%
NCF Debt Yield(3)	9.0%	9.2%	9.9%	9.3%	12.5%

(1)	The increase in UW Net Operating Income from 9/30/2019 TTM to UW Net Operating Income is primarily attributed to (i) $2,354,778 in straight line rent taken through the earlier of the loan term or the lease term for 13 tenants, (ii) $3,269,254 of rent steps taken through October 2020 and (iii) new leasing that has been executed in 2019, accounting for 20.6% of NRA and 24.6% of UW Gross Potential Rent.

(2)	The underwritten economic vacancy is 5.2%. The Century Plaza Towers Property was 92.9% leased as of October 1, 2019.

(3)	Debt service coverage ratios and debt yields are based on the Century Plaza Towers Senior Loan and exclude the Century Plaza Towers Subordinate Companion Loans.

Transfer of Development Credits. If no event of default has occurred and is continuing under the Century Plaza Towers Whole Loan documents, the Century Plaza Towers Borrower has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Century Plaza Towers Property (the “Conversion Space”) into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Century Plaza Towers Borrower or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Towers Conversion and Transfer”), provided that the Century Plaza Towers Borrower satisfies certain conditions set forth in the Century Plaza Towers Whole Loan documents, including, among others, (A) such Century Plaza Towers Conversion and Transfer is not reasonably

A-3-94

2029 & 2049 Century Park East Los Angeles, CA 90067	Collateral Asset Summary – Loan No. 12 Century Plaza Towers	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$20,000,000 39.1% 4.08x 13.5%

expected to have a material adverse effect on the Century Plaza Towers Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Century Plaza Towers Borrower either (1) prepays the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Century Plaza Towers Borrower, the Century Plaza Towers Borrower deposits with the lender cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Towers Conversion and Transfer complies with any REMIC requirements. If the Century Plaza Towers Borrower transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the Century Plaza Towers Whole Loan, the Century Plaza Towers Borrower may return the development rights to the Century Plaza Towers Borrower along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Century Plaza Towers Borrower. If the Century Plaza Towers Borrower’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Century Plaza Towers Borrower as described above, then the Century Plaza Towers Borrower is required to promptly prepay the outstanding principal balance of the Century Plaza Towers Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Century Plaza Towers Borrower must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

A-3-95

Various	Collateral Asset Summary – Loan No. 13 Westmont Red Roof Inn Portfolio II	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,628,611 66.3% 2.06x 16.1%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Natixis			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Hospitality
Original Balance:	$17,692,093			Detailed Property Type:	Limited Service
Cut-off Date Balance:	$17,628,611			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.4%			Year Built/Renovated:	Various
Loan Purpose:	Acquisition			Size:	463 Rooms
Borrower Sponsor:	R&R Real Estate Investment Trust			Cut-off Date Balance per Room:	$38,075
Mortgage Rate:	4.3400%			Maturity Date Balance per Room:	$27,877
Note Date:	9/25/2019			Property Manager:	R-West Management, LLC (borrower-related)
First Payment Date:	11/5/2019
Maturity Date:	10/5/2029
Original Term to Maturity:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$2,832,366
Seasoning:	2 months			UW NOI Debt Yield:	16.1%
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity:	21.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.06x
Additional Debt Type:	N/A			Most Recent NOI:	$2,863,217 (6/30/2019 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$3,068,116 (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,752,445 (12/31/2017)
Reserves				Most Recent Occupancy:	77.9% (6/30/2019)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	79.5% (12/31/2018)
RE Tax:	$80,168	$28,551	N/A	3rd Most Recent Occupancy:	77.8% (12/31/2017)
Insurance:	$35,804	$8,951	N/A	Appraised Value (as of):	$26,600,000 (Various)
FF&E:	$1,745,322	$36,546(1)	N/A	Cut-off Date LTV Ratio:	66.3%
Deferred Maintenance:	$20,625	$0	N/A	Maturity Date LTV Ratio:	48.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$17,692,093	66.4%	Purchase Price:	$24,500,000	91.9%
Borrower Equity:	$8,966,066	33.6%	Reserves:	$1,881,919	7.1%
			Closing Costs:	$276,240	1.0%

Total Sources:	$26,658,159	100.0%	Total Uses:	$26,658,159	100.0%

(1)	Westmont Red Roof Inn Portfolio II Borrowers (as defined below) are required to deposit with lender on each payment date an amount equal to 5.0% of actual rents for the second prior month.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Westmont Red Roof Inn Portfolio II Mortgage Loan”) is evidenced by a promissory note with an original principal balance of $17,692,093, which is secured by a first priority fee mortgage encumbering a 463-room limited service hospitality portfolio consisting of a 108-room hospitality property located in St. Clairsville, Ohio (the “Red Roof Inn St. Clairsville Property”), a 125-room hospitality property located in Tempe, Arizona (the “Red Roof PLUS+ Phoenix Airport Property”), a 111-room hospitality property located in West Springfield, Massachusetts (the “Red Roof PLUS+ West Springfield Property”) and a 119-room hospitality property located in Naperville, Illinois (the “Red Roof PLUS+ Chicago Naperville Property”, collectively, the “Westmont Red Roof Inn Portfolio II Properties”). The proceeds of the Westmont Red Roof Inn Portfolio II Mortgage Loan, together with $8,966,066 in borrower equity, were primarily used to purchase the Westmont Red Roof Inn Portfolio II Properties, fund reserves and pay closing costs.

The Borrowers and the Borrower Sponsor. The borrowers are RRI Naperville LP, RRI St Clairsville LP, RRI Springfield LP and RRI Tempe LP (collectively, the “Westmont Red Roof Inn Portfolio II Borrowers”), each a single-purpose Delaware limited partnership structured to be bankruptcy remote. The Westmont Red Roof Inn Portfolio II Borrowers are 100.0% owned by R&R Real Estate Investment Trust, the guarantor of the Westmont Red Roof Inn Portfolio II Mortgage Loan.

R&R Real Estate Investment Trust is a Westmont Hospitality Group (“Westmont”) sponsored publicly traded Canadian REIT. Westmont is a privately held hospitality organization with ownership interests in and managed more than 1,000 hotels, and has a current portfolio encompassing more than 250 hotels in the US, Canada, Europe, and Japan. Westmont is one of the largest franchisees and co-owners of InterContinental Hotel Group hotels and Hilton hotels worldwide. Westmont has a diversified portfolio ranging from budget to mid-market business and large conference hotels to boutique hotels and luxury resorts. Westmont’s portfolio includes the Battery Wharf Hotel Boston, Park Hyatt Washington, D.C., Hyatt Regency Clearwater Beach, Marriott Manhattan Beach, Threadneedles Hotel London, Hotel Des Indes The Hague, Hotel Montalembert Paris, and the Hotel Royal Riviera Cap-Ferrat. In 2007, Westmont joined with Citibank to purchase Red Roof Inn from Accor for approximately $1.3 billion, which included the franchise company as well as approximately 230 corporate owned hotels. Westmont is the owner of the Red Roof brand, with the Westmont Red Roof Inn Portfolio II Properties representing corporate-owned properties. Westmont formed an affiliated management company to manage the Red Roof Inns. Westmont currently owns 127 Red Roof

A-3-96

Various	Collateral Asset Summary – Loan No. 13 Westmont Red Roof Inn Portfolio II	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,628,611 66.3% 2.06x 16.1%

Inns. As of June 30, 2019, R&R Real Estate Investment Trust reported total assets valued at $70.7 million, liquidity of $8.2 million, and a net worth of $16.9 million. R&R Real Estate Investment Trust’s 2018 annual revenue totaled $15.5 million, and annual net income totaled $5.2 million.

The Properties. The Westmont Red Roof Inn Portfolio II Properties are comprised of three Red Roof PLUS+ hotels and one Red Roof Inn. Red Roof Inn is an economy hotel brand. Red Roof was founded in 1973 in Columbus, Ohio and has continuously operated since then. Launched in early-2014, Red Roof PLUS+ is an upscale economy lodging offering, providing guests with higher-quality furnishing, amenities, and services than a Red Roof Inn. At present, Red Roof has over 580 properties in the U.S., Brazil and Japan. Red Roof’s portfolio of brands includes Red Roof Inn (514 properties), Red Roof Plus+ (71 properties), HomeTowne Suites by Red Roof (54 properties) and The Red Collection (3 properties). Red Roof has experienced an extended period of growth since 2012, having increased its property count from approximately 350 to approximately 580. At present, 115 Red Roof properties are corporately owned. Red Roof is particularly noted for being pet friendly with one pet permitted per room. In 2018, USA Today awarded Red Roof Inn the best budget hotel brand.

The following table provides a summary of the individual Westmont Red Roof Inn Portfolio II Properties:

Portfolio Summary
Property	City, State	Rooms	Year Built/ Renovated	Occ. %	Allocated Cut-off Date Balance Loan Amount	% of Allocated Loan Amount	UW NCF	% of UW NCF	Appraisal Value	Current Franchise Expiration Date
Red Roof Inn St. Clairsville	St. Clairsville, OH	108	1983/2014	88.8%	$5,699,476	32.3%	$706,209	29.5%	$8,600,000	9/25/2039
Red Roof PLUS+ Phoenix Airport	Tempe, AZ	125	1999/2016	76.9%	$4,970,473	28.2%	$690,863	28.9%	$7,500,000	9/25/2039
Red Roof PLUS+ West Springfield	West Springfield, MA	111	1988/2012	73.9%	$3,512,468	19.9%	$555,792	23.2%	$5,300,000	9/25/2039
Red Roof PLUS+ Chicago Naperville	Naperville, IL	119	1989/2012	72.8%	$3,446,195	19.5%	$440,951	18.4%	$5,200,000	9/25/2039
Total/Wtd. Avg.		463		77.9%	$17,628,611	100.0%	$2,393,814	100.0%	$26,600,000

Red Roof Inn St. Clairsville Property: The Red Roof Inn St. Clairsville Property is two-story, 108-room, limited service hotel situated on a 3.53-acre site at 68301 Red Roof Lane in St. Clairsville, Ohio. The Red Roof Inn St. Clairsville Property comprises two exterior-corridor buildings that were built in 1983, most recently renovated in 2014, and is currently branded as a Red Roof Inn. Amenities at the Red Roof Inn St. Clairsville Property include complimentary coffee, high-speed internet, guest laundry, and vending machines. Since 2015, approximately $292,573 ($2,709 per room) has been invested in capital improvements at the Red Roof Inn St. Clairsville Property. The major expenses included new soft goods and case goods, repairs to the flooring, exterior building repairs, and new signage. The Westmont Red Roof Inn Portfolio II Borrowers plan to invest an additional $357,947($3,314 per room) in capital expenditures at the Red Roof Inn St. Clairsville Property, which was reserved at origination of the Westmont Red Roof Inn Portfolio II Mortgage Loan and is expected to be completed in 2019. The main improvements will consist of upgrading case goods, mattresses and bedding, soft goods, and the bathroom.

A summary of the Red Roof Inn St. Clairsville Property’s historical performance is provided below:

Red Roof Inn St. Clairsville Property - Historical Occupancy, ADR, RevPAR(1)
	Red Roof Inn St. Clairsville Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	58.3%	$54.45	$31.76	48.0%	$79.45	$38.11	121.6%	68.5%	83.3%
2017	87.7%	$52.79	$46.31	69.4%	$77.70	$53.94	126.3%	67.9%	85.8%
2018	91.0%	$60.24	$54.81	71.6%	$84.06	$60.18	127.1%	71.7%	91.1%
6/30/2019 TTM	88.8%	$62.19	$55.25	69.8%	$81.19	$56.67	127.3%	76.6%	97.5%

Source: Third party market research report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Red Roof Inn St. Clairsville Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set for 2016, 2017 and 2018 includes Days Inn St Clairsville, Wingate by Wyndham St Clairsville Wheeling, Super 8 St Clairsville Wheeling Area, Best Western St Clairsville Inn & Suites, Comfort Inn St Clairsville and Microtel Inn & Suites by Wyndham St Clairsville. The Comp Set for TTM 6/2019 includes Days Inn St Clairsville, Wingate by Wyndham St Clairsville Wheeling, Super 8 St Clairsville Wheeling Area, Americas Best Value Inn St Clairsville Wheeling, Best Western St Clairsville Inn & Suites, Comfort Inn St Clairsville, Microtel Inn & Suites by Wyndham St Clairsville and Sleep Inn & Suites Belmont St Clairsville.

Red Roof PLUS+ Phoenix Airport Property: The Red Roof PLUS+ Phoenix Airport Property is a three-story, 125-room, upper-tier, economy, limited service hotel situated on a 3.08-acre site at 2135 West 15th Street in Tempe, Arizona. The Red Roof PLUS+ Phoenix Airport Property is comprised of one interior-corridor building that was built in 1999, most recently renovated in 2016, and is currently branded as a Red Roof PLUS+. Amenities at the Red Roof PLUS+ Phoenix Airport Property include an outdoor swimming pool, complimentary coffee, high-speed internet, and vending machines. Since 2015, approximately $1.5 million ($12,008 per room) has been invested in capital improvements at the Red Roof PLUS+ Phoenix Airport Property. The major expense was interior guestroom and flooring renovations, case goods, and soft goods upgrades completed in late 2016. The Westmont Red Roof Inn Portfolio II Borrowers plan to invest an additional $609,707 ($4,878 per room) in capital expenditures at the Red Roof PLUS+ Phoenix Airport Property, which amount was reserved at origination of the Westmont Red Roof Inn Portfolio II Mortgage Loan. The main improvements will consist of upgrading case goods, mattresses and bedding, soft goods, the exterior and the bathroom.

A-3-97

Various	Collateral Asset Summary – Loan No. 13 Westmont Red Roof Inn Portfolio II	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,628,611 66.3% 2.06x 16.1%

A summary of the Red Roof PLUS+ Phoenix Airport Property’s historical performance is provided below:

Red Roof PLUS+ Phoenix Airport Property - Historical Occupancy, ADR, RevPAR(1)
	Red Roof PLUS+ Phoenix Airport Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	66.5%	$59.23	$39.39	69.6%	$65.68	$45.71	95.6%	90.2%	86.2%
2017	71.8%	$63.10	$45.30	70.9%	$66.31	$47.04	101.2%	95.2%	96.3%
2018	76.9%	$65.34	$50.23	71.4%	$67.20	$47.99	107.6%	97.2%	104.7%
6/30/2019 TTM	76.9%	$65.74	$50.58	72.2%	$70.19	$50.70	106.5%	93.7%	99.8%

Source: Third party market research report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Red Roof PLUS+ Phoenix Airport Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set includes La Quinta Inns & Suites Phoenix Sky Harbor Airport, Econo Lodge Phoenix Airport, Motel 6 Phoenix Tempe Priest Drive ASU and Ramada Tempe At Arizona Mills Mall.

Red Roof PLUS+ West Springfield Property: The Red Roof PLUS+ West Springfield Property is a two-story, 111-room, upper-tier, economy, limited service hotel situated on a 3.04-acre site at 1254 Riverdale Street in West Springfield, Massachusetts. The Red Roof PLUS+ West Springfield Property comprises two exterior-corridor buildings that were built in 1988, most recently renovated in 2012, and is currently branded as a Red Roof PLUS+. Amenities at the Red Roof PLUS+ West Springfield Property include complimentary coffee, high-speed internet, guest laundry, and vending machines. Since 2015, approximately $286,678 ($2,583 per room) has been invested in capital improvements at the Red Roof PLUS+ West Springfield Property, the majority of which was invested in 2015. The major expenses included new mini-refrigerators, resurfacing and restriping the parking lot, ADA improvements, exterior repairs, and furniture upgrades. The Westmont Red Roof Inn Portfolio II Borrowers plan to invest an additional $464,660 ($4,186 per room) in capital expenditures at the Red Roof PLUS+ West Springfield Property, which amount was reserved at origination of the Westmont Red Roof Inn Portfolio II Mortgage Loan. The main improvements will consist of upgrading case goods, mattresses and bedding, soft goods, exterior and the bathroom.

A summary of the Red Roof PLUS+ West Springfield Property’s historical performance is provided below:

Red Roof PLUS+ West Springfield Property - Historical Occupancy, ADR, RevPAR(1)
	Red Roof PLUS+ West Springfield Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	77.6%	$71.70	$55.66	47.5%	$74.58	$35.44	163.4%	96.1%	157.0%
2017	79.0%	$75.80	$59.89	55.5%	$77.07	$42.81	142.3%	98.4%	139.9%
2018	78.1%	$81.85	$63.94	63.6%	$82.28	$52.30	122.9%	99.5%	122.2%
6/30/2019 TTM	73.8%	$76.54	$56.52	56.3%	$79.60	$44.80	131.2%	96.2%	126.2%

Source: Third party market research report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Red Roof PLUS+ West Springfield Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set includes Quality Inn West Springfield, Motel 6 Springfield Chicopee, Super 8 West Springfield Route 5 and Comfort Inn & Suites West Springfield.

Red Roof PLUS+ Chicago Naperville Property: The Red Roof PLUS+ Chicago Naperville Property is a three-story, 119-room, upper-tier, economy, limited service hotel situated on a 2.1-acre site at 1698 West Diehl Road in Naperville, Illinois. The Red Roof PLUS+ Chicago Naperville Property comprises two exterior-corridor buildings that were built in 1989, most recently renovated in 2012, and is currently branded as a Red Roof PLUS+. Amenities at the Red Roof PLUS+ Chicago Naperville Property include complimentary coffee, high-speed internet, guest laundry, and vending machines. Since 2015, approximately $350,450 ($2,945 per room) has been invested in capital improvements at the Red Roof PLUS+ Chicago Naperville Property. The major expenses included resurfacing and restriping the parking lot, and other exterior repairs. The Westmont Red Roof Inn Portfolio II Borrowers plan to invest an additional $313,008 ($2,630 per room) in capital expenditures at the Red Roof PLUS+ Chicago Naperville Property, which was reserved at origination of the Westmont Red Roof Inn Portfolio II Mortgage Loan and is expected to be completed in 2019. The main improvements will consist of upgrading case goods, mattresses and bedding, soft goods, and improvements to the bathroom and exterior.

A-3-98

Various	Collateral Asset Summary – Loan No. 13 Westmont Red Roof Inn Portfolio II	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,628,611 66.3% 2.06x 16.1%

A summary of the Red Roof PLUS+ Chicago Naperville Property’s historical performance is provided below:

Red Roof PLUS+ Chicago Naperville Property - Historical Occupancy, ADR, RevPAR(1)
	Red Roof PLUS+ Chicago Naperville Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	74.2%	$61.45	$45.59	59.0%	$53.25	$31.40	125.8%	115.4%	145.2%
2017	74.1%	$59.75	$44.26	64.6%	$55.81	$36.03	114.7%	107.1%	122.8%
2018	73.3%	$58.55	$42.89	56.7%	$52.56	$29.78	129.3%	111.4%	144.0%
6/30/2019 TTM	72.8%	$60.96	$44.39	70.5%	$54.19	$38.20	103.3%	112.5%	116.2%

Source: Third party market research report

(1)	The variances between the underwriting, the industry report and the appraisal with respect to Occupancy, ADR and RevPAR at the Red Roof PLUS+ Chicago Naperville Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set for 2016 includes Motel 6 Naperville, Model 6 Chicago Southwest Aurora, Best Western Naperville Inn, Extended Stay America Chicago Naperville and Super 8 Aurora Naperville Area. The Competitive Set for 2017, 2018 and 6/30/2019 TTM includes Motel 6 Naperville, Sleep Inn Naperville, Extended Stay America Chicago Naperville and Super 8 Aurora Naperville Area.

The Market. The Westmont Red Roof Inn Portfolio II Properties are located in four cities throughout Ohio, Arizona, Massachusetts and Illinois.

St. Clairsville, Belmont County, Ohio: Belmont County is between Pittsburgh, Pennsylvania and Columbus, Ohio. Nearby attractions include the Carnegie Natural History Museum, the Columbus Zoo and Aquarium and Jamboree in the Hills concert site. The neighborhood contains large retail stores such as Kroger, Walmart, Sam’s Club, Lowe’s Home Improvement and Macy’s. The neighborhood also has restaurants such as Buffalo Wild Wings, Longhorn Steakhouse, Outback Steakhouse, Pizza Hut and Starbucks.

Tempe, Maricopa County, Arizona: The Phoenix CBSA is the financial, governmental, cultural, and transportation center for the region. Tourism is one of the main industries in the greater Phoenix area. In addition, several companies have made plans to add locations to the Phoenix CBSA, including Nationwide Reality Investors’ plan to break ground on the first phase of a 134-acre mixed use development which will include several commercial office buildings, a 460,000 SF regional headquarters building for Nationwide Reality Investors, as well as numerous retail and restaurant options. Phase 1 is expected to bring in approximately 2,200 employees to the area by the end of 2020. The Phoenix Sky Harbor International Airport is located 3.8 miles northwest of the Red Roof PLUS+ Phoenix Airport Property. The Red Roof PLUS+ Phoenix Airport Property is also situated in proximity with Phoenix Convention Center, Tempe Diablo Stadium and Arizona State University.

Springfield, Hampden County, Massachusetts: According to a third-party market research report, the Springfield CBSA has a population of approximately 629,005 residents and a total land area of 1,179 square miles in 2018. The City of Springfield is the third largest city in the Commonwealth of Massachusetts, behind Boston and Worcester, and has an estimated population of 154,960. Springfield is home to 25 colleges and universities including: University of Massachusetts, Amherst College, Mount Holyoke College, Westfield State University, Smith College, Springfield College and American International College. The Red Roof PLUS+ West Springfield Property is located along Riverdale Street adjacent to Interstate 91 and south of Interstate 90 in the city of West Springfield, Massachusetts. The surrounding area features several in-line shopping centers, restaurants, and local businesses. The shopping centers in neighborhood include, Costco Wholesale, ALDI, Kohl’s West Springfield, Five Below, and auto dealerships owned by the Bertera Auto Dealer Group. Furthermore, restaurants in close proximity to the Red Roof PLUS+ West Springfield Property include On the Border Mexican Grill & Cantina, Chili’s Grill & Bar, Longhorn Steakhouse, Pizza Hut and Carrabba’s Italian Grill.

Chicago, Du Page County, Illinois: The Red Roof PLUS+ Chicago Naperville Property is situated along the south side of Diehl Road adjacent to an Extended Stay America. The surrounding area features several in-line shopping centers, offices, and an industrial park. Naperville is a city in DuPage and a suburb of the greater Chicago market. The city is located 28 miles west of Chicago and approximately 25 miles southwest of O’Hare International Airport. The city is known for its historic district, parks, and the Naperville Riverwalk, a 1.75-mile brick path with bridges, fountains, meeting and event spaces, outdoor sculpture and artwork, and recreational facilities. McDowell Grove, a 465-acre nature park positioned on the DuPage River, is located 1.2 miles from the property. Much of the lodging demand in the area comes from commercial/corporate demand. Major demand generators within the Naperville area include AT&T, BP, ConAgra Foods, DeVry, Edwards Hospital, GE, GM, IBM, Volvo, Nokia, Nissan and Lowes Regional Office. Historically, Chicago has been seen as the business hub of the Midwest, with its suburbs, including Naperville, playing a big part in the city’s success. Within the Red Roof PLUS+ Chicago Naperville Property’s submarket, there are 144 buildings containing nearly 13.2 million SF of office space. This office space accounts for approximately 13% of the Chicago non-CBD office market. Another strong source of lodging demand comes from leisure. Notable leisure attractions in the neighborhood include the Naper Settlement, Brookfield Zoo, Downtown Chicago, Country Lakes Golf Course, Hollywood Casino, Morton Arboretum, Wheaton College and Centennial Beach.

A-3-99

Various	Collateral Asset Summary – Loan No. 13 Westmont Red Roof Inn Portfolio II	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$17,628,611 66.3% 2.06x 16.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Westmont Red Roof Inn Portfolio II Properties:

Cash Flow Analysis
	2017	2018	6/30/2019 TTM	UW	UW Per Room
Occupancy	77.8%	79.5%	77.9%	76.8%
ADR	$62.70	$66.21	$66.03	$66.68
RevPAR	$48.78	$52.66	$51.45	$51.21

Rooms Revenue	$8,243,154	$8,899,637	$8,695,245	$8,653,458	$18,690
Other Income	$94,650	$110,841	$111,712	$117,573	$254
Total Revenue	$8,337,804	$9,010,478	$8,806,957	$8,771,031	$18,944
Total Expenses	$5,585,359	$5,942,362	$5,943,740	$5,938,665	$12,826
Net Operating Income	$2,752,445	$3,068,116	$2,863,217	$2,832,366	$6,117
FF&E	$333,513	$360,419	$352,278	$438,552	$947
Net Cash Flow	$2,418,932	$2,707,697	$2,510,939	$2,393,814	$5,170

NOI DSCR	2.37x	2.64x	2.47x	2.44x
NCF DSCR	2.08x	2.33x	2.16x	2.06x
NOI Debt Yield	15.6%	17.4%	16.2%	16.1%
NCF Debt Yield	13.7%	15.4%	14.2%	13.6%

A-3-100

Various	Collateral Asset Summary – Loan No. 14 Crimson Retail Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,556,250 72.5% 1.83x 10.8%

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
				Location:	Various
				General Property Type:	Retail
Original Balance(1):	$16,556,250			Detailed Property Type:	Various
Cut-off Date Balance(1):	$16,556,250			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.2%			Year Built/Renovated:	Various/Various
Loan Purpose(2):	Acquisition/Refinance			Size:	318,378 SF
Borrower Sponsor:	Pamela Day			Cut-off Date Balance per SF(1):	$104
Mortgage Rate:	3.7860%			Maturity Date Balance per SF(1):	$88
Note Date:	10/24/2019			Property Manager:	Crimson Property Management, LLC
First Payment Date:	12/6/2019				(borrower-related)
Maturity Date:	11/6/2029
Original Term to Maturity	120 months
Original Amortization Term:	360 months
IO Period:	30 months
Seasoning:	1 month
Prepayment Provisions(3):	LO (25); DEF (88); O (7)
Lockbox/Cash Mgmt Status:	Hard/Springing
Additional Debt Type(1):	Pari Passu			Underwriting and Financial Information
Additional Debt Balance(1):	$16,556,250			UW NOI(5):	$3,592,496
Future Debt Permitted (Type):	No (N/A)			UW NOI Debt Yield(1):	10.8%
Reserves				UW NOI Debt Yield at Maturity(1):	12.8%
Type	Initial	Monthly	Cap	UW NCF DSCR(1):	2.66x (IO)	1.83x (P&I)
RE Tax:	$94,740	$66,968	N/A	Most Recent NOI(5)(6):	$2,982,313 (Various)
Insurance:	$24,585	$10,976	N/A	2nd Most Recent NOI(5):	$2,900,897 (12/31/2018)
Replacements:	$0	$3,980	$334,397	3rd Most Recent NOI(5):	$2,493,598 (12/31/2017)
TI/LC:	$215,000	$15,919	$1,146,161	Most Recent Occupancy:	95.5% (9/1/2019)
Deferred Maintenance:	$233,219	$0	N/A	2nd Most Recent Occupancy(7):	94.3% (12/31/2018)
TA/TI/LC:	$545,000	$0	N/A	3rd Most Recent Occupancy(7):	93.8% (12/31/2017)
Rent Concession Funds:	$23,688	$0	N/A	Appraised Value (as of):	$45,700,000 (Various)
Environmental Program Deductible(4):	$12,500	$0	N/A	Cut-off Date LTV Ratio(1):	72.5%
Environmental Program Annual Registration(4):	$1,250	$125	N/A	Maturity Date LTV Ratio(1):	61.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$33,112,500	95.9%	Purchase Price(2):	$29,000,000	84.0%
Borrower Equity:	$1,419,855	4.1%	Payoff(2):	$3,306,875	9.6%
			Reserves:	$1,149,982	3.3%
			Closing Costs:	$1,075,498	3.1%
Total Sources:	$34,532,355	100.0%	Total Uses:	$34,532,355	100.0%

(1)	The Crimson Retail Portfolio Mortgage Loan (as defined below) is part of the Crimson Retail Portfolio Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $33,112,500. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the Crimson Retail Portfolio Whole Loan.

(2)	At origination, the borrower sponsor acquired the Little Elm property and refinanced existing debt on the remaining three properties.

(3)	The Crimson Retail Portfolio Borrower (as defined below) may obtain a release of an individual property after the lockout period and before May 6, 2029, subject to, among other things: (i) defeasance in an amount equal to the greater of (a) with respect to the Little Elm property and the JoAnn Fabrics property, 120% of the allocated loan amount and (b) with respect to any other property, 115% of the allocated loan amount, (ii) the DSCR after the release is no less than the greater of (a) the DSCR prior to the release and (b) the DSCR as of the origination date, (iii) the LTV ratio after the release is no more than the lesser of (a) the LTV ratio prior to the release and (b) the LTV ratio as of the origination date and (iv) the debt yield after release is no less than the greater of (a) the debt yield prior to the release and (b) the debt yield as of the origination date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans – Partial Releases” in the Preliminary Prospectus.

(4)	The South Plaza property is currently enrolled in the dry cleaning solvent cleanup program (the “Environmental Program”) established by the dry cleaning contamination cleanup act.

(5)	The borrower sponsor acquired the Little Elm property at origination and the remaining properties in August 2019. As such, complete prior historical performance is not available. Most Recent NOI, 2nd Most Recent NOI and 3rd Most Recent NOI are comprised of the Little Elm property and South Plaza property only. UW NOI includes all four properties.

(6)	Most Recent NOI represents the trailing twelve months ending March 31, 2019 and annualized trailing seven months ending July 31, 2019 for the Little Elm property and South Plaza property, respectively.

(7)	The borrower sponsor acquired the Little Elm property at origination and the remaining properties in August 2019. As such, complete prior historical occupancies are not available. 2nd Most Recent Occupancy for the Little Elm property and South Plaza property is as of September 30, 2018 and June 30, 2018, respectively. Historical occupancy for the JoAnn Fabrics property was not available.

A-3-101

Various	Collateral Asset Summary – Loan No. 14 Crimson Retail Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,556,250 72.5% 1.83x 10.8%

The Mortgage Loan. The fourteenth largest mortgage loan (the “Crimson Retail Portfolio Mortgage Loan”) is part of a whole loan (the “Crimson Retail Portfolio Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal balance of $33,112,500. The Crimson Retail Portfolio Whole Loan is secured by a first priority fee mortgage encumbering two anchored and two single-tenant shadow anchored retail properties totaling 318,378 SF located in Texas (one property), Florida (one property), and Georgia (two properties) (collectively, the “Crimson Retail Portfolio Properties” or the “Crimson Retail Portfolio”). The Promissory Note A-2, with an original principal balance of $16,556,250, represents the Crimson Retail Portfolio Mortgage Loan, and will be contributed to the UBS 2019-C18 Trust. The Crimson Retail Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CSAIL 2019-C18 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Crimson Retail Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$16,556,250	$16,556,250	CSAIL 2019-C18(1)	Yes
A-2	$16,556,250	$16,556,250	UBS 2019-C18	No
Total	$33,112,500	$33,112,500

(1)	Promissory Note A-1 is currently held by UBS AG, or an affiliated entity, and is expected to be contributed to CSAIL 2019-C18, which is expected to close on or about December 12, 2019.

The Borrower and the Borrower Sponsor. The borrower is Crimson 1031 Portfolio, LLC (the “Crimson Retail Portfolio Borrower”), a Delaware limited liability company structured to be bankruptcy remote with one independent director. The Crimson Retail Portfolio Borrower is 100.0% owned by Crimson Master Manager, LLC, which is owned by Crimson EHOF 12444 Venice Partnership, LP (52%), Crimson EHOF 12575 Venice Partnership, LP (34%), and Crimson 1031, LLC (14%). Legal counsel to the Crimson Retail Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Crimson Retail Portfolio Whole Loan. The borrower sponsor and non-recourse carveout guarantor for the Crimson Retail Portfolio Whole Loan is Pamela Day.

Ms. Day is an entrepreneur who has built several companies from the ground up including Crimson Holdings, a family of real estate companies and funds. The Crimson Companies is a full-service real estate investment, development and management company. Crimson Holdings has acquired or developed assets across multifamily, retail, office, and hospitality property types. Crimson Holding's projects are self-managed through Crimson Property Management, and fund administration is performed through Crimson Fund Advisors. Ms. Day serves as the Managing Partner for Crimson Fund Advisors and Investment Manager for all Crimson Funds and individual investments. Ms. Day has managed the firm’s investments and investment strategy since its inception in 2002. In addition to her 25 years of experience in real estate, Ms. Day has also built several financial technology companies such as Blazent, an enterprise software company, and Paladin Trust, a financial management trust company.

The Properties. The Crimson Retail Portfolio is comprised of two anchored and two single tenant shadow anchored retail properties, developed between 1974 and 2007 totaling 318,378 SF. The Crimson Retail Portfolio is 95.5% occupied as of September 1, 2019 by a mixture of 45 national, regional and local tenants. Anchor tenants at the Crimson Retail Portfolio Properties include Hobby Lobby (17.4% of Crimson Retail Portfolio NRA; 12.0% of Crimson Retail Portfolio underwritten base rent), Winn Dixie (16.2% of Crimson Retail Portfolio NRA; 6.6% of portfolio underwritten base rent), 24 Hour Fitness (9.8% of Crimson Retail Portfolio NRA; 17.7% of Crimson Retail Portfolio underwritten base rent), Beall’s Outlet (6.9% of Crimson Retail Portfolio NRA; 5.1% of Crimson Retail Portfolio underwritten base rent), JoAnn Fabrics (6.8% of Crimson Retail Portfolio NRA; 6.2% of portfolio underwritten base rent) and Office Depot (6.3% of Crimson Retail Portfolio NRA; 6.6% of portfolio underwritten base rent). No other tenant accounts for more than 3.4% of Crimson Retail Portfolio NRA or 3.2% of portfolio underwritten base rent.

The following table presents certain information relating to the Crimson Retail Portfolio Properties:

Portfolio Summary
Property	City, State	NRA (SF)(1)	Year Built/ Renovated	UW NCF	% of UW NCF	Occ. %(1)(2)	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value
Little Elm	Little Elm, TX	149,654	2007/N/A	$2,112,105	62.5%	94.7%	$22,027,000	66.5%	$30,400,000
South Plaza	Brooksville, FL	127,224	1974, 1977, 1980/N/A	$855,890	25.3%	95.0%	$6,666,000	20.1%	$9,200,000
JoAnn Fabrics	Athens, GA	21,500	2003/2019	$200,075	5.9%	100.0%	$2,282,000	6.9%	$3,150,000
Office Depot	Athens, GA	20,000	2003/N/A	$212,831	6.3%	100.0%	$2,137,500	6.5%	$2,950,000
Total/Wtd. Avg.		318,378		$3,380,901	100.0%	95.5%	$33,112,500	100.0%	$45,700,000

Source: Appraisals

(1)	Information is based on the underwritten rent roll.

(2)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, the South Plaza property and Crimson Retail Portfolio has leased occupancy of 96.9% and 96.3%, respectively.

Little Elm (47.0 % of NRA; 66.5% of ALA) – The Little Elm property is a 149,654 SF shopping center located in Little Elm, Texas. The Little Elm property was built in 2007 and consists of two buildings situated on a 17.3-acre site with 809 parking spaces (5.4 spaces per 1,000 SF). As of September 1, 2019, the Little Elm property was 94.7% leased to 25 tenants. The Little Elm property is anchored by Hobby Lobby and 24 Hour Fitness. The largest tenant, Hobby Lobby (37.0% of NRA; 19.7% of underwritten base rent), occupies 55,405 SF and has been at the Little Elm property since 2008 with a current base rent of $8.25 PSF expiring in April 2023 and has three, five-year renewal options remaining. The second largest tenant, 24 Hour Fitness (20.8% of NRA; 28.9% of underwritten base rent), occupies 31,175 SF and has been at the Little Elm property since 2008 with a current base rent of $21.48 PSF expiring in June 2023 and has four, five-year renewal options remaining. The third largest tenant, Dollar Tree (6.7% of NRA; 5.2% of underwritten base rent), occupies 10,000 SF and has been at the Little Elm property since 2008 with a current base rent of $12.00 PSF expiring in April 2023 and has one, five-year renewal option remaining.

A-3-102

Various	Collateral Asset Summary – Loan No. 14 Crimson Retail Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,556,250 72.5% 1.83x 10.8%

South Plaza (40.0% of NRA; 20.1% of ALA) – The South Plaza property is a 127,224 SF shopping center located in Brooksville, Florida. The South Plaza property was built in phases in 1974, 1977 and 1980 and consists of four buildings situated on an 11.9-acre site with 492 parking spaces (3.9 spaces per 1,000 SF). As of September 1, 2019, the South Plaza property has physical occupancy of 95.0% by 19 tenants and leased occupancy of 96.9%. The South Plaza property is anchored by Winn Dixie and Bealls Outlet. The largest tenant, Winn Dixie (40.6% of NRA; 25.3% of underwritten base rent), currently occupies 51,700 SF and has been at the South Plaza property since 1992 with a current base rent of $4.85 PSF expiring in September 2029 and has four, five-year renewal options remaining. Winn Dixie reported sales of $216 PSF in 2018, which results in an occupancy cost of 3.1%. Winn Dixie executed a lease amendment in August 2019 to expand into the adjacent 2,500 SF vacant space for the Winn Dixie Liquor Store. The borrower sponsor is required to deliver the space by March 31, 2020 and the lease will be co-terminous with the main store lease. The second largest tenant, Bealls Outlet (17.2% of NRA; 19.4% of underwritten base rent), occupies 21,910 SF and has been at the South Plaza property since 2010 with a current base rent of $8.79 PSF expiring in April 2022 and has two, five-year renewal options remaining. The third largest tenant, Focus Fit (8.5% of NRA; 7.2% of underwritten base rent), occupies 10,800 SF and has been at the South Plaza property since September 2017 with a current base rent of $6.58 PSF expiring in August 2028 and has two, four-year renewal options remaining.

JoAnn Fabrics (6.8% of NRA; 6.9% of ALA) – The JoAnn Fabrics property is a 21,500 SF single-tenant freestanding retail property located in a shopping center anchored by Target (non-collateral) in Athens, Georgia. The JoAnn Fabrics property was built in 2003 and consists of one building situated on a 2.9-acre site with 84 parking spaces (3.9 spaces per 1,000 SF). As of September 1, 2019, the JoAnn Fabrics property was 100.0% leased to JoAnn Fabrics. JoAnn Fabrics has been at the JoAnn Fabrics property since 2019 with a current base rent of $11.00 PSF expiring in January 2030 and has three, five-year renewal options remaining.

Office Depot (6.3% of NRA; 6.5% of ALA) – The Office Depot property is a 20,000 SF single-tenant freestanding retail property located in a shopping center anchored by Target (non-collateral) in Athens, Georgia. The Office Depot property was built in 2003 and consists of one building situated on a 2.1-acre site with 88 parking spaces (4.4 spaces per 1,000 SF). As of September 1, 2019, the Office Depot property was 100.0% leased to Office Depot. Office Depot has been at the Office Depot property since 2004 with a current base rent of $12.50 PSF expiring in February 2024 and has two, five-year renewal options remaining. JoAnn Fabrics and Office Depot are located within the same shopping center.

The following table presents a summary regarding the largest tenants at Crimson Retail Portfolio Properties:

Tenant Summary(1)
Tenant Name	Property	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	% of SF	Annual UW Base Rent	% of Annual UW Base Rent	Annual UW Base Rent PSF(3)	Most Recently Reported Sales		Occ. Cost %(5)	Lease Expiration
								$(4)	PSF
Anchor Tenants
Hobby Lobby	Little Elm	NR/NR/NR	55,405	17.4%	$457,091	12.0%	$8.25	$6,790,338	$123	12.4%	4/30/2023
Winn Dixie(6)	South Plaza	NR/NR/NR	51,700	16.2%	$250,745	6.6%	$4.85	$11,172,490	$216	3.1%	9/9/2029
24 Hour Fitness	Little Elm	NR/Caa1/NR	31,175	9.8%	$669,639	17.7%	$21.48	N/A	N/A	N/A	6/30/2023
Bealls Outlet	South Plaza	NR/NR/NR	21,910	6.9%	$192,589	5.1%	$8.79	N/A	N/A	N/A	4/30/2022
JoAnn Fabrics	JoAnn Fabrics	NR/NR/NR	21,500	6.8%	$236,500	6.2%	$11.00	N/A	N/A	N/A	1/31/2030
Office Depot	Office Depot	NR/NR/NR	20,000	6.3%	$250,000	6.6%	$12.50	N/A	N/A	N/A	2/29/2024
Total Anchor Tenants			201,690	63.3%	$2,056,564	54.2%	$10.20

Major Tenants
Focus Fit	South Plaza	NR/NR/NR	10,800	3.4%	$71,064	1.9%	$6.58	N/A	N/A	N/A	8/31/2028
Dollar Tree	Little Elm	NR/Baa3/NR	10,000	3.1%	$120,000	3.2%	$12.00	N/A	N/A	N/A	4/30/2023
Total Major Tenants			20,800	6.5%	$191,064	5.0%	$9.19

Other Tenants			81,504	25.6%	$1,546,256	40.8%	$18.97
Vacant			14,384	4.5%	$0	0.0%	$0.00
Total/Wtd. Avg.			318,378	100.0%	$3,793,884	100.0%	$12.48

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Most Recently Reported Sales $ reflects the 12-month period ending May 31, 2019 for Hobby Lobby and December 31, 2018 for Winn Dixie.

(5)	Occ. Cost % is based on the contractual rent as of the underwritten rent roll and underwritten reimbursements divided by the respective year’s reported sales.

(6)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, Winn Dixie accounts for 17.0% of Crimson Retail Portfolio NRA and 7.2% of Crimson Retail Portfolio underwritten base rent.

A-3-103

Various	Collateral Asset Summary – Loan No. 14 Crimson Retail Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,556,250 72.5% 1.83x 10.8%

The following table presents certain information relating to the lease rollover at Crimson Retail Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	3	6,795	2.1%	2.1%	$18.51	$125,794	3.3%	3.3%
2019	1	1,120	0.4%	2.5%	$25.85	$28,952	0.8%	4.1%
2020	6	8,867	2.8%	5.3%	$20.41	$180,980	4.8%	8.8%
2021	3	3,740	1.2%	6.4%	$22.99	$85,990	2.3%	11.1%
2022	8	38,611	12.1%	18.6%	$12.30	$474,848	12.5%	23.6%
2023	13	122,017	38.3%	56.9%	$13.75	$1,677,858	44.2%	67.9%
2024	7	35,244	11.1%	68.0%	$17.02	$599,953	15.8%	83.7%
2025	1	2,400	0.8%	68.7%	$16.00	$38,400	1.0%	84.7%
2026	0	0	0.0%	68.7%	$0.00	$0	0.0%	84.7%
2027	0	0	0.0%	68.7%	$0.00	$0	0.0%	84.7%
2028	1	10,800	3.4%	72.1%	$6.58	$71,064	1.9%	86.6%
2029	2	52,900	16.6%	88.7%	$5.17	$273,545	7.2%	93.8%
2030 & Beyond	1	21,500	6.8%	95.5%	$11.00	$236,500	6.2%	100.0%
Vacant(4)	0	14,384	4.5%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	46	318,378	100.0%		$12.48	$3,793,884	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases, which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

(4)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF and lease expiration in September 2029 for its liquor sales operations. Per the executed lease amendment, the borrower sponsor is required to complete landlord’s work and deliver the space on or before March 31, 2020. Such space has been underwritten as vacant.

The Market. The Crimson Retail Portfolio is located in Little Elm, Texas (66.5% of ALA, 47.0% of NRA), Brooksville, Florida (20.1% of ALA, 40.0% of NRA), and Athens, Georgia (13.3% of ALA, 13.0% of NRA).

Little Elm, Texas – The Little Elm property is located approximately 5.6 miles northwest of downtown Frisco and approximately 33.0 miles north of downtown Dallas. According to the appraisal, the Little Elm property is located in the main trade area of Little Elm, along El Dorado Parkway, which is a major thoroughfare bisecting the neighborhood as well as the primary access to Denton and Frisco in an east to west direction. The Little Elm property is located at the intersection of El Dorado Parkway and Farm to Market Road 423, which has an average daily traffic count of 27,921 vehicles, according to a third party market research report. Other national retailers at the intersection include Walmart Supercenter, Lowe's Home Improvement, Walgreen's, and CVS Pharmacy, in addition to food and service-oriented providers such as Chase Bank, Wells Fargo Bank, Starbucks, Applebee’s, Wendy’s and Taco Bell. The Little Elm property is located in the East Lewisville submarket, which has inventory of approximately 1.9 million SF of retail space and as of the second quarter of 2019, had vacancy and asking rent of 2.8% and $20.30 PSF, respectively. Compared to asking rent of $14.17 PSF as of the second quarter of 2016, asking rent in the East Lewisville submarket exhibited a compounded average growth rate of 12.7%. Over the last three years, the East Lewisville submarket had average quarterly vacancy of 3.9%.

Brooksville, Florida – The South Plaza property is located approximately 44.2 miles north of downtown Tampa. According to the appraisal, the South Plaza property is located in the main trade area of Brooksville and the surrounding area of the South Plaza property is small town and rural in nature. The South Plaza property is located at the northwest intersection of Brooksville’s main thoroughfares, South Broad Street and Cortez Boulevard, which has an average daily traffic count of 18,213 vehicles, according to a third party market research report. Other national retailers in the area include Walmart Supercenter, Dollar Tree, Walgreen's, Publix Supermarket, Harbor Freight Tools, and Wawa, in addition to food and service-oriented providers such as Bank of America, PNC Bank, Burger King, Applebee’s, Dunkin Donuts and Domino’s Pizza. The South Plaza property is located in the Hernando County Retail submarket, which has inventory of approximately 9.4 million SF and as of the first quarter of 2019, had vacancy and asking rent of 5.0% and $12.18 PSF, respectively. Compared to asking rent of $10.83 PSF as of the first quarter of 2016, asking rent in the Hernando County Retail submarket exhibited a compounded average growth rate of 4.0%. Over the last three years, the Hernando County Retail submarket had average quarterly vacancy of 4.9%.

Athens, Georgia – The JoAnn Fabrics property and Office Depot property are freestanding retail properties located in Athens Marketplace, a shopping center anchored by the only Target in Athens (non-collateral), approximately 8.7 miles west of downtown Athens and 65.7 miles northeast of Atlanta. The next closest Target location is 22.4 miles west of the Athens Marketplace in Bethlehem. Other retailers in the Athens Marketplace include Game Stop, CVS Pharmacy, Hardee’s, and Catherines, none of which are collateral for the Crimson Retail Portfolio Whole Loan. The JoAnn Fabrics property and Office Depot property are located along Atlanta Highway, which is the primary commercial and retail corridor of Athens. Access to the area is also serviced by public transit bus. A public bus stop is located adjacent to the entrance of the Athens Marketplace. Bus route 20 connects downtown Athens and University of Georgia to Beechwood Shopping Center, St. Mary’s Hospital, Athens Marketplace (including the JoAnn Fabrics property and Office Depot property), and Georgia Square Mall. Located 1.9 miles west of the JoAnn Fabrics property and Office Depot property, Georgia Square Mall is a two-floor 673,000 SF shopping mall anchored by JCPenney, Belk, and Sears. University of Georgia, which is located 4.3 miles east of the JoAnn Fabrics property and Office Depot property just outside of downtown Athens, is the largest employer in Athens. As of the fall of 2018, the University of Georgia had enrollment of approximately 38,652 students in addition to approximately 10,741 employees.

The JoAnn Fabrics property and Office Depot property are located in the Westside Athens submarket, which has inventory of approximately 3.5 million SF and as of the second quarter of 2019, had vacancy and asking rent of 7.5% and $15.61 PSF, respectively. Compared to asking rent of $12.82 PSF as of

A-3-104

Various	Collateral Asset Summary – Loan No. 14 Crimson Retail Portfolio	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,556,250 72.5% 1.83x 10.8%

the second quarter of 2016, asking rent in the Westside Athens submarket exhibited a compounded average growth rate of 6.8%. Over the last three years, the Westside Athens submarket had average quarterly vacancy of 6.8%.

The following table presents certain market and demographic information with respect to Crimson Retail Portfolio Properties:

Market and Demographics Summary
Property Name	NRA (SF)(1)	5-Miles Radius Population(2)	5-Miles Radius Average Household Income(2)	In-Place UW Base Rent PSF(1)	Market Rent PSF	Occ. %(1)	Market Vacancy
Little Elm	149,654	158,470	$149,552	$16.34	$17.29	94.7%	95.0%
South Plaza	127,224	26,427	$64,571	$8.21	$8.61	95.0%	95.0%
JoAnn Fabrics	21,500	99,090	$70,397	$11.00	$12.50	100.0%	95.0%
Office Depot	20,000	99,518	$70,102	$12.50	$12.50	100.0%	95.0%
Total/Wtd. Avg.	318,378	97,992	$105,257	$12.48	$13.20	95.5%	95.0%

Source: Appraisals

(1)	Information is based on the underwritten rent roll, including rent increases through December 1, 2020.
(2)	Based on third party market research reports.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Crimson Retail Portfolio Property:

Cash Flow Analysis(1)
	2016	2017	2018	TTM(2)	UW	UW PSF
Base Rent(3)	$2,105,149	$2,947,765	$3,139,447	$3,129,649	$4,092,984	$12.86
Total Recoveries	$915,620	$909,508	$1,033,154	$1,078,385	$1,427,871	$4.48
Other Income	$16,468	$4,965	$1,843	$2,913	$0	$0.08
Less Vacancy & Credit Loss	$0	$0	$0	$0	($403,674)	($1.27)
Effective Gross Income	$3,037,237	$3,862,238	$4,174,445	$4,210,947	$5,117,181	$16.07
Total Expenses	$1,010,922	$1,368,640	$1,273,548	$1,228,634	$1,524,685	$4.79
Net Operating Income	$2,026,315	$2,493,598	$2,900,897	$2,982,313	$3,592,496	$11.28
Capital Expenditures	$0	$0	$0	$0	$47,757	$0.15
TI/LC	$0	$0	$0	$0	$163,838	$0.51
Net Cash Flow	$2,026,315	$2,493,598	$2,900,897	$2,982,313	$3,380,901	$10.62

Occupancy %(4)	89.5%	93.8%	94.3%	94.7%	92.7%(5)
NOI DSCR (P&I)(6)	1.10x	1.35x	1.57x	1.61x	1.94x
NCF DSCR (P&I)(6)	1.10x	1.35x	1.57x	1.61x	1.83x
NOI Debt Yield(6)	6.1%	7.5%	8.8%	9.0%	10.8%
NCF Debt Yield(6)	6.1%	7.5%	8.8%	9.0%	10.2%

(1)	The borrower sponsor acquired the Little Elm property at origination and the remaining Crimson Retail Portfolio Properties in August 2019. As such, complete prior historical performance is not available. 2016 represents the Little Elm property only. 2017, 2018 and TTM are comprised of the Little Elm property and South Plaza property only. UW includes all four properties.

(2)	TTM represents trailing 12 months ending March 31, 2019 for the Little Elm property and annualized trailing seven months ending July 31, 2019 for the South Plaza property.

(3)	UW Base Rent includes (i) contractual rent steps through December 1, 2020 totaling $20,604, (ii) straight line rent for investment grade tenant, Allstate Insurance totaling $365 and (iii) vacancy gross up totaling $298,735.

(4)	The borrower sponsor acquired the Little Elm property at origination and the remaining properties in August 2019. As such, complete prior historical occupancies are not available. 2018 Occupancy % for the Little Elm property and South Plaza property is as of September 30, 2018 and June 30, 2018, respectively. Historical occupancy for the JoAnn Fabrics property was not available.

(5)	UW Occupancy % is based on the economic vacancy of 7.3%. As of September 1, 2019, the Crimson Retail Portfolio Properties were 95.5% occupied. Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, the South Plaza property and Crimson Retail Portfolio have leased occupancies of 96.9% and 96.3%, respectively.

(6)	Debt service coverage ratios and debt yields are based on the Crimson Retail Portfolio Whole Loan.

A-3-105

1383 and 1385 North McDowell Avenue and 1201 Redwood Way Petaluma, CA 94954	Collateral Asset Summary – Loan No. 15 Redwood Technology Center	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,500,000 71.6% 1.55x 9.7%

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
				Location:	Petaluma, CA 94954
				General Property Type:	Mixed Use
Original Balance(1):	$16,500,000			Detailed Property Type:	Office/Retail
Cut-off Date Balance(1):	$16,500,000			Title Vesting:	Fee Simple
% of Initial Pool Balance:	2.2%			Year Built/Renovated:	2007-2014/N/A
Loan Purpose:	Refinance			Size:	154,611 SF
Borrower Sponsor:	Matthew T. White			Cut-off Date Balance per SF(1):	$236
Mortgage Rate:	4.5220%			Maturity Date Balance per SF(1):	$216
Note Date:	11/8/2019			Property Manager:	Basin Street Properties (borrower-related)
First Payment Date:	12/6/2019
Maturity Date:	11/6/2029
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$3,555,746
Seasoning:	1 month			UW NOI Debt Yield(1):	9.7%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity(1):	10.6%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR(1):	2.06x (IO)	1.55x (P&I)
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$3,349,009 (8/31/2019 TTM)
Additional Debt Balance(1):	$20,000,000			2nd Most Recent NOI:	$3,321,634 (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$3,101,321 (12/31/2017)
Reserves				Most Recent Occupancy(3):	94.1% (7/31/2019)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	94.1% (12/31/2018)
RE Tax:	$17,459	$8,730	N/A	3rd Most Recent Occupancy:	97.0% (12/31/2017)
Insurance:	$26,719	$3,107	N/A	Appraised Value (as of):	$51,000,000 (10/8/2019)
Replacements:	$0	$2,577	$77,306	Cut-off Date LTV Ratio(1):	71.6%
TI/LC:	$750,000(2)	$19,327	N/A	Maturity Date LTV Ratio(1):	65.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$36,500,000	100.0%	Loan Payoff:	$31,267,364	85.7%
			Preferred Equity Payoff:	$3,725,054	10.2%
			Reserves:	$794,178	2.2%
			Closing Costs:	$711,984	2.0%
			Return of Equity:	$1,420	0.0%
Total Sources:	$36,500,000	100.0%	Total Uses:	$36,500,000	100.0%

(1)	The Redwood Technology Center Mortgage Loan (as defined below) is part of the Redwood Technology Center Whole Loan (as defined below), which is comprised of five pari passu promissory notes with an aggregate original principal balance of $36,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the Redwood Technology Center Whole Loan.

(2)	Ciena Corporation has leased suite 1385-200 (18,773 SF, 12.1% of NRA, 13.8% of underwritten base rent) since July 2016, but has not moved in and is not occupying such space. The space is currently in its shell condition, however, Ciena Corporation continues to pay contractual rent on such space. The lease provides for an expiration date in January 2025. At origination, the Redwood Technology Center Borrower (as defined below) escrowed $750,000 ($39.95 PSF of such dark space) into a TI/LC reserve (of which $250,000 may only be disbursed either in connection with improvements to such unutilized space, or following the re-leasing of the Ciena Corporation space in accordance with the related whole loan documents).

(3)	The largest tenant at the Redwood Technology Center Property (as defined below), Ciena Corporation, leases 57,673 SF (37.3% of NRA); however, the tenant is currently dark in 18,773 SF and continues to pay contractual rent on such space. Taking into account such dark space, the Redwood Technology Center Property has a physical occupancy of 81.9%.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Redwood Technology Center Mortgage Loan”) is part of a whole loan (the “Redwood Technology Center Whole Loan”) evidenced by five pari passu promissory notes with an aggregate original principal balance of $36,500,000. The Redwood Technology Center Whole Loan is secured by a first priority fee mortgage encumbering a 154,611 SF Class A suburban office park located in Petaluma, California (the “Redwood Technology Center Property”). Promissory Notes A-3, A-4 and A-5, with an aggregate original principal balance of $16,500,000, represent the Redwood Technology Center Mortgage Loan, and will be included in the UBS 2019-C18 Trust. The below table summarizes the Redwood Technology Center Whole Loan. The Redwood Technology Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the UBS 2019-C18 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-106

1383 and 1385 North McDowell Avenue and 1201 Redwood Way Petaluma, CA 94954	Collateral Asset Summary – Loan No. 15 Redwood Technology Center	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,500,000 71.6% 1.55x 9.7%

Redwood Technology Center Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$10,000,000	$10,000,000	CSAIL 2019-C18(1)	No
A-2	$10,000,000	$10,000,000	CSAIL 2019-C18(1)	No
A-3	$6,500,000	$6,500,000	UBS 2019-C18	Yes
A-4	$5,000,000	$5,000,000	UBS 2019-C18	No
A-5	$5,000,000	$5,000,000	UBS 2019-C18	No
Total	$36,500,000	$36,500,000

(1)	Promissory Notes A-1 and A-2 are currently held by UBS AG, or an affiliated entity, and are expected to be contributed to CSAIL 2019-C18, which is expected to close on or about December 12, 2019.

The Borrower and Borrower Sponsor. The borrower is Redwood Tech DE SPE LLC (the “Redwood Technology Center Borrower”), a Delaware limited liability company structured to be bankruptcy remote with one independent director. The borrower sponsor of the Redwood Technology Center Whole Loan is Matthew T. White.

Mr. White is the chairman and chief executive officer of Basin Street Properties. Basin Street Properties is a private owner and operator of commercial real estate in Northern California and Northern Nevada. Primarily centered on its office investments, Basin Street Properties has expanded its portfolio over time to include selected retail, multi-family, hospitality and mixed-use projects in its core markets. Founded in 1974 and headquartered in Reno, Nevada, Basin Street Properties delivers a range of real estate services, including development, property management, construction management, financial and asset management, and property acquisition and disposition. See “Description of Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The Redwood Technology Center Property is a 154,611 SF Class A suburban office park located at 1383 and 1385 North McDowell Avenue and 1201 Redwood Way in Petaluma, California. The Redwood Technology Center Property consists of two, three-story, office buildings and a two-level full-service health club operated as Synergy Health Club built in phases between 2007 and 2014. The health club includes full men’s and women’s locker rooms as well as various fitness studios and weight rooms. The health club has two outdoor pools (a 25-yard lap pool and a recreation pool), saunas, steam rooms and an outdoor whirlpool. The Redwood Technology Center Property is situated on a 12.8-acre site and contains 765 parking spaces (4.9 spaces per 1,000 SF).

The 1383 North McDowell Avenue building is a 57,546 SF, Class A, multi-tenant office building constructed in 2007. The building is 84.1% leased as of July 31, 2019, with the largest tenant, Ciena Corporation, occupying 18,895 SF, or approximately 32.8% of the building NRA. The 1385 North McDowell Avenue building is a 56,065 SF, Class A, multi-tenant office building constructed in 2014. The building is 100.0% leased as of July 31, 2019, of which 69.2% is also leased to Ciena Corporation. The 1201 Redwood Way building is a 41,000 SF athletic facility, which is 100.0% leased as of July 31, 2019 to Santa Rosa Memorial Hospital through December 31, 2030. Santa Rosa Memorial Hospital (operating at the Redwood Technology Center Property as Synergy Health Club) is owned and operated by Providence St. Joseph Health (Fitch/Moody’s/S&P: AA-/Aa3/AA-). As of July 31, 2019, the Redwood Technology Center Property was 94.1% leased to 11 tenants, including two antenna tenants. The two buildings at 1383 and 1385 North McDowell Avenue are connected via a sky bridge.

Major Tenants.

Ciena Corporation (57,673 SF, 37.3% of NRA, 42.3% of underwritten base rent). Ciena Corporation (NYSE: CIEN), founded in 1992 and based in Hanover, Maryland, is a networking systems, services and software company, providing solutions that enable a wide range of network operators to deploy and manage next-generation networks that deliver services to businesses and consumers. With over 6,500 professionals, Ciena Corporation serves more than 1,500 customers in over 80 countries. Ciena Corporation has been a tenant at the Redwood Technology Center Property since its construction in 2007 and has expanded its footprint at the Redwood Technology Center Property on three separate occasions. Ciena Corporation leases 57,673 SF (37.3% of NRA) across four suites through January 2025 at a current average underwritten base rent of $32.03 PSF with one, five-year renewal option remaining and no termination options. Ciena Corporation leases the top floors of the buildings located at 1383 and 1385 North McDowell Avenue, which are connected via a sky bridge. Additionally, Ciena Corporation’s space includes outdoor balcony and patio space in both buildings, which do not have net rentable area included in the rent roll and no rent has been allocated to such space. With regard to its two suites at the 1383 North McDowell Avenue building, Ciena Corporation has the right of first offer to lease space adjacent to its current suites and/or in the adjacent building. Ciena Corporation has leased suite 1385-200 (18,773 SF, 12.1% of NRA, 13.8% of underwritten base rent) since July 2016, but has not moved in and is not occupying such space. The space is currently in its shell condition, however, Ciena Corporation continues to pay contractual rent on such space. The lease provides for an expiration date in January 2025.

Santa Rosa Memorial Hospital (41,000 SF, 26.5% of NRA, 25.5% of underwritten base rent). Santa Rosa Memorial Hospital operates Synergy Health Club, a health club offering training and studio classes. The health club features, among other things, executive locker rooms and laundry service, FitKids Zone supervised childcare and youth programs, heart rate training technology, heated outdoor pools with a three-story waterslide and whirlpool, kadence indoor cycling studio, and massage and spa services. Santa Rosa Memorial Hospital is a unit of Providence St. Joseph Health, an integrated Catholic healthcare delivery system that provides healthcare services throughout California, West Texas and Eastern New Mexico. Santa Rosa Memorial Hospital, leases 41,000 SF through December 2030 at a current underwritten base rent of $27.15 PSF with three, five-year renewal options remaining and one, four-year renewal option remaining.

A-3-107

1383 and 1385 North McDowell Avenue and 1201 Redwood Way Petaluma, CA 94954	Collateral Asset Summary – Loan No. 15 Redwood Technology Center	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,500,000 71.6% 1.55x 9.7%

The following table presents certain information relating to the leases at the Redwood Technology Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF(3)	Lease Expiration
Ciena Corporation(4)	NR/NR/BB+	57,673	37.3%	$1,847,010	42.3%	$32.03	1/31/2025
Santa Rosa Memorial Hospital	AA-/Aa3/AA-	41,000	26.5%	$1,113,306	25.5%	$27.15	12/31/2030
Friedmans Home Improvement	NR/NR/NR	17,287	11.2%	$506,652	11.6%	$29.31	4/30/2022
Other Tenants(5)		29,476	19.1%	$900,358	20.6%	$30.55
Vacant		9,175	5.9%	$0	0.0%	$0.00
Total/Wtd. Avg.		154,611	100.0%	$4,367,326	100.0%	$30.03

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(4)	Ciena Corporation has leased suite 1385-200 (18,773 SF, 12.1% of NRA, 13.8% of underwritten base rent) since July 2016, but has not moved in and is not occupying such space. The space is currently in its shell condition, however, Ciena Corporation continues to pay contractual rent on such space. The lease provides for an expiration date in January 2025. At origination, the Redwood Technology Center Borrower escrowed $750,000 ($39.95 PSF of such dark space) into a TI/LC reserve (of which $250,000 may only be disbursed either in connection with improvements to such unutilized space, or following the re-leasing of the Ciena Corporation space in accordance with the related whole loan documents).

(5)	Includes two antenna tenants, New Cingular Wireless PCS LLC and Sprint Spectrum, which have no attributable net rentable square footage.

The following table presents certain information relating to the lease rollover schedule at the Redwood Technology Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total UW Base Rent Rolling	Approx. Cumulative % of Total UW Base Rent Rolling
MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2020	3	17,466	11.3%	11.3%	$29.39	$513,331	11.8%	11.8%
2021(4)	3	4,812	3.1%	14.4%	$32.14	$154,659	3.5%	15.3%
2022	1	17,287	11.2%	25.6%	$29.31	$506,652	11.6%	26.9%
2023(5)	1	0	0.0%	25.6%	$0.00	$24,720	0.6%	27.5%
2024	0	0	0.0%	25.6%	$0.00	$0	0.0%	27.5%
2025	5	64,871	42.0%	67.5%	$31.67	$2,054,658	47.0%	74.5%
2026	0	0	0.0%	67.5%	$0.00	$0	0.0%	74.5%
2027	0	0	0.0%	67.5%	$0.00	$0	0.0%	74.5%
2028	0	0	0.0%	67.5%	$0.00	$0	0.0%	74.5%
2029	0	0	0.0%	67.5%	$0.00	$0	0.0%	74.5%
2030 & Beyond	1	41,000	26.5%	94.1%	$27.15	$1,113,306	25.5%	100.0%
Vacant	0	9,175	5.9%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	14	154,611	100.0%		$30.03	$4,367,326	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease, which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

(4)	Includes antenna tenant, New Cingular Wireless PCS LLC, which has a lease expiration in May 2021, but does not have attributable net rentable square footage.

(5)	Includes antenna tenant, Sprint Spectrum, which has a lease expiration in December 2023, but does not have attributable net rentable square footage.

The Market. The Redwood Technology Center Property is located in Petaluma, California, within the North McDowell subarea of Sonoma County, approximately 42.4 miles from downtown San Francisco. According to the appraisal, the Redwood Technology Center Property is located along North McDowell Avenue, adjacent to an interexchange with U.S. Highway 101, with prominent freeway visibility. U.S. Highway 101 travels north to Oregon and Washington and south to San Francisco and Los Angeles. McDowell Avenue runs parallel to U.S. Highway 101 as it travels south toward central Petaluma, with a number of neighborhood and community shopping centers along the way. According to the appraisal, the Redwood Technology Center Property is one of the few Class A office properties in the area.

Petaluma is proximate to multiple demand generators in the San Francisco Bay Area. Major employers within Sonoma County are Kaiser Permanente, Graton Resort and Casino, and Sutter Health. The North McDowell Avenue corridor contains business park complexes, featuring office and light industrial uses, and is home to both professional service firms and a number of major telecommunication and technology companies. Major tenants within the Redwood Technology Park include CrossCheck, Tellabs, Dow Pharmaceutical, Enphase Energy, Clover Stornetta, Digilock, SolarCity and Broadcom. The area is also home to several hotels, restaurants, and retail stores, including Kohl's, Michael's Crafts, Starbucks, Applebee’s, IHOP, Lagunitas Brewing Company, and Beyond the Glory Sports Bar.

A-3-108

1383 and 1385 North McDowell Avenue and 1201 Redwood Way Petaluma, CA 94954	Collateral Asset Summary – Loan No. 15 Redwood Technology Center	Cut-off Date Balance: Cut-off Date LTV Ratio: UW NCF DSCR: UW NOI Debt Yield:	$16,500,000 71.6% 1.55x 9.7%

According to a third party market research report, the estimated 2019 population and average household income within a five-mile radius of the Redwood Technology Center Property was 102,942 and $116,946, respectively. According to a third party market research report, the estimated 2019 population and average household income within Sonoma County was 507,036 and $111,637, respectively.

According to a third party market research report, as of the third quarter of 2019, the Santa Rosa - CA office market contained approximately 16.8 million SF of office space with an overall vacancy rate of 5.4% and asking rent of $23.82 PSF. For office space within the Petaluma/Cotati/Rohnert submarket, the inventory reported was approximately 3.6 million SF with a vacancy of 9.7% and asking rent of $23.30 PSF.

The appraisal concluded market rents of $27.00 PSF for health club space, $31.00 PSF for office space, and $34.00 PSF for high quality office space, compared to in-place rent of $27.15 PSF for health club space, $29.14 PSF for office space, and $32.03 PSF for high quality office space at the Redwood Technology Center Property. According to the appraisal, the Redwood Technology Center Property’s competitive set consists of the six properties detailed in the table below.

The following table presents recent leasing data at competitive office and retail buildings with respect to the Redwood Technology Center Property:

Comparable Leases
Property Name	Year Built/ Renovated	Size (SF)	Proximity (miles)	Tenant Name	Tenant SF	Lease Start Date	Lease Term (Yrs.)	Rent PSF
Redwood Technology Center	2007-2014/N/A	154,611(1)	--	Sutter West Bay Medical(1)	7,198(1)	Nov 2017(1)	8.0(1)	$28.85(1)
Theatre Square Office	2007/N/A	34,605	3.9	ReMax Interactive Brokers	883 833	Aug 2019 July 2019	6.0 4.0	$28.70 $32.16
Petaluma Marina Business Center	1991/N/A	116,300	4.8	RMC GeoScience Wine Library Larry Hilbloom Foundation	1,236 843 2,701	June 2019 June 2019 March 2019	4.0 3.0 5.0	$28.20 $30.60 $29.04
North Bay Center	1991/N/A	45,377	6.5	Kaiser Foundation Health	16,548	Oct 2018	5.0	$33.12
4 Hamilton Landing	1930/N/A	57,289	19.3	Meritage Medical Network Marin Individual Practice Assoc.	22,266 22,266	March 2019 Feb 2019	5.0 3.6	$38.16 $37.18
Waterfront Office Building	2005/N/A	50,755	4.0	Accelitas	4,826	Dec 2018	4.0	$28.80
Fountain Grove Executive Center	2008/N/A	63,292	16.9	Morgan Stanley	21,000	Oct 2019	8.0	$32.64

Source: Appraisal

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Redwood Technology Center Property:

Cash Flow Analysis
	2016	2017	2018	8/31/2019 TTM	UW	UW PSF
Gross Potential Rent(1)	$3,513,312	$3,954,922	$4,171,234	$4,178,118	$4,651,751	$30.09
Total Recoveries	$262,698	$322,615	$337,651	$359,107	$450,096	$2.91
Other Income	$13,890	$14,296	$19,664	$20,288	$20,288	$0.13
Less Vacancy & Credit Loss	$0	$0	$0	$62	($284,425)	($1.84)
Effective Gross Income	$3,789,900	$4,291,833	$4,528,549	$4,557,575	$4,837,710	$31.29
Total Operating Expenses	$1,142,470	$1,190,512	$1,206,915	$1,208,566	$1,281,963	$8.29
Net Operating Income	$2,647,430	$3,101,321	$3,321,634	$3,349,009	$3,555,746	$23.00
Capital Expenditures	$0	$0	$0	$0	$23,192	$0.15
TI/LC	$0	$0	$0	$0	$89,320	$0.58
Net Cash Flow	$2,647,430	$3,101,321	$3,321,634	$3,349,009	$3,443,234	$22.27

Occupancy %(2)	98.2%	97.0%	94.1%	94.1%	94.4%
NOI DSCR (P&I)(3)	1.19x	1.39x	1.49x	1.51x	1.60x
NCF DSCR (P&I)(3)	1.19x	1.39x	1.49x	1.51x	1.55x
NOI Debt Yield(3)	7.3%	8.5%	9.1%	9.2%	9.7%
NCF Debt Yield(3)	7.3%	8.5%	9.1%	9.2%	9.4%

(1)	UW Gross Potential Rent is based on the underwritten rent roll and includes (i) rent steps of $52,610 through December 2020, (ii) vacancy gross up of $284,425 and (iii) $44,389 from two roof antenna tenants.

(2)	UW Occupancy % is based on the economic vacancy of 5.6%. The Redwood Technology Center Property is 94.1% leased as of July 31, 2019. The largest tenant at the Redwood Technology Center Property, Ciena Corporation, leases 57,673 SF (37.3% of NRA); however, the tenant is currently dark in 18,773 SF (12.1% of NRA) and continues to pay contractual rent on such space. Taking into account such dark space, the Redwood Technology Center Property has a physical occupancy of 81.9%.

(3)	Debt service coverage ratios and debt yields are based on the Redwood Technology Center Whole Loan.

A-3-109

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor

UBS Commercial Mortgage Securitization Corp.	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Park Bridge Lender Services LLC
	Three Wells Fargo, MAC D1050-084	200 S. Biscayne Blvd.
1285 Avenue of the Americas	401 S. Tryon Street, 8th Floor	Suite 3550	600 Third Avenue,
New York, NY 10019	Charlotte, NC 28202	Miami, FL 33131	40th Floor
New York, NY 10016

Contact: General Information	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: Niral.Shah@rialtocapital.com	Contact: David Rodgers
Phone Number: (212) 713-2000			Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	UBS Commercial Mortgage Trust 2019-C18 Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/20
		Record Date:	12/31/19
		Determination Date:	1/13/20

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: UBS Commercial Mortgage Trust 2019-C18, Commercial Mortgage Pass-Through Certificates Series 2019-C18
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Rialto Capital Advisors, LLC
Directing Certificateholder: RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC

Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)

Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

I.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In connection with the assessment set forth in this report, the Operating Advisor:

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.

Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.

Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not re-engineer the quantitative aspects of their net present value calculation, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

II.	Specific Items of Review

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.

During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and non-discretionary portions of net present value calculations.

4.

The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)

The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)

After consultation with the special servicer to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.         Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.

As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.

In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.

Other than receipt of any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The

Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.

Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.

There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.

The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the date specified in the MLPA or such other date as set forth below, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below in this Annex D-1. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth on Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

1.  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.  Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.  Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers consented to by Seller on or after the Cut-off Date that could be reasonably expected to have a material adverse effect on such Mortgage Loan.

5.  Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

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6.  Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interfere with the value or current use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan, or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.  Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

8.  Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to

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applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.  UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12. Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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13. Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

14. Escrow Deposits. All escrow deposits and escrow payments required to be escrowed with lender pursuant to each Mortgage Loan (including any capital improvements and environmental remediation reserves) are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies or delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

15. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

16. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount at least equal to the least of (A) the maximum amount available under the National Flood Insurance Program plus any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage

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lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms by an insurer meeting the Insurance Rating Requirements, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the related Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

17. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18. No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

20. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof,

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the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

21. Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

23. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or security for the related Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by such Mortgagor in accordance with the related Mortgage Loan documents.

24. Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations

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necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents during the continuation of an event of default under the Mortgage Loan; (ii) the Mortgagor’s misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) the Mortgagor’s fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (I) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (II) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect

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specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

28. Financial Reporting and Rent Rolls. The Mortgage Loan documents require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis and (ii) with respect to each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage Loan.

29. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms;

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provided that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 attached to this prospectus or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31. Single-Purpose Entity. The Mortgage Loan documents require the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents)

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provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the defeasance collateral is sufficient to make all applicable payments described in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

34. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and

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improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease or an estoppel or other agreement received from the ground lessor) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice,

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would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35. Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing

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Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38. Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

40. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability

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insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

41. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

42. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

43. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Schedule D-3 to this Annex D-1 and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

44. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

45. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf

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of Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File, as specified in the PSA (to the extent such documents exist) shall be deemed within Seller’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

UBS AG	Wells Fargo Bank, National Association	Rialto Real Estate Fund IV – Debt, LP	Cantor Commercial Real Estate Lending, L.P.	Natixis Real Estate Capital LLC	Societe Generale Financial Corporation

United Healthcare Office (Loan No. 9)	Chroma Apartments (Loan No. 2)	None.	None.	None.	None.

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

UBS AG	Wells Fargo Bank, National Association	Rialto Real Estate Fund IV – Debt, LP	Cantor Commercial Real Estate Lending, L.P.	Natixis Real Estate Capital LLC	Societe Generale Financial Corporation

Orfali Portfolio (Loan No. 7)	Century Plaza Towers (Loan No. 12)	Global Payments, Inc. (Loan No. 31) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)	105 Van Cortlandt Park (Loan No. 37)	None.	None.

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

UBS AG

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(5) Lien; Valid Assignment	ILPT Industrial Portfolio (Loan No. 6)

Amazon.com, the sole tenant at each of the 4237-4255 Anson Boulevard Mortgaged Property and the 5000 Commerce Way Mortgaged Property, has a right of first offer (“ROFO”) (and a right of first refusal (“ROFR”) with respect to the 5000 Commerce Way Mortgaged Property) to purchase such Mortgaged Properties in the event of a proposed sale of the Mortgaged Properties to a third party. The ROFO and ROFR do not apply to transfers of such Mortgaged Properties in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

The Toro Company, the sole tenant at the 5500 SE Delaware Avenue Mortgaged Property, has a ROFO to purchase such Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party (except in the case of any portfolio sale where the total sale price is over $500,000,000). The ROFO does not apply to a transfer of the Mortgaged Property in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

The 1800 Union Airpark Mortgaged Property is subject to a senior lien securing minimum service payments in connection with a tax abatement program, which are payable in lieu of taxes.

(5) Lien; Valid Assignment	Wyndham National Hotel Portfolio (Loan No. 3)

The lodging contracts entered into between the borrower and Union Pacific Railroad Company relating to each of the Jefferson City, MO, Livonia, LA and Santa Teresa, NM Mortgaged Properties give Union Pacific Railroad Company a right to negotiate to purchase each related Mortgaged Property in the event of a proposed sale of any of such Mortgaged Properties. The right to negotiate purchase does not apply to a transfer of any of such Mortgaged Properties in connection with a foreclosure or deed in lieu of foreclosure.

The Low Moor, VA Mortgaged Property is subject to a right of first refusal in favor of a prior owner in the event of a proposed sale or lease of the related Mortgaged Property. The right of first refusal does not apply to a transfer of such Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

The Glenwood, MN Mortgaged Property is subject to a purchase option in favor of Canadian Pacific pursuant to the terms of the related lodging contract, with an option price based on the lesser of (a) the development costs of the related hotel (reduced by 1.12% on each anniversary of the term of the related lodging contract) and (b) an amount between $2,912,059 and $3,229,709, depending on the date of exercise of the purchase option and whether the Mortgagor is required to supply a generator. The purchase option does not apply to a transfer of such Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

 D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
The lodging contract entered into between the borrower and BNSF Railway Company with respect to the Edgemont, SD Mortgaged Property grants BNSF Railway Company the right to cause the borrower, at the expense of BNSF Railway Company, to relocate the related lodging facility.

(5) Lien; Valid Assignment	Courtyard – Tampa (Citrus Park) (Loan No. 28)

Marriott has a right of first refusal in the event of proposed sale of the Mortgaged Property to a competitor. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

(5) Lien; Valid Assignment	1900 Evans Road (Loan No. 39)

Gold Coast Holdings / TGI Fridays, the fourth largest tenant at the Mortgaged Property, has a right of first refusal to purchase its leased premises in the event of a proposed sale of all or a portion of such premises to a third party. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

(5) Lien; Valid Assignment	Rosedale Tech (Loan No. 40)

Rosedale Technical College, the sole tenant at the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or subsequent sale.

(6) Permitted Liens; Title Insurance	ILPT Industrial Portfolio (Loan No. 6)	See exception to Representation and Warranty No. 5.

(6) Permitted Liens; Title Insurance	Wyndham National Hotel Portfolio (Loan No. 3)	See exception to Representation and Warranty No. 5.

(6) Permitted Liens; Title Insurance	Courtyard – Tampa (Citrus Park) (Loan No. 28)	See exception to Representation and Warranty No. 5.

(6) Permitted Liens; Title Insurance	1900 Evans Road (Loan No. 39)	See exception to Representation and Warranty No. 5.

(6) Permitted Liens; Title Insurance	Rosedale Tech (Loan No. 40)	See exception to Representation and Warranty No. 5.

(12) Condemnation	ILPT Industrial Portfolio (Loan No. 6)

The 20 Logistics Boulevard Mortgaged Property is subject to a condemnation proceeding initiated by the Commonwealth of Kentucky Transportation Department to obtain 10,783.5 square feet of land along US 25, as well as easements over adjoining property for slope and public utility installation.

(16) Insurance	ILPT Industrial Portfolio (Loan No. 6)

The Mortgage Loan documents provide that if (i) any lease requires the Mortgagor to repair and restore the related Mortgaged Property after a casualty, (ii) no default (beyond any applicable notice and/or grace periods) has occurred and is continuing under such lease and (iii) no event of default has occurred and be continuing, then the Mortgagee is required to disburse the net proceeds to the Mortgagor in accordance with the lease and with the disbursement provisions in the Mortgage Loan documents (and set forth in Representation No. 16) but only to the extent such disbursement provisions do not conflict with the terms of the affected lease.

(16) Insurance	ILPT Industrial Portfolio (Loan No. 6)	The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from

 D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is $10,000,000.

In addition, all exceptions to Representation No. 29 set forth herein are also exceptions to this Representation No. 16.

(16) Insurance	Wyndham National Hotel Portfolio (Loan No. 3)

The Mortgage Loan documents allow the Mortgagor to obtain insurance from insurers that do not meet the required financial strength ratings provided that (i) such insurance companies maintain a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, Inc. and subject to Rating Agency Confirmation and (ii) in the event S&P is rating any securitization, at the time of the renewal (or earlier expiration or cancellation) of such policy, such policy satisfies the S&P financial strength rating criteria whether or not such insurance policy meets the A.M. Best Company, Inc. rating criteria.

The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is the greater of (i) $250,000 and (ii) five percent (5.00%) of the allocated loan amount of the affected individual Mortgaged Property.

(16) Insurance	United Healthcare Office (Loan No. 9)

The Mortgagor is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, United HealthCare Partners, provided that such insurance meets the requirements set forth in the Mortgage Loan documents.

(24) Local Law Compliance	ILPT Industrial Portfolio (Loan No. 6)

The use of the 5 Logistics Drive Mortgaged Property is legal non-conforming as a warehouse and distribution facility as such use is not permitted under the applicable current zoning code. If any non-conforming use or structure is damaged or destroyed, the right of such nonconforming structure or use to exist may continue, provided that reconstruction/repair of any building be commenced within six months from the date of destruction and carried to completion without undue delay.

(24) Local Law Compliance	Orfali Portfolio (Loan No. 7)

The use of each of the Mortgaged Properties in the portfolio as residential apartment buildings is legal non-conforming as such use is not permitted under the applicable current zoning code. If the Mortgaged Properties are destroyed by 50% or more, in certain circumstances, the buildings will need to be rebuilt in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for payment of any insurance shortfall relating to this scenario.

(24) Local Law Compliance	Rosedale Tech (Loan No. 40)

The use of the Mortgaged Property as a technical school is legal non-conforming as such use is no longer permitted under the applicable current zoning code. If any non-conforming use or structure is damaged or destroyed, the right of such nonconforming structure or use to exist may continue, provided that reconstruction/repair takes place within one year of the calamity. In the event the Mortgaged Property is no longer used as a technical school as of the date immediately prior to such calamity, the Mortgaged Property may only be restored to a permitted use similar to any and

 D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
all businesses and uses currently situated and operating on and around the streets surrounding the Mortgaged Property (Bilmar and Beecham Drives), including distribution, and assembly, but excluding exclusively office use. In the event of a casualty resulting in the loss of the ability to restore the Mortgaged Property to (a) its current use as a technical school or (b) another use as approved by the lender and permitted under the applicable current zoning code as of the date immediately prior to such calamity, in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the guarantor and the Mortgagor, less the amount of any net proceeds retained and applied by the lender toward payment of the debt.

(26) Recourse Obligations	ILPT Industrial Portfolio (Loan No. 6)

The Mortgage Loan documents do not provide full recourse for voluntary transfers made in violation of the Mortgage Loan documents; however, the Mortgage Loan documents do provide recourse for losses to the Mortgagee in connection with such transfers.

The obligations of the non-recourse carveout guarantor for any guaranteed obligations for which the related Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) is capped at 15% of the outstanding principal balance of the related Whole Loan.

(26) Recourse Obligations	ILPT Industrial Portfolio (Loan No. 6)

The environmental indemnity agreements or other Mortgage Loan documents contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the Mortgagee is obtained with respect to the Mortgaged Property, the Mortgagee and other indemnified parties are required to first make a claim under such environmental insurance policy, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the Mortgagee or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the Mortgagee or other indemnified parties commenced efforts to collect such environmental losses).

The Mortgage Loan documents provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

(26) Recourse Obligations	225 Bush (Loan No. 1)	With respect to clause (b)(i), the Mortgage Loan documents do not provide recourse in the case of the Mortgagor’s misappropriation of rents during the continuation of an event of default.

(27) Mortgage Releases	ILPT Industrial Portfolio (Loan No. 6)

The Mortgagor may obtain the release of any individual Mortgaged Property affected by a casualty or condemnation if the resulting net proceeds exceed 25% of the allocated loan amount for such affected Mortgaged Property by paying an amount equal to the greater of the applicable allocated loan

 D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
amount for such affected individual Mortgaged Property or the amount required to be paid as required under REMIC.

(29) Acts of Terrorism Exclusion	ILPT Industrial Portfolio (Loan No. 6)

The Mortgage Loan documents allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loan and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

All exceptions to Representation No. 16 set forth herein are also exceptions to Representation No. 29.

(31) Single-Purpose Entity	ILPT Industrial Portfolio (Loan No. 6)

One of the Mortgagors, The Industrial Fund PA LLC, previously owned other property located at 110 Industrial Drive, Brookfield, Missouri that was transferred to an unaffiliated third party prior to origination.

(31) Single-Purpose Entity	Wyndham National Hotel Portfolio (Loan No. 3)

The Mortgage Loan does have a counsel’s opinion regarding non-consolidation of the Mortgagor, provided that such opinion expresses no opinion regarding the substantive consolidation of the assets and liabilities of the Mortgagor or its managing member with those of any one or more related parties to the extent the existence of (i) either the (a) $72,500,000 payment guaranty or (b) $25,000,000 letter of credit obligation arising, in each instance, in connection with certain circumstances set forth in the related Mortgage Loan documents, (ii) the pledge by the sole member of the Mortgagor of 100% of its equity interest in the related property manager or (iii) the non-recourse carveout obligations of the guarantors related to certain standard backward-looking representations made by the Mortgagor (determined without giving effect to exceptions to such representations contained in the Mortgage Loan documents).

The Mortgagor previously owned four hotel properties that were transferred to unaffiliated third parties prior to origination.

(31) Single-Purpose Entity	Shelbourne Square (Loan No. 23)	The Mortgagor previously owned other real property that was transferred to an unaffiliated third party prior to origination.

(34) Ground Leases	Wyndham National Hotel Portfolio (Loan No. 3)

The ground lease covering a portion of the surface parking at the Gillette, Wyoming Mortgaged Property (the “Gillette Ground Lease”) expires on January 30, 2028. The Mortgagor has the right to purchase the lessor’s fee interest at the end of the term of the Gillette Ground Lease for a price of $300,000.

(39) Organization of Mortgagor	United Healthcare Office (Loan No. 9) Courtyard – Tampa (Citrus Park) (Loan No. 28)	The related Mortgagors are affiliated entities.

 D-2-5

Wells Fargo Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(12) Condemnation	Century Plaza Towers (Loan No. 12)

The borrower is currently negotiating certain easements concerning peripheral areas of the mortgaged property with the City of Los Angeles (“City”) and the Los Angeles County (“County”) Metropolitan Transportation Authority in connection with the construction and operation of underground subway tunnels under a portion of the mortgaged property, in lieu of condemnation proceedings. The loan documents provide that the borrower may execute such easements only if they have no material adverse effect the on loan. If such agreements are not finalized and executed, the City or County could initiate condemnation proceedings.

(16) Insurance	4041 Central (Loan No. 11)

The mortgaged property is security for 2 pari passu notes aggregating $42,500,000. The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $25,000.

(24) Local Law Compliance	Carnegie Hotel (Loan No. 19)

The mortgaged property has a material zoning violation as to parking (103 spaces existing v. 239 spaces required). 172 off-site parking spaces are currently being used by the hotel, but the Zoning Ordinance requires a special exception process for any landowner to obtain credit for off-site parking spaces. The mortgaged property and the adjacent parking deck were once owned by the City of Johnson City, TN. At the time of the City’s out-conveyance, the related approval for off-site parking credit was ostensibly overlooked. The borrower has initiated discussions with City planning officials to obtain such parking approvals. The lender’s title insurance policy issued at loan origination includes a zoning endorsement with parking. The loan documents provide that the borrower and guarantors have full recourse liability until such time as the related parking approvals have been obtained, and, once obtained, that the recourse liability terminates.

(26) Recourse Obligations	All Wells Fargo Loans

With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.

(26) Recourse Obligations	Century Plaza Towers (Loan No. 12)	Only the SPE borrower is liable for the related losses carve-out and springing recourse events. The loan documents do not require a separate guarantor.

(27) Mortgage Releases	Century Plaza Towers (Loan No. 12)	If no event of default is continuing, the Mortgagor has the right to convert the windowless top two floors (43rd and 44th floors) of each of the two towers comprising the Mortgaged

 D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

Property (the “Conversion Space”), which floors were afforded value in the appraisal, into non-occupiable space and to transfer the development credits associated with the Conversion Space in connection with the anticipated commencement of the construction of an additional building at the adjacent 2000 Avenue of the Stars parcel owned by an affiliate of the Mortgagor or to a third party in connection with a sale of the 2000 Avenue of the Stars parcel to a third party (the “Century Plaza Tower Conversion and Transfer”) subject to certain conditions set forth in the related Whole Loan documents. Said conditions include, among others: (A) such Century Plaza Tower Conversion and Transfer is not reasonably expected to have a material adverse effect on the Mortgaged Property and is on terms and conditions that are commercially reasonable and at arm’s length, (B) the Mortgagor either (1) prepays the related Whole Loan in the amount of (i) $30,000,000, plus (ii) if prior to the open prepayment date, a prepayment premium (the “Prepayment Premium”) equal to the greater of 1.00% and a yield maintenance premium on the amount prepaid (the “Conversion Prepayment Amount”) or (2) if the transfer of the development rights is to an affiliate of the Mortgagor, the Mortgagor deposits with the lender cash or a letter of credit as collateral for the related Whole Loan in the amount of (i) $30,000,000, plus (ii) 105% of the Prepayment Premium that would be due if the prepayment were made as of such date and (C) the Century Plaza Tower Conversion and Transfer complies with any REMIC requirements. If the Mortgagor transfers the development rights to an affiliate and deposits cash or a letter of credit as collateral for the related Whole Loan, the Mortgagor may return the development rights to the Mortgagor along with the delivery of a clean date down endorsement to the lender, in which case the lender is required to return the cash or letter of credit (as applicable) to the Mortgagor. If the Mortgagor’s affiliate is granted a permit to begin work on the proposed project at the 2000 Avenue of the Stars parcel or if such permit is not granted within five years after transfer of the development credits and the development credits have not been transferred back to the Mortgagor as described above, then the Mortgagor is required to promptly prepay the outstanding principal balance of the related Whole Loan in an amount equal to the Conversion Prepayment Amount (with any cash deposit applied to such prepayment, provided that the Mortgagor must promptly pay the lender any difference between such cash deposit and the Conversion Prepayment Amount).

(26) Acts of Terrorism Exclusion	All Wells Fargo Loans

To the extent exceptions have been taken to the Insurance representation (#16) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.

(31) Single-Purpose Entity	CubeSmart Penn’s Landing (Loan No. 35)	The loan documents include customary SPE entity covenants, but do not require related SPE provisions in the borrower’s organizational documents.

(31) Single-Purpose Entity	Brickyard Plaza (Loan No. 48)

The SPE borrower previously owned an adjacent parcel east of subject property that it developed as a Walgreens/ Rite-Aid retail property. The adjacent parcel was conveyed to a sponsor affiliate prior to closing. A Phase I environmental site assessment was obtained with respect to such prior owned property, and no recognized environmental conditions (REC’s), controlled REC’s or historical REC’s were identified on

 D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
the prior-owned property. In addition, the guarantor has personal liability for losses related to such prior-owned property.

(32) Defeasance	Century Plaza Towers (Loan No. 12)	The Mortgagor is not required to pay any defeasance fee in excess of $25,000.

(40) Environmental Conditions	Orient Drive Mobile Estates (Loan No. 51)

In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,950,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,950,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

 D-2-8

Rialto Real Estate Fund IV – Debt, LP

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(6) Permitted Liens; Title Insurance	Springhill Suites Raleigh Cary (Loan No. 16)

The franchisor, Marriott International Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling interest in the Mortgagor to “Competitor” of the franchisor (as such term is defined in the related franchise agreement). The right of first refusal does apply to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process.

(6) Permitted Liens; Title Insurance	Shoppes at Parma (Loan No. 21)

In the event the borrower intends to offer the Chick-Fil-A space for sale to an unaffiliated third party or if borrower receives an unsolicited offer from an unaffiliated third party to purchase the tenant’s space on terms acceptable to borrower, then borrower will first offer Chick-Fil-A the right to purchase the tenant’s space. If Chick-Fil-A does not accept the offer within 20 days, then borrower may sell the space to the unaffiliated third party. If borrower does not complete the sale on substantially the same terms and conditions offered to tenant (for not less than 93% of the offering amount) in 270 days, and if borrower determines again that it wishes to offer the space for sale, tenant will again have a ROFO. The ROFO right does not apply if the tenant’s space is to be sold in connection with the sale of all or any portion of the adjoining property and/or other improved property owned by borrower adjacent to the adjoining property. The ROFO right also does not apply in connection with foreclosure or deed in lieu transaction.

(6) Permitted Liens; Title Insurance	Shoppes at Parma (Loan No. 21)

A portion of the Mortgaged Property is subject to a prior mortgage lien secured by borrower’s obligation to make payments under a tax increment financing agreement, which was obtained in connection with the redevelopment of the Mortgaged Property.

(6) Permitted Liens; Title Insurance	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.

(6) Permitted Liens; Title Insurance	Global Payments, Inc. (Loan No. 31)

Provided no event of default under the Global Payments, Inc. (the “Sole Tenant”) lease has occurred and is continuing, if the Mortgagor receives a bona fide offer to purchase the Mortgaged Property from a third party that the Mortgagor intends to accept, the Sole Tenant will have a right of first refusal to purchase the Mortgaged Property on the same terms as those set forth in such offer. If the sole tenant does not elect to purchase the Mortgaged Property within 15 business days, the right of first refusal will apply to any subsequent offer unless such subsequent offer is for at least 95% of the purchase price of the initial offer and submitted within 12 months and closed within 18 months of the Sole Tenant’s rejection of the initial offer. Any transfer after the first transfer from the lender following a foreclosure or deed-

 D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
in-lieu of foreclosure will be subject to such right of first refusal.

(16) Insurance	Muskogee Apartments Portfolio (Loan No. 17)

The Mortgage Loan documents require insurance ratings for insurance carriers to be “A-” or better by S&P, with the exception of United Specialty Insurance Company (“United Specialty”), which is deemed to be an acceptable insurance company under the Mortgage Loan documents in their current capacity under the Mortgagor’s insurance program, provided that, (i) if the current A.M. Best rating of United Specialty is withdrawn or downgraded or (ii) if full carrier rating compliance is required in connection with any secondary market transaction, the Mortgagor is required to replace United Specialty with an insurance company meeting the rating requirements set for in the Mortgage Loan documents.

(16) Insurance	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 16, even where terrorism insurance is required, and regardless of whether TRIPRA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Even if any material part of the improvements, exclusive of a parking lot, located on the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related loan documents do not require “any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization”, provided, however, that the related loan documents do require “such greater amount as Lender shall require” in

 D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

excess of the maximum amount available under the National Flood Insurance Program.

Subject to the other exceptions to Representation and Warranty No. 16, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

(16) Insurance	Shoppes at Parma (Loan No. 21)

The building located at 6688 Ridge Road may have an umbrella liability limit in an amount not less than $10,000,000 per occurrence and on terms consistent with the commercial general liability insurance policy required under the Mortgage Loan documents, provided that upon renewal of such policy the borrower will be required to increase the umbrella limit of such policy in an amount not less than $25,000,000 per occurrence.

(16) Insurance	Global Payments, Inc. (Loan No. 31)

The Mortgage Loan documents permit the sole tenant, Global Payments, Inc., at the Mortgaged Property to maintain the insurance required under the Mortgage Loan documents. To the extent (i) the sole tenant is not maintaining the insurance on the Mortgaged Property, (ii) the sole tenant does not deliver certificates of insurance acceptable to lender, (iii) a default exists under the sole tenant’s lease beyond any applicable notice and cure periods and (iv) lender is not named as a loss payee on the policies maintained by the sole tenant, the Mortgagor will be required to obtain and maintain the insurance required under the Mortgage Loan documents.

(16) Insurance	CVS Brownsburg (Loan No. 50)	The Mortgage Loan documents permit the sole tenant, CVS, at the Mortgaged Property to maintain the insurance required under the Mortgage Loan documents.

(16) Insurance	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

With respect to each of the Mortgaged Properties listed, the related Mortgagor is permitted to rely on the insurance provided by the single tenant under its lease (and is not required to comply with the insurance provisions under the related Mortgage Loan agreement) provided, with respect to each single tenant lease, (i) the lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing, (iii) the sole tenant is permitted to rebuild and/or repair the related Mortgaged Property and is not entitled to rent abatement, and (iv) the sole tenant maintains the insurance required to be maintained by it under its lease as of the date of the related loan agreement or as otherwise approved by the lender in writing. The insurance required under the related lease may not satisfy the requirements of this representation and warranty.

Notwithstanding anything to the contrary described in the prior paragraph: if, at any time after the date of the related loan agreement, the insurance policies maintained by the related sole tenant are modified to decrease the type or amount of coverage required or if the related insurers rating is below “A-:VIII” by A.M. Best Company (the “Minimum Insurer Ratings”), then the related Mortgagor is required to obtain and maintain, at its sole cost and expense, insurance

 D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
that satisfies the requirements under the related lease (as of the date of the related loan agreement) with an insurance company that satisfies the Minimum Insurer Ratings.

(24) Local Law Compliance	Muskogee Apartments Portfolio (Loan No. 17)

Three of the properties that comprise the Mortgaged Property are legal nonconforming as to use due to a change in zoning regulations after the related properties were constructed. Each property may be rebuilt to its current use following a casualty provided the damage does not exceed 50% of the building’s value prior to the destructive event.

(24) Local Law Compliance	530 West 136th Street (Loan No. 42)

The use of a portion of the Mortgaged Property as a restaurant is legally non-conforming for use. The borrower obtained law and ordinance insurance in connection with Mortgage Loan origination. In the event of damage to the structure that exceeds 75% or more of the total floor area, such building may only be reconstructed in accordance with current zoning regulations.

(26) Recourse Obligations	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

The related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of intentional material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.

(26) Recourse Obligations	1413 Germantown Avenue (Loan No. 29)

With respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification shall terminate three (3) years after payment in full of such Mortgage Loan if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, including, without limitation, that the holder of the Mortgage Loan shall have received an environmental inspection report for the Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, and there exists no condition or matter with respect to the Mortgaged Property for which Lender is entitled to be indemnified under such indemnity.

(26) Recourse Obligations	Global Payments, Inc. (Loan No. 31)	A voluntary transfer in violation of the Mortgage Loan documents is a loss recourse carveout as opposed to full recourse.

(26) Recourse Obligations	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

With respect to each of the subject Mortgage Loans, voluntary transfers in violation of the related Mortgage Loan documents is not a full recourse carveout but is a loss, costs and damages carveout. In addition, the related Mortgage Loan documents do not provide recourse to the related guarantor for breaches of the environmental covenants contained in the related Mortgage Loan documents.

As regards recourse against the guarantor for waste, the related Mortgage Loan documents do not specifically reference “waste”, but provide for recourse against the guarantor for losses arising from physical damage to the related Mortgaged Property from the willful misconduct of the related Mortgagor or any affiliate of the related Mortgagor or,

 D-2-12

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
after the occurrence and during the continuance of an event of default, the removal or disposal of any portion of the related Mortgaged Property in violation of the related Mortgage Loan documents (other than in the ordinary course of business).

(27) Mortgage Releases	Shoppes at Parma (Loan No. 21)

The Mortgage Loan documents permit the borrower to release certain outparcels from the Mortgaged Property at any time, subject to satisfaction of conditions set forth in the Mortgage Loan documents, including prepayment in amount equal to the greater of $970,000 and the appraised value of the outparcel, plus the yield maintenance premium.

(27) Mortgage Releases	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the related Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the related Mortgage Loan to fail to qualify as such.

(28) Financial Reporting and Rent Rolls	Global Payments, Inc. (Loan No. 31)

The Mortgage Loan documents provide that in lieu of providing financial statements, the Mortgagor shall only be required to provide a certified rent roll for the Mortgaged Property if (i) the lease(s) then in effect at the Mortgaged Property provide for the same or a substantially similar allocation of responsibilities between the landlord and tenant(s) as are provided in the lease with Global Payments, Inc., the sole tenant at the Mortgaged Property or (ii) the only tenant(s) at the Mortgaged Property are “triple net” tenants, with the Mortgagor having no expenses related to the Mortgaged Property other than scheduled payments under the Mortgage Loan documents.

(28) Financial Reporting and Rent Rolls	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

With respect to each of the subject Mortgage Loans, the related Mortgagor is not required to deliver quarterly and annual operating or other financial statements so long as (i) at the applicable time, the related lease(s) then in effect provide for the same or a substantially similar allocation of responsibilities between the related Mortgagor and related tenant(s) as were in effect at the origination date, or (ii) the only related tenant(s) at the related Mortgaged Property is a “triple-net” tenant and the Mortgagor has no property-related expense other than debt service; provided that the related Mortgagor will be required under such circumstances to deliver a certified rent roll for the related Mortgaged Property at such time.

(29) Acts of Terrorism Exclusion	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in

 D-2-13

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
Dollar General Dexter (Loan No. 55)

Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 29, even where terrorism insurance is required, and regardless of whether TRIPRA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(29) Acts of Terrorism Exclusion	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

With respect to each of the subject Mortgage Loans, either the related Mortgaged Property is not required to be covered by terrorism insurance or the sole tenant is permitted to self-insure. Any terrorism insurance coverage currently maintained may be terminated at any time.

(30) Due on Sale or Encumbrance	Shoppes at Parma (Loan No. 21) Medley Portfolio (Loan No. 27) 530 West 136th Street (Loan No. 42) Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

With respect to clause (a)(v), mergers, acquisitions and other business combinations involving a publicly traded company may be permitted; and, for certain Mortgage Loans, transfers, sales and pledges of direct or indirect equity interests in the related Mortgagor may be permitted if such equity interests are limited partnership interests, non-managing member interests in a limited liability company or other passive equity interests.

(30) Due on Sale or Encumbrance	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)

For each of the subject Mortgage Loans, the related Mortgage Loan documents permit transfers without the lender’s consent by the related Mortgagor and by and to certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp.

In addition, with respect to each of the subject Mortgage Loans, corporate financing is permitted provided that such financing is secured by real estate collateral satisfying the requirements of the related Mortgage Loan documents in addition to the pledged interest in the related mortgage borrower. Transfers of the pledged equity interests by reason thereof are permitted.

(32) Defeasance	CVS Brownsburg (Loan No. 50) Dollar General Tuckahoe (Loan No. 53)

With respect to clause (v), Mortgagor is not specifically required to provide a certification from an independent certified public accountant but is required to provide such other certificates as lender may reasonably request.

 D-2-14

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

(39) Organization of Mortgagor	Dollar General Rolla (Loan No. 54) Dollar General Dexter (Loan No. 55)	With respect to each of the subject Mortgage Loans, the related Mortgagor is affiliated with the Mortgagor under the other subject Mortgage Loan.

(40) Environmental Conditions	CVS Brownsburg (Loan No. 50)

The related Phase I environmental site assessment identified a REC at the Mortgaged Property related to the former use of the Mortgaged Property as a gas station and the existence of nine underground storage tanks (“UST”) that were reportedly removed between 1994 and 1998. During the UST removal, petroleum hydrocarbon contamination was identified in the soil and groundwater at the Mortgaged Property above acceptable regulatory levels. At the time of removal, the Indiana Department of Environmental Management (“IDEM”) recommended additional assessment, which was not performed at that time. In October 2019, a Phase II environmental site assessment was performed which found that volatile organic compounds and other contaminants are present in the soil and groundwater at the Mortgaged Property at levels exceeding the applicable regulatory levels, but appear to be limited to the northern and northwestern portions of the Mortgaged Property. The environmental consultant noted that it is unlikely that the soil and groundwater contamination will affect the improvements at the Mortgaged Property. The environmental consultant recommended (i) additional investigation and installation of permanent groundwater monitoring wells, (ii) groundwater sampling for at least four consecutive quarters, (iii) implementation of an Environmental Restrictive Covenant, with implementation of land use restrictions to disallow (a) residential reuse of the site and (b) installation of potable water well sources onsite and (iv) seeking no further action status with IDEM. The Mortgage Loan documents require that the Mortgagor (i) take all action required by the applicable authority to remediate and/or obtain full and final regulatory closure of all issues described above and (ii) obtain a no further action letter from the applicable governmental authority (the “Closure Conditions”). The Mortgagor deposited $75,000 at closing to cover the costs of satisfying the Closure Conditions, which represents 125% of such costs. The Mortgagor was also required to obtain an environmental insurance policy with coverage against loss or damage arising in connection with these environmental issues (including the remediation and closure thereof) in an amount not less than $500,000 in the aggregate.

 D-2-15

Cantor Commercial Real Estate Lending, L.P.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

(5) Lien; Valid Assignment	Airport Square (Loan No. 46)	One tenant at the Mortgaged Property, USA - GSA (“GSA”), has not yet provided an acknowledgement to the lender’s notice of assignment of claims pursuant to the federal assignment of claims act.

(6) Permitted Liens; Title Insurance	Walmart Supercenter Douglasville (Loan No. 26)

In the event the Mortgagor enters into an agreement (“Sale Agreement”) to sell the Mortgaged Property to an unrelated third party, the Mortgagor must give Walmart a right-of-first-refusal to purchase the Mortgaged Property on the same terms and conditions of the Sale Agreement. If Walmart does not exercise such right within 20 days after receipt of the Sale Agreement, Walmart waives the right to purchase the Mortgaged Property pursuant to the Sale Agreement and the Mortgagor is permitted to sell the Mortgaged Property to an unrelated third party in accordance with the Sale Agreement.

(8) Assignment of Leases, Rents and Profits	Airport Square (Loan No. 46)	One tenant at the Mortgaged Property, GSA, has not yet provided an acknowledgement to the lender’s notice of assignment of claims pursuant to the federal assignment of claims act.

(16) Insurance	AVR Atlanta Airport SpringHill Gateway (Loan No. 10)

At Mortgage Loan origination, the manager of the Mortgaged Property, Springhill SMC, LLC, a subsidiary of Marriott International, Inc. (“Marriott”), was maintaining insurance coverage for the Mortgaged Property pursuant to the terms of the Marriott management agreement. Marriott is permitted to maintain coverage under a blanket insurance policy pursuant to the terms of the Marriott management agreement.

(16) Insurance	Walmart Supercenter Douglasville (Loan No. 26)

The sole tenant at the Mortgaged Property, Wal-Mart Real Estate Business Trust (“Walmart”), is permitted to self-insure so long as, among other things, (i) Walmart maintains a net worth in excess of $100,000,000 and (ii) Walmart procures and pays the premium for liability insurance and carries all-risk hazard insurance for the premises in an amount providing for the full replacement cost of the premises.

(24) Local Law Compliance	2701 Grand Concourse (Loan No. 32)

The Mortgaged Property is subject to certain building code and similar violations. The Mortgagor is required to use commercially reasonable efforts to cause such violations to be remedied and removed as a matter of record within 60 days after origination. The Mortgage Loan includes a recourse carveout for actual losses or actual damages related to the building codes and similar violations.

(24) Local Law Compliance	105 Van Cortlandt Park (Loan No. 37)

The Mortgaged Property is subject to multiple open fire code violations. The Mortgagor represented and warranted that such violations have been remedied and covenanted to cause such violations to be removed of record within 30 days after origination, subject to extension as may be reasonably necessary so long as the Mortgagor is diligently pursuing such removal of record and no enforcement proceeding has been commenced by any governmental authority with respect to any such violations. The Mortgage Loan includes a recourse carveout for losses related to the open fire code violations.

(25) Licenses and Permits	Mentis Portfolio (Loan No. 24)

With respect to the Mentis San Antonio Mortgaged Property, the Mortgaged Property’s license is not in full force and effect. The Mortgage Loan includes a post-closing obligation for the Mortgagor to deliver to Lender, within 90 days after origination, evidence satisfactory to Lender that the facility

 D-2-16

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
has obtained or met all requirements for licensure from the Texas Health and Human Services Commission. The Mortgage Loan is full recourse until the Mortgagor delivers evidence that it has obtained or met all requirements for licensure.

(26) Recourse Obligation	AVR Atlanta Airport SpringHill Gateway (Loan No. 10)

With respect to the Mortgagor, College Park Business and Industrial Development Authority (“BIDA”), the Mortgage Loan documents do not provide for full recourse resulting from the misapplication or misappropriation of insurance proceeds, commendation awards or rents. In addition, the filing of a bankruptcy petition or voluntary transfers of the Mortgaged Property by BIDA is recourse for losses only, up to $2,385,000. Pursuant to local law, such Mortgagor is not eligible to be a voluntary or involuntary debtor in a bankruptcy case. The Mortgage Loan documents do provide full recourse with respect to the developer guarantor of the Mortgagor’s obligations under the Mortgage Loan documents, AVR Gateway S, LLC (the “Developer Guarantor”).

(26) Recourse Obligation	2701 Grand Concourse (Loan No. 32)

The Mortgage Loan documents contain provisions providing for recourse against the Mortgagor only to the extent of actual losses and actual damages (excluding punitive or exemplary damages) actually incurred or suffered by the Mortgagee. In addition, the Mortgage Loan documents contain provisions providing for recourse against the Mortgagor for actual losses and actual damages in connection with the Mortgagor’s misapplication, misappropriation or conversion of any insurance proceeds, awards and rents only to the extent that such insurance proceeds, awards and rents are actually received by the Mortgagor, Guarantor or any affiliate thereof.

(31) Single Purpose Entity	AVR Atlanta Airport SpringHill Gateway (Loan No. 10)	BIDA is not a Single Purpose Entity. Pursuant to local law, BIDA is not eligible to be a voluntary or involuntary debtor in a bankruptcy case. The Developer Guarantor is a Single Purpose Entity.

 D-2-17

Natixis Real Estate Capital LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

(6) Permitted Liens; Title Insurance	3 Columbus Circle (Loan No. 5)

JPMorgan Chase Bank, N.A. (“JPMCB”) occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the Mortgagor, as the landlord, seeks to sell such condominium unit to a third party. JPMCB, as the tenant, has executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.

(16) Insurance	3 Columbus Circle (Loan No. 5)

The Mortgage Loan documents permit insurance through a syndicate of insurers through which, if such syndicate consists of five (5) or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

(25) Licenses and Permits	7105 - 7115 37th Avenue (Loan No. 18)

Open building violations at the Mortgaged Property include violations identified by NYC Department of Buildings, NYC Environmental Control Board and NYC Department of Housing Preservation and Development.

(26) Recourse Obligations	3 Columbus Circle (Loan No. 5)

The Mortgage Loan documents provide that the Mortgagor will not be liable for consequential damages, punitive damages and special damages for breaches of the non-recourse carveouts for losses, except to the extent such damages were actually incurred by the lender.

The full recourse carveout for transfers made in violation of the Mortgage Loan documents is limited to the Mortgagor’s failure to obtain the lender’s prior written consent (to the extent such consent is required pursuant to the Mortgage Loan documents) to a voluntary transfer of (i) all or substantially all of the Mortgagor’s fee interest in the Mortgaged Property or (ii) all of the direct or indirect equity interests or controlling interests in the Mortgagor.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate on the date which is three (3) years after the full and indefeasible payment by the Mortgagor and/or the guarantor of the Mortgage Loan, provided, that (i) such three (3) year period will not commence until the date on which the Mortgagor and/or the guarantor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which reports are from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental laws (or of permits issued pursuant to environmental laws) in connection with the Mortgaged Property or the operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement which processes or proceedings could, in the indemnitee’s reasonable opinion, trigger

 D-2-18

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement or (D) presence or release of any hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws and (ii) as of the date of determination, there is no pending legal action related to the Mortgaged Property in connection with any matter addressed under the environmental indemnity agreement (or under the provisions thereof).

In the event that the Mortgagor obtains and maintains an environmental insurance policy naming the lender (together with its successors and assigns) as an additional named insured (the “Environmental Insurance”), then the lender is required to first seek recovery under such Environmental Insurance before seeking indemnity, reimbursement or recovery from the Mortgagor or the guarantor for losses within the scope of the indemnity under the environmental indemnity agreement that are within the scope of coverage and are not specifically excluded from the terms of the Environmental Insurance.

(26) Recourse Obligations	Westmont Red Roof Inn Portfolio II (Loan No. 13) 7105 - 7115 37th Avenue (Loan No. 18)	The carveout for section (b)(i) is for misapplication or conversion and does not specifically state misappropriation.

(27) Mortgage Releases	All NREC Mortgage Loans

If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

(41) Appraisal	7105 - 7115 37th Avenue (Loan No. 18)	The appraisal of the related Mortgaged Property is not signed by an appraiser who is Member of the Appraisal Institute.

 D-2-19

Societe Generale Financial Corporation

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

(6) Permitted Liens; Title Insurance	Holiday Inn Express Lincoln CA (Loan No. 33)

The original developer of the improvements at the Mortgaged Property has a springing option to purchase the related Mortgaged Property in the event that hotel business operations at the Mortgaged Property cease for more than 6 consecutive months for any reason other than alterations, repair or replacement after casualty. The purchase right has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

 D-2-20

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance
1/15/2020	$35,630,000.00
2/15/2020	$35,630,000.00
3/15/2020	$35,630,000.00
4/15/2020	$35,630,000.00
5/15/2020	$35,630,000.00
6/15/2020	$35,630,000.00
7/15/2020	$35,630,000.00
8/15/2020	$35,630,000.00
9/15/2020	$35,630,000.00
10/15/2020	$35,630,000.00
11/15/2020	$35,630,000.00
12/15/2020	$35,630,000.00
1/15/2021	$35,630,000.00
2/15/2021	$35,630,000.00
3/15/2021	$35,630,000.00
4/15/2021	$35,630,000.00
5/15/2021	$35,630,000.00
6/15/2021	$35,630,000.00
7/15/2021	$35,630,000.00
8/15/2021	$35,630,000.00
9/15/2021	$35,630,000.00
10/15/2021	$35,630,000.00
11/15/2021	$35,630,000.00
12/15/2021	$35,630,000.00
1/15/2022	$35,630,000.00
2/15/2022	$35,630,000.00
3/15/2022	$35,630,000.00
4/15/2022	$35,630,000.00
5/15/2022	$35,630,000.00
6/15/2022	$35,630,000.00
7/15/2022	$35,630,000.00
8/15/2022	$35,630,000.00
9/15/2022	$35,630,000.00
10/15/2022	$35,630,000.00
11/15/2022	$35,630,000.00
12/15/2022	$35,630,000.00
1/15/2023	$35,630,000.00
2/15/2023	$35,630,000.00
3/15/2023	$35,630,000.00
4/15/2023	$35,630,000.00
5/15/2023	$35,630,000.00
6/15/2023	$35,630,000.00
7/15/2023	$35,630,000.00
8/15/2023	$35,630,000.00
9/15/2023	$35,630,000.00
10/15/2023	$35,630,000.00
11/15/2023	$35,630,000.00
12/15/2023	$35,630,000.00
1/15/2024	$35,630,000.00
2/15/2024	$35,630,000.00
3/15/2024	$35,630,000.00
4/15/2024	$35,630,000.00
5/15/2024	$35,630,000.00
6/15/2024	$35,630,000.00
7/15/2024	$35,630,000.00
8/15/2024	$35,630,000.00
Distribution Date	Class A-SB Planned Principal Balance
9/15/2024	$35,630,000.00
10/15/2024	$35,630,000.00
11/15/2024	$35,630,000.00
12/15/2024	$35,627,934.15
1/15/2025	$35,011,374.05
2/15/2025	$34,392,558.80
3/15/2025	$33,656,701.80
4/15/2025	$33,032,931.26
5/15/2025	$32,368,779.98
6/15/2025	$31,740,298.11
7/15/2025	$31,071,570.66
8/15/2025	$30,438,343.21
9/15/2025	$29,802,799.11
10/15/2025	$29,127,212.03
11/15/2025	$28,486,870.98
12/15/2025	$27,806,624.55
1/15/2026	$27,161,451.65
2/15/2026	$26,513,918.03
3/15/2026	$25,752,026.16
4/15/2026	$25,099,335.23
5/15/2026	$24,407,093.21
6/15/2026	$23,749,480.60
7/15/2026	$23,052,458.08
8/15/2026	$22,389,887.98
9/15/2026	$21,724,892.95
10/15/2026	$21,020,699.79
11/15/2026	$20,350,693.55
12/15/2026	$19,641,632.93
1/15/2027	$18,966,579.02
2/15/2027	$18,289,054.11
3/15/2027	$17,499,973.33
4/15/2027	$16,817,080.06
5/15/2027	$16,095,502.08
6/15/2027	$15,407,467.36
7/15/2027	$14,680,895.41
8/15/2027	$13,987,681.81
9/15/2027	$13,291,930.16
10/15/2027	$12,557,862.65
11/15/2027	$11,856,875.96
12/15/2027	$11,117,723.57
1/15/2028	$10,411,463.73
2/15/2028	$9,702,617.66
3/15/2028	$8,920,486.85
4/15/2028	$8,206,181.18
5/15/2028	$7,454,091.86
6/15/2028	$6,734,416.07
7/15/2028	$5,977,110.66
8/15/2028	$5,252,025.66
9/15/2028	$4,524,284.92
10/15/2028	$3,759,145.88
11/15/2028	$3,025,937.20
12/15/2028	$2,255,487.06
1/15/2029	$1,516,770.62
2/15/2029	$775,348.08
3/15/2029 and thereafter	$0

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	18
Important Notice About Information Presented in this Prospectus	19
Summary of Terms	27
Risk Factors	69
Description of the Mortgage Pool	164
Transaction Parties	309
Credit Risk Retention	384
Description of the Certificates	398
Description of the Mortgage Loan Purchase Agreements	440
Pooling and Servicing Agreement	451
Certain Legal Aspects of Mortgage Loans	580
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	599
Pending Legal Proceedings Involving Transaction Parties	602
Use of Proceeds	602
Yield and Maturity Considerations	602
Material Federal Income Tax Considerations	614
Certain State and Local Tax Considerations	629
Method of Distribution (Conflicts of Interest)	630
Incorporation of Certain Information by Reference	633
Where You Can Find More Information	633
Financial Information	634
Certain ERISA Considerations	634
Legal Investment	638
Legal Matters	640
Ratings	640
Index of Defined Terms	643

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$657,127,000
(Approximate)

UBS Commercial Mortgage
Securitization Corp.
Depositor

UBS Commercial Mortgage
Trust 2019-C18
Issuing Entity

Commercial Mortgage Pass-Through
Certificates,
Series 2019-C18

Class A-1	$29,089,000
Class A-2	$69,160,000
Class A-SB	$35,630,000
Class A-3	$25,000,000 -
$386,618,000
Class A-4	$211,618,000 -
$361,618,000
Class X-A	$520,497,000
Class X-B	$136,630,000
Class A-S	$72,498,000
Class B	$33,460,000
Class C	$30,672,000

PROSPECTUS

UBS Securities LLC
Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

Société Générale

 Co-Lead Manager and Joint Bookrunner

Cantor Fitzgerald & Co.

Co-Lead Manager and Joint Bookrunner

Natixis

 Co-Manager

Academy Securities

Co-Manager

Bancroft Capital, LLC

 Co-Manager

Brean Capital, LLC

Co-Manager

Drexel Hamilton

 Co-Manager

December        , 2019